UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

AIMEI HEALTH TECHNOLOGY CO., LTD

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

AIMEI HEALTH TECHNOLOGY CO., LTD

PROSPECTUS FOR UP TO 66,759,245.50 CLASS A ORDINARY SHARES AND 90,808,887.50 CLASS B ORDINARY SHARES OF UNITED HYDROGEN GLOBAL INC.

References herein to “United Hydrogen” refer to United Hydrogen Group Inc., a Cayman Islands exempted company. References to “Pubco,” the issuer of all securities being registered pursuant to this registration statement, refer to United Hydrogen Global Inc., a Cayman Islands exempted company. After the Business Combination (as defined below), United Hydrogen will be the wholly owned subsidiary of Pubco.

The board of directors of Aimei Health Technology Co., Ltd, an exempted company incorporated in the Cayman Islands (“Aimei Health” or “Purchaser”), has unanimously approved that certain Business Combination Agreement, dated as of June 19, 2024, as amended as of June 6, 2025 (as may be further amended and/or amended and restated, the “Business Combination Agreement” or “BCA”), with Aimei Investment Ltd, an exempted company incorporated with limited liability in the Cayman Islands, in its capacity as, from and after the Closing (as defined below), the representative of Aimei Health and the shareholders of Aimei Health (the “Purchaser Representative” or the “Sponsor”) immediately prior to the Effective Time (as defined below), Pubco, United Hydrogen Victor Limited, an exempted company with limited liability incorporated in the Cayman Islands and a wholly owned subsidiary of Pubco (the “First Merger Sub”), United Hydrogen Worldwide Limited, an exempted company with limited liability incorporated in the Cayman Islands and a wholly owned subsidiary of Pubco (the “Second Merger Sub”), and United Hydrogen Group Inc., an exempted company with limited liability incorporated in the Cayman Islands (“United Hydrogen”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into United Hydrogen (the “First Merger”), with United Hydrogen surviving the First Merger as a wholly owned subsidiary of Pubco and the outstanding shares of United Hydrogen being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into Aimei Health (the “Second Merger,” and together with the First Merger, the “Mergers”), with Aimei Health surviving the Second Merger as a wholly owned subsidiary of Pubco and the outstanding securities of Aimei Health being converted into the right to receive shares of Pubco (the Mergers together with the share exchange and other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions” or “Business Combination”).

Consideration

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount (as defined below) to be paid to the shareholders of United Hydrogen is $1,500,000,000 and will be paid entirely in shares, comprised of newly issued Class A and Class B Ordinary Shares (as defined below) of Pubco, with each share valued at the Per Share Price (as defined below).

As a result of the Mergers, (i) each of the ordinary shares of United Hydrogen that are issued and outstanding immediately prior to the First Merger Effective Time (as defined below), except for the United Hydrogen Specially Designated Ordinary Shares and the United Hydrogen Dissenting Shares (each as defined below), will be cancelled and converted into the right to receive such number of the Class A Ordinary Shares of Pubco (“Pubco Class A Ordinary Shares”) equal to the Exchange Ratio (as defined below) in accordance with the Business Combination Agreement; (ii) each United Hydrogen Specially Designated Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of the Class B Ordinary Shares of Pubco (“Pubco Class B Ordinary Shares”) equal to the Exchange Ratio; (iii) each convertible note of United Hydrogen that is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into such number of ordinary shares of United Hydrogen pursuant to the terms thereof, which resulting shares will be converted into the right to receive such number of Pubco Class A Ordinary Shares based on the Exchange Ratio; (iv) at the Effective Time, each public or private unit of Aimei Health (each, an “Aimei Health Unit” or “Unit”) that is issued and outstanding immediately prior to the Effective time (as defined below) shall be automatically detached and the holder thereof shall be deemed to hold one ordinary share of Aimei Health and one right to receive one-fifth (1/5) of one ordinary share of Aimei Health (the “Aimei Health Right” or “Right”); (v) at the Effective Time, each unredeemed outstanding Aimei Health ordinary share shall be cancelled and automatically converted into the right to receive one Pubco Class A Ordinary Share; and (vi) at the Effective Time, each issued and outstanding Aimei Health Right shall be cancelled and automatically converted into one-fifth of one Pubco Class A Ordinary Share. The newly issued Pubco Class A Ordinary Shares will have the same economic terms as the newly issued Pubco Class B Ordinary Shares, except that each Pubco Class B Ordinary Share will be entitled to ten (10) votes per share compared with one vote per share for Pubco Class A Ordinary Shares with all Pubco Ordinary Shares (as defined below) voting together as a single class on most matters. See “Description of Pubco Securities.” Michael&Jason Limited, a BVI business company solely owned and controlled by Xia Ma, United Hydrogen’s founder and director, will beneficially own all of the issued Pubco Class B Ordinary Shares immediately following the consummation of the Business Combination. The newly issued Pubco Class A Ordinary Shares to be received by Aimei Health’s Public Shareholders and affiliates in connection with Transactions will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. Holders of Pubco Class A Ordinary Shares will not have any conversion, pre-emptive, or other subscription rights and there will be no sinking fund or redemption provisions applicable to Pubco Class A Ordinary Shares.

For the purposes of the Business Combination Agreement, the following terms have the meanings set forth below:

“Exchange Ratio” means the quotient of (i) the aggregate number of United Hydrogen Merger Shares (as defined below) as of the First Merger Effective Time divided by (ii) United Hydrogen Fully Diluted Shares (as defined below).

“Per Share Price” means $10.00 (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Redemption Price” means an amount equal to the price at which each share of Aimei Health ordinary share is redeemed or converted pursuant to the Redemption in accordance with the provisions of Aimei Health’s amended and restated memorandum and articles of association (as equitably adjusted for share splits, share dividends, combinations, recapitalizations, and the like after the Closing).

“United Hydrogen Merger Shares” means a number of Pubco Ordinary Shares equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount by (ii) the Per Share Price.

“United Hydrogen Fully Diluted Shares” means the sum of (i) the aggregate number of ordinary shares of United Hydrogen that are issued and outstanding as of immediately prior to the First Merger Effective Time (including shares issued upon the exercise or conversion of convertible notes of United Hydrogen, in each case prior to the First Merger Effective Time, but excluding any shares to be cancelled pursuant to the Business Combination Agreement), and (ii) the maximum number of ordinary shares of United Hydrogen issuable upon full exercise, exchange or conversion of all convertible notes of United Hydrogen, outstanding as of the First Merger Effective Time.

If 3,995,733 ordinary shares of Aimei Health are redeemed, which is the maximum number of ordinary shares of Aimei Health that can be redeemed as of the date of this proxy statement/prospectus, Aimei Health’s Public Shareholders, the Sponsor, and the Sellers (as defined below) are expected to beneficially own approximately 0.90%, 1.28%, and 97.67%, respectively, of the aggregate Ordinary Shares of Pubco and approximately 0.14%, 0.20%, and 99.63%, respectively, of the voting power of Pubco following the Closing. As such, the shareholders of Aimei Health who do not redeem their ordinary shares of Aimei Health will experience immediate and material dilution upon closing of the Business Combination. See “Interests of Aimei Health’s Initial Shareholders, Directors, and Officers in the Business Combination” for more information on the securities that Aimei Health’s affiliates will receive in connection with the Transactions.

Prior to the consummation of the Business Combination, Michael&Jason Limited, a BVI business company solely owned and controlled by Xia Ma, the founder and director of United Hydrogen, owns 181,617,775 ordinary shares of United Hydrogen. Upon the consummation of the Business Combination, the United Hydrogen ordinary shares beneficially owned by Ms. Ma will be converted into 90,808,887.50 Pubco Class B Ordinary Shares, representing 100% of Pubco’s issued Class B Ordinary Shares and 57.63% of the aggregate Ordinary Shares of Pubco, assuming no redemptions by Aimei Health’s Public Shareholders. Pubco has a dual-class voting structure, consisting of Pubco Class A and Class B Ordinary Shares. Under this structure, holders of Pubco Class A Ordinary Shares are entitled to one vote per share, and holders of Pubco Class B Ordinary Shares are entitled to ten (10) votes per share. This unbalanced and disparate allocation of voting power will cause Ms. Ma, as the sole beneficial owner of Pubco Class B Ordinary Shares, to have a disparately higher concentration of voting power, representing approximately 93.15% of the aggregate voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class assuming no redemptions are made by the Aimei Health Public Shareholders, or 93.53% of the aggregate voting power assuming maximum contractual redemptions by the Aimei Health Public Shareholders of their Aimei Health ordinary shares. As a result of the disparate voting power of the Pubco Class B Ordinary Shares beneficially owned by Ms. Ma, Ms. Ma will possess the ability to control Pubco’s business, including decisions regarding mergers, consolidations, and the sale of all or substantially all of its assets, the election of directors, and other significant corporate actions. Immediately following the consummation of the Business Combination, the most significant holders of Pubco Ordinary Shares will be Michael&Jason Limited, Meijin (Beijing) Hydrogen Energy Technology Co., Ltd., and Runqing Holding Limited, which will own 93.15%, 1.78%, and 1.05%, respectively, of the total voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class assuming no redemptions are made by Aimei Health Public Shareholders, and 93.53%, 1.79%, and 1.05% of the aggregate voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class assuming maximum contractual redemptions by the Aimei Health Public Shareholders of their Aimei Health ordinary shares.

The Aimei Health board of directors received and considered a fairness opinion and supporting analysis provided by an independent valuation consultancy, CHFT Advisory and Appraisal Ltd. (“CHFT”). CHFT performed various valuation and financial analyses, including the guideline public company analyses. See “The Business Combination Proposal — Basis for Aimei Health Board of Directors’ Recommendation — Valuation Analysis and Fairness Opinion” and “The Business Combination Proposal — Summary of the Opinion of CHFT.”

There may be actual or potential material conflicts of interest between the Sponsor or its affiliates, or Aimei Health’s officers, directors, or promoters, and the unaffiliated shareholders of Aimei Health. Additionally, there may be an actual or potential material conflict of interest arising from the manner in which Aimei Health compensates the Sponsor or the officer and its directors of Aimei Health. See “Aimei Health’s Directors and Executive Officers — Conflicts of Interest.”

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of shareholders of Aimei Health scheduled to be held on November 6, 2025 (the “Extraordinary General Meeting”).

Aimei Health’s Public Units (as defined below), Public Shares (as defined below), and Public Rights (as defined below) are currently listed on the Nasdaq Global Market under the symbols “AFJKU,” “AFJK,” and “AFJKR,” respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of its Class A Ordinary Shares on the Nasdaq Capital Market (together with Nasdaq Global Market, “Nasdaq”) under the symbol “UHL.” Pubco will not have units or rights traded following consummation of the Business Combination.

Each of Aimei Health and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Extraordinary General Meeting of shareholders of Aimei Health. Aimei Health encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page 47 of this proxy statement/prospectus.

Pubco, with United Hydrogen being its wholly owned subsidiary post-Business Combination, is a holding company incorporated in the Cayman Islands with its headquarters in Jiaxing, Zhejiang Province, the People’s Republic of China (the “PRC”). United Hydrogen conducts its operations through its subsidiaries, including Qingyuan Jiachuang (Zhejiang) New Energy Technology Co., Ltd. and Shanghai Yixun Chuangneng New Energy Technology Co., Ltd. Investments in Pubco’s securities are not purchases of equity securities of these operating subsidiaries in the PRC, but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own.

Pubco is a holding company incorporated in the Cayman Islands with no material operations of its own and is not a Chinese operating company. As a result, Pubco will conduct all of its operations through its operating subsidiaries in the PRC following the consummation of the Business Combination. The Pubco Class A Ordinary Shares offered in this proxy statement/prospectus are shares of the Cayman Islands holding company instead of shares of Pubco’s operating entities in the PRC. Holders of Pubco Class A Ordinary Shares do not directly own any equity interests in Pubco’s PRC subsidiaries, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could disallow Pubco’s corporate structure, which would likely result in a material change in our operations and/or a material change in the value of Pubco Class A Ordinary Shares, including that it could cause the value of Pubco Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC — Chinese regulatory authorities could disallow Pubco’s holding company structure, which may result in a material change in its operations and/or a material change in the value of the securities Pubco is registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.”

Pubco faces various risks and uncertainties relating to doing business in the PRC. Pubco conducts its business mostly in the PRC, and it is subject to complex and evolving laws and regulations of the PRC. For example, it faces risks associated with regulatory approvals on overseas offerings, anti-monopoly regulatory actions, and oversight on cybersecurity, data security and data privacy which may impact its ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a United States or other foreign exchange. Recently, the PRC regulatory authorities have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or involve foreign investment in China-based issuers, and initiated a series of regulatory actions and made a number of public statements, some of which are published with little or no advance notice to the public. The PRC government’s significant authority in regulating operations of Pubco’s operating entities in the PRC and the PRC government’s oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could result in a material adverse change in Pubco’s operations and the value of its securities, significantly limit or completely hinder its ability to continue to offer securities to investors, or cause the value of the securities of Pubco to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. United Hydrogen may also be subject to penalties and sanctions imposed by the PRC regulatory agencies. Please refer to the section entitled “Risk Factors — Risks Relating to Doing Business in the PRC” for a detailed discussion of such risks.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law” (the “Opinions”), which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies, and proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Measures for the Administration of Overseas Securities Offering and Listing by Domestic Enterprises (the “Trial Measures”) and five supporting guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing applications. The Trial Measures specify that the offering and listing of an issuer shall be deemed as an indirect overseas offering and listing of a PRC domestic company if, among other features, the issuer derives over 50% of any of the revenue, net income, total assets, or net assets from the PRC within the most recent completed fiscal year. On February 24, 2023, the CSRC, together with the Ministry of Finance (the “MOF”), National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” (the “Provisions”) and became effective on March 31, 2023. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (i) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (ii) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. As of the date of this proxy statement/prospectus, since United Hydrogen and its subsidiaries generated over 50% of each of their revenue, net income, total assets, and net assets from the PRC within the most recent completed fiscal year, the offering and listing of Pubco will be considered a PRC domestic company’s indirect overseas offering and listing under the Trial Measures, and thus United Hydrogen is required to complete filing procedures with the CSRC in connection with the consummation of the Business Combination and listing of Pubco Ordinary Shares. United Hydrogen made the required filings under the Overseas Listing Trial Measures with the CSRC. United Hydrogen has submitted a filing with the CSRC with respect to the Business Combination on August 12, 2024.

The CSRC has been reviewing United Hydrogen’s materials since then, and has required United Hydrogen to provide supplementary materials on several occasions. As of the date of this proxy statement/prospectus, United Hydrogen has submitted all of the supplementary materials required by the CSRC, however, the CSRC has not concluded its review process. Due to the uncertainties surrounding the timing and content of the CSRC’s review, United Hydrogen cannot predict the exact timing and the outcome of obtaining the CSRC filing notice. If United Hydrogen fails to complete the required procedures for the Business Combination and the listing of Pubco Ordinary Shares on Nasdaq on or prior to the Outside Date as defined in the Merger Agreement, the Business Combination Agreement may be terminated in accordance with its terms, and the Business Combination may not be consummated. Aimei Health, Pubco and United Hydrogen will not consummate the Business Combination without first completing the CSRC filing and receiving the CSRC approval under the Overseas Listing Trial Measures. Consequently, if the Business Combination fails to close due to United Hydrogen’s failure to complete the required filings with the CSRC, investors may face the risk of losing both short-term returns and the anticipated long-term value associated with the combined entity. Further, since the Trial Measures are newly published and the legislation, administration and jurisdiction authorities in China have broad discretion, it may not be easy to fully comprehend the applicable CSRC filing requirements, in addition, the Opinions, the Trial Measures, the revised Provisions, and any related implementing rules thereto may evolve and subject Pubco to additional compliance requirements in the future. There is no assurance that Pubco will be able to complete the filings and fully comply with relevant applicable laws or regulations (including those that may arise from the evolving interpretation of the Opinions, the Trial Measures, or any related implementing rules thereto) on a timely basis, or at all, and Pubco’s securities may decline in value significantly or become worthless as a result. See “Summary of the Proxy Statement/Prospectus Summary — License and Approvals Required from the PRC Authorities for Business Operations and Transactions,” “Risk Factors — Risks Relating to Doing Business in the PRC — The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities may subject us to additional compliance requirements in the future,” and “Risk Factors — Risks Relating to Doing Business in the PRC — The filing with the CSRC is required in connection with the Business Combination, and United Hydrogen cannot predict whether it will be able to obtain such approval or complete such filing.”

The Holding Foreign Companies Accountable Act (the “HFCA Act”), as amended by the “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) requires the U.S. Securities and Exchange Commission (“SEC”) to prohibit an issuer’s securities from trading on any U.S. stock exchange if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect its auditors for three consecutive years beginning in 2022 or two consecutive years beginning in 2023. Pubco’s auditor and United Hydrogen’s auditor are headquartered in Singapore, while Aimei Health’s auditor is headquartered in Texas, and each of them is subject to PCAOB inspections to assess its compliance with the applicable professional standards. The PCAOB currently has access to inspect the working papers of Pubco’s auditor and Pubco’s auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in Pubco Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist Pubco Class A Ordinary Shares and trading in Pubco Class A Ordinary Shares could be prohibited. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”) governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors — Risks Relating to Doing Business in the PRC — Joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to Pubco’s listing on Nasdaq or future offerings of its securities in the U.S.”

In connection with the Reorganization, Zhejiang United Hydrogen Technology Co., Ltd. (“United Hydrogen WFOE”) paid RMB703,761 (equivalent to $98,867.83, calculated based on the USD-RMB Middle Rate of Bank of China (the “BOC Exchange Rate”) as of September 11, 2024, the date of payment of such amount) to Chuanyan Holdings Limited as consideration for the acquisition of ownership interest of Yixun Chuangneng held by Chuanyan Holdings Limited, and RMB310,815 (equivalent to $43,664.83, calculated based on the BOC Exchange Rate as of September 11, 2024, the date of payment of such amount) to Chuanyan Holdings Limited as consideration for the acquisition of ownership interest of Zhejiang Qingyuan held by Chuanyan Holdings Limited. On December 31, 2021, Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. paid dividends in the amount of RMB830,000 (equivalent to $130,181.78, calculated based on the BOC Exchange rate as of December 31, 2021, the date of payment of such amount) to Zhejiang Qingyuan, its shareholder. On December 31, 2021, Zhejiang Qingyuan paid dividends in the aggregate amount of RMB3,000,000 (equivalent to $470,536.57, calculated based on the BOC Exchange rate as of December 31, 2021, the date of payment of such amount) to Shanghai RunQing Management Consulting Partnership Enterprise (Limited Partnership) and Shanghai Qicai Technology Partnership Enterprise (Limited Partnership), its then shareholders. On February 29, 2024, Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. declared to pay dividends in the amount of RMB1,300,000 (equivalent to $183,005.80, calculated based on the BOC Exchange Rate as of February 29, 2024, the date when the dividends were declared) to Zhejiang Qingyuan, its shareholder, which dividends are expected to be paid within the following one-year period. On February 29, 2024, Zhejiang Qingyuan declared to pay dividends in the aggregate amount of RMB7,000,000 (equivalent to $985,415.85 calculated based on the BOC Exchange Rate as of February 29, 2024, the date when the dividends were declared) to Shanghai RunQing Management Consulting Partnership Enterprise (Limited Partnership) and Shanghai Qicai Technology Partnership Enterprise (Limited Partnership), its then shareholders, which dividends are expected to be paid within the following one-year period. As of the date of this proxy statement/prospectus, none of Pubco’s subsidiaries have paid any dividends or made any distributions to Pubco and Pubco has not paid any dividends or made any distributions to its shareholders, other than those described above. As of the date of this proxy statement/prospectus, no dividends, distributions, or any other transfers of cash or other assets have occurred among United Hydrogen, its subsidiaries, or its investors, other than those described above and transactions in the ordinary course of business between and among United Hydrogen and its subsidiaries. See “Summary of the Proxy Statement/Prospectus — Selected Historical Financial Information of United Hydrogen,” and United Hydrogen’s audited consolidated financial statements for the years ended December 31, 2024 and 2023. Following the consummation of the Business Combination, Pubco intends to keep any future earnings to finance the expansion of its business, and it does not anticipate that any cash dividends will be paid in the foreseeable future. If Pubco determines to pay dividends on any of its Class A or Class B Ordinary Shares in the future, as a holding company, it will be dependent on receipt of funds from United Hydrogen, which is dependent on receipt of funds from Unicorn Hydrated Limited, a BVI company and wholly owned subsidiary of United Hydrogen, which will rely on receipt of funds from United Hydrogen Group Holding Limited, a Hong Kong company and wholly owned subsidiary of Unicorn Hydrated Limited, which will then in turn rely on payments made from Zhejiang United Hydrogen Technology Co., Ltd. and Shanghai Hydrogen Mulan New Energy Technology Co., Ltd and in turn their subsidiaries operating in the PRC. However, as the PRC government imposes control over currency conversion, it has the authority to conduct exchange transfer reviews, which may impose certain limitations on Pubco’s ability to transfer cash between Pubco, its subsidiaries, and its investors, primarily reflected in the following aspects: (i) Pubco is restricted from providing capital or loans to its PRC subsidiaries, which may adversely affect the operations of its PRC subsidiaries; (ii) following the consummation of the Business Combination, Pubco’s PRC subsidiaries may be restricted from paying dividends to Pubco; and (iii) if Pubco is unable to obtain dividends from its PRC subsidiaries, it may adversely impact its dividends distribution to investors. See “Risk Factors — Risks Relating to Doing Business in the PRC — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of the Business Combination to make loans or additional capital contributions to our PRC subsidiaries.” Further, to the extent cash or assets are held in the PRC or by a Chinese entity, they may not be readily available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on Pubco’s ability to transfer cash or assets by the PRC government. There is no assurance that the PRC government will not intervene in or impose restrictions on the ability of Pubco or its subsidiaries to transfer cash or assets. See “Risk Factors — Cash or asset held in the PRC may face restrictions on transfer outside the country due to Chinese government regulations, limiting Pubco’s ability to use these funds for operations, dividend distribution, or capital contributions without complying with Chinese laws, including foreign exchange controls, statutory reserve requirements and taxation.” United Hydrogen has established, and Pubco expects to apply the same, controls and procedures for cash flows within its organization based on internal cash management policies established by its finance department, discussed, considered, and reviewed by the relevant departments in United Hydrogen, and approved by its Chairperson of the Board of Directors. Specifically, United Hydrogen’s finance department supervises cash management, following the instructions of its management. United Hydrogen’s finance department is responsible for establishing its cash operation plan and coordinating cash management matters among its subsidiaries and departments. Each subsidiary and department initiates a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to United Hydrogen’s finance department. The finance department reviews the cash demand plan and prepares a summary for the management of United Hydrogen. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, United Hydrogen currently do not have other cash management policies or procedures that dictate how funds are transferred.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Securities Exchange Act of 1934 (the “Exchange Act”) and therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about Aimei Health.

In addition, as a “foreign private issuer,” Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements Pubco does follow, Pubco cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.

Following the completion of the Business Combination, Ms. Xia Ma will beneficially own 93.15% of the aggregate voting power of Pubco (assuming no redemptions) or 93.53% of the aggregate voting power of Pubco (assuming maximum contractual redemptions). As a result, Pubco will be a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (iii) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following the consummation of the Business Combination, Pubco intends to utilize some of these exemptions. Although Pubco will have a compensation committee and nominating committee, such committees will not be composed entirely of “independent directors.” Upon completion of the Business Combination, Pubco anticipates that the size of its board of directors will be five (5) directors, three of whom will qualify as independent directors as defined within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. See “Summary of the Proxy Statement/Prospectus — Controlled Company,” “Risk Factors,” and “Management of Pubco Following the Business Combination — Controlled Company Status.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated October 10, 2025 , and is first being mailed to Aimei Health’s security holders on or about October 17, 2025.

AIMEI HEALTH TECHNOLOGY CO., LTD
10 East 53rd Street, Suite 3001
New York, NY 10022

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 6, 2025

TO THE SHAREHOLDERS OF AIMEI HEALTH TECHNOLOGY CO., LTD:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of Aimei Health Technology Co., Ltd (“Aimei Health”), a company incorporated in the Cayman Islands, will be held at 10:00 a.m. Eastern Time, on November 6, 2025, at the offices of Hunter Taubman Fischer & Li LLC at 950 Third Avenue, 19th Floor, New York, NY 10022 and via a virtual meeting, or at such other time, on such other date, and at such other place to which the meeting may be adjourned. You are cordially invited to attend the meeting, which will be held for the following purposes:

(i)	to consider and vote upon a proposal to approve, subject to the approval of the Merger Proposal and the Share Issuance Proposal, by ordinary resolution the Business Combination Agreement, dated as of June 19, 2024 (and as may be further amended and/or amended and restated, the “Business Combination Agreement”), by and among Aimei Health, Aimei Investment Ltd, a Cayman Islands exempted company, in its capacity as, from and after the Closing, the representative of Aimei Health and the shareholders of Aimei Health immediately prior to the Effective Time (the “Purchaser Representative”), United Hydrogen Global Inc., an exempted company with limited liability incorporated in the Cayman Islands (“Pubco”), United Hydrogen Victor Limited, an exempted company with limited liability incorporated in the Cayman Islands and a wholly owned subsidiary of Pubco (the “First Merger Sub”), United Hydrogen Worldwide Limited, an exempted company with limited liability incorporated in the Cayman Islands and a wholly owned subsidiary of Pubco (the “Second Merger Sub”), and United Hydrogen Group Inc., an exempted company with limited liability incorporated in the Cayman Islands (“United Hydrogen”). Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (i) the First Merger Sub will merge with and into United Hydrogen (the “First Merger”), with United Hydrogen surviving the First Merger as a wholly owned subsidiary of Pubco and the outstanding shares of United Hydrogen being converted into the right to receive shares of Pubco, and Pubco, First Merger Sub, and United Hydrogen shall cause the First Merger to be consummated by executing a plan of merger (the “First Merger Plan of Merger”); and (ii) the Second Merger Sub will merge with and into Aimei Health (the “Second Merger,” and together with the First Merger, the “Mergers”), with Aimei Health surviving the Second Merger as a wholly owned subsidiary of Pubco and the outstanding securities of Aimei Health being converted into the right to receive shares of Pubco (the Mergers and together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”), and Pubco, Second Merger Sub, and Aimei Health shall cause the Second Merger to be consummated by executing a plan of merger (the “Second Merger Plan of Merger,” and together with the First Merger Plan of Merger, the “Plans of Merger”). Aimei Health refers to this proposal as the “Business Combination Proposal”; the Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal” and a copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A;

(ii)	to consider and vote upon a proposal to approve by special resolution, subject to the approval of the Business Combination Proposal and the Share Issuance Proposal, the Second Merger and Second Merger Plan of Merger and annexes thereto in compliance with the Companies Act (Revised) of the Cayman Islands and in substantially in the form and substance of Annex D to the accompanying proxy statement/prospectus and to confirm, ratify, and approve in all respects all other transactions contemplated by the Business Combination Agreement occurring in connection with the Second Merger. Aimei Health refers to this proposal as the “Merger Proposal.” The Merger proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Merger Proposal”; for the purposes of the laws of the Cayman Islands, the full text of the special resolution is as follows: RESOLVED, as a special resolution, that, subject to the approval of the Business Combination Proposal: (i) the merger of Aimei Health Technology Co., Ltd (“Aimei Health”), with and into United Hydrogen Worldwide Limited, with Aimei Health surviving the merger as a wholly-owned subsidiary of United Hydrogen Global Inc. (the “Second Merger”), and the plan of merger and annexures thereto substantially in the form and substance of Annex D to the proxy statement (the “Second Merger Plan of Merger”) and all other transactions contemplated by the Business Combination Agreement occurring in connection with the Second Merger, be and are hereby authorized, approved, adopted and confirmed in all respects; (ii) Aimei Health be and is hereby authorized to enter into the Second Merger Plan of Merger; and (iii) as of, and contingent upon, the Effective Time (as that term is defined in the Second Plan of Merger), the amended and restated memorandum and articles of association attached to the Second Plan of Merger be adopted in substitution for, and to the exclusion of Aimei Health’s existing amended and restated memorandum and articles of association.

(iii)	to approve by ordinary resolution, for purposes of complying with applicable Nasdaq listing rules and subject to the approval of the Business Combination Proposal and the Merger Proposal, the issuance of approximately 157,568,133 newly issued ordinary shares in the Business Combination, and which amount will be determined as described in more detail in the accompanying proxy statement/prospectus. Aimei Health refers to this proposal as the “Share Issuance Proposal.” See the section entitled “The Share Issuance Proposal”; and

(iv)	to consider and vote upon a proposal by ordinary resolution to direct the chairman of the meeting to adjourn the meeting to a later date or dates, if necessary or appropriate in the determination of Aimei Health, (i) to permit, among other things, further solicitation and vote of proxies, including if, based upon the tabulated vote at the time of the meeting, Aimei Health is not authorized to consummate the Business Combination, and (ii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the accompanying proxy statement/prospectus or (iii) if the holders of the Public Shares have elected to redeem such number of shares such that the Pubco Ordinary Shares would not be approved for listing on a U.S. stock exchange. Aimei Health refers to this proposal as the “Adjournment Proposal”; the Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal.”

These items of business are described in the attached proxy statement/prospectus, which Aimei Health encourages you to read in its entirety before voting. Only holders of record of Aimei Health ordinary shares at the close of business on September 26, 2025 (the “Record Date”) are entitled to notice of the meeting and to vote and have their votes counted at the meeting and any adjournments of the meeting.

Pursuant to the Aimei Health’s amended and restated articles of association, a holder of Aimei Health’s public shares (a “Aimei Health Public Shareholder” or “Public Shareholder”) may request that Aimei Health redeem all or a portion of such public shares for cash in connection with the completion of the Business Combination. Holders of Units must elect to separate the Units into the underlying public shares and rights prior to exercising redemption rights with respect to the public shares. If holders hold their Aimei Health Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying public shares and rights, or if a holder holds Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Aimei Health’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number, and address to Continental in order to validly redeem its shares. Aimei Health Public Shareholders may elect to redeem their public shares regardless of whether or not they vote on any of the Proposals and whether they vote “For” or “Against” any of the Proposals. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if an Aimei Health Public Shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Aimei Health will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to Aimei Health for tax purposes. As of the Record Date, this would have amounted to approximately $11.37 per issued and outstanding ordinary share. If an Aimei Health Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares (but will continue to own rights). See the section entitled “Extraordinary General Meeting of Shareholders of Aimei Health — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, an Aimei Health Public Shareholder, together with any affiliate of such Aimei Health Public Shareholder or any other person with whom such Aimei Health Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act, will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if an Aimei Health Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

In addition, in no event will Aimei Health redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after taking into account holders that have properly demanded redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement.

The Sponsor holds an aggregate of 1,905,000 Aimei Health ordinary shares as of the date of this proxy statement/prospectus. The Sponsor has invested an aggregate of $3,345,000 in Aimei Health in connection with the IPO of Aimei Health, comprised of (i) $25,000 for 1,725,000 Founder Shares (approximately $0.014 per share), of which 152,000 Founder Shares were transferred to the then officers and directors of Aimei Health on May 25, 2023, and (ii) $3,320,000 for 332,000 Private Placement Units, which consist of 332,000 Private Shares and 332,000 Private Rights. Each Private Right grants the holder thereof the right to receive one-fifth (1/5) of an ordinary share of Aimei Health upon the consummation of an initial business combination. See “Summary of the Proxy Statement/Prospectus — Aimei Health Initial Shareholders — Founder Shares,” “Summary of the Proxy Statement/Prospectus — Aimei Health Initial Shareholders — Private Placement Units,” and “The Business Combination Proposal — Background of the Business Combination.” The Sponsor may realize a positive rate of return so long as the market price of Pubco Class A Ordinary Shares is at least $1.76 per share, even if Aimei Health public shareholders experience a negative rate of return following the Business Combination. The Sponsor, its affiliates and promoters are not receiving compensation or any additional securities of Aimei Health or Pubco in connection with the Business Combination, except for the Pubco Class A Ordinary Shares expected to be received based on the share exchange provision stipulated in the Business Combination Agreement and based upon the conversion of the Private Rights. Upon the completion of the Business Combination, the Sponsor is expected to hold a total of 1,971,400 Pubco Class A Ordinary Shares (including 66,400 Pubco Class A Ordinary Shares issuable upon conversion of the Private Rights), representing approximately 1.25% of the equity interests in the combined company upon the consummation of the Business Combination.

The Initial Shareholders of Aimei Health, including the Sponsor and its directors and officers, have agreed to waive their redemption rights with respect to their Founder Shares and Private Shares, and any Public Shares they may hold in connection with the completion of our initial business combination. The Initial Shareholders received no additional consideration in exchange for the agreement to waive their redemption rights. As of the date of this proxy statement/prospectus, the Initial Shareholders collectively own an aggregate of 33.6% of the issued and outstanding ordinary shares of Aimei Health. The Sponsor and the directors and officers of Aimei Health have agreed to vote their shares in favor of the Business Combination, regardless of how Aimei Health’s Public Shareholders vote.

Aimei Health is providing the accompanying proxy statement/prospectus and accompanying proxy card to Aimei Health Shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination, and other related business to be considered by Aimei Health Shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all of Aimei Health Shareholders should read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47 of the accompanying proxy statement/prospectus.

After careful consideration, the Aimei Health board of directors has unanimously determined that (i) the Business Combination Proposal, (ii) the Merger Proposal, (iii) the Share Issuance Proposal, and (iv) the Adjournment Proposal are fair to and in the best interests of Aimei Health and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, and “FOR” the Adjournment Proposal, if presented.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. The approval of the Second Plan of Merger is a requirement under the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”). If the Business Combination Proposal, including the Second Plan of Merger, is not approved by the shareholders of Aimei Health, the Business Combination will not be consummated.

Additionally, the Business Combination Proposal is conditioned on the approval of each of the Merger Proposal and the Share Issuance Proposal. If the shareholders of Aimei Health do not approve the Merger Proposal or the Share Issuance Proposal, the Business Combination may not be consummated.

The Share Issuance Proposal is conditioned on the approval and adoption of each of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal.

The approval of each of the Business Combination Proposal, the Share Issuance Proposal, and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by the Aimei Health shareholders as, being entitled to do so, vote in person or by proxy at the Meeting at which a quorum exists. The approval of the Merger requires the affirmative vote of holders of at least two-thirds of the votes cast by the Aimei Health shareholders as, being entitled to do so, vote in person or by proxy at the Meeting at which a quorum exists. The Business Combination is not structured to require the approval of at least a majority of unaffiliated shareholders of Aimei Health.

The holders of the Founder Shares (as defined below) and Private Shares (as defined below), including Aimei Health’s Initial Shareholders, have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of the Record Date, there were 1,725,000 Founder Shares issued and outstanding, which constitute approximately 28.2% of the outstanding ordinary shares of Aimei Health. Additionally, an aggregate of 332,000 ordinary shares (the “Private Shares”) underlying the Private Placement Units (as defined below) were issued to Aimei Investment Ltd in connection with a private placement that closed simultaneously with the initial public offering of Aimei Health (the “Initial Public Offering”). The Private Shares constitute approximately 5.4% of the outstanding ordinary shares of Aimei Health as of the Record Date. The Founder Shares and Private Shares in the aggregate represent approximately 33.6% of the outstanding ordinary shares of Aimei Health as of the Record Date.

All Aimei Health shareholders are cordially invited to attend the meeting. To ensure your representation at the meeting, however, you are urged to complete, sign, date, and return the enclosed proxy card as soon as possible. Your proxy card must be received by Aimei Health not less than 48 hours before the scheduled time of the meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

As an Aimei Health shareholder who is entitled to attend and vote at the meeting, you are entitled to appoint one or more proxies to attend and vote on your behalf, and such proxyholder(s) need not hold shares in Aimei Health.

A complete list of Aimei Health shareholders of record entitled to vote at the Extraordinary General Meeting will be available for 10 days before the meeting at the principal executive offices of Aimei Health for inspection by shareholders during ordinary business hours for any purpose germane to the Extraordinary General Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the meeting or not, please sign, date, and return the enclosed proxy card as soon as possible in the envelope provided. Your proxy card must be received by Aimei Health not less than 48 hours before the scheduled time of the meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. Aimei Health looks forward to your continued support.

By Order of the Board of Directors

Sincerely,

/s/ Junheng Xie
Junheng Xie
Chief Executive Officer
Aimei Health Technology Co., Ltd

October 10, 2025

The accompanying proxy statement/prospectus is dated October 10, 2025, and is first being mailed to shareholders on or about October 17, 2025.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT AIMEI HEALTH CONVERT YOUR SHARES INTO CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON NOVEMBER 4, 2025 (TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS) BY (A) DELIVERING A CONVERSION NOTICE TO AIMEI HEALTH’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO AIMEI HEALTH’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF AIMEI HEALTH — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Aimei Health and United Hydrogen from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the SEC website at http://www.sec.gov or by requesting them in writing, by e-mail, or by telephone at the appropriate address below:

Aimei Health Technology Co., Ltd
10 East 53rd Street, Suite 3001
New York, NY 10022
Attn: Junheng Xie
Telephone No.: +34 678 035200

or

Advantage Proxy, Inc.
P.O. Box 10904

Yakima, WA 98909

Toll Free: (877) 870-8565

Collect: (206) 870-8565

You will not be charged for any of these documents that you request. To ensure timely delivery, investors must request this information no later than five business days before the date of the Extraordinary General Meeting, or no later than October 30, 2025.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-284430), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Pubco Class A Ordinary Shares, to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting of shareholders of Aimei Health at which Aimei Health shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, among other matters.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, United Hydrogen relies on and refers to industry data, information, and statistics regarding the markets in which it competes from publicly available information, industry, and general publications and research and studies conducted by third parties, including the industry report of Frost & Sullivan commissioned by United Hydrogen. This information appears under the section of this proxy statement/prospectus entitled “Industry Overview of United Hydrogen.” United Hydrogen has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies, and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. However, United Hydrogen acknowledges its responsibility for all disclosures in this proxy statement/prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

TRADEMARKS, TRADE NAMES, AND SERVICE MARKS

Pubco, United Hydrogen, and Aimei Health and their respective subsidiaries own or have rights to trademarks, trade names, and service marks that they use in connection with the operation of their businesses. In addition, their names, logos, and website names and addresses are their trademarks or service marks. Other trademarks, trade names, and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names, and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™, and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names, and service marks.

ii

DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “United Hydrogen” refers to United Hydrogen Group Inc., a Cayman Islands exempted company, the term “Aimei Health” refers to Aimei Health Technology Co., Ltd, a Cayman Islands exempted company, and the term “Pubco” refers to United Hydrogen Global Inc., a Cayman Islands exempted company.

In this document:

●	“$” and “U.S. dollar” means the United States dollar;

●	“Adjournment Proposal” means a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if Aimei Health deems it necessary or appropriate, including, if necessary, to (i) permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal, and (ii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the accompanying proxy statement/prospectus or (iii) if the holders of the Public Shares have elected to redeem such number of shares such that the Pubco Ordinary Shares would not be approved for listing on a U.S. stock exchange;

●	“Aggregate Merger Consideration Amount” means $1,500,000,000;

●	“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of Pubco to be adopted prior to consummation of the Business Combination;

●	“Broker non-vote” means the failure of an Aimei Health shareholder, who holds his, her, or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee;

●	“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions;

●	“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands;

●	“Change of Control” means subsequent to the Closing, the occurrence of a transaction or a series of related transactions pursuant to which Pubco completes a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of its shareholders having the right to exchange their Pubco Ordinary Shares for cash, securities, or other property;

●	“Code” means the Internal Revenue Code of 1986, as amended;

●	“Completion Date” means the date on which the Reorganization shall be completed, which shall be no later than July 31, 2024 or anther date as agreed upon by United Hydrogen and Aimei Health;

●	“Deferred Underwriting Commission” means the deferred fees owed to the underwriters in connection with Aimei Health’s IPO which is in the amount of $690,000 and payable upon consummation of the Business Combination;

●	“Employment Agreements” means the employment agreements between Pubco or a subsidiary of Pubco, as applicable, on one hand, and the key personnel of Target Companies, as mutually agreed by United Hydrogen and Aimei Health, on the other hand, which shall contain customary confidentiality, non-compete, and assignment of inventions provisions and other customary restrictive covenant provisions;

●	“Expenses” means all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a party to the Business Combination Agreement) incurred by a party to the Business Combination Agreement or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of the Business Combination Agreement or any ancillary document related thereto and all other matters directly related to the consummation of the Business Combination Agreement;

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●	“Extension” means one or more extensions made by Aimei Health to extend the deadline by which Aimei Health is required to complete its initial Business Combination in accordance with Aimei Health’s charter documents and IPO prospectus;

●	“First Merger Effective Time” means the time when the plan of merger to effectuate the First Merger, in such form as is required by, and executed in accordance with, the Cayman Companies Act, is registered by the Registrar of Companies in the Cayman Islands in accordance with the Cayman Companies Act;

●	“Founder Shares” means 1,725,000 outstanding ordinary shares of Aimei Health issued to Aimei Investment Ltd prior to the Initial Public Offering of Aimei Health;

●	“Frost & Sullivan” means Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

●	“Initial Public Offering” or “IPO” means the initial public offering of Units of Aimei Health, which was consummated on December 6, 2023;

●	“Initial Shareholders” means the Sponsor, Aimei Investment Ltd, an exempted company incorporated with limited liability in the Cayman Islands, of which Mr. Huang Han is the sole shareholder and director, and Juan Fernandez Pascual, Julianne Huh, Robin H. Karlsen, Lin Bao, Heung Ming Wong, and any other officers or directors of Aimei Health that hold Founder Shares;

●	“Interim Period” means the period from the execution date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement in accordance with the terms thereof or the closing of the Business Combination;

●	“Meeting” or “Extraordinary General Meeting” means the extraordinary general meeting of shareholders of Aimei Health, to be held on November 6, 2025 at 10:00 a.m. Eastern Time at the offices of Hunter Taubman Fischer & Li LLC at 950 Third Avenue, 19th Floor, New York, NY 10022, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the meeting may be adjourned;

●	“Merger Proposal” means a proposal to approve the Second Merger and the Second Merger Plan of Merger;

●	“OEM” or “Original Equipment Manufacturer” means an entity that manufactures equipment that are subsequently marketed and sold by another entity under its own name.

●	“Ordinary Shares” or “Pubco Ordinary Shares” means, collectively, the Pubco Class A Ordinary Shares and the Pubco Class B Ordinary Shares, each with par value $0.0001 per share;

●	“PIPE Investment” means private equity investments in Aimei Health or Pubco to purchase shares of Aimei Health or Pubco, as the case may be, backstop or other alternative financing arrangements, in each case entered into and consummated by Aimei Health or Pubco, as the case may be, and certain potential investors during the Interim Period;

●	“PIPE Investors” means the investors in the PIPE Investment;

●	“PIPE Subscription Agreements” means the fully executed subscription agreements entered into by Pubco and/or Aimei Health with the applicable investors in the PIPE Investment;

●	“Private Placement Units” means the 332,000 units issued to the Sponsor in a private placement simultaneously with the closing of the Initial Public Offering;

●	“Proxy statement/prospectus” means the proxy statement/prospectus included in this registration statement on Form F-4 (Registration No. 333-284430) filed by Pubco with the SEC;

●	“PRC” or “China” refers to the People’s Republic of China;

●	“Pubco” means United Hydrogen Global Inc., a Cayman Islands exempted company;

●	“Pubco Class A Ordinary Shares” means the class A Ordinary Shares, par value $0.0001 per share, of Pubco, entitling the holder thereof to one vote per share, as provided for and fully described in the Amended and Restated Memorandum and Articles of Association;

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●	“Pubco Class B Ordinary Shares” means the class B Ordinary Shares, par value $0.0001 per share, of Pubco, entitling the holder thereof to ten (10) votes per share, as provided for and fully described in the Amended and Restated Memorandum and Articles of Association;

●	“Public Right” means the right included in each Public Unit entitling the holder to receive one-fifth of one ordinary share of Aimei Health;

●	“Public Shareholders” means the holders of Public Shares of Aimei Health;

●	“Public Shares” means ordinary shares of Aimei Health issued as part of the Units sold in the Initial Public Offering;

●	“Public Unit” means units issued in the Initial Public Offering, each consisting of one Public ordinary share and one Public Right;

●	“Redemption” means the right of the holders of Aimei Health ordinary shares to have their shares redeemed in accordance with the provisions of Aimei Health’s amended and restated articles of association and the procedures set forth in this proxy statement/prospectus;

●	“Reorganization” means the reorganization as contemplated under the Reorganization Documents;

●	“Reorganization Documents” means those certain agreements, together with all agreements, deeds, instruments or other documents as may be necessary or appropriate, entered into by and among United Hydrogen, Zhejiang Qingyuan, Yixun Chuangneng and other relevant parties, to implement and effect the Reorganization in accordance with the reorganization plan provided to Aimei Health;

●	“RMB” refers to the legal currency of China;

●	“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended;

●	“Sellers” means the holders of United Hydrogen’s capital shares;

●	“Senior Management” and “Senior Managers” refer to those persons named as officers of United Hydrogen and, following the consummation of the Business Combination, of Pubco, in the section titled “Management of Pubco Following the Business Combination”;

●	“Share Issuance Proposal” means a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of up to approximately 157,568,133 newly issued ordinary shares in the Business Combination;

●	“special resolution” means, in respect of Pubco or Aimei Health (as the case may be), a resolution passed by the shareholders of Pubco or Aimei Health (as the case may be), by the affirmative vote of at least two-thirds of the votes cast by the shareholders of Pubco or Aimei Health (as the case may be) as, being entitled to do so, vote in person or by proxy at a validly called and quorate general meeting of Pubco or Aimei Health (as the case may be);

●	“specially designated ordinary shares of United Hydrogen” or “United Hydrogen Specially Designated Ordinary Shares” means 181,617,775 ordinary shares of United Hydrogen, $0.0001 par value per share, held by Michael&Jason Limited;

●	“Sponsor” means Aimei Investment Ltd;

●	“Sponsor Loan” means the outstanding amount due under loans made by the Sponsor or any of its affiliates to Aimei Health, as set forth in that certain purchaser financing certificate to be provided by Aimei Health to United Hydrogen in accordance with the Business Combination Agreement;

●	“Target Companies” means United Hydrogen, Zhejiang Qingyuan and Yixun Chuangneng, and their respective direct and indirect subsidiaries (excluding Pubco, First Merger Sub and Second Merger Sub), as set forth in the Business Combination Agreement;

●	“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the sale of the Private Placement Units;

●	“United Hydrogen Dissenting Shares” means the ordinary shares of United Hydrogen that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by the shareholders of United Hydrogen who have not voted in favor of the First Merger and who have given a notice of election to dissent pursuant to section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights;

●	“U.S.” means the United States of America;

●	“U.S. GAAP” means generally accepted accounting principles in the United States of America;

●	“Yixun Chuangneng” means Shanghai Yixun Chuangneng New Energy Technology Co., Ltd., a company organized under the applicable Laws of the People’s Republic of China; and

●	“Zhejiang Qingyuan” means Qingyuan Jiachuang (Zhejiang) New Energy Technology Co., Ltd., a company organized under the applicable Laws of the People’s Republic of China.

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SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached hereto as Annex A and incorporated by reference herein. Aimei Health’s shareholders, rights holders, and other interested parties are urged to read the Business Combination Agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below have the meanings given to them in the Business Combination Agreement.

Aimei Health is a blank check company incorporated as a Cayman Islands exempted company on April 27, 2023, for the purpose of effecting a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar business combination with one or more businesses. On December 6, 2023, Aimei Health consummated its IPO. Prior to the consummation of the IPO, neither Aimei Health, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with Aimei Health. Since the completion of the IPO, Aimei Health considered numerous potential target businesses with the objective of consummating its initial business combination. Aimei Health reviewed and evaluated the potential targets based on its investment criteria and guidelines.

During this search process, Aimei Health reviewed three potential business combination opportunities. These potential targets were in the medical or healthcare industries. Aimei Health ultimately determined not to proceed with any of them. On March 12, 2024, Chain Stone Capital Limited, the financial advisor for United Hydrogen, introduced United Hydrogen to Aimei Health. Seeking a potential business combination, United Hydrogen expressed interest in exploring a transaction with Aimei Health.

Although Aimei Health believes the business combination with United Hydrogen is attractive and in the best interests of Aimei Health’s shareholders, Aimei Health Board did consider the risks that may lead to certain potential negative impacts including general economic conditions, decrease of attention of hydrogen energy in different countries, unreachable revenue or profit expectations, potential safety accident, market acceptance by end users, development of alternative green energy sources, changing customer demands, dependence on key person, United Hydrogen’s capability to obtain continues financing and United Hydrogen’s compliance with governmental and other regulations.

United Hydrogen’s decision to engage in a de-SPAC transaction was driven by several strategic considerations. From the outset, United Hydrogen aimed to secure additional funding and increase its international exposure, especially in key markets like the United States. To achieve this, listing on a major exchange like Nasdaq became a primary objective. United Hydrogen’s management, along with its financial advisor, conducted a thorough analysis of various potential listing pathways, which included a comprehensive review of traditional IPOs as compared to de-SPAC mergers, with a focus on factors such as feasibility, cost, valuation and comparable companies.

Several critical analyses were performed to inform the decision-making process. A listing path analysis identified the pros and cons of each option, while a feasibility study ensured the viability of a Nasdaq listing given United Hydrogen’s financial and operational readiness. The cost budget was carefully examined, especially given the fluctuating costs associated with IPOs and market conditions. Additionally, a valuation analysis and comparisons with similar companies provided insights into how United Hydrogen could be valued in the public market and the expectations of potential investors.

After multiple discussions and evaluations, United Hydrogen’s management concluded that the current capital market environment, the cost implications, and the company’s need for a swift and efficient listing made a de-SPAC merger the optimal route. Unlike a traditional IPO, which can be time-consuming and expensive, the de-SPAC route is expected to offer a more streamlined and cost-effective process with greater certainty around valuation and timing.

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Through the introduction of its financial advisor, United Hydrogen began discussions with Aimei Health, a potential SPAC partner. These discussions explored the business synergies between the two companies, ultimately leading to a mutual understanding. After careful consideration, Aimei Health emerged as the most suitable partner to facilitate United Hydrogen’s public listing through the de-SPAC transaction. On April 18, 2024, Aimei Health and United Hydrogen entered into a non-disclosure agreement, allowing Aimei Health to receive and evaluate detailed information about United Hydrogen. From April 23, 2024 to April 26, 2024, several emails and conference calls occurred between the management teams of Aimei Health and United Hydrogen. They discussed commercial and capital-raising plans, the prospects of a business combination, and the terms of a letter of intent (the “LOI”). On April 26, 2024, Aimei Health submitted a draft LOI to United Hydrogen for review. Thereafter, a series of emails and conference calls took place, leading to the execution of the LOI on April 29, 2024. The LOI provided an exclusivity period commencing from its execution and ending 30 days thereafter, during which neither party shall enter into any discussions, negotiations, or agreements, or make any filing with governmental authority, that would reasonably be expected to prohibit or materially impair the transaction proposed under the LOI. The LOI outlines several material terms regarding the proposed business combination, including:

(i)	The structure of the deal will be finalized based on the parties’ due diligence findings and other considerations.

(ii)	The total value of the business combination is based on a pre-money equity valuation of $1.5 billion, with consideration to be paid in shares of common stock of the surviving company, each valued at $10 per share.

(iii)	Major shareholders of United Hydrogen will be subject to a six-month lock-up period for their shares following the closing.

(iv)	The surviving company will have a dual-class structure, with Class A shares having one (1) vote per share and Class B shares having ten (10) votes per share. Class B shares will be held by the key management of United Hydrogen.

(v)	The initial board of the surviving company will have five (5) directors, all appointed by United Hydrogen prior to the closing, three of whom must be independent.

Following the LOI execution, Aimei Health conducted additional due diligence and reviewed United Hydrogen’s materials. A series of internal and joint conference calls were held to clarify business model, strategy, technology, and intellectual property issues. On May 23, 2024, Aimei Health’s legal counsel provided a draft Business Combination Agreement to United Hydrogen for review. Since then, a series of discussions between Aimei Health and United Hydrogen regarding the terms of the Business Combination Agreement took place and ongoing revisions to the Business Combination Agreement were made by Aimei Health, United Hydrogen, and their respective counsels. On June 19, 2024, the Business Combination Agreement was signed by all parties thereto, with the signing publicly announced on June 20, 2024.

The parties to the Business Combination Agreement are Aimei Health, the Purchaser Representative, Pubco, the First Merger Sub, the Second Merger Sub, and United Hydrogen. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (i) the First Merger Sub will merge with and into United Hydrogen, with United Hydrogen surviving the First Merger as a wholly owned subsidiary of Pubco and the outstanding shares of United Hydrogen being converted into the right to receive shares of Pubco; and (ii) the Second Merger Sub will merge with and into Aimei Health, with Aimei Health surviving the Second Merger as a wholly owned subsidiary of Pubco and the outstanding securities of Aimei Health being converted into the right to receive shares of Pubco.

Consideration

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of United Hydrogen is $1,500,000,000 and will be paid entirely in shares, comprised of newly issued Ordinary Shares of Pubco, with each share valued at the Per Share Price.

As a result of the Mergers, among other things, (i) each of the ordinary shares of United Hydrogen (except for the United Hydrogen Specially Designated Ordinary Shares and the United Hydrogen Dissenting Shares) that are issued and outstanding immediately prior to the First Merger Effective Time, will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio pursuant to the terms and conditions of the Business Combination Agreement; (ii) each United Hydrogen Specially Designated Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio; (iii) each convertible note of United Hydrogen that is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into such number of ordinary shares of United Hydrogen pursuant to the terms thereof, which resulting shares will be converted into the right to receive such number of Pubco Class A Ordinary Shares based on the Exchange Ratio; (iv) at the Effective Time, each issued and outstanding Aimei Health Unit shall be automatically detached and the holder thereof shall be deemed to hold one Aimei Health ordinary share and one right to receive one-fifth (1/5) of an Aimei Health ordinary share (“Aimei Health Right”), (v) at the Effective Time, each Aimei Health ordinary share shall be cancelled and converted automatically into the right to receive one Pubco Class A Ordinary Share, and (vi) at the Effective Time, each issued and outstanding Aimei Health Rights shall be cancelled and automatically converted into one-fifth of one Pubco Class A Ordinary Share.

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The newly issued Pubco Class A Ordinary Shares will have the same economic terms as the newly issued Pubco Class B Ordinary Shares, but each Pubco Class B Ordinary Share will be entitled to ten (10) votes per share compared with one vote per share for Pubco Class A Ordinary Shares with all Pubco Ordinary Shares voting together as a single class on most matters. See “Description of Pubco Securities.” Michael&Jason Limited will beneficially own all of the issued Pubco Class B Ordinary Shares immediately following the consummation of the Business Combination. The newly issued Pubco Class A Ordinary Shares to be received by Aimei Health’s Public Shareholders and affiliates in connection with Transactions will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. Holders of Pubco Class A Ordinary Shares will not have any conversion, pre-emptive, or other subscription rights and there will be no sinking fund or redemption provisions applicable to Pubco Class A Ordinary Shares.

For the purposes of the Business Combination Agreement, the following terms have the meanings set forth below:

“Exchange Ratio” means the quotient determined by dividing (i) the aggregate number of United Hydrogen Merger Shares as of the First Merger Effective Time by (ii) United Hydrogen Fully Diluted Shares.

“United Hydrogen Merger Shares” means a number of Pubco Ordinary Shares equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount by (ii) the Per Share Price.

“United Hydrogen Fully Diluted Shares” means the sum of (i) the aggregate number of ordinary shares of United Hydrogen that are issued and outstanding as of immediately prior to the Effective Time, and (ii) the maximum number of ordinary shares of United Hydrogen issuable upon full exercise, exchange, or conversion of all the preferred shares of United Hydrogen, outstanding as of the Effective Time.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge, and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change, or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations, or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Transactions.

In the Business Combination Agreement, United Hydrogen made certain customary representations and warranties to Aimei Health, including among others, related to the following: (1) corporate matters, including due organization, existence, and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and Ancillary Documents to which it is a party; (3) capitalization; (4) subsidiaries and investments; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top vendors; (24) certain business practices; (25) Investment Company Act; (26) finders and brokers; (27) books and records; (28) takeover statues and charter provisions; (29) powers of attorney; (30) information supplied; (31) board approval; (32) independent investigation; and (33) exclusivity of representations and warranties.

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In the Business Combination Agreement, Aimei Health made certain customary representations and warranties to United Hydrogen and Pubco, including among others, related to the following: (1) corporate matters, including due organization, existence, and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and Ancillary Documents to which it is a party; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) the SEC filings, Aimei Health financials, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) finders and brokers; (17) certain business practices; (18) insurance; (19) information supplied; (20) independent investigation; (21) the trust account; (22) registration and listing; (23) termination of prior merger agreements; (24) PIPE investment; and (25) exclusivity of representations and warranties.

In the Business Combination Agreement, Pubco, the First Merger Sub, and the Second Merger Sub made customary representations and warranties to Aimei Health, including among others, related to the following: (1) organization, incorporation, and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and Ancillary Documents to which they are parties; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of Pubco, the First Merger Sub, and the Second Merger Sub; (7) actions; (8) finders and brokers; (9) Investment Company Act; (10) intended tax treatment; (11) information supplied; (12) independent investigation; and (13) exclusivity of representations and warranties.

None of the representations and warranties of the parties shall survive the Closing.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books, and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) provision of audited and interim financial statements of Target Companies; (4) Aimei Health’s public filings; (5) “no shop” obligations (which will commence from the date of the Business Combination Agreement); (6) no insider trading; (7) notifications of certain breaches, consent requirements, or other matters; (8) efforts to consummate the Closing and obtain necessary or advisable regulatory approvals; (9) further assurance and support; (10) public announcements; (11) confidentiality; (12) indemnification of directors and officers and provision of tail insurance; (13) use of trust proceeds after the Closing; (14) efforts to support a private placement or backstop arrangements, if sought; (15) intended tax treatment of the Mergers; (16) anti-takeover matters; (17) retention of proxy solicitation agent; (18) delisting Aimei Health’s Public Units, Public Shares, and Public Rights; (19) employment agreements for certain individuals; and (20) completion of the Reorganization.

The parties also agreed to take all necessary actions to cause the Pubco board of directors (“Pubco Board”) immediately after the Closing to consist of five (5) directors comprised of: Xia Ma, Jia Zhao, Junxia Ren, Xinrong Zhang and Yi Chen.

Aimei Health and Pubco also agreed to jointly prepare, and Pubco agreed to file with the SEC, a registration statement on Form F-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of securities of Pubco to the holders of the ordinary shares and rights of Aimei Health and United Hydrogen, and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of Aimei Health for the matters relating to the Transactions to be acted on at the extraordinary general meeting of the shareholders of Aimei Health and providing such shareholders an opportunity to participate in the redemption of their public shares of Aimei Health upon the Closing (the “Redemption”).

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of Aimei Health’s shareholders; (ii) the approval of the Transactions by the requisite vote of United Hydrogen’s shareholders; (iii) obtaining material regulatory approvals; (iv) the expiration or termination of any waiting period applicable to the consummation of the Transactions under any antitrust laws; (v) no law or order preventing or prohibiting the Transactions; (vi) Aimei Health having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any PIPE Investment that has been funded at or prior to Closing; (vii) the adoption by the shareholder of Pubco of Pubco’s amended memorandum and articles of association; (viii) the effectiveness of the Registration Statement; (ix) appointment of the post-closing directors of Pubco; (x) satisfaction of Nasdaq listing requirements for Pubco’s ordinary shares; (xi) United Hydrogen and Aimei Health each receiving evidence reasonably satisfactory to them that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing; and (xii) to the extent applicable, the Target Companies’ receipt of all necessary approvals from the CSRC.

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In addition, unless waived by United Hydrogen, the obligations of United Hydrogen, Pubco, the First Merger Sub, and the Second Merger Sub to consummate the Transactions are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Aimei Health being true and correct on and as of the Closing (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) Aimei Health having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to Aimei Health since the date of the Business Combination Agreement which is continuing and uncured; (iv) the paid-off of all Expenses incurred by Aimei Health and unpaid fees in connection with IPO (other than the Deferred Underwriting Commission) and all Sponsor Loan on or prior to the Closing; (v) receipt by United Hydrogen and Pubco of an amended and restated founder registration rights agreement (the “Founder Amended and Restated Registration Rights Agreement”); (vi) receipt by each of the Sellers of a registration rights agreement covering the merger consideration shares received by the Sellers, duly executed by Pubco (the “Seller Registration Rights Agreement”); and (vii) Aimei Health having delivered copies of the written resignations of all its directors and officers prior to the Second Merger, effective as of the Effective Time.

Unless waived by Aimei Health, the obligations of Aimei Health to consummate the Transactions are subject to the satisfaction of the following conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of United Hydrogen, Pubco, the First Merger Sub, and the Second Merger Sub being true and correct on and as of the Closing (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) United Hydrogen, Pubco, the First Merger Sub, and the Second Merger Sub having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (iv) each Employment Agreement and each Seller Lock-Up Agreement being in full force and effect from the Closing; (v) as of or prior to the Closing, the board of directors and shareholders of Pubco having adopted and approved an equity incentive plan which will provide that the total pool of awards under such equity incentive plan will be a number of Pubco Ordinary Shares equal to five percent (5%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Business Combination and shall include a customary evergreen provision; (vi) receipt by Aimei Health of the Founder Amended and Restated Registration Rights Agreement, duly executed by Pubco; (vii) completion of the Reorganization pursuant to the Reorganization Documents by the Completion Date; and (viii) United Hydrogen’s timely payments for any Extension pursuant to the terms of the Business Combination Agreement.

Termination

Per the First Amendment to the Business Combination Agreement on June 6, 2025, the Business Combination Agreement may be terminated at any time prior to the Closing by either Aimei Health or United Hydrogen if the Closing does not occur by September 30, 2025 or such other date as may be extended pursuant to the Business Combination Agreement.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior to the Closing, including, among other reasons: (i) by mutual written consent of Aimei Health and United Hydrogen; (ii) by either Aimei Health or United Hydrogen if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by United Hydrogen for Aimei Health’s uncured material breach of the Business Combination Agreement, such that the related Closing condition would not be met; (iv) by Aimei Health for the uncured material breach of the Business Combination Agreement by United Hydrogen, Pubco, the First Merger Sub, or the Second Merger Sub, such that the related Closing condition would not be met; (v) by either Aimei Health or United Hydrogen if Aimei Health holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; (vi) by Aimei Health if an irrevocable unanimous written consent or a special resolution passed at a duly convened and quorate meeting of United Hydrogen shareholders shall not have been obtained within ten business days after the Registration Statement became effective; and (vii) by Aimei Health if the Reorganization is not completed by December 31, 2024.

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If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous provisions, and definitions used in the Business Combination Agreement) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver

United Hydrogen, Pubco, the First Merger Sub, and the Second Merger Sub have agreed that they and their affiliates will not have any right, title, interest, or claim of any kind in or to any monies in Aimei Health’s Trust Account held for its Public Shareholders, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Related Agreements and Documents

Seller Lock-Up Agreement

Simultaneously with the execution of the Business Combination Agreement, United Hydrogen, Aimei Health, the Purchaser Representative and Pubco have entered into a lock-up agreement (the “Seller Lock-Up Agreement”) with certain United Hydrogen shareholders (each, a “Seller Lock-Up Party”). The lock-up agreement provides for a lock-up period commencing from the Closing and ending on the earlier of: (a) six (6) months from and after the Closing; (b) the date following the Closing on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Pubco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; or (c) the date on which the closing sale price of the Pubco Ordinary Shares has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing at least 150 days after the Closing. Notwithstanding the above, the transfer of Pubco Ordinary Shares held by a Seller Lock-Up Party after the Closing during the applicable lock-up period is permitted if (a) to Pubco’s officers or directors, or any affiliates or family members of any of Pubco’s officers or directors, any members of the Sponsor or any affiliates of the Sponsor; (b) to any affiliate (as defined in Rule 405 of under the under the Securities Act) of such Seller Lock-Up Party; (c) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in the case of an entity, by distribution to limited partners, shareholders, members of, or owners of similar equity interests in such Seller Lock-Up Party by virtue of the laws of the jurisdiction of such Seller Lock-Up Party’s organization and such Seller Lock-Up Party’s organizational documents upon the liquidation and dissolution of such Seller Lock-Up Party; (g) by private sales made in connection with the consummation of a change of control at prices no greater than the price at which the securities were originally purchased; (h) by virtue of the laws of the Cayman Islands or United Hydrogen’s limited liability company agreement upon dissolution of United Hydrogen; (i) in the event of Pubco’s liquidation, merger, share exchange, reorganization, or other similar transaction which results in all of Pubco’s shareholders having the right to exchange their ordinary shares for cash, securities, or other property subsequent to the Closing; and (j) which were acquired in the PIPE Investment or in open market transactions after the Closing.

Seller Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Aimei Health, United Hydrogen, and certain shareholders of United Hydrogen have entered into a Shareholder Support Agreement (the “Seller Shareholder Support Agreement”), pursuant to which, among other things, certain of the shareholders of United Hydrogen have agreed (i) to support the adoption of the Business Combination Agreement and the approval of the Transactions, subject to certain customary conditions, and (ii) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. The Seller Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the effective time of the Closing, such date and time as the Business Combination Agreement may be terminated in accordance with its terms, and, as to any shareholders who entered into such Seller Shareholder Support Agreement, upon the written agreement of Aimei Health, United Hydrogen, and such shareholder.

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Founder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Aimei Health, United Hydrogen, and certain of the shareholders of Aimei Health (the “Founder Shareholders”) have entered into a support agreement (the “Founder Support Agreement”), pursuant to which, among other things, the Founder Shareholders have agreed (i) to support the adoption of the Business Combination Agreement and the approval of the Transactions, subject to certain customary conditions, and (ii) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. The Founder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the effective time of the Closing, such date and time as the Business Combination Agreement may be terminated in accordance with its terms, and, as to any shareholders who entered into such Founder Support Agreement, upon the written agreement of Aimei Health, United Hydrogen, and such shareholder.

Seller Registration Rights Agreement

At the Closing, Pubco and certain shareholders of United Hydrogen (the “United Hydrogen Registration Rightholders”) shall enter into the Seller Registration Rights Agreement, in the form mutually agreed between Aimei Health and United Hydrogen. Under the Seller Registration Rights Agreement, the United Hydrogen Registration Rightholders shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of their Pubco Ordinary Shares received as company merger consideration (together with any capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Seller Registrable Securities”). The United Hydrogen Registration Rightholders holding a majority-in-interest of the Seller Registrable Securities (based on the number of shares and not voting rights) will be entitled under the Seller Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Seller Registrable Securities, and other United Hydrogen Registration Rightholders holding Seller Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the Seller Registration Rights Agreement, Pubco shall give notice to the United Hydrogen Registration Rightholders holding Seller Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Seller Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, the United Hydrogen Registration Rightholders holding Seller Registrable Securities will be entitled under the Seller Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Seller Registrable Securities on Form F-3 and any similar short-form registration that may be available at such time. Further, the United Hydrogen Registration Rightholders acknowledge that Aimei Health and/or Pubco may, prior to the Closing, grant registration rights to PIPE Investors with respect to the PIPE securities issuable pursuant to the PIPE Subscription Agreements entered into for the PIPE Investment or a registration rights agreement to be entered into between Aimei Health and/or Pubco, as the case may be, and PIPE Investors in connection therewith. If either Aimei Health or United Hydrogen elects to seek a PIPE Investment, the other party shall use commercially reasonable efforts to cooperate with the other in connection with such PIPE Investment and cause such PIPE Investment to occur. Under the Seller Registration Rights Agreement, Pubco will indemnify the holders of Seller Registrable Securities and certain persons or entities related to them, such as their officers, employees, affiliates, directors, partners, members, attorneys, and agents, and each person, if any, who controls an such holders, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Seller Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Seller Registrable Securities, including Seller Registrable Securities in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

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Founder Amended and Restated Registration Rights Agreement

At the Closing, Aimei Health, Pubco, the Initial Shareholders and the other parties thereto (together with the Initial Shareholders, the “Founder Registration Rightholders”) shall enter into the Founder Amended and Restated Registration Rights Agreement, in the form mutually agreed between Aimei Health and United Hydrogen. Under the Founder Amended and Restated Registration Rights Agreement, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco Ordinary Shares pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Seller Registration Rights Agreement.

Under the Founder Amended and Restated Registration Rights Agreement, the Founder Registration Rightholders shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of their Pubco Ordinary Shares received as company merger consideration (together with any capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Founder Registrable Securities”). The Founder Registration Rightholders holding a majority-in-interest of the Founder Registrable will be entitled under the Founder Amended and Restated Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Founder Registrable Securities, and other Founder Registration Rightholders holding Founder Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the Founder Amended and Restated Registration Rights Agreement, Pubco shall give notice to the Founder Registration Rightholders holding Founder Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Founder Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, Founder Registration Rightholders holding Founder Registrable Securities will be entitled under the Founder Amended and Restated Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Founder Registrable Securities on Form F-3 and any similar short-form registration that may be available at such time. Further, the Founder Registration Rightholders acknowledge that Aimei Health and/or Pubco may, prior to the Closing, grant registration rights to PIPE Investors with respect to the PIPE securities issuable pursuant to the PIPE Subscription Agreements entered into for the PIPE Investment or a registration rights agreement to be entered into between Aimei Health and/or Pubco, as the case may be, and PIPE Investors in connection therewith. If either Aimei Health or United Hydrogen elects to seek a PIPE Investment, the other party shall use commercially reasonable efforts to cooperate with the other in connection with such PIPE Investment and cause such PIPE Investment to occur. Under the Founder Amended and Restated Registration Rights Agreement, Pubco will indemnify the holders of Founder Registrable Securities and certain persons or entities related to them, such as their officers, employees, affiliates, directors, partners, members, attorneys, and agents, and each person, if any, who controls an such holders, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Founder Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Founder Registrable Securities, including Founder Registrable Securities in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

The rights granted under the Founder Amended and Restated Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to their Pubco securities or Aimei Health securities.

PIPE Investments

Despite the provisions in the Business Combination Agreement, the Seller Registration Rights Agreement and the Founder Amended and Restated Registration Rights Agreement permitting United Hydrogen to seek PIPE Investment in connection with the Business Combination, neither Aimei Health nor United Hydrogen have entered into any PIPE Subscription Agreement as of the date of this proxy statement/prospectus. Furthermore, Aimei Health and United Hydrogen do not intend to pursue any PIPE Investment prior to the consummation of the Business Combination.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:	Why am I receiving this proxy statement/prospectus?

A:	Aimei Health and United Hydrogen have agreed to engage in a business combination pursuant to the terms of the Business Combination Agreement as described in this proxy statement/prospectus. Aimei Health’s shareholders are being asked to vote to approve the Business Combination Agreement and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, (a) that the First Merger Sub will merge with and into United Hydrogen (the “First Merger”), with United Hydrogen surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of United Hydrogen being converted into the right to receive shares of Pubco; and (b) that the Second Merger Sub will merge with and into Aimei Health (the “Second Merger,” and together with the First Merger, the “Mergers”), with Aimei Health surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of Aimei Health being converted into the right to receive shares of the Pubco, (c) the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association, and (d) appointment of the members of the Pubco board of directors after the closing of the Mergers. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:	When and where is the Meeting?

A:	The Meeting will be held on November 6, 2025, at 10:00 a.m., Eastern Time at the offices of Hunter Taubman Fischer & Li LLC at 950 Third Avenue, 19th Floor, New York, NY 10022, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the Meeting may be adjourned.

Q:	Can I attend the Meeting in person?

A:	Yes. The Meeting will be held on November 6, 2025, at 10:00 a.m., Eastern Time at the offices of Hunter Taubman Fischer & Li LLC at 950 Third Avenue, 19th Floor, New York, NY 10022, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the Meeting may be adjourned.

Q:	What is being voted on at the Meeting?

A:	The shareholders of Aimei Health are being asked to vote to approve the Business Combination Proposal, which includes, among other things, the approval of the Business Combination Agreement and transactions contemplated thereby, including the Mergers. See the section entitled “The Business Combination Proposal.” The Business Combination Proposal is conditioned on the approval of each of the Merger Proposal and the Share Issuance Proposal described below. If Aimei Health’s shareholders do not approve any of the Merger Proposal or the Share Issuance Proposal, the Business Combination may not be consummated.

In accordance with the Cayman Companies Act, Aimei Health’ shareholders are also being asked to separately vote to approve the Merger Proposal, which specifically seeks the approval of its shareholders to approve the Second Merger and Second Merger Plan of Merger. See the section entitled “The Merger Proposal.” The Merger Proposal is conditioned on the approval of the Business Combination Proposal and the Share Issuance Proposal described below. Therefore, if Aimei Health’s shareholders do not approve any of the Merger Proposal or Share Issuance Proposal, the Business Combination may not be consummated.

In addition to the foregoing proposals, the shareholders are also asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Listing Rules of Nasdaq, the issuance of up to approximately 157,568,133 newly issued ordinary shares by Pubco in the Business Combination. See the section entitled “The Share Issuance Proposal.” The Share Issuance Proposal is conditioned on the approval of each of the Business Combination Proposal and the Merger Proposal. Therefore, if the Business Combination Proposal or the Merger Proposal is not approved, then the Share Issuance Proposal will not be presented to shareholders at the Meeting. The Share Issuance Proposal is conditioned on the approval and adoption of each of the Business Combination Proposal and the Merger Proposal.

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The Adjournment Proposal to approve the adjournment of the Meeting (i) for the purpose of soliciting additional proxies in favor of the approval of the Business Combination in the event Aimei Health does not receive the requisite shareholder vote to approve the Business Combination (ii) for the purpose of allowing reasonable additional time for filing or mailing of any legally required supplement or amendment to the accompanying proxy statement/prospectus, or (iii) if the holders of the Public Shares have elected to redeem such number of shares such that the Pubco Ordinary Shares would not be approved for listing on a U.S. stock exchange. The Adjournment Proposal is not conditioned on the approval of any other Proposal. If the board of directors of Aimei Health so determines, the shareholders may also be asked to consider and vote upon a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates to, among other things, permit further solicitation and vote of proxies if based upon the tabulated vote at the time of the Meeting, Aimei Health would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

Aimei Health will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	Why is Aimei Health proposing the Business Combination?

A:	Aimei Health was incorporated to effect a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar business combination with one or more businesses or entities.

Aimei Health completed its IPO on December 6, 2023, with each Public Unit consisting of one ordinary share and one Public Right, each entitling the holder thereof to receive one-fifth (1/5) of one ordinary share of Aimei Health upon Aimei Health’s completion of its initial business combination. The sale of the Public Units, which raised total gross proceeds of $69,000,000, as well as a private placement of Private Placement Units on December 6, 2023, which raised total gross proceeds of $3,320,000, totaling $72,320,000 in gross proceeds. Since the IPO, Aimei Health’s activity has been limited to the evaluation of business combination candidates.

Aimei Health management analyzed investment opportunities in various sectors and geographic regions in an effort to locate the best potential business combination opportunity for its shareholders.

United Hydrogen is a hydrogen solution provider committed to providing customers with decarbonization solutions tailored to their energy decarbonization goals. Driven by the mission of “Living in Harmony with Nature,” United Hydrogen operates its business in China through its subsidiaries, including without limitation, Zhejiang Qingyuan and Yixun Chuangneng. Currently, United Hydrogen, through its subsidiaries, has been in the business of providing (i) hydrogen energy solutions, specializing in the evaluation, design, and construction (through third-party construction contractors) of hydrogen production plants and hydrogen refueling stations, and post-delivery operation and management of these facilities, and (ii) hydrogen commercial applications, focusing on selling fuel cell systems for hydrogen trucks and forklifts, and designing, selling and leasing fuel cell forklifts.

Aimei Health believes that a business combination with United Hydrogen will provide Aimei Health shareholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Business Combination Proposal — Reasons for Aimei Health Board of Directors’ Approval of the Business Combination.”

Q:	Why is Aimei Health providing shareholders with the opportunity to vote on the Business Combination?

A:	Under its amended and restated memorandum and articles of association, Aimei Health must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Aimei Health’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Aimei Health has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Aimei Health is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the consummation of the Business Combination.

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Q:	Are the proposals conditioned on one another?

A:	Each of the Business Combination Proposal, the Merger Proposal, and the Share Issuance Proposal are conditioned upon each other. If the shareholders of Aimei Health do not approve any of the Business Combination Proposal, the Merger Proposal, or the Share Issuance Proposal, the Business Combination may not be consummated. Unless the Business Combination Proposal and the Merger Proposal are approved, the Share Issuance Proposal will not be presented to the shareholders of Aimei Health at the Meeting. In addition, the Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If Aimei Health does not consummate the Business Combination and fails to complete an initial business combination by December 6, 2025 (or such later date as may be approved by Aimei Health’s shareholders in an amendment to the Aimei Health amended and restated articles of association), then Aimei Health will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its Public Shareholders.

Q:	What will happen in the Business Combination?

A:	At the Closing, (a) the First Merger Sub will merge with and into United Hydrogen, with United Hydrogen surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of United Hydrogen being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into Aimei Health, with Aimei Health surviving the Second Merger as a wholly-owned subsidiary of the Pubco and the outstanding securities of Aimei Health being converted into the right to receive shares of the Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions”). In particular, (i) each Aimei Health ordinary share shall be cancelled and converted automatically into the right to receive one Pubco Class A Ordinary Share, and (ii) each issued and outstanding Aimei Health rights shall be cancelled and automatically converted into one-fifth of one Pubco Class A Ordinary Share. The cash held in the Trust Account and the proceeds from any financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “Summary of the Proxy Statement/Prospectus — Organizational Structures.”

Q:	What are the U.S. federal income tax consequences of the Business Combination to me?

A:	It is intended that the Second Merger qualifies as an exchange described in Section 351(a) of the Code and/or as a reorganization under Section 368(a) of the Code. Assuming such qualification, a U.S. holder that receives Class A Ordinary Shares in exchange for ordinary shares of Aimei Health in the Second Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Class A Ordinary Shares received in the Second Merger by a U.S. holder should be equal to the adjusted tax basis of the ordinary shares of Aimei Health exchanged therefor. The holding period of the Class A Ordinary Shares should include the holding period during which the ordinary shares of Aimei Health exchanged therefor were held by such U.S. holder.

Even if the Business Combination otherwise qualifies as an exchange described in Section 351(a) of the Code and/or as a reorganization under Section 368(a) of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination to U.S. Holders of Aimei Health Securities — Application of the Passive Foreign Investment Company Rules to the Business Combination.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination to U.S. Holders of Aimei Health Securities.”

Q:	What conditions must be satisfied or waived to complete the Business Combination?

A:	There are a number of closing conditions to the Business Combination, including, but not limited to, the following: (i) the representations and warranties of each of Aimei Health and United Hydrogen being true and correct on and as of the Closing (subject to certain materiality standards set forth in the Business Combination Agreement);

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(ii) each of Aimei Health and United Hydrogen having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) the absence of any effect, development, circumstance, fact, change or event since the date of the Business Combination Agreement that, individually or in the aggregate, has had, or would reasonably be expected to prevent or materially delay or materially impair the ability of Aimei Health and/or United Hydrogen to consummate the Transactions or otherwise have a material adverse effect on the Transactions; (iv) receipt by United Hydrogen and the Pubco of the Founder Amended and Restated Registration Rights Agreement; (v) receipt by Aimei Health of the Seller Lock-Up Agreement entered into by and among the Pubco, United Hydrogen, Aimei Health, and certain United Hydrogen shareholders being in full force and effect as of the Closing; (vi) receipt by Sellers from Pubco of a registration rights agreement covering the merger consideration shares received by certain Sellers duly executed by the Pubco; (vii) completion of the Reorganization pursuant to the Reorganization Documents by the Completion Date; and (viii) United Hydrogen’s timely payments for any Extension pursuant to the terms of the Business Combination Agreement.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement.”

Q:	Did the Aimei Health board of directors obtain a fairness opinion in determining whether to proceed with the Business Combination?

A:	Yes. The Aimei Health board of directors received the fairness opinion from CHFT Advisory and Appraisal Ltd. (“CHFT”), as to the fairness, from a financial point of view, to United Hydrogen, of the consideration to be paid by Aimei Health (in the form of Pubco Ordinary Shares) pursuant to the Business Combination Agreement. For additional information, please see the section titled “The Business Combination Proposal — Summary of Financial Analysis of CHFT.” and the opinion of CHFT attached hereto as Annex F.

Q:	What equity stake will current Public Shareholders, the Sponsor, the Initial Shareholders and the Sellers and their affiliates hold in Pubco immediately after the completion of the Business Combination?

A:	Upon the completion of the Business Combination, assuming, among other things, that except for 2,904,267 Public Shares of Aimei Health were redeemed in February 2025, no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (assuming automatic conversion of rights into ordinary shares), the Public Shareholders, the Sponsor and the other Initial Shareholders, and the Sellers will own approximately 2.53%, 1.30%, and 95.20% of the outstanding shares of Pubco, respectively, such percentages have been calculated assuming that the Sellers receive approximately 150,000,000 Ordinary Shares of Pubco.

If any of the Public Shareholders exercise their redemption rights, the percentage of the Pubco’s outstanding Ordinary Shares held by the Public Shareholders will decrease and the percentages of Pubco’s outstanding Ordinary Shares held by the by the Sellers and their affiliates will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.

The following table illustrates varying beneficial ownership levels in Pubco, based on the assumption of (i) no redemptions, (ii) redemption of 50% of the Public Shares, and (iii) maximum contractual redemptions that may occur and would allow Aimei Health to have standalone and consolidated net tangible assets of at least $5,000,001, by Public Shareholders. If the actual facts are different from the foregoing assumptions, the share amounts and percentage ownership numbers set forth below will be different.

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Potential Pubco Ordinary Shares outstanding and percentage ownership interest in total outstanding Pubco Ordinary Shares upon consummation of the Business Combination (including (x) the issuance of Pubco Class A Ordinary Shares with respect to the conversion of the rights held by Aimei Health shareholders, and (y) Pubco Ordinary Shares issuable to shareholders of United Hydrogen):

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Contractual Redemptions(2)
	Share	%	Share	%	Share	%
Aimei Health’s Public Shares(1)	3,995,733	2.54%	1,997,867	1.28%	271,517	0.18%
Aimei Health’s Founder Shares	1,725,000	1.09%	1,725,000	1.11%	1,725,000	1.12%
Private Shares	332,000	0.21%	332,000	0.21%	332,000	0.22%
Shares issuable upon the conversion of the Public and Private Rights held by Aimei Health Shareholders	1,446,400	0.92%	1,446,400	0.93%	1,446,400	0.94%
Spartan Capital Securities, LLC	69,000	0.04%	69,000	0.04%	69,000	0.04%
United Hydrogen Shares	150,000,000	95.20%	150,000,000	96.42%	150,000,000	97.50%
Pro Forma Ordinary Shares	157,568,133	100.0%	155,570,267	100.0%	153,843,917	100.0%

(1)	On February 6, 2025, 2,904,267 Public Shares of Aimei Health were redeemed. As of the date of this proxy statement/prospectus, there were 3,995,733 Public Shares of Aimei Health remaining.

(2)	Assumes that in addition to 2,904,267 Public Shares of Aimei Health were redeemed in February 2025, an additional 3,724,216 Public Shares of Aimei Health are redeemed from the proceeds available in the Trust Account. The maximum contractual redemptions scenario represents the maximum contractual redemptions that may occur, which would still allow Aimei Health to have standalone and consolidated net tangible assets of at least $5,000,001.

Q:	What are the effective underwriting fees under the various redemption scenarios?

A:	Spartan Capital Securities, LLC (“Spartan”), the representative of the underwriters in the IPO, is entitled to deferred underwriting commissions upon the closing of the Business Combination of 1% of the gross proceeds of the IPO, or $690,000, which amount is not subject to change, regardless of the number of Public Shares redeemed. The following table illustrates the effective deferred underwriting commissions on a percentage basis for outstanding Public Shares allocable to the Public Shareholders at each assumed redemption scenario:

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Contractual Redemptions
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Unredeemed Public Shares	3,995,733	100%	1,997,867	50%	271,517	0.2%
Effective Underwriting Commissions		1.0%		2.0%		N/A	%

Q:	What vote is required to approve the proposals presented at the Meeting?

A:	The approval of each of the Business Combination Proposal, the Share Issuance Proposal, and the Adjournment Proposal (the “Ordinary Resolution Proposals”) requires the affirmative vote of a majority of the votes cast by the Aimei Health shareholders as, being entitled to do so, vote in person or by proxy at the Meeting at which a quorum exists. Assuming a quorum exists, a shareholder’s failure to vote by proxy or in person at the Meeting will have no effect on the affirmative vote required to adopt the foregoing proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the affirmative vote required to adopt any of the proposals. As of September 26, 2025, the Record Date for the Meeting, there were 1,725,000 Founder Shares and 332,000 Private Shares issued and outstanding, which constitute approximately 33.6% of the outstanding ordinary shares of Aimei Health. As of the Record Date, no affirmative vote of the ordinary shares owned by the Public Shareholders is required to approve the Ordinary Resolution Proposals, assuming that the number of ordinary shares present in person or by proxy at the Meeting equals the quorum requirement of 3,060,867 ordinary shares, and all such 3,060,867 ordinary shares are voted on each Ordinary Resolution Proposal at the Meeting.

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The approval of the Merger Proposal will require a special resolution, being a resolution passed at the Meeting by the affirmative vote of at least two-thirds (2/3) of the votes cast by holders of the ordinary shares of Aimei Health as, being entitled to do so, vote in person or by proxy at the Meeting at which a quorum exists. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the affirmative vote required to adopt the Merger Proposal. The holders of the Founder Shares and Private Shares have agreed to vote their shares in favor of the Merger Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of the Record Date, there were 1,725,000 Founder Shares and 332,000 Private Shares issued and outstanding, which constitute approximately 33.6% of the outstanding ordinary shares of Aimei Health. As of the Record Date, no affirmative vote of ordinary shares owned by the Public Shareholders is required to approve the Merger Proposal, assuming that the number of ordinary shares present in person or by proxy at the Meeting equals the quorum requirement of 3,060,867 ordinary shares, and all such 3,060,867 ordinary shares are voted on the Merger Proposal at the Meeting.

Q:	What constitutes a quorum at the Meeting?

A:	For a quorum to exist, no less than a majority in voting power of Aimei Health’s issued and outstanding ordinary shares entitled to attend and vote at the Meeting are required to be present in person or by proxy. In the absence of a quorum within 15 minutes of the time appointed for the Meeting, the Meeting will stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. As of the Record Date, 3,060,867 ordinary shares of Aimei Health would be required to achieve a quorum. Considering the Initial Shareholders hold an aggregate of 2,057,000 ordinary shares, which constitute approximately 33.6% of the outstanding ordinary shares of Aimei Health, Public Shareholders holding at least 1,003,867 ordinary shares, or approximately 16.4% of the outstanding ordinary shares of Aimei Health, will be required to be present at the Meeting in order to constitute a quorum.

Q:	How do the insiders of Aimei Health intend to vote on the proposals?

A:	Aimei Health’s holders of Founder Shares and Private Shares beneficially own and are entitled to vote an aggregate of approximately 33.6% of the outstanding ordinary shares of Aimei Health. The holders of Founder Shares and Private Shares have agreed to vote their securities in favor of the Business Combination Proposal, and have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting.

Q:	Do I have Redemption rights?

A:	Pursuant to Aimei Health’s amended and restated memorandum and articles of association, holders of Public Shares may elect to have their shares redeemed for cash at the applicable Redemption price per share calculated in accordance with Aimei Health’s amended and restated memorandum and articles of association. As of the Record Date, based on funds in the Trust Account of approximately $45.4 million, this would have amounted to approximately $11.37 per share. If a holder exercises its Redemption rights, then such holder will be exchanging its ordinary shares of Aimei Health for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its shares (either physically or electronically) to Aimei Health’s transfer agent prior to the Meeting.

Q:	Will how I vote affect my ability to exercise Redemption rights?

A:	No. You may exercise your Redemption rights whether or not you are a holder of Aimei Health ordinary shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your ordinary shares of Aimei Health on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of the Nasdaq Global Market.

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Q:	How do I exercise my Redemption rights?

A:	If you are a holder of Public Shares and wish to exercise your Redemption rights, you must demand that Aimei Health convert your shares into cash no later than 5:00 p.m. Eastern Time on November 4, 2025 (two (2) business days prior to the vote on the Business Combination Proposal) by (i) submitting your request in writing to Continental at the address listed at the end of this section and (ii) delivering your share certificate to Aimei Health’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his, her, or its shares be redeemed for a full pro rata portion of the amount then in the Trust Account. As of the Record Date, based on funds in the Trust Account of approximately $45.4 million, this would have amounted to approximately $11.37 per share. Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your Redemption rights.

Any request for Redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Meeting. If you deliver your shares for Redemption to Aimei Health’s transfer agent and later decide prior to the Meeting not to elect redemption, you may request that Aimei Health’s transfer agent return the shares (physically or electronically). You may make such request by contacting Aimei Health’s transfer agent at the phone number or address listed herein.

Any corrected or changed proxy card or written demand of Redemption rights must be received by Aimei Health prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Aimei Health’s transfer agent at least two (2) business days prior to the vote at the Meeting.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, Aimei Health will convert these shares into a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption rights, then you will be exchanging your ordinary shares of Aimei Health for cash and will not be entitled to Pubco Class A Ordinary Shares with respect to your ordinary shares of Aimei Health upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their Redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, Aimei Health will promptly return any shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of Aimei Health. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised Redemption rights in connection therewith due to potential claims of creditors against the Trust Account.

If you are a holder of Public Shares and you exercise your Redemption rights, it will not result in the loss of any Aimei Health rights that you may hold. Your Public Rights will automatically be converted into one-fifth (1/5) of an ordinary share of Aimei Health upon the consummation of the Business Combination. If holders redeem their Public Shares at Closing but continue to hold Public Rights after the Closing, the aggregate value of the Public Rights that may be retained by them, based on the closing trading price of Public Right as of the Record Date, would be $2.62 million regardless of the amount of redemptions by the Public Shareholders.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:	Holders of Aimei Health ordinary shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in their investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Business Combination to U.S. Holders of Aimei Health Securities.”

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Q:	If I am a Unit holder, can I exercise Redemption rights with respect to my Units?

A:	Holders of outstanding Public Units must separate the underlying ordinary share and Public Rights prior to exercising Redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental, Aimei Health’s transfer agent, with written instructions to separate such Units into Public Shares and Public Rights. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your Redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” above. The address of Continental is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental, Aimei Health’s transfer agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares and Public Rights. As detailed in the following sentence, this must be completed far enough in advance to permit your nominee to exercise your Redemption rights upon the separation of the Public Shares from the Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your Redemption rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	Under the Cayman Companies Act, a member of a constituent company incorporated under the Cayman Companies Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation. However, no dissenter rights will be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under the Cayman Companies Act, but this shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to the relevant sections of the Cayman Companies Act to accept for such shares anything except (i) shares of a surviving or consolidated company, or depository receipts in respect thereof, (ii) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders, (iii) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (i) and (ii), or (iv) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (i), (ii) and (iii).

Aimei Health Public Shareholders may have appraisal rights in connection with the Second Merger, on the basis that Aimei Health Public Shareholders will, pursuant to the Second Merger Plan of Merger and upon the Second Merger, have the right to receive Pubco Class A Ordinary Shares in exchange for the securities held in Aimei Health, and such Pubco Class A Ordinary Shares will be listed on an exchange that falls within the definition of (ii) above.

Q:	What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A:	Of the net proceeds of Aimei Health’s IPO and simultaneous private placements, a total of $69,690,000 was placed in the Trust Account immediately following the IPO. As of the Record Date, the amount held in the Trust Account was approximately $45.4 million. After the consummation of the Business Combination, the funds in the Trust Account will be used by Aimei Health to pay holders of the Public Shares who exercise Redemption rights, to pay the Deferred Underwriting Commission of $690,000, any unpaid Extension Fees payable by United Hydrogen pursuant to the Business Combination Agreement, any unpaid fees and expenses incurred in connection with the Business Combination by United Hydrogen, and to make the premium payment for the D&O tail insurance and the premium payment for the directors and officers of Pubco for one year after the Closing. Any remaining funds will be paid to United Hydrogen (or as otherwise designated in writing by United Hydrogen to Aimei Health prior to the Closing) and used for working capital and general corporate purposes of Pubco and its subsidiaries.

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Q:	What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A:	Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, Aimei Health’s Public Shareholders may vote in favor of the Business Combination and exercise their Redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemption by Public Shareholders. However, the Business Combination will not be consummated if, upon the consummation of the Business Combination, Aimei Health does not have at least $5,000,001 in net tangible assets after giving effect to payment of amounts that Aimei Health will be required to pay to redeeming shareholders upon consummation of the Business Combination and the proceeds from any private placement investment.

With fewer public shares and public shareholders, the trading market for Pubco Class A Ordinary Shares may be less liquid than the market for Aimei Health’s ordinary shares was prior to the closing of the Business Combination, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into United Hydrogen’s business will be reduced.

Q:	What happens to the ownership and voting control of the combined company after the Business Combination and what is the effect on the voting power of Public Shareholders under the combined company’s new dual-class structure?

A:	The dual-class structure of Pubco Ordinary Shares has the effect of concentrating voting control in Ms. Xia Ma, Pubco’s Chairperson, Director, Chief Executive Officer and ultimate controlling shareholder, because following the consummation of the Business Combination, she will beneficially own 93.15% of the aggregate voting power of Pubco (assuming no redemptions) or 93.53% of the aggregate voting power of Pubco (assuming maximum contractual redemptions). This presents certain risks since her interests may not be aligned with the interests of Pubco’s other shareholders in all circumstances.

Pubco has a dual-class voting structure, consisting of Pubco Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Pubco Class A Ordinary Shares are entitled to one vote per share, and holders of Pubco Class B Ordinary Shares are entitled to ten (10) votes per share. This unbalanced and disparate allocation of voting power, will cause Ms. Ma, as the sole beneficial owner of Pubco Class B Ordinary Shares, to have a disparately higher concentration of voting power, representing approximately 93.15% of the aggregate voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class assuming no redemptions are made by the Aimei Health Public Shareholders, or 93.53% of the aggregate voting power assuming maximum contractual redemptions by the Aimei Health Public Shareholders, of their Aimei Health ordinary shares. As a result of the disparate voting power of the Pubco Class B Ordinary Shares beneficially owned by Ms. Ma, she will possess the ability to control Pubco’s business, including decisions regarding mergers, consolidations, and the sale of all or substantially all of its assets, the election of directors, and other significant corporate actions.

Ms. Ma, in her capacity as the ultimate controlling shareholder of Pubco, may take actions that are not in the best interests of Pubco or its other shareholders. These corporate actions may be taken even if they are opposed by Pubco’s other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of transactions that shareholders may consider favorable, including ones in which shareholders might otherwise receive a premium for their shares. Future issuances of Pubco Class B Ordinary Shares may also be dilutive to the holders of Pubco Class A Ordinary Shares. As a result, the market price of Pubco Class A Ordinary Shares could be adversely affected.

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Q:	What happens if the Business Combination is not consummated?

A:	Under its amended and restated memorandum and articles of association, Aimei Health has a period of 12 months from the completion of its IPO to complete its initial business combination. In addition, the amended and restated memorandum and articles of association provide that the Sponsor and Aimei Health’s board of directors may extend the date by which Aimei Health must complete its initial business combination by a total of 12 months. Specifically, Aimei Health may, by resolution of its board of directors if requested by the Sponsor, extend the period of time to consummate a business combination up to 12 times, each by an additional one month, subject to the Sponsor depositing additional funds into the Trust Account with a monthly extension fee of $227,700 (or $0.033 per Public Share). Accordingly, if Aimei Health does not complete the Business Combination with United Hydrogen or another business combination by December 6, 2025 (if extended to the maximum 24 months following closing of the IPO or such later date as may be approved by the shareholders of Aimei Health in an amendment to the Aimei Health amended and restated articles of association), Aimei Health must: (i) redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account, which was approximately $45.4 million as of the Record Date, (ii) cease all operations except for the purpose of winding up, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. In such event, Aimei Health’s Rights will expire worthless, and the 1,725,000 Founder Shares and 332,000 shares underlying the Private Placement Units would also be worthless. For more information about the liquidation process, see “Other Information Related to Aimei Health — Summary Information Related to Our Securities, Redemption Rights, and Liquidation.”

Q:	When do you expect the Business Combination to be completed?

A:	It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for November 6, 2025; however, the Meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Q:	What do I need to do now?

A:	Aimei Health urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder of Aimei Health. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:	If you are a holder of record of ordinary shares of Aimei Health on the Record Date, you may vote in person at the Extraordinary General Meeting or by submitting your proxy by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. Your proxy card must be received by Aimei Health not less than 48 hours before the scheduled time of the meeting or any adjournment thereof at which the person named in the proxy card proposes to vote. Proxy cards received after this time will not be counted.

You Can Vote by Internet. Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting https://www.proxyvote.com and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote, obtain a proxy from your broker, bank or nominee.

In addition, you may attend the meeting and vote your shares using the voter control number included on your proxy card.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	As disclosed in this proxy statement/prospectus, your broker, bank, or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

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Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Shareholders may (i) enter a new vote by Internet, or (ii) send a later dated, signed proxy card to Aimei Health at the address set forth below so that it is received by Aimei Health not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. Shareholders also may revoke their proxy by sending a notice of revocation to Aimei Health at 10 East 53rd Street, Suite 3001, New York, NY 10022, which notice must be received by Aimei Health’s Chief Executive Officer prior to the vote at the Meeting.

Q:	What happens if I fail to take any action with respect to the Meeting?

A:	If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder holder of Aimei Health.

Q:	What should I do with my share certificates?

A:	After the consummation of the Business Combination, Pubco’s transfer agent will send instructions to Aimei Health security holders regarding the exchange of their Aimei Health securities for Pubco securities. Aimei Health shareholders who exercise their Redemption rights must deliver their share certificates to Aimei Health’s transfer agent (either physically or electronically) at least two (2) business days prior to the Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Aimei Health shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Aimei Health shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Aimei Health Technology Co., Ltd

10 East 53rd Street, Suite 3001

New York, New York 10022

Attn: Junheng Xie

+34 678 035200

or

Advantage Proxy, Inc.
P.O. Box 10904

Yakima, WA 98909

Toll Free: (877) 870-8565

Main Telephone: (206) 870-8565

Email: ksmith@advantageproxy.com

You may also obtain additional information about Aimei Health from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your share certificate (either physically or electronically) to Aimei Health’s transfer agent at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your share certificate, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, N.Y. 10004

Attn: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should carefully read this entire proxy statement/prospectus, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus as well as the other annexes attached hereto. The Business Combination Agreement is the legal document that governs the Mergers and the other Transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Summary of the Material Terms of the Business Combination Agreement,” but is qualified by reference to the complete text of the Business Combination Agreement.

The Parties

Aimei Health

Aimei Health Technology Co., Ltd, which is referred to as Aimei Health, is a blank check company incorporated in the Cayman Islands on April 27, 2023. Aimei Health was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination or other similar business combination with one or more businesses or entities.

On December 6, 2023, Aimei Health consummated its IPO of 6,900,000 Public Units, including the underwriters’ full exercise of its over-allotment option, at a price of $10.00 per Public Unit, generating gross proceeds of $69,000,000. Simultaneously with the closing of the Initial Public Offering, Aimei Health consummated the private placement of an aggregate of 332,000 Private Placement Units at a price of $10.00 per Unit, generating gross proceeds of $3,320,000. The total offering generated an aggregate amount of gross proceeds of $72,320,000 to Aimei Health.

Following the Initial Public Offering and the simultaneous private placement, a total of $69,690,000 in net proceeds was placed in a U.S.-based trust account at Continental Stock Transfer & Trust Company, as trustee. This amount was comprised of proceeds of $69,000,000 in gross proceeds (which amount includes $690,000 of the underwriters’ deferred discount) from the Initial Public Offering (including the proceeds received from the exercise by the underwriters of the over-allotment option), and a total of $3,320,000 in gross proceeds for the sale of the Private Placement Units, offset by $1,930,000 in total offering expenses and $700,000 in use of proceeds not held in the Trust Account, which became available to be used to provide for business, legal and accounting due diligence on prospective business combinations, and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (File No. 333-272230) that became effective on November 30, 2023.

After the consummation of the Business Combination, the funds in the Trust Account will be used by Aimei Health to pay holders of the Public Shares who exercise Redemption rights, to pay the Deferred Underwriting Commission of $690,000, any unpaid Extension Fees payable by United Hydrogen pursuant to the Business Combination Agreement, any unpaid fees and expenses incurred in connection with the Business Combination by United Hydrogen, to make the premium payment for the D&O tail insurance and the premium payment for the directors and officers of Pubco for one year after the Closing, and used for working capital and general corporate purposes of Pubco and its subsidiaries. Aimei Health’s Public Units, Public Shares, and Public Rights are listed on the Nasdaq Global Market under the symbols “AFJKU,” “AFJK,” and “AFJKR,” respectively.

The mailing address of Aimei Health’s principal executive office is 10 East 53rd Street, Suite 3001, New York, NY 10022, and its telephone number is +34 678 035200. After the consummation of the Business Combination, Aimei Health will become a wholly owned subsidiary of Pubco.

Pubco

Pubco was incorporated on May 23, 2024 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Pubco owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Pubco is Ms. Xia Ma and the sole shareholder of Pubco is Michael&Jason Limited, a BVI business company solely owned and controlled by Xia Ma.

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The mailing address of Pubco’s registered office is at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P. O. Box 10240, George Town, Grand Cayman, KY1-1002, Cayman Islands, and its telephone number is +1 345 949 8599.

After the consummation of the Business Combination, Pubco’s principal executive office will be that of United Hydrogen, located at 16th Floor, Yangtze River Delta Hydrogen Energy Innovation Center, Mingjun Road, Pinghu City, Jiaxing, Zhejiang Province, The People’s Republic of China, 314201.

First Merger Sub

First Merger Sub was incorporated on June 3, 2024 solely for the purpose of effectuating the Business Combination described herein. First Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company. First Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of First Merger Sub is Xia Ma, and the sole shareholder of First Merger Sub is Pubco.

Second Merger Sub

Second Merger Sub was incorporated on June 3, 2024 solely for the purpose of effectuating the Business Combination described herein. Second Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company. Second Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Second Merger Sub is Xia Ma, and the sole shareholder of Second Merger Sub is Pubco.

United Hydrogen

United Hydrogen is an exempted company with limited liability incorporated in the Cayman Islands. As a holding company with no material operations of its own, United Hydrogen conducts all of its operations through its operating subsidiaries in the PRC.

United Hydrogen is a hydrogen solution provider committed to providing customers with decarbonization solutions tailored to their energy decarbonization goals. Driven by the mission of “Living in Harmony with Nature,” United Hydrogen operates its business in China through its subsidiaries, including without limitation, Zhejiang Qingyuan and Yixun Chuangneng. As of the date of this proxy statement/prospectus, United Hydrogen, through its subsidiaries, has been in the business of providing (i) hydrogen energy solutions, specializing in the evaluation, design, and construction (through third-party construction contractors) of hydrogen production plants and hydrogen refueling stations, as well as post-delivery operation and management of these facilities, and (ii) hydrogen commercial applications, focusing on selling fuel cell systems for hydrogen trucks and forklifts, and designing, selling and leasing fuel cell forklifts. As of the date of this proxy statement/prospectus, United Hydrogen has (i) designed, constructed, and managed the operation of three hydrogen production plants and 26 hydrogen refueling stations in 13 cities across seven provinces of China, and (ii) sold fuel cell systems for hydrogen trucks and forklifts to three customers located in three cities across three provinces of China, and sold or leased fuel cell forklifts/hydrogen fuel cell heavy-duty trucks to 29 customers located in six cities across five provinces of China.

United Hydrogen’s revenue for the fiscal year ended December 31, 2024 was approximately $52.6 million, with gross profits of $6.0 million, compared to approximately $11.3 million of revenue and approximately $3.7 million of gross profits for the fiscal year ended December 31, 2023. United Hydrogen’s net income for the year ended December 31, 2024 was approximately $0.6 million and its net income for the year ended December 31, 2023 was $0.1 million. For additional information regarding United Hydrogen, see the section of this proxy statement/prospectus entitled “Business of United Hydrogen.”

The mailing address of United Hydrogen’s principal executive office 16th Floor, Yangtze River Delta Hydrogen Energy Innovation Center, Mingjun Road, Pinghu City, Jiaxing, Zhejiang Province, The People’s Republic of China, 314201, and its telephone number is +86-18294434089.

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Organizational Structure

Pubco is a holding company incorporated in the Cayman Islands with no material operations of its own and is not a Chinese operating company. As a result, Pubco will conduct all of its operations through its operating subsidiaries in the PRC following the consummation of the Business Combination. The Pubco Class A Ordinary Shares offered in this proxy statement/prospectus are shares of the Cayman Islands holding company instead of shares of Pubco’s operating entities in the PRC. Holders of Pubco Class A Ordinary Shares do not directly own any equity interests in Pubco’s PRC subsidiaries, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could disallow Pubco’s corporate structure, which would likely result in a material change in our operations and/or a material change in the value of Pubco Class A Ordinary Shares, including that it could cause the value of Pubco Class A Ordinary Shares to significantly decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC — Chinese regulatory authorities could disallow Pubco’s holding company structure, which may result in a material change in its operations and/or a material change in the value of the securities that Pubco is registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.”

The following diagram illustrates United Hydrogen’s corporate structure as of the date of this proxy statement/prospectus:

Michael&Jason Limited (1)
60.54%
Mxmulan Limited (2)
5%
Meijin (Beijing) Hydrogen Energy Technology Co., Ltd. (美锦（北京）氢能科技有限公司) (3)
11.57%
Runqing Holding Limited (4)
6.82%
Yixun Limited (5)
5%
Qicai Holding Limited (6)
5%
Sino-Synergy Development Limited (7)
3.21%
Jiaxing Hydrogen Energy Industry Development Equity Investment Partnership (Limited Partnership) (嘉兴氢能产业发展股权投资合伙企业（有限合伙）) (8)
2.86%
United Hydrogen Group Inc. (联和氢能集团有限公司) (Cayman Islands; October 4, 2023)
100%
Unicorn Hydrated Limited (British Virgin Island; October 9, 2023)
100%
United Hydrogen Group Holding Limited (联和氢能集团控股有限公司（香港公司）) (Hong Kong; October 18, 2023)
100%
Shanghai Hydrogen Mulan New Energy Technology Co., Ltd. (上海氢聚木兰新能源科技有限公司) (PRC; August 30, 2023)
100%
Zhejiang United Hydrogen Technology Co., Ltd. (浙江联和氢能科技有限公司) (PRC; January 2, 2024)
100%
杭州联和氢能有限公司 Hangzhou United Hydrogen Co., Ltd. (PRC; January 6, 2025)
100%
杭州联和氢能科技有限公司 Hangzhou United Hydrogen Technology Co., Ltd. (PRC; January 6, 2025)
100%
Hydrogen Jiachuang (Zhejiang) New Energy Co., Ltd. (氢源嘉创（浙江）新能源科技有限公司) (PRC; October 14, 2019)
100%
Shanghai Yixun Chuangneng New Energy Technology Co., Ltd. (上海翼迅创能新能源科技有限公司) (PRC; August 5, 2021)
51%
联青能源科技(海南)有限公司 Lianqing Energy Technology (Hainan) Co., Ltd. (PRC; June 3, 2025)
100%
Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. (氢源嘉创（嘉兴）新能源运营有限公司) (PRC; April 26, 2021)
100%
Inner Mongolia Hydrogen Jiachuang New Energy Technology Co., Ltd. (内蒙古氢源嘉创新能源科技有限公司) (PRC; December 16, 2021)
100%
Qinglian (Jiaxing) New Energy Operation Co., Ltd. (氢联（嘉兴）新能源运营有限公司) (PRC; January 12, 2024)
100%
Yixun Chuangneng (Jiaxing) New Energy Technology Co., Ltd. (翼迅创能（嘉兴）新能源科技有限公司) (PRC; March 6, 2023)
100%
Yixun Chuangneng (Beijing) New Energy Technology Co., Ltd. (翼迅创能（北京）新能源科技有限公司) (PRC; December 21, 2022)
100%
Yixun Chuangneng (Ningdong) New Energy Technology Co., Ltd. (翼迅创能（宁东）新能源科技有限公司) (PRC; August 31, 2022)

(1)	Represents 181,617,775 ordinary shares of United Hydrogen held by Xia Ma, the 100% owner of Michael&Jason Limited, as of the date of this proxy statement/prospectus.

(2)	Represents 15,000,000 ordinary shares of United Hydrogen held by Yao Li, the 100% owner of Mxmulan Limited, as of the date of this proxy statement/prospectus.

(3)	Represents 34,714,286 ordinary shares of United Hydrogen held by Meijin (Beijing) Hydrogen Energy Technology Co., Ltd. (美锦（北京）氢能科技有限公司) as of the date of this proxy statement/prospectus.

(4)	Represents 20,453,653 ordinary shares of United Hydrogen held by Runqing Holding Limited as of the date of this proxy statement/prospectus.

(5)	Represents 15,000,000 ordinary shares of United Hydrogen held by Yixun Limited as of the date of this proxy statement/prospectus.

(6)	Represents 15,000,000 ordinary shares of United Hydrogen held by Qicai Holding Limited as of the date of this proxy statement/prospectus.

(7)	Represents 9,642,857 ordinary shares of United Hydrogen held by Sino-Synergy Development Limited as of the date of this proxy statement/prospectus.

(8)	Represents 8,571,429 ordinary shares of United Hydrogen held by Jiaxing Hydrogen Energy Industry Development Equity Investment Partnership (Limited Partnership) (嘉兴氢能产业发展股权投资合伙企业（有限合伙）) as of the date of this proxy statement/prospectus.

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The following diagram illustrates Pubco’s corporate structure immediately following the consummation of the Business Combination, assuming no redemptions by Aimei Health’s public shareholders:

Aimei Health Ltd. (1)
Michael&Jason Limited (2)
Mxmulan Limited (3)
Meijin (Beijing) Hydrogen Energy Technology Co., Ltd. (美锦（北京）氢能科技有限公司) (4)
Runqing Holding Limited (5)
Other Minority Stockholders (6)
Public Stockholders
0.19%
92.88%
0.77%
1.78%
1.05%
2.47%
0.88%
United Hydrogen Global Inc. (Cayman Islands; May 23, 2024)
100%
100%
United Hydrogen Group Inc. (联和氢能集团有限公司) (Cayman Islands; October 4, 2023)
Aimei Health Technology Co., Ltd (April 27, 2023)
100%
Unicorn Hydrated Limited (British Virgin Island; October 9, 2023)
100%
United Hydrogen Group Holding Limited (联和氢能集团控股有限公司（香港公司）) (Hong Kong; October 18, 2023)
100%
100%
100%
100%
Shanghai Hydrogen Mulan New Energy Technology Co., Ltd. (上海氢聚木 兰新能源科技有限公司) (PRC; August 30, 2023)
Zhejiang United Hydrogen Technology Co., Ltd. (浙江联和氢能科技有限公司) (PRC; January 2, 2024)
杭州联和氢能有限公司 Hangzhou United Hydrogen Co., Ltd. (PRC; January 6, 2025)
杭州联和氢能科技有限公司 Hangzhou United Hydrogen Technology Co., Ltd. (PRC; January 6, 2025)
100%
100%
Hydrogen Jiachuang (Zhejiang) New Energy Co., Ltd. (氢源嘉创（浙江）新能源科技有限公司) (PRC; October 14, 2019)
Shanghai Yixun Chuangneng New Energy Technology Co., Ltd. (上海翼迅创能新能源科技有限公司) (PRC; August 5, 2021)
联青能源科技(海南)有限公司 Lianqing Energy Technology (Hainan) Co., Ltd. (PRC; June 3, 2025)
100%
100%
Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. (氢源嘉创（嘉兴）新能源运营有限公司) (PRC; April 26, 2021)
100%
100%
100%
100%
Inner Mongolia Hydrogen Jiachuang New Energy Technology Co., Ltd. (内蒙古氢源嘉创新能源科技有限公司) (PRC; December 16, 2021)
Qinglian (Jiaxing) New Energy Operation Co., Ltd. (氢联（嘉兴）新能源运营有限公司) (PRC; January 12, 2024)
Yixun Chuangneng (Jiaxing) New Energy Technology Co., Ltd. (翼迅创能（嘉兴）新能源科技有限公司) (PRC; March 6, 2023)
Yixun Chuangneng (Beijing) New Energy Technology Co., Ltd. (翼迅创能（北京）新能源科技有限公司) (PRC; December 21, 2022)
Yixun Chuangneng (Ningdong) New Energy Technology Co., Ltd. (翼迅创能（宁东）新能源科技有限公司) (PRC; August 31, 2022)

Notes:	The percentage of voting interest held by each of Pubco’s shareholders is calculated on the basis that each holder of Pubco Class B Ordinary Shares is entitled to ten (10) votes per Pubco Class B Ordinary Share and each holder of Pubco Class A Ordinary Shares is entitled to one vote per Pubco Class A Ordinary Share. According to the Business Combination Agreement, (i) each of the ordinary shares of United Hydrogen that are issued and outstanding immediately prior to the First Merger Effective Time, except for the United Hydrogen Specially Designated Ordinary Shares and the United Hydrogen Dissenting Shares, will be cancelled and converted into the right to receive such number of the Pubco Class A Ordinary Shares equal to the Exchange Ratio (as defined below) in accordance with the Business Combination Agreement; (ii) each of the 181,617,775 United Hydrogen Specially Designated Ordinary Shares that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of the Pubco Class B Ordinary Shares equal to the Exchange Ratio; (iii) each convertible note of United Hydrogen that is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into such number of ordinary shares of United Hydrogen pursuant to the terms thereof, which resulting shares will be converted into the right to receive such number of Pubco Class A Ordinary Shares based on the Exchange Ratio; (iv) at the Effective Time, each Aimei Health Unit that is issued and outstanding immediately prior to the Effective time shall be automatically detached and the holder thereof shall be deemed to hold one Aimei Health ordinary share and one Aimei Health Right to receive one-fifth (1/5) of an Aimei Health Ordinary Share; (v) at the Effective Time, each unredeemed outstanding Aimei Health Ordinary Share shall be cancelled and automatically converted into the right to receive one Pubco Class A Ordinary Share; and (vi) at the Effective Time, each issued and outstanding Aimei Health Rights shall be cancelled and automatically converted into one-fifth of one Pubco Class A Ordinary Share.

(1)	Represents 1,905,000 Pubco Class A Ordinary Shares held by Mr. Huang Han, who is the sole shareholders and director of Aimei Investment Ltd, the Sponsor of Aimei Health.

(2)	Represents 90,808,887.50 Class B Ordinary Shares held by Xia Ma, the 100% owner of Michael&Jason Limited, upon the completion of the Business Combination.

(3)	Represents 7,500,000 Class A Ordinary Shares held by Yao Li, the 100% owner of Mxmulan Limited, upon the completion of the Business Combination.

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(4)	Represents 17,357,143 Class A Ordinary Shares held by Meijin (Beijing) Hydrogen Energy Technology Co., Ltd. (美锦（北京）氢能科技有限公司), upon the completion of the Business Combination.

(5)	Represents 10,226,826.50 Class A Ordinary Shares held by Runqing Holding Limited, upon the completion of the Business Combination.

(6)	Represents 24,107,143.00 Class A Ordinary Shares held collectively by Yixun Limited, Qicai Holding Limited, Sino-Synergy Development Limited, and Jiaxing Hydrogen Energy Industry Development Equity Investment Partnership (Limited Partnership), upon the completion of the Business Combination.

The Business Combination Proposal

On June 19, 2024, Aimei Health entered into the Business Combination Agreement with the Purchaser Representative, Pubco, the First Merger Sub, the Second Merger Sub, and United Hydrogen. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (i) the First Merger Sub will merge with and into United Hydrogen, with United Hydrogen surviving the First Merger as a wholly owned subsidiary of Pubco and the outstanding shares of United Hydrogen being converted into the right to receive shares of Pubco; and (ii) the Second Merger Sub will merge with and into Aimei Health, with Aimei Health surviving the Second Merger as a wholly owned subsidiary of Pubco and the outstanding securities of Aimei Health being converted into the right to receive shares of Pubco.

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of United Hydrogen is $1,500,000,000 and will be paid entirely in shares, comprised of newly issued ordinary shares of Pubco, with each share valued at Per Share Price.

As a result of the Mergers, among other things, (i) each of the ordinary shares of United Hydrogen (except for the United Hydrogen Specially Designated Ordinary Shares and the United Hydrogen Dissenting Shares) that are issued and outstanding immediately prior to the First Merger Effective Time, will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio pursuant to the terms and conditions of the Business Combination Agreement; (ii) each United Hydrogen Specially Designated Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio; (iii) each convertible note of United Hydrogen that is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into such number of ordinary shares of United Hydrogen pursuant to the terms thereof, which resulting shares will be converted into the right to receive such number of Pubco Class A Ordinary Shares based on the Exchange Ratio; (iv) at the Effective Time, each issued and outstanding Aimei Health Unit shall be automatically detached and the holder thereof shall be deemed to hold one Aimei Health ordinary share and one Aimei Health right to receive one-fifth (1/5) of an Aimei Health ordinary share, (v) at the Effective Time, each Aimei Health ordinary share shall be cancelled and converted automatically into the right to receive one Pubco Class A Ordinary Share, and (vi) at the Effective Time, each issued and outstanding Aimei Health rights shall be cancelled and automatically converted into one-fifth of one Pubco Class A Ordinary Share.

For a detailed discussion on calculation of the number of Pubco Ordinary Shares to be issued in connection with the Business Combination, please see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “The Business Combination Proposal — the Business Combination Agreement — Conditions to Closing.”

The Merger Proposal

In connection with the Business Combination and pursuant to the Cayman Companies Act, Aimei Health is required to request its shareholders to consider and vote upon a proposal to approve the Second Plan of Merger and appendices thereto and to confirm, ratify, and approve in all respects all other transactions contemplated by the Business Combination Agreement occurring in connection with the Second Merger. For more information regarding the Merger Proposal, see the discussion in this proxy statement/prospectus under the heading “The Merger Proposal.” The Merger Proposal is conditioned on the approval of the Business Combination Proposal and the Share Issuance Proposal. Therefore, if any one of the Business Combination Proposal or the Share Issuance Proposal is not approved, the Merger Proposal will have no effect, even if approved by the shareholders of Aimei Health.

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The Share Issuance Proposal

The Nasdaq listing rules require that a listed company obtain its shareholders’ approval for issuances of securities in excess of 20% of the listed company’s issued and outstanding voting stock prior to the issuance. In connection with the approval of the Business Combination Proposal, the shareholders of Aimei Health will be asked to consider and vote upon a proposal to approve, for purposes of complying with the applicable Nasdaq listing rules, the issuance of approximately 157,568,133. newly issued ordinary shares in the Business Combination. Please see the section of this proxy statement/prospectus entitled “The Share Issuance Proposal.”

The Adjournment Proposal

If Aimei Health determines that it is necessary or appropriate to adjourn the Meeting to a later date, including if, based on the tabulated vote, there are not sufficient shareholder votes at the time of the Meeting to authorize Aimei Health to consummate the Business Combination (because the Business Combination Proposal would not be approved or because another condition to Closing the Business Combination Agreement would not be met), the board of directors of Aimei Health may submit a proposal to direct the chairman of the meeting to adjourn the Meeting to a later date or dates, to permit, among other actions, further solicitation of proxies. Please see the section of this proxy statement/prospectus entitled “The Adjournment Proposal.”

Aimei Health Initial Shareholders

Founder Shares

As of September 26, 2025, the Record Date, Aimei Health’s Initial Shareholders beneficially owned and were entitled to vote an aggregate of 1,725,000 Founder Shares that were issued prior to Aimei Health’s Initial Public Offering. As of the Record Date, the Founder Shares constitute approximately 28.2% of the outstanding ordinary shares of Aimei Health.

Private Placement Units

Additionally, an aggregate of 332,000 Private Shares underlying the Private Placement Units were issued to the Sponsor in connection with a private placement that closed simultaneously with the Initial Public Offering. Each Private Placement Unit consists of one Private Share and one Private Right granting the holder thereof the right to receive one-fifth (1/5) of an ordinary share of Aimei Health upon the consummation of an initial business combination. The Private Placement Units are identical to the Public Units sold in our IPO, except that the Private Placement Units (including the underlying securities) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until six months after the completion of our initial business combination. The Private Shares constitute approximately 5.4% of the outstanding ordinary shares of Aimei Health as of the Record Date.

Agreements Between the Initial Shareholders and Aimei Health

In connection with the Initial Public Offering, the holders of Aimei Health’s Founder Shares and Private Shares agreed to vote such shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Founder Shares have no Redemption rights in the event of a business combination and will be worthless if no business combination is effected by Aimei Health. Additionally, the Private Shares will not participate in any liquidating distribution upon winding up if a business combination is not consummated, until all of the claims of any redeeming shareholders and creditors are fully satisfied (and then only from funds held outside the trust account).

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In connection with the Initial Public Offering, the Sponsor and other Initial Shareholders entered into a letter agreement pursuant to which they agreed that their Founder Shares and Private Shares may not be transferred (subject to limited exceptions) until (i) with respect to the Private Shares, six (6) months following the Closing; and (ii) with respect to Founder Shares, for a period ending on the earlier of (A) six (6) months after the completion of an initial business combination, (B) the date on which the closing price of the ordinary shares equals or exceeds $12.00 per share for any twenty (20) trading days within any thirty (30) trading day period commencing at least 150 days after the initial business combination, or (C) the date following the completion of an initial business combination on which Aimei Health completes a liquidation, merger, share exchange or other similar transaction that results in all of Aimei Health’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Date, Time, and Place of the Extraordinary General Meeting of Shareholders of Aimei Health

The Meeting will be held at 10:00 a.m., Eastern Time, on November 6, 2025, at the offices of Hunter Taubman Fischer & Li LLC at 950 Third Avenue, 19th Floor, New York, NY 10022 and via a virtual meeting, or at such other date, and at such other place to which the meeting may be adjourned, to consider and vote upon the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, and/or if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned ordinary shares of Aimei Health at the close of business on September 26, 2025, which is the Record Date for the Meeting. Shareholders will have one vote for each Aimei Health ordinary share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Aimei Health rights do not have voting rights. On the Record Date, there were 6,121,733 ordinary shares of Aimei Health outstanding, of which 3,995,733 were Public Shares, with the rest being held by the Aimei Health Initial Shareholders.

Quorum and Vote of Aimei Health Shareholders

A quorum of Aimei Health shareholders is necessary to hold a valid meeting. A quorum will be present at the Aimei Health meeting if the holders of no less than a majority of the issued and outstanding ordinary shares entitled to attend and vote at the Meeting are present themselves or represented by proxy or if a corporation or other nonnatural person, by its duly authorized representative or proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

The holders of the Founder Shares, including Aimei Health’s Initial Shareholders, have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of the Record Date, there were 1,725,000 Founder Shares issued and outstanding, which constitute approximately 28.2% of the outstanding ordinary shares of Aimei Health. Additionally, an aggregate of 332,000 Private Shares underlying the Private Placement Units were issued to the Sponsor in connection with a private placement that closed simultaneously with the Initial Public Offering. The Private Shares constitute approximately 5.4% of the outstanding ordinary shares of Aimei Health as of the Record Date. As such, the Founder Shares and Private Shares held by Aimei Health’s Initial Shareholders in the aggregate represent approximately 33.6% of the outstanding ordinary shares of Aimei Health as of the Record Date. Such shares, as well as any ordinary shares acquired in the aftermarket by the Initial Shareholders, will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:

●

Pursuant to Aimei Health’s memorandum and articles of association, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the votes cast by the Aimei Health shareholders as, being entitled to do so, vote in person or by proxy at the Meeting. There are currently 6,121,733 ordinary shares of Aimei Health outstanding, of which 3,995,733 are Public Shares.

●	The approval of the Merger Proposal will require the affirmative vote of the holders of at least two-thirds of the votes cast by the Aimei Health shareholders as, being entitled to do so, vote in person or by proxy at the Meeting.

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●	The approval of the Share Issuance Proposal will require the affirmative vote of the holders of a majority of the votes cast by the Aimei Health shareholders as, being entitled to do so, vote in person or by proxy at the Meeting.

●	The approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the votes cast by the Aimei Health shareholders as, being entitled to do so, vote in person or by proxy at the Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, and (if presented) the Adjournment Proposal. The Business Combination is not structured to require the approval of at least a majority of unaffiliated shareholders of Aimei Health.

Redemption Rights

Pursuant to Aimei Health’s memorandum and articles of association, a holder of Public Shares may demand that Aimei Health convert such shares into cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that Aimei Health convert their shares into cash no later than 5:00 p.m. Eastern Time on November 4, 2025 (two business days prior to the Meeting) by (i) submitting their request in writing to Continental and (ii) delivering their stock to Aimei Health’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If the Business Combination is not completed, these shares will not be redeemed for cash at this time in connection with the Business Combination. In such case, Aimei Health will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of Aimei Health. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their Redemption rights in connection therewith due to potential claims of creditors of Aimei Health. If a holder of Public Shares properly demands Redemption, Aimei Health will redeem each Public Share for its pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of the Record Date, this would amount to approximately $11.37 per share. If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its ordinary shares of Aimei Health for cash and will no longer own the shares. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders of Aimei Health — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

The Business Combination will not be consummated if Aimei Health has net tangible assets of less than $5,000,001 after taking into account holders that have properly demanded Redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement.

Holders of Aimei Health rights do not have Redemption rights with respect to such securities.

Appraisal Rights

Aimei Health’s board of directors considers that the Aimei Health ordinary shares (including those held by the Initial Shareholders) and other Aimei Health securities may entitle the holders thereof to appraisal rights under the Cayman Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers about the Proposals.”

Proxy Solicitation

Proxies may be solicited by mail, by telephone, or in person. Aimei Health has engaged Advantage Proxy (the “Proxy Solicitor”) as proxy solicitor to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A shareholder may also change its vote by entering a new vote by Internet, submitting a later-dated proxy, or attending and voting, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders of Aimei Health — Revoking Your Proxy.”

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Reasons for the Approval of the Business Combination

In reaching its decision with respect to the Business Combination, Aimei Health’s board of directors considered views of Aimei Health’s management regarding the opportunity represented by the proposed transaction and evaluated the investor presentation provided by United Hydrogen. Aimei Health’s management discussed its diligence to the board, which included but not limited to:

●	review of United Hydrogen’s draft financial statements for the fiscal year ended December 31, 2023 and 2022;

●	review of the draft fairness opinion provided by CHFT, a finalized version of which is attached hereto as Annex F (for more details, please refer to “The Business Combination Proposal — Summary of the Opinion of CHFT”);

●	review of United Hydrogen’s financial projections (for more details, please refer to “The Business Combination Proposal — Summary of Financial Analysis”);

●	review of United Hydrogen’s descriptions of its business operations;

●	review of financial data of public companies that are comparable to United Hydrogen;

●	review of a draft due diligence report and memorandum on major legal issues involved in the business combination between Aimei Health and United Hydrogen, prepared by Grandall Law Firm, Aimei Health’s PRC counsel;

●	review of United Hydrogen’ corporate records, material agreements, employment agreements, tax, litigation, and other business-relevant materials;

●	discussions with United Hydrogen’s management; and

●	third-party background checks on United Hydrogen’ management and directors.

Aimei Health’s board of directors supported the decision to enter into the Business Combination Agreement with its evaluation of the above due diligence and the following reasons regarding United Hydrogen:

●	United Hydrogen satisfies a number of acquisition criteria that Aimei Health had established to evaluate prospective business combination targets;

●	favorable prospects for future growth;

●	visionary management team with a proven track record of innovation and execution;

●	best available opportunity;

●	continued significant ownership by United Hydrogen; and

●	likelihood of closing the Business Combination.

For more details on the reasons for the board approval of the Business Combination, please refer to “The Business Combination Proposal — Reasons for Aimei Health Board of Directors’ Approval of the Business Combination.”

Fairness Opinion

On June 19, 2024, CHFT rendered its draft opinion to Aimei Health to the effect that, as of such date, the aggregate consideration to be issued by Aimei Health in the Business Combination was fair, from a financial point of view to Aimei Health and its shareholders. For purposes of its financial analyses, CHFT assumed that the aggregate consideration per the Business Combination Agreement would have a value equal to $1,500,000,000 at Closing. See “The Business Combination Proposal — Summary of the Opinion of CHFT.”

CHFT’s opinion was only one of many factors considered by the Aimei Health board of directors in evaluating the Business Combination. Neither CHFT’s opinion nor its analyses were determinative of the aggregate consideration or of the views of the Aimei Health board of directors or management with respect to the Business Combination or the aggregate consideration. The type and amount of consideration payable in the Business Combination were determined through negotiations between Aimei Health and United Hydrogen, and the decision to enter into the Business Combination Agreement was solely that of the Aimei Health board of directors. You are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the scope of the review undertaken by CHFT in rendering its opinion.

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Compensation of the Sponsor, its Affiliates and Promoters

Set forth below is a summary of the terms and amount of the compensation received or to be received by the Sponsor and its affiliates in connection with the Business Combination or any related financing transaction, the amount of securities issued or to be issued by Aimei Health to the Sponsor and its affiliates and the price paid or to be paid for such securities or any related financing transaction.

Securities as Compensation:

Entity	Types of Compensation	Amount of Securities	Consideration
Aimei Investment Ltd (the Sponsor)	Founder Shares	1,573,000	$25,000
	Private Shares	332,000	$3,320,000
	Private Rights	332,000
	Pubco Class A Ordinary Shares	1,905,000	Converted from (i) 1,573,000 Founder Shares and (ii) 332,000 Private Shares on a 1:1 ratio.
	Pubco Class A Ordinary Shares	66,400	Issued upon conversion of 322,000 Private Shares on a 5:1 ratio.

Other Compensation:

Entity	Types of Compensation	Amount	Terms
Aimei Investment Ltd (the Sponsor)	Cash	As of June 30, 2025, the unpaid balance was $180,000, which was included in amount due to related party balance	The Sponsor agreed, commencing from the date that the Aimei Health’s securities were first listed on Nasdaq, through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities, and administrative services, as Aimei Health may require from time to time. Aimei Health agreed to pay to the Sponsor, $10,000 per month, for up to 12 months, subject to extension to up to 24 months.

The Sponsor, Aimei Investment Ltd, acquired its Founder Shares at a nominal price of approximately $0.014 per share, compared to the $10.00 per share paid by Aimei Health’s public shareholders in its initial public offering. This significant price disparity has contributed to a material dilution of the equity interests of Aimei Health’s public shareholders, including non-redeeming shareholders. Overall, upon completion of the business combination, the Sponsor will hold a total of 1,971,400 Pubco Class A Ordinary Shares, including 66,400 Pubco Class A Ordinary Shares issuable upon conversion of Private Rights, at a cost of approximately $1.70 per share, compared to the $10.00 per share for Aimei Health’s non-redeeming shareholders. The price disparity has significantly contributed to a material dilution of the equity interests of non-redeeming shareholders of Aimei Health. Additionally, with regards to the $10,000 per month payment to the Sponsor, the relatively small amount involved is not expected to result in any material dilution to the equity interests of Aimei Health’s non-redeeming shareholders.

Dilution to the Shareholders of Aimei Health

Aimei Health’s net tangible book value as of December 31, 2024 was $41,652,071, or $6.80 per share, based on 6,121,733 Aimei Health ordinary shares outstanding as of that date. After giving effect to the automatic conversion of Aimei Health Rights into Pubco Class A Ordinary Shares upon the Closing, Aimei Health’s as adjusted net tangible book value per share as of June 30, 2025 would have been US$5.19 per share. The following table illustrates the changes in net tangible book value to existing shareholders and dilution to recipients of United Hydrogen Merger Shares at varying redemption levels.

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The following table illustrates the changes in net tangible book value to existing shareholders and dilution to recipients of United Hydrogen Merger Shares at varying redemption levels. For an illustration of the dilutive effect that the Business Combination, any related transactions or other transactions would have on the Aimei Health shareholders who do not request redemptions and thus hold the Pubco shares upon the consummation of the Business Combination, see “Summary of the Proxy Statement/Prospectus — Dilution to the Shareholders of Aimei Health”, “Risk Factors — The shareholders of Aimei Health may experience substantial dilution as a consequence of the issuance of ordinary shares in the Business Combination, and will exercise less influence over management”, and “Risk Factors — If you are a shareholder of Aimei Health, you may be diluted from the adoption and implementation of the Pubco Incentive Plan.”

	Assuming No Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Contractual Redemption
Estimated issuance price per share	$10.00	$10.00	$10.00	$10.00
Net tangible book value as of June 30, 2025	$41,652,071	$19,246,372	$8,043,522	$696,282
Decrease in net tangible book value for payment of offering costs(i)	(2,340,558)	(2,340,558)	(2,340,558)	(2,340,558)
As adjusted net tangible book value (deficit)	$39,311,513	$16,905,814	$5,702,964	$(1,644,276)

Ordinary shares subject to possible redemption as of June 30, 2025	3,995,733	3,995,733	3,995,733	3,995,733
Ordinary shares not subject to possible redemption as of June 30, 2025	2,126,000	2,126,000	2,126,000	2,126,000
Issuance of ordinary shares to public shareholders for conversion of public rights(ii)	1,380,000	1,380,000	1,380,000	1,380,000
Issuance of ordinary shares to private shareholders for conversion of private rights(iii)	66,400	66,400	66,400	66,400
Redemption of ordinary shares by public shareholders(iv)	—	(1,997,866)	(2,996,800)	(3,653,505)
As adjusted ordinary shares as of June 30, 2025	7,568,133	5,570,267	4,571,333	3,914,628
As adjusted net tangible book value per share	$5.19	$3.04	$1.25	$(0.42)

Dilution per share to recipients of United Hydrogen Merger Shares	$4.81	$6.96	$8.75	$10.42

Company valuation(a)	$1,575,681,330	$1,555,702,670	$1,545,713,330	$1,539,146,290

(a)	The Company valuation is calculated at the amount that the potential dilution results in the amount of the non-redeeming shareholders’ interest per share being at least the initial public offering price per share of common stock.
(i)	Represented the estimated offering cost to be paid from January 1, 2025 through the closing of business combination.
(ii)	Represented the issuance of 1,380,000 Pubco Ordinary Shares to the public shareholders in conversion of public rights upon closing of business combination.
(iii)	Represented the issuance of 66,400 Pubco Ordinary Shares to the private shareholders in conversion of private rights upon closing of business combination.
(iv)	Represented the assumptions that (i) no redemption of Pubco Ordinary Shares by public shareholders upon closing of business combination, (ii) redemption of 50% of 3,995,733 Pubco Ordinary Shares by public shareholders upon closing of business combination, (iii) redemption of 75% of 3,995,733 Pubco Ordinary Shares by public shareholders upon closing of business combination, and (iv) redemption of 3,653,505 Pubco Ordinary Shares by public shareholders upon closing of business combination. The redemption of 3,653,505 Pubco Ordinary Shares is the maximum amount of Pubco Ordinary Shares which could be redeemed public shareholders so as the net tangible assets upon consummation of our initial business is no less than 5,000,001.

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Conflicts of Interests

When you consider the recommendation of the Aimei Health board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that Aimei Health’s Initial Shareholders, including the Sponsor and its directors and executive officers, have interests in such proposals that are different from, or in addition to, your interests as an Aimei Health shareholder or rights holder. The actual or potential material conflict of interest between the Sponsor, Aimei Health’s officers, directors, and promoters, or United Hydrogen’s officers and directors, and the unaffiliated shareholders of Aimei Health include, among other things:

●	If the Business Combination with United Hydrogen or another business combination is not consummated by December 6, 2025 (i.e., 24 months from the closing of the IPO assuming that all 12 monthly extensions are exercised), Aimei Health will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and Aimei Health’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the Aimei Health’s IPO (based on the closing price of Aimei Health ordinary shares on Nasdaq of $11.32 per share on the Record Date, the value of the Founder Shares outstanding upon the Closing would be $19,527,000), are expected to be worthless because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding Aimei Health ordinary share will be cancelled and automatically converted into the right to receive one Pubco Class A Ordinary Share.

●	If Aimei Health is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Aimei Health for services rendered to or, contracted for or, for products sold to, Aimei Health. If Aimei Health consummates a business combination, on the other hand, Aimei Health will be liable for all such claims.

●	The Sponsor acquired the Private Placement Units for an aggregate purchase price of $3,320,000, or $10 per unit, in a transaction occurring concurrently with the closing of the Aimei Health’s IPO. Based on the closing price of the Public Units on Nasdaq of $11.25 per unit on the Record Date, the value of the Private Placement Units outstanding upon the Closing would be $3,735,000. The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. As of the date of this proxy statement/prospectus, the Sponsor and its affiliate have not been involved in any other special purpose acquisition companies and do not hold financial interests or have contractual obligations to other entities with which Aimei Health is exploring entering into a business combination.

●	As a result of the prices at which Aimei Health’s Initial Shareholders acquired the Founder Shares and the Private Placement Units, and their current value, the Initial Shareholders could make a substantial profit after the completion of the Business Combination even if Aimei Health Public Shareholders lose money on their investments as a result of a decrease in the post-combination value of their Public Shares.

●	The Sponsor and Aimei Health’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Aimei Health’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Aimei Health fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Aimei Health may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by December 6, 2025 (i.e., 24 months from the closing of the IPO assuming that all 12 monthly extensions are exercised). As of the date of this proxy statement/prospectus, the Sponsor and Aimei Health’s officers and directors and their affiliates did not incur any unpaid reimbursable expenses.

●	If Aimei Health is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds would be approximately $0.5 million reflecting the market value of Founder Shares, the market value of Private Placement Units, and out-of-pocket unpaid reimbursable expenses.

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●	Aimei Health has provisions in the Aimei Health amended and restated articles of association waiving the corporate opportunities doctrine on an ongoing basis, which means that Aimei Health’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Aimei Health.

●	None of Aimei Health’s officers or directors is required to commit his or her full time to Aimei Health’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	The Business Combination Agreement provides for the continued indemnification of Aimei Health’s current directors and officers and the continuation of directors and officers liability insurance covering Aimei Health’s current directors and officers.

●	Aimei Health’s Sponsor, affiliates of the Sponsor, officers, and directors may, but are not obligated to, make Working Capital Loans from time to time to Aimei Health to fund certain capital requirements. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into additional Private Units at a price of $10.00 per Unit. As of June 30, 2025, there were no amounts outstanding under any Working Capital Loan.

●	The Sponsor agreed, commencing from the date that the Aimei Health’s securities were first listed on Nasdaq, through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities, and administrative services, as Aimei Health may require from time to time. Aimei Health agreed to pay to the Sponsor, $10,000 per month, for up to 12 months, subject to extension to up to 24 months. As of June 30, 2025, the unpaid balance was $180,000, which was included in amount due to related party balance.

●	On December 11, 2024 and January 13, 2025, the Sponsor and United Hydrogen caused the first and second monthly extension fee of $227,700 (equivalent to $0.033 per Public Share), respectively, to be deposited into the Trust Account, to extend the date by which Aimei Health has to consummate a business combination from December 6, 2024 to February 6, 2025. On February 5, 2025, Aimei Health held an extraordinary general meeting of shareholders, which approved the proposal by its board of directors to amend the monthly fee payable by the Sponsor and/or its designee into the Trust Account to extend the date by which Aimei Health must consummate its initial business combination, from $0.033 per Public Share (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension). On February 6, 2025, March 6, 2025, April 4, 2025, May 6, 2025, June 6, 2025, July 6, 2025, August 6, 2025, September 5, 2025, and October 8, 2025, the Sponsor and United Hydrogen caused the third through eleventh monthly extension fee of $150,000 to be deposited into the Trust Account, to further extend the deadline from February 6, 2024 to November 6, 2025. The deposit of the first through eleventh monthly extension fee is evidenced by an unsecured promissory note (each, a “Monthly Extension Promissory Note”). The first and second Monthly Extension Promissory Notes are in the principal amount of $227,700 each, shared equally between the Sponsor and United Hydrogen ($113,850 each). The third through eleventh Monthly Extension Promissory Note is in the principal amount of $150,000, also shared equally between the Sponsor and United Hydrogen ($75,000 each). Each Monthly Extension Promissory Note bears no interest and is payable in full upon the consummation of the Business Combination. The Sponsor and United Hydrogen have the right, but not the obligation, to convert the Monthly Extension Promissory Note, in whole or in part, into Private Units of Aimei Health, at a price of $10.00 per Unit, each consisting of one ordinary share and one right to receive one-fifth (1/5) of one ordinary share of Aimei Health, immediately prior to the consummation of the Business Combination, by providing Aimei Health with written notices of their intention to convert the Monthly Extension Promissory Note at least two business days prior to the closing of the Business Combination.

Except for the conflicts of interest noted above, which primarily relate to the interests of officers and directors and the Sponsor, there are no conflicts of interest between the Sponsor, Aimei Health’s officers, directors, and promoters, or United Hydrogen’s officers and directors, and the unaffiliated shareholders of Aimei Health. For a description of the fiduciary obligations held by Aimei Health’s officers and directors to other entities, see “Aimei Health’s Directors and Executive Officers — Conflicts of Interest” and “United Hydrogen’s Directors and Executive Officers — Conflicts of Interest.”

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Recommendation to Shareholders

The Aimei Health board of directors has unanimously determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of the shareholders of Aimei Health and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, and, if presented, “FOR” the Adjournment Proposal.

The existence of financial and personal interests of Aimei Health’s directors and officers may result in a conflict of interest on the part of such director(s) and/or officer(s) between what he, she or they may believe is in the best interests of Aimei Health and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Proposals. See “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management of Aimei Health” and “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” of this proxy statement/prospectus.

Conditions to the Consummation of the Business Combination

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of Aimei Health’s shareholders; (ii) the approval of the Transactions by the requisite vote of United Hydrogen’s shareholders; (iii) obtaining material regulatory approvals; (iv) the termination or expiration of any waiting period applicable to the consummation of the Transactions under any antitrust laws; (v) no law or order preventing or prohibiting the Transactions; (vi) Aimei Health having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any PIPE Investment that has been funded at or prior to Closing; (vii) the adoption by the shareholder of Pubco of Pubco’s amended memorandum and articles of association; (viii) the effectiveness of the Registration Statement; (ix) appointment of the post-closing directors of Pubco; (x) Nasdaq listing requirements for Pubco’s ordinary shares having been satisfied; (xi) United Hydrogen and Aimei Health each receiving evidence reasonably satisfactory to them that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing; and (xii) to the extent applicable, the Target Companies’ receipt of all necessary approvals from the CSRC.

In addition, unless waived by United Hydrogen, the obligations of United Hydrogen, Pubco, the First Merger Sub, and the Second Merger Sub to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of Aimei Health being true and correct on and as of the Closing (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) Aimei Health having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to Aimei Health since the date of the Business Combination Agreement which is continuing and uncured; (iv) the paid-off of all Expenses incurred by Aimei Health and unpaid fees in connection with IPO (other than the Deferred Underwriting Commission) and all Sponsor Loan on or prior to the Closing; (v) receipt by United Hydrogen and Pubco of the Founder Amended and Restated Registration Rights Agreement; (vi) receipt by each of the Sellers of the Seller Registration Rights Agreement; and (vii) Aimei Health having delivered copies of the written resignations of all its directors and officers prior to the Second Merger, effective as of the Effective Time.

Unless waived by Aimei Health, the obligations of Aimei Health, to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of United Hydrogen, Pubco, the First Merger Sub, and the Second Merger Sub being true and correct on and as of the Closing (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) United Hydrogen, Pubco, the First Merger Sub, and the Second Merger Sub having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (iv) each Employment Agreement and each Seller Lock-Up Agreement being in full force and effect from the Closing; (v) as of or prior to the Closing, the board of directors and shareholders of Pubco having adopted and approved an equity incentive plan which will provide that the total pool of awards under such equity incentive plan will be a number of Pubco Ordinary Shares equal to five percent (5%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Business Combination and shall include a customary evergreen provision; (vi) receipt by Aimei Health of the Founder Amended and Restated Registration Rights Agreement, duly executed by Pubco; (vii) completion of the Reorganization pursuant to the Reorganization Documents by the Completion Date; and (viii) United Hydrogen’s timely payments for any Extension pursuant to the terms of the Business Combination Agreement.

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Regulatory Approvals

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any U.S. federal or state regulatory requirement or approval, or any regulatory requirements or approvals under the laws of the Cayman Islands or the laws of the People’s Republic of China, except for (1) the regulatory requirements under the U.S. federal securities laws, (2) the filings and registration with the Registrar of Companies in the Cayman Islands and the payment of the applicable fees under the Cayman Companies Act necessary to effectuate the Business Combination, and (3) the PRC regulatory permission for the Business Combination as more fully described under “License and Approvals Required from the PRC Authorities for Business Operations and Transactions” below.

The filing and registration requirements under the laws of the Cayman Islands include the filing of the plan of merger and other related documents required by the Cayman Companies Act (including, amongst other things, written director’s declarations of each constituent company in respect of the company’s solvency, that the merger is bona fide and not intended to defraud unsecured creditors, and there is no outstanding petition for winding up, etc.) with the Registrar of Companies. Upon payment of the applicable fee and, if the Registrar of Companies is satisfied that the requirements of the Companies Act relating to the merger have been met, the Registrar of Companies will register the plan of merger and any amendment to the memorandum or articles of association of the surviving company, issue a certificate of merger within 24 to 48 hours, on an express filing basis, or, around five working days on a normal filing basis; and strike-off each constituent company other than the surviving company once the merger becomes effective. The merger is effective on either: (a) the date the plan of merger is registered by the Registrar of Companies (the “Registration Date”); or (b) such date or the occurrence of an event subsequent to the Registration Date as specified in the plan of merger (which must not be more than 90 days after the Registration Date). The closing of the transactions contemplated by the Business Combination Agreement shall have no effect until the Plans of Mergers are registered by the Registrar of Companies. As of the date of this proxy statement/prospectus, we have not made such filing and registration with the Registrar of Companies. We will make such filing and registration prior to the closing of each of the Mergers.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Aimei Health will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) United Hydrogen’s existing operations will comprise the ongoing operations of the combined company, (ii) United Hydrogen’s senior management will comprise the Senior Management of the combined company, and (iii) the former owners and management of United Hydrogen will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company.

In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of Pubco issuing shares for the net assets of Aimei Health, accompanied by a recapitalization. The net assets of Aimei Health will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of United Hydrogen.

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License and Approvals Required from the PRC Authorities for Business Operations and Transactions

United Hydrogen conducts its business in the PRC primarily through its PRC subsidiaries. United Hydrogen’s operations in the PRC are governed by laws and regulations of the PRC. As of the date of this proxy statement/prospectus, United Hydrogen and its PRC subsidiaries have obtained from the PRC authorities all material permits, licenses, permissions or approvals required to engage in the businesses as currently conducted in the PRC. All such material permits, licenses, permissions or approvals are listed below. See “Risk Factors — Risks Relating to Doing Business in the PRC — Our operations in China face regulatory and licensing risks inherent in the development and operation of hydrogen-powered vehicles and infrastructure.”

PRC Subsidiaries	License/Permission	Issuing Authority	Validity
Yixun Chuangneng	Road Transport Operating License	Shanghai Qingpu District Transportation Commission	March 25, 2024 to March 24, 2028

Yixun Chuangneng	Road Transport Certificate	Shanghai Qingpu District Transportation Commission	March 25, 2024 to March 24, 2027

Jiaxing Qingyuan	Hazardous Chemicals Trading License	Jiaxing Emergency Management Bureau	July 31, 2024 to August 18, 2027

Jiaxing Qingyuan	Gas Operation License	Jiaxing Housing and Urban-Rural Development Bureau	May 27, 2024 to May 26, 2027

Jiaxing Qingyuan	Filling License of Cylinder People’s Republic of China	Zhejiang Provincial Market Supervision Administration	June 26, 2024 to June 25, 2028

Qinglian Jiaxing	Hazardous Chemicals Trading License	Jiaxing Emergency Management Bureau	April 3, 2024 to April 2, 2027

Lianqing Hainan	Hazardous Chemicals Trading License	Danzhou Municipal Bureau of Administrative Approval and Service	June 27, 2025 to June 26, 2028

United Hydrogen is required to complete certain filing procedures with the CSRC in connection with the consummation of the Business Combination and listing of Pubco Ordinary Shares, and CSRC must have concluded its review and published the filing results on the CSRC’s website, prior to the listing of Pubco Ordinary Shares in accordance with the requirements under the Overseas Listing Trial Measures. On August 12, 2024, United Hydrogen submitted a filing with the CSRC under the Overseas Listing Trial Measures with respect to the Business Combination and the listing of Pubco Ordinary Shares on Nasdaq. The CSRC has been reviewing United Hydrogen’s materials since then, and has required United Hydrogen to provide supplementary materials on several occasions. As of the date of this draft proxy statement/prospectus, United Hydrogen has submitted all of the supplementary materials required by the CSRC, however, the CSRC has not concluded its review. Due to the uncertainties surrounding the timing and content of the CSRC’s review, United Hydrogen cannot predict the exact timing and the outcome of obtaining the CSRC filing notice. If United Hydrogen fails to complete the required filing procedures for the Business Combination and the listing of Pubco’s securities on Nasdaq on or prior to the Outside Date as defined in the Merger Agreement, the Business Combination Agreement may be terminated in accordance with its terms, and the Business Combination may not be consummated.

As of the date of this proxy statement/prospectus, United Hydrogen and its subsidiaries have obtained from the relevant PRC authorities all material licenses, permissions, and approvals required under the applicable PRC law to conduct their current business activities in the PRC, and United Hydrogen is not aware of any events that would be reasonably expected to result in the revocation or cancellation of these licenses, permissions and approvals.

If (i) United Hydrogen does not receive or maintain any required approval, or fails to complete any required review or filing, (ii) United Hydrogen erroneously concludes that such approval, review or filing is not required, or (iii) applicable laws, regulations, or interpretations change such that it becomes mandatory for United Hydrogen to obtain any approval, review or filing in the future, United Hydrogen may have to expend significant time and costs to comply with these requirements. If United Hydrogen is unable to do so, on commercially reasonable terms, in a timely manner or otherwise, it may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against it, and other forms of sanctions, and United Hydrogen’s ability to conduct its business, invest into China as foreign investments or accept foreign investments, complete the Transactions, or list on a U.S. or other overseas exchange may be restricted, and its business, reputation, financial condition, and results of operations may be materially and adversely affected. Further, United Hydrogen’s ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and the value of United Hydrogen’s securities may significantly decline. However, United Hydrogen cannot predict whether or when it will be able to obtain such approvals or complete such filings, and even if it obtains such approvals, they could be rescinded. Any failure or delay in obtaining such approvals, complying with such filing requirements related to the offering, or a rescission of such approvals could subject United Hydrogen to sanctions imposed by the CSRC and the CAC or other PRC government authorities. For a more detailed discussion, see “Risk Factors — Risks Relating to Doing Business in the PRC — The approval of the CSRC, the CAC, or other PRC regulatory agencies may be required in connection with the Business Combination under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, United Hydrogen cannot assure you that it will be able to obtain such approval.”

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As of the date of this proxy statement/prospectus, Pubco owns no material assets other than the equity interests of first Merger Sub and second Merger Sub and it does not operate any business in the PRC. In addition, as of the date of this proxy statement/prospectus, Aimei Health has no subsidiaries and does not conduct business in the PRC. Therefore, neither Pubco and its subsidiaries nor Aimei Health are required to undergo or obtain any other procedure or permission, including the CSRC and the CAC, in connection with its current business or the Business Combination.

If Pubco, Aimei Health and any subsidiaries: (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations thereof change and become subject to the requirement of additional permissions or approvals in the future, there is no assurance that Pubco, Aimei Health and any subsidiaries will be able to obtain such permissions or approvals in a timely manner, or at all, and such approvals may be rescinded even if obtained. Any such circumstance could subject us to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our business, financial condition and results of operations may be materially and adversely affected. For more detailed information, see “Risk Factors — Risks Relating to Doing Business in the PRC — Our operations in China face regulatory and licensing risks inherent in the development and operation of hydrogen-powered vehicles and infrastructure.”

Summary of Risk Factors

In evaluating the proposals to be presented at the Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” These risks are summarized below.

Risks Relating to United Hydrogen’s Business and Industry (for a more detailed discussion, see “Risk Factors — Risks Relating to United Hydrogen’s Business and Industry on page 47 of this proxy statement/prospectus)

●	Changes of policies and regulatory frameworks by the Chinese government supporting the hydrogen energy industry may have a significant impact on United Hydrogen’s industry and business operations.

●	United Hydrogen is highly dependent on the services of Ms. Xia Ma, Pubco’s Chairperson, Director, Chief Executive Officer and ultimate controlling shareholder.

●	United Hydrogen historically experienced operating losses or profit and there is no guarantee that United Hydrogen may maintain its profitability and will not experience losses again.

Risks Relating to Doing Business in the PRC (for a more detailed discussion, see “Risk Factors — Risks Relating to Doing Business in the PRC” on page 60 of this proxy statement/prospectus)

●	Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on United Hydrogen’s operations and following the Business Combination, Pubco’s business, results of operations, financial condition, and the value of Pubco’s securities.

●	The Chinese government may promulgate laws, regulations or policies which could result in a material change in United Hydrogen’s operations and cause the value of United Hydrogen’s securities to significantly decline or be worthless.

●	The Chinese government’s broad oversight and discretion may enable intervention in our operations at any time, potentially impacting our operations or affecting the value of the Ordinary Shares.

●	Rapid, unpredictable changes in PRC laws, regulations, and policies can limit the legal protections available, which potentially leads to material changes in our operations or the value of the Ordinary Shares.

●	Cash or assets held in the PRC may be restricted from transfer abroad due to regulations, foreign exchange controls, statutory reserves, and taxes, which may in turn limit Pubco’s ability to deploy these resources for operations, dividends or capital contributions.

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●	Because United Hydrogen’s primary operations are in China, its business is subject to a significant degree of the complex and rapidly evolving laws and regulations there. (See pages 63 of this proxy statement/prospectus for details).

●	Chinese regulatory authorities could disallow Pubco’s holding company structure, which may result in a material change in its operations and/or a material change in the value of the securities that Pubco is registering for sale.

●	The filing with the CSRC is required in connection with the Business Combination, and we cannot predict whether it will be able to obtain such approval or complete such filing.

●	Restrictions on PRC investments and currency controls may limit our ability to use Business Combination proceeds for loans or capital contributions to PRC subsidiaries, adversely impacting our liquidity and business expansion.

●	Enforcing legal actions, foreign judgments, or conducting investigations against Pubco or its management in China may be challenging due to jurisdictional and legal barriers.

Risks Relating to Aimei Health and the Business Combination (for a more detailed discussion, see “Risks Relating to Aimei Health and the Business Combination” on page 79 of this proxy statement/prospectus)

●	The shareholders of Aimei Health may experience substantial dilution as a consequence of the issuance of ordinary shares in the Business Combination, and will exercise less influence over management.

●	The sale or availability for sale of substantial amounts of Pubco Class A Ordinary Shares could adversely affect their market price.

●	The fairness opinion obtained by the Aimei Health board of directors will not reflect changes, circumstances, developments, or events that may have occurred or may occur after the date of the opinion.

●	The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

●	The Initial Shareholders who own ordinary shares and private placement units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

●	If Aimei Health is unable to complete the Transactions or another initial business combination by December 6, 2025 (if extended to the maximum 24-month period after the closing of the IPO or such later date as may be approved by the shareholders of Aimei Health in an amendment to the Aimei Health amended and restated articles of association), Aimei Health will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholder and the Aimei Health board of directors, dissolving and liquidating. In such event, third parties may bring claims against Aimei Health and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.10 per share.

●	Becoming a public company through a business combination rather than an underwritten offering presents risks to unaffiliated investors of Pubco. Subsequent to the completion of the Business Combination, Pubco may be required to subsequently take write-downs or write-offs, restructuring and impairment, or other charges that could have a significant negative effect on its financial condition, results of operations, and the price of Pubco securities, which could cause Pubco shareholders to lose some or all of their investment.

●	The Sponsor of Aimei Health has the right to extend the term Aimei Health has to consummate its business combination, without providing shareholders with redemption rights.

Risks Relating to the Financial Projections (for a more detailed discussion, see “Risks Relating to the Financial Projections” on page 100 of this proxy statement/prospectus)

●	None of Aimei Health, United Hydrogen, or any of their respective affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any Aimei Health shareholders, or any other person, regarding the ultimate performance of United Hydrogen compared to the information set forth in the financial projections provided in this proxy statement/prospectus.

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●	United Hydrogen management made numerous material estimates in developing the projections provided to Aimei Health and its financial advisor.

●	A decline in financial forecast or the failure of actual financial results of United Hydrogen to meet the forecasted results as disclosed elsewhere in this proxy statement/prospectus may adversely affect the future financial condition, results of operations and prospects of Pubco.

Risks Relating to Pubco’s Business and Operations Following the Business Combination (for a more detailed discussion, see “Risks Relating to Pubco’s Business and Operations Following the Business Combination” on page 102 of this proxy statement/prospectus)

●	Pubco will incur higher costs post-Business Combination as a result of being a public company (see page 102 of this proxy statement/prospectus).

●	Pubco may or may not pay cash dividends in the foreseeable future.

●	Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco Class A Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.

●	As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

●	Pubco will be a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect its public shareholders.

Holding Company Structure

Pubco is a holding company incorporated in the Cayman Islands. United Hydrogen, Pubco’s wholly owned subsidiary post-Business Combination, conducts its operations through its operating subsidiaries in the PRC, including Zhejiang Qingyuan and Yixun Chuangneng, and various subsidiaries thereof. Investments in Pubco’s securities are not purchases of equity securities of these operating subsidiaries in the PRC, but instead are purchases of equity securities of a Cayman Islands holding company with no material operations of its own. This holding company structure involves unique risks to investors.

As a result of its corporate structure, Pubco’s ability to pay dividends post-Business Combination depends upon receipt of dividends paid by its subsidiaries. If Pubco’s existing subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to Pubco.

In connection with the Reorganization, United Hydrogen WFOE paid RMB703,761 (equivalent to $98,867.83 calculated based on the BOC Exchange Rate as of September 11, 2024, the date of payment of such amount) to Chuanyan Holdings Limited as consideration for the acquisition of ownership interest of Yixun Chuangneng held by Chuanyan Holdings Limited, and RMB310,815 (equivalent to $43,664.83 calculated based on the BOC Exchange Rate as of September 11, 2024, the date of payment of such amount) to Chuanyan Holdings Limited as consideration for the acquisition of ownership interest of Zhejiang Qingyuan held by Chuanyan Holdings Limited. On December 31, 2021, Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. paid dividends in the amount of RMB830,000 (equivalent to $130,181.78, calculated based on the BOC Exchange rate as of December 31, 2021, the date of payment of such amount) to Zhejiang Qingyuan, its shareholder. On December 31, 2021, Zhejiang Qingyuan paid dividends in the aggregate amount of RMB3,000,000 (equivalent to $470,536.57, calculated based on the BOC Exchange rate as of December 31, 2021, the date of payment of such amount) to Shanghai RunQing Management Consulting Partnership Enterprise (Limited Partnership) and Shanghai Qicai Technology Partnership Enterprise (Limited Partnership), its then shareholders. On February 29, 2024, Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. declared to pay dividends in the amount of RMB1,300,000 (equivalent to $183,005.80, calculated based on the BOC Exchange Rate as of February 29, 2024, the date when the dividends were declared) to Zhejiang Qingyuan, its shareholder, which dividends are expected to be paid within the following one-year period. On February 29, 2024, Zhejiang Qingyuan declared to pay dividends in the aggregate amount of RMB7,000,000 (equivalent to $985,415.85 calculated based on the BOC Exchange Rate as of February 29, 2024, the date when the dividends were declared) to Shanghai RunQing Management Consulting Partnership Enterprise (Limited Partnership) and Shanghai Qicai Technology Partnership Enterprise (Limited Partnership), its then shareholders, which dividends are expected to be paid within the following one-year period.

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As of the date of this proxy statement/prospectus, neither United Hydrogen nor any of its subsidiaries have paid any dividends or distributions to their parent companies or any investor, and there has been no transfer of cash among United Hydrogen and its subsidiaries, other than those described above and transactions in the ordinary course of business among United Hydrogen and its subsidiaries. United Hydrogen has established controls and procedures for cash flows within its organization based on internal cash management policies established by its finance department, which were discussed, considered, and reviewed by the relevant departments in United Hydrogen, and approved by its Chairperson of the Board of Directors. Specifically, its finance department supervises cash management, following the instructions of its management. Its finance department assumes a leading role in establishing the cash operation plan and coordinating cash management matters among United Hydrogen’s subsidiaries and departments. Each subsidiary and department initiate a cash request by putting forward a cash demand plan, which explains the specific amount and timing of cash requested, and submitting it to its finance department. The finance department reviews the cash demand plan and prepares a summary for the management of United Hydrogen. Management examines and approves the allocation of cash based on the sources of cash and the priorities of the needs. Other than the above, United Hydrogen currently does not have other cash management policies or procedures that dictate how funds are transferred.

To the extent cash or assets are held in the PRC or by a Chinese entity, they may not be readily available to fund operations or for other use outside of the PRC, including any distribution of dividends or earnings to the shareholders of the Pubco, due to interventions in or the imposition of restrictions and limitations on Pubco’s ability to transfer cash or assets by the PRC government. For example, Pubco’s subsidiaries in the PRC are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of Pubco’s PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends; the PRC subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; A withholding tax, at the rate of 10% or lower, is payable by the PRC subsidiaries on dividends paid to non-resident enterprises; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of loans denominated in foreign currencies. Without the fulfillment of these procedures, United Hydrogen and its PRC subsidiaries may not make any distributions to Pubco and/or its shareholders.

In addition, we cannot assure you that new regulations or policies will not be promulgated in the future, which may further restrict the remittance of RMB into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment to be made from time to time, that our current or future PRC subsidiaries will be able to satisfy their respective payment obligations that are denominated in foreign currencies, including the remittance of dividends out of the PRC.

Foreign Private Issuer

After the consummation of the Business Combination, Pubco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Pubco on December 31, 2024. For so long as Pubco is a foreign private issuer within the meaning of the rules under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

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Pubco will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Pubco is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, Pubco shareholders will receive less or different information about Pubco than a shareholder of a U.S. domestic public company would receive. Nonetheless, Pubco intends to align itself with the practices adopted by Nasdaq-listed U.S. domestic companies to the best of its ability to provide its shareholders with enhanced transparency and protection.

In addition, for as long Pubco remains a foreign private issuer, it is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, among other things, as a matter of Cayman Islands law, Pubco is not required to have: (1) a majority-independent board of directors; (2) a compensation committee consisting of independent directors; (3) a nominating committee consisting of independent directors; or (4) regularly scheduled executive sessions with only independent directors each year. In addition, the Company is not obliged to hold an annual general meeting as an exempted company under the Companies Act. And because we are a foreign private issuer, our audit committee is not necessarily subject to additional Nasdaq corporate governance requirements applicable to listed U.S. companies whereby the audit committee shall be made up of such number of independent directors. The Nasdaq Listing Rules may also require shareholder approval for certain corporate matters that Pubco’s home-country’s rules do not. Following Cayman Islands governance practices, as opposed to complying with the requirements applicable to a U.S. company listed on Nasdaq, may provide less protection to you than would otherwise be the case.

Upon completion of the Business Combination, Pubco’s board of directors will consist of five directors, including three independent directors. Additionally, Pubco will establish an audit committee (composed of three independent directors), a nomination and corporate governance committee (composed of three directors, two of whom are independent), and a compensation committee (composed of three directors, two of whom are independent). These arrangements are in compliance with Nasdaq Rules. However, Pubco may follow the home-country practice for certain other corporate governance practices in the future, which may differ from the requirements applicable to a U.S. company listed on Nasdaq. In addition, pursuant to the Amended and Restated Memorandum and Articles of Association, Pubco may, but shall not (unless required by the law or the rules and regulations of Nasdaq or the SEC and/or any other competent regulatory authority or otherwise under applicable law) be obliged to, in each year hold a general meeting as an annual general meeting.

Holding Foreign Companies Accountable Act

The HFCA Act, as amended by the Consolidated Appropriations Act, requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if the PCAOB is unable to inspect its auditor for three consecutive years beginning in 2022 or two consecutive years beginning in 2023. Pubco’s auditor is headquartered in Singapore and is subject to PCAOB inspections to assess its compliance with the applicable professional standards. The PCAOB currently has access to inspect to the working papers of Pubco’s auditor and Pubco’s auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in Pubco Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist Pubco Class A Ordinary Shares and trading in Pubco Class A Ordinary Shares could be prohibited. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed the Protocol governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. See “Risk Factors — Risks Relating to Doing Business in the PRC — Joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to Pubco’s listing on Nasdaq or future offerings of its securities in the U.S.”

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Controlled Company

After the completion of the Business Combination, Ms. Xia Ma will control a majority of the voting power of Pubco’s outstanding ordinary shares. As a result, Pubco will be a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (iii) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following the consummation of the Business Combination, Pubco intends to utilize some or all of these exemptions. Although Pubco will have a compensation committee and nominating committee, such committees will not be composed entirely of “independent directors.” Upon completion of the Business Combination, Pubco anticipates that the size of its board of directors will be five (5) directors, three of whom will qualify as independent directors as defined within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

According to the Amended and Restated Memorandum and Articles of Association, Class B Ordinary Shares of Pubco carry ten (10) votes per share. Immediately following the closing of the Business Combination, Ms. Ma will control approximately 93.15% of the aggregate voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class assuming no redemptions are made by the Aimei Health Public Shareholders, or 93.53% of the aggregate voting power assuming maximum contractual redemptions by the Aimei Health Public Shareholders, of their Aimei Health ordinary shares. As such, she will retain the ability to control the outcome of any matters submitted to a general meeting of the Pubco without needing to hold any Class A Ordinary Shares. As a result, Ms. Ma does not need to hold any Class A Ordinary Shares to maintain control over matters requiring shareholder approval, so long as she retains a majority of the voting power of her Class B Ordinary Shares.

With approximately 93.15% of the aggregate voting power (assuming no redemptions) or 93.53% of the aggregate voting power (assuming maximum contractual redemptions), Ms. Ma has the ability to control matters requiring shareholder approval, including but not limited to, the election of directors, amendments to the memorandum and articles of association, and the approval of significant corporate transactions such as mergers, recapitalization, consolidations, and asset sales. Under Article 2.7 of the Amended and Restated Memorandum and Articles of Association, certain corporate actions, including amendments or mergers, require the approval of a majority of the Class B Ordinary Shares, voting as a separate class. Given her Class B holdings, Ms. Ma is effectively positioned to control these decisions.

Pubco’s capital structure, which grants Class B Ordinary Shares ten (10) votes per share, gives Ms. Ma significant voting power. This structure may have an anti-takeover effect by enabling Ms. Ma to prevent a change in control transaction that Class A shareholders might otherwise consider in their best interest. As a result, the disproportionate voting power of the Class B shares allows Ms. Ma to block such transactions, even if they are supported by a majority of Class A shareholders.

Under Article 2.1 of the Amended and Restated Memorandum and Articles of Association, the board of directors of Pubco (the “Board”) has broad authority to issue shares. However, given Ms. Xia Ma’s substantial control over the Board and her significant voting power through her Class B Ordinary Shares, the likelihood of future issuances of Class B Ordinary Shares that would dilute the rights of Class A shareholders is relatively low. Ms. Ma, by virtue of her control over both the Board and the voting power of Pubco, is well-positioned to prevent any issuances that might dilute Class A shareholders’ interests. Therefore, while the authority to issue shares exists, the potential for further dilution through additional Class B Ordinary Share issuances appears limited under the current governance structure.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF AIMEI HEALTH
(Amounts in tables are stated in U.S. Dollar)

The following table sets forth selected historical financial information derived from Aimei Health’s (1) audited financial statements included elsewhere in this proxy statement/prospectus as of and for the year ended December 31, 2024, and (2) unaudited financial statements included elsewhere in this proxy statement/prospectus as of and for the six months ended June 30, 2025. The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Aimei Health Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Aimei Health’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Selected Historical Financial Information of Statements of Operations

	Six months ended June 30, 2025	Six months ended June 30, 2024	Year ended December 31, 2024	For the period from April 27, 2023 (inception) through December 31, 2023
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Income Statement Data:
Operating costs	$(455,018)	$(462,746)	$(1,064,786)	$(28,459)
Interest income and dividend income earned in investments held in Trust Account	$1,064,650	$1,827,338	$3,617,001	$199,848
Net income	$609,632	1,364,592	2,552,215	171,389
Basic and diluted net income per share, subject to possible redemption	$0.09	$0.15	$0.28	$0.08
Basic and diluted net income per share, ordinary shares not subject to possible redemption	$0.09	$0.15	$0.28	$0.08
Weighted average shares outstanding, basic and diluted, subject to possible redemption	4,573,377	6,900,000	6,900,000	695,565
Weighted average shares outstanding, basic and diluted, ordinary shares not subject to possible redemption	2,126,000	2,126,000	2,126,000	1,538,205

Selected Historical Financial Information of Balance Sheets

	June 30, 2025	December 31, 2024	December 31, 2023
	(Unaudited)	(Audited)	(Audited)
Balance Sheet Data:
Total assets	$44,556,037	$73,814,933	$70,470,565
Total liabilities	$2,903,966	$1,506,994	$714,841
Ordinary shares subject to possible redemption	$44,511,399	$73,784,549	$69,889,848
Total shareholders’ deficit	$(2,859,328)	$(1,476,610)	$(134,124)

Selected Historical Financial Information of Statements of Cash Flows

	Six months ended June 30, 2025	Six months ended June 30, 2024	Year ended December 31, 2024	For the period from April 27, 2023 (inception) through December 31, 2023
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Statements of Cash Flow Data:
Cash flows used in operating activities	$(425,759)	$(423,212)	$(672,289)	$—
Cash flows provided by (used in) investing activities	$30,337,800	$—	$(277,700)	$(69,690,000)
Cash flows provided by (used in) financing activities	$(29,938,111)	$—	$397,480	$70,270,717
Net change in cash	$(26,070)	$(423,212)	$(552,509)	$580,717
Cash at beginning of period	$28,808	$580,717	$580,717	$—
Cash at end of period	$2,138	$157,505	$28,208	$580,717

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SELECTED HISTORICAL FINANCIAL INFORMATION OF UNITED HYDROGEN
(Amounts in tables are stated in U.S. Dollar)

The following tables set forth selected historical financial information derived from United Hydrogen’s audited consolidated financial statements as of December 31, 2024 and 2023 and for the fiscal years ended December 31, 2024 and 2023, which are included elsewhere in this proxy statement/prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “United Hydrogen Management’s Discussion and Analysis of Financial Condition and Results of Operations” and United Hydrogen’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

The following tables present United Hydrogen’s summary consolidated statements of operations data for the years ended December 31, 2024 and 2023.

	For the years ended December 31,
	2024	2023
Income Statement Data:
Revenues	$52,597,394	$13,110,550
Cost of revenues	$(46,612,140)	$(9,375,180)
Gross profit	$5,985,254	$3,735,370
Total operating expenses	$(5,019,459)	$(3,587,678)
Income from operations	$965,795	$147,692
Net income	$579,517	$139,434

The following tables present United Hydrogen’s summary consolidated balance sheet data as of December 31, 2024 and 2023.

	December 31, 2024	December 31, 2023
Balance Sheet Data:
Total current assets	$44,864,195	$20,621,947
Total assets	$48,043,221	$21,961,118
Total current liability	$40,563,712	$17,595,296
Total liabilities	$40,651,686	$17,595,296
Total shareholders’ equity	$7,391,535	$4,365,822
Total liabilities and shareholders’ equity	$48,043,221	$21,961,118

The following tables present United Hydrogen’s summary consolidated cash flow data for the years ended December 31, 2024 and 2023.

	For the Years Ended December 31,
	2024	2023
Net cash used in operating activities	(2,397,744)	(1,031,233)
Net cash used in investing activities	(1,014,946)	(381,826)
Net cash provided by financing activities	2,391,682	2,794,982
Effect of Exchange rate on cash, cash equivalents and restricted cash	(33,193)	(12,761)
Net change in cash and cash equivalents	(1,054,101)	1,369,162
Cash and cash equivalents at beginning of the year	2,771,943	1,402,781
Cash and cash equivalents at end of the year	$1,717,842	$2,771,943

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RISK FACTORS

The following risk factors will apply to the business and operations of Pubco following the Closing. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition, and operating results of United Hydrogen’s and Pubco’s business, prospects, financial condition, and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Forward-Looking Statements,” before deciding how to vote your Aimei Health ordinary shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Pubco and Aimei Health may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair Pubco’s business, prospects, financial condition, or operating results. The following discussion should be read in conjunction with the consolidated financial statements of United Hydrogen and the financial statement of Aimei Health and notes thereto included elsewhere in this proxy statement/prospectus.

Risks Relating to United Hydrogen’s Business and Industry

Unless the context otherwise requires, all references in this subsection to the “Company,” “United Hydrogen,” “we,” “us,” or “our” refer to United Hydrogen and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

We currently operate in two primary business sectors in key regions of China, hydrogen energy solutions and hydrogen commercial applications. Our hydrogen energy solutions focus on the evaluation, design, and construction (through third-party construction contractors) of hydrogen production plants and hydrogen refueling stations, and the provision of post-delivery operation and management services. Our hydrogen commercial applications focus on the sale of fuel cell systems for hydrogen trucks and forklifts and the design, sale and leasing of fuel cell forklifts. Our ultimate goal is to expand our business in the hydrogen industry to encompass hydrogen production, storage, transportation, refueling, equipment supply, and commercial applications. By covering the entire hydrogen value chain, we aim to ensure seamless and cost-effective integration and delivery of hydrogen solutions, which is expected to enhance our market presence and provide us with significant competitive strength. Specifically, we plan to participate in the construction of more hydrogen production plants, enter into more areas of the hydrogen supply chain, establish a giga plant (the “Giga Plant”) in Jiaxing, Zhejiang Province, China, and develop a new generation of hydrogen fuel cell forklifts. Additionally, we plan to upgrade the digital platforms used in our operation and management services. We are also committed to explore green hydrogen technology by launching demonstration projects and offering hydrogen derivative products, such as green methanol and ammonia, in regions with viable photovoltaic, wind power, and hydropower resources.

However, our ability to successfully manage our growth and execute our business initiatives and strategies is not guaranteed. The timing and cost to complete the construction of these plants or facilities are subject to a number of factors beyond our control, which may result in delays and higher expenses than anticipated or may fail to generate the expected level of return on investment or none at all. We may also encounter unexpected challenges, technically or otherwise, in developing new generation of fuel cell forklifts or green hydrogen technology. We might decide against continuing to pursue certain growth initiatives or may be forced to reduce our efforts in response to changes in market conditions, regulatory environments or for other reasons. Our failure to successfully execute our growth initiatives and strategies would materially and adversely affect our business, operations and growth prospects.

To achieve our goals, we must allocate more resources to marketing, business development, and customer or supplier relationship management. We also need to invest heavily in technology research and development, and continue to hire, train and effectively manage new employees. To manage the expected growth of our business and operational scale, we will need to continue improving our transaction processing, technological, operational and financial systems, policies, procedures and controls. This will increase the complexity of our operations and may strain our managerial, operational and financial resources. We cannot assure you that we will be able to effectively manage our growth or successfully implement our strategies. If we fail to manage our growth effectively, or at all, our business and prospects may be materially and adversely affected.

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Changes of policies and regulatory frameworks by the Chinese government supporting the hydrogen energy industry may have a significant impact on our industry and business operations.

Our business operations and growth and the viability and competitiveness of our hydrogen ecosystem strategy will depend, in part, upon favorable laws, regulations, and policies related to hydrogen industry.

We operate in China. In order to boost hydrogen energy capacity, the central government of China is formulating various policies and initiatives. We believe the impact of these steps will influence the market over the medium-term and could impact our financial condition and results of operations. For example, the Chinese government introduced the Hydrogen Energy Industry Development Plan (2021-2035) and Development Plan for the New Energy Vehicle Industry (2021-2035), aiming to enhance the development of hydrogen production, storage, and utilization technologies. On July 19, 2023, the Standardization Administration of China, the National Development and Reform Commission (NDRC), the Ministry of Industry and Information Technology, the Ministry of Ecology and Environment, the Ministry of Emergency Management, and the National Energy Administration issued the “Guidelines for the Construction of the Hydrogen Energy Industry Standard System (2023 Edition).” The National Energy Administration (NEA) issued guidelines in 2024 to promote the use of hydrogen in industrial and transportation sectors. These guidelines provide a framework for the deployment of hydrogen production plants and hydrogen refueling stations and the integration of hydrogen fuel cell vehicles. Moreover, the local governments have implemented safety and regulatory standards for hydrogen production, storage, and transportation to ensure the safe development of the hydrogen industry. The standards include stringent requirements for the construction and operation of hydrogen production plants and hydrogen refueling stations.

These policies and standards are expected to provide a stable regulatory environment and promote technological advancements, thus encouraging investment in hydrogen infrastructure and equipment in China. However, the regulatory framework and government policies related to hydrogen energy industry in China are relatively new and continuously evolving, these government policies may be subject to restrictions and uncertainties beyond our control, and the Chinese government may continually adjust and change these policies. Reductions or cancellations of incentives or other economic benefits related to favorable industry policies announced by the government, due to policy changes, fiscal tightening, or other reasons, or any government guidelines that reduce the demand for hydrogen fuel cell vehicles, may weaken the overall competitiveness of the hydrogen energy industry. In such a case, our business, financial condition, and operating results could be materially and adversely affected.

If demand for our hydrogen services and products does not develop as we expect, our revenue will suffer, and our business will be harmed.

The demand for our services and products depends on the overall market demand for hydrogen energy in China, especially the hydrogen fuel cell vehicle market. The hydrogen fuel cell vehicle industry in China is still in the early stages of development, characterized by continuously changing technology, immature infrastructure, evolving government regulations and industry standards, and fluctuating market demand. The viability and demand for our services and products may be affected by many factors outside of our control, including, but not limited to:

●	cost competitiveness, reliability and performance of hydrogen production plants and hydrogen refueling stations and supply chains compared to conventional and non-hydrogen renewable energy sources and products;

●	competing new technologies at more competitive prices than those we offer for our products;

●	availability and amount of government subsidies and incentives to support the deployment of hydrogen energy solutions;

●	the extent to which the electric power industry and broader energy industries are deregulated to permit broader adoption of hydrogen electricity generation;

●	prices of traditional carbon-based energy sources;

●	levels of investment by end-users of hydrogen energy products, which tend to decrease when economic growth slows;

●	the emergence, continuance or success of, or increased government support for, other alternative energy generation technologies and products; and

●	regional, national or global macroeconomic trends, which could affect the demand for new energy resources.

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Powered by an alternative greenhouse energy, the electric vehicles (“EV”) industry is growing significantly and rapidly in China. The EV industry has gained a lot of popularity in China. The EV industry is a significant competitor to the hydrogen fuel cell vehicle industry for reasons including: the Chinese government has been a strong proponent of EVs, providing subsidies and policy support; China has built a vast network of public and private charging stations, making EVs more convenient for consumers; the mass production capabilities and economies of scale achieved by major Chinese automakers have driven down costs, making EVs more affordable and accessible to the average consumer; and advancements in battery technology have significantly improved the range, efficiency, and cost of EVs. The competitiveness of EVs may reduce market demand for hydrogen products and services.

If our expectations regarding the market size, our ability to effectively sell services and products, competitive pricing pressures, or revenue generation levels do not materialize as anticipated, our business could be adversely affected.

The rapidly evolving and competitive nature of the hydrogen industry makes it difficult to evaluate our future prospects.

The hydrogen energy industry is in a stage of rapid development, with emerging technologies continuously appearing in all aspects of the industrial chain, including production, storage, transportation, refueling, and usage. Existing technologies are also constantly iterating and upgrading. To provide customers with more efficient, advanced, and cost-effective solutions, we need to deeply understand the customer application environments and provide dynamic and flexible solutions to meet their changing needs and to quickly learn, verify, adopt, and implement new technologies. This involves rapidly responding to customer usage environments to help them use the most suitable technological solutions. Through a rapid response mechanism, we aim to work with our suppliers to deliver new product and service combinations to customers in the shortest time, with controllable costs and excellent quality, thereby helping customers achieve their zero-carbon business goals. We will continue to invest in technology research and development, collaborate with more technology partners, train employees to familiarize themselves with and test various new technologies, and continually work with our suppliers to innovate in products and services using new technologies. In particular, we are planning to develop a new generation of hydrogen fuel cell forklifts, upgraded digital platforms used in our operation and management services, and green hydrogen technology.

However, we cannot guarantee that the research and development efforts of ours or our suppliers’ will be completed within the expected timeframe or that they will lead to commercially successful new products. If we experience delays in production development and technology integration, fail to meet changing market demands, fail to keep up with the latest technological developments, or fail to successfully launch competitive new products to the market, and if our competitors respond more swiftly than we do, our business, financial condition, and operating results may be materially and adversely affected.

Any significant product defects, failures, or negative publicity related to the hydrogen fuel cell vehicle industry could damage our reputation and adversely affect our business, financial condition, and operating results.

Currently, the hydrogen fuel cell vehicle industry in China is still in the early stages of commercialization, and the emerging technologies used in hydrogen fuel cell systems and vehicles may be immature. Design flaws, defects in raw materials or components, or manufacturing difficulties may result in errors, defects, or poor performance, which could affect the quality and performance of our products. Newly developed or newly launched next-generation products or upgraded technologies may have potential technical errors or safety issues. Any actual or anticipated errors, defects, or poor performance of our products could lead to product replacement, repairs or rejections, transportation delays, revenue losses, increased customer service and support costs, and damage to our reputation, all of which could materially and adversely affect our business.

Furthermore, product liability claims, injuries, defects, or other issues faced by other companies in the hydrogen fuel cell vehicle industry, as well as any negative publicity or events related to hydrogen fuel cell systems, hydrogen transportation vehicles, hydrogen production plants, and hydrogen refueling stations, could negatively impact the market reputation of the entire industry. This could adversely affect market demand and our ability to attract new customers, thereby harming our business growth and financial performance.

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Our negative net operating cash flows in the past may expose us to certain liquidity risks and could constrain our operational flexibility.

We had negative net operating cash flows in the years 2024 and 2023. Our cash flows were affected by a general mismatch of cash inflow and outlay at the operational level, resulting from our longer accounts receivable turnover days compared to our accounts payable turnover days, as our customers’ payment processes are generally longer than our payment process. Additionally, the decrease in contract liabilities negatively impacted cash flow by reducing the upfront cash we received before services were rendered.

We cannot assure you that we will not experience net current liabilities or negative net operating cash flows in the future. Our future liquidity, ability to make necessary capital expenditures, the payment of accounts payable and other payables, as and when they become due, will primarily depend on our ability to maintain adequate cash inflows from our operating activities and adequate equity financing. Our ability to generate adequate cash inflows from operating activities may be affected by our future operating performance, prevailing economic conditions, our financial, business and other factors, many of which are beyond our control. Also, we may not be able to seek for external financing in the near future on a timely basis or on acceptable terms, or at all. The occurrence of any of the foregoing may cause us not to have sufficient cash flow to fund our operating costs and constrain our operational flexibility and, in that event, our business, financial condition and results of operations could be adversely affected.

We are subject to customer concentration risk. Our growth and revenue could be materially and adversely affected if we lose any significant customer, or if any significant customer fails to cooperate with us at anticipated levels.

For the year ended December 31, 2024, we had (i) four significant customers, Ningbo Jingling Gongmao Co., Ltd. (宁波京翎工贸有限公司), Feichi Auto Technology Co., Ltd. (佛山市飞驰汽车科技有限公司), Jiaxing China East United Hydrogen Technology Co., Ltd. (嘉兴华东联和氢能科技有限公司) and Shanxi Meijin Huasheng Chemical New Material Co., Ltd. (山西美锦华盛化工新材料有限公司), which accounted for 20.0%, 19.3%, 12.7% and 11.9%, respectively, of our total accounts receivable balance, and (ii) three significant customers, Ningbo Jingling Gongmao Co., Ltd. (宁波京翎工贸有限公司), Feichi Auto Technology Co., Ltd. (佛山市飞驰汽车科技有限公司), and Shanxi Meijin Huasheng Chemical New Material Co., Ltd. (山西美锦华盛化工新材料有限公司), which accounted for 14.6%, 14.2%, and 11.1% of our total revenues, respectively.

For the year ended December 31, 2023, we had (i) four significant customers, Ordos Yuechi New Energy Vehicle Co., Ltd. (鄂尔多斯市悦驰新能源汽车有限公司), Jiaocheng Wanghui Energy Co., Ltd. (交城旺辉能源有限公司), Jiangsu Linyang Yiwei Energy Storage Technology Co., Ltd. (江苏林洋亿纬储能科技有限公司) and Lüliang Huitong Energy Co., Ltd. (吕梁市汇通能源有限公司), which accounted for 24.5%, 19.2%, 17.2% and 16.7%, respectively, of our total accounts receivable balance, and (ii) five significant customers, Shanxi Meijin Luhe Gas Co., Ltd. (山西美锦陆合气体有限公司), Ordos Yuechi New Energy Vehicle Co., Ltd. (鄂尔多斯市悦驰新能源汽车有限公司), Jiangsu Linyang Yiwei Energy Storage Technology Co., Ltd. (江苏林洋亿纬储能科技有限公司), Jiaocheng Wanghui Energy Co., Ltd. (交城旺辉能源有限公司), and Lüliang Huitong Energy Co., Ltd. (吕梁市汇通能源有限公司), which accounted for 19.1%, 15.2%, 14.3%, 11.5%, and 10.0% of our total revenues, respectively.

There are a number of factors, other than our performance, that could cause loss of, or decrease in the volume of business from, a significant customer, including without limitation:

●	Changes in economy: economic downturns or recessions can impact a customer’s ability to maintain business with us.

●	Shifts in market demand: fluctuations in market trends or customer needs can drive our existing customers to seek alternative solutions.

●	Competitive offers: competitors providing better pricing, superior products or more attractive terms may lure our existing customers away.

●	Customer complaints and after-sale support: our inability to resolve customer complaints or provide adequate after-sale service support can result in customer dissatisfaction and loss of business.

We cannot assure you that we will continue to maintain the business cooperation with these significant customers at the same level, or at all. The loss of business from any of these significant customers, or any downward adjustment of the products/services price paid to us, could materially and adversely affect our revenue and profit. Furthermore, if any significant customer terminates its relationship with us, we cannot assure you that we will be able to secure an alternative arrangement with comparable customers in a timely manner, or at all.

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We face additional challenges in retaining long-term relationship with as well as seeking legal remedies against significant customers who are government agencies, or state-owned enterprises, or large conglomerates.

Many of our significant customers are government agencies, state-owned enterprises, or large conglomerates. The timelines, procedures and considerations for these customers to make a decision are beyond our control, which makes it more difficult and unmanageable to retain long-term relationship with such customers.

In addition, in the event of any legal disputes with government agencies or state-owned enterprises, we may face challenges in bringing legal actions and seeking remedies against such customers. Under Chinese law, it is possible to sue government agencies, including for breach of contract. The Civil Code of the People’s Republic of China and the Civil Procedure Law of the People’s Republic of China provide the legal framework for such cases. However, there may be specific procedural requirements, such as first seeking administrative reconsideration before going to court, and there may also be political challenges when suing a government agency. It may also be difficult for us to conduct investigations or collect evidence from government agencies or state-owned enterprises. Even if a court rules in favor of us, enforcing the ruling against government agencies or state-owned enterprises may also be complex. These practical obstacles in enforcing our contractual rights and seeking remedies against government agencies or state-owned enterprises may render us insufficient legal protections, which can materially and adversely affect our business.

Our failure to secure new customers or maintain existing customers may adversely affect our business operations and financial results.

Our current customer base is highly concentrated among a few significant customers, making our ability to win new customers key for our business growth. Project proposals and deal negotiations in connection with securing a new customer are complex. They could involve a lengthy bidding and selection process. Additionally, various factors such as market conditions, financing arrangements, and required governmental approvals frequently influence these negotiations.

Our engagements often involve complex projects with heightened standards for performance, such as the evaluation, design, and construction of hydrogen production plants or hydrogen refueling stations. The success of these projects relied heavily on our ability to manage customer relationships, effectively oversee the project and deploy appropriate resources, including third-party suppliers, in a timely manner. If a project is not completed on schedule or fails to meet required performance standards, we may not be able to retain the customers.

Our business will continue to be dependent on third-party suppliers. The failure of a supplier to deliver us the expected products and services in a timely manner or at all, or our inability to obtain substitute sources of supply on a timely basis or on terms acceptable to us, could impair our ability to deliver products and services to our customers, which would in turn materially and adversely affect our business.

Operating under a “light asset” business model, we rely on third-party suppliers to deliver our products and services to customers. For example, our hydrogen energy solutions rely on equipment manufacturers and construction contractors to build and operate hydrogen plants and hydrogen fuel stations, our hydrogen commercial applications rely on developers and manufacturers of fuel cell systems and forklifts, and we also rely on IT suppliers to provide the digital management platforms. See “Business of United Hydrogen — Business Model — Hydrogen Energy Solutions,” and “Business of United Hydrogen — Business Model — Hydrogen Commercial Applications”.

We believe such “light asset” business model enhances our agility and refocuses resources on core capabilities. However, it may also create risks if any of our key suppliers fail to deliver us in a timely manner or at all the products and services that meet our quality, quantity, safety and cost requirements, or technical specifications. The complexity of our projects, such as constructing hydrogen plants and fuel stations, which demands a high standard of profession, skill, safety management and quality control, highlights such risks. Additionally, if we are unable to pass on the increased costs to our customers in a timely manner or at all, any significant increase in the prices charged by our suppliers will increase our costs and may adversely affect our operating performance. We cannot guarantee that we will not face shortages or significant price increases for our supplies in the future. If a supplier fails to deliver the products or services to us for any reason or terminates the business relationship with us, we cannot guarantee that we will be able to identify and obtain substitute sources of supply on a timely basis or on terms acceptable to us. If any of these occurs, our business and operating performance will be materially and adversely affected.

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We are subject to supplier concentration risk. Our operation could be materially and adversely affected if we lose any significant supplier, or if we fail to cooperate with any significant supplier at anticipated levels.

For the year ended December 31, 2024, we had (i) two significant suppliers, Foshan Feichi Auto Technology Co., Ltd., and Shanghai Jieqing Technology Co., Ltd., which accounted for 22.8% and 22.2% of our total accounts payable balance, respectively, and (ii) two significant suppliers, Foshan Feichi Auto Technology Co., Ltd., and Hainan Yingjie Energy Co., Ltd, which accounted for 19.1% and 12.1% of our total purchase, respectively.

For the year ended December 31, 2023, we had (i) three significant suppliers, Hydrosys (Beijing) Technology Co., Ltd, Guohong Hydrogen Technology (Jiaxing) Holding Co., Ltd. and Beijing Soaring Electrical Technology Co., Ltd, which accounted for 18.3%, 12.3% and 10.5% of our total accounts payable balance, respectively, and (ii) two significant suppliers, Shanghai Hydrogen Propulsion Technology Co., Ltd and Hydrosys (Beijing) Technology Co., Ltd, which accounted for 68.5% and 11.1% of our total purchase, respectively.

The agreements with our significant suppliers typically last one to three years and our significant suppliers are not exclusively providing products or services to us.

We cannot assure you that we will continue to maintain the business cooperation with these significant suppliers at the same level, or at all. If any significant supplier terminates its relationship with us, we cannot assure you that we will be able to obtain alternative products or services from comparable suppliers in a timely manner or on acceptable terms. Our provision of products and services to our customers may therefore be compromised, which could materially and adversely affect our revenue and profit.

Our reliance on third-party suppliers exposes us to several significant risks:

●	Quality control issues: third-party suppliers may fail to meet our quality standards, which can negatively impact our hydrogen projects and damages our reputation. Inconsistent or subpar quality can lead to project delays, increased costs, and the potential for customer dissatisfaction.

●	Supply chain interruption: any termination or interruption in the supply of necessary equipment and products can delay our projects and increase costs. This includes disruptions due to supplier bankruptcy, labor strikes, natural disasters, geopolitical issues, or logistical challenges, all of which can halt production and affect our timelines.

●	Increased costs: fluctuations in supplier pricing, the imposition of new tariffs, or increased transportation costs can raise our operational expenses, which can, in turn, reduce our profit margins and make our pricing less competitive.

●	Difficulty in securing alternatives: if our current suppliers fail to meet our needs, finding new, reliable alternatives can be challenging and time-consuming. The process of qualifying new suppliers, negotiating terms and integrating them into our supply chain can disrupt our operations and lead to additional costs.

●	Dependence on supplier performance: our projects’ success often depends on the timely and efficient performance of our suppliers. Delays or failures on their part can have a cascading effect on our project schedules and budgets, potentially leading to contractual penalties and loss of customer trust.

These risks could adversely affect our ability to deliver projects on time and within budget, potentially harming our business, results of operations and financial condition.

If we fail to maintain an effective quality and safety control system, it could have a significant adverse impact on our business, reputation, financial condition, and operating performance.

For hydrogen energy products and services, such as our hydrogen energy solutions to construct (through third-party construction contractors) and operate hydrogen production plants and hydrogen refueling stations, quality and safety are particularly important. Quality determines the benefits customers receive from using our solutions, impacting customer satisfaction, subsequent order renewals, and the expansion of new business. Safety is paramount, as the protection of property and personal safety in the customer’s application environment is the most crucial aspect of our operations. The effectiveness of the quality and safety control system depends on multiple factors, including system design, the machinery used, employee quality, related training programs, and our ability to ensure employees comply with quality control policies and guidelines. We must adhere to specific guidelines established by international product safety laws and regulations applicable to restricted and hazardous materials in the jurisdictions where our products are sold to customers.

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We provide regular training or education on safe work practices, emergency response procedures, and the proper use of personal protective equipment. We have developed safety protocols to follow industry standards and regulatory requirements for the operation and maintenance of hydrogen infrastructure and fuel cell forklifts, including the following major aspects:

●	Training on the operation of fuel cell forklifts

●	Periodic inspection, calibration, and maintenance of key equipment used in hydrogen facilities and key components used in fuel cell forklifts to ensure their safety and performance

●	Daily monitoring of the operation of the hydrogen facilities and fuel cell forklifts

●	Regular safety inspection by suppliers of key equipment and components

●	Incident responses plan in anticipation of equipment fault, vehicle accident, hydrogen leakage, fire or explosion hazards, and other applicable emergencies

However, we cannot guarantee that our quality and safety control system will continue to be effective and comply with relevant laws, regulations, and standards. Any significant failure or decline in the effectiveness of our quality and safety control system could result in the loss of recognition and necessary certifications or qualifications, which could have a significant adverse impact on our business, reputation, financial condition, and operating performance.

The nature of our products and services may expose our business to product safety issues, product liability, or other claims.

Our business involves the construction (through third-party construction contractors) and operations of hydrogen production plants and hydrogen refueling stations, the sale of fuel cell systems, and the sale and maintenance of hydrogen fuel cell forklifts, which exposes us to the inherent potential product safety, product liability, and similar claims associated with electrical products and products using hydrogen or hydrogen-enriched reformed fuels. Certain material safety risks include:

●	Hydrogen has a broad flammability range in air, making it more likely to ignite compared to many other gases.

●	Hydrogen is often stored under high pressure, high-pressure systems can pose risks of mechanical failure or rupture, potentially leading to catastrophic accidents.

●	In liquid form, hydrogen is stored at cryogenic temperatures, which can cause severe freeze burns if the liquid comes into contact with the skin.

●	Hydrogen can cause embrittlement in certain metals, particularly those used in pipelines, storage tanks, and other infrastructure, which weakens the material, increasing the risk of cracks and leaks.

●	Hydrogen is odorless, colorless, and invisible in its natural state, making it difficult to detect without specialized sensors, which further increases the risks listed above.

●	Other general product safety risks in operating the fuel cell forklifts.

●	The location selection of hydrogen facilities does not use scientific analysis to determine the safety distance, which may lead to noise and vibration during the construction and operation of hydrogen facilities, which may have an impact on the physical and mental health of surrounding communities.

●	Hydrogen business operation may increase nearby traffic pressure, leading to traffic congestion and an increased risk of traffic accidents.

●	The irrational layout of the hydrogen production system may lead to safety risks in ineffective event control, personnel evacuation or emergency response in case of emergencies.

●	The failure of the detection and alarm system, emergency stop system, emergency cut-off device and their interlocking of the hydrogen production system may lead to physical explosions or fires, chemical explosions and other risks in the hydrogen production system.

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●	The production equipment, special equipment and safety accessories, as well as instruments and meters, may not work properly, fail, or experience performance degradation due to lack of regular inspection and maintenance or other external forces, resulting in equipment and facility damage, hydrogen leakage, combustion and explosion risks.

●	Hydrogen vehicles safety risks may be caused by internal hydrogen supply pipeline leaks, which may lead to fire or explosion.

●	Safety risks may be caused by irregular annual inspections of pressure gauges, safety valves, and hydrogen cylinders which may lead to failure of hydrogen vehicle function.

Any incidents involving our products or other hydrogen-based products could severely hinder market acceptance and demand for our hydrogen fuel cell products. Involvement in litigation could lead to significant expenses, adversely affecting our product development and sales, and diverting the attention of our technical and management personnel, regardless of the litigation outcome. Additionally, we may be liable for damages that exceed our insurance coverage. We also cannot predict whether we will be able to procure insurance on acceptable terms.

Our business and anticipated business are capital-intensive, and our future sources of financing are uncertain.

In conducting our current business, we incur large amount of expenses in procuring equipment for building hydrogen production plants and hydrogen refueling stations, and OEM services for producing fuel cell systems and fuel cell forklifts. In addition, as we plan to expand our business, we anticipate the need for significant capital, especially for building and operating the Giga Plant.

Currently, we largely rely on capital injections from our shareholders to fund our business. There can be no assurance that we will be able to secure sufficient and timely capital injections from our shareholders in the future, and any continued reliance on shareholder capital injections may expose us to several risks. Reliance on shareholder capital injections may be perceived negatively by the market as a sign of financial instability or insufficient operational cash flow, leading to decreased investor confidence and adversely impacting our ability to raise funds through other means. Frequent or significant capital injections may strain our relationships with existing shareholders, especially if they are burdened by continuous funding requests, which could lead to dissatisfaction among shareholders and affect their willingness to support future funding needs. We also cannot guarantee that we will be able to generate sufficient cash from operations or secure alternative financing with terms commercially reasonable or meet our expectations.

Any inability to obtain necessary funding from our shareholders or through our operations or alternative financing sources could materially and adversely affect our business, financial condition, results of operations, and prospects.

If we are unable to obtain or renew certain approvals, licenses, permits, or certifications required for our business, it could have a significant adverse impact on our operations.

We are subject to various laws and regulations that require us to obtain and maintain multiple approvals, licenses, permits, or certifications from different authorities to operate our business, including without limitation, hazardous chemicals business license, gas business license, and gas cylinder filling license. If we fail to obtain the necessary approvals, licenses, permits, or certifications for our operations, we may face sanctions or other enforcement actions. Relevant regulatory authorities could order us to suspend our operations, or we might need to undertake capital expenditures for corrective measures or other remedial actions, which could have a significant adverse impact on our business, financial condition, and operating performance.

In addition, some of these approvals, licenses, permits, and certifications may be subject to periodic renewals and/or re-evaluations by the relevant authorities, and the standards for such renewals and/or re-evaluations may change from time to time. While we are committed to applying for renewals and/or re-evaluations of these approvals, licenses, permits, and certifications as required by applicable laws and regulations, we cannot guarantee that we will be successful in obtaining such renewals and/or re-evaluations. If we are unable to obtain the required renewals and/or re-evaluations or to maintain all necessary approvals, licenses, permits, or certifications for our business operations, it could severely hinder our business and impede our ability to continue operating, which may have a significant adverse impact on our business, financial condition, and operating performance.

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We may also be required to obtain additional approvals, permits, licenses, or certifications for our existing business due to the enactment of new regulations, changes in the interpretation or enforcement of existing laws and regulations. We cannot guarantee that we will successfully obtain these additional approvals, permits, licenses, or certifications. If we are unable to obtain the necessary additional approvals, permits, licenses, or certifications, it may restrict our business operations, reduce our revenue, and/or increase our costs, which could materially diminish our profitability and prospects.

Failure to obtain, or the reduction or cancellation of the government subsidies may adversely affect our business, financial condition, operating results, and prospects.

For the years ended December 31, 2024 and 2023, we received financial subsidies from certain PRC government agencies in the amount of $101,071 and $142,312, respectively. Government subsidies are important to fund our operations and meet our capital expenditure needs. Provision of the government subsidies may be discretionary and subject to selection criteria and on-going requirements set by local governments, which we may not meet in the future. Additionally, local governments may shift their focus over time from supporting the hydrogen industry to other sectors. We cannot assure you that we will be able to obtain any government subsidies in the future. The failure to obtain or the reduction or cancellation of government subsidies may adversely affect our business, financial condition, operating results, and prospects.

Global inflationary pressures could negatively impact our results of operations and cash flows.

We face two types of inflationary pressures: a general pressure from inflation-related economic slowdowns and a specific pressure from the inflation of fuel prices. First, while inflation could slow down the global economy and economic activity in China, thus potentially decreasing the demand for hydrogen energy solutions, this risk has not materialized so far. Economic activity in China continues to show resilience, supporting the growth of the hydrogen industry. Second, the inflation episode of 2022, triggered by the conflict in Ukraine and the resulting increase in fossil fuel prices, has indirectly impacted the hydrogen industry. As fossil fuel prices rise, industries and consumers increasingly seek alternative energy sources like hydrogen. While this shift could drive up the demand for our hydrogen products, it also increases our operational costs, such as production costs and supply chain expenses, due to higher energy prices. Our efforts to develop and expand our hydrogen business line are ongoing, but inflationary pressures in the energy market could affect our cost structures and pricing strategies, thereby impacting our profitability.

Increases in labor costs and employee benefits may adversely affect our business and profitability.

Labor costs in China have risen in recent years as a result of social and economic development including the increasing inflation. Average wages in China are expected to continue increasing. We may also need to increase our total compensation packages to attract and retain experienced personnel to achieve our business objectives. In addition, we are required by the PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, and insurance, to designated government authorities for the benefits of our employees. We expect that our labor costs, including wages and employee benefits, will continue to increase. Our financial condition and results of operations may be adversely affected as a result of any material increase in our labor costs.

We face intense competition in the markets we operate in, and some of our competitors may have greater resources or brand recognition than us.

We face intense competition in the hydrogen industry in China. The competition can take place in various aspects including quality of product and service, comprehensiveness of product and service offerings, brand recognition and reputation, technology proficiency, internal operational efficiency, customer service and retention, safety management and control, and knowledge of governmental policies and regulations.

Some of our current and potential competitors, including large state-owned enterprises and international corporations, may have greater financial, technological, and marketing resources than we do, and may be able to offer services that we do not currently have and may not offer in the future. The disruption of business cooperation with major partners or technological lag could cause us to lose our competitive edge. If we are unable to compete effectively against and stay ahead of our competitors, we may lose customers and our financial results may be materially and negatively affected.

We are subject to credit risks from our customers.

We typically grant our customers certain period of payment days for goods sold and services rendered, which is typically not secured. While we assess customers’ creditworthiness and monitor their outstanding balances on a going basis, there is no assurance that income receivable by us will not be defaulted or not be subject to disputes with our clients and partners. Given the scale of our clients and the negotiating positions they enjoy, in case of dispute we are typically in a less favorable position to succeed in recovering the account receivables and our financial position and results of operations may be negatively impacted as a result.

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We may face general risks associated with maintaining large balances of accounts receivable and accounts payable.

As of December 31, 2024, our total accounts receivable (including accounts receivable due from related parties) amounted to approximately $41.0 million, representing 85.6% of our total assets, while our total accounts payable (including accounts payable due from related parties) totaled approximately $34.6 million, accounting for 85.1% of our total liabilities. As of December 31, 2023, our total accounts receivable (including accounts receivable due from related parties) was approximately $7.6 million, representing 34.7% of our total assets, while our total accounts payable (including accounts payable due from related parties) totaled $15.8 million, accounting for 89.6% of our total liabilities. Our accounts receivable mainly include payments to be made by our customers, and our accounts payable mainly include payments to be made to our suppliers.

A substantial portion of our accounts receivable is concentrated among a limited number of customers. Any deterioration in the financial condition of these customers or delays in payment could result in significant bad debt expenses, adversely impacting our financial results. Delayed collections of receivables can strain our cash flow, limiting our ability to invest in growth opportunities or meet our own financial obligations. This could necessitate additional borrowing, potentially increasing our interest expenses and leverage. A high level of accounts payable can also strain our cash flow. Adverse changes in payment terms from suppliers or our failure to make payments timely could lead to disruptions in the supply chain and affect our ability to procure necessary products and services, impacting operational efficiency. Delays in payment or disputes with suppliers can also harm our reputation or relationships with suppliers, affecting future business opportunities.

These risks, if not managed effectively, could have a material adverse effect on our financial condition, results of operations, and cash flow.

We are subject to risks in managing inventory.

As of December 31, 2024 and 2023, our inventory was approximately $0.7 million and $7.3 million, representing 1.22% and 33.3% of our total assets, respectively. Our inventory mainly includes fuel cell systems, and fuel cell forklifts. These products are manufactured by our suppliers and are typically transported directly from our suppliers to our customers. Prior to the transportation, these products may be temporarily stored at the suppliers’ warehouse and during such transition period, will be recorded as our inventory. We may also keep certain inventory of fuel cell forklifts to satisfy urgent sales and leasing needs.

We cannot guarantee that our inventory will not be damaged or impaired, as our storage may encounter unforeseen events. Therefore, ineffective inventory management could adversely affect our financial condition and operating results. Additionally, if the net realizable value of our inventory declines before we sell it, we will need to recognize an impairment on our inventory. These could have an adverse impact on our financial condition and operating results.

We may fail to attract or retain an experienced management team and qualified personnel.

Our continued success depends on our ability to attract and retain an experienced management team and other employees with the requisite expertise and skills. Our ability to do so is influenced by a variety of factors, including the structure of the compensation package that we formulate and the competitive market position of our overall compensation package. Our management team and skilled employees may leave us or we may terminate their employment at any time. We cannot assure you that we will be able to retain our management team and skilled employees or find suitable or comparable replacements on a timely basis. Moreover, if any of our management team or skilled employees leaves us or joins a competitor, we may lose customers. In addition, former employees may request certain compensation arising from their resignation or retirement, which we typically negotiate on a case-by-case basis. However, if we are unable to reach a mutually acceptable resolution with such employees, they may take other actions including, but not limited to, initiating legal proceedings. Such legal proceedings may require us to pay damages, divert our management’s attention, cause us to incur costs and harm our reputation. Each of these foregoing factors could have a material adverse effect on our business, financial condition and results of operations.

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We are highly dependent on the services of Ms. Xia Ma, Pubco’s Chairperson, Director, Chief Executive Officer and controlling shareholder.

We are highly dependent on the performance, expertise and continuity of Ms. Xia Ma, Pubco’s Chairperson, Director, Chief Executive Officer and controlling shareholder. Any adverse personal situation affecting Ms. Xia Ma, such as changes in marital status, health issues, or other personal circumstances, could significantly impact her ability to effectively manage and lead us. Any of such situations or the loss or departure of Ms. Xia Ma could have a material adverse effect on our business, financial condition and results of operations.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company” (1) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) we will be exempt from any rules that may be adopted by the PCAOB requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or shareholder approval of any golden parachute payments not previously approved. We currently intend to take advantage of the reduced disclosure requirements regarding executive compensation, including the exemptions from the advisory vote requirements and executive compensation disclosures under the Dodd-Frank Wall Street Reform and Customer Protection Act, or the Dodd-Frank Act, and the exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, meaning that the company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may remain an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of the Business Combination, though we may cease to be an “emerging growth company” earlier under certain circumstances, including (1) if we become a large accelerated filer, as defined in Exchange Act Rule 12b-2, (2) if our gross revenue exceeds $1.235 billion in any fiscal year, or (3) if we issue more than $1.0 billion in non-convertible notes in any three year period. The exact implications of the JOBS Act are still subject to interpretations and guidance by the SEC and other regulatory agencies, and we cannot assure you that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find the Pubco Ordinary Shares less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find the Pubco Ordinary Shares less attractive as a result, there may be a less active trading market for the Pubco Ordinary Shares and our stock price may decline and/or become more volatile.

If we fail to protect our intellectual property rights and proprietary information, we may lose our competitive edge and our brand, reputation and operations may be materially and adversely affected.

Our corporate name, trademarks, patents, copyrights, and other intellectual properties are important to our business. We believe our reputation and brand are associated with our corporate name, and our trademarks, and that this association has contributed to the success of our business. Our corporate name may be damaged if it is used by third parties whose reputation or brand is not associated with quality, or if such third parties are otherwise the subject of any adverse publicity. In addition, other parties may use or register trademarks that look similar to our registered trademarks under certain circumstances, and may cause confusion among consumers. Policing unauthorized use of our corporate name and trademarks can be difficult and expensive. If any of the foregoing happens, the value of our trademarks and customer recognition of our brand may be adversely affected.

In addition, litigation may be necessary to protect and enforce our intellectual property rights or determine the validity and scope of the proprietary rights of others. Such litigation may be costly and may divert management’s attention away from our business. In addition, we may be required, or we may decide to temporarily stop utilizing the underlying technology covered by our intellectual property rights regardless of the outcome of the litigations. An adverse determination in any such litigation would impair our intellectual property rights and may harm our business, prospects and reputation. Enforcement of judgments in China is uncertain, and even if we are successful in litigation, it may not provide us with an effective remedy. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

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Our business and operations would suffer in the event of computer system failures, cyber-attacks or deficiencies in our or third parties’ cybersecurity.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. We use “Hydrogen Energy Network Data Operations Center”, a digital platform developed by certain third-party supplier for us, to manage and monitor the operation of the hydrogen production plants, hydrogen refueling stations, and hydrogen fuel cell forklifts. See “Business of United Hydrogen — Business Model — Hydrogen Energy Solutions,” and “Business of United Hydrogen — Business Model — Hydrogen Commercial Applications.” In the ordinary course of business, we may collect, store and transmit confidential information, including, but not limited to, information related to our intellectual property and proprietary business information, and personal information of our personnel or our customers’ personnel. Although we implement certain internal security and business continuity measures (such as firewall and data backup), our information technology and other internal infrastructure systems may breakdown, incur damage or be interrupted by system malfunctions, natural disasters, terrorism, war or telecommunication and electrical failures, as well as by inadvertent or intentional security breaches, any of which may result in civil legal proceedings brought by data subject or enforcement actions initiated by regulatory agencies.

Our limited insurance coverage could expose us to significant costs and business disruption.

Our business or anticipated business may face various operational risks, including (i) production interruptions caused by operational errors, power outages, equipment failures, and other risks; (ii) operational restrictions imposed by environmental or other regulatory requirements; (iii) social, political, and labor unrest; (iv) environmental or industrial accidents; and (v) catastrophic events such as fires, earthquakes, explosions, floods, or other natural disasters. These risks can lead to, among other things, damage and destruction of property or production facilities, personal injury or death, environmental damage, financial losses, and legal liabilities. The occurrence of any of these events may result in operational disruptions and cause significant losses or substantial liabilities.

We may not have sufficient insurance coverage for the aforementioned operational risks. We purchase insurances for our personnel, motor vehicles, equipment, and machinery, but there is no guarantee that our insurance will be adequate to cover such major incidents. If we incur significant losses or liabilities and our insurance does not cover or is insufficient to cover such losses or liabilities, our business, financial condition, and operating results may be materially and adversely affected.

We historically experienced operating losses or profit and there is no guarantee that we may maintain its profitability and will not experience losses again.

For the year ended December 31, 2023, we achieved a net profit of $0.1 million, primarily due to an increase of revenues from providing refueling station solutions, and sales of hydrogen fuel cell systems. For the year ended December 31, 2024, we achieved a net profit of $0.9 million, primarily due to an increase of revenues from provision of hydrogen gas to hydrogen production plants and refueling stations, and sales of hydrogen fuel cell systems. We had experienced an operating loss prior to 2023.

Despite this improvement, we cannot guarantee that we will maintain our profitability. We may face challenges in increasing our revenue by securing new customers or launching new products or services. Additionally, certain expenses, such as expenses in connection with the research and development of new technology and the acquisition of key resources in hydrogen value chain, may continue to increase. We may also encounter higher costs associated with growth, the launch of new products, and operating as a public company.

Our efforts to expand our business and introduce new products have been, and may continue to be, more costly than anticipated. We may not be able to increase our revenue sufficiently to offset these increased operating expenses and necessary investments. New products may not succeed as expected. As a result, we may incur significant losses in the future again due to various reasons, including the other risks described herein, as well as unforeseen expenses, difficulties, complications, delays, and other presently unknown events or risks. If we continue to struggle to achieve and maintain consistent profitability, this would materially and adversely affect the value of our business and securities.

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Our business was adversely affected by the outbreak of COVID-19 and a COVID-19 resurgence or occurrence of a similar pandemic may once again adversely affect our business and result of operations.

The COVID-19 pandemic had a significant impact on the global economy. To curb the spread of the pandemic since late July 2021, the Chinese government implemented various measures such as lockdowns, travel restrictions, quarantines, and business shutdowns. Meanwhile, governments outside of China suspended or significantly reduced the movement of people, goods, and services to and from China. The COVID-19 pandemic has already had, and may continue to have, long-term adverse effects on China’s economic and social conditions, which could indirectly affect our industry, leading to project delays and shortages of labor and raw materials. The COVID-19 pandemic materially and adversely affected our business during the period from March 2022 to March 2023. During such period, we reduced the business travel and business development activities of our sales personnel in most parts of China and confined most business communication to remote online platforms, which negatively affected our business communication efficiency; some of our customers’ projects were delayed or suspended to a certain extent, which negatively affected our project delivery timeline; and some of our suppliers delayed or cancelled their shipments, which in turn negatively affected our delivery of projects to customers.

We cannot determine when the global COVID-19 pandemic might suddenly resurge. We cannot assure you that a similar pandemic will not occur again. If such a COVID-19 resurgence or a similar pandemic occurs, it could have a significant adverse impact on our business, financial condition, and operating results.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

In addition to the impact of COVID-19, our business could be materially and adversely affected by natural disasters, health epidemics or other public safety concerns affecting China. Natural disasters may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to operate our platform and provide services and solutions. In recent years, there have been outbreaks of epidemics in China and globally, such as H1N1 flu, avian flu or another epidemic. Our business operations could be disrupted by any of these epidemics. In addition, our results of operations could be adversely affected to the extent that any health epidemic harms the Chinese economy in general. A prolonged outbreak of any of these illnesses or other adverse public health developments in China or elsewhere in the world could have a material adverse effect on our business operations. Such outbreaks could significantly impact the insurance industry, which could severely disrupt our operations and adversely affect our business, financial condition and results of operations. Our primary office locations are in Beijing, Jiaxing (Zhejiang Province), Shanghai, Taiyuan (Shanxi Province), and Yinchuan (Ningxia Province). The majority of the Company’s directors, supervisors, and core technical personnel are based in Beijing, Jiaxing, and Shanghai, while the offices in other regions primarily employ middle management and junior staff. Additionally, we engage in the construction and operation management of hydrogen refueling stations across Shanxi, Zhejiang, Guangdong, Hebei, Shandong, and Inner Mongolia, with the workforce in these regions primarily composed of middle management and junior employees. We also conduct fuel cell system sales, hydrogen vehicle sales, and leasing activities in Shanghai and Ningxia, where the personnel include directors, supervisors, middle managers, and junior employees. Consequently, if any natural disasters, health epidemics or other public safety concerns were to affect those areas in China, our operation may experience material disruptions, which may materially and adversely affect our business, financial condition and results of operations.

We face risks associated with our plans to market, distribute, and service our products and services internationally.

We plan to market, distribute, and sell our product and service offerings internationally in the future. We have limited experience operating internationally. Our success in international markets will depend, in part, on our abilities to (i) understand the local market and customer needs, (ii) obtain required approvals, licenses, permits, or certifications from local authorities and furnish products or services that meet foreign regulatory and commercial requirements, and (iii) effectively recruit and manage local personnel. Additionally, our planned international operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries, and could be adversely affected due to, among other things, fluctuations in currency exchange rates, political tensions between China and the target international markets, economic instability, acts or threats of terrorism, changes in governmental policies or policies of financial institutions, price controls, fund transfer restrictions, capital controls, taxes, changes in legislation or regulations and other additional developments or restrictive actions over which we will have no control. It may be more difficult and costly than we expect to navigate the different legal, regulatory, economic, social, and political environments. Any of these factors could adversely affect our results of operations and financial condition.

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Risks Relating to Doing Business in the PRC

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on the business of United Hydrogen and its PRC subsidiaries and following the Business Combination, Pubco, results of operations, financial condition, and the value of Pubco’s securities.

We primarily operate in China, and as a result face significant legal and operational risks and uncertainties in connection with operating business in China. Specifically, our primary offices and operation sites are located across several regions in China, with most of our directors, officers, supervisors, core technical personnel and other employees based in China.

Given this operational footprint, our business, financial condition, results of operations, and prospects are subject to significant influence from the political, economic, social, and regulatory environment in China. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources, all of which could affect our operations. Consequently, any changes in China’s policies or conditions could materially and adversely impact our business and operations.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past, the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect our operating results.

United Hydrogen’s, and following the Business Combination, Pubco’s ability to successfully maintain or grow business operations in China depends on various factors, which are beyond its control. These factors include, among others, macroeconomic and other market conditions, political stability, social conditions, measures to control inflation or deflation, changes in the rate or method of taxation, changes in laws, regulations and administrative directives or their interpretation, and changes in industry policies. If United Hydrogen or Pubco fails to take timely and appropriate measures to adapt to any of the changes or challenges, United Hydrogen’s, and following the Business Combination, Pubco’s business, results of operations and financial condition could be materially and adversely affected.

The Chinese government may promulgate laws, regulations or policies that seek to increase scrutiny of, or further revise, the current regulatory regime in certain industries or in certain activities, and may intervene or influence the specific industries that it deems to be in the best interest of China, which could result in a material change in United Hydrogen’s operations and cause the value of United Hydrogen’s securities to significantly decline or be worthless.

As with all standing governments of a sovereign state, the PRC government has the proper authority to promulgate laws, regulations or policies that seek to impose increased scrutiny over, or further revise, the current regulatory regime in certain industries or in certain activities it deems to be in the best interest of China. United Hydrogen is incorporated under the laws of the Cayman Islands and has subsidiaries with operations in the PRC. Decisions made by the PRC government may result in a material adverse change in United Hydrogen’s and its PRC subsidiaries’ operations and cause the value of United Hydrogen’s securities to significantly decline or be worthless.

Substantially all of our operations are located in the PRC. The PRC government may choose to exercise significant oversight and discretion, and the regulations to which any of our subsidiaries are subject can change rapidly. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in China can be uncertain. Additionally, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and may not align with our subsidiaries’ current policies and practices. Consequently, the Company’s business segments may face various government and regulatory oversight in the provinces where they operate. The Company may be regulated by multiple political and regulatory entities, including local and municipal agencies and government sub-divisions. The Company may incur increased costs to comply with existing and newly adopted laws and regulations, or face penalties for any failure to comply.

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Compliance with new laws and regulations in China may be costly, and related government actions, inquiries, or investigations could delay or impede our subsidiaries’ development, result in negative publicity or increase our subsidiaries’ operating costs, require significant management time and attention, and subject us to remedies, administrative penalties and even criminal liabilities that may harm our subsidiaries’ business, including fines assessed for our subsidiaries current or historical operations, or demands or orders that our subsidiaries modify or even cease their business practices.

The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and the value of our Ordinary Shares. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. For example, the PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries. United Hydrogen, albeit not engaging in such industries, cannot rule out the possibility that the PRC government will in the future release regulations or policies regarding United Hydrogen’s industry that could require United Hydrogen and its subsidiaries to seek permission from Chinese authorities to continue operating, which may adversely affect United Hydrogen’s business, financial condition and results of operations.

In recent years, the Chinese governmental authorities have issued a series of guidelines for the hydrogen energy industry, providing a framework for the deployment of hydrogen production plants and hydrogen refueling stations and the integration of hydrogen fuel cell vehicles. However, as the regulatory framework and governmental policies relating to the hydrogen energy industry in the PRC are relatively new and still evolving, such governmental policies may be subject to limitations or uncertainties beyond our control and may be adjusted or changed from time to time by the Chinese government. Any reduction or elimination of favorable industry policies issued by the relevant government due to policy changes or otherwise, or any governmental guidance that diminishes the demand for the hydrogen energy industry, is likely to weaken the overall competitiveness of the hydrogen energy industry. In such cases, our business and operating conditions may be materially and adversely affected. Moreover, the local governments have implemented safety and regulatory standards for hydrogen production, storage, and transportation to ensure the safe development of the hydrogen industry. We cannot predict how regulations and policies regarding the hydrogen industry will change. If the Chinese government strengthens its control over the hydrogen energy industry via regulations and policies, such regulations or policies may require United Hydrogen and its subsidiaries to seek additional permits or approvals from Chinese authorities to continue operations. This could have an adverse effect on United Hydrogen’s business, financial condition and results of operations. Therefore, these regulatory measures may significantly limit or completely hinder Pubco’s ability to offer or continue to offer securities to you and cause the value of Pubco’s securities to significantly decline or be worthless.

Any legal or regulatory changes that restrict or otherwise unfavorably impact our subsidiaries’ ability to conduct their business could decrease demand for their services, reduce revenues, increase costs, require them to obtain more licenses, permits, approvals or certificates, or subject them to additional liabilities. To the extent that any new or more stringent measures are implemented, our business, financial condition and results of operations could be adversely affected, and the value of the Ordinary Shares could decrease or become worthless.

Accordingly, our results of operations, financial condition and prospects are influenced by economic, political and legal developments in China. As the PRC government continues to play a significant role in regulating industrial development, allocation of natural and other resources, production, pricing and management of currency, we cannot predict whether changes in China’s economic or social conditions or government policies will have any adverse effect on our current or future business, financial condition or results of operations.

Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investments in China-based companies. Any such actions may adversely affect and/or cause a material change to United Hydrogen’s, and following the Business Combination, Pubco’s operations, and following the Business Combination, result in a material change in the value of Pubco’s securities.

Our ability to successfully expand business operations in the PRC depends on a number of factors, including macro-economic and other market conditions. Demand for our services and our business, financial condition and results of operations may be materially and adversely affected by the following factors: changes in economic or social conditions of the PRC; changes in laws, regulations, and administrative directives or the interpretation thereof; measures which may be introduced to control inflation or deflation; and changes in the rate or method of taxation.

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Given the PRC government’s significant oversight and discretion over the conduct of our business, the Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of Pubco Class A Ordinary Shares.

Our operations are primarily located in the PRC. The Chinese government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time. Government actions, inquiries, or investigations may delay or hinder the development of our subsidiaries in the PRC, which could also demand considerable management resources and attention, and expose us to various consequences, including corrective measures, administrative fines, and potentially criminal charges. These could negatively affect our subsidiaries’ business, including penalties for current or past operations, and there may be demands or directives for our subsidiaries to alter or halt their business practices. Our business could be interrupted or we could be subject to liabilities that may materially and adversely affect the results of our operations and the value of your investment.

The PRC government also exercises control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to selected industries or companies. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities conducted overseas and foreign investment in China-based companies like us. Any such intervention in or influence on our business operations or action to exert more oversight and control over securities offerings and other capital markets activities, once taken by the PRC government, could adversely affect our business, financial condition and results of operations and the value of Pubco Class A Ordinary Shares, or significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

If the PRC government adopts more stringent standards with respect to certain areas such as corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. Failure to meet these requirements may result in a material adverse change in our operations and the value of Pubco Class A Ordinary Shares. Moreover, if the PRC government takes certain measures or strategically allocates resources to promote economic growth, even if such actions are beneficial to the Chinese economy as a whole, we cannot predict or guarantee that such measures will not have a material adverse effect on our business and results of operations.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and unexpected changes in policies, rules, and regulations in China with little advance notice, could limit the legal protection available to you and us, which could result in a material adverse change in our operations and/or the value of Ordinary Shares.

Our principal operating subsidiaries are incorporated under and governed by the laws of the PRC. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, such as foreign investment, corporate organization and governance, commerce, taxation and trade. The legislation over the past five decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. We are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involves uncertainties, which may limit legal protections available to us. Moreover, some regulations and policies in the PRC may be issued with little advance notice, or drafts for public comment may be available for public comment only for a short period of time. In some cases, even after the public comment period concludes, it remains uncertain when the finalized regulation will be officially published and take effect. Consequently, we may not be able to determine whether we are required to comply with the requirements set forth in the Draft for Comment and act promptly, potentially exposing us to penalties for fines as a result of our failure to comply with the relevant requirements in the finalized regulation in the first instance. Uncertainties due to evolving laws and regulations could also impede the ability of a China-based company, such as us, to obtain or maintain permits or licenses required to conduct business in China. The absence of required permits or licenses, governmental authorities could impose material sanctions or penalties on us. For more detailed discussion, please see “Risk Factors — Risks Relating to United Hydrogen’s Business and Industry — If we fail to maintain an effective quality and safety control system, it could have a significant adverse impact on our business, reputation, financial condition, and operating performance” and “Risk Factors — Risks Relating to Doing Business in the PRC — Our operations in China face regulatory and licensing risks inherent in the development and operation of hydrogen-powered vehicles and infrastructure.”

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Similarly, relevant local government departments may impose new, specific regulations or interpretations of existing regulations that may require additional expenditures and efforts for us to ensure our PRC subsidiaries’ compliance with such regulations or interpretations. As such, we may be subject to various government and regulatory interference in the provinces in which we operate in China. Our PRC subsidiaries could subject to regulations by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Furthermore, PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms. The interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involves uncertainties. As a result, it may be difficult for us to accurately predict the outcome of administrative and court proceedings and the level of legal protection we otherwise would be entitled to. The PRC legal system is based in part on government policies, internal rules, and regulations, which generally do not have retroactive effect unless special provisions are enacted for the purpose of better protecting the rights and interests of citizens, legal persons and other organizations. As a result, we may not be aware of violations of these policies and rules until sometime after they occur. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement practices thereof. These uncertainties could limit the legal protections available to us and our investors. Moreover, some litigations in China may be protracted, resulting in substantial costs and diversion of our resources and management attention, which could adversely affect our operations and financial condition.

Because our primary operations are in China, our business is subject to a significant degree of the complex and rapidly evolving laws and regulations there.

As a company having primary business operations in China, we are subject to the laws and regulations of China, which can be complex and evolve rapidly. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business in China, and the regulations to which our business in China is subject may change rapidly and with little advance notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our development in China;

●	result in negative publicity or increase our operating costs in China;

●	require significant management time and attention; and

●	subject us to remedies, administrative penalties, and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders to modify or even cease our business practices in China.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business in China and could require us to change certain aspects of our business to ensure compliance, could increase costs and expenses, require us to obtain more licenses, permits, approvals, or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition, and results of operations could be adversely affected and the value of our shares could significantly decline.

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If Pubco becomes directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, it may have to expend significant resources to investigate and resolve the matter which could harm its business operations, stock price, and reputation.

U.S. public companies that have substantial operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S.-listed Chinese companies sharply decreased in value and, in some cases, have become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on Pubco, its business, and the price of Pubco Ordinary Shares. If Pubco becomes the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend ourselves. This situation will be costly and time-consuming and could distract our management from developing its business. If such allegations are not proven to be groundless, our business operations will be severely affected and you could sustain a significant decline in the value of Pubco Ordinary Shares.

The current tension in international trade, particularly with regard to U.S. and China trade policies, may adversely impact our business, financial condition, and results of operations.

Although cross-border business may not be an area of our focus, if we plan to expand our business internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our services, impact our competitive position, or prevent us from being able to conduct business in certain countries. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as the one between the United States and China. For example, the U.S. has proposed to impose multiple rounds of tariffs on a wide range of goods imported from multiple countries, including China, and China has responded with the similar tariffs. Since February 2025, the U.S. administration has proposed to increase the total tariff level for imported Chinese goods to 125% and additional tariff increase could be imposed as the trade tension between the two countries continues to heighten. Correspondingly, China has responded by hiking its levies on U.S. imports to 125% from 34%. Historically, tariffs have led to increased trade and political tensions, between the U.S. and China, as well as between the U.S. and other countries. Political tensions as a result of trade policies could reduce trade volume, cross-border investment, technological exchange, and other economic activities between major economies, which may result in a material adverse effect on our business, financial condition and our operations. On May 12, 2025, according to the Joint Statement on China-U.S. Economic and Trade Meeting in Geneva, both the U.S. and China commit to take the following actions by May 14, 2025: (1) The U.S. will (i) modify the application of the additional ad valorem rate of duty on articles of China (including articles of the Hong Kong Special Administrative Region and the Macau Special Administrative Region) set forth in Executive Order 14257 of April 2, 2025, by suspending 24 percentage points of that rate for an initial period of 90 days, while retaining the remaining ad valorem rate of 10 percent on those articles pursuant to the terms of said Order; and (ii) removing the modified additional ad valorem rates of duty on those articles imposed by Executive Order 14259 of April 8, 2025 and Executive Order 14266 of April 9, 2025. (2) China will (i) modify accordingly the application of the additional ad valorem rate of duty on articles of the U.S. set forth in Announcement of the Customs Tariff Commission of the State Council No. 4 of 2025, by suspending 24 percentage points of that rate for an initial period of 90 days, while retaining the remaining additional ad valorem rate of 10 percent on those articles, and removing the modified additional ad valorem rates of duty on those articles imposed by Announcement of the Customs Tariff Commission of the State Council No. 5 of 2025 and Announcement of the Customs Tariff Commission of the State Council No. 6 of 2025; and (ii) adopt all necessary administrative measures to suspend or remove the non-tariff countermeasures taken against the U.S. since April 2, 2025. However, we cannot predict whether future trade policies will change or whether such changes will have an adverse impact on our business, financial situation and operations.

Although the direct impact of the current international trade tension, and any change of such tension, on the industries in which we operate is uncertain, the negative impact on general, economic, political and social conditions may adversely impact our business, financial condition and results of operations.

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Failure to fully comply with PRC labor-related laws may expose us to potential penalties.

Our operations in China are subject to stringent requirements under the PRC Labor Law and the PRC Labor Contract Law, which regulate workplace safety, labor contracts, working hours, and wage standards. Non-compliance with these laws could result in significant liabilities, penalties, and reputational harm. According to the PRC Labor Law, promulgated on July 5, 1994 and last amended on December 29, 2018, enterprises and institutions shall establish and improve their system of workplace safety and sanitation, strictly abide by state rules and standards on workplace safety, and educate laborers in labor safety and sanitation in China. Labor safety and sanitation facilities shall comply with national standards. Enterprises and institutions shall provide laborers with safe workplace and sanitation conditions that are in compliance with state stipulations and the relevant articles of labor protection. The PRC Labor Contract Law, which was implemented on January 1, 2008 and amended on December 28, 2012, primarily governs the rights and duties of employees and employers, including the establishment, performance, and termination of labor contracts. Pursuant to the PRC Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between enterprises or institutions and the laborers. Enterprises and institutions are prohibited from forcing laborers to work beyond the stipulated work time limit, and employers shall pay laborers for overtime work in accordance with relevant laws and regulations. In addition, labor wages shall not be lower than local standards on minimum wages and shall be paid to laborers in a timely manner. Any inability to meet these requirements could lead to legal disputes, increased labor costs, and potential interruptions in our workforce.

Pursuant to (i) the Regulation of Insurance for Labor Injury, enacted on January 1, 2004 and amended on December 20, 2010, (ii) the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, (iii) the Decisions on the Establishment of a Unified Program for Basic Old-Aged Pension Insurance for Employees of Corporations of the State Council issued on July 16, 1997, (iv) the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, (v) the Unemployment Insurance Measures promulgated on January 22, 1999, and (vi) the Social Insurance Law of the PRC, implemented on July 1, 2011 and amended on December 29, 2018, enterprises are obliged to provide their employees in China with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance, medical insurance (collectively, “social insurance”), and housing fund plans. These payments are made to local administrative authorities and any employer that fails to contribute may be fined and ordered to make up within a prescribed time limit. For more details, please see “Business of United Hydrogen — Governmental Regulations; Permits and License — Regulations Relating to Employment.”

In accordance with the Regulations on the Management of Housing Provident Funds, which was promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, enterprises must register at the competent managing center for housing provident funds and upon the examination by such managing center of housing provident funds, these enterprises are required to complete procedures for opening an account at the relevant bank for the deposit of employees’ housing provident funds. Enterprises are also required to pay and deposit housing provident funds on behalf of their employees in full and in a timely manner.

Certain of our PRC subsidiaries have not made adequate social insurance and housing fund contributions for all employees. For individual employees, the difference in the contribution base ranges from RMB 4,000 to RMB 7,000. These PRC subsidiaries may be required to make up for the shortfall in the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. If they fail to make up for the shortfalls within the prescribed time limit, the relevant administrative authorities will impose a fine of one to three times the outstanding amount upon them. With respect to housing fund plans, certain of our PRC subsidiaries may be required to pay and/or deposit housing funds in full and on time within the prescribed time limit. If they fail to do so, relevant authorities could file applications to competent courts for compulsory enforcement of payment and deposit. The company is gradually adjusting the social insurance contribution base and plans to make full contributions upon receiving requests from the relevant authorities.

Certain of our PRC subsidiaries have paid social insurance and housing fund for several employees through a third-party agency. Since the third-party agency is not the factual employer of these employees, our PRC subsidiaries may be required to pay the social insurance and housing fund again for these employees by themselves and compensate the employees for their loss arising from our failure to pay the social insurance and housing fund by themselves.

Although we have not received any inquiry, notice, warning, or sanctions regarding such late fees or fines, the interpretation and implementation of labor-related laws and regulations are constantly evolving and may be amended from time to time. If the relevant PRC authorities determine that our PRC subsidiaries shall make supplemental social insurance and housing fund contributions or that they are subject to fines and legal sanctions in relation to their failure to make social insurance and housing fund contributions in full for their employees, the business, financial condition, and results of operations of our PRC subsidiaries and in turn of us may be adversely affected.

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Cash or asset held in the PRC may face restrictions on transfer outside the country due to Chinese government regulations, limiting Pubco’s ability to use these funds for operations, dividend distribution, or capital contributions without complying with Chinese laws, including foreign exchange controls, statutory reserve requirements and taxation.

To the extent cash or assets are held in the PRC or by a Chinese entity, they may not be readily available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on Pubco’s ability to transfer cash or assets by the PRC government. For example, Pubco’s subsidiaries in the PRC are permitted to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of Pubco’s PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends; the PRC subsidiaries are required to complete certain procedural requirements related to foreign exchange control in order to make dividend payments in foreign currencies; A withholding tax, at the rate of 10% or lower, is payable by the PRC subsidiaries on dividends paid to non-resident enterprises; approval from or registration with competent PRC government authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of loans denominated in foreign currencies. Without the fulfillment of these procedures, United Hydrogen and its PRC subsidiaries may not make any distributions to Pubco and/or its shareholders, which could result in significantly restricted liquidity of Pubco’s shares and a substantial decline in their value.

In utilizing the proceeds from this Business Combination, as an offshore holding company, Pubco is permitted under Chinese laws and regulations to provide funding to its PRC subsidiaries only through loans or capital contributions and to its affiliated entities only through loans, subject to applicable government reporting, registration and approvals. However, loans by Pubco to its PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange of China, or SAFE, and capital contributions to its PRC subsidiaries are subject to the requirement of making necessary registration with competent Chinese governmental authorities. See “Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of the Business Combination to make loans or additional capital contributions to our PRC subsidiaries.”

Our operations in China face regulatory and licensing risks inherent in the development and operation of hydrogen-powered vehicles and infrastructure.

Our focus on hydrogen infrastructure solutions, including evaluating, designing, and constructing hydrogen production plants and hydrogen refueling stations, is subject to multiple regulations due to the hazardous nature of hydrogen. According to the Measures for the Administration of Operating Licenses for Hazardous Chemicals, effective since July 1, 2015, the Safety Production Law of the People’s Republic of China, effective since December 01, 2014, the Regulations on the Safe Management of Hazardous Chemicals, effective since December 2013, and the Catalogue of Hazardous Chemicals (2015 edition), hydrogen is classified as a hazardous chemical, requiring a hazardous chemicals business license and potentially other permits under the Measures for the Administration of Hazardous Chemicals Business Licenses, the Work Safety Law, the Regulations on the Safety Administration of Hazardous Chemicals, and the Catalogue of Hazardous Chemicals. Non-compliance with these regulations could result in penalties, business interruptions, or legal liabilities. Furthermore, the Measures for the Administration of Gas Business Licenses and the Regulations on the Administration of Urban Gas mandate obtaining a gas business license for gas-related activities. Additionally, the Special Equipment Safety Law and the Regulations on Safety Supervision of Special Equipment require a gas cylinder filling license for entities filling mobile pressure vessels. Failure to secure these licenses could impede our ability to operate hydrogen refueling stations. Meanwhile, some of our future business plans involve transportation, which require a road transportation operation permit under the Regulations on Road Transportation of the People’s Republic of China. Failure to obtain or maintain this permit could subject us to legal penalties, operational disruptions, and the inability to legally conduct transportation services.

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As of the date of this proxy statement/prospectus, our subsidiaries, (i) are not covered by additional requisite permissions or approval requirements from any governmental agency that is required to approve the operations of its PRC subsidiaries which have not already been received, (ii) have received from PRC authorities all requisite licenses, permissions, and approvals needed to engage in the businesses currently conducted in the PRC, and (iii) no such permission or approval has been denied. Apart from the business licenses held by each PRC subsidiaries of us, the following table provides details on the licenses and permissions held by the PRC subsidiaries. These permits, licenses, permissions, and approvals include, but are not limited to, business licenses. The following table provides details on the material permits, licenses, and permissions held by United Hydrogen’s PRC subsidiaries:

PRC Subsidiaries	License/Permission	Issuing Authority	Validity
Yixun Chuangneng	Road Transport Operating License	Shanghai Qingpu District Transportation Commission	March 25, 2024 to March 24, 2028
Yixun Chuangneng	Road Transport Certificate	Shanghai Qingpu District Transportation Commission	March 25, 2024 to March 24, 2027
Jiaxing Qingyuan	Hazardous Chemicals Trading License	Jiaxing Emergency Management Bureau	July 31, 2024 to August 18, 2027
Jiaxing Qingyuan	Gas Operation License	Jiaxing Housing and Urban-Rural Development Bureau	May 27, 2024 to May 26, 2027
Jiaxing Qingyuan	Filling License of Cylinder People’s Republic of China	Zhejiang Provincial Market Supervision Administration	June 26, 2024 to June 25, 2028
Qinglian Jiaxing	Hazardous Chemicals Trading License	Jiaxing Emergency Management Bureau	April 3, 2024 to April 2, 2027
Lianqing Hainan	Hazardous Chemicals Trading License	Danzhou Municipal Bureau of Administrative Approval and Service	June 27, 2025 to June 26, 2028

As of the date of this proxy statement/prospectus, Pubco owns no material assets other than the equity interests of the First Merger Sub and the Second Merger Sub and it does not operate any business in the PRC. Therefore, none of the Pubco and its subsidiaries are required to undergo or obtain any other procedure or permission from the relevant PRC authorities, including the CAC or any other governmental agency that is required to approve our business operations.

As of the date of this proxy statement/prospectus, Aimei Health has no subsidiaries and does not conduct business in the PRC. Therefore, it is required to undergo or obtain any other procedure or permission from the relevant PRC authorities, including the CAC or any other governmental agency that is required to approve our business operations.

However, with laws, regulations and related policies continuing to evolve and improve, United Hydrogen may be required to obtain additional licenses, permits, filings or approvals for its business operations in the future. If (i) United Hydrogen or its subsidiaries do not receive or maintain any required permissions or approvals, (ii) United Hydrogen or its subsidiaries inadvertently conclude that certain permissions or approvals have been acquired or are not required, or (iii) applicable laws, regulations or interpretations thereof change and United Hydrogen or its subsidiaries become subject to the requirement of additional licenses, permits, filings or approvals in the future, there is no assurance that United Hydrogen will be able to obtain such licenses, permits, filings or approvals in a timely manner, at a reasonable cost, or at all, and such approvals may be rescinded even if obtained. Any such circumstance could subject United Hydrogen to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against United Hydrogen, and other forms of sanctions, and the United Hydrogen’s business, reputation, financial condition, and results of operations may be materially and adversely affected, and the value of Pubco Ordinary Shares could significantly decline or become worthless.

The regulatory landscape is further complicated by the fact that each province and city in China has its own regulations for hydrogen refueling stations, with varying qualification requirements. Operating in multiple locations may necessitate obtaining a gas cylinder filling license, hazardous chemicals business license, hazardous materials road transportation permit, and other qualifications. Delays or difficulties in obtaining these licenses and permits due to inconsistent local policies and approval processes could adversely affect our business operations and expansion plans. We cannot assure you that any of these entities will be able to receive clearance of such compliance requirements in the future in a timely manner, or at all. Any failure of these entities to fully comply with such compliance requirements in the future may cause the PRC subsidiaries to be unable to begin their new businesses or operations in the PRC, subject them to fines, relevant new businesses or operations suspension for rectification, or other sanctions. Moreover, changes in regulatory requirements or stricter enforcement of existing regulations could increase our compliance costs, potentially impacting profitability. Our business may be particularly vulnerable to evolving regulations surrounding hydrogen as a relatively new energy source.

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Under the PRC Enterprise Income Tax Law, Pubco may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to Pubco and its non-PRC shareholders and have a material adverse effect on its results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which became effective in January 2008, promulgated on March 16, 2007 and last amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In April 2009, the State Administration of Taxation (the “SAT”) issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management, or “SAT Circular 82,” which was amended in December 2017. SAT Circular 82 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation, and management; financial and personnel decision-making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and 50% or more of the senior management or directors having voting rights. In addition to SAT Circular 82, the SAT issued the Measures for the Administration of Enterprise Income Tax of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises (for Trial Implementation), or “SAT Bulletin 45,” which took effect in September 2011 and was last amended in June 2018, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

If the PRC tax authorities determine that the actual management body of Pubco is within the territory of China, Pubco may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, Pubco will be subject to the uniform 25% enterprise income tax on its worldwide income, which could materially reduce Pubco’s net income. In addition, Pubco will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by Pubco to its investors and gains on the sale of its shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of Pubco would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Pubco is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in Pubco Class A Ordinary Shares. Although up to the date of this proxy statement/prospectus, we have not been notified or informed by the PRC tax authorities that we have been deemed to be resident enterprises for the purpose of the EIT Law, there is no assurance that we will not be deemed to be resident enterprises in the future.

The filing with the CSRC is required in connection with the Business Combination, and we cannot predict whether it will be able to obtain such approval or complete such filing.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures” or the “Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023.

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According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either indirect or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer applies for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

Guidance for Application of Regulatory Rules — Overseas Offering and Listing No.1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction. In addition, according to the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Enterprises promulgated by the CSRC on its official website on February 17, 2023, the companies that have already been listed on overseas stock exchanges prior to March 31, 2023 or the companies that have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing prior to March 31, 2023 and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing, but are required to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. Companies that have already submitted an application for an initial public offering to overseas supervision administrations but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing prior to March 31, 2023 may arrange for the filing within a reasonable time period and should complete the required CSRC filing procedure, the completion of which will be published on the CSRC website, prior to such companies’ overseas issuance and listing.

Because Pubco had not received the approval from the SEC and Nasdaq for the Business Combination prior to March 31, 2023, we are required to complete the filing procedure under the Overseas Listing Trial Measures prior to the consummation of the Business Combination and the listing of Pubco Ordinary Shares on Nasdaq. We have submitted a filing with the CSRC with respect to the Business Combination and provided all of the supplementary materials required by the CSRC, but as of the date of this proxy statement/prospectus, the CSRC has not concluded its review process. Other than routine correspondence with the CSRC in connection with the CSRC filing procedures, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection from the CSRC with respect to this Business Combination. If we fail to complete the required filing procedures for the Business Combination and the listing of Pubco Ordinary Shares on Nasdaq, the Business Combination Agreement may be terminated in accordance with its terms, and the Business Combination may not be consummated. Aimei Health, Pubco and we will not consummate the Business Combination without first completing the CSRC filing and receiving the CSRC approval under the Overseas Listing Trial Measures.

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We may not be able to complete the CSRC filing procedures, obtain the approvals or authorizations, or complete the required procedures or other requirements in a timely manner, or at all. Any failure or perceived failure of us to fully comply with the Overseas Listing Trial Measures may subject us to adverse regulatory actions, including an order to rectify, a warning and fines ranging from RMB1,000,000 to RMB10,000,000, and the person directly in charge and other directly responsible individuals may also be subjected to adverse regulatory actions, including a warning and fines ranging from RMB500,000 to RMB5,000,000. These penalties could materially hinder our ability to consummate the Business Combination and adversely affect our financial condition and results of operations.

Furthermore, the Overseas Listing Trial Measures are recently enacted, and future implementing rules or amendments may impose additional compliance obligations on us, our affiliates, or our PRC subsidiaries. If the CSRC or other PRC authorities were to require changes to our corporate structure, governance, or operations during the review process, we may be required to file a post-effective amendment or supplemental prospectus, or even resolicit stockholder approval. Such requirements could delay or jeopardize the closing of the Business Combination. In addition, any such delay may cause our financial statements and disclosures included in this proxy statement/prospectus to become stale under the applicable SEC rules, requiring costly updates and additional filings that could further postpone stockholder approval or completion of the Business Combination.

As a result, there is significant uncertainty as to whether we will be able to obtain all necessary CSRC approvals or complete all required filings, and any failure to do so could materially and adversely affect our business, results of operations, and the value of Pubco Ordinary Shares.

The Opinions, the Trial Measures, and the revised Provisions recently issued by the PRC authorities may subject us to additional compliance requirements in the future.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law” (the “Opinions”), which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. The Opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. On February 17, 2023, the CSRC promulgated the Trial Measures and five supporting guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, PRC domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following their submission of initial public offerings or listing applications. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, and fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. We may also be required to file with the CSRC in connection with any of our future offering and listing on an overseas market, including follow-on offerings, issuance of convertible bonds, offshore relisting after going-private transactions, and other equivalent offering activities.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” (the “Provisions”) and became effective on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (i) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (ii) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

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In addition, the Opinions, the Trial Measures, the revised Provisions, and any related implementing rules thereto may evolve and subject us to additional compliance requirements in the future, in which case there is no guarantee that we will be able to comply with any additional regulatory requirements, which may arise from the evolving interpretation of the Opinions, the Trial Measures, or any related implementing rules thereto. Any failure or perceived failure by PRC domestic companies to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business.

On December 28, 2021, 13 governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (the “CIIOs”) that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses personal information of at least one million users must proactively apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. The Cybersecurity Review Measures also provide that relevant regulatory authorities may initiate a cybersecurity review upon a company when they believe such company’s network products, services, or data processing activities pose risks on national security.

As of the date of this proxy statement/prospectus, we have not received any notice from any authorities identifying any of our entities as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC. Further, we have not been subject to any penalties, fines, suspensions, investigations from any competent authorities for violation of the regulations or policies that have been issued by the CAC to date. As confirmed by our PRC counsel, Yongxing Law Firm, our operations and Pubco’s listing are not expected to be affected by, or subject to, cybersecurity review by the CAC under the Cybersecurity Review Measures, given that none of our entities are (i) network platform operators engaging in data processing activities that affect or may affect national security; (ii) critical information infrastructure operators purchasing cyber products or services that affect or may affect national security; or (iii) network platform operators with personal information data of more than one million users. There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and Regulations on Administration of Network Data Security (effective on January 1, 2025). If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on it. We cannot guarantee, however, that we will not be subject to cybersecurity review and network data security review in the future. During such reviews, we may be required to suspend their operations or experience other disruptions to their operations. Cybersecurity review and network data security review could also result in negative publicity with respect to us and diversion of its managerial and financial resources, which could materially and adversely affect its business, financial conditions, and results of operations.

If (i) we do not receive or maintain any required approval, or fails to complete any required review or filings, (ii) we inadvertently concludes that such approval, review or filing is not required, or (iii) applicable laws, regulations, or interpretations change such that it becomes mandatory for us to obtain any approval, review or filing in the future, we may have to expend significant time and costs to comply with these requirements. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against it, and other forms of sanctions, and our ability to conduct its business, invest into China as foreign investments or accept foreign investments, complete the Transactions, or list on a U.S. or other overseas exchange may be restricted, and its business, reputation, financial condition, and results of operations may be materially and adversely affected. Further, our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and the value of our securities may significantly decline.

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Failure to comply with PRC Data Security and Personal Information Protection Laws could result in a material adverse effect on our business operations, financial condition, and the value of our securities.

On June 10, 2021, the Standing Committee of the National People’s Congress (“SCNPC”) promulgated the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information. As uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that we will comply with such regulations in all respects, and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have material adverse effect on our business, operations and financial condition.

On August 20, 2021, the SCNPC promulgated the PRC Personal Information Protection Law, or the PIPL, which took effect in November 2021. In addition to other rules and principles of personal information processing, the PIPL specifically provides rules for processing sensitive personal information. Sensitive personal information refers to personal information that, once leaked or illegally used, could easily lead to the infringement of human dignity or harm to the personal or property safety of an individual, including biometric recognition, religious belief, specific identity, medical and health, financial account, personal whereabouts and other information of an individual, as well as any personal information of a minor under the age of 14. Only where there is a specific purpose and sufficient necessity, and under circumstances where strict protection measures are taken, may personal information processors process sensitive personal information. A personal information processor shall inform the individual of the necessity of processing such sensitive personal information and the impact thereof on the individual’s rights and interests apart from the matters of, including without limitation, name and contact number of the processor, processing purpose and method, type to be processed, preservation period of the information, means and procedures by which individuals exercise the rights provided by the PIPL. As uncertainties remain regarding the interpretation and implementation of the PIPL, we cannot assure you that we will comply with the PIPL in all respects and regulatory authorities may order us to rectify or terminate our current practice of collecting and processing sensitive personal information.

While we take various measures to comply with all applicable data privacy and protection laws and regulations, there is no guarantee that our current security measures and those of our third-party service providers may always be adequate for the protection of our customer or company data. Any failure, or perceived failure to maintain the security of our user data or to comply with applicable PRC or foreign privacy, data security and personal information protection laws and obligations may result in civil or regulatory liability, including governmental or data protection authority enforcement actions and investigations, fines, penalties, enforcement orders requiring us to cease operating in a certain way, litigation, or adverse publicity, and may require us to expend significant resources in responding to and defending allegations and claims, all of which may have material adverse effect on our business, operations and financial condition. In addition, compliance with applicable laws on data privacy requires substantial expenditure and resources, including to continually evaluate our policies and processes and adapt to new requirements that are or become applicable to us on a jurisdiction-by-jurisdiction basis, which would impose significant burdens and costs on our operations or may require us to alter our business practices.

Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of the securities that Pubco is registering for sale, including that it could cause the value of such securities to significantly decline or become worthless.

Although the PRC government has increasingly open attitude towards absorbing foreign investment in general, it still implements the Special Administrative Measures for Access of Foreign Investments (the “Negative List”). Under the Negative List, foreign investors shall not invest in any forbidden fields stipulated in the Negative List and shall meet the conditions stipulated in the Negative List before investing in any restricted fields. While as of the date of this proxy statement/prospectus, our main business, hydrogen energy solutions and hydrogen commercial applications is not restricted or prohibited by the Negative List, the PRC government revises the Negative List from time to time; although the scope of the Negative List tends to be defined more narrowly over the time, it remains uncertain whether our existing business or future business will be included in future revisions. If the business of our PRC subsidiaries is deemed as a restricted or prohibited business based on the Negative List, our corporate structure post-Business Combination may be considered illegal and required to be restructured by the Chinese government, which may adversely affect our operations and the value of the securities it is registering for sale.

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On July 4, 2014, the PRC SAFE (“SAFE”) issued the SAFE Circular 37 (“SAFE Circular 37”), which requires PRC residents, including PRC individuals and institutions, to register with SAFE or its local branches in connection with their direct establishment or indirect control of an offshore special purpose vehicle, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In addition, such PRC residents must update their foreign exchange registrations with SAFE or its local branches when the offshore special purpose vehicles in which such residents directly hold equity interests undergo material events relating to any changes of basic information (including changes of such PRC individual shareholders, names, and operation terms), increases or decreases in investment amount, share transfers or exchanges, or mergers or divisions. As of the date of this proxy statement/prospectus, all of our PRC resident shareholders, namely Ma Xia and Li Yao, who indirectly hold more than 65% of the shares of United Hydrogen Group Inc. through their respective BVI companies, have completed SAFE Circular 37 Registration and are in compliance. We attempt to comply and ensure that, following the consummation of the Business Combination, its shareholders who are subject to these rules comply with the relevant requirements. However, we may not be fully informed of the identities of all their shareholders or beneficial owners who are PRC residents, and therefore, we may not be able to identify all shareholders or beneficial owners who are PRC residents to ensure their compliance with the SAFE Circular 37 or other related rules. In addition, there is no assurance that all such shareholders and beneficial owners who are PRC residents will comply with our request to make, obtain, or update any applicable registrations or comply with other requirements required by the SAFE Circular 37 or other related rules in a timely manner. Even if such shareholders and beneficial owners who are PRC residents comply with such request, there is no assurance that they will successfully obtain or update any registration required by the SAFE Circular 37 or other related rules in a timely manner. If any of such shareholders who is a PRC resident, as determined by SAFE Circular 37, fails to fulfill the required foreign exchange registration, it will be deemed illegal for such shareholder to directly or indirectly hold Pubco’s equity under the PRC laws. Furthermore, if PRC authorities disallow such shareholder to own Pubco’s equity, Pubco’s PRC subsidiaries may be prohibited from distributing dividends to Pubco or from carrying out other subsequent cross-border foreign exchange activities, and Pubco may be restricted in its ability to contribute additional capital to its PRC subsidiaries, which may adversely affect our operations and the value of the securities that Pubco is registering for sale.

Furthermore, if future laws, administrative regulations, or provisions mandate further actions to be taken by us with respect to existing corporate structure, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our corporate structure, resulting in a material change in our operations and/or a material change in the value of Pubco Ordinary Shares, including that it could cause the value of Pubco Ordinary Shares to significantly decline or become worthless.

Future changes in PRC Outbound Direct Investment Regulations could impact our ability to make further outbound investments.

According to the Administrative Measures on Overseas Investments, effective as of October 6, 2014, the Opinions on Further Guiding and Regulating Outbound Investment, effective as of August 4, 2017, the Administrative Measures for the Outbound Investment by Enterprises, dated December 26, 2017, and any other applicable rules and regulations of the PRC for outbound direct investments, Chinese enterprises are required to complete an Outbound Direct Investment (ODI) registration when investing in overseas enterprises. This ODI registration requirement applies to the establishment of new entities, the acquisitions of equity, and the obtaining of direct or indirect ownership of an overseas company, including control rights, business management, and other forms of ownership.

Failure to comply with ODI registration requirements can result in significant legal and operational risks, including penalties and restrictions on future outbound investments. As of the date of this proxy statement/prospectus, our company and its institutional shareholders have completed the necessary ODI registrations. However, any future changes in the regulatory environment or stricter enforcement of existing regulations could impact our ability to make further outbound investments. Such failure could adversely affect our expansion plans and financial performance. Additionally, any delays or issues in maintaining compliance with ODI registration requirements could result in operational disruptions and increased compliance costs.

We face uncertainties with respect to the interpretation and implementation of the newly enacted Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law (the “FIL”), which took effect on January 1, 2020 (with the Implementation Rules to the FIL come into effect from the same day) and replaced the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations, to become the legal foundation for foreign investment in the PRC.

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The PRC Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in China. The PRC Foreign Investment Law establishes the basic framework for the access to, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

According to the PRC Foreign Investment Law, “foreign investment” refers to investment activities directly or indirectly conducted by one or more natural persons, business entities, or otherwise organizations of a foreign country (collectively referred to as “foreign investor”) within China, and the investment activities include the following situations: (i) a foreign investor, individually or collectively with other investors, establishes a foreign-invested enterprise within China; (ii) a foreign investor acquires stock shares, equity shares, shares in assets, or other like rights and interests of an enterprise within China; (iii) a foreign investor, individually or collectively with other investors, invests in a new project within China; and (iv) investments in other means as provided by laws, administrative regulations, or the State Council.

According to the PRC Foreign Investment Law, the State Council will publish or approve to publish the “negative list” for special administrative measures concerning foreign investment. The PRC Foreign Investment Law grants national treatment to foreign-invested entities, or FIEs, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list”. While as of the date of this proxy statement/prospectus, our main business, hydrogen energy solutions and hydrogen commercial applications, is not restricted or prohibited by the Negative List, However, in the event the 2024 Negative List is amended in the future to include any of the business we are operating, our ownership structure could be subject to change.

The Foreign Investment Law and the Implementation Regulations impose information reporting system, according to which foreign investors or foreign-invested enterprises shall submit investment information to the competent department for commerce concerned through the enterprise registration system and the enterprise credit information publicity system, and a security review system under which the security review shall be conducted for foreign investment affecting or likely affecting the state security. Any foreign investors or foreign-invested enterprises found to be non-compliant with these reporting obligations may be subject to fines or administrative liabilities.

In addition, the FIL provides that foreign-invested enterprises established according to the existing laws regulating foreign investment may maintain their structure and corporate governance within a five-year transition period, which means that we may be required to adjust the structure and corporate governance of certain of our PRC subsidiaries in such transition period. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

In addition, the PRC Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in the PRC, including, among others, that a foreign investor may freely transfer into or out of China, in RMB or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within China; local governments shall abide by their commitments to the foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of the Business Combination to make loans or additional capital contributions to our PRC subsidiaries.

Pubco is an offshore holding company with its operations conducted in China post-Business Combination. Pubco may make loans to its PRC subsidiaries subject to the approval, registration, and filing with governmental authorities and limitation of amount, or it may make additional capital contributions to its wholly foreign-owned subsidiaries in China. Any loans to its wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to foreign exchange loan registrations with the National Development and Reform Commission, or the NDRC, and SAFE or its local branches. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

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SAFE promulgated the Notice of the SAFE on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, and last amended on March 23, 2023. According to Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third-party. Although Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the SAFE on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from this Business Combination to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

On October 23, 2019, SAFE promulgated the Circular of the SAFE on Further Promoting the Facilitation of Cross-border Trade and Investment, or SAFE Circular 28, which permits non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, with genuine investment projects and in compliance with effective foreign investment restrictions and other applicable laws.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency, including the proceeds we received from this offering, and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Some of our leasehold interests may be defective, which may challenge or affect our right to use the leased properties. In addition, we have not completed registration procedures in respect of our leased properties with the relevant PRC authorities.

We lease a number of properties for our office, facilities, service centers, inventories, and infrastructures, (“Leased Properties”) across China. Certain Leased Properties are not used in accordance with PRC laws and our leasehold interests in such Leased Properties are therefore under defective situations.

We have not been provided by certain lessors with the applicable certificates, approvals, consents or other similar documents proving their right to lease or sublease these Leased Properties to us. If any lessor is not the owner of the Leased Properties, or is not entitled to lease or sublease the Leased Properties to us, or have not obtained consents from the owners or their lessors or permits or approvals from the relevant governmental authorities, we may not be able to enforce our rights to lease such Leased Properties under the respective lease agreements against the lessors and our leases may be invalidated. For example, certain of our Leased Properties are currently located on allocated lands or collectively-owned construction lands, and the lessors have not provided the title certificates to these Leased Properties or the governmental or other applicable approval permitting the leases. If the lessor fails to obtain such approval, our leases may be invalidated or challenged, and we may also need to vacate our premises.

In addition, certain Leased Properties might have been mortgaged by the landlords to third parties before entering into lease agreements with us. If the mortgagees of these Leased Properties exercise their mortgage right, we will not be able to continue our leases on the said properties.

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Under PRC laws, all lease agreements are required to be registered with the local land and real estate administration bureau. Although failure to do so does not in itself invalidate the leases, the leases may not be able to defend these leases against bona fide third parties and may also be exposed to potential fines if they fail to rectify such non-compliance within the prescribed time frame after receiving notice from the relevant PRC government authorities. The penalty ranges from RMB1,000 to RMB10,000 for each unregistered lease, at the discretion of the relevant authority. As of the date of this proxy statement/prospectus, the lease agreements of our PRC subsidiaries have not been registered with relevant governmental authorities. If any competent authority requires that we complete such lease registrations within a prescribed period of time, we will use our best efforts to comply with such requirements. In the event that any fine is imposed on our PRC subsidiaries for their failure to register their lease agreements, these PRC subsidiaries may not be able to recover such losses from the lessors. However, as the fines, if any, will be minor, the business and financial results of our PRC subsidiaries will not be materially affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

As a company incorporated under the laws of the Cayman Islands, Pubco conducts its operations through its subsidiaries in the mainland PRC. In addition, following the closing of the Business Combination, five out of our five directors, and all of our executive officers, namely Xia Ma, and Weina Lin, are residents of the PRC. All or a substantial portion of the assets of our directors and officers are located within China. As a result, it may be difficult for you to effect service of process upon those persons inside the PRC. It may be difficult for you to enforce judgments obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against us and its officers and directors who do not currently reside in the U.S. or have substantial assets in the U.S. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us, or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or its directors and officers if (i) the foreign court does not have jurisdiction over the case in accordance with Article 301 of the PRC Civil Procedures Law; (ii) The respondent was not duly summoned, or although duly summoned, was not given a reasonable opportunity to present and argue the case, or a party without litigation capacity was not properly represented; (iii) the judgment or ruling was obtained through fraud; (iv) the PRC court has already rendered a judgment or ruling on the same dispute, or has already recognized a judgment or ruling on the same dispute by a third country’s court; and (v) recognition and enforcement of the judgment would violate the basic principles of the laws of the People’s Republic of China or harm its sovereignty, security, or public interests.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with counterparts of another country or region to monitor and oversee cross border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law (“Article 177”), which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

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The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for some acquisitions of Chinese companies by foreign investors, including requirements in some instances that the Ministry of Commerce of the PRC (“MOFCOM”), be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the PRC National People’s Congress, which became effective in 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by MOFCOM before they can be completed. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. On December 19, 2020, the Measures for the Security Review for Foreign Investment was jointly issued by NDRC and MOFCOM and took effect from January 18, 2021. The Measures for the Security Review for Foreign Investment specified provisions concerning the security review mechanism on foreign investment, including the types of investments subject to review, review scopes and procedures, among others.

In the future, we may pursue potential strategic acquisitions that are complementary to our business and operations. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from MOFCOM or its local counterparts or other relevant governmental authorities, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

The approval of the CSRC, the CAC, or other PRC regulatory agencies may be required in connection with the Business Combination under a PRC regulation or any new laws, rules or regulations to be enacted, and if required, we cannot assure you that we will be able to obtain such approval.

The M&A Rules adopted by six PRC regulatory agencies in 2006 and amended in 2009, require an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by a special purpose vehicle seeking CSRC approval of its overseas listings. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. Currently, there is no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our PRC counsel has advised us based on their understanding of the current PRC law, rules and regulations that the CSRC’s approval under the M&A Rules is not required for this Business Combination (including the offering of ordinary shares to U.S. investors) and the listing and trading of our ordinary shares on Nasdaq in the context of this Business Combination, given that:

●	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this proxy statement/prospectus are subject to this regulation; and

●	WFOE was not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules, and the acquisition of the equity of a foreign-invested enterprise shall not be a merger or acquisition of the equity or assets of a “PRC domestic enterprise” as defined under the M&A Rules.

However, uncertainty remains as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules or overseas offering approval. We cannot assure you that relevant PRC governmental agencies, including the CSRC, would reach the same conclusion as we do.

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Because our business is conducted in RMB and the price of Pubco Ordinary Shares is quoted in United States dollars, changes in currency conversion rates may affect the value of your investments. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Changes in the conversion rate between the United States dollar and the RMB will affect the amount of proceeds we will have available for our business.

Our business is conducted in the PRC; our books and records are maintained in RMB, which is the only lawful currency of the PRC; and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between the RMB and U.S. dollars affect the value of our assets and the results of our operations in United States dollars. The value of the RMB against the United States dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions and perceived changes in the economy of the PRC and the United States. Any significant revaluation of the RMB may materially and adversely affect our cash flows, revenue and financial condition. Further, our ordinary shares offered by this prospectus are offered in United States dollars, and we will need to convert the net proceeds we receive into RMB in order to use the funds for our business. Changes in the conversion rate between the United States dollar and the RMB will affect that amount of proceeds we will have available for our business.

There remains significant international pressure on the Chinese government to adopt a flexible currency policy that allows RMB to appreciate against the U.S. dollar. Significant revaluation of RMB may have a material and adverse effect on your investment. Substantially all of our revenues and costs are denominated in RMB. Any significant revaluation of RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. A significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ordinary shares, and if we decide to convert RMB into U.S. dollars for the purpose of making dividend payments on our ordinary shares, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

Joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to Pubco’s listing on Nasdaq or future offerings of its securities in the U.S.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor. On October 4, 2021, the SEC approved Nasdaq’s revised proposal for the rule changes.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also stated that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of Pubco and the prohibition of trading in its securities if the PCAOB is unable to inspect Pubco’s accounting firm at such future time.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

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On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. For example, on December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that the Board is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The Board made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCA Act.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in Pubco Class A Ordinary Shares to lose confidence in Pubco’s audit procedures and reported financial information and the quality of its financial statements.

Pubco’s auditor, Enrome LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this proxy statement/prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Pubco’s auditor is headquartered in Singapore, and it is subject to PCAOB inspections to assess its compliance with the applicable professional standards. The PCAOB currently has access to inspect the working papers of Pubco’s auditor and Pubco’s auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. However, the recent developments would add uncertainties to the closing of Business Combination and there is no assurance whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to Pubco since Pubco is an emerging growth company and the majority of its operations are conducted in China. Furthermore, if the PCAOB is unable to inspect Pubco’s accounting firm in the future, the HFCA Act, which requires that the PCAOB be permitted to inspect an issuer’s public accounting firm within two years, as amended, will prohibit trading in its securities, and, as a result, an exchange may determine to delist Pubco’s securities and trading in such securities could be prohibited.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

Risks Related to Aimei Health and the Business Combination

The shareholders of Aimei Health may experience substantial dilution as a consequence of the issuance of ordinary shares in or after the Business Combination, and will exercise less influence over management.

Upon the issuance of 150,000,000 Pubco Class A Ordinary Shares at $10.00 per share in the Business Combination, the percentage ownership held by current Aimei Health shareholders in Pubco will be diluted. The ultimate ownership percentage of current Aimei Health shareholders as a group post-Business Combination will depend on how many Aimei Health Ordinary Shares are redeemed by their holders in the Business Combination. For illustrative purposes, current Aimei Health shareholders, as a group, will own (i) 6.53% of the Pubco Class A Ordinary Shares outstanding immediately after the Business Combination, assuming no Public Shareholders exercise the redemption rights, (ii) 4.47% of the Pubco Class A Ordinary Shares outstanding immediately after the Business Combination, assuming 50% redemptions by the Aimei Health Public Shareholders of their Aimei Health ordinary shares (iii) 2.33% of the Pubco Class A Ordinary Shares outstanding immediately after the Business Combination, assuming maximum contractual redemptions by the Aimei Health Public Shareholders of their Aimei Health ordinary shares. As a result, current Aimei Health shareholders, as a group, will have a less significant influence on Pubco’s Board of Directors, management and policies. For a more detailed illustration of the numbers of shares and percentage interests outstanding under various redemption scenarios, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus.

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Subsequent to the Business Combination, Pubco may, under certain circumstances and without further approval of holders of Pubco Ordinary Shares, issue additional Pubco Ordinary Shares, equity-linked securities, or convertible debt securities of equal or senior rank. Such issuances may serve various purposes, including financing Pubco’s operations and business strategy (such as acquisitions, PIPE investments, or other transactions), adjusting Pubco’s debt-to-equity ratio, or satisfying obligations arising from the exercise of outstanding options or other equity-linked securities. These additional issuances could materially and adversely affect the rights and interests of Aimei Health shareholders who do not redeem their shares in the Business Combination. Specifically, issuing new securities may dilute their ownership and voting power, and reduce their ability to influence corporate actions and decisions. Further, issuing securities at a price below the current market value could immediately diminish the economic value of existing shares. If any new securities are issued with rights or preferences superior to those of existing shareholders — such as preferential voting rights, priority dividend entitlements, or senior liquidation preferences — Aimei Health shareholders could see their positions further subordinated in Pubco’s capital structure. Additionally, the conversion or exercise of equity-linked or convertible securities could exacerbate this dilution, particularly if these securities contain terms favorable to their holders.

Because of the dual-class voting structure of Pubco and the disparate voting power of the Class A Ordinary Shares and Class B Ordinary Shares, the beneficial owner of the Class B Ordinary Shares, Ms. Xia Ma, Pubco’s Chairperson of the Board of Directors, will own 93.15% of the aggregate voting power of Pubco Ordinary Shares (assuming no redemptions) and her interests may not align with the interests of the other Pubco shareholders.

The dual-class structure of Pubco Ordinary Shares has the effect of concentrating voting control in Ms. Xia Ma, Chairperson of the Board of Directors of Pubco, because following the consummation of the Business Combination she will beneficially own 93.15% of the aggregate voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class assuming no redemptions are made by the Aimei Health Public Shareholders, or 93.53% of the aggregate voting power assuming maximum contractual redemptions by the Aimei Health Public Shareholders, of their Aimei Health ordinary shares. This presents certain risks since her interests may not be aligned with the interests of Pubco’s other shareholders in all circumstances.

Pubco has a dual-class voting structure, consisting of Pubco Class A Ordinary Shares and Class B Ordinary Shares. Under this structure, holders of Pubco Class A Ordinary Shares are entitled to one vote per share, and holders of Pubco Class B Ordinary Shares are entitled to ten (10) votes per share. This unbalanced and disparate allocation of voting power will cause Ms. Xia Ma, as the sole beneficial owner of Pubco Class B Ordinary Shares, to have a disparately higher concentration of voting power, representing approximately 93.15% of the aggregate voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class assuming no redemptions are made by the Aimei Health Public Shareholders, or 93.53% of the aggregate voting power assuming maximum contractual redemptions by the Aimei Health Public Shareholders, of their Aimei Health ordinary shares. As a result of the disparate voting power of the Pubco Class B Ordinary Shares beneficially owned by Ms. Ma, she will possess the ability to control Pubco’s business, including decisions regarding mergers, consolidations, and the sale of all or substantially all of its assets, the election of directors, and other significant corporate actions.

Ms. Ma, in her capacity as the ultimate controlling shareholder of Pubco, may take actions that are not in the best interests of Pubco or its other shareholders. These corporate actions may be taken even if they are opposed by Pubco’s other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of transactions that other shareholders may consider favorable, including ones in which other shareholders might otherwise receive a premium for their shares. Future issuances of Pubco Class B Ordinary Shares may also be dilutive to the holders of Pubco Class A Ordinary Shares. As a result, the market price of Pubco Class A Ordinary Shares could be adversely affected.

The fairness opinion obtained by the Aimei Health board of directors will not reflect changes, circumstances, developments, or events that may have occurred or may occur after the date of the opinion.

CHFT has provided a fairness opinion to the Aimei Health board of directors stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on review undertaken, and other matters considered by CHFT in preparing such opinion, the aggregate consideration to be paid in the Business Combination Agreement is fair from a financial point of view to Aimei Health.

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The Aimei Health board of directors has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from CHFT, and the Aimei Health board of directors does not expect to receive an updated fairness opinion prior to the completion of the Business Combination.

The opinion does not reflect changes, circumstances, developments, or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of United Hydrogen, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of United Hydrogen and on which the fairness opinion was based, and that may alter the value of United Hydrogen prior to consummation of the Business Combination. The value of United Hydrogen could be materially different from its value as of, the date of CHFT’s opinion, and CHFT’s does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. Aimei Health does not anticipate asking CHFT to update CHFT’s opinion, and CHFT does not have an obligation or responsibility to update, revise, or reaffirm its opinion based on circumstances, developments, or events that may have occurred or may occur after the date of the opinion. The written opinion of CHFT is attached as Annex F to this proxy statement/prospectus and is incorporated by reference herein.

Litigation relating to the Business Combination could result in an injunction preventing the completion of the Business Combination and/or substantial costs to Aimei Health and the combined company.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger, or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Aimei Health’s liquidity and financial condition.

Lawsuits that may be brought against Aimei Health or its directors could also seek, among other things, injunctive relief or other equitable relief, including a request to rescind parts of the Business Combination Agreement already implemented and to otherwise enjoin the parties from consummating the Business Combination. One of the closing conditions to the Business Combination is that no injunction by any court, administrative agency, or other governmental entity has been entered and continues to be in effect and no law having such effect has been adopted or is effective. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, that injunction may delay or prevent the Business Combination from being completed within the expected timeframe or at all, which may adversely affect Aimei Health’s and Pubco’s respective business, financial position and results of operation.

There can be no assurance that any of the defendants will be successful in the outcome of any pending or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination are completed may adversely affect the combined company’s business, financial condition, results of operations, and cash flows.

Additional shares or other equity securities of Pubco may be issued without the approval of Aimei Health or its shareholders, which would dilute the ownership interests of Aimei Health shareholders and may depress the market price of Pubco’s shares.

Additional shares of Pubco or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness may be issued without the approval of Aimei Health and its shareholders, in a number of circumstances.

Such issuance of additional shares of Pubco or other equity securities of equal or senior rank could have the following effects:

●	the proportionate ownership interest in Pubco held by former Aimei Health shareholders will decrease;

●	the relative voting strength of shares of Pubco issued to former Aimei Health shareholders may be diminished; or

●	the market price for shares of Pubco may decline.

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Pubco’s share price may be volatile and could decline substantially.

The market price of Pubco’s Class A Ordinary Shares may be volatile, both because of actual and perceived changes in Pubco’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in Pubco’s share price may include, among other factors discussed in this prospectus, the following:

●	actual or anticipated variations in the financial results and prospects of the combined company or other companies in hydrogen business;

●	changes in financial estimates by research analysts;

●	changes in the market valuations of other companies;

●	announcements by Pubco or its competitors of new services or products, expansions, investments, acquisitions, strategic partnerships or joint ventures;

●	mergers or other business combinations involving Pubco;

●	additions and departures of key personnel and senior management;

●	changes in accounting principles;

●	the passage of legislation or other developments affecting Pubco or its industry;

●	the trading volume of Pubco’s Class A Ordinary Shares in the public market;

●	the release of lockup, escrow or other transfer restrictions on Pubco’s outstanding equity securities or sales of additional equity securities;

●	potential litigation or regulatory investigations;

●	changes in economic conditions, including fluctuations in global and Chinese economies;

●	financial market conditions;

●	natural disasters, terrorist acts, acts of war or periods of civil unrest; and

●	the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities have been extremely volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of Pubco’s Class A Ordinary Shares.

The sale or availability for sale of substantial amounts of Pubco Class A Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of Pubco Class A Ordinary Shares in the public market after the completion of the Business Combination, or the perception that these sales could occur, could adversely affect the market price of Pubco Class A Ordinary Shares and could materially impair Pubco’s ability to raise capital through equity offerings in the future. Pubco Class A Ordinary Shares listed after the Business Combination will be freely tradable without restriction or further registration under the Securities Act. Shares of Pubco Class A Ordinary Shares to be issued to certain the existing shareholders of United Hydrogen and to the Sponsor and other Initial Shareholders in connection with the Business Combination, which represents a significant portion of the Pubco’s total capitalization upon closing of the Business Combination, will be relieved from the lock-up restriction on sale upon expiration of the applicable lock-up period and may be available for sale privately or in the public market, subject to certain other restrictions under the applicable laws. The lock-up period applicable to both such existing shareholders of United Hydrogen and the Sponsor is: (i) six (6) months from and after the closing of the Business Combination; (ii) the date following the closing of the Business Combination on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Pubco’s shareholders having the right to exchange their Pubco Class A Ordinary Shares for cash, securities or other property; or (iii) the date on which the closing sale price of the Pubco Class A Ordinary Shares has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing at least 150 days after the closing of the Business Combination. Certain shares of Pubco Class A Ordinary Shares to be held by United Hydrogen’s certain existing shareholders after the Business Combination are not subject to the aforementioned lock-up restrictions and may be sold in the public market any time after the Business Combination subject to the restrictions in Rule 144 and Rule 701 under the Securities Act.

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The grant and future exercise of registration rights may adversely affect the market price of Pubco’s securities upon consummation of the Business Combination.

Pursuant to the registration rights agreements to be entered into in connection with the Business Combination, which are described elsewhere in this proxy statement/prospectus, certain shareholders can demand that Pubco register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that Pubco undertakes. Following the consummation of the Business Combination, Pubco intends to file and maintain an effective registration statement under the Securities Act covering such securities.

The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of Pubco Class A Ordinary Shares after the Business Combination.

If the Business Combination’s benefits do not meet the expectations of financial analysts, the market price of Pubco’s shares may decline.

The market price of Pubco’s shares may decrease as a result of the Business Combination if Pubco does not achieve the perceived benefits of the Business Combination as rapidly, or to the extent anticipated by, financial analysts, or at all, or if the effect of the Business Combination on Pubco’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Pubco’s shares may experience a loss as a result of a drop in the market price of Pubco’s shares. In addition, a decline in the market price of Pubco’s shares could adversely affect Pubco’s ability to issue additional securities and obtain financing in the future.

In addition, following the Business Combination, fluctuations in the price of Pubco’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Pubco’s securities. Accordingly, the valuation ascribed to Pubco’s securities in the Business Combination may not be indicative of the actual price that will prevail in the trading market following the Business Combination. If an active market for Pubco’s securities develops and continues, the trading price of its securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions that must be fulfilled in order to complete the Business Combination. These conditions to the Closing may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or Aimei Health or United Hydrogen may elect to terminate the Business Agreement in certain other circumstances. See the discussion in this proxy statement/prospectus under the caption, “Proposal No.1 — The Business Combination Proposal — The Business Combination Agreement — Termination.”

Termination of the Business Combination could negatively impact Aimei Health.

If the Business Combination is not completed for any reason, including as a result of the shareholders of Aimei Health declining to approve the proposals required to effect the Business Combination, the ongoing business of Aimei Health may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, Aimei Health would be subject to a number of risks, including the following:

●	Aimei Health may experience negative reactions from the financial markets, including negative impacts on its stock price;

●	Aimei Health will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not it is completed; and

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●	since the Business Combination Agreement restricts the conduct of Aimei Health’s businesses prior to completion of the Business Combination, Aimei Health may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available.

Aimei Health will be forced to liquidate the Trust Account if it cannot consummate a business combination by December 6, 2025 (or such later date as may be approved by the shareholders of Aimei Health in an amendment to the Aimei Health amended and restated articles of association). In the event of a liquidation, Aimei Health’s Public Shareholders will receive approximately $11.37 per share and the Aimei Health Rights will expire worthless.

If Aimei Health is unable to complete a business combination by December 6, 2025 (or such later date as may be approved by the shareholders of Aimei Health in an amendment to the Aimei Health amended and restated articles of association) and is forced to liquidate, the per-share liquidation distribution will be approximately $11.37, without taking into account additional deposits into the Trust Account to further extend the date by which Aimei Health has to consummate a business combination. Furthermore, in such an event, Aimei Health’s Rights will expire worthless as a result of Aimei Health’s failure to complete a business combination.

Aimei Health’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about Aimei Health’s ability to continue as a “going concern.”

As of June 30, 2025, Aimei Health had $2,138 in cash, $44,511,399 in its Trust Account, and working capital deficit of $2,169,328. Subsequent to the consummation of the IPO, Aimei Health’s liquidity has been satisfied through the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account. Aimei Health has incurred and expects to continue to incur significant costs as a public company (for legal, financial reporting, accounting, and auditing compliance), as well as expenses in connection with its proposed Business Combination with United Hydrogen. Aimei Health cannot assure you that any efforts to raise capital (if required) or to consummate an initial business combination (including the proposed Business Combination with United Hydrogen) will be successful. These factors, among others, raise doubt about Aimei Health’s ability to continue as a going concern one year from the issuance date of the unaudited financial statements for the six months ended June 30, 2025. The unaudited financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Aimei Health’s inability to continue as a going concern.

You must tender your ordinary shares in order to validly seek redemption at the Meeting.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Aimei Health’s transfer agent, Continental, or to deliver your ordinary shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal at Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

The Initial Shareholders who own ordinary shares and private placement units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Shareholders of Aimei Health owned an aggregate of 2,057,000 ordinary shares. They have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the Trust Account if Aimei Health is unable to consummate a business combination. Based on a market price of $11.32 per share and $11.25 per unit on the Record Date, the value of these shares was approximately $23.3 million. These ordinary shares acquired by the Initial Shareholders prior to the IPO will be worthless if Aimei Health does not consummate a business combination. Consequently, directors’ and officers’ discretion in identifying and selecting United Hydrogen Group Inc. as a suitable target business may result in a conflict of interest when determining whether the terms, conditions, and timing of the Business Combination are appropriate and in Aimei Health’s Public Shareholders’ best interest.

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If Aimei Health’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of Aimei Health’s securities.

Aimei Health’s Initial Shareholders are entitled to make a demand that it registers the resale of their insider shares at any time after the consummation of a business combination. Additionally, Aimei Health’s Initial Shareholders, officers, and directors are entitled to demand that Aimei Health register the resale of the shares underlying any securities its Initial Shareholders, officers, directors, or their affiliates may be issued in payment of working capital loans made to us at any time after Aimei Health consummates a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be additional 2,057,000 ordinary shares eligible for trading in the public market. The presence of these additional ordinary shares trading in the public market may have an adverse effect on the market price of Aimei Health’s securities. Aimei Health’s Initial Shareholders may sell all or a significant portion of these shares upon registration of such shares for resale even if the then trading price of Pubco’s securities is considerably lower than the current trading price of the Aimei Health ordinary shares, which may further exacerbate the ability of securities of Aimei Health (or Pubco upon Closing) to trade at a premium to its current market price.

In the event that a significant number of Public Shares are redeemed, Pubco’s securities may become less liquid following the Business Combination.

If a significant number of public shares are redeemed, Aimei Health may be left with a significantly smaller number of shareholders. As a result, trading in the shares of Pubco may be limited and your ability to sell your shares in the market could be adversely affected. Pubco intends to apply to list its Class A Ordinary Shares on Nasdaq, and Nasdaq may not list Pubco’s securities, which could limit investors’ ability to make transactions in Aimei Health’s securities and subject Aimei Health to additional trading restrictions.

Pubco will be required to meet the initial listing requirements to be listed on Nasdaq following the Business Combination. Pubco may not be able to meet those initial listing requirements or it may not be able to maintain the listing of its securities in the future.

If Pubco fails to meet the listing requirements and Nasdaq does not list its securities on its exchange, the Business Combination will not close. In connection with the shareholder vote on the Business Combination, holders of Aimei Health’s ordinary shares (excluding the Sponsor) have the right to redeem their ordinary shares for cash at a redemption price of approximately $11.37 per share. Any redemptions of its ordinary shares will also reduce the public float and the number of shareholders that Aimei Health has. In light of these redemption rights, Aimei Health cannot give assurance that it will be able to satisfy either the Nasdaq public float requirement or the Nasdaq minimum number of round lot shareholders currently or as of a particular date. It is possible that, in order to meet the Nasdaq listing requirements, Aimei Health and/or Pubco may have to raise additional funding, either through a private placement or a backstop arrangement, with no assurance that they will be able to obtain the necessary funding on reasonable terms, if any.

In addition, in order to assist its ability to comply with Nasdaq initial listing standards, Pubco may also seek to register with the SEC the resale of the Ordinary Shares held by its current shareholders in addition to the registration of the Ordinary Shares covered by this proxy statement/prospectus. Such additional registration statement, upon effectiveness, would allow for the Ordinary Shares held by nonaffiliates of Pubco to be included in Pubco’s public float for purposes of complying with the Nasdaq listing rules.

However, even if Pubco meets the initial listing requirements, if it is subsequently delisted, Pubco could face significant material adverse consequences, including:

●	a limited availability of market quotations for Pubco’s securities;

●	reduced liquidity with respect to Pubco’s securities;

●	a determination that its shares are a “penny stock,” which will require brokers trading in Pubco’s securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Pubco’s securities;

●	a limited amount of news and analyst coverage for the post-transaction company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

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Legal proceedings in connection with the Business Combination could delay or prevent the completion of the Business Combination.

Lawsuits may be filed against Aimei Health or its directors and officers in connection with the Business Combination. Defending this or any additional lawsuits could require Aimei Health to incur significant costs and draw the attention of its management team away from the Business Combination. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination is consummated may adversely affect the post-combination Company’s business, financial condition, results of operations, and cash flows. Such legal proceedings could delay or prevent the Business Combination from becoming effective within the agreed-upon timeframe.

Pubco’s ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of the key personnel of Aimei Health and United Hydrogen. The loss of key personnel could negatively impact the operations and profitability of United Hydrogen and its financial condition could suffer as a result.

United Hydrogen and Aimei Health’s key personnel and their efforts play a key role in the Business Combination. Their ability to successfully effect the Business Combination is dependent on the efforts of the key personnel of Aimei Health and United Hydrogen. It is possible that United Hydrogen will lose some key personnel, the loss of which could negatively impact the operations and profitability of United Hydrogen. United Hydrogen anticipates that some or all of its management will remain in place.

The success of United Hydrogen depends to a significant degree upon the continuous contributions of senior management, certain of whom would be difficult to replace. Departure by certain of United Hydrogen officers could have a material adverse effect on Pubco’s business, financial condition, or operating results.

Aimei Health can provide no assurances that its due diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to United Hydrogen’s business, including any material omissions or misstatements contained in this proxy statement/prospectus relating to the Business Combination, than an investor in an initial public offering.

Prior to entering into the Business Combination Agreement, Aimei Health conducted a due diligence review of United Hydrogen and its subsidiaries, including its business and operations; however, Aimei Health cannot assure you that its due diligence review identified all material issues, and certain unexpected risks may arise, and previous known risks may materialize in a manner not consistent with Aimei Health’s preliminary risk analysis. In addition, the scope of due diligence Aimei Health has conducted in conjunction with the Business Combination may be different than would typically be conducted in the event United Hydrogen pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the ordinary shares that will be issued pursuant to the registration statement of which this proxy statement/prospectus forms a part, and thus no corresponding right of action is available to the shareholders of Aimei Health for any material misstatements or omissions in such registration statement and this proxy statement/prospectus. Thus, as a shareholder, you may be exposed to future losses, impairment charges, write-downs, write-offs, or other charges that could have a significant negative effect on United Hydrogen’s financial condition, results of operations, and the price of its securities, causing you to lose some or all of your investment without recourse against an underwriter that may have been available had United Hydrogen been taken public through an underwritten public offering.

The Sponsor and certain directors and executive officers of Aimei Health have interests in the Business Combination that are different from, or in addition to, those of the shareholders of Aimei Health generally in recommending that shareholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

In considering the recommendation of the Aimei Health board of directors to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Aimei Health’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Aimei Health’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

●	If the Business Combination with United Hydrogen or another business combination is not consummated by December 6, 2025 (or such later date as may be approved by the shareholders of Aimei Health in an amendment to the Aimei Health amended and restated articles of association), Aimei Health will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the Aimei Health board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the Aimei Health IPO, are expected to be worthless because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding Aimei Health Ordinary Share will be converted into one Pubco Ordinary Share, subject to adjustment as described in the Business Combination Agreement.

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●	If Aimei Health is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Aimei Health for services rendered to or, contracted for or, for products sold to, Aimei Health. If Aimei Health consummates a business combination, on the other hand, Aimei Health will be liable for all such claims.

●	Aimei Health’s Initial Shareholders acquired the Founder Shares, which will be converted into Pubco Ordinary Shares in connection with the Business Combination, for an aggregate purchase price of $25,000 prior to the Aimei Health IPO. Based on the average of the high and low prices for Aimei Health ordinary shares on Nasdaq on the Record Date, the value of the Founder Shares outstanding upon the Closing would be $19,527,000.

●	The Sponsor acquired 332,000 Private Placement Units, which will be converted into Pubco Class A Shares in connection with the Business Combination, for an aggregate purchase price of $3,320,000 in the Aimei Health’s IPO. Based on the price of the Public Units on Nasdaq of $11.25 on the Record Date, the value of the Private Placement Units outstanding upon the Closing would be $3,735,000.

●	As a result of the prices at which Aimei Health’s Initial Shareholders acquired the Founder Shares and the Private Placement Units, and their current value, the Initial Shareholders could make a substantial profit after the completion of the Business Combination even if Aimei Health Public Shareholders lose money on their investments as a result of a decrease in the post-combination value of their Public Shares.

●	The Sponsor and Aimei Health’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Aimei Health’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Aimei Health fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Aimei Health may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by December 6, 2025 (or such later date as may be approved by the shareholders of Aimei Health in an amendment to the Aimei Health amended and restated articles of association).

●	If Aimei Health is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds would be approximately $0.5 million, reflecting the market value of Founder Shares, the market value of Private Placement Units, and out-of-pocket unpaid reimbursable expenses.

●	Aimei Health has provisions in the Aimei Health amended and restated articles of association waiving the corporate opportunities doctrine on an ongoing basis, which means that Aimei Health’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Aimei Health.

●	The Business Combination Agreement provides for the continued indemnification of Aimei Health’s current directors and officers and the continuation of directors and officers liability insurance covering Aimei Health’s current directors and officers.

●	The Sponsor, the affiliates of the Sponsor, and Aimei Health’s officers and directors may, but are not obligated to, make loans from time to time to Aimei Health to fund certain capital requirements (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into additional private units at a price of $10.00 per unit. As of June 30, 2025, there were no amounts outstanding under any Working Capital Loan.

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●	The Sponsor agreed, commencing from the date that the Aimei Health’s securities were first listed on Nasdaq, through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities, and administrative services, as Aimei Health may require from time to time. Aimei Health agreed to pay to the Sponsor, $10,000 per month, for up to 12 months, subject to extension to up to 24 months. As of June 30, 2025, the unpaid balance was $180,000, which was included in amount due to related party balance.

●	On December 11, 2024 and January 13, 2025, the Sponsor and United Hydrogen caused the first and second monthly extension fee of $227,700 (equivalent to $0.033 per Public Share), respectively, to be deposited into the Trust Account, to extend the date by which Aimei Health has to consummate a business combination from December 6, 2024 to February 6, 2025. On February 5, 2025, Aimei Health held an extraordinary general meeting of shareholders, which approved the proposal by its board of directors to amend the monthly fee payable by the Sponsor and/or its designee into the Trust Account to extend the date by which Aimei Health must consummate its initial business combination, from $0.033 per Public Share (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension). On February 6, 2025, March 6, 2025, April 4, 2025, May 6, 2025, June 6, 2025, July 6, 2025, August 6, 2025, September 5, 2025, and October 8, 2025, the Sponsor and United Hydrogen caused the third through eleventh monthly extension fee of $150,000 to be deposited into the Trust Account, to further extend the deadline from February 6, 2024 to November 6, 2025. The deposit of the first through eleventh monthly extension fee is evidenced by a Monthly Extension Promissory Note. The first and second Monthly Extension Promissory Notes are in the principal amount of $227,700 each, shared equally between the Sponsor and United Hydrogen ($113,850 each). The third through eleventh Monthly Extension Promissory Note is in the principal amount of $150,000, also shared equally between the Sponsor and United Hydrogen ($75,000 each). Each Monthly Extension Promissory Note bears no interest and is payable in full upon the consummation of the Business Combination. The Sponsor and United Hydrogen have the right, but not the obligation, to convert the Monthly Extension Promissory Note, in whole or in part, into Private Units of Aimei Health, at a price of $10.00 per Unit, each consisting of one ordinary share and one right to receive one-fifth (1/5) of one ordinary share of Aimei Health, immediately prior to the consummation of the Business Combination, by providing Aimei Health with written notices of their intention to convert the Monthly Extension Promissory Note at least two business days prior to the closing of the Business Combination.

The personal and financial interests of the Sponsor and Aimei Health’s officers and directors may have influenced their motivation in identifying and selecting United Hydrogen, completing the Business Combination and may influence their operation of Pubco following the Business Combination. This risk may become more acute as the deadline of December 6, 2025 (or such later date as may be approved by the shareholders of Aimei Health in an amendment to the Aimei Health amended and restated articles of association) for completing an initial business combination nears.

In addition, Aimei Health has not adopted a policy that expressly prohibits its directors, officers, security holders, or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by Aimei Health or in any transaction to which Aimei Health is a party or has an interest. Aimei Health does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by United Hydrogen. Accordingly, such persons or entities may have a conflict between their interests and Aimei Health’s.

The Aimei Health board of directors and its officers was aware of and considered these interests, among other matters, in evaluating and negotiating the Transactions and in recommending to the shareholders of Aimei Health that they vote “FOR” the proposals presented at the Meeting. In considering the recommendations of the Aimei Health board of directors to vote for the proposals, its shareholders should consider these interests.

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The exercise of Aimei Health’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Transactions may result in a conflict of interest when determining whether such changes to the terms of the Transactions or waivers of conditions are appropriate and in Aimei Health’s shareholder’ best interest.

In the period leading up to Closing, events may occur that, pursuant to the Business Combination Agreement, would require Aimei Health to agree to amend the Business Combination Agreement, to consent to certain actions taken by United Hydrogen or to waive rights that Aimei Health is entitled to under, or conditions of, the Business Combination Agreement. Such events could arise because of a request by United Hydrogen to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on United Hydrogen’s business and would entitle Aimei Health to terminate the Business Combination Agreement. In any of such circumstances, it would be at Aimei Health’s discretion, acting through the Aimei Health board of directors, to grant its consent or waive those rights or conditions. The existence of the financial and personal interests of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of one or more of the officers and directors between what he, she or they may believe is best for Aimei Health and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Aimei Health does not believe there will be any material changes or waivers that Aimei Health’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. While certain changes could be made without further shareholder approval, Aimei Health will circulate a new or amended proxy statement/prospectus or supplement thereto if changes to the terms of the Transactions that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

Neither Aimei Health nor its shareholders will have the protection of any indemnification, escrow, price adjustment, or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by United Hydrogen in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by United Hydrogen and Aimei Health to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, Aimei Health and its shareholders will not have the protection of any indemnification, escrow, price adjustment, or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by United Hydrogen in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Aimei Health would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

The shareholders of Aimei Health who are not affiliates of the Sponsor may be exposed to greater risk as a result of becoming shareholders of the combined company through the Business Combination rather than acquiring securities of Pubco directly in an underwritten public offering as a result of the differences between the two transaction structures, including that the Business Combination did not involve an independent due diligence review by an underwriter and that the Sponsor has conflicts of interest in connection with the Business Combination.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Aimei Health’s securities in connection therewith, investors will not receive the benefit of any outside independent review of the respective finances and operations of Aimei Health and United Hydrogen and their subsidiaries. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, the shareholders of Aimei Health must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If Pubco became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as Aimei Health, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

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In addition, the amount of due diligence conducted by Aimei Health and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in United Hydrogen’s business or problems with United Hydrogen’s management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco Ordinary Shares.

Unlike an underwritten initial public offering, the initial trading of the Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on Nasdaq could result in diminished investor demand, inefficiencies in pricing, and a more volatile public price for Pubco’s securities during the period immediately following the listing.

Furthermore, the Sponsor and certain of Aimei Health’s directors and executive officers have interests in the Business Combination that may be different from, or in addition to, the interests of the shareholders of Aimei Health generally. Such interests may have influenced Aimei Health’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. In addition, the value of the Sponsor’s Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares in the event the Business Combination is completed, even if the Business Combination causes the trading price of Pubco Class A Ordinary Shares to materially decline.

Activities taken by existing shareholders of Aimei Health to increase the likelihood of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus could have a depressive effect on Aimei Health’s securities.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Aimei Health or its securities, the Sponsor, directors, officers, advisors, or any of their respective affiliates and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Aimei Health ordinary shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Transactions where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Aimei Health’s securities. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares they own, either prior to or immediately after the Meeting.

The Sponsor may beneficially own a significant equity interest in Aimei Health and may take actions that conflict with your interests.

The interests of the Sponsor may not align with the interests of Aimei Health and its other shareholders. The Sponsor is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with Aimei Health. The Sponsor and its respective affiliates may also pursue acquisition opportunities that may be complementary to Aimei Health’s business and, as a result, those acquisition opportunities may not be available to Aimei Health.

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Aimei Health and United Hydrogen have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Aimei Health if the Business Combination is not completed.

Each of Aimei Health and United Hydrogen has incurred and expects that it will incur significant, non-recurring costs in connection with the Business Combination and operating as a public company following the Closing. Aimei Health and United Hydrogen may also incur additional costs to retain key employees. Aimei Health and United Hydrogen will also incur significant legal, financial advisor, accounting, banking, and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees, and other costs associated with the Business Combination, which will be paid by Pubco following the Closing. Even if the Business Combination is not completed, Aimei Health expects to incur approximately $0.5 million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Aimei Health if the Business Combination is not completed.

Aimei Health may not be able to complete an initial business combination with a U.S. target company should the transaction be subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Although we are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination, there can be no assurance that such additional approval or actions will be obtained within the required time period. This includes any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”) on account of certain foreign ownership restrictions on U.S. businesses. If CFIUS considers Aimei Health a “foreign person” under such rules and regulations and United Hydrogen a U.S. business that may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. If the Business Combination with United Hydrogen falls within the scope of foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’ jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

The Sponsor of Aimei Health’s is Aimei Investment Ltd, a Cayman Islands exempted company with limited liability. Further, the person exercising control over the Sponsor, Huang Han, is a resident of the PRC. Accordingly, the Sponsor is controlled by a non-U.S. person, and CFIUS may consider Aimei Health to be a “foreign person.”

Although we do not believe United Hydrogen is a U.S. business that may affect national security, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if Aimei Health had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent us from consummating the Business Combination with United Hydrogen. If Aimei Health were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, this will cause you to lose any potential investment opportunity in United Hydrogen and the chance of realizing future gains on your investment through any price appreciation in the combined company, and Aimei Health’s rights will expire worthless.

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If Aimei Health were deemed to be an investment company for purposes of the Investment Company Act, it may be forced to abandon its efforts to complete the Business Combination and instead be required to liquidate.

As indicated above, Aimei Health completed its initial public offering on December 6, 2023, and has operated as a blank check company searching for a target business with which to consummate an initial business combination since such time. On January 24, 2024, the SEC adopted final rules (the “SPAC Final Rules”) relating to, among other matters, the extent to which special purpose acquisition companies such as Aimei Health could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The SPAC Final Rules provide that whether a SPAC is an “investment company” under Section 3(a)(1)(A) of the subject to the Investment Company Act is based on particular facts and circumstances. A specific duration period of a SPAC is not the sole determinant, but one of the long-standing factors to consider in determination of a SPAC’s status under the Investment Company Act. A SPAC could be deemed as an investment company at any stage of its operation. The determination of a SPAC’s status as an investment company includes analysis of a SPAC’s activities, depending upon the facts and circumstances, including but not limited to, the nature of SPAC assets and income, the activities of a SPAC’s officers, directors and employees, the duration of a SPAC, the manner a SPAC holding itself out to investors, and the merging with an investment company. The SPAC Final Rules were published in the Federal Register on February 26, 2024, and became effective on July 1, 2024 (125 days after publication in the Federal Register).

Aimei Health’s business will be to identify and complete a business combination and thereafter to operate the post-business combination business or assets for the long term. Aimei Health does not believe that its activities or the Business Combination or other transactions described herein will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be held in an interest-bearing bank demand deposit account, or invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), Aimei Health intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act.

It is possible that a claim could be made that Aimei Health has been operating as an unregistered investment company. It is also possible that the investment of funds from the initial public offering during its life as a blank check company, and the earning and use of interest from such investment, could increase the likelihood of Aimei Health being found to have been operating as an unregistered investment company more than if Aimei Health sought to potentially mitigate this risk by holding such funds as cash. If Aimei Health was deemed to be an investment company for purposes of the Investment Company Act and found to have been operating as an unregistered investment company, it may be required to change its operations, wind down its operations, or register as an investment company under the Investment Company Act and subject to other burdensome compliance requirements. Unless Aimei Health is able to modify its activities so that it would not be deemed an investment company, it may be unable to consummate the initial business combination and instead be forced to liquidate. If Aimei Health is forced to liquidate, investors would not be able to participate in any benefits of owning stock in an operating business, including the potential appreciation of its shares following such a transaction and Aimei Health’s rights would expire worthless.

If, following the consummation of the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about Pubco, its business, or its market, or if they change their recommendations regarding Pubco’s shares adversely, then the price and trading volume of Pubco’s shares could decline.

The trading market for Pubco’s shares will be influenced by the research and reports that industry or securities analysts may publish about Pubco, its business, its market, or its competitors. Securities and industry analysts do not currently, any may never, publish research on Aimei Health or Pubco. If any of the analysts who may cover Pubco change their recommendation associated with its shares adversely, or provide more favorable relative recommendations about its competitors, then the price of Pubco’s shares would likely decrease. If any analysts who may cover Aimei Health were to cease coverage of Pubco or fail to regularly publish reports on it, Pubco could lose visibility in the financial markets, leading its share price or trading volume to decline.

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If Aimei Health is unable to complete the Transactions or another initial business combination by December 6, 2025 (if extended to the maximum 24-month period after the closing of the IPO or such later date as may be approved by the shareholders of Aimei Health in an amendment to the Aimei Health amended and restated articles of association), Aimei Health will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholder and the Aimei Health board of directors, dissolving and liquidating. In such event, third parties may bring claims against Aimei Health and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.10 per share.

According to the Aimei Health amended and restated memorandum and articles of association, Aimei Health must complete a business combination before December 6, 2025 (assuming extensions to the maximum 24-month period after the closing of the IPO), if Aimei Health elects to make permitted extensions. Aimei Health may not be able to complete a business combination within such time period. If Aimei Health has not completed a business combination within such time period, it must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining shareholder and the Aimei Health board of directors, dissolving and liquidating. In such event, third parties may bring claims against Aimei Health. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of Aimei Health’s Public Shareholders. In such case, Aimei Health’s Public Shareholders may only receive $10.10 per share initially held in the Trust Account, and the rights will expire worthless. In certain circumstances, Aimei Health’s Public Shareholders may receive less than $10.10 per share on the redemption of their shares. If third parties bring claims against Aimei Health, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.10 per share.

Additionally, if Aimei Health is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Aimei Health otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholder. To the extent any bankruptcy claims deplete the Trust Account, Aimei Health may not be able to return to its Public Shareholders at least $10.10 per share. Further, in such an event the Aimei Health Rights will expire worthless.

The shareholders of Aimei Health may be held liable for claims by third parties against Aimei Health to the extent of distributions received by them.

If Aimei Health is unable to complete the Transactions or another business combination within the completion window, Aimei Health will (i) as promptly as reasonably possible but not more than five (5) business days thereafter, redeem 100% of the outstanding Public Shares or distribute the aggregate amount on deposit in the Trust Account (net of taxes payable and less up to $50,000 of interest earned to pay liquidation expenses) to the holders of Public Shares, on a pro rata basis; and (ii) as promptly as practicable, cease all operations except for the purpose of winding up of Aimei Health’s affairs. Aimei Health cannot assure you that it will properly assess all claims that may be potentially brought against Aimei Health. As such, the shareholders of Aimei Health could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Aimei Health cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by Aimei Health.

If Aimei Health is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Aimei Health’s shareholder. Furthermore, because Aimei Health intends to distribute the proceeds held in the Trust Account to its public shareholder promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its public shareholder over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Aimei Health board of directors may be viewed as having breached their fiduciary duties to Aimei Health’s creditors and/or may have acted in bad faith, thereby exposing itself and Aimei Health to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Aimei Health cannot assure you that claims will not be brought against it for these reasons.

Becoming a public company through a business combination rather than an underwritten offering presents risks to unaffiliated investors of Pubco. Subsequent to the completion of the Business Combination, Pubco may be required to subsequently take write-downs or write-offs, restructuring and impairment, or other charges that could have a significant negative effect on its financial condition, results of operations, and the price of Pubco securities, which could cause Pubco shareholders to lose some or all of their investment.

A traditional initial public offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of proving that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the business, financial condition, and results of operations of the issuer and its subsidiaries. In a traditional initial public offering, investors may be able to recover damages from the underwriters in the event of misstatements and omissions in the registration statement and unavailability of the due diligence defense. Going public via a business combination with a special purpose acquisition company (“SPAC”) does not involve any underwriters and may therefore result in less extensive vetting of the operating company’s information that is presented to the public. In addition, going public via a business combination with a SPAC does not involve a book building process as is the case in a traditional initial public offering. In a traditional initial public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a business combination involving a SPAC, the value of the target company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a target company in a SPAC business combination may be less effective than a traditional initial public offering book-building process and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing.

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In addition, while traditional initial public offerings are sometimes oversubscribed, resulting in additional potential demand for shares in the after-market following the initial public offering, there is no comparable process of generating investor demand in connection with a business combination between a target company and a SPAC, which may result in lower demand for Pubco’s securities after the Closing, and in turn could decrease liquidity and trading prices as well as increase the trading volatility of Pubco’s securities. Based on the assumptions of no redemption and maximum contractual redemptions set forth elsewhere in this proxy statement/prospectus regarding the number of Pubco Ordinary Shares issued and outstanding upon consummation of the Business Combination, Ms. Xia Ma, the sole beneficial owner of Pubco’s Class B Ordinary Shares, having ten (10) votes per share, will own approximately 93.15% and 93.53%, respectively, of the total voting power of all Pubco Ordinary Shares voting together with the Pubco Class A Ordinary Shares as a single class. The remaining Pubco shareholders will own 62,763,512.50 Pubco Class A Ordinary Shares, having one (1) vote per share, will own approximately 7.12% and 6.46% respectively of the total voting power of all Pubco Ordinary Shares voting together with the Class B Ordinary Shares as a single class. This concentration of ownership may discourage, delay, or prevent a change in control which could deprive shareholders of an opportunity to receive a premium to the trading price for the shares as part of a sale of Pubco, and in turn could affect the market demand for Pubco’s securities.

Becoming a public company through a business combination rather than an underwritten offering, as Pubco is seeking to do, presents risks to unaffiliated investors as described above. As a result, Pubco, as the post-Business Combination company, may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Additionally, unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on Pubco’s liquidity, the fact that Pubco reports charges of this nature could contribute to negative market perceptions about it or its securities. In addition, charges of this nature may make it difficult for Pubco to obtain future financing on favorable terms or at all.

The SEC has adopted final rules to regulate SPACs. Certain of the procedures that Aimei Health, a potential business combination target, or others may determine to undertake in connection with such rules may increase the costs and the time needed to complete a business combination and may constrain the circumstances under which Aimei Health could complete a business combination.

On January 24, 2024, the SEC adopted final rules (the “SPAC Final Rules”) relating to, among other items, disclosures in SEC filings in connection with business combination transactions between SPACs, such as Aimei Health, and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act, including a guidance describing circumstances in which a SPAC could become subject to regulation under the Investment Company Act, such as its duration, asset composition, business purpose and activities. Certain of the procedures that Aimei Health, a potential business combination target, or others may determine to undertake in connection with the SPAC Final Rules, or pursuant to the SEC’s views expressed in the SPAC Final Rules, may increase the costs of negotiating and completing a business combination and the time required to consummate the circumstances under which Aimei Health could complete a business combination.

If Aimei Health seeks shareholder approval of its business combination, its Sponsor, officers, and directors have agreed to vote in favor of such business combination, regardless of how its Public Shareholders vote.

Unlike other blank check companies in which the initial shareholders agree to vote their sponsor shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, the Sponsor, officers, and directors of Aimei Health have agreed (and any permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Aimei Health, to vote any Founder Shares and Private Shares held by them, as well as any public shares purchased during or after the IPO, in favor of the business combination with United Hydrogen. The Founder Shares and Private Shares in the aggregate represent approximately 33.6% of the outstanding ordinary shares of Aimei Health as of the Record Date. As a result, assuming that only a quorum of 3,060,867 of Aimei Health’s ordinary shares is present in person or by proxy at the Meeting, and all such minimum number of shares representing a quorum are voted, neither the Ordinary Resolution Proposals nor the Merger Proposal would require the affirmative vote of shares owned by Public Shareholders in order to have them approved. Accordingly, if Aimei Health seeks shareholder approval of its initial business combination, it is more likely that the necessary shareholder approval will be received than would be the case if such persons agreed to vote their Founder Shares and Private Shares in accordance with the majority of the votes cast by Aimei Health’s Public Shareholders.

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The Sponsor of Aimei Health has the right to extend the term Aimei Health has to consummate its business combination, without providing shareholders with redemption rights.

Aimei Health has a period of 12 months from the closing of its IPO to consummate its initial business combination and thereafter, if it requires additional time to consummate its initial business combination, its board of directors may extend the period of time to consummate a business combination up to 12 times, each by an additional one-month period (for a total of up to 24 months to complete a business combination), subject to the authorization by the board of directors and the deposit of additional funds into the Trust Account by its Sponsor or its affiliates or designees as described elsewhere in this proxy statement/prospectus. The shareholders of Aimei Health will not be entitled to vote or redeem their shares in connection with any such extension. In order for the time available for Aimei Health to consummate its initial business combination to be extended, its Sponsor or its affiliates or designees must deposit into the Trust Account $227,700 (or $0.033 per Public Share) for each one-month extension, on or prior to the date of the applicable deadline. On February 5, 2024, Aimei Health held an extraordinary general meeting of shareholders, which approved the proposal by its board of directors to amend the monthly fee payable by the Sponsor and/or its designee into the Trust Account to extend the date by which Aimei Health must consummate its initial business combination, from $0.033 per Public Share (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension). Any such payments may be made in the form of a non-interest-bearing loan from Aimei Health’s Sponsor or its affiliates or designees and may be repaid, if at all, from funds released to Aimei Health upon completion of the initial business combination. Any obligation to repay such loans may reduce the amount available to Aimei Health to pay as purchase price in the initial business combination, and/or may reduce the amount of funds available to the combined company following the initial business combination. This feature is different than the traditional special purpose acquisition company structure, in which any extension of the company’s period to complete a business combination requires a vote of the company’s shareholders and shareholders have the right to redeem their public shares in connection with such vote, and which do not provide the Sponsor with the right to loan funds to the company to fund extension payments.

The requirement that Aimei Health completes its business combination within the prescribed time frame may give potential target businesses leverage in negotiating a business combination and may decrease Aimei Health’s ability to conduct due diligence on potential business combination targets as the dissolution deadline approaches, which could undermine Aimei Health’s ability to complete a business combination on terms that would produce value for the shareholders of Aimei Health.

Any potential target business with which Aimei Health enters into negotiations concerning a business combination will be aware that Aimei Health must complete a business combination within 12 months from the closing of its IPO (or up to 24 months from the closing of the IPO if it extends the period of time to consummate a business combination to the maximum permitted). Consequently, such target business may obtain leverage over Aimei Health in negotiating a business combination, knowing that if Aimei Health does not complete a business combination with that particular target business, it may be unable to complete a business combination with any target business. This risk will increase as Aimei Health nears the timeframe described above. In addition, Aimei Health may have limited time to conduct due diligence and may enter into a business combination on terms that it would have rejected upon a more comprehensive investigation.

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Aimei Health may not be able to complete its initial business combination within the prescribed time frame or the Sponsor of Aimei Health may decide not to extend the term it has to consummate a business, in which case Aimei Health would cease all operations except for the purpose of winding up and it would redeem its public shares and liquidate, and the rights will be worthless.

Aimei Health may extend the period of time to consummate a business combination up to 12 times, each by an additional one-month period (for a total of up to 24 months to complete a business combination), subject to the board of directors authorizing such extension and the Sponsor depositing additional funds into the Trust Account. However, the Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for Aimei Health to complete the initial business combination.

On December 11, 2024 and January 13, 2025, the Sponsor and United Hydrogen caused the first monthly extension fee of $227,700 (equivalent to $0.033 per Public Share), respectively, to be deposited into the Trust Account to extend the date by which Aimei Health has to consummate a business combination from December 6, 2024 to February 6, 2025. On February 5, 2024, Aimei Health held an extraordinary general meeting of shareholders, which approved the proposal by its board of directors to amend the monthly fee payable by the Sponsor and/or its designee into the Trust Account to extend the date by which Aimei Health must consummate its initial business combination, from $0.033 per Public Share (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension). On February 6, 2025, March 6, 2025, April 4, 2025, May 6, 2025, June 6, 2025, July 6, 2025, August 6, 2025, September 5, 2025, and October 8, 2025, the Sponsor and United Hydrogen caused the third through eleventh monthly extension fee of $150,000 to be deposited into the Trust Account, to further extend the deadline from February 6, 2024 to November 6, 2025. As of the date of this proxy statement/prospectus, the deadline for completing of an initial business combination was extended to November 6, 2025 and the Sponsor intends to further deposit additional funds into the Trust Account to extend it to complete an initial business combination.

If the Sponsor does not further extend the deadline for completing of an initial business combination by depositing the requisite amount in the Trust Account as stipulated or if Aimei Health have not completed its initial business combination (including the proposed Business Combination with United Hydrogen) within the deadline, as extended, Aimei Health will cease all operations except for the purpose of winding up, as promptly as reasonably possible but not more than five (5) business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account (net of taxes payable and less up to $50,000 of interest to pay dissolution expenses) and, as promptly as reasonably possible following such redemption, subject to the approval of its remaining shareholders and board of directors, dissolve and liquidate, subject in each case to its obligations under applicable law to provide for claims of creditors and the requirements of other applicable law. In such event, the rights will be worthless.

Aimei Health’s Sponsor, directors, officers, advisors, and their affiliates may elect to purchase shares from Public Shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of its ordinary shares.

In connection with seeking shareholder approval of its initial business combination and offering Public Shareholders the right to redeem their shares, Aimei Health’s Sponsor, directors, officers, advisors, or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of its shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Aimei Health’s Sponsor, directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The price per share paid in any such transaction may be different than the amount per share a public shareholder would receive if it elected to redeem its shares in connection with the initial business combination.

None of the Sponsor or Aimei Health’s directors, officers, advisors, or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Any Aimei Health ordinary shares purchased by the Sponsor or Aimei Health’s directors, officers, advisors, or their affiliates will not (i) be purchased at a price higher than the price offered through the redemption process in the Redemption (namely, the per share pro rata portion of the Trust Account), (ii) be voted in favor of the Business Combination, or (iii) have redemption rights, and in the event that such shares do carry redemption rights, those rights will be waived by each of the Sponsor or Aimei Health’s directors, officers, advisors, or their affiliates. The purpose of these purchases could be to increase the amount of cash available to Aimei Health for use in the Business Combination to satisfy the closing condition that requires Aimei Health to have a minimum amount of cash upon the consummation of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of such purchases could be, among other things, to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of the initial business combination, where it appears that such requirement would otherwise not be met.

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As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of Aimei Health ordinary shares by the persons described above have been entered into with any such investor or holder. In the event of such purposes, prior to the Extraordinary General Meeting to approve the Business Combination, Aimei Health will disclose in a Form 8-K (i) the amount of Public Shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price; (ii) the purpose of the purchases by the Sponsor or its affiliates; (iii) the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination transaction will be approved; (iv) the identities of shareholder who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of shareholders who sold to the Sponsor or its affiliates; and (v) the number of Public Shares for which Aimei Health has received redemption requests pursuant to its redemption offer.

In addition, if such purchases are made, the public “float” of Aimei Health’s ordinary shares and the number of beneficial holders of Aimei Health’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of its securities on a national securities exchange.

If third parties bring claims against Aimei Health, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.10 per share.

The placement of funds in the Trust Account may not protect those funds from third-party claims against Aimei Health. Although Aimei Health will seek to have all vendors, service providers, prospective target businesses, or other entities with which it does business execute agreements waiving any right, title, interest, or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or, even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility, or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Aimei Health’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Aimei Health’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if it believes that such third party’s engagement would be significantly more beneficial than any alternative. Further, a court may not uphold the validity of such agreements. Making such a request of potential target businesses may make an acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that Aimei Health might pursue.

Examples of possible instances where Aimei Health may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by Aimei Health’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with Aimei Health and will not seek recourse against the Trust Account for any reason. Upon redemption of Aimei Health’s public shares, if it is unable to complete a business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with a business combination, it will be required to provide for payment of claims of creditors that were not waived that may be brought against it. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.10 per share initially held in the Trust Account, due to claims of such creditors.

If Aimei Health is unable to complete a business combination and distribute the proceeds held in trust to its Public Shareholders, the Sponsor has agreed (subject to certain exceptions) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by Aimei Health for services rendered or contracted for or products sold to it. Aimei Health believes that the primary assets of the Sponsor are comprised of Aimei Health securities and therefore no assurance can be given that it will have sufficient liquid assets to satisfy such obligations if it is required to do so. Therefore, the per-share distribution from the Trust Account may be less than $10.00, plus interest, due to such claims. Additionally, if Aimei Health is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in Aimei Health’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the shareholders of Aimei Health. To the extent any bankruptcy claims deplete the Trust Account, Aimei Health may not be able to return to the Public Shareholders at least $10.00.

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Aimei Health may not have sufficient funds to satisfy the indemnification claims of its directors and executive officers.

Aimei Health has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, Aimei Health’s officers and directors have agreed to waive any right, title, interest, or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) Aimei Health has sufficient funds outside of the Trust Account or (ii) Aimei Health consummates an initial business combination. Aimei Health’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit Aimei Health and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Aimei Health pays the costs of settlement and damage awards against Aimei Health’s officers and directors pursuant to these indemnification provisions.

Aimei Health’s directors may decide not to enforce the indemnification obligations of its Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Aimei Health’s Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below $10.10 per public share and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Aimei Health’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Aimei Health currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations, it is possible that the independent directors in exercising their business judgment may choose not to do so in any particular instance. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. If the independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Aimei Health’s Public Shareholders may be reduced below $10.10 per share.

If, before distributing the proceeds in the Trust Account to its Public Shareholders, Aimei Health files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Public Shareholders and the per-share amount that would otherwise be received by such shareholders in connection with Aimei Health’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to its Public Shareholders, Aimei Health files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in Aimei Health’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the shareholders of Aimei Health. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Public Shareholders in connection with Aimei Health’s liquidation may be reduced.

If Aimei Health is unable to consummate its business combination within up to 24 months from the closing of the IPO, if it extends the period of time to consummate a business combination, the Public Shareholders may be forced to wait up to 24 months before redemption from the Trust Account.

If Aimei Health is unable to consummate a business combination within 24 months from the closing of the IPO, Aimei Health will (i) as promptly as reasonably possible but not more than five (5) business days thereafter, redeem 100% of the outstanding Public Shares or distribute the aggregate amount on deposit in the Trust Account (net of taxes payable and less up to $50,000 of interest earned to pay liquidation expenses) to the holders of Public Shares, on a pro rata basis; and (ii) as promptly as practicable, cease all operations except for the purpose of winding up of Aimei Health’s affairs. If Aimei Health is required to windup, liquidate the Trust Account, and distribute such amount therein, pro rata, to its Public Shareholders, as part of any liquidation process, such winding up, liquidation, and distribution must comply with the applicable provisions of applicable Cayman Islands law. In that case, investors may be forced to wait up to 24 months before the redemption proceeds of the Trust Account become available to them and they receive the return of their pro rata portion of the proceeds from the Trust Account. Only after the expiration of this full time period will public security holders be entitled to distributions from the Trust Account if Aimei Health is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate your investment, public security holders may be forced to sell their public shares, potentially at a loss. Aimei Health has no obligation to return funds to investors prior to the date of its redemption or liquidation unless it consummates a business combination prior thereto and only then in cases where investors have sought to redeem their ordinary shares. Only upon redemption or any liquidation will Public Shareholders be entitled to distributions if Aimei Health is unable to complete a business combination.

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Holders of rights will not have redemption rights with respect to such securities.

If Aimei Health is unable to complete an initial business combination within the required time period and it redeems the funds held in the Trust Account, the rights will expire and holders of such securities will not receive any of the amounts held in the Trust Account in exchange for their rights.

Changes in laws, regulations, or rules, or a failure to comply with any laws, regulations, or rules, may adversely affect the Business Combination and the value of Pubco’s securities.

The listing of Aimei Health’s (and, after consummation of the Business Combination, Pubco’s) securities are subject to laws, regulations, and rules enacted by national, regional, and local governments and Nasdaq. Aimei Health and Pubco are required to comply with certain SEC, Nasdaq, and other legal or regulatory requirements for the Business Combination and the listing of securities. Compliance with, and monitoring of, applicable laws, regulations and rules may be time consuming and costly. Those laws, regulations, or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Pubco’s business, investments, and results of operations and the value of Pubco’s securities.

Because Aimei Health and United Hydrogen are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, including in the event the Business Combination is not completed, and your ability to protect your rights through the U.S. federal courts may be limited.

Both Aimei Health and United Hydrogen are exempted companies incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon Aimei Health’s and/or United Hydrogen’s directors or officers, or to enforce judgments obtained in the United States courts against Aimei Health’s and/or United Hydrogen’s directors or officers.

The corporate affairs of both Aimei Health and/or United Hydrogen are governed by their respective amended and restated memorandum and articles of association, the Cayman Companies Act, and the common law of the Cayman Islands. Aimei Health is also subject to the federal securities laws of the United States as is Pubco by virtue of this proxy statement/prospectus. The rights of Aimei Health shareholders to take action against Aimei Health’s directors, actions by minority Aimei Health shareholders and the fiduciary responsibilities of Aimei Health’s directors to Aimei Health shareholders under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedence in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the Cayman Islands. The rights of Aimei Health shareholders and the fiduciary responsibilities of Aimei Health’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against either Aimei Health or United Hydrogen, judgments of courts of the United States obtained against it or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against either Aimei Health or United Hydrogen or its respective directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction) and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against Aimei Health or United Hydrogen or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against Aimei Health or United Hydrogen or other persons predicated upon the Securities Act. Ogier (Cayman) LLP has informed Aimei Health that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

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Substantially all of the assets of United Hydrogen are located outside the United States. In addition, all or a substantial portion of the assets of the members of its board of directors, of its officers and of its controlling shareholder(s) are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Aimei Health and United Hydrogen and/or the aforementioned directors, officers and controlling shareholders, or to enforce against such companies or persons judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Notwithstanding the foregoing, there is no assurance that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner. As a result of all of the above, Aimei Health shareholders and shareholders of United Hydrogen may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors, or controlling shareholders than they would as Public Shareholders of a corporation incorporated in the United States.

Risks Relating to the Financial Projections

None of Aimei Health, United Hydrogen, or any of their respective affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any Aimei Health shareholders, or any other person, regarding the ultimate performance of United Hydrogen compared to the information set forth in the financial projections provided in this proxy statement/prospectus.

You should be aware that uncertainties are inherent in prospective financial projections of any kind, and such uncertainties increase with the passage of time. None of Aimei Health, United Hydrogen, or any of their respective affiliates, advisors, officers, directors, or representatives has made or makes any representation or can give any assurance to any Aimei Health shareholders, or any other person, regarding the ultimate performance of United Hydrogen compared to the information set forth under “The Business Combination Proposal — Summary of Financial Analysis — Certain United Hydrogen Projected Financial Information” or that any such results will be achieved.

The inclusion of United Hydrogen’s financial projections, including the Original United Hydrogen Management Projections (as defined below) and the Updated Projections (as defined below), relating to its business in this proxy statement/prospectus should not be regarded as an indication that Aimei Health, United Hydrogen, or their respective advisors or other representatives considered or consider the projections to be necessarily predictive of actual future performance or events, and the projections set forth under “The Business Combination Proposal — Summary of Financial Analysis — Certain United Hydrogen Projected Financial Information” should not be relied upon as such. The projections were prepared by management of United Hydrogen based, in part, on certain information furnished by United Hydrogen and speak as of the date that such projections were made. Neither the independent registered public accounting firm of Aimei Health or United Hydrogen nor any other independent accounts has audited, reviewed, compiled, examined, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither the independent registered public accounting firm of Aimei Health or United Hydrogen, nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto for the purpose of this proxy statement/prospectus.

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United Hydrogen management made numerous material estimates in developing the projections provided to Aimei Health and its financial advisor.

The projections prepared by United Hydrogen management were based on estimates for the fiscal year ending December 31, 2024 through December 31, 2028. The selected summary of the projections that were made available to Aimei Health and its financial advisor can be found in the section titled “The Business Combination Proposal — Summary of Financial Analysis — Certain United Hydrogen Projected Financial Information” beginning on page 144.

United Hydrogen’s projections are inherently subjective in nature and susceptible to interpretation and, accordingly, such projections may not be achieved. The projections regarding United Hydrogen’s future performance reflect and consider numerous material assumptions made by United Hydrogen management. Generally, United Hydrogen’s projected revenue is based on a variety of operational assumptions. See “The Business Combination Proposal — Summary of Financial Analysis — Projected Financial Metrics.” Further, projected earnings are driven by the projected revenue and corresponding costs related to the delivery of its products. The projections also reflect numerous assumptions made by United Hydrogen management, including material assumptions regarding, among other things:

●	the general addressable market for United Hydrogen’s products and services;

●	success and timing of United Hydrogen’s business strategies;

●	competition, including from established and future competitors;

●	whether United Hydrogen can obtain sufficient capital to sustain and grow its business;

●	United Hydrogen’s ability to manage its growth;

●	United Hydrogen’s ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel;

●	the overall strength and stability of domestic and international economies.

●	other key assumptions affecting profitability projections, such as maintaining pricing, maintaining or reducing cost of goods sold, and sustaining or increasing gross margin; and

●	estimated timing of Closing the Business Combination and receiving the estimated net proceeds of the Business Combination.

Accordingly, there can be no assurance that the assumptions made in preparing the projections will be realized. There may be differences between actual and projected results, and the differences may be material, some of which differences have been identified and discussed in greater detail in the section entitled “The Business Combination Proposal — Summary of Financial Analysis.” The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods. United Hydrogen’s business is subject to numerous risks. All of these assumptions involve variables making them difficult to predict, and some are beyond the control of United Hydrogen and Aimei Health. Although United Hydrogen management believes that there was a reasonable basis for the projections and underlying assumptions, any assumptions remain uncertain, and such uncertainty increases with the length of the projected period. The projections are forward-looking statements and are subject to risks and uncertainties. See the section titled “Forward-Looking Statements” on page 112. For a discussion of these projections, please see the section titled “The Business Combination Proposal — Summary of Financial Analysis — Certain United Hydrogen Projected Financial Information” beginning on page 144.

A decline in financial forecast or the failure of actual financial results of United Hydrogen to meet the forecasted results as disclosed elsewhere in this proxy statement/prospectus may adversely affect the future financial condition, results of operations and prospects of Pubco.

Although the financial forecasts of United Hydrogen are included in this proxy statement/prospectus, such forecasts are based on assumptions made by the management of United Hydrogen in preparing their financial forecasts, and are subject to significant uncertainties and contingencies that are difficult to predict and are beyond the control of United Hydrogen. The financial forecasts may decline or the actual financial results of United Hydrogen may fail to meet the forecasted results, which may have an adverse impact on the stock price and prospects of Pubco.

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Risks Relating to Pubco’s Business and Operations Following the Business Combination

Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance, and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform, and the Consumer Protection Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on the Pubco Board or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Class A Ordinary Shares, fines, sanctions, and other regulatory action and potentially civil litigation.

If United Hydrogen or Pubco fails to implement and maintain an effective system of internal controls or remediate the material weaknesses in its internal control over financial reporting that have been identified, Pubco may be unable to accurately report its results of operations, meet its reporting obligations, or prevent fraud, and investor confidence and the market price of Pubco Class A Ordinary Shares may be materially and adversely affected.

Prior to the Business Combination, United Hydrogen has been a private company with limited accounting personnel and other resources with which to address its internal controls and procedures. United Hydrogen’s independent registered public accounting firm has not conducted an audit of its internal control over financial reporting. However, in preparing its consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023, United Hydrogen has identified material weaknesses in its internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. The material weaknesses identified included (i) a lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as a lack of formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (ii) a lack of internal audit function to establish formal risk assessment process and internal control framework. To remedy the identified material weaknesses, United Hydrogen has adopted and will adopt further measures to improve its internal control over financial reporting. United Hydrogen has implemented, and plans to continue to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work control in place. United Hydrogen has recruited staff with knowledge of U.S. GAAP and SEC regulations in its finance and accounting department. United Hydrogen has also supplemented and enhanced internal training and development programs for financial reporting personnel as well as appointing independent directors, establishing an audit committee, and strengthening corporate governance. Additionally, when entering into complex transactions, United Hydrogen will utilize a third-party consultant for accounting services as additional resources. However, United Hydrogen cannot assure you that these measures may fully address the material weaknesses and deficiencies in United Hydrogen’s internal control over financial reporting or that United Hydrogen may conclude that they have been fully remediated.

Upon completion of the Business Combination, Pubco will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require that Pubco include a report from management on the effectiveness of Pubco’s internal control over financial reporting in Pubco’s annual report on Form 20-F beginning with Pubco’s annual report in Pubco’s second annual report on Form 20-F after becoming a public company. In addition, once Pubco ceases to be an “emerging growth company,” as defined in the JOBS Act, Pubco’s independent registered public accounting firm must attest to and report on the effectiveness of Pubco’s internal control over financial reporting. Moreover, even if Pubco’s management concludes that Pubco’s internal control over financial reporting is effective, Pubco’s independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with Pubco’s internal controls or the level at which Pubco’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from Pubco. In addition, after Pubco becomes a public company, Pubco’s reporting obligations may place a significant strain on Pubco’s management, operational and financial resources and systems for the foreseeable future. Pubco may be unable to timely complete its evaluation testing and any required remediation.

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During the course of documenting and testing Pubco’s internal control procedures, in order to satisfy the requirements of Section 404, Pubco may identify other weaknesses and deficiencies in Pubco’s internal control over financial reporting. If Pubco fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, Pubco may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. Generally speaking, if Pubco fails to achieve and maintain an effective internal control environment, it could result in material misstatements in Pubco’s financial statements and could also impair Pubco’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, Pubco’s businesses, financial condition, results of operations and prospects, as well as the trading price of its Class A Ordinary Shares, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose Pubco to an increased risk of fraud or misuse of corporate assets and subject Pubco to potential delisting from the stock exchange on which Pubco lists, regulatory investigations, and civil or criminal sanctions. Pubco may also be required to restate its financial statements from prior periods.

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors of Pubco and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and United Hydrogen’s respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects, and plans of Pubco and United Hydrogen and other factors that the board of directors may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from United Hydrogen and there can be no assurance that United Hydrogen will pay dividends. As a result, capital appreciation, if any, of Pubco Class A Ordinary Shares will be an investor’s sole source of gain for the foreseeable future.

Provisions in the Amended and Restated Memorandum and Articles of Association may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

The Amended and Restated Memorandum and Articles of Association, if their adoption is approved, will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, subject to the right of the shareholders of Pubco as specified in the Amended and Restated Memorandum and Articles of Association, the ability of the Pubco Board to issue additional shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the board of directors may determine, to the extent authorized but unissued, and without shareholder approval, may make it more difficult for Pubco’s shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities.

The Amended and Restated Memorandum and Articles of Association provides that the courts of the Cayman Islands and the U.S. federal courts will be the exclusive forums for substantially all disputes between Pubco and Pubco’s shareholders, which could limit Pubco’ shareholders’ ability to obtain a favorable judicial forum for complaints against Pubco or Pubco’s directors, officers or employees.

The Amended and Restated Memorandum and Articles of Association provides that the courts of the Cayman Islands and the U.S. federal courts will be the exclusive forums for substantially all disputes between Pubco and Pubco’s shareholders, which could limit Pubco’s shareholders’ ability to obtain a favorable judicial forum for complaints against Pubco or Pubco’s directors, officers or employees.

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The Amended and Restated Memorandum and Articles of Association provide that, unless otherwise agreed by us, (i) the federal courts of the United States shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim arising under the provisions of the Securities Act or the Exchange Act, which are referred to as the “US Actions;” and (ii) save for such US Actions, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim whether arising out of or in connection with Pubco’s articles of association or otherwise, including without limitation:

(a)	any derivative action or proceeding brought on behalf of Pubco;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, Officer or other employee of Pubco to Pubco or the shareholders of Pubco;

(c)	any action asserting a claim arising pursuant to any provision of the Cayman Companies Act, or the Amended and Restated Memorandum and Articles of Association; or

(d)	any action asserting a claim against Pubco governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America)

These exclusive-forum provisions may increase a shareholder’s cost and limit the shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco or Pubco’s directors, officers or other employees, which may discourage lawsuits against Pubco and Pubco’s directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any of Pubco’s shares or other security, whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find this type of provisions to be inapplicable or unenforceable, and if a court were to find this provision in the Amended and Restated Memorandum and Articles of Association to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could have adverse effect on Pubco’s business and financial performance.

Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco Class A Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion, or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Class A Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

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As a result, Pubco shareholders may not have access to certain information they deem important. Pubco cannot predict if investors will find Pubco Class A Ordinary Shares less attractive because it relies on these exemptions. If some investors find Pubco Class A Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Pubco Class A Ordinary Shares may be more volatile.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities.

In addition, as a “foreign private issuer,” Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Pubco Class A Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.

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Pubco will be a “controlled company” within the meaning of the Nasdaq listing rules, and may follow certain exemptions from certain corporate governance requirements that could adversely affect its public shareholders.

Following the completion of the Business Combination, Ms. Xia Ma, Pubco’s Chairperson, Director, Chief Executive Officer, will beneficially own 93.15% of the aggregate voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class assuming no redemptions are made by the Aimei Health Public Shareholders, or 93.53% of the aggregate voting power assuming maximum contractual redemptions by the Aimei Health Public Shareholders, of their Aimei Health ordinary shares. As a result, Pubco will be a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (i) that a majority of its board of directors consist of independent directors, (ii) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (iii) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following the consummation of the Business Combination, Pubco intends to utilize these exemptions. Although Pubco will have a compensation committee and nominating committee, such committees will not be composed entirely of “independent directors.” Upon completion of the Business Combination, Pubco anticipates that the size of its board of directors will be five directors, three of whom will qualify as independent directors as defined within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act. Accordingly, since we intend to rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The dual-class structure of Pubco Ordinary Shares has the effect of concentrating voting control with its Chairperson of Board of Directors, and her interests may not be aligned with the interests of Pubco’s other shareholders.

Pubco has a dual-class voting structure consisting of Pubco Class A and Class B Ordinary Shares. Under this structure, holders of Pubco Class A Ordinary Shares are entitled to one vote per share, and holders of Pubco Class B Ordinary Shares are entitled to 10 votes per share, which may cause the holders of Pubco Class B Ordinary Shares to have an unbalanced, higher concentration of voting power. Upon the completion of the Business Combination, Ms. Xia Ma, Pubco’s Chairperson, Director and Chief Executive Officer, is expected to beneficially own 90,808,887.50 Pubco Class B Ordinary Shares, or 100% of Pubco’s issued Class B Ordinary Shares, representing approximately 93.15% of the voting rights in Pubco (assuming no redemptions). As a result, until such time as her voting power is below 50%, Ms. Ma as the ultimate controlling shareholder has substantial influence over Pubco’s business, including decisions regarding mergers, consolidations, and the sale of all or substantially all of its assets, election of directors, and other significant corporate actions. Ms. Ma, in her capacity of the ultimate controlling shareholder of Pubco, may take actions that are not in the best interests of Pubco or its other shareholders. These corporate actions may be taken even if they are opposed by Pubco’s other shareholders. Further, such concentration of voting power may discourage, prevent, or delay the consummation of transactions that shareholders may consider favorable, including ones in which shareholders might otherwise receive a premium for their shares. Future issuances of Pubco Class B Ordinary Shares may also be dilutive to the holders of Pubco Class A Ordinary Shares. As a result, the market price of Pubco Class A Ordinary Shares could be adversely affected.

We are highly dependent on the services of Ms. Xia Ma, Pubco’s Chairperson, Director, Chief Executive Officer and ultimate controlling shareholder.

We are highly dependent on the performance, expertise and continuity of Ms. Xia Ma, Pubco’s Chairperson, Director, Chief Executive Officer and ultimate controlling shareholder. Any adverse personal situation affecting Ms. Xia Ma, such as changes in marital status, health issues, or other personal circumstances, could significantly impact her ability to effectively manage and lead the Pubco and its subsidiaries following the Business Combination. Any of such situations could seriously harm our business, prospects, financial condition and operating results, which, in turn, would adversely affect the market price of Pubco Class A Ordinary Shares.

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Pubco’s dual-class capital structure may render Pubco Class A Ordinary Shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of Pubco Class A Ordinary Shares.

Pubco cannot predict whether its dual-class capital structure will result in a lower or more volatile market price of Pubco Class A Ordinary Shares, adverse publicity, or other adverse consequences. Certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. For example, in July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of Public Shareholders, and S&P Dow Jones announced in the same month that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also, in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, Pubco’s dual-class capital structure might make Pubco Class A Ordinary Shares ineligible for inclusion in any of these indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in Pubco Class A Ordinary Shares. It is unclear what effect, if any, these policies will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class capital structure of Pubco Ordinary Shares, its Class A Ordinary Shares will likely be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make Pubco Class A Ordinary Shares less attractive to other investors. As a result, the market price and liquidity of Pubco Class A Ordinary Shares could be materially adversely affected.

Because Pubco is incorporated in the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Pubco is an exempted company incorporated in the Cayman Islands with limited liability. As a result, it may be difficult for investors to effect service of process within the United States upon Pubco’s directors or officers, or enforce judgments obtained in the United States courts against Pubco’s directors or officers.

Pubco’s corporate affairs will be governed by the Amended and Restated Memorandum and Articles of Association, the Cayman Companies Act (as the same may be supplemented or amended from time to time), and the common law of the Cayman Islands. Pubco will also be subject to the federal securities laws of the United States. The rights of Pubco shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of Pubco’s directors to Pubco under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly persuasive but not binding authority. The rights of Pubco’s shareholders and the fiduciary responsibilities of Pubco’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less prescriptive body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Pubco has been advised by its Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against Pubco or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) in original actions brought in the Cayman Islands, to impose liabilities against Pubco predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature.

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In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of the Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors, or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

If Pubco is characterized as a passive foreign investment company for U.S. federal income tax purposes, its U.S. shareholders may suffer adverse tax consequences.

If Pubco is a passive foreign investment company (“PFIC”) for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of Pubco Ordinary Shares, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Pubco’s PFIC status for its current and subsequent taxable years may depend on its unbooked goodwill as valued based on the projected market value of Pubco’s equity and whether it qualifies for the PFIC start-up exception. Depending on the particular circumstances, the application of the start-up exception may be subject to uncertainty, and there cannot be any assurance that Pubco will qualify for the start-up exception. Accordingly, there can be no assurances with respect to Pubco’s status as a PFIC for its current taxable year or any subsequent taxable year. Pubco’s actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Pubco Ordinary Shares.

The Business Combination may not qualify for tax-deferred treatment, in which case U.S. Holders of Aimei Health ordinary shares or SPAC Rights would recognize gain or loss for U.S. federal income tax purposes.

The U.S. federal income tax treatment of the Business Combination for U.S. holders of Aimei Health ordinary shares and/or Aimei Health Rights will depend on whether it qualifies as an exchange under Sections 351(a) and 368(a) of the Code that is generally eligible for tax-deferred treatment. There are significant factual and legal uncertainties as to whether the Business Combination will qualify as an exchange under Sections 351(a) and 368(a) of the Code. For example, if more than 20% of the Pubco Class A Ordinary Shares received in the Mergers were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. However, we do not expect that any of the Pubco Class A Ordinary Shares issued in the Business Combination will be subject to an arrangement or agreement by their holders to sell or dispose of such shares upon the issuance of those shares in the Business Combination.

Although it is not a condition to closing that an opinion of counsel regarding the tax treatment of the Business Combination be provided, Hunter Taubman Fischer & Li LLC is providing, in connection with the filing of the proxy statement/prospectus, its opinion to the effect that, as such opinion relates to the holders of Aimei Health ordinary shares or Aimei Health Rights, taken together, the exchange of Aimei Health ordinary shares and/or Aimei Health Rights for Pubco Class A Ordinary Shares pursuant to the Business Combination, should qualify as an exchange governed by Sections 351(a) and 368(a) of the Code. Such opinion is based on current law and is based on, and assumes the correctness of, representations and assumptions as to factual matters made by Aimei Health and United Hydrogen If any of these representations or assumptions is incorrect, the validity of the opinion of counsel could be affected. In addition, there is a lack of authority directly addressing the tax consequences of the Business Combination, and the provisions of Sections 351(a) and 368(a) of the Code are complex and qualification thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond SPAC’s control. For example, if 20% or more of the Pubco Class A Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of its issuance in the Business Combination, one of the requirements for Section 351(a) treatment might not be satisfied. An opinion of counsel is not binding on the U.S. Internal Revenue Service (the “IRS”) or any court, and neither Aimei Health nor United Hydrogen intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, no assurance can be given that the IRS will not challenge such treatment or that a court will not sustain a challenge by the IRS. See “Material U.S. Federal Income Tax Considerations — Material Tax Consequences of the Business Combination to U.S. Holders of Aimei Health Securities.”

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If the Second Merger does not qualify for tax-deferred treatment, then a U.S. holder that exchanges its Aimei Health ordinary shares or Aimei Health Rights for Pubco Class A Ordinary Shares pursuant to the Business Combination Agreement will recognize gain or loss equal to the difference between (i) the fair market value of the Pubco Class A Ordinary Shares received and (ii) the U.S. holder’s adjusted tax basis in the Aimei Health ordinary shares and/or Aimei Health Rights exchanged. U.S. holders of Aimei Health ordinary shares and/or Aimei Health Rights should consult their tax advisors to determine the tax consequences if the Business Combination does not qualify for tax-deferred treatment.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against Pubco, its management or its controlling shareholder named in the prospectus based on foreign laws.

Pubco is an exempted company with limited liability incorporated under the laws of the Cayman Islands, Pubco conducts substantially all of its operations in China, and substantially all of Pubco’s assets are located in China. In addition, all Pubco’s senior executive officers, namely, Ms. Xia Ma, acting as a Chairperson, Director and Chief Executive Officer of Pubco who is also the ultimate controlling shareholder of Pubco, Jia Zhao, Junxia Ren, Xinrong Zhang and Yi Chen, each acting as a director of Pubco, and Weina Lin, acting as the Chief Financial Officer of Pubco, all reside within China for a significant portion of the time and are PRC nationals. As a result, it may be difficult for Pubco’s shareholders to effect service of process upon Pubco or those persons inside China. In addition, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Shareholder claims that are common in the United States, including securities law class actions and fraud claims, generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of a mutual and practical cooperation mechanism.

All of Pubco’s directors and officers are residents of China and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for a shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and these persons located in China.

According to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. See also “Risks Relating to Pubco’s Business and Operations Following the Business Combination — Because Pubco is incorporated in the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.”

Economic substance legislation of the Cayman Islands may adversely impact Pubco or its operations.

The Cayman Islands, together with several other non-EU jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the EU as to offshore structures engaged in certain activities that attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) of the Cayman Islands (the “Substance Act”) came into force in the Cayman Islands, introducing certain economic substance requirements for in-scope Cayman Islands entities that are engaged in certain “relevant activities,” which, in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019 onwards. As Pubco is a Cayman Islands company, compliance obligations include filing annual notifications for Pubco, which need to state whether it is carrying out any relevant activities and if so, whether it has satisfied economic substance tests to the extent required under the Substance Act. As it is a new regime, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. Pubco may need to allocate additional resources to keep updated with these developments, and may have to make changes to its operations in order to comply with all requirements under the Substance Act. Failure to satisfy these requirements may subject Pubco to penalties under the Substance Act.

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Risks Relating to Redemptions and Certain Outstanding Securities of Aimei Health

Public Shareholders of Aimei Health who wish to redeem their public shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

A public shareholder of Aimei Health will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares prior to exercising its redemption rights with respect to the public shares; (2) submits a written request to Aimei Health and redeem all or a portion of its public shares for cash; and (3) delivers its public shares to Aimei Health’s transfer agent Continental, physically or electronically.

If the Business Combination is consummated, and if a public shareholder of Aimei Health properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, its transfer agent, Aimei Health will redeem such public shares for a pro rata portion of the cash held in the Trust Account, including interest earned, but net of taxes payable, calculated as of two business days prior to the consummation of the Business Combination.

If a public shareholder of Aimei Health fails to receive notice of its offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Aimei Health’s compliance with the proxy rules, a public shareholder fails to receive Aimei Health’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her, or its public shares. In addition, the proxy materials that we are furnishing to holders of public shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the discussion in this proxy statement/prospectus under the caption, “Redemption Rights” for additional information on how to exercise your redemption rights.

If you are a shareholder of Aimei Health, you may be diluted from the adoption and implementation of the Pubco Incentive Plan.

In connection with the Business Combination, subject to shareholder approval, Pubco will adopt the Pubco Equity Incentive Plan. Following the Closing of the Business Combination, Pubco intends to grant equity awards, including stock options, restricted stock units, or other equity-based compensation, to its directors, officers, and employees pursuant to the Plan. These equity awards are intended to incentivize performance, attract and retain talent, and align the interests of key personnel with those of Pubco’s shareholders. However, Pubco has not determined the timing, schedule, or amounts of such grants as of the date of this proxy statement/prospectus. The issuance of equity awards under the Pubco Equity Incentive Plan will dilute the equity interests of Aimei Health’s public shareholders, including non-redeeming shareholders of Aimei Health and reduce the value of their holdings. The extent of such dilution will depend on the size and frequency of equity awards granted. Additionally, if the Pubco Equity Incentive Plan authorizes a significant number of shares for issuance, this could result in substantial dilution over time, which may adversely affect the market price of Pubco’s securities.

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If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her, or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Aimei Health will require each public shareholder seeking to exercise redemption rights to certify to Aimei Health whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to us at that time, such as Section 13D, Section 13G, and Section 16 filings under the Exchange Act, will be the sole basis on which Aimei Health makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Aimei Health’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Pubco if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Aimei Health consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares sold in the IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Aimei Health cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Aimei Health’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, the ability of the shareholders of Aimei Health to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Aimei Health can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Aimei Health’s share price, and may result in a lower value realized now than a shareholder of Aimei Health might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax or financial advisor for assistance on how this may affect his, her, or its individual situation.

Economic substance legislation of the Cayman Islands may adversely impact Aimei Health or its operations.

The Cayman Islands, together with several other non-EU jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the EU as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the Substance Act came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, will apply in respect of financial years commencing July 1, 2019, onwards. As Aimei Health is a Cayman Islands company, compliance obligations include filing annual notifications for Aimei Health, which need to state whether it is carrying out any relevant activities and if so, whether it has satisfied economic substance tests to the extent required under the Substance Act. As it is a new regime, it is anticipated that the Substance Act will evolve and be subject to further clarification and amendments. Aimei Health may need to allocate additional resources to keep updated with these developments, and may have to make changes to its operations in order to comply with all requirements under the Substance Act. Failure to satisfy these requirements may subject Aimei Health to penalties under the Substance Act.

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FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding Aimei Health, Pubco, United Hydrogen, and their respective management teams’ expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	the ability of Aimei Health to consummate the Business Combination;

●	the expected benefits of the Business Combination;

●	the financial and business performance of Pubco, including financial projections and business metrics and any underlying assumptions thereunder;

●	changes in Pubco’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, and plans;

●	Pubco’s product development timeline;

●	the implementation, market acceptance, and success of Pubco’s business model;

●	Pubco’s ability to scale in a cost-effective manner;

●	developments and projections relating to Pubco’s competitors and industry;

●	the impact of health epidemics, including the COVID-19 pandemic, on Pubco’s business and the actions Pubco may take in response thereto;

●	Pubco’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

●	expectations regarding the time during which Pubco will be an emerging growth company under the JOBS Act;

●	Pubco’s future capital requirements and sources and uses of cash;

●	United Hydrogen’s financial projections rely upon assumptions and analyses developed by its management and if these assumptions and analyses prove to be incorrect, its actual operating results could suffer;

●	Pubco’s ability to obtain funding for its operations;

●	Pubco’s business, expansion plans, and opportunities; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of Aimei Health, Pubco, or United Hydrogen as of any subsequent date, and none of Aimei Health, United Hydrogen, or Pubco undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

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You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or to instruct how your vote should be cast or how you should vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Pubco may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the occurrence of any event, change, or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

●	the outcome of any legal proceedings that may be instituted against Aimei Health, Pubco, or United Hydrogen following announcement of the proposed Business Combination and transactions contemplated thereby;

●	the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of Aimei Health or to satisfy other conditions to the Closing in the Business Combination Agreement;

●	the ability to obtain or maintain the listing of Pubco Ordinary Shares on Nasdaq following the Business Combination;

●	the risk that the proposed Business Combination disrupts current plans and operations of Pubco as a result of the announcement and consummation of the transactions described herein;

●	the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Pubco to grow and manage growth profitably;

●	costs related to the Business Combination;

●	changes in applicable laws or regulations;

●	the ability of Pubco to execute its growth strategies and future plans and market acceptance of its existing and future services with respect to hydrogen energy solutions and hydrogen commercial solutions;

●	alternative services with respect to hydrogen energy solutions and hydrogen commercial solutions provided by Pubco’s peers and competitors;

●	Pubco’s ability to raise capital;

●	the possibility that Aimei Health or Pubco may be adversely affected by other economic, business and/or competitive factors;

●	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors;” and

●	other factors beyond the control of Aimei Health, Pubco, and United Hydrogen and their respective management teams.

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EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF AIMEI HEALTH

General

Aimei Health is furnishing this proxy statement/prospectus the shareholders of Aimei Health as part of the solicitation of proxies by the Aimei Health board of directors for use at the Meeting to be held on November 6, 2025, and at any adjournment thereof. This proxy statement/prospectus provides the shareholders of Aimei Health with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on November 6, 2025 at 10:00 a.m., Eastern Time, at the offices of Hunter Taubman Fischer & Li LLC at 950 Third Avenue, 19th Floor, New York, NY 10022, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the Meeting may be adjourned.

Purpose of the Extraordinary general meeting of Shareholders of Aimei Health

At the Meeting, Aimei Health is requesting holders of ordinary shares of Aimei Health to:

●	consider and vote upon the Business Combination Proposal to, among other things, adopt the Business Combination Agreement and approve the Business Combination and the Mergers contemplated by the Business Combination Agreement;

●	consider and vote upon the Merger Proposal to approve, in accordance with Cayman Companies Act, the Second Merger, and the Second Merger Plan of Merger;

●	consider and vote upon the Share Issuance Proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of approximately 157,568,133 newly issued ordinary shares in the Business Combination; and

●	consider and vote upon the Adjournment Proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if Aimei Health determines that it is necessary or appropriate, including, if necessary, (i) to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the Meeting, Aimei Health would not have been authorized to consummate the Business Combination, (ii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the accompanying proxy statement/prospectus or (iii) if the holders of the Public Shares have elected to redeem such number of shares such that the Pubco Ordinary Shares would not be approved for listing on a U.S. stock exchange.

Recommendation of Aimei Health Board of Directors

The Aimei Health board of directors has unanimously determined that the Business Combination Proposal is fair to and in the best interests of Aimei Health and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, and “FOR” the Adjournment Proposal if one is presented to the Meeting. No unaffiliated representative has been retained by a majority of the directors who are not employees of Aimei Health to act solely on behalf of the unaffiliated shareholders of Aimei Health for purposes of negotiating the terms of the Business Combination on their behalf and/or preparing a report concerning the approval of the Business Combination.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

Aimei Health has fixed the close of business on September 26, 2025 as the “Record Date” for determining Aimei Health shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were 6,121,733 ordinary shares of Aimei Health issued and outstanding and entitled to vote. Each ordinary share of Aimei Health is entitled to one vote per share at the Meeting.

Quorum

The presence, in person or by proxy, of the holders of no less than a majority of all the issued and outstanding ordinary shares of Aimei Health entitled to attend and vote at the Meeting constitutes a quorum at the Meeting.

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Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Aimei Health but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals without receiving instructions from you. A “broker non-vote” occurs when a bank, broker, or other holder of record holding shares for a beneficial owner does not vote on a non-routine proposal because the holder of record has not received voting instructions from the beneficial owner. Each of the Proposals to be presented at the Meeting is a non-routine proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank, or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

The approval of each of the Business Combination Proposal, the Share Issuance Proposal, and the Adjournment Proposal (if presented) will require the affirmative vote by the holders of a majority of the ordinary shares of Aimei Health that are present and voted on each respective proposal at the Meeting. The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of Aimei Health shareholders holding at least two thirds of the ordinary shares of Aimei Health which, being so entitled, are voted on such resolution in person or by proxy at the Meeting at which a quorum is present. In connection with the Business Combination, the holders of Aimei Health’s Founder Shares and Private Shares, including those held by Initial Shareholders, have agreed to vote their Founder Shares and Private Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 28.2% of the outstanding ordinary shares of Aimei Health and the Private Shares constitute approximately 5.4% of the outstanding ordinary shares of Aimei Health as of the Record Date. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Founder Shares and Private Shares, including those held by Aimei Health’s Initial Shareholders, in the aggregate represent approximately 33.6% of the outstanding ordinary shares of Aimei Health as of the Record Date.

Your Shares

Each ordinary share of Aimei Health that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares of Aimei Health that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares — Shareholders of Record

There are three ways to vote your ordinary shares of Aimei Health at the Meeting:

You Can Vote in Person at the Extraordinary General Meeting. If you are a holder of record of ordinary shares of Aimei Health on the Record Date, you may vote in person at the Extraordinary General Meeting or vote by proxy in one of the other following ways.

You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Aimei Health board of directors “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, and “FOR” the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Vote by Internet. Shareholders who have received a copy of the proxy card by mail may be able to vote over the Internet by visiting https://cstproxyvote.com and entering the voter control number included on your proxy card. You may vote by Internet until the polls are closed on the date of the Meeting.

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Voting Your Shares — Beneficial Owners

If your shares are registered in the name of your broker, bank, or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from Aimei Health. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet. A large number of banks and brokerage firms offer Internet voting. If your bank or brokerage firm does not offer Internet voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank, or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank, or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Advantage Proxy. Requests for registration should be directed to ksmith@advantageproxy.com. Written requests can be mailed to:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on November 4, 2025.

You will receive a confirmation of your registration by email after Aimei Health receives your registration materials. Follow the instructions provided to vote.

Share Ownership of and Voting by Aimei Health Directors, Officers, and Initial Shareholders

In connection with the Business Combination, the holders of Aimei Health’s Founder Shares and Private Shares, including those held by Initial Shareholders, have agreed to vote their Founder Shares and Private Shares, as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination. The Founder Shares constitute approximately 28.2% of the outstanding ordinary shares of Aimei Health and the Private Shares constitute approximately 5.4% of the outstanding ordinary shares of Aimei Health as of the Record Date. The Founder Shares and Private Shares, including those held by Aimei Health’s Initial Shareholders, in the aggregate represent approximately 33.6% of the outstanding ordinary shares of Aimei Health as of the Record Date.

Attending the Meeting

The Meeting will be held on November 6, 2025 at 10:00 a.m. Eastern Time at the offices of Hunter Taubman Fischer & Li LLC at 950 3rd Avenue, 19th Floor, New York, NY 10022, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the Meeting may be.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may enter a new vote by Internet;

●	you may send a later-dated, signed proxy card to Aimei Health Technology Co., Ltd, so that it is received by Aimei Health not less than 48 hours before the time for holding the Meeting or adjourned Meeting at which the person named in the form of appointment of proxy proposes to vote; or

●	You may notify Aimei Health’s Chief Executive Officer by writing to Aimei Health Technology Co., Ltd, before the Meeting that you have revoked your proxy; or

●	You may attend the Meeting, revoke your proxy, and vote in person, as indicated above.

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Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of Aimei Health, you may call Advantage Proxy, Aimei Health’s Proxy Solicitor, at (877) 870-8565 or banks and brokers can call at (206) 870-8565.

Redemption Rights

Holders of Public Shares may seek to convert their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on November 4, 2025 (two business days prior to the Meeting). Any shareholder holding Public Shares may demand that Aimei Health convert such shares into a full pro rata portion of the Trust Account (which was approximately $11.37 per share as of September 26, 2025, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, Aimei Health will convert these shares into a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Aimei Health’s Sponsor, officers, and directors will not have Redemption rights with respect to any ordinary shares of Aimei Health owned by them, directly or indirectly.

Aimei Health shareholders who seek to redeem their Public Shares are required to (i) either (a) check the box on their proxy card, or (b) submit their request in writing to Continental, Aimei Health’s transfer agent and (ii) deliver their stock, either physically or electronically using The Depository Trust Company’s DWAC System, to Aimei Health’s transfer agent no later than 5:00 p.m. Eastern Time on November 4, 2025 (two business days prior to the Meeting). If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Aimei Health’s Public Shareholders who elected to exercise their Redemption rights will not be entitled to convert their shares into a pro rata portion of the cash in the Trust Account, as applicable. Aimei Health will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of Aimei Health. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised Redemption rights in connection therewith due to potential claims of creditors. If Aimei Health would be left with less than $5,000,001 of net tangible assets as a result of the holders of Public Shares properly demanding Redemption of their shares, Aimei Health will not be able to consummate the Business Combination.

The closing price of the ordinary shares of Aimei Health on the Record Date was $11.32. The cash held in the Trust Account on such date was approximately $45.4 million, which would have amounted to approximately $11.37 per Public Share). Prior to exercising Redemption rights, shareholders should verify the market price of the ordinary shares of Aimei Health as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their Redemption rights if the market price per share is higher than the Redemption price. Aimei Health cannot assure its shareholders that they will be able to sell their ordinary shares of Aimei Health in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its ordinary shares of Aimei Health for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your share certificate (either physically or electronically) to Aimei Health’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

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Appraisal Rights

The Aimei Health board of directors considers that Aimei Health shareholders (including the Initial Shareholders) and holders of other Aimei Health securities may have appraisal rights under the Cayman Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers about the Proposals.”

Proxy Solicitation Costs

Aimei Health is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Aimei Health and its directors, officers, and employees may also solicit proxies in person, by telephone or by other electronic means. Aimei Health will bear the cost of the solicitation.

Aimei Health has hired the Proxy Solicitor to assist in the proxy solicitation process.

Aimei Health will ask banks, brokers, and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Aimei Health will reimburse them for their reasonable expenses.

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THE BUSINESS COMBINATION PROPOSAL

Overview

Aimei Health is asking its shareholders to adopt and approve the Business Combination, which includes, among other things, the approval of the Business Combination Agreement and the transactions contemplated thereby, including the Mergers. The approval of this Business Combination Proposal is conditioned on the approval of each of the Merger Proposal, and the Share Issuance Proposal. Therefore, if either the Merger Proposal or the Share Issuance Proposal is not approved, the Business Combination may not be consummated. Aimei Health shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding an extraordinary general meeting of shareholders to vote on the Business Combination, we may consummate the Business Combination only if the Business Combination Proposal is approved by a majority of the votes cast (in person, virtually or by proxy) by the holders of a majority Aimei Health ordinary shares entitled to attend and vote at the Meeting (provided that the Merger Proposal is also approved as set forth under “Proposal 1 — The Merger Proposal”). Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. The approval of the Mergers is a requirement under the Companies Act. If the Business Combination Proposal, including the Mergers, is not approved by the shareholders of Aimei Health, the Business Combination will not be consummated. The adoption of the Business Combination Proposal is conditioned upon the adoption of the Merger Proposal and the Share Issuance Proposal.

The Business Combination Agreement

The Business Combination

Aimei Health is a blank check company incorporated as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On June 19, 2024, Aimei Health entered into the Business Combination Agreement with (i) United Hydrogen, (ii) Pubco, (iii) the First Merger Sub, (iv) the Second Merger Sub, and (v) the Sponsor. On June 6, 2025, parties entered into a First Amendment to the Business Combination Agreement to extend the deadline for consummation of the Business Combination to September 30, 2025.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (a) First Merger Sub will merge with and into United Hydrogen, whereby the separate existence of First Merger Sub will cease, and United Hydrogen will be the surviving corporation of the First Merger and become a wholly-owned subsidiary of Pubco; and (b) following confirmation of the effective filing of the First Merger, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into Aimei Health, whereby the separate existence of Second Merger Sub will cease, and Aimei Health will be the surviving corporation of the Second Merger as a wholly-owned subsidiary of Pubco.

As a result of the Mergers, among other things, (i) all outstanding ordinary shares of United Hydrogen, except for the United Hydrogen Specially Designated Ordinary Shares and the United Hydrogen Dissenting Shares, will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares as determined in accordance with the Exchange Ratio provided for in the Business Combination Agreement, (ii) all United Hydrogen Specially Designated Ordinary Shares will be canceled and converted into the right to receive the number of Pubco Class B Ordinary Shares as determined in accordance with the Exchange Ratio, (iii) each convertible note of United Hydrogen that is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into such number of ordinary shares of United Hydrogen pursuant to the terms thereof, which resulting shares will be converted into the right to receive such number of Pubco Class A Ordinary Shares based on the Exchange Ratio; (iv) each issued and outstanding Aimei Health Unit shall be automatically detached and the holder thereof will be deemed to hold one Aimei Health ordinary share and one Aimei Health Right, (v) each Aimei Health ordinary share shall be cancelled and converted automatically into the right to receive one Pubco Class A Ordinary Share, and (vi) each issued and outstanding Aimei Health Rights shall be cancelled and automatically converted into one-fifth of one Pubco Class A Ordinary Share.

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The Business Combination has been unanimously approved by the boards of directors of Aimei Health, United Hydrogen, the Pubco, the First Merger Sub and the Second Merger Sub and is expected to be consummated as soon as possible following the Meeting should the requisite vote be obtained.

Reasons for the Structure of the Business Combination

As described above and contemplated by the Business Combination Agreement, the Business Combination will be consummated via a multiple-merger structure (also known as “double dummy”), consisting of the First Merger and the Second Merger. Under this structure, each of Aimei Health and United Hydrogen will merge with a subsidiary of Pubco, a newly formed company, through the Mergers. Upon the consummation of the Business Combination, Pubco will be the public company listed on Nasdaq. The multiple-merger structure was chosen by the parties to the Business Combination Agreement for business, legal, and accounting reasons. In particular, given Pubco’s eligibility as a foreign private issuer, its reporting obligations under U.S. securities laws will be less burdensome compared to domestic registrants. Such benefit will not be available immediately upon Closing if the Business Combination were to be conducted through a reverse triangular merger in which United Hydrogen would be acquired directly by Aimei Health, which would continue to report as a domestic registrant upon Closing until further assessment of factors such as its shareholder base and location of assets at a future date pursuant to U.S. securities laws. Operationally, following the Business Combination conducted via the proposed structure, Pubco will be a holding company that will operate United Hydrogen’s current business through its subsidiaries, which is consistent with the expectations of United Hydrogen’s and Aimei Health’s respective management regarding the post-Business Combination corporate and operational structure. In addition, the transaction structure was also selected for U.S. tax reasons and the exchange of Aimei Health ordinary shares for Pubco Class A or Class B Ordinary Shares pursuant to the Business Combination is intended to qualify as a tax-free transaction for U.S. federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Considerations.”

Although Aimei Health believes the business combination with United Hydrogen is attractive and in the best interests of Aimei Health’s shareholders, Aimei Health Board did consider the risks which may lead to certain potential negative impacts including general economic conditions, decrease of attention of hydrogen energy in different countries, unreachable revenue or profit expectations, potential safety accident, market acceptance by end users, development of alternative green energy sources, changing customer demands, dependence on key person, United Hydrogen’s capability to obtain continues financing and United Hydrogen’s compliance with governmental and other regulations.

United Hydrogen’s decision to engage in a de-SPAC transaction was driven by several strategic considerations. From the outset, United Hydrogen aimed to secure additional funding and increase its international exposure, especially in key markets like the United States. To achieve this, listing on a major exchange like Nasdaq became a primary objective. United Hydrogen’s management, along with its financial advisor, conducted a thorough analysis of various potential listing pathways, which included a comprehensive review of traditional IPOs as compared to de-SPAC mergers, with a focus on factors such as feasibility, cost, valuation and comparable companies.

Several critical analyses were performed to inform the decision-making process. A listing path analysis identified the pros and cons of each option, while a feasibility study ensured the viability of a Nasdaq listing given United Hydrogen’s financial and operational readiness. The cost budget was carefully examined, especially given the fluctuating costs associated with IPOs and market conditions. Additionally, a valuation analysis and comparisons with similar companies provided insights into how United Hydrogen could be valued in the public market and the expectations of potential investors.

After multiple discussions and evaluations, United Hydrogen’s management concluded that the current capital market environment, the cost implications, and the company’s need for a swift and efficient listing made a de-SPAC merger the optimal route. Unlike a traditional IPO, which can be time-consuming and expensive, the de-SPAC route is expected to offer a more streamlined and cost-effective process with greater certainty around valuation and timing.

Through the introduction of its financial advisor, United Hydrogen began discussions with Aimei Health, a potential SPAC partner. These discussions explored the business synergies between the two companies, ultimately leading to a mutual understanding. After careful consideration, Aimei Health emerged as the most suitable partner to facilitate United Hydrogen’s public listing through the de-SPAC transaction.

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Consideration

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of United Hydrogen is $1,500,000,000 and will be paid entirely in shares, comprised of newly-issued Class A and Class B Ordinary Shares of Pubco, with each share valued at the Per Share Price.

As a result of the Mergers, (i) each of the ordinary shares of United Hydrogen that are issued and outstanding immediately prior to the First Merger Effective Time, except for the United Hydrogen Specially Designated Ordinary Shares and the United Hydrogen Dissenting Shares, will be cancelled and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio determined in accordance with the Business Combination Agreement; (ii) each United Hydrogen Specially Designated Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio; (iii) each convertible note of United Hydrogen that is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into such number of ordinary shares of United Hydrogen pursuant to the terms thereof, which resulting shares will be converted into the right to receive such number of Pubco Class A Ordinary Shares based on the Exchange Ratio; (iv) each issued and outstanding Aimei Health Unit shall be automatically detached and the holder thereof will be deemed to hold one Aimei Health ordinary share and one Aimei Health Right; (v) each Aimei Health ordinary share shall be cancelled and converted automatically into the right to receive one Pubco Class A Ordinary Share; and (vi) each issued and outstanding Aimei Health Rights shall be cancelled and automatically converted into one-fifth of one Pubco Class A Ordinary Share. The newly issued Pubco Class A Ordinary Shares will have the same economic terms as the newly issued Pubco Class B Ordinary Shares, but each Pubco Class B Ordinary Share will be entitled to ten (10) votes per share compared with one vote per share for Pubco Class A Ordinary Shares with all Pubco Ordinary Shares voting together as a single class on most matters. See “Description of Pubco Securities.” Michael&Jason Limited, a BVI business company solely owned and controlled by Xia Ma, will beneficially own all of the issued Pubco Class B Ordinary Shares immediately following the consummation of the Business Combination. The newly issued Pubco Class A Ordinary Shares to be received by Aimei Health’s Public Shareholders and affiliates in connection with Transactions will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. Holders of Pubco Class A Ordinary Shares will not have any conversion, pre-emptive, or other subscription rights and there will be no sinking fund or redemption provisions applicable to Pubco Class A Ordinary Shares.

Conditions to Closing

The consummation of the Business Combination is conditioned upon, among other things: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of Aimei Health’s shareholders; (ii) the approval of the Transactions by the requisite vote of United Hydrogen’s shareholders; (iii) obtaining material regulatory approvals; (iv) the expiration or termination of any waiting period applicable to the consummation of the Transactions under any antitrust laws; (v) no law or order preventing or prohibiting the Transactions; (vi) Aimei Health having at least $5,000,001 in net tangible assets as of the Closing, after giving effect to the completion of the Redemption and any PIPE Investment that has been funded at or prior to Closing; (vii) the adoption by the shareholder of Pubco of Pubco’s amended memorandum and articles of association; (viii) the effectiveness of the Registration Statement; (ix) appointment of the post-closing directors of Pubco; (x) satisfaction of Nasdaq listing requirements for Pubco’s ordinary shares; (xi) United Hydrogen and Aimei Health each receiving evidence reasonably satisfactory to them that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing; and (xii) to the extent applicable, the Target Companies’ receipt of all necessary approvals from the CSRC.

In addition, the obligations of United Hydrogen, the Pubco, the First Merger Sub and the Second Merger Sub to consummate the Business Combination are also conditioned upon, among other things: (i) the representations and warranties of Aimei Health being true and correct on and as of the Closing (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) Aimei Health having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to Aimei Health since the date of the Business Combination Agreement which is continuing and uncured; (iv) the paid-off of all Expenses incurred by Aimei Health and unpaid fees in connection with IPO (other than the Deferred Underwriting Commission) and all Sponsor Loan on or prior to the Closing; (v) receipt by United Hydrogen and Pubco of the Founder Amended and Restated Registration Rights Agreement; (vi) receipt by each of the Sellers of the Seller Registration Rights Agreement duly executed by Pubco; (vii) Aimei Health having delivered copies of the written resignations of all its directors and officers prior to the Second Merger, effective as of the Effective Time; and (viii) receipt of certain customary certificates and other closing deliveries as specified under the Business Combination Agreement.

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Further, the obligation of Aimei Health to consummate the Business Combination is also conditioned upon, among other things: (i) the representations and warranties of United Hydrogen, Pubco, the First Merger Sub, and the Second Merger Sub being true and correct on and as of the Closing (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) United Hydrogen, Pubco, the First Merger Sub, and the Second Merger Sub having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (iv) each Employment Agreement and each Seller Lock-Up Agreement being in full force and effect from the Closing; (v) as of or prior to the Closing, the board of directors and shareholders of Pubco having adopted and approved an equity incentive plan which will provide that the total pool of awards under such equity incentive plan will be a number of Pubco Ordinary Shares equal to five percent (5%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Business Combination and shall include a customary evergreen provision; (vi) receipt by Aimei Health of the Founder Amended and Restated Registration Rights Agreement, duly executed by Pubco; (vii) completion of the Reorganization pursuant to the Reorganization Documents by the Completion Date; (viii) United Hydrogen’s timely payments for any Extension pursuant to the terms of the Business Combination Agreement; and (ix) receipt of certain customary certificates and other closing deliveries as specified under the Business Combination Agreement.

Covenants

The Business Combination Agreement includes customary covenants of the parties with respect to efforts to satisfy conditions to the consummation of the Business Combination. The covenants under the Business Combination Agreement include, among other things, covenants providing for the following: (i) United Hydrogen’s agreement to (a) operate its business in the ordinary course prior to the Closing (with certain exceptions) and not to take certain specified actions without the prior written consent of Aimei Health, and (b) subject to certain customary legal and other exceptions, provide Aimei Health with access to the books, records and financial records of United Hydrogen and its subsidiaries, and information about the operations and other affairs of United Hydrogen and its subsidiaries; (ii) United Hydrogen acknowledging and agreeing that it has no claim against the trust account established for the benefit of the shareholders of Aimei Health; and (iii) Aimei Health’s agreement to operate its business in the ordinary course prior to the Closing (with certain exceptions) and not to take certain specified actions without the prior written consent of United Hydrogen.

The Business Combination Agreement also contains additional covenants of the parties, including, among others, (i) a covenant providing for Pubco, Aimei Health and United Hydrogen to cooperate in the preparation of a registration statement on Form F-4 required to be prepared in connection with the Transactions and the registration of the Pubco Class A Ordinary Shares pursuant to the Business Combination Agreement, including, in the case of United Hydrogen providing such information and responding in a timely manner to comments relating to the proxy statement, including preparation for inclusion in the proxy statement of pro forma financial statements in compliance with the requirements of Regulation S-X and the SEC; (ii) requiring Aimei Health to establish a record date for, duly call and give notice of, convene and hold an extraordinary general meeting of the Aimei Health shareholders as promptly as practicable following the date that the Registration Statement is declared effective by the SEC under the Securities Act; (iii) requiring the board of directors of Aimei Health to recommend to the shareholders of Aimei Health the adoption and approval of the Aimei Health transaction proposals contemplated by the Business Combination Agreement; (iv) prohibiting Aimei Health and United Hydrogen from, among other things, soliciting or negotiating with third parties regarding alternative transactions and agreeing to certain related restrictions and ceasing discussions regarding alternative transactions; (v) each party using its commercially reasonable efforts, and cooperating fully with the other parties, shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Transactions; (vi) United Hydrogen seeking the approval of its shareholders for the adoption of the Business Combination Agreement and other transaction documents and the Transactions; and (vii) the parties also taking all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of a board of five (5) directors, including three (3) members who shall qualify as an independent director under Nasdaq rules.

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Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge, and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change, or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations, or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Transactions.

In the Business Combination Agreement, United Hydrogen made certain customary representations and warranties to Aimei Health, including among others, related to the following: (1) corporate matters, including due organization, existence, and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and Ancillary Documents to which it is a party; (3) capitalization; (4) subsidiaries and investments; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top vendors; (24) certain business practices; (25) Investment Company Act; (26) finders and brokers; (27) books and records; (28) takeover statues and charter provisions; (29) powers of attorney; (30) information supplied; (31) board approval; (32) independent investigation; and (33) exclusivity of representations and warranties.

In the Business Combination Agreement, Aimei Health made certain customary representations and warranties to United Hydrogen and Pubco, including among others, related to the following: (1) corporate matters, including due organization, existence, and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and Ancillary Documents to which it is a party; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) the SEC filings, Aimei Health financials, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) finders and brokers; (17) certain business practices; (18) insurance; (19) information supplied; (20) independent investigation; (21) the trust account; (22) registration and listing; (23) termination of prior merger agreements; (24) PIPE investment; and (25) exclusivity of representations and warranties.

In the Business Combination Agreement, Pubco, the First Merger Sub, and the Second Merger Sub made customary representations and warranties to Aimei Health, including among others, related to the following: (1) organization, incorporation, and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and Ancillary Documents to which they are parties; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of Pubco, the First Merger Sub, and the Second Merger Sub; (7) actions; (8) finders and brokers; (9) Investment Company Act; (10) intended tax treatment; (11) information supplied; (12) independent investigation; and (13) exclusivity of representations and warranties.

The representations and warranties made in the Business Combination Agreement will not survive the Closing.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances prior to the consummation of the Mergers, including: (i) by mutual written consent of Aimei Health and United Hydrogen; (ii) by either Aimei Health or United Hydrogen if any law or governmental order (other than a temporary restraining order) is in effect that permanently restrains, enjoins, makes illegal, or otherwise prohibits the consummation of the Transactions; (iii) by either Aimei Health or United Hydrogen if any of the conditions to Closing have not been satisfied or waived by September 30, 2025 or such other date as may be extended pursuant to the Business Combination Agreement (the “Termination Date”); (iv) by either Aimei Health or United Hydrogen upon a material breach of any representations, warranties, covenants, or other agreements set forth in the Business Combination Agreement by the other party if such breach gives rise to a failure of certain closing conditions to be satisfied and cannot or has not been cured within the earlier of 20 days’ following the receipt of notice from the non-breaching party and the Termination Date; (v) by either Aimei Health or United Hydrogen if the Aimei Health shareholder approval is not obtained at its shareholder meeting; (vi) by Aimei Health if the United Hydrogen shareholder approval is not obtained within ten (10) business days after the Registration Statement becomes effective; or (vii) by Aimei Health, if the Reorganization is not completed by December 31, 2024.

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Certain Related Agreements

Seller Lock-Up Agreement

Simultaneously with the execution of the Business Combination Agreement, United Hydrogen, Aimei Health, the Purchaser Representative and Pubco have entered into a lock-up agreement (the “Seller Lock-Up Agreement”) with certain United Hydrogen shareholders (each, a “Seller Lock-Up Party”). The lock-up agreement provides for a lock-up period commencing from the Closing and ending on the earlier of: (a) six (6) months from and after the Closing; (b) the date following the Closing on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Pubco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; or (c) the date on which the closing sale price of the Pubco Ordinary Shares has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing at least 150 days after the Closing. Notwithstanding the above, the transfer of Pubco Ordinary Shares held by a Seller Lock-Up Party after the Closing during the applicable lock-up period is permitted if (a) to Pubco’s officers or directors, or any affiliates or family members of any of Pubco’s officers or directors, any members of the Sponsor or any affiliates of the Sponsor; (b) to any affiliate (as defined in Rule 405 of under the under the Securities Act) of such Seller Lock-Up Party; (c) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in the case of an entity, by distribution to limited partners, shareholders, members of, or owners of similar equity interests in such Seller Lock-Up Party by virtue of the laws of the jurisdiction of such Seller Lock-Up Party’s organization and such Seller Lock-Up Party’s organizational documents upon the liquidation and dissolution of such Seller Lock-Up Party; (g) by private sales made in connection with the consummation of a change of control at prices no greater than the price at which the securities were originally purchased; (h) by virtue of the laws of the Cayman Islands or the Company’s limited liability company agreement upon dissolution of the Company; (i) in the event of Pubco’s liquidation, merger, share exchange, reorganization, or other similar transaction which results in all of Pubco’s shareholders having the right to exchange their ordinary shares for cash, securities, or other property subsequent to the Closing; and (j) which were acquired in the PIPE Investment or in open market transactions after the Closing.

Seller Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Aimei Health, United Hydrogen, and certain shareholders of United Hydrogen have entered into a Shareholder Support Agreement (the “Seller Shareholder Support Agreement”), pursuant to which, among other things, certain of the shareholders of United Hydrogen have agreed (i) to support the adoption of the Business Combination Agreement and the approval of the Transactions, subject to certain customary conditions, and (ii) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. The Seller Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the effective time of the Closing, such date and time as the Business Combination Agreement may be terminated in accordance with its terms, and, as to any shareholders who entered into such Seller Shareholder Support Agreement, upon the written agreement of Aimei Health, United Hydrogen, and such shareholder.

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Founder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Aimei Health, United Hydrogen, and certain of the shareholders of Aimei Health (the “Founder Shareholders”) have entered into a support agreement (the “Founder Support Agreement”), pursuant to which, among other things, the Founder Shareholders have agreed (i) to support the adoption of the Business Combination Agreement and the approval of the Transactions, subject to certain customary conditions, and (ii) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions. The Founder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the effective time of the Closing, such date and time as the Business Combination Agreement may be terminated in accordance with its terms, and, as to any shareholders who entered into such Founder Support Agreement, upon the written agreement of Aimei Health, United Hydrogen, and such shareholder.

Seller Registration Rights Agreement

At the Closing, Pubco and certain shareholders of United Hydrogen (the “United Hydrogen Registration Rightholders”) shall enter into the Seller Registration Rights Agreement, in the form mutually agreed between Aimei Health and United Hydrogen. Under the Seller Registration Rights Agreement, the United Hydrogen Registration Rightholders shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of their Pubco Ordinary Shares received as company merger consideration (together with any capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Seller Registrable Securities”). The United Hydrogen Registration Rightholders holding a majority-in-interest of the Seller Registrable Securities (based on the number of shares and not voting rights) will be entitled under the Seller Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Seller Registrable Securities, and other United Hydrogen Registration Rightholders holding Seller Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the Seller Registration Rights Agreement, Pubco shall give notice to the United Hydrogen Registration Rightholders holding Seller Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Seller Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, the United Hydrogen Registration Rightholders holding Seller Registrable Securities will be entitled under the Seller Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Seller Registrable Securities on Form F-3 and any similar short-form registration that may be available at such time. Further, the United Hydrogen Registration Rightholders acknowledge that Aimei Health and/or Pubco may, prior to the Closing, grant registration rights to PIPE Investors with respect to the PIPE securities issuable pursuant to the PIPE Subscription Agreements entered into for the PIPE Investment or a registration rights agreement to be entered into between Aimei Health and/or Pubco, as the case may be, and PIPE Investors in connection therewith. If either Aimei Health or United Hydrogen elects to seek a PIPE Investment, the other party shall use commercially reasonable efforts to cooperate with the other in connection with such PIPE Investment and cause such PIPE Investment to occur. Under the Seller Registration Rights Agreement, Pubco will indemnify the holders of Seller Registrable Securities and certain persons or entities related to them, such as their officers, employees, affiliates, directors, partners, members, attorneys, and agents, and each person, if any, who controls an such holders, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Seller Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Seller Registrable Securities, including Seller Registrable Securities in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

Founder Amended and Restated Registration Rights Agreement

At the Closing, Aimei Health, Pubco, the Initial Shareholders and the other parties thereto (together with the Initial Shareholders, the “Founder Registration Rightholders”) shall enter into the Founder Amended and Restated Registration Rights Agreement, in the form mutually agreed between Aimei Health and United Hydrogen. Under the Founder Amended and Restated Registration Rights Agreement, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco Ordinary Shares pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Sellers Registration Rights Agreement.

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Under the Founder Amended and Restated Registration Rights Agreement, the Founder Registration Rightholders shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of their Pubco Ordinary Shares received as company merger consideration (together with any capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Founder Registrable Securities”). The Founder Registration Rightholders holding a majority-in-interest of the Founder Registrable will be entitled under the Founder Amended and Restated Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Founder Registrable Securities, and other Founder Registration Rightholders holding Founder Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the Founder Amended and Restated Registration Rights Agreement, Pubco shall give notice to the Founder Registration Rightholders holding Founder Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Founder Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, Founder Registration Rightholders holding Founder Registrable Securities will be entitled under the Founder Amended and Restated Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Founder Registrable Securities on Form F-3 and any similar short-form registration that may be available at such time. Further, the Founder Registration Rightholders acknowledge that Aimei Health and/or Pubco may, prior to the Closing, grant registration rights to PIPE Investors with respect to the PIPE securities issuable pursuant to the PIPE Subscription Agreements entered into for the PIPE Investment or a registration rights agreement to be entered into between Aimei Health and/or Pubco, as the case may be, and PIPE Investors in connection therewith. If either Aimei Health or United Hydrogen elects to seek a PIPE Investment, the other party shall use commercially reasonable efforts to cooperate with the other in connection with such PIPE Investment and cause such PIPE Investment to occur. Under the Founder Amended and Restated Registration Rights Agreement, Pubco will indemnify the holders of Founder Registrable Securities and certain persons or entities related to them, such as their officers, employees, affiliates, directors, partners, members, attorneys, and agents, and each person, if any, who controls an such holders, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Founder Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Founder Registrable Securities, including Founder Registrable Securities in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

The rights granted under the Founder Amended and Restated Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to their Pubco securities or Aimei Health securities.

The Business Combination Agreement, Seller Lock-Up Agreement, Seller Shareholder Support Agreement, Founder Support Agreement, Seller Registration Rights Agreement, and Founder Amended and Restated Registration Rights Agreement have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about Aimei Health or its affiliates. The representations, warranties, covenants, and agreements contained in the Business Combination Agreement, Seller Registration Rights Agreement, and Founder Amended and Restated Registration Rights Agreement have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about Aimei Health or its affiliates. The representations, warranties, covenants and agreements contained in the Business Combination Agreement, Seller Shareholder Support Agreement, Founder Support Agreement, Seller Lock-Up Agreement, Seller Registration Rights Agreement, and Founder Amended and Restated Registration Rights Agreement, and the other documents related thereto were made only for purposes of the Business Combination Agreement as of the specific dates therein, were solely for the benefit of the parties to the Business Combination Agreement, Seller Shareholder Support Agreement, Founder Support Agreement, Seller Lock-Up Agreement, Seller Registration Rights Agreement, and Founder Amended and Restated Registration Rights Agreement, respectively, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement, Seller Shareholder Support Agreement, Founder Support Agreement, Seller Lock-Up Agreement, Seller Registration Rights Agreement, and Founder Amended and Restated Registration Rights Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Business Combination Agreement, Seller Shareholder Support Agreement, Founder Support Agreement, Seller Lock-Up Agreement, Seller Registration Rights Agreement, and Founder Amended and Restated Registration Rights Agreement, and should not rely on the representations, warranties, covenants, and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Business Combination Agreement, Seller Shareholder Support Agreement, Founder Support Agreement, Seller Lock-Up Agreement, Seller Registration Rights Agreement, and Founder Amended and Restated Registration Rights Agreement, as applicable, which subsequent information may or may not be fully reflected in the Aimei Health’s public disclosures.

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PIPE Investments

Despite the provisions in the Business Combination Agreement, the Seller Registration Rights Agreement and the Founder Amended and Restated Registration Rights Agreement permitting United Hydrogen to seek PIPE Investment in connection with the Business Combination, neither Aimei Health nor United Hydrogen have entered into any PIPE Subscription Agreement as of the date of this proxy statement/prospectus. Furthermore, Aimei Health and United Hydrogen do not intend to pursue any PIPE Investment prior to the consummation of the Business Combination.

The Sponsor, its Affiliates, and Promoters

Aimei Investment Ltd, Aimei Health’s Sponsor, is an exempted company incorporated in the Cayman Islands with limited liability. The Sponsor has no business operations and only serves as a vehicle that holds equity interests in Aimei Health. In addition to participating in sponsoring Aimei Health, the Sponsor and its affiliate, namely, the Sponsor’s sole shareholder and director, Huang Han, does not have any experience in organizing special purpose acquisition companies. As of the date of this proxy statement/prospectus, Aimei Health does not have any other promoters other than the Sponsor and its affiliate. To Aimei Health’s knowledge, neither the Sponsor, its affiliate, nor any promoters of Aimei Health are involved in other special purpose acquisition companies.

As of the date of this proxy statement/prospectus, Huang Han is the controlling person of the Sponsor, holding 100% of the Sponsor’s equity interest. Since the inception of Aimei Health, the material roles and responsibilities of the Sponsor, its affiliate, and promoters took in directing and managing Aimei Health’s activities have included assisting Aimei Health’s management with daily executive operations.

The Sponsor holds an aggregate of 1,905,000 Aimei Health ordinary shares as of the date of this proxy statement/prospectus. The Sponsor has invested an aggregate of $3,345,000 in Aimei Health, comprised of (i) $25,000 for 1,725,000 Founder Shares (approximately $0.014 per share), of which 152,000 Founder Shares were transferred to the then officers and directors of Aimei Health on May 25, 2023, and (ii) $3,320,000 for 332,000 Private Shares. The Sponsor may realize a positive rate of return so long as the market price of Pubco Class A Ordinary Shares is at least $1.76 per share, even if Aimei Health public shareholders experience a negative rate of return following the Business Combination. The Sponsor, its affiliates and promoters are not receiving compensation in connection with the Business Combination. In addition, the Sponsor, its affiliates, and promoters will not receive any additional securities of Aimei Health or Pubco in connection with the Business Combination, except for the Pubco Class A Ordinary Shares expected to be received based on the share exchange provision stipulated in the Business Combination Agreement. In connection with the Business Combination, subject to shareholder approval, Pubco will adopt the Pubco Equity Incentive Plan. Following the Closing, Pubco expects to grant equity awards to its directors, officers and employees under the Pubco Equity Incentive Plan from time to time, but has not determined the schedule or amount of such grants as of the date of this proxy statement/prospectus. The grant of equity awards is expected to have a dilution impact to non-redeeming shareholders of Aimei Health, see “Risk Factors — If you are a shareholder of Aimei Health, you may be diluted from the adoption and implementation of the Pubco Incentive Plan.” For an illustration of the dilutive effect the Business Combination and related transactions would have on the holders of public shares who hold the securities until the consummation of the Business Combination, see “Summary of the Proxy Statement/Prospectus — Dilution to the Shareholders of Aimei Health” and “Risk Factors — The shareholders of Aimei Health may experience substantial dilution as a consequence of the issuance of ordinary shares in the Business Combination, and will exercise less influence over management.”

As of the date of this proxy statement/prospectus, no agreement, arrangement, or understanding has been made between the Sponsor and Aimei Health or Aimei Health’s officers, directors, and affiliates with respect to determining whether to proceed with a de-SPAC transaction, except for a letter agreement dated December 1, 2023 (the “Letter Agreement”) described below. Through the Letter Agreement, each of the Initial Shareholders have agreed to vote all of Aimei Health ordinary shares owned by them in favor of an initial business combination of Aimei Health, including the Business Combination. Additionally, through the Founder Support Agreement entered into among Aimei Health, United Hydrogen, and certain shareholders of Aimei Health, the shareholders of Aimei Health that are parties to the Founder Support Agreement, including each of the Initial Shareholders, have agreed to vote all the ordinary shares of Aimei Health beneficially owned by them in favor of the transactions contemplated by the Business Combination Agreement.

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Through the Letter Agreement, the Sponsor has waived its right to redeem any Founder Shares and Private Shares in connection with a shareholder vote to approve a proposed initial business combination or sell such shares to Aimei Health in a tender offer prior to a proposed initial business combination, or to receive distributions with respect to such shares upon the liquidation of the Trust Account if Aimei Health is unable to consummate a business combination. In addition, no agreement, arrangement, or understanding, including any payments, has been made between the Sponsor and any unaffiliated security holder of Aimei Health regarding the redemption of outstanding Aimei Health ordinary shares.

Compensation Received by the Sponsor and its Affiliates

Aimei Investment Ltd, the Sponsor holds an aggregate of 1,905,000 Aimei Health ordinary shares as of the date of this proxy statement/prospectus. The Sponsor has invested an aggregate of $3,345,000 in Aimei Health in connection with the IPO of Aimei Health, comprised of (i) $25,000 for 1,725,000 Founder Shares (approximately $0.014 per share), of which 152,000 Founder Shares were transferred to the then officers and directors of Aimei Health on May 25, 2023, and (ii) $3,320,000 for 332,000 Private Placement Units, acquired in a private placement that closed simultaneously with the IPO of Aimei Health. Each Private Placement Unit comprises one Private Share and one Private Right entitling the holder thereof to receive one-fifth (1/5) of one ordinary share of Aimei Health upon the consummation of an initial business combination. Private Placement Units, Private Shares, and Private Rights are identical to the Public Units, Public Shares, and Public Rights, respectively, with certain exceptions, as described more fully in the section entitled “Certain Relationships and Related Party Transactions — Securities held by Sponsor.” Upon the completion of the Business Combination, the Sponsors shall hold a total of 1,971,400 Pubco Class A Ordinary Shares, including 66,400 Pubco Class A Ordinary Shares issuable upon conversion of the Private Rights.

The Sponsor agreed, commencing from the date that the Aimei Health’s securities were first listed on Nasdaq, through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities, and administrative services, as Aimei Health may require from time to time. Aimei Health agreed to pay to the Sponsor, cash compensation of $10,000 per month, for up to 12 months, subject to extension to up to 24 months. As of June 30, 2025 and December 31, 2024, the unpaid balance was $180,000 and $120,000, respectively, which was included in amount due to related party balance.

The Sponsor and Aimei Health’s officers and directors and their affiliates are entitled to cash reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Aimei Health’s behalf, such as identifying and investigating possible business targets and business combinations. As of the date of this proxy statement/prospectus, the Sponsor and Aimei Health’s officers and directors and their affiliates did not incur any unpaid reimbursable expenses.

In addition, the Sponsor and its affiliates, and Aimei Health’s officers and directors may, but are not obligated to, make Working Capital Loans from time to time to Aimei Health to fund certain capital requirements. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into additional private units at a price of $10.00 per unit. As of June 30, 2025, there were no amounts outstanding under any Working Capital Loan.

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The following table illustrates the material terms of any agreement, arrangement, or understanding regarding the restrictions on the ability of the Sponsor and its affiliates to sell Aimei Health ordinary shares and Pubco Class A Ordinary Shares:

Name of Agreement	Date of Agreement	Person(s) subject to the Agreement	Date of Expiry	Exceptions under the Agreement
Lock-up Letter Agreement	December 1, 2023	Initial Shareholders	(a) with respect to Private Shares, six (6) months following the Closing; and (b) with respect to Founder Shares, for a period ending on the earlier of (i) the six-month anniversary of the Business Combination, (ii) the date on which the closing price of the ordinary shares equals or exceeds $12.00 for any 20 trading days within a 30-trading day period commencing at least 150 days following the consummation of the Business Combination, or (iii) the date following the Closing on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Pubco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property	Transfers of the Founder Shares and Private Shares are permitted (a) to the Aimei Health’s officers or directors, any affiliates or family members of any of the Aimei Health’s officers or directors, any members or partners of Sponsor, or any of their affiliates or any employees of such affiliates; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of the Business Combination at prices no greater than the price at which the Founder Shares and Private Shares, as applicable, were originally purchased; (f) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor, as applicable; (g) in the event of the Aimei Health’s liquidation prior to the completion of the Business Combination; or (h) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the shareholders of Aimei Health having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreement dated December 1, 2023.

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Background of the Business Combination

Aimei Health is a blank check company incorporated as a Cayman Islands exempted company on April 27, 2023, for the purpose of effecting a merger, share reconstruction or amalgamation, asset or share acquisition, exchangeable share transaction, contractual control arrangement or other similar business combination with one or more businesses. Aimei Health seeks to acquire small cap businesses in the biopharmaceutical, medical technology and device industries, as well as in the diagnostic and other services sector. Aimei Health’s intention was to capitalize on its board’s and management team’s extensive network of relationships, industry knowledge, acquisition experience, and deal sourcing capabilities to access a broad spectrum of opportunities. The terms of the Business Combination were the result of negotiations among representatives of Aimei Health and representatives of United Hydrogen. The following is a brief description of the background of those negotiations, the Business Combination, and related transactions.

On December 6, 2023, Aimei Health consummated its IPO of 6,900,000 Units (including the overallotment of 900,000 Units), with each Unit consisting of one ordinary share, and one right to receive one-fifth (1/5) of an ordinary share upon the consummation of an initial business combination. Prior to the consummation of the IPO, the Sponsor purchased an aggregated of 1,725,000 Founder Shares for an aggregated price of $25,000, of which 152,000 Founder Shares were transferred to the then officers and directors of Aimei Health on May 25, 2023. Simultaneously with the consummation of the IPO, Aimei Health consummated the private placement to the Sponsor of an aggregate of 332,000 units at a price of $10.00 per unit for an aggregate purchase price of $3,320,000.

Prior to the consummation of the IPO on December 6, 2023, neither Aimei Health, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with Aimei Health.

Since the completion of the IPO, Aimei Health considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of Aimei Health contacted and were contacted by certain individuals and entities who presented ideas for business combination opportunities, including certain companies within the healthcare sector. Aimei Health considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational and investment experience, and network of Aimei Health’s management team.

Aimei Health reviewed and evaluated the potential targets based on the following investment criteria and guidelines, which were also set forth in its IPO prospectus. While Aimei Health intends to use these criteria and guidelines in evaluating prospective businesses, it may deviate from these criteria and guidelines should it see fit to do so:

●	Aimei Health believes that there are a substantial number of potential target businesses domestically and internationally with appropriate valuations that can benefit from a public listing and new capital for growth to support significant revenue and earnings growth or to advance biopharmaceutical, medical technology and device, healthcare, clean energy, and other related programs.

●	Aimei Health intends to seek target companies that have significant and underexploited expansion opportunities in a niche sector. This can be accomplished through a combination of accelerating organic growth and identifying attractive add-on acquisition targets.

●	Aimei Health intends to seek target companies that should offer attractive risk-adjusted equity returns for its shareholders. Aimei Health seeks to acquire a target on terms and in a manner that leverage its experience. Aimei Health expects to evaluate a target based on its potential to successfully achieve regulatory approval and commercialize its product(s). Aimei Health also expects to evaluate financial returns based on (i) risk-adjusted peak sales potential, (ii) the potential of pipeline products and the scientific platform, (iii) the ability to achieve the system cost savings, (iv) the ability to accelerate growth via other options, including through the opportunity for follow-on acquisitions, and (v) the prospects for creating value through other value creation initiatives. The potential upside, such as growth in the target business’ earnings or an improved capital structure, will be carefully weighed against any identified downside risks.

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●	Aimei Health intends to invest in businesses that have a track record of success. Aimei Health looks for companies with shareholder-friendly governance and low leverage, which are valued at what Aimei Health thinks are low prices relative to their earnings potential and where Aimei Health sees attractive return potential over the long run. Aimei Health believes this investment approach constitutes its competitive advantage and can potentially offer both meaningful upside potential and a degree of downside protection in periods of financial market turbulence.

Aimei Health’s business strategy was to identify and complete its business combination with one or more entities that meet one or more criteria of:

●	late-stage development or revenue generating;

●	high growth prospects with sustainable proprietary position;

●	experienced management teams with previous successes, especially where Aimei Health can add critical public company expertise;

●	addressable conditions that are clinically important and under-diagnosed or treated;

●	independent companies or corporate spin offs; or

●	domestic or international base of business.

During this search process, Aimei Health reviewed three potential business combination opportunities and entered into non-disclosure agreements with two companies. The non-disclosure agreements did not contain standstill provisions or “don’t ask, don’t waive” provisions. These potential targets were in the medical or healthcare industries. Aimei Health ultimately determined not to proceed with any of its other potential acquisition opportunities because, in the judgment of the Aimei Health board and management, the other potential business combination targets did not meet the valuation expectations of Aimei Health or otherwise did not present as attractive or feasible a business combination opportunity as United Hydrogen.

With regard to those three targets with which Aimei Health did not pursue a business combination:

Company A

In January 2024, Company A, which has no affiliation with Aimei Health or its related entities, was introduced to Aimei Health’s management through a financial advisor. Company A is a pharmaceutical research company in the U.S. dedicated to developing innovative drugs using novel drug carrier systems.

Between January and February 2024, Aimei Health’s management thoroughly reviewed Company A’s business model and engaged in three online discussions with its management team. Following a preliminary due diligence review, Aimei Health identified Company A as a potential merger candidate. However, in March 2024, Aimei Health removed Company A from the priority list due to the substantial funding requirements that exceeded Aimei Health’s capacity.

Company B

In February 2024, Company B, which is also not affiliated with Aimei Health or its associated entities, was referred to Aimei Health’s management by a financial advisor. Company B, based in Hong Kong, specializes in stem cell culture technology. After reviewing Company B’s business model and holding discussions with its management in March 2024, Aimei Health’s management identified Company B as a potential merger candidate. A confidential agreement was signed on March 1, 2024, and Aimei Health conducted further due diligence through the end of March. In April 2024, Company B was removed from the priority list, as Aimei Health concluded that Company B’s market potential was insufficient to support a publicly listed company.

Company C

In March 2024, Company C, which has no affiliation with Aimei Health or its subsidiaries, was introduced to Aimei Health’s management via a financial advisor. Based in Singapore, Company C is a human genetic testing company focused on early detection of individual-specific cancer risks. After reviewing introductory information and meeting with its management, Aimei Health identified Company C as a potential merger candidate. A confidential agreement was signed on March 8, 2024. From March to early April 2024, Aimei Health conducted due diligence, examining Company C’s financial information, share structure, and business model. However, Company C was removed from the priority list in early April as its valuation was determined to be significantly higher than its fair market price.

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Timeline of the Business Combination with United Hydrogen

On March 8, 2024, Mr. Lingyi Zhu, the representative of Chain Stone Capital Limited, which is the financial advisor for United Hydrogen, reached out to Aimei Health management team through a personal referral by the CEO of Aimei Health, Mr. Junheng Xie, and noted that Aimei Health was seeking a business combination target. On March 12, 2024, Chain Stone Capital Limited introduced United Hydrogen to Aimei Health. The initial introduction meeting included the representative of Chain Stone Capital Limited, Mr. Zhu, and the CEO of Aimei Health, Mr. Xie, and was conducted via conference call. United Hydrogen is a hydrogen solutions provider, specializing in the evaluation, design, construction, post-delivery operation and management of hydrogen production plants and hydrogen refueling stations, as well as the sale of fuel cell systems for hydrogen trucks and forklifts and the design, sale and lease of fuel cell forklifts. United Hydrogen’s mission is to offer sustainable, efficient, and integrated hydrogen solutions to help clients achieve their green, zero-carbon business goals. Seeking a potential business combination, United Hydrogen expressed interest in exploring a transaction with Aimei Health. This aligned with Aimei Health’s investment thesis due to its rapid growth, experienced management team, and strong market position. A non-disclosure agreement was sent to Chain Stone Capital Limited for United Hydrogen to sign.

On April 18, 2024, Aimei Health and United Hydrogen entered into a non-disclosure agreement, allowing Aimei Health to receive and evaluate detailed information about United Hydrogen.

On April 23, 2024, an introductory conference call was held between the management teams of Aimei Health and United Hydrogen. Aimei Health’s CEO, Junheng Xie, and United Hydrogen’s management team, including CEO and Chairwoman Ms. Xia Ma, discussed United Hydrogen’s business model, strategy, core capabilities, technology, and research and development propositions. United Hydrogen aims to build a comprehensive hydrogen industry ecosystem rather than focusing on specific hydrogen technologies.

On the same day, Aimei Health’s CFO, Mr. Heung Ming Wong, provided United Hydrogen with a due diligence request list.

From April 24 to April 26, 2024, several emails and conference calls occurred between the management teams of Aimei Health and United Hydrogen. Aimei Health’s CEO, Junheng Xie, CFO, Mr. Heung Ming Wong and United Hydrogen’s Chairwoman, Ms. Xia Ma, were in the emails and conference calls. They discussed commercial and capital-raising plans, the prospects of a business combination, and the terms of a letter of intent (the “LOI”), including valuation, corporate governance, post-merger employment, and necessary steps for due diligence. It was also noted that Aimei Health’ officers and directors would not serve on the board or in management roles in the Pubco after the business combination.

On April 26, 2024, Aimei Health submitted a draft LOI to United Hydrogen for review. The key terms of the initial LOI included a preliminary valuation of $1.35 billion, subject to further due diligence. Additionally, the LOI proposed a 12-month lock-up period for significant United Hydrogen shareholders following the closing of the business combination.

On April 27, 2024, United Hydrogen’s founder and director, Ms. Xia Ma, submitted a revised LOI with changes to certain business terms, including valuation and lock-up period. A conference call was proposed for April 28, 2024, to discuss the revisions. Following the call, a revised LOI was submitted by Aimei Health after United Hydrogen’s shareholders emphasized that, in line with market practice and fairness for both sides, the lock-up period should be reduced from 12 months to six months. During the conference call, United Hydrogen’s CEO and Chairwoman Ms. Xia Ma, provided a detailed management presentation regarding United Hydrogen’s business development plan and the material assumptions underlying the company’s target projections, which covered the following aspects: (i) United Hydrogen’s general hydrogen services and products market is expected to show relatively fast growth from 2024 to 2026; (ii) United Hydrogen is expected to execute its growth strategies effectively and successfully, convert sales projections into MOUs, and then transform them into binding contracts to realize sales accordingly; (iii) in terms of the hydrogen energy solutions sector, United Hydrogen is expected to assist customers in designing and constructing a total of 19 hydrogen production plants and 30 hydrogen refueling stations, as well as operate and manage 12 hydrogen production plants and 27 hydrogen refueling stations during the Forecast Period (as defined below); (iv) in terms of the hydrogen commercial applications sector, United Hydrogen is expected to achieve corresponding sales or leases of forklifts, heavy-duty trucks, and sales of fuel cell systems as scheduled; (v) United Hydrogen is expected to establish a total of three giga plants in China and four abroad during the Forecast Period to support the production and sales of key equipment used in the hydrogen energy industry, such as electrolysis systems and fuel cell forklifts; (vi) United Hydrogen is expected to be able to retain its existing customers and procure new customers to expand its customer pool; (vii) United Hydrogen is expected to be able to develop and maintain key suppliers that can deliver services and products in a timely manner, meeting all quality, quantity, safety, cost requirements, and technical specifications; (viii) United Hydrogen is expected to be able to attract, motivate, and retain key management as well as experienced and capable personnel to maintain and grow their business; (ix) United Hydrogen is expected to be able to recruit, train, and retain qualified personnel or sufficient workforce while controlling their labor costs; (x) United Hydrogen is expected to be able to generate adequate cash inflows from its operating activities or maintain adequate external financing to support its operation and expansion; (xi) no future legislative or regulatory changes is expected to have a material adverse effect on United Hydrogen’s business, results of operations, and financial condition, which represent the material assumptions of target company projections. Both the management teams of United Hydrogen and Aimei Health understood that potential events, such as changes in global politic landscape and macroeconomic conditions, could materially impact United Hydrogen’s prospects or alter its financial projections for the future performance of the business.

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On the evening of April 28, 2024, Aimei Health submitted another revised LOI, increasing the valuation range from $1,400 million to $1,450 million, to $1,450 million to $1,500 million. These valuations were changed and determined by Aimei Health management including its CEO, Mr. Junheng Xie, and its CFO, Mr. Heung Ming Wong, based on additional due diligence findings and a more detailed financial projection provided by United Hydrogen.

On April 29, 2024, United Hydrogen presented a revised LOI and requested a detailed breakdown of expenses and proposed caps for discussion.

On the same day, Aimei Health addressed United Hydrogen’s comments and changes to the LOI, sending a revised LOI along with a detailed de-SPAC expense estimation to United Hydrogen.

Following the revised LOI’s delivery, a series of emails and conference calls took place between the management teams of Aimei Health and United Hydrogen, leading to the execution of the LOI on April 29, 2024. On April 29, 2024, the management teams of Aimei Health and United Hydrogen also discussed potential PIPE financing or other funding options for the combined company. Both parties agreed that securing additional financing would benefit the development of the combined company. As of the date of this proxy statement/prospectus, however, no PIPE financing or other additional financing has been initiated or finalized.

On May 1, 2024, Aimei Health engaged Hunter Taubman Fischer & Li LLC as its U.S. legal counsel. In addition, Aimei Health engaged Grandall Law Firm as its PRC legal counsel to conduct legal due diligence on United Hydrogen and its business. Aimei Health also engaged CHFT to provide a valuation analysis of United Hydrogen’s equity value and an opinion on the transaction’s fairness for the shareholders of Aimei Health.

After engaging CHFT, they delivered a checklist and information request for United Hydrogen’s valuation on May 1, 2024. From May 13 to May 15, 2024, CHFT conducted on-site due diligence for its valuation analysis and fairness opinion.

From May 6 to June 4, 2024, additional conference calls were held between Mr. Wong, Aimei Health’s CFO, and CHFT’s team to discuss suitable comparable companies and valuation modeling.

On May 6, 2024, United Hydrogen established a data room, granting Aimei Health access to its summarized financial information, legal documents, material agreements, and business projections. Legal due diligence began on the same day.

On May 7, 2024, United Hydrogen proposed a timeline for the business combination, which Aimei Health reviewed.

On May 8, 2024, Hunter Taubman Fischer & Li LLC and Grandall Law Firm held a conference call with United Hydrogen’s legal team to discuss legal due diligence, potential deal structure, and transaction responsibilities and timelines.

On May 13, 2024, after the initial data room review, Hunter Taubman Fischer & Li LLC submitted a follow-up due diligence request list to United Hydrogen for further information.

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On May 17, 2024, United Hydrogen responded to the follow-up request, supplying additional data for Aimei Health’s review. The parties agreed to use the double dummy structure for the de-SPAC transactions.

Following the LOI execution, Aimei Health conducted additional due diligence and reviewed United Hydrogen’s materials. A series of internal and joint conference calls were held to clarify business model, strategy, technology, and intellectual property issues.

On May 22, 2024, United Hydrogen provided additional information. Aimei Health requested supplementary materials on June 3, 2024, which were supplied on June 7, 2024. Grandall Law Firm submitted a draft due diligence report on June 8, 2024, discussing various risks and legalities under PRC laws.

During this period, internal discussions among Aimei Health’s management and board members took place. From May 6 to June 7, 2024, Aimei Health and United Hydrogen exchanged emails and calls to finalize the Business Combination Agreement.

United Hydrogen provided additional requested materials, and Aimei Health held further internal and joint conference calls to address due diligence findings and merger issues. Aimei Health deemed the proposed business combination feasible and the valuation acceptable, subject to further due diligence and a fairness opinion.

On May 23, 2024, Aimei Health’s legal counsel provided a draft Business Combination Agreement to United Hydrogen for review.

On May 30, 2024, Aimei Health’s legal counsel provided drafts of ancillary transaction documents, and Hunter Taubman Fischer & Li LLC provided Aimei Health’s disclosure schedules and revisions.

On June 3, 2024, United Hydrogen provided its disclosure schedules and comments to Aimei Health’s disclosure schedules.

On June 4, 2024, United Hydrogen’s legal counsel, MagStone Law LLP, provided a revised draft Business Combination Agreement and ancillary agreements for review. Several conference calls and email exchanges followed to finalize these documents.

From June 8 to June 12, 2024, further calls were held between Mr. Wong and CHFT’s team on comparable companies and valuation modeling.

On June 7, 2024, Aimei Health engaged Ogier (Cayman) LLP for Cayman law advice.

On June 13, 2024, CHFT submitted a draft fairness opinion to Aimei Health.

On June 14, 2024, United Hydrogen provided initial incorporation documents for Pubco, First Merger Sub, and Second Merger Sub. CHFT sent a draft valuation analysis of United Hydrogen’s equity value to Aimei Health.

From May 21 to June 12, 2024, multiple conference calls addressed business and legal aspects of the merger, including deal structure, SEC registration, Nasdaq listing, and valuation analysis.

In subsequent days, Aimei Health and United Hydrogen continued discussions on draft Business Combination Agreement and ancillary documents. Legal counsel from both sides also addressed PRC regulatory concerns and Cayman law compliance.

From June 12, 2024 to June 14, 2024, Hunter Taubman Fischer & Li LLC and MagStone Law LLP exchanged drafts of ancillary documents and disclosure schedules.

From June 14, 2024, ongoing preparations for the execution of the Business Combination Agreement included updating the signing checklist and finalizing transaction terms.

On June 17, 2024, Aimei Health held a board meeting attended by all board members, legal counsels, and CHFT, who presented the valuation analysis and fairness opinions. Following the meeting, the board approved the transaction and authorized management to enter into the definitive agreement.

On June 19, 2024, the Business Combination Agreement was signed by all parties, with the signing publicly announced on June 20, 2024

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Basis for Aimei Health Board of Directors’ Recommendation — Valuation Analysis and Fairness Opinion

In addition to the foregoing factors, the board of directors of Aimei Health also considered the fairness opinion and supporting analysis provided by an independent valuation consultancy, CHFT. CHFT performed various valuation and financial analyses, including the guideline public company analyses.

CHFT provides comprehensive capital market professional services in property and business valuation, market research consultancy, ESG/sustainability advisory services. CHFT is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs, restructurings, securities offerings in both private and public capital markets.

CHFT was introduced to Aimei Health’s management team on May 1, 2024, when Aimei Health’s CEO, Junheng Xie, along with other directors, held an introductory conference call with CHFT to discuss the terms of the engagement letter proposed by CHFT. Pursuant to the engagement letter signed by Aimei Health on May 1, 2024, Aimei Health retained CHFT to provide a fairness opinion to the board of directors of Aimei Health in connection with the proposed merger with United Hydrogen.

In selecting CHFT, the board of directors of Aimei Health reviewed the qualifications and experiences of CHFT team to assess the competency of CHFT. The board of directors of Aimei Health also reviewed the scope of services provided under the engagement of CHFT by Aimei Health and noted that the scope of work is appropriate to the opinions given in the fairness report and there were no limitations on the scope of work. Therefore, the board of directors of Aimei Health believed that CHFT is qualified and possesses sufficient relevant experience in performing the valuation regarding the valuation of United Hydrogen.

According to CHFT, United Hydrogen does not maintain financial projections for an adequate period of years in its normal course of operations. As a result of not having adequate year projections, CHFT was unable to perform, and Aimei Health was unable to consider, a discounted cash flow analysis. An adequate financial projection period for the discounted cash flow analysis typically needs to extend from the valuation date until the company reaches a stable phase of development — namely when it enters a perpetual growth stage with a low rate close to that of long-term gross domestic product or inflation. In practice, this projection period generally needs to span at least five years. As Aimei Health advised CHFT, a forecast with respect to the future financial performance of United Hydrogen reflecting the best currently available estimates and judgments of the management of United Hydrogen was available only for the years ending December 31, 2025 and 2026.

Summary of the Opinion of CHFT

Overview

On June 19, 2024, CHFT rendered its opinion to Aimei Health to the effect that, as of such date, the aggregate consideration to be issued by Aimei Health in the Business Combination was fair, from a financial point of view to Aimei Health and its shareholders. For purposes of its financial analyses, CHFT assumed that the aggregate consideration per the Business Combination Agreement would have a value equal to $1,500,000,000 at Closing.

CHFT’s opinion was only one of many factors considered by the Aimei Health board of directors in evaluating the Business Combination. Neither CHFT’s opinion nor its analyses were determinative of the aggregate consideration or of the views of the Aimei Health board of directors or management with respect to the Business Combination or the aggregate consideration. The type and amount of consideration payable in the Business Combination were determined through negotiations between Aimei Health and United Hydrogen, and the valuation decision was made by Aimei Health management, including its CEO and CFO, after reviewing all materials provided by United Hydrogen and its business projections. The valuation was developed based on public comparable company multiples and assumptions about future business performance, as discussed during the conference call on April 28, 2024. The valuation decision was then reviewed and approved by the board of directors of Aimei Health. The decision to enter into the Business Combination Agreement was solely that of the Aimei Health board of directors.

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Procedures

CHFT’s analyses relied upon, but were not necessarily limited to, the following procedures:

1.	Reviewed the following documents:

a.	United Hydrogen’s financial statements for the years ended December 31, 2023 and 2022;

b.	Contracts of United Hydrogen with major suppliers and customers;

c.	Other internal documents relating to the history, current operations, and probable future outlook of the United Hydrogen, including financial projections for the years 2024 through 2026, prepared by the United Hydrogen, updated for current market conditions by Aimei Health management, and provided to us by management of the Aimei Health (the “Financial Projections”); and

d.	A draft of the Business Combination Agreement.

2.	Discussed with various members of senior management of United Hydrogen and Aimei Health, concerning historical and current operations, financial conditions and the Financial Projections of United Hydrogen;

3.	Discussed with senior management of Aimei Health concerning background and other elements of the proposed Business Combination;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of selected public companies that CHFT deemed relevant. CHFT also considered the discounted cash flow method. United Hydrogen’s management, however, was unable to provide financial forecasts for a sufficiently long period of time, so this method was not feasible. CHFT also evaluated the cost approach, but it was deemed unsuitable as it does not capture the future economic benefits of the company’s assets, especially given that United Hydrogen is expected to continue growing in the foreseeable future. The cost approach is typically used for companies that are not expected to operate as going concerns; and

5.	Conducted such other analyses and considered such other factors as CHFT considered appropriate in rendering the opinion.

Assumptions

CHFT relied upon and assumed, without independent verification, the accuracy and completeness of all data, materials, and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material, and other information.

CHFT relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows, or prospects of United Hydrogen or Aimei Health since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to CHFT that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by CHFT materially incomplete or materially misleading.

CHFT further relied upon the assurance of management of United Hydrogen and Aimei Health that they are unaware of any facts that would make the information provided to them incomplete or misleading in any respect. CHFT’s analyses were based, among other things, on the projections of United Hydrogen furnished to them by senior management of United Hydrogen and Aimei Health. In addition, CHFT assumed that the Financial Projections had been reasonably prepared by United Hydrogen’s management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of United Hydrogen. CHFT also relied on existing financial, economic, market, and other conditions, as well as the information available to it as of the date of its opinion.

In its review, CHFT did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of, any of the assets of, United Hydrogen. In addition, CHFT was not furnished with any such evaluations, appraisals or reports of such physical inspections, and did not assume any responsibility to obtain any such evaluations, appraisals, or inspections.

In rendering its opinion, CHFT also assumed that: (i) the final versions of all documents reviewed by them in draft form conform in all material respects to the drafts reviewed; (ii) in all respects material to its analysis that the representations and warranties of each party contained in the Business Combination Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement and that all conditions to the consummation of the Business Combination will be satisfied without waiver thereof which would affect the amount or timing of receipt of the consideration; (iii) there is currently no, and there will not be, as a result of the consummation of the transactions contemplated by the Business Combination Agreement, any default, or event of default, under any indenture, credit agreement, or other material agreement or instrument to which Aimei Health or any of its subsidiaries or affiliates is a party; and (iv) all material assets and liabilities of United Hydrogen were as set forth in the consolidated financial statements provided to CHFT as of the respective dates of such financial statements.

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Valuation Analysis

In assessing the valuation of United Hydrogen in connection with rendering its opinion, CHFT performed the guideline public company analyses.

Guideline Public Company Analyses

The guideline public company method, also known as the comparable company method, is a method within the market approach whereby market multiples are derived from stock prices of public companies that are engaged in the same or similar lines of business and that are actively traded on a free and open market.

United Hydrogen’s business is expected to achieve scale in 2026, the Aimei Health Board believes that the pricing multiples of 2026 is appropriate for comparison and provide the reference point.

CHFT reviewed and analyzed United Hydrogen’s trading valuation metrics and projected financial performance for the year ending December 31, 2026, compared to such information for certain publicly traded companies in the hydrogen industry that CHFT deemed relevant for purposes of its valuation analysis. CHFT selected publicly traded comparable group companies based upon its views as to the comparability of the financial, operating of these companies to United Hydrogen. CHFT selected a group of comparable companies listed on stock exchanges to provide a reasonable reference. The selection criteria for these comparable companies were as follows:

1)	Each comparable company should primarily engage in a similar business or sector as United Hydrogen. CHFT selected companies involved in the provision of hydrogen fuel cell or hydrogen solutions, with operating characteristics resembling certain elements of United Hydrogen (the “First Selection Criterion”);

2)	The comparable companies should be listed on a stock exchange in the United States or the PRC (the “Second Selection Criterion”); and

3)	The comparable companies should have financial information that is both available and publicly disclosed. In order to calculate the implied multiples of enterprise value or “EV” to 2026 estimated revenue (“EV /2026E Revenue”) and enterprise value to 2026 estimated earnings before interest, taxes, depreciation, and amortization, or “EBITDA (“EV /2026E EBITDA”), the market price of these comparable companies should be publicly available, and applicable equity research and consensus estimates should be available with respect to their estimated 2026 revenue and estimated 2026 EBITDA (the “Third Selection Criterion”).

The following seven companies met the First and Second Selection Criteria and were initially selected and used by CHFT for purposes of its valuation analyses. CHFT did not exclude the comparable companies that met both the First and Second Selection Criteria mentioned above:

Selected Comparable Group Companies

●	Beijing SinoHytec Co., Ltd. (2402-HK)

●	Sino-Synergy Hydrogen Energy Technology (Jiaxing) Co., Ltd. (9663-HK)

●	Plug Power Inc. (PLUG-US)

●	FuelCell Energy, Inc. (FCEL-US)

●	Bloom Energy Corporation. (BE-US)

●	Hyzon Motors Inc. (HYZN-US)

●	Advent Technologies Holdings, Inc. (ADN-US)

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CHFT calculated the following trading multiple for the selected comparable group companies as of December 31, 2023, based on consensus estimates that are derived from average data collected by research analysts, sourced from FactSet, and the publicly available financial filings:

Selected Comparable Groups Trading Multiples	Market Capitalization as of December 31, 2023 (US$ in millions)	EV /2026E Revenue	EV /2026E EBITDA
Beijing SinoHytec Co., Ltd.*	712.6	N/A	N/A
Sino-Synergy Hydrogen Energy Technology (Jiaxing) Co., Ltd.*	1,059.8	N/A	N/A
Plug Power Inc.	2,724.8	1.2x	5.1x
FuelCell Energy, Inc.	722.9	2.3x	31.8x
Bloom Energy Corporation.	3,315.9	1.3x	11.1x
Hyzon Motors Inc.*	219.3	N/A	N/A
Advent Technologies Holdings, Inc.*	13.9	N/A	N/A
Mean		1.6x	16.0x
Median		1.3x	11.1x

*	Note: Beijing SinoHytec Co., Ltd., Sino-Synergy Hydrogen Energy Technology (Jiaxing) Co., Ltd., Hyzon Motors Inc. and Advent Technologies Holdings, Inc. do not meet the Third Selection Criterion due to the lack of research analyst coverage for their 2026 estimated revenue and EBITDA. As a result, no available data can be used, and their EV/2026 Revenue and EV/2026E EBITDA are marked as N/A.

CHFT compared United Hydrogen with three comparable companies (PLUG, FCEL, and BE) and identified the following differences:

1)	Scale (in terms of revenue): In the fiscal year 2023, the revenue of PLUG, FCEL, and BE was US$891.3 million, US$123.4 million, and US$1,333.5 million, respectively, while United Hydrogen’s revenue for the same period was US$13.1 million.

2)	Operating history: PLUG, FCEL, and BE were established in 1997, 1969, and 2001, respectively, and their public listing years were 1999, 1992, and 2018. In comparison, United Hydrogen’s primary operating entities, Zhejiang Qingyuan and Yixun Chuangneng, were founded in 2019 and 2021, respectively. The three comparable companies have a longer operating history than United Hydrogen.

Nonetheless, CHFT ultimately used the price multiples of the above three comparable companies (PLUG, FCEL, and BE) to assess United Hydrogen’s value, primarily considering the following factors:

1)	Although the selected comparable companies vary in revenue and operational history, none of the seven companies (including those meeting the First and Second Selection Criteria) were profitable in the past three full fiscal years. This indicates that the hydrogen industry, particularly companies providing fuel cells and related solutions, is still in the early growth stage and has not yet reached the maturity stage where stable profits are generated. United Hydrogen, like the three comparable companies, is also in the early growth stage.

2)	Among the three selected comparable companies, we compared their market capitalizations as of December 31, 2023 with their EV /2026E Revenue and EV/2026E EBITDA multiples and found no linear relationship between market capitalization and price multiples. For example, PLUG’s market capitalization is smaller than BE’s, and its price multiple is also smaller than BE’s, while FCEL’s market capitalization is smaller than both PLUG and BE, but its price multiples are larger than those of PLUG and BE. This indicates that, within the current industry and the selected comparable companies, market capitalization is not a significant or relevant factor influencing the valuation of United Hydrogen.

Based on the above analysis, CHFT believes the above three selected comparable companies are appropriate as an indicator of the value of United Hydrogen.

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In valuing and selecting the price multiples to apply to United Hydrogen, CHFT reviewed the differences in the growth expectations, size, profitability (as measured by EBITDA margin) between United Hydrogen and the three selected comparable companies. Based on this information, CHFT used professional judgment to select price multiples that reflect the relative comparability of United Hydrogen to the three selected comparable companies. Some of the factors considered by CHFT include:

1)	Growth: For 2024 through 2026, United Hydrogen’s revenue growth rate is expected to be surpass that of all three selected comparable companies. Given that United Hydrogen is projected to grow revenue at a faster rate than its peers, all else being equal, this suggests that higher price multiples are warranted.

2)	Size: In terms of revenue, United Hydrogen is expected to be smaller than the average of the three comparable companies from 2024 through 2026, even though United Hydrogen is growing. The relationship between company size and price multiples is complex. Generally, in a bear market, investors may expect larger companies, with their economies of scale and market positions, to be more resilient to risk, which could lead to higher price multiples for these larger firms. In a bull market, however, investors may anticipate that smaller companies have greater market potential, which could result in higher price multiples for smaller firms.

3)	Profitability: In 2024 and 2025, United Hydrogen’s expected EBITDA margins exceed the average expected EBITDA margins of the three selected comparable companies, while in 2026, United Hydrogen’s expected EBITDA margin is anticipated to be close to the average of the three selected comparable companies. All else being equal, higher margins generally justify higher price multiples.

As discussed above, certain factors suggest that United Hydrogen could trade at a premium compared to the comparable companies (e.g., relative growth expectations and profitability), while other factors indicate it may trade at a discount (e.g., smaller size). Ultimately, CHFT believes that the current average price multiples are relatively conservative yet appropriate for United Hydrogen.

In performing its guideline public company analyses:

●	CHFT applied selected multiple ranges of 1.3x to 1.6x estimated 2026E revenue, and 11.1x to 16.0x estimated 2026E EBITDA to corresponding financial data for United Hydrogen for purposes of valuing United Hydrogen on a stand-alone public market trading basis.

●	The selected companies’ analyses indicated implied total equity value reference ranges for United Hydrogen of US$1,343 million to US$1,653 million based on estimated 2026E revenue, and US$1,209 million to US$1,742 million based on estimated 2026E EBITDA, in each case as compared to the implied total equity value for the business combination of US$ One Billion and Five Hundred Million.

●	CHFT noted that the aggregate merger consideration was within the aforementioned valuation reference ranges based on guideline public company analyses.

Disclosure of Fee and Prior Relationships

As compensation for CHFT’s services in connection with the rendering of its opinion to the board of directors of Aimei Health, Aimei Health agreed to pay CHFT a fee of RMB610,000 (approximately $83,000). Aimei Health has agreed to indemnify CHFT against certain liabilities arising out of or in connection with the services rendered and to be rendered by CHFT. Except for the aforementioned compensation, CHFT has not received, and will not receive, any other payment or compensation, including any compensation contingent upon the successful consummation of the Business Combination.

During the two-year period prior to the date of CHFT’s opinion, no material relationship existed between CHFT or its affiliates or unaffiliated representatives and Aimei Health or any of its affiliates pursuant to which compensation was received by CHFT. CHFT may seek to provide valuation and consultancy services to the Aimei Health, or its respective affiliates in the future, for which CHFT would seek customary compensation. However, any such future relationship is not currently contemplated.

Conclusions

The preparation of CHFT’s opinion was a complex, analytical process involving various determinations as to the most appropriate and relevant methods of analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

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CHFT’s draft fairness opinion, which was reviewed by the Aimei Health board of directors prior to approving the final terms of the Business Combination, indicates that based upon the investigation, analysis, and assumptions described therein, the total consideration to be paid for United Hydrogen of one billion and five hundred million ($1,500,000,000) is fair to the shareholders of Aimei Health from a financial point of view.

The full text of the written opinion of CHFT dated June 19, 2024, which sets forth assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with the opinion, are attached to this proxy statement/prospectus as Annex F. You are encouraged to read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the scope of the review undertaken by CHFT in rendering its opinion. CHFT’s opinion is directed to Aimei Health and addresses only their opinion on the fair market value of United Hydrogen as of the respective appraisal date as set forth in the opinion. The CHFT opinion is not a recommendation as to how any holder of Aimei Health ordinary shares should vote with respect to the Business Combination or any other matter. The summary of the opinions of CHFT set forth above is qualified in its entirety by reference to the full text of the opinion.

Reasons for Aimei Health Board of Directors’ Approval of the Business Combination

Aimei Health was formed to complete a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more business entities. As described above, the Aimei Health board of directors sought to do so by using the networks and industry experience of both the Sponsor, the Aimei Health board of directors, and Aimei Health’s management to identify and acquire one or more businesses.

In approving the Business Combination, the Aimei Health board of directors discussed the valuation of United Hydrogen. The board considered United Hydrogen’s financial results, the Original United Hydrogen Management Projections (defined below), industry and market trends, and the valuation of comparable companies. Additionally, the Aimei Health board reviewed the valuation analysis and comparison presented in the fairness opinion provided by CHFT. The board also took into account the potential dilution of non-redeeming shareholders, including the dilution resulting from United Hydrogen shareholders and other dilution detailed in this proxy statement/prospectus (see “Dilution to the Shareholders off Aimei Health”). Considering the transaction terms, the combined company will issue 150 million Pubco Class A Ordinary Shares to the shareholders of United Hydrogen in the current consideration paid in the business combination. This consideration was based on the Original United Hydrogen Management Projections provided by United Hydrogen’s management and supported by a fairness opinion from CHFT.

In reaching its decision with respect to the Business Combination, Aimei Health’s board of directors considered views of Aimei Health’s management regarding the opportunity represented by the proposed transaction and evaluated the investor presentation provided by United Hydrogen. Aimei Health’s management discussed its diligence to the board, which included but not limited to:

●	review of United Hydrogen’s draft financial statements for the fiscal year ended December 31, 2023 and 2022;

●	review of the fairness opinion provided by CHFT, which is attached hereto as Annex F (for more details, please refer to “— Summary of the Opinion of CHFT”);

●	review of the Original United Hydrogen Management Projections (for more details, please refer to “— Summary of Financial Analysis”);

●	review of United Hydrogen’s descriptions of its business operations;

●	review of financial data of public companies that are comparable to United Hydrogen;

●	review of a draft due diligence report and memorandum on major legal issues involved in the business combination between Aimei Health and United Hydrogen, prepared by Grandall Law Firm, Aimei Health’s PRC counsel;

●	review of United Hydrogen’ corporate records, material agreements, employment agreements, tax, litigation, and other business-relevant materials;

●	discussions with United Hydrogen’s management;

●	third-party background checks on United Hydrogen’ management and directors;

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In evaluating the proposed transaction with United Hydrogen, the Aimei Health board of directors consulted with its legal counsel and accounting, CHFT, and other advisors. In determining that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby were in Aimei Health’s best interests, the Aimei Health board of directors considered and evaluated a number of factors, including, but not limited to, the factors discussed below. United Hydrogen’s draft financial statements, the Original United Hydrogen Management Projections, and CHFT’s fairness opinion provided the Aimei Health board of directors with a quantitative analysis of United Hydrogen’s valuation. Descriptions of the United Hydrogen’s business operation, due diligence reports, and other related materials offered the board with qualitative insights into potential risks from business, legal, and market perspectives. Additionally, the board members inquired with CHFT staff about the assumptions and methodology underlining their valuation and fairness opinions, and, based on their respective transactional experience and industry knowledge, engaged in a careful review of the financial stability, profitability, and growth potential of the target company regarding the above factors and the benefits of transitioning it to a public company. The board members also assessed the risks related to financing, industry market dynamics, and broader economic conditions that may impact the target company’s performance and trends. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination Agreement and the transactions contemplated thereby, the Aimei Health board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that the Aimei Health board of directors considered in reaching its determination and supporting its decision, although the board members prioritized the Original United Hydrogen Management Projections and the fairness opinion as key considerations when assessing the valuation of United Hydrogen. The Aimei Health board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by the Aimei Health board of directors. In addition, individual directors may have given different weight to different factors. The Aimei Health board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the following reasons. This explanation of Aimei Health’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The members of the Aimei Health board of directors are well qualified to evaluate the Business Combination with United Hydrogen. The Aimei Health board of directors and management collectively have extensive transactional experience. In particular, in addition to its review of United Hydrogen’s equity value and the consideration to be paid in connection with the proposed Business Combination, the Aimei Health board of directors considered the following reasons or made the following determinations, as applicable:

●	United Hydrogen satisfies a number of acquisition criteria that Aimei Health had established to evaluate prospective business combination targets. The Aimei Health board of directors considered the business, history, prospects, credibility, and valuation of United Hydrogen and its affiliates, and determined that United Hydrogen satisfies a number of criteria and guidelines set forth during the IPO, including (i) high growth prospects with sustainable proprietary position; (ii) experienced management teams with previous successes; and (iii) comprehensive business coverage, deep understanding of customers’ needs, with a flexible business model, partnership with industry leaders and experienced and knowledgeable management team.

●	Favorable prospects for future growth. Information from Aimei Health and United Hydrogen’s management regarding (i) United Hydrogen’s business, prospects, financial condition, operations, technology, services, management, competitive position, and strategic business goals and objectives; (ii) general economic, industry, regulatory, and financial market conditions; and (iii) opportunities and competitive factors within United Hydrogen’s industry.

●	Visionary management team with a proven track record of innovation and execution. United Hydrogen is led by a management team with extensive experience in hydrogen energy solutions and hydrogen commercial solutions. In addition, the Aimei Health board of directors considered Ms. Ma’s holdings of Pubco securities following the Business Combination, and her ability to sell substantially all such holdings yet still retain control over the company due to her holdings of Pubco Class B Ordinary Share having ten (10) votes per share compared to the one vote per share to which Class A Ordinary Shares are entitled. These aspects did not change Aimei Health board of directors’ determination because (i) the Aimei Health board of directors took notice that similar dual-class shareholding structure had been adopted by other public companies for the benefit of their founders; (ii) Ms. Ma will be subject to lock-up; (iii) upon Closing, Ms. Ma will still be subject to her fiduciary duties under the laws of the Cayman Islands and the Amended Pubco Articles (which form is included as Annex B to this proxy statement/prospectus) in exercising her decision-making powers as Chairperson, Director and Chief Executive Officer of Pubco; and (iv) the Aimei Health board of directors reviewed Ms. Ma’s professional and industry experience, as well as her long tenure with United Hydrogen.

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●	Best available opportunity. The Aimei Health board of directors determined, after a thorough review of other business combination opportunities reasonably available to Aimei Health, that the proposed Business Combination represents the best potential business combination for Aimei Health based upon the process utilized to evaluate and assess other potential acquisition targets, and the Aimei Health board of directors’ belief that such processes had not presented a better alternative.

●	Continued significant ownership by United Hydrogen. The Aimei Health board of directors considered that United Hydrogen’s existing equity holders would be receiving a significant amount of Pubco Ordinary Shares in the proposed Business Combination and that United Hydrogen’s principal shareholders and key executives are “rolling over” their existing equity interests of United Hydrogen into equity interests in Pubco. The current United Hydrogen shareholders are expected to own approximately 84.97% of the outstanding Pubco Class A Ordinary Shares and 100% of the outstanding Class B Ordinary Shares, together constituting approximately 98.93% of the voting power of the Pubco Ordinary Shares voting together as a single class, assuming none of Aimei Health’s Public Shareholders exercise their redemption rights in connection with the Business Combination.

●	Likelihood of closing the business combination. The Aimei Health board of directors believes that an acquisition by Aimei Health has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws and without potential issues from any regulatory authorities.

The Aimei Health board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to the following:

●	Business risk. The risk that the future financial performance of United Hydrogen may not meet the Aimei Health board of directors’ expectations due to factors in United Hydrogen’s control or out of United Hydrogen’s control, such as United Hydrogen’s failure to continuously innovate, to attract and retain customers, to adapt to new businesses, to obtain sufficient capital, to maintain its competitive edge in the business of hydrogen energy solutions and hydrogen commercial solutions, among others.

●	Industry risk. The risk that the hydrogen energy industry in which United Hydrogen operates is significantly impacted by significant adverse regulatory developments.

●	Closing of the Business Combination May Not Occur. The risks and costs to Aimei Health if the Business Combination is not completed, including the risk of diverting management focus and resources to other business combination opportunities, which could result in Aimei Health being unable to effect a business combination within the timeframe set forth under Aimei Health’s current charter, forcing Aimei Health to liquidate the trust account.

●	Current Public Shareholders Exercising Redemption Rights. The risk that some of Aimei Health’s current Public Shareholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account.

●	Closing Conditions of the Business Combination. The fact that the Closing is conditioned on satisfying certain closing conditions, many of which are not within Aimei Health’s control.

●	Aimei Health Shareholders Not Holding a Majority Position in Pubco. The fact that Aimei Health shareholders will not hold a majority position in Pubco following the Business Combination, which will reduce the influence that Aimei Health’s current shareholders have on Pubco’s management.

●	Post-Closing Corporate Governance. The fact that post-Closing, Ms. Xia Ma will control the voting power of all outstanding Pubco Class B Ordinary Shares and approximately 93.15% voting power of the total issued and outstanding Pubco Ordinary Shares voting together as a single class assuming a “no redemption” scenario. Given Ms. Ma’s voting power over the Pubco Ordinary Shares as described in this paragraph, she will effectively be able to nominate, appoint, and remove the entirety of Pubco’s board of directors. Ms. Ma will therefore have decisive influence over matters requiring shareholder approval by ordinary resolution and significant influence over matters requiring shareholder approval by special resolution, including significant corporate transactions, such as a merger or sale of Pubco or its assets.

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●	Litigation Related to the Business Combination. The risk of potential litigation challenging the Business Combination.

●	No Survival of Remedies for Breach of Representations, Warranties, or Covenants of United Hydrogen. The Business Combination Agreement provides that Aimei Health will not have any surviving remedies against United Hydrogen or its equity holders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of United Hydrogen set forth in the Business Combination Agreement. As a result, Aimei Health shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of United Hydrogen prior to the Closing, whether determined before or after the Closing, without any ability to recover for the amount of any damages. The Aimei Health board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equity holders of United Hydrogen will be, collectively, the majority equity holders in Pubco and therefore would bear a majority of any such losses.

●	Transaction Fees and Expenses Incurred by Aimei Health. The substantial transaction fees and expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on Aimei Health’s cash reserves and operating results if the Business Combination is not completed.

●	Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the Business Combination and public announcement of the Business Combination of Aimei Health’s financial performance, operating results, and share price.

●	Other Risks. Other factors that the Aimei Health board of directors deemed relevant, including various other risks associated with the Business Combination, Aimei Health’s business, and United Hydrogen’s business as described under “Risk Factors.”

The Business Combination is not structured to require the approval of at least a majority of unaffiliated shareholders of Aimei Health. No unaffiliated representative has been retained by a majority of the directors who are not employees of Aimei Health to act solely on behalf of the unaffiliated shareholders of Aimei Health for purposes of negotiating the terms of the Business Combination on their behalf and/or preparing a report concerning the approval of the Business Combination. The Business Combination was unanimously approved by the board of directors of Aimei Health.

Benefits and Detriments of the Business Combination to United Hydrogen

Benefits of the Business Combination to United Hydrogen

The Business Combination will provide United Hydrogen with increased access to capital markets. By becoming a publicly traded company on Nasdaq, Pubco is expected to gain access to a broader range of capital-raising opportunities, which will enhance its ability to fund growth initiatives. Additionally, the proceeds from the Business Combination, if available, are expected to be used to support Pubco’s business operations and growth strategies. These include signing and retaining new clients, completing ongoing refueling station projects, further investing in technology research and development, and funding general corporate purposes.

The Business Combination is also expected to enhance United Hydrogen’s market visibility. Being publicly listed on Nasdaq may raise its profile, improve market perception and credibility and help attract new clients and business partners. Furthermore, the public listing could create opportunities for long-term value appreciation for United Hydrogen’s initial shareholders, as the market may assign a higher valuation to Pubco due to its Nasdaq listing and growth prospects.

Detriments and Challenges of the Business Combination to United Hydrogen

Despite these benefits, Pubco is expected to face higher operating costs as a result of becoming a publicly listed company. As an SEC-registered and NASDAQ-listed company, Pubco will incur significantly higher expenses associated with hiring additional personnel, increased audit, legal, and administrative costs, and compliance with public company regulatory requirements. These increased expenses could reduce profitability, particularly in the short term.

The transition to a public company will also add complexity to United Hydrogen’s operations. Pubco will need to establish new processes and internal controls to meet its reporting obligations, which could divert management’s attention from core business activities. Additionally, the need for substantial capital and operating expenditures will increase. Pubco will have to invest heavily in marketing, infrastructure, technology, and human resources to support and grow its operations.

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Financial Implications

Upon consummation of the Business Combination, the most significant change in Pubco’s future reported financial position and results is expected to be changes in cash. Assuming that, other than the redemption of 2,904,267 Public Shares of Aimei Health in February 2025, no additional Public Shares will be redeemed upon the completion of the Business Combination, the pro forma cash balance as of December 31, 2024, would be approximately $40.9 million, while the pro forma cash balance as of December 31, 2024, assuming redemption of maximum shareholder redemptions permitted under the Business Combination, would be nil. See “Unaudited Pro Forma Condensed Combined Financial Information”. These changes are expected to affect Pubco’s ability to execute its growth strategy and manage its financial obligations effectively.

Summary of Financial Analysis

Certain United Hydrogen Projected Financial Information

To assess United Hydrogen’s financial condition and whether to proceed with the Business Combination, Aimei Health received various documents from United Hydrogen, including financial projections for the years ending December 31, 2024 through December 31, 2026 (the “Original United Hydrogen Management Projections”), copies of material contracts, and summaries of various industry analysis and trends. The Aimei Health board of directors reviewed and discussed with its financial advisor, CHFT, regarding the latter’s analysis in rendering the fairness opinion described in the proxy statement/prospectus. In rendering its opinion on the fairness of the transaction, CHFT reviewed the Original United Hydrogen Management Projections provided by United Hydrogen.

Neither Aimei Health nor United Hydrogen as a matter of course discloses public projections as to future sales, earnings, or other results. However, United Hydrogen management specifically prepared the Original United Hydrogen Management Projections to assist the Aimei Health Board in its consideration of the proposed Business Combination. The Original United Hydrogen Management Projections were initially provided to Aimei Health on or about April 23, 2024, and finalized in May 2024. As of the date of this proxy statement/prospectus, the Original United Hydrogen Management Projections no longer reflect United Hydrogen’s outlook but remain included in this proxy statement/prospectus solely because they were made available to Aimei Health and its advisors, prior to approval by the Aimei Health Board of the Business Combination and the execution of the Business Combination Agreement on June 19, 2024, as described elsewhere in this proxy statement/prospectus.

On or about February 20, 2025, United Hydrogen management provided Aimei Health management with updated financial forecasts for the calendar years ending December 31, 2024 through December 31, 2028 (the “Updated United Hydrogen Management Projections” or “Updated Projections” and, together with the Original United Hydrogen Management Projections, collectively, the “United Hydrogen Management Projections”).

United Hydrogen management prepared such financial information based on their judgment and assumptions regarding the future financial performance of United Hydrogen. Aimei Health is including the following summary of certain United Hydrogen internal, unaudited prospective financial information from Original United Hydrogen Management Projections solely because that information was made available to Aimei Health board of directors and financial advisor in connection with the evaluation of the Business Combination. The United Hydrogen Management Projections are being provided for information purposes only and are not and should not be viewed as public guidance regarding the future performance of United Hydrogen. The inclusion of the below information should not be regarded as an indication that Aimei Health or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results. Furthermore, no United Hydrogen Management Projections take into account any circumstances or events occurring after the date they were prepared. You should review the financial statements of United Hydrogen included in this proxy statement/prospectus, as well as the financial information in this proxy statement/prospectus and not rely on any single financial measure.

There undoubtedly will be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

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While presented in this proxy statement/prospectus with numeric specificity, the United Hydrogen Management Projections are forward-looking statements that are inherently subject to significant uncertainties, reflect numerous estimates and assumptions with respect to general business, economic, industry, regulatory, market and financial conditions and trends and other future events, as well as matters specific to United Hydrogen’s business, all of which are difficult to predict and many of which are beyond United Hydrogen’s control. The various risks and uncertainties include risks set forth in the sections entitled “Risk Factors,” “United Hydrogen Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. These United Hydrogen Management Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. United Hydrogen believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information United Hydrogen had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to United Hydrogen’s business, industry performance, the regulatory environment, and general business and economic conditions.

The United Hydrogen Management Projections were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The United Hydrogen Management Projections were prepared solely for internal use, and capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders. The United Hydrogen Management Projections are being provided here solely to disclose information that was provided to Aimei Health in the course of its evaluation of United Hydrogen. In the view of United Hydrogen’s management, the prospective financial information was prepared on a reasonable basis, reflected the best available estimates and judgments at the time, and presented, to the best of management’s knowledge and belief at the time, the expected course of action and the expected future financial performance of United Hydrogen. However, projections are inherently uncertain and accordingly, actual results may differ materially from the projections.

The United Hydrogen Management Projections were requested by, and disclosed to, Aimei Health for use as a component in its overall evaluation of United Hydrogen. The Aimei Health board of directors considered and relied upon the Original United Hydrogen Management Projections in determining the valuation for United Hydrogen in the Business Combination. For further details about financial analysis undertaken by the Aimei Health board of directors and Aimei Health’s management in reliance upon the Original United Hydrogen Management Projections, see “The Business Combination Proposal — Reasons for Aimei Health Board of Directors’ Approval of the Business Combination.” Neither United Hydrogen’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of United Hydrogen compared to the information contained in the United Hydrogen Management Projections, and none of them intends to or undertakes any obligation to update or otherwise revise the United Hydrogen Management Projections to reflect circumstances existing after the United Hydrogen Management Projections were finalized to reflect the occurrence of future events in the event that any or all of the assumptions underlying the United Hydrogen Management Projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. United Hydrogen will not refer back to these projections in its future periodic reports filed under the Exchange Act. The financial projections are included in this proxy statement/prospectus solely for informational purposes and not to induce any Aimei Health shareholders to vote in favor of any of the proposals at the Meeting.

Further, the inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Aimei Health, United Hydrogen, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. You are cautioned that the projections solely represent United Hydrogen’s best efforts in predicting future operating results and must be considered in that light. As a result, in making a decision regarding the Business Combination, please understand that the projections may be materially different than actual results. Aimei Health does not intend to reference these financial projections in its future periodic reports filed with the SEC under the Exchange Act.

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Neither United Hydrogen’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, UNITED HYDROGEN DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE UNITED HYDROGEN MANAGEMENT PROJECTIONS. THE UNITED HYDROGEN MANAGEMENT PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. NONE OF UNITED HYDROGEN, AIMEI HEALTH OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY UNITED HYDROGEN SHAREHOLDER, AIMEI HEALTH SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE UNITED HYDROGEN MANAGEMENT PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. PUBCO DOES NOT INTEND TO REFERENCE THE UNITED HYDROGEN MANAGEMENT PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

Original United Hydrogen Management Projections

United Hydrogen management prepared the Original United Hydrogen Management Projections in connection with its consideration of the potential Business Combination. The Original United Hydrogen Management Projections are unaudited, based upon estimated results of United Hydrogen management and do not include the impact of the accounting for the Business Combination or other impacts from the consummation of the Business Combination. The key elements of the Original United Hydrogen Management Projections are summarized below.

As the hydrogen energy industry is an emerging sector with relatively low market concentration, United Hydrogen anticipated that the listing preparation and promotional roadshows planned for the second half of 2024 would significantly boost the company’s brand exposure, driving substantial business cooperation and potentially facilitating the signing of more contracts and achievement of revenue goals. Additionally, many hydrogen energy projects are primarily driven by local governments or their affiliated enterprises, making them susceptible to local government incentive policies. Starting in mid-2024, there are numerous local incentive regulations, such as subsidies for hydrogen equipment investment and toll rebates for hydrogen vehicles, which have accelerated market demand for the company’s services and contributed to revenue growth in the second half of 2024. The key elements of the projections provided by United Hydrogen’s management team to Aimei Health are summarized in the table below with specific assumptions immediately following the table:

Projected Financial Metrics

	Fiscal Year Ending December 31,
(US$ in millions)	2024E	2025E	2026E
Total Revenue	96	429	1,032
Year-on-Year Growth %	634%	346%	141%
Cost of Goods Sold	84	369	895
Gross Profit	12	60	136
Gross Margin %	12.3%	13.9%	13.2%
EBITDA	3	42	109
EBITDA Margin %	3.5%	9.7%	10.5%
Net Profit	(11)	11	44
Net Profit Margin %	(10.9)%	2.6%	4.3%

*	The Original United Hydrogen Management Projections were translated to U.S. dollars, applying an exchange rate of RMB7.09 to US$1.00 as of December 31, 2023, as sourced from FactSet.
**	The financial projections are anticipated to require approximately US$75 M additional financing in the next two years. The respective financing purposes and amount allocation are shown in the following: The hydrogen energy solutions sector expects to require US$20 M which will be invested in hydrogen production plants and hydrogen refueling stations. The hydrogen commercial applications sector expects to have US$4.5 M for forklifts and heavy-duty trucks purchase to further develop the leasing business. The investments for giga plants are expected to be US$42 M in total, which include the investment in plants and production lines of US$34.5M and investment in R&D of US7.5 M. The investment in working capital is estimated to be US$8.5 M.

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The assumptions, estimates, and bases considered in the Original United Hydrogen Management Projections included, but were not limited to, the following:

1.	The general hydrogen services and products market will show relatively fast growth from 2024 to 2026 (the “Forecast Period”).

2.	United Hydrogen’s revenue is expected to maintain rapid growth during the forecast period. United Hydrogen’s projections are generally prepared using a “bottom-up” methodology. This means that detailed assumptions were made to build up the projections, rather than utilizing a high-level “top-down” methodology. United Hydrogen believes that this “bottom-up” methodology leads to more reasonable and accurate results, since there are no identical comparables to United Hydrogen and its business development.

Specifically, the revenue is projected to grow by 634% from approximately US$13.1 M in 2023 to approximately US$96.2 M in 2024, mainly due to:

1)	The development of the existing hydrogen energy solutions sector. Due to United Hydrogen’s market expansion and strengthened synergy across its business lines, United Hydrogen expects to assist customers in designing and constructing a total of 4 hydrogen production plants and 8 hydrogen refueling stations, as well as to operate and manage 2 hydrogen production plants and 5 hydrogen refueling stations in 2024. The revenue from the existing hydrogen energy solutions sector in 2023 was approximately US$12.0 M, and it is projected to grow by 186% to approximately US$34.3M in 2024.

2)	The development of the existing hydrogen commercial applications sector. United Hydrogen expects to collaborate with operators in ports, docks, and mines, and in addition to the sales and lease of hydrogen fuel cell systems and fuel cell forklifts, it will expand sales and leasing of heavy-duty trucks and fuel cells of heavy trucks. Since the 2023 revenue base was relatively low, at around US$1.1M, it is projected to grow about 35 times to approximately US$40.0 M in 2024.

3)	The growth of the new giga plant business. United Hydrogen is expected to begin establishing 1 giga plant in China and 1 giga plant abroad in 2024, which is projected to generate an additional US$21.8 M in equipment sales.

As of the end of December 2024, United Hydrogen has signed contracts worth approximately US$52.6 million for 2024, with potential pending contracts or letters of intent totaling around US$130.0 million. These figures are based on the estimated revenue expected to be generated from the respective contracts. Additionally, there are several cooperative intent agreements without specified amounts, as well as potential new contracts and letters of intent expected to be signed in the remaining months. Taking all of the above into consideration, United Hydrogen management believes that adopting a higher growth rate in 2024 compared to 2023 is appropriate.

United Hydrogen has engaged in five construction contracts, including one for a hydrogen production plant, three for hydrogen refueling stations, and one for project relocation services. These contracts are nearing completion, and additional construction-related contracts are currently under negotiation. Typically, the timeline for completing the evaluation, design, and construction of a hydrogen production plant spans 9 to 18 months, while for hydrogen refueling stations, the process generally takes 2 to 12 months. Since the construction of hydrogen production plants and refueling stations is carried out through third-party construction contractors, the company typically receives advance payments from clients. These funds are then used to procure the necessary equipment from suppliers, ensuring payments are made without utilizing the company’s own capital. Additionally, United Hydrogen has developed a reliable labor supply mechanism and established stable and positive partnerships with third-party construction contractors. This allows the company to promptly collaborate with these contractors to supply sufficient workers based on project demands.

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The pending contracts or letters of intent primarily consist of anticipated agreements for hydrogen sales and equipment sales. The execution timelines for these contracts are expected to be shorter than those for construction-related contracts. United Hydrogen will select appropriate suppliers to provide the necessary products and equipment to meet customer needs, thereby generating sales revenue. It is worth noting that the final execution outcomes and revenue are currently uncertain and can only be observed after the completion of the annual audit.

As of December 31, 2024, United Hydrogen management estimates that approximately US$49.4 million in unaudited revenue was earned in 2024.

For the hydrogen production plant contract completed in 2024 among the five construction contracts, the project spanned approximately 13 months. When the contract was signed, the client paid a certain percentage as an advance payment. United Hydrogen then undertook the following tasks: a) preliminary planning and design, including evaluating the client’s requirements, selecting the hydrogen production process, and designing the hydrogen production workflow; b) obtaining project approvals and permits; and c) engaging a professional construction team to carry out infrastructure construction. Completing these tasks took about eight months. Meanwhile, after determining the hydrogen production process, United Hydrogen procured the required equipment. When the equipment was ready for delivery, United Hydrogen submitted a delivery schedule to the client and, after receiving payment, arranged for the shipment to the client’s site. It took about five months for equipment installation and commissioning. Following the completion of commissioning and acceptance by the client, the final acceptance payment was made, marking the completion of the entire project.

The average completion time for the three hydrogen refueling stations in 2024 among the five construction contracts was approximately five months. Taking one hydrogen refueling station as an example, after signing the contract, the client paid an advance payment. United Hydrogen required about three months to carry out preparatory work, including handling relevant formalities, finalizing construction design plans, and performing civil engineering. During this period, United Hydrogen simultaneously ordered the necessary equipment for the hydrogen refueling station. Once the preparatory work was completed and the equipment was ready for delivery, United Hydrogen arranged the shipment to the client’s site upon receiving the delivery payment from the client. Installation and commissioning took about two months once the equipment arrived. After the installation and commissioning were completed and the client provided final acceptance, the acceptance payment was made, marking the project’s conclusion.

As of December 31, 2024, all five construction contracts had been completed, with approximately US$10.8 million earned as revenue in 2024.

Among the US$46.7 million in potential pending contracts or letters of intent, as of December 31, 2024, United Hydrogen management estimates that approximately US$28.4 million in unaudited revenue was generated in 2024.

United Hydrogen is expected to generate revenues of US$429M in 2025 and US$1,032M in 2026, corresponding to growth rates of 346% and 141%, respectively. Specifically:

1)	In terms of the hydrogen energy solutions sector, United Hydrogen is expected to assist customers in designing, and constructing a total of 19 hydrogen production plants (7 in 2025 and 8 in 2026) and 30 hydrogen refueling stations (10 in 2025 and 12 in 2026), as well as operate and manage 12 hydrogen production plants (4 in 2025 and 6 in 2026) and 27 hydrogen refueling stations (9 in 2025 and 13 in 2026) during the Forecast Period. The newly constructed hydrogen production plants and hydrogen refueling stations are expected to be primarily located in China’s Hebei, Ningxia, Inner Mongolia, Shandong, Shanxi, Guangdong provinces, and the East China region — areas leading China in hydrogen industry development and demand. The corresponding construction unit prices were determined by management based on historical unit prices from similar projects, adjusted for project capacity. The unit prices for operating and managing the hydrogen production plants and refueling stations were derived by referencing the company’s historical pricing levels. Due to business synergies, the United Hydrogen will also engage in partial hydrogen sales. Overall, the growth rates for this sector in 2025 and 2026 are expected to be 259% and 68%, respectively.

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2)	In terms of the hydrogen commercial applications sector, United Hydrogen will be able to achieve corresponding sales or leases of forklifts, heavy-duty trucks, and sales of fuel cell systems as scheduled. Specifically, in 2025 and 2026, a total of 600 and 1,200 forklifts, and 1,000 and 3,100 heavy trucks, are expected to be sold or leased to external end customers. The demand for these forklifts and heavy trucks mainly originates from ports, terminals, mines, and logistics companies in regions such as Shandong, Liaoning, Xinjiang, Inner Mongolia, and East China, where there is significant demand for hydrogen-powered forklifts and heavy trucks. The projected sales quantities of fuel cell systems for forklifts and heavy trucks are expected to match the respective sales and rental volumes of forklifts and heavy trucks. The rental or sales unit prices for the above equipment were determined by United Hydrogen’s management based on existing sales prices and consideration of similar product prices in the market. United Hydrogen anticipates growth rates for this sector of 301% and 215% in 2025 and 2026, respectively.

3)	United Hydrogen is expected to establish a total of 3 giga plants in China (1 in 2024, 1 in 2025 and 1 in 2026) and 4 abroad (1 in 2024, 1 in 2025 and 2 in 2026) during the Forecast Period to support the production and sales of key equipment used in the hydrogen energy industry, such as electrolysis systems and fuel cell forklifts. United Hydrogen expects to sell a total of 956 and 1,990 units of forklifts, hydrogen storage and supply equipment, hydrogen production equipment, and hydrogen power generation products in 2025 and 2026, respectively, in both China and overseas markets. This forecast primarily considers demand for domestic hydrogen retrofitting of ships, hydrogen system replacements for port cranes, and the needs of upstream and downstream enterprises for these products. International sales are expected to focus on regions such as Europe, the Middle East, and Southeast Asia. The unit prices of the above products were determined by management with reference to the prices of similar products in the market. United Hydrogen anticipates growth rates for this sector of 563% and 120% in 2025 and 2026, respectively.

These assumptions and estimates may be affected by material factors and limitations, including:

●	whether the existing number of customers will not experience attrition during the Forecast Period, and that the revenue generated from retained customers will not significantly decline.

●	whether United Hydrogen, due to its relatively smaller sales scale, will face intensified competition during the Forecast Period.

●	whether United Hydrogen can attract enough sales personnel, and the sales staff can contribute to the anticipated sales growth.

●	Whether United Hydrogen will be able to execute its growth strategies effectively and successfully, convert sales projections into MOUs, and then transform them into binding contracts to realize sales accordingly.

Most of United Hydrogen’s equipment sales contracts are completed within one year, while the lease and construction-related contracts may extend beyond one year. As of the end of December 2024, the signed contract amounts for 2025 and 2026 are approximately US$47.6 million and US$1.4 million, respectively, with the remaining projected amounts currently lacking signed contract.

United Hydrogen’s management also conducted research on companies within the hydrogen energy industry and found that United Hydrogen’s projected revenue growth trends are similar to those of two peer companies, Hyliion Holdings Corp. and Advent Technology Holdings, Inc., both of which went public through mergers with special purpose acquisition companies. Investor presentation documents included in the Form 8-K filings submitted by Hyliion Holdings Corp. on June 18, 2020, and Advent Technology Holdings, Inc. on October 13, 2020, to the SEC, contain financial forecasts. Specifically, Hyliion Holdings Corp. projected revenue of approximately US$8 M for 2021, while Advent Technology Holdings, Inc. projected revenue of approximately US$13 M for the same year. The 2021 revenue scales for these two companies are close to United Hydrogen’s 2023 revenue scale (approximately US$13.1 M). At the same time, both companies anticipated very high revenue growth following 2021. Hyliion Holdings Corp. projected a 42-fold revenue increase in 2022, with a three-year compound annual growth rate (CAGR) of 539% post-2021; Advent Technology Holdings, Inc. forecasted a three-year CAGR of 110% following 2021. Currently, United Hydrogen’s projected CAGR over the forecast period is approximately 329%, roughly the average of the two companies’ projected CAGRs. Therefore, considering United Hydrogen’s current lower revenue scale and the growth patterns of peer companies, management believes that the projected growth rate for United Hydrogen over the Forecast Period is reasonable.

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3.	United Hydrogen will be able to retain its existing customers and procure new customers to expand its customer pool.

4.	United Hydrogen will be able to develop and maintain key suppliers that can deliver services and products in a timely manner, meeting all quality, quantity, safety, cost requirements, and technical specifications.

5.	United Hydrogen will be able to attract, motivate and retain key management as well as experienced and capable personnel to maintain and grow their business.

6.	United Hydrogen will be able to recruit, train and retain qualified personnel or sufficient workforce while controlling their labor costs.

7.	United Hydrogen will be able to generate adequate cash inflows from its operating activities or maintain adequate external financing to support its operation and expansion.

8.	Future legislative or regulatory changes would not have a material adverse effect on United Hydrogen’s business, results of operations, and financial condition.

Updated United Hydrogen Management Projections

Based on United Hydrogen’s recent business development, the management of United Hydrogen has updated its financial projections. United Hydrogen has affirmed to Aimei Health that its Updated Projections reflect the view of United Hydrogen’s management or board of directors about its future performance as of the most recent practicable date prior to the date of the proxy statement/prospectus. The Updated Projections provided by United Hydrogen’s management team to Aimei Health are summarized in the table below with specific assumptions immediately following the table:

Updated Projected Financial Metrics

	Fiscal Year Ending December 31,
(US$ in millions)	2024*	2025E	2026E	2027E	2028E
Total Revenue	49.6	178.9	377.5	636.5	999.6
Year-on-Year Growth %	279%	260%	111%	69%	57%
Cost of Goods Sold	43.7	155.8	331.8	566.5	865.9
Gross Profit	5.9	23.0	45.7	70.0	133.7
Gross Margin %	11.9%	12.9%	12.1%	11.0%	13.4%
EBITDA	1.2	18.0	39.8	62.7	124.9
EBITDA Margin %	2.4%	10.0%	10.5%	9.9%	12.5%
Net Profit	1.3	10.9	24.2	38.9	85.3
Net Profit Margin %	2.6%	6.1%	6.4%	6.1%	8.5%

* The financial metrics for 2024 are based on United Hydrogen’s unaudited management reports.

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The Updated Projections were translated to U.S. dollars, applying an exchange rate of RMB7.30 to US$1.00 as of December 31, 2024, as sourced from FactSet.

The assumptions, estimates, and bases considered in the Updated Projections include, but are not limited to, the following:

1.	As of December 31, 2024, United Hydrogen management estimates that approximately US$49.6M in unaudited revenue was earned in 2024 based on the unaudited management reports. The discrepancies compared to the original projections of US$ 96M in revenue are attributed to the following reasons:

1)	In terms of the hydrogen energy solutions sector, business progress has not met expectations. Due to customer-related documentation issues, several planned construction projects in 2024 have been postponed and failed to further advance. The actual number of hydrogen refueling stations and hydrogen production plants that United Hydrogen anticipated constructing in 2024 fell short of expectations.

2)	In terms of the hydrogen commercial applications sector, the supplier delivery schedules have impacted fulfilment. Due to delays in heavy truck deliveries and documentation processes from suppliers, as well as shifts in customer demand, the actual sales and rentals of heavy trucks and actual sales volume of fuel cell systems in 2024 are expected to be below the original projections.

3)	United Hydrogen has recalibrated the pace of establishing giga plants in China and abroad. United Hydrogen was originally expected to establish 1 giga plant in China and 1 giga plant abroad in 2024. The establishment of 1 giga plant abroad has been suspended since United Hydrogen has shifted its overseas development strategy to focus on establishing joint ventures for overseas expansion, which has temporarily impacted the revenue generation.

4)	United Hydrogen management dedicated significant resources and focus to its de-SPAC transaction with Aimei Health during the fiscal year ended December 31, 2024, which temporarily slowed down the pace of business expansion activities, thereby impacting the achievement of the original projections.

2.	United Hydrogen is expected to generate revenues of US$178.9M in 2025 to US$999.6M in 2028 (the “Updated Forecast Period”) with a compound annual growth rate (CAGR) of 77%. Specifically:

1)	In terms of the hydrogen energy solutions sector, United Hydrogen anticipates assisting clients in designing and constructing a total of 20 hydrogen refueling stations (1 in 2025, 4 in 2026, 6 in 2027, and 9 in 2028), 9 hydrogen production plants (1 in 2026, 3 in 2027 and 5 in 2028) and 5 integrated hydrogen production and refueling stations (1 in 2025, 1 in 2026, 1 in 2027 and 2 in 2028) during the Updated Forecast Period. Additionally, United Hydrogen will also participate in various upgrading and renovation projects for hydrogen refueling stations and hydrogen production plants. The constructed hydrogen refueling stations, hydrogen production plants and integrated stations are expected to be primarily located in China’s Hebei, Henan, Sichuan, Zhejiang, Shandong, Inner Mongolia and Ningxia provinces. The above corresponding design, construction and renovation unit prices were determined by management based on historical unit prices from similar projects, adjusted for project capacity. United Hydrogen is also expected to engage in partial hydrogen and liquefied natural gas (LNG) sales, the hydrogen sales will primarily target at ports and docks in China’s Hebei, Sichuan, Zhejiang, Jiangsu provinces and Shanghai. The LNG sales will target at provinces including Shandong, Hebei, Inner Mongolia, Ningxia and Henan in China. The unit prices of hydrogen and LNG sales were determined by management based on historical prices. Overall, the growth rates for this sector are anticipated to be 115% in 2026, 74% in 2027 and 58% in 2028.

2)	In terms of the hydrogen commercial applications sector, United Hydrogen expects to achieve sales of a total of 1,664 heavy trucks, 1,306 forklifts, and 20 hydrogen-powered cranes, and leases of 2 hydrogen-powered vessels during the Updated Forecast Period. Sales of heavy trucks, forklifts and hydrogen-powered cranes, as well as leases of hydrogen-powered vessels, will be primarily concentrated in China’s Zhejiang, Jiangsu provinces and Shanghai, focusing on applications in ports and docks as well as companies engaged in logistics and transportation. The rental or sales unit prices of the aforementioned equipment were determined by United Hydrogen’s management based on existing sales prices and consideration of similar product prices in the market. Overall, the growth rates for this sector are expected to be 103% in 2026, 49% in 2027 and 63% in 2028.

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3)	United Hydrogen will maintain 1 giga plant in China’s Zhejiang province during the Updated Forecast Period to support the production and sales of key equipment used in the hydrogen energy industry. United Hydrogen expects to sell a total of 25 marine hydrogen storage systems, 62 hydrogen-powered crane power systems, 1,230 fuel cell systems and 244 solid-state hydrogen filling equipment sets. This forecast primarily considers demand for hydrogen-powered vessels and cranes at ports and docks. United Hydrogen is expected to expand sales of core hydrogen components and participate in environmental projects for solid and groundwater remediation in European countries, such as Italy by establishing a joint venture. Overall, United Hydrogen anticipates growth rates for this sector of 99% in 2026, 62% in 2027 and 44% in 2028.

These assumptions and estimates for the Updated Projections depend on several critical factors and contingencies, including:

●	Whether there are delays in the construction of hydrogen refueling stations, hydrogen production plants, as well as integrated hydrogen production and refueling stations due to regulatory approvals, supply chain disruptions, or technical challenges.

●	Whether United Hydrogen will be able to execute its growth strategies effectively and successfully, and convert sales projections into binding contracts to realize sales accordingly.

●	Whether United Hydrogen can attract enough sales personnel, and the sales staff can contribute to the anticipated sales growth.

●	Whether United Hydrogen can maintain sufficient personnel and suitable subcontractors to support the construction and installation of hydrogen production plants, hydrogen refueling stations, and other related projects, as well as enough production personnel to support the manufacturing of hydrogen-related equipment.

●	Whether the unit price for hydrogen, LNG and hydrogen related equipment and projects can maintain stable or increasing prices while managing the impact of market competition, technological changes and customer demands.

Satisfaction of 80% Test

It is a requirement under the Aimei Health articles of association and Nasdaq rules that any business acquired by Aimei Health have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account, which were subsequently waived) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of the Business Combination Agreement with United Hydrogen was approximately $45.4 million and 80% thereof represents approximately $36.3 million. In determining whether the 80% requirement was met, rather than relying on any one factor, Aimei Health board of directors concluded that it was appropriate to base such valuation on all of the qualitative factors described in this section and the discussion in this proxy statement under the caption “Proposal 1” as well as quantitative factors, such as the anticipated implied equity value of the combined company being approximately $1,500 million with no material debt expected to be outstanding. Based on the qualitative and quantitative information used to approve the Business Combination described herein, the Aimei Health board of directors determined that the foregoing 80% net asset requirement was met. The Aimei Health board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% net asset requirement.

Certain Engagements in Connection with the Business Combination and Related Transactions

The underwriters of Aimei Health’s IPO are entitled to a deferred fee of one percent (1.0%) of the gross proceeds of the IPO, or $690,000. The deferred fee will be paid in cash upon the closing of the Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

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Interests of Certain Persons in the Business Combination

None of Aimei Health’s directors and officers will enter into any employment agreement with United Hydrogen or its subsidiaries following the consummation of the Business Combination. However, in considering the recommendation of the Aimei Health board of directors to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of Aimei Health’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other shareholders generally. Aimei Health’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to shareholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

●	If the Business Combination with United Hydrogen or another business combination is not consummated by December 6, 2025 (i.e., 24 months from the closing of the IPO assuming that all 12 monthly extensions are exercised), Aimei Health will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and Aimei Health’s board of directors, dissolving and liquidating. In such event, the Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the Aimei Health’s IPO (based on the closing price of Aimei Health ordinary shares on Nasdaq of $11.32 per share on the Record Date, the value of the Founder Shares outstanding upon the Closing would be $19,527,000), are expected to be worthless because the holders are not entitled to participate in any redemption or distribution of proceeds in the Trust Account with respect to such shares. On the other hand, if the Business Combination is consummated, each outstanding Aimei Health ordinary share will be shall be cancelled and automatically converted into the right to receive One Pubco Class A Ordinary Share.

●	If Aimei Health is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Aimei Health for services rendered to or, contracted for or, for products sold to, Aimei Health. If Aimei Health consummates a business combination, on the other hand, Aimei Health will be liable for all such claims.

●	The Sponsor acquired the Private Placement Units for an aggregate purchase price of $3,320,000, or $10 per unit, in a transaction occurring concurrently with the closing of the Aimei Health’s IPO. Based on the closing price of the Public Units on Nasdaq of $11.25 per unit on the Record Date, the value of the Private Placement Units outstanding upon the Closing would be $3,735,000. The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. As of the date of this proxy statement/prospectus, the Sponsor and its affiliate have not been involved in any other special purpose acquisition companies and do not hold financial interests or have contractual obligations to other entities with which Aimei Health is exploring entering into a business combination.

●	As a result of the prices at which Aimei Health’s Initial Shareholders acquired the Founder Shares and the Private Placement Units, and their current value, the Initial Shareholders could make a substantial profit after the completion of the Business Combination even if Aimei Health Public Shareholders lose money on their investments as a result of a decrease in the post-combination value of their Public Shares.

●	The Sponsor and Aimei Health’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Aimei Health’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Aimei Health fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Aimei Health may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by December 6, 2025 (i.e., 24 months from the closing of the IPO assuming that all 12 monthly extensions are exercised). As of the date of this proxy statement/prospectus, the Sponsor and Aimei Health’s officers and directors and their affiliates did not incur any unpaid reimbursable expenses.

●	If Aimei Health is unable to complete a business combination within the required time period, the aggregate dollar amount of non-reimbursable funds would be approximately $0.5 million reflecting the market value of Founder Shares, the market value of Private Placement Units, and out-of-pocket unpaid reimbursable expenses.

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●	Aimei Health has provisions in the Aimei Health amended and restated articles of association waiving the corporate opportunities doctrine on an ongoing basis, which means that Aimei Health’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to Aimei Health.

●	None of Aimei Health’s officers or directors is required to commit his or her full time to Aimei Health’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	The Business Combination Agreement provides for the continued indemnification of Aimei Health’s current directors and officers and the continuation of directors and officers liability insurance covering Aimei Health’s current directors and officers.

●	Aimei Health’s Sponsor, affiliates of the Sponsor, officers, and directors may, but are not obligated to, make Working Capital Loans from time to time to Aimei Health to fund certain capital requirements. Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into additional Private Units at a price of $10.00 per Unit. As of June 30, 2025, there were no amounts outstanding under any Working Capital Loan.

●	The Sponsor agreed, commencing from the date that the Aimei Health’s securities were first listed on Nasdaq, through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities, and administrative services, as Aimei Health may require from time to time. Aimei Health agreed to pay to the Sponsor, $10,000 per month, for up to 12 months, subject to extension to up to 24 months. As of June 30, 2025, the unpaid balance was $180,000, which was included in amount due to related party balance.

●	On December 11, 2024 and January 13, 2025, the Sponsor and United Hydrogen caused the first and second monthly extension fee of $227,700 (equivalent to $0.033 per Public Share), respectively, to be deposited into the Trust Account, to extend the date by which Aimei Health has to consummate a business combination from December 6, 2024 to February 6, 2025. On February 5, 2025, Aimei Health held an extraordinary general meeting of shareholders, which approved the proposal by its board of directors to amend the monthly fee payable by the Sponsor and/or its designee into the Trust Account to extend the date by which Aimei Health must consummate its initial business combination, from $0.033 per Public Share (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension). On February 6, 2025, March 6, 2025, April 4, 2025, May 6, 2025, June 6, 2025, July 6, 2025, August 6, 2025, September 5, 2025, and October 8, 2025, the Sponsor and United Hydrogen caused the third through eleventh monthly extension fee of $150,000 to be deposited into the Trust Account, to further extend the deadline from February 6, 2024 to November 6, 2025. The deposit of the first through eleventh monthly extension fee is evidenced by a Monthly Extension Promissory Note. The first and second Monthly Extension Promissory Notes are in the principal amount of $227,700 each, shared equally between the Sponsor and United Hydrogen ($113,850 each). The third through eleventh Monthly Extension Promissory Note is in the principal amount of $150,000, also shared equally between the Sponsor and United Hydrogen ($75,000 each). Each Monthly Extension Promissory Note bears no interest and is payable in full upon the consummation of the Business Combination. The Sponsor and United Hydrogen have the right, but not the obligation, to convert the Monthly Extension Promissory Note, in whole or in part, into Private Units of Aimei Health, at a price of $10.00 per Unit, each consisting of one ordinary share and one right to receive one-fifth (1/5) of one ordinary share of Aimei Health, immediately prior to the consummation of the Business Combination, by providing Aimei Health with written notices of their intention to convert the Monthly Extension Promissory Note at least two business days prior to the closing of the Business Combination.

Except for the conflicts of interest noted above, which primarily relate to the interests of officers and directors and the Sponsor, there are no conflicts of interest between the Sponsor, Aimei Health, and its officers and directors and United Hydrogen. For a description of the fiduciary obligations held by Aimei Health’s officers and directors to other entities, see “Aimei Health’s Directors and Executive Officers — Conflicts of Interest.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Aimei Health will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following factors: (i) United Hydrogen’s existing operations will comprise the ongoing operations of the combined company, (ii) United Hydrogen’s senior management will comprise the senior management of the combined company, and (iii) the former owners and management of United Hydrogen will have control of the board of directors after the Business Combination by virtue of being able to appoint a majority of the directors of the combined company.

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In accordance with guidance applicable to these circumstances, the Business Combination will be treated as the equivalent of Pubco issuing shares for the net assets of Aimei Health, accompanied by a recapitalization. The net assets of Aimei Health will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of United Hydrogen.

Redemption Rights

Pursuant to the Aimei Health amended and restated articles of association, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of the Record Date, based on funds in the Trust Account of approximately $45.4 million, this amounts to approximately $11.37 per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)	(a) hold Public Shares, or

(b) hold Public Shares through Units and you elect to separate your Units into the underlying public shares prior to exercising your redemption rights with respect to the public shares; and

(ii)	prior to 5:00 p.m., Eastern Time, on November 4, 2025, (a) submit a written request to Continental that Aimei Health redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

Holders of outstanding Aimei Health Units must separate the underlying Aimei Health ordinary shares prior to exercising Redemption Rights with respect to the Public Shares. If the Aimei Health Units are registered in a holder’s own name, the holder must deliver the certificate for its Aimei Health Units to Continental, with written instructions to separate the Aimei Health Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public shares from the Aimei Health Units.

If a holder exercises its Redemption Rights, then such holder will be exchanging its Public Shares for cash and will no longer own shares of Aimei Health. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section entitled “Extraordinary General Meeting of Shareholders of Aimei Health — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Regulatory Matters

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings with the Registrar of Companies in the Cayman Islands necessary to effectuate the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, subject to the approval of the Merger Proposal and the Share Issuance Proposal, the Business Combination Agreement dated June 19, 2024 (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Aimei Health Acquisition Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Aimei Health”), Aimei Investment Ltd, a Cayman Islands exempted company, in the capacity as, from and after the Closing, the representative of Aimei Health and the shareholders of Aimei Health immediately prior to the Effective Time (the “Purchaser Representative”), United Hydrogen Global Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Pubco”), United Hydrogen Victor Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Pubco, United Hydrogen Worldwide Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Pubco, and United Hydrogen Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“United Hydrogen”), a copy of which are attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereunder including (i) United Hydrogen Victor Limited merging with and into United Hydrogen with United Hydrogen being the surviving entity and (ii) United Hydrogen Worldwide Limited merging with and into Aimei Health with Aimei Health being the surviving entity, with both United Hydrogen and Aimei Health being wholly-owned subsidiaries of Pubco, be and each is hereby approved, ratified, confirmed and adopted (as applicable) in all respects.”

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Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law and pursuant to the Aimei Health amended and restated memorandum and articles of association, being the affirmative vote of shareholders holding a majority of the Aimei Health ordinary shares which are voted on such resolution in person or by proxy at the Extraordinary General Meeting at which a quorum is present. The Transactions will not be consummated if Aimei Health has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) as determined either immediately prior to or upon consummation of the Transactions after payment of underwriting fees and commissions.

Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting, and otherwise will have no effect on a particular proposal.

The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the Aimei Health shareholders for a vote.

Recommendation of Aimei Health’s Board of Directors

After careful consideration of the terms and conditions of the Business Combination Agreement, the Aimei Health board of directors has unanimously determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of Aimei Health and its shareholders. In reaching its decision with respect to the Business Combination, the Aimei Health board of directors reviewed various industry and financial data and the due diligence and evaluation materials provided by United Hydrogen. The Aimei Health board of directors also obtained a valuation analysis and fairness opinion upon which to base its assessment. THE AIMEI HEALTH BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF AIMEI HEALTH VOTE FOR THE BUSINESS COMBINATION PROPOSAL. Aimei Health’s directors have interests that may be different from, or in addition to your interests as a shareholder. See the section titled “The Business Combination Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

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THE MERGER PROPOSAL

As required by the Cayman Companies Act and the Aimei Health amended and restated memorandum and articles of association, Aimei Health is asking its shareholders to approve and authorize the Second Merger and the Second Merger Plan of Merger by way of special resolution. By authorizing the Second Merger and the Second Merger Plan of Merger, Aimei Health shareholders will also authorize the replacement of the existing amended and restated memorandum and articles of association of Aimei Health (as the surviving company following the Second Merger) with the amended and restated memorandum and articles of association of the surviving company (the form of which is set out in Appendix II to the Second Merger Plan of Merger), which will take effect from the effective time of the Second Merger in accordance with the Second Merger Plan of Merger.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that, subject to the approval of the Business Combination Proposal: (i) the merger of Aimei Health Technology Co., Ltd (“Aimei Health”), with and into United Hydrogen Worldwide Limited, with Aimei Health surviving the merger as a wholly-owned subsidiary of United Hydrogen Global Inc. (the “Second Merger”), and the plan of merger and annexures thereto substantially in the form and substance of Annex D to the proxy statement (the “Second Merger Plan of Merger”) and all other transactions contemplated by the Business Combination Agreement occurring in connection with the Second Merger, be and are hereby authorized, approved, adopted and confirmed in all respects; (ii) Aimei Health be and is hereby authorized to enter into the Second Merger Plan of Merger; and (iii) as of, and contingent upon, the Effective Time (as that term is defined in the Second Plan of Merger), the amended and restated memorandum and articles of association attached to the Second Plan of Merger be adopted in substitution for, and to the exclusion of Aimei Health’s existing memorandum and articles of association.”

Vote Required

The approval of the Merger Proposal will require a special resolution, being a resolution passed by the affirmative vote of at least two-thirds (2/3) of the votes cast by such shareholders as, being entitled to do so, vote in person or by proxy at the Meeting at which a quorum exists. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Merger Proposal.

The adoption of the Merger Proposal is conditioned upon the adoption of the Business Combination Proposal and the Share Issuance Proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS OF AIMEI HEALTH RECOMMENDS THAT AIMEI HEALTH SHAREHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

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THE SHARE ISSUANCE PROPOSAL

At the Meeting, Aimei Health may ask its shareholders to vote upon and approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of approximately 157,568,133 newly issued ordinary shares in the Business Combination.

Nasdaq Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of ordinary shares of Aimei Health or the voting power outstanding before the transaction. Aimei Health currently has 6,121,733 ordinary shares issued and outstanding.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Aimei Health is seeking shareholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of ordinary shares, or of securities convertible into or exercisable for ordinary shares, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the ordinary shares have or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such ordinary shares (or securities convertible into or exercisable for ordinary shares); or (ii) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the ordinary shares or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance, or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the market value of the stock if the number of shares of ordinary shares to be issued is or may be equal to 20% or more of the ordinary shares, or 20% or more of the voting power, outstanding before the issuance.

As described above, Pubco will issue ordinary shares in connection with the Business Combination, including approximately 157,568,133 newly issued ordinary shares in the Business Combination.

Effect of the Proposal on Current Shareholders

In the event that this Proposal is approved by Aimei Health shareholders, and the Business Combination is consummated, then the resulting potential issuance of all of the ordinary shares approved pursuant to this Proposal assuming, among other things, that except for 2,904,267 Public Shares of Aimei Health were redeemed in February 2025, no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, Public Shareholders, the Sponsor and other Initial Shareholders, and the Sellers, will own approximately 2.54%, 1.30%, and 95.20%, of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately 150,000,000 Ordinary Shares of Pubco, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

In the event that this Proposal is approved by Aimei Health shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of ordinary shares pursuant to the Business Combination Agreement, Pubco will not issue such shares.

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Required Vote and Recommendation of the Board

The approval of the Share Issuance Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by a majority of the votes cast by the Aimei Health shareholders as, being entitled to do so, vote in person or by proxy on the proposal at the Meeting where a quorum exists. Abstentions and broker non-votes will not have an effect on the Share Issuance Proposal. The Share Issuance Proposal will not be submitted if the Business Combination Proposal or the Merger Proposal is not approved and will also not be submitted unless required under Nasdaq rules.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the issuance of up to 157,568,133 ordinary shares in connection with the Business Combination be approved and adopted in all respects.”

THE AIMEI HEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AIMEI HEALTH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

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THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows Aimei Health’s board of directors to submit a proposal to direct the chairman of the Meeting to adjourn the Meeting to a later date or dates, if Aimei Health deems it necessary or appropriate, including, if necessary, (i) to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal or the Merger Proposal, (ii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to this proxy statement/prospectus; or (iii) if the holders of Public Shares have elected to redeem an amount of shares such that the Pubco Ordinary Shares would not be approved for listing on a U.S. stock exchange. In no event will Aimei Health solicit proxies to adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide additional time, if necessary, for the Aimei Health Initial Shareholders, United Hydrogen, and the Sellers to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If an adjournment proposal is presented to the Meeting and is not approved by the shareholders, the chairman of the Meeting will still have the power, under Aimei Health’s amended and restated memorandum and articles of association, to adjourn the Meeting (with the consent of the shareholders constituting a quorum, or if so directed by the Meeting).

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an ordinary resolution, being a resolution passed by a majority of the votes cast by the Aimei Health shareholders as, being entitled to do so, vote in person or by proxy on the proposal at the Meeting where a quorum exists. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Business Combination Proposal or the Merger Proposal, (ii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the accompanying proxy statement/prospectus or (iii) if the holders of the Public Shares have elected to redeem such number of shares such that the Pubco Ordinary Shares would not be approved for listing on a U.S. stock exchange be authorized, approved and confirmed in all respects.”

THE AIMEI HEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AIMEI HEALTH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of December 31, 2024 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the fiscal years ended December 31, 2024 give pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet is presented as of December 31, 2024 and the unaudited pro forma combined statements of operations are presented for the fiscal years ended December 31, 2024.

This information should be read together with United Hydrogen’s and Aimei Health’s audited financial statements and related notes, “United Hydrogen Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Aimei Health Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus, and in the case of Aimei Health, its Yearly Report on Form 10-K for the fiscal year ended December 31, 2024 (“2024 Form 10-K”) with respect to the financial statements included therein and used in these unaudited pro forma condensed combined financial information.

The unaudited pro forma combined balance sheet as of December 31, 2024 has been prepared using the following:

●	United Hydrogen’s historical audited consolidated balance sheet as of December 31, 2024 and the related notes included elsewhere in this proxy statement/prospectus; and

●	Aimei Health’s historical audited balance sheet as of December 31, 2024 and the related notes as included in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the fiscal years ended December 31, 2024 has been prepared using the following:

●	United Hydrogen’s historical audited consolidated statement of operations for the fiscal years ended December 31, 2024 and 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

●	Aimei Health’s historical audited statement of operation for the year ended December 31, 2024 and for the period from April 27, 2023 (inception) through December 31, 2023, and the related notes included in this proxy statement/prospectus.

Description of the Transactions

On June 19, 2024, Aimei Health entered into the Business Combination Agreement with the Purchaser Representative, Pubco, the First Merger Sub, the Second Merger Sub, and United Hydrogen. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, (i) the First Merger Sub will merge with and into United Hydrogen, with United Hydrogen surviving the First Merger as a wholly owned subsidiary of Pubco and the outstanding shares of United Hydrogen being converted into the right to receive shares of Pubco; and (ii) the Second Merger Sub will merge with and into Aimei Health, with Aimei Health surviving the Second Merger as a wholly owned subsidiary of Pubco and the outstanding securities of Aimei Health being converted into the right to receive shares of Pubco.

As a result of the Mergers, (i) each of the ordinary shares of United Hydrogen that are issued and outstanding immediately prior to the First Merger Effective Time, except for the United Hydrogen Specially Designated Ordinary Shares and the United Hydrogen Dissenting Shares, will be cancelled and converted into the right to receive such number of the Pubco Class A Ordinary Shares equal to the Exchange Ratio in accordance with the Business Combination Agreement;

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(ii) each United Hydrogen Specially Designated Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of the Pubco Class B Ordinary Shares equal to the Exchange Ratio; (iii) each convertible note of United Hydrogen that is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into such number of ordinary shares of United Hydrogen pursuant to the terms thereof, which resulting shares will be converted into the right to receive such number of Pubco Class A Ordinary Shares based on the Exchange Ratio; (iv) at the Effective Time, each Aimei Health Unit that is issued and outstanding immediately prior to the Effective time shall be automatically detached and the holder thereof shall be deemed to hold one Aimei Health Ordinary Share and one Aimei Health Right; (v) at the Effective Time, each unredeemed outstanding Aimei Health Ordinary Share shall be cancelled and automatically converted into the right to receive one Pubco Class A Ordinary Share; and (vi) at the Effective Time, each issued and outstanding Aimei Health Rights shall be cancelled and automatically converted into one-fifth of one Pubco Class A Ordinary Share. The implied total equity value for the combined entity following consummation of the Business Combination is $1,500,000,000.

Accounting for the Transactions

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Aimei Health will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of United Hydrogen expecting to have a majority of the voting power of the post-combination company, United Hydrogen Senior Management comprising substantially all of the Senior Management of the post-combination company, the relative size of United Hydrogen compared to Aimei Health, and United Hydrogen operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Pubco issuing stock for the net assets of Aimei Health, accompanied by a recapitalization. The net assets of Aimei Health will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of United Hydrogen.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the post-combination company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. United Hydrogen and Aimei Health have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Pubco, First Merger Sub, and Second Merger Sub, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming various alternative levels of redemption into cash of Aimei Health ordinary shares:

●	Scenario 1 — Assuming No Redemptions: This scenario assumes the shareholders of Aimei Health do not exercise their redemption rights, except for 2,904,267 Public Shares of Aimei Health redeemed in February 2025, Aimei Health ordinary shares previously subject to redemption for cash amounting to approximately $43.9 million would be transferred to shareholders’ equity; and

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●	Scenario 2 — Assuming Maximum Contractual Redemptions: This scenario assumes that 6,628,483 ordinary shares of Aimei Health subject to redemption are redeemed, including 2,904,267 Public Shares of Aimei Health redeemed in February 2025, for an aggregate payment of approximately $72.2 million, which is the maximum permitted amount of redemptions while the cash balance was decreased to nil and still allowing Aimei Health to have standalone and consolidated net tangible assets of at least $5,000,001. In the event cash available at closing is insufficient to meet the net tangible assets requirement, a condition to closing would not be met and the Business Combination may not be consummated.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately 150,000,000 Pubco Ordinary Shares, consisting of 59,191,112.50 Pubco Class A Ordinary Shares and 90,808,887.50 Pubco Class B Ordinary Shares, to be issued to the shareholders of United Hydrogen, based on the price of $10.00 per share.

The pro forma combined financial statements do not take into consideration of the Pubco Ordinary Shares to be issued in connection with the PIPE Investments. Neither United Hydrogen nor Aimei Health expects to consummate any PIPE Investment prior to the consummation of the Business Combination.

Upon the completion of the Business Combination, assuming, among other things, that the shareholders of Aimei Health do not exercise redemption rights, public shareholders of Aimei Health, the Sponsor and other Aimei Health’s Initial Shareholders, and the shareholders of United Hydrogen will own approximately 2.54%, 1.30% and 95.20% of the outstanding shares of Pubco, respectively, with such percentages calculated assuming that the shareholders of United Hydrogen and their affiliates receive approximately 150,000,000 Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements.

If 6,628,483 of Aimei Health ordinary shares are redeemed, public shareholders of Aimei Health, the Sponsor and other Aimei Health’s Initial Shareholders and the shareholders of United Hydrogen are expected to own approximately 0.12%, 1.34% and 97.60%, respectively, of the Pubco Ordinary Shares. As such, the shareholders of Aimei Health who do not redeem their Aimei Health ordinary shares will experience immediate and material dilution following the consummation of the Business Combination.

The following table provides a pro forma summary of the Pubco Ordinary Shares that would be outstanding under each of the redemption scenarios if the Business Combination had occurred on December 31, 2024.

	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Contractual Redemptions
	Share	%	Share	%	Share	%
Aimei Health’s Public Shares(1)	3,995,733	2.54%	1,997,867	1.28%	271,517	0.18%
Aimei Health’s Founder Shares	1,725,000	1.09%	1,725,000	1.11%	1,725,000	1.12%
Private Shares	332,000	0.21%	332,000	0.21%	332,000	0.22%
Shares issuable upon the conversion of the Public and Private Rights held by Aimei Health Shareholders	1,446,400	0.92%	1,446,400	0.93%	1,446,400	0.94%
Spartan Capital Securities, LLC	69,000	0.04%	69,000	0.04%	69,000	0.04%
United Hydrogen Shares	150,000,000	95.20%	150,000,000	96.42%	150,000,000	97.50%
Pro Forma Ordinary Shares	157,568,133	100.0%	155,570,267	100.0%	153,843,917	100.0%

(1)	On February 6, 2025, 2,904,267 Public Shares of Aimei Health were redeemed. As of the date of this proxy statement/prospectus, there were 3,995,733 Public Shares of Aimei Health remaining.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2024

			Scenario 1			Scenario 2
			Assuming No Redemptions into Cash			Assuming Maximum Contractual Redemptions into Cash
	(A) AJKF	(B) QYJC	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current Assets
Cash and cash equivalents	$28,208	$1,438,884	$43,861,744	(a)	$40,891,893	$(40,891,893)	(a)	$—
	—	—	(690,000)	(d)	—	—		—
	—	—	(2,787,947)	(e)	—	—		—
	—	—	(958,996)	(g)	—	—		—
Restricted cash	—	278,958	—		278,958	—		278,958
Notes receivable	—	50,334	—		50,334	—		50,334
Accounts receivable	—	17,811,875	—		17,811,875	—		17,811,875
Accounts receivable – related parties	—	23,195,274	—		23,195,274	—		23,195,274
Prepayments	—	357,980	—		357,980	—		357,980
Inventories	—	587,369	—		587,369	—		587,369
Due from related parties	—	222,377	—		222,377	—		222,377
Contract costs	—	23,882	—		23,882	—		23,882
Other current assets	2,176	897,262	—		899,438	—		899,438
Total Current Assets	30,384	44,864,195	39,424,801		84,319,380	(40,891,893)		43,427,487

Non-current Assets
Deferred offering cost	—	897,791	(897,791)	(e)	—	—		—
Cash held in trust escrow account	73,784,549	—	(73,784,549)	(a)	—	—		—
Property and equipment, net	—	1,574,623	—		1,574,623	—		1,574,623
Deposit for property and equipment	—	—	—		—	—		—
Right of use assets	—	227,460	—		227,460	—		227,460
Deferred tax asset	—	479,152	—		479,152	—		479,152
Total assets	$73,814,933	$48,043,221	$(35,257,539)		$86,600,615	$(40,891,893)		$45,708,722

LIABILITIES AND SHAREHOLDERS’ (DEFICITS) EQUITY
LIABILITIES
Accounts payable	$—	$25,010,168	$—		$25,010,168	$—		$25,010,168
Accounts payable – related parties	—	9,566,663	—		9,566,663	—		9,566,663
Advance from customers	—	228,842	—		228,842	—		228,842
Income tax payable	—	712,222	—		712,222	—		712,222
Lease liabilities	—	163,466	—		163,466	—		163,466
Loans payable	—	201,081	—		201,081	—		201,081
Due to a related party	517,480	8,014	827,700	(a)	8,014	—		8,014
	—	—	(1,345,180)	(e)	—	—		—
Other current liabilities	299,514	3,714,260	—	(e)	4,013,774	—		4,013,774
Dividends payable	—	958,996	(958,996)	(g)	—	—		—
Total Current Liabilities	816,994	40,563,712	(1,476,476)		39,904,230	—		39,904,230
Lease liabilities, noncurrent	—	87,974	—		87,974	—		87,974
Deferred underwriting commission	690,000	—	(690,000)	(d)	—	—		—
Total Liabilities	1,506,994	40,651,686	(2,166,476)		39,992,204			39,992,204

Commitments and Contingencies
Ordinary shares subject to possible redemption	73,784,549	—	(43,861,744)	(c)	—	—		—
			(29,922,805)	(a)
SHAREHOLDERS’ (DEFICITS) EQUITY
Preferred shares, $0.0001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—	—		—	—		—
Ordinary shares	213	—	(213)	(b)	—	—		—
Class A ordinary shares, $0.0001 par value	—	—	213	(b)	10,309	(372)	(c)	9,937
	—	—	400	(c)	—	—		—
	—	—	9,696	(f)	—	—		—
Class B ordinary shares, $0.0001 par value	—	—	5,449	(f)	5,449	—		5,449
Additional paid-in capital	—	8,852,070	43,861,344	(c)	48,053,189	(40,891,893)	(a)	7,161,667
	—	—	(2,340,558)	(e)	—	372	(c)	—
	—	—	(2,319,668)	(f)	—	—		—
Surplus reserve	—	152,024	—		152,024	—		152,024
Accumulated deficit	(1,476,823)	(1,290,527)	(827,700)	(a)	(1,290,527)	—		(1,290,527)
	—	—	2,304,523	(f)	—
Accumulated other comprehensive loss	—	(322,032)	—		(322,032)	—		(322,032)

Total Shareholders’ (Deficit) Equity	(1,476,610)	7,391,535	40,693,486		46,608,411	(40,891,893)		5,716,518
Total Liabilities, Mezzanine Equity and Shareholders’ Deficit	$73,814,933	$48,043,221	$(35,257,539)		$86,600,615	$(40,891,893)		$45,708,722

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Unaudited Pro Forma Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

A.	Derived from the audited balance sheet of Aimei Health as of December 31, 2024.

B.	Derived from the audited consolidated balance sheet of United Hydrogen as of December 31, 2024.

a.	Reflects (i) redemption of 2,904,267 Public Shares of Aimei Health in February 2025 for approximately $31.3 million, (ii) recognition of interest income of approximately $0.5 million, (iii) recognition of extension deposits of approximately $0.8 million and (iv) the release of cash of approximately $43.9 million from cash and investment held in the Trust Account.

b.	Reflects the conversion of Aimei Health ordinary shares into Pubco Class A Ordinary Shares.

c.	In Scenario 1, which assumes that except for 2,904,267 Aimei Health ordinary shares redeemed in February 2025, no shareholders of Aimei Health exercise their redemption rights, the Aimei Health ordinary shares previously subject to redemption for cash amounting to approximately $43.9 million would be transferred to shareholders’ equity.

In Scenario 2, which assumes the same facts as described in Scenario 1 above, but also assumes that the maximum number of Aimei Health ordinary shares at 6,628,483 are redeemed, including 2,904,267 Aimei Health ordinary shares redeemed in February 2025, for cash by the shareholders of Aimei Health, cash required at approximately $72.2 million would be paid out in cash.

d.	Reflects the settlement of $690,000 of deferred underwriting commission incurred during the Aimei Health’s IPO due upon completion of the Business Combination.

e.	Reflects (i) estimated cash payments of professional expenses of approximately $1.4 million related to the Business Combination, all of which was deducted against additional paid-in capital. The cash payments of professional expenses of approximately $1.4 million related to the Business Combination was comprised of $0.6 million incurred by AJFK and $0.8 million incurred by United Hydrogen, respectively. The professional expenses were comprised of legal expenses, financial advisory expenses, fairness opinion expenses and other service fees.

f.	Reflects recapitalization of United Hydrogen through issuance of Pubco Ordinary Shares (including upon conversion of Aimei Health Rights) and eliminates Aimei Health’s historical accumulated earnings.

g.	Reflects the payments of declared dividends to shareholders.

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UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

			Scenario 1			Scenario 2
			Assuming No Redemptions into Cash			Assuming Maximum Redemptions into Cash
	(A) AJKF	(B) QYJC	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Account Name
Revenues – third parties	$—	$26,404,784	$—		$26,404,784	$—		$26,404,784
Revenues – related parties	—	26,192,610	—		26,192,610	—		26,192,610
Cost of revenues	—	(46,612,140)	—		(46,612,140)	—		(46,612,140)
Gross profit	—	5,985,254	—		5,985,254	—		5,985,254

Operating expenses
Selling expenses	—	(804,162)	—		(804,162)	—		(804,162)
General and administrative expenses	(1,064,786)	(3,535,812)	(566,767)	(b)	(5,167,365)	—		(5,167,365)
Research and development expenses	—	(679,485)	—		(679,485)	—		(679,485)
Total operating expenses	(1,064,786)	(5,019,459)	(566,767)		(6,651,012)	—		(6,651,012)
(Loss) income from operations	(1,064,786)	965,795	(566,767)		(665,758)	—		(665,758)

Other Income
Other income, net	—	81,309	—		81,309	—		81,309
Interest income	—	33,415	—		33,415	—		33,415
Interest expenses	—	(6,581)	—		(6,581)	—		(6,581)
Income earned on investment held in Trust Account	3,617,001	—	(3,617,001)	(a)	—	—		—
Total other income, net	3,617,001	108,143	(3,617,001)		108,143	—		108,143
Income (loss) Before Income Taxes	2,552,215	1,073,938	(4,183,768)		(557,615)	—		(557,615)
Income tax expenses	—	(494,421)	—		(494,421)	—		(494,421)
Net income (loss)	$2,552,215	$579,517	$(4,183,768)		$(1,052,036)	$—		$(1,052,036)
Weighted average shares outstanding of non-redeemable ordinary shares	9,026,000		148,542,133	(c)	157,568,133	(3,724,216)	(c)	153,843,917
Basic and diluted net income per ordinary share	0.28		(0.29)	(c)	(0.01)	—	(c)	(0.01)

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Unaudited Pro Forma Combined Statement of Operations Adjustments

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

A.	Unaudited Pro Forma Combined Statement of Operations for the twelve months ended December 31, 2024 was derived from Aimei Health’s audited statement of income for the year ended December 31, 2023.

B.	Unaudited Pro Forma Combined Statement of Operations for the twelve months ended December 31, 2024 was derived from United Hydrogen’s consolidated audited statement of income for the year ended December 31, 2024.

a)	Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.

b)	Reflects accrual of professional expenses incurred by Aimei Health.

c)	The calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination are being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

The calculation of weighted average shares outstanding for the year ended December 31, 2024, assuming no redemption into cash, is set forth in below table:

	Assuming No Redemptions into Cash Except for 2,904,267 Ordinary Shares Redeemed in February 2025	Assuming Maximum Contractual Redemptions into Cash
The United Hydrogen Shareholders	150,000,000	150,000,000
Aimei Health’s Public Shareholders	5,375,733	1,651,517
The Aimei Health’s Insiders	2,123,400	2,123,400
Underwriter	69,000	69,000
Weighted average shares outstanding of ordinary shares	157,568,133	153,843,917
Less: Aimei Health’s Weighted average shares outstanding of ordinary shares	(9,026,000)	(9,026,000)
Adjustment (c)	148,542,133	144,817,917

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COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for United Hydrogen and Aimei Health on a stand-alone basis for the fiscal years ended December 31, 2024, and the unaudited pro forma combined share information after giving effect to the Transactions,

(1)	assuming no other Aimei Health Public Shareholders exercise redemption rights with respect to their ordinary shares upon the consummation of the Transactions; and

(2)	assuming maximum contractual redemptions of ordinary shares of Aimei Health upon consummation of the Transactions.

The Post-Combination weighted average shares outstanding, book value per share, and net loss per share information reflect the transactions as if they had occurred as of the beginning of the earliest period presented (namely, since January 1, 2024).

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Aimei Health and United Hydrogen and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share that would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Aimei Health and United Hydrogen would have been had the companies been combined during the periods presented.

	Aimei Health	United Hydrogen	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Contractual Redemptions into Cash
December 31, 2024, book value per share	$8.01	—	$0.30	$0.04
For the year ended December 31, 2023
Weighted average shares outstanding, basic and diluted	9,026,000	—	—	—
Post-Combination weighted average ordinary shares outstanding, basic and diluted	—	—	157,568,133	153,843,917
Net income (loss) for the year ended December 31, 2024	$2,552,215	$579,517	$(1,052,036)	$(1,052,036)
Income (loss) per share:
Basic and diluted net income (loss) per share	$0.28	$—	$(0.01)	$(0.01)

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USE OF PROCEEDS

Based on the Trust Account balance as of the Record Date, United Hydrogen estimates at least $45.4 million (assuming no redemptions) and nil (assuming maximum contractual redemptions of the Public Shares) will be made available to it as a result of the Business Combination, after payment of transaction expenses  . The total amount received will depend on, among other things, the total number of Aimei Health’s Public Shares to be redeemed as discussed in this proxy statement/prospectus under “Extraordinary General Meeting of Shareholders of Aimei Health — Redemption Rights.” The Trust Account balance is expected to be used to pay (i) the Deferred Underwriting Commission of $690,000, (ii) any unpaid Extension Fees payable by United Hydrogen pursuant to the Business Combination Agreement, (iii) United Hydrogen’s unpaid Expenses, and (iv) the premium payment for the D&O tail insurance and the premium payment for the directors and officers of Pubco for one year after the Closing, which could further reduce the amount available to United Hydrogen. In the event that the Trust Account balance is insufficient for this payment, United Hydrogen will be obligated to cover these expenses from its own funds in accordance with the Business Combination Agreement. If net proceeds are available, United Hydrogen expects to use a substantial portion of the funds it will receive from the Business Combination for general corporate purposes, including (i) signing and retaining new clients, (ii) completing ongoing refueling station projects, (iii) further investing in technology research and development and equipment updates, and (iii) funding working capital and other general corporate purposes. United Hydrogen also expects to use transaction proceeds for the payment of expenses related to the Business Combination. United Hydrogen management will have broad discretion in applying the proceeds and may reallocate the proceeds as it deems necessary or advisable, regardless of the extent of redemptions in connection with the Business Combination, if any. The amounts expended for each purpose may vary significantly from the specific allocation described herein, depending on numerous factors, including cash flow from operations, anticipated growth of the business, sales and market needs, acquisition opportunities, and changing economic or regulatory conditions. To the extent that the amount of cash available to United Hydrogen upon the Closing is significantly reduced due to the level of redemptions from the Trust Account, United Hydrogen may not have enough cash available to it to use for the purposes identified above. If United Hydrogen determines that its available resources were insufficient to carry out one or more of the objectives described above, it would assess the availability of equity and/or debt financing and the advisability of pursuing such options. If necessary, United Hydrogen may need to postpone or reduce one or more of its currently anticipated plans.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a brief summary of the material U.S. federal income tax consequences of (i) the Business Combination generally applicable to U.S. Holders (as defined below) of Aimei Health ordinary shares and Aimei Health Rights (together, “Aimei Health Securities”) and U.S. Holders of ordinary shares of United Hydrogen (“United Hydrogen Shares”), (ii) the subsequent ownership and disposition of Pubco Class A Ordinary Shares received by such holders in the Business Combination and (iii) the exercise of redemption rights by U.S. Holders of Aimei Health Securities. The following discussion, to the extent it sets forth U.S federal income tax consequences to U.S. Holders of Aimei Health Securities, is opined to by Hunter Taubman Fischer & Li LLC, as described below and subject to the assumptions, qualifications and limitations herein and in the opinion to be included as Exhibit 8.1 hereto, including, but not limited to:

●	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the Business Combination Agreement and other documents, certificates, and records submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such documents;

●	that the statements, representations, warranties, and covenants of officers and other representatives of Aimei Health and United Hydrogen are, and will continue to be, true, correct, and complete through the Effective Time; and

●	that the transactions contemplated under the Business Combination Agreement will be consummated in the manner described in the agreement, will be effective under applicable laws, and that none of the terms or conditions contained therein will be waived or modified, and that the Business Combination Agreement and this proxy statement/prospectus accurately completely reflect the facts relating to such transactions.

In the opinion of Hunter Taubman Fischer & Li LLC, for U.S. federal income tax purposes, the exchange of Aimei Health ordinary shares for Pubco Class A Ordinary Shares in connection with the Business Combination should qualify as part of an exchange governed by Sections 351(a) and 368(a) of the Code (described below).

The summary below is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold Aimei Health Securities or United Hydrogen Shares, as applicable, and, after the completion of the Business Combination, will hold Pubco Class A Ordinary Shares, as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or status, including:

●	our Sponsor or any member or affiliate thereof;

●	banks or financial institutions;

●	dealers or electing traders in securities that are subject to mark-to-market tax accounting rules;

●	tax-exempt entities (including private foundations);

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	pension plans;

●	cooperatives;

●	government organizations;

●	certain expatriates or former long-term residents of the United States;

●	persons that acquired Aimei Health Securities or United Hydrogen Shares as compensation;

●	persons that actually or constructively own five percent or more of the shares of Aimei Health or United Hydrogen or, following the Business Combination, Pubco, by vote or value;

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●	persons that hold Aimei Health Securities or United Hydrogen Shares, or will hold Pubco Class A Ordinary Shares, in connection with a trade or business, permanent establishment, or fixed place of business conducted outside the United States;

●	persons that hold Aimei Health Securities or United Hydrogen Shares or will hold Pubco Class A Ordinary Shares, as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

●	persons that will hold Pubco Class B Ordinary Shares; or

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds Aimei Health Securities or United Hydrogen Shares or Pubco Class A Ordinary Shares, the tax treatment of such partnership and its partners will generally depend on the status of the partners and the activities of the partnership. Partnerships holding any Aimei Health Securities or United Hydrogen Shares or Pubco Class A Ordinary Shares and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of the Business Combination, ownership and disposition of Pubco Class A Ordinary Shares, or the exercise of redemption rights with respect to the Aimei Health Securities.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum or Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state, local or non-U.S. taxation.

We have not and do not intend to seek any ruling from the IRS regarding any aspect of the Business Combination or the exercise of redemption rights. There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions could not be sustained by a court.

As used herein, the term “U.S. Holder” means a person that for U.S. federal income tax purposes is a beneficial owner of Aimei Health Securities, United Hydrogen Shares, as applicable or Pubco Class A Ordinary Shares received pursuant to the Business Combination and is:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. HOLDERS OF AIMEI HEALTH SECURITIES SHOULD CONSULT THEIR TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PUBCO CLASS A ORDINARY SHARES AFTER THE BUSINESS COMBINATION, OR THE REDEMPTION OF THEIR AIMEI HEALTH SECURITIES OR UNITED HYDROGEN SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Tax Consequences of the Business Combination to U.S. Holders of Aimei Health Securities

Subject to the qualifications, assumptions and limitations set forth in this section entitled “— Tax Consequences of the Business Combination to U.S. Holders of Aimei Health Securities,” and in the opinion of our U.S. tax counsel, Hunter Taubman Fischer & Li LLC, filed as Exhibit 8.1 to this registration statement, the following discussion constitutes the opinion of Hunter Taubman Fischer & Li LLC as to the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of Aimei Health Securities. As used in this section entitled “— Tax Consequences of the Business Combination to U.S. Holders of Aimei Health Securities,” the term “U.S. Holder” means a U.S. Holder of Aimei Health Securities.

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Separation of an Aimei Health Unit

No statutory, administrative or judicial authority directly addresses the treatment of an instrument such as a Unit for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. The separation of the Aimei Health ordinary share and Aimei Health Right comprising an Aimei Health Unit is not expected to be a taxable event for U.S. federal income tax purposes. However, because there are no authorities that directly address instruments that are similar to the Aimei Health Units, no assurance can be given that the IRS or a court will agree with the characterization described herein. The rest of this discussion assumes that the separation of the Aimei Health ordinary share and Aimei Health Right comprising an Aimei Health Unit is not a taxable event for U.S. federal income tax purposes.

Intended Tax Treatment of the Business Combination

For U.S. federal income tax purposes, the parties to the Business Combination Agreement intend that the Mergers will qualify as an exchange described in Section 351 of the Code.

The provisions of Section 351(a) of the Code are complex, and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond Aimei Health or Pubco’s control. For example, if more than 20% of the Pubco Class A Ordinary Shares received in the Mergers were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. However, we do not expect that any of the Pubco Class A Ordinary Shares issued in the Business Combination will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination.

In addition, the parties to the Business Combination Agreement intend to treat the Second Merger as a “reorganization” within the meaning of Section 368(a) of the Code and to adopt the Business Combination Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Accordingly, in addition to qualifying as an exchange described in Section 351(a) of the Code, the Business Combination may also qualify as a “reorganization” under Section 368(a) of the Code (the “Intended Tax Treatment”). There are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others that are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Aimei Health, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of Aimei Health. For example, the requirements for reorganization treatment could be affected by the magnitude of Aimei Health Securities redemptions that occur in connection with the Business Combination.

If the Business Combination qualifies as a transaction governed by Section 351(a) of the Code and as a “reorganization” governed by Section 368(a) of the Code, and subject to the discussion below regarding Aimei Health Securities and the discussion below under “— Passive Foreign Investment Company (PFIC) Rules,” a U.S. Holder that exchanges its Aimei Health Securities in the Business Combination for Pubco Class A Ordinary Shares generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Class A Ordinary Shares received in the Business Combination by a U.S. Holder should be equal to the adjusted tax basis of the Aimei Health Securities surrendered in the Business Combination in exchange therefor. A U.S. Holder’s holding period for the Pubco Class A Ordinary Shares received in the exchange should include the holding period for the Aimei Health Securities surrendered in the exchange.

If the Business Combination fails to qualify for the Intended Tax Treatment, the Business Combination will be a fully taxable transaction for U.S. federal tax purposes. In that case, a U.S. Holder that exchanges its Aimei Health Securities for Pubco Class A Ordinary Shares under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Pubco Class A Ordinary Shares received and (ii) the U.S. Holder’s adjusted tax basis in the Aimei Health Securities exchanged. A U.S. Holder’s aggregate tax basis in the Pubco Class A Ordinary Shares received will be their fair market value on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the Pubco Class A Ordinary Shares received pursuant to the Business Combination will begin on the day after the date the U.S. Holder receives such Pubco Class A Ordinary Shares. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the Aimei Health Securities exceeds one year at the time of the Business Combination. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. It is unclear, however, whether the redemption rights with respect to the Aimei Health ordinary shares have suspended the applicable holding period for this purpose. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

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Additionally, if U.S. Holders of Aimei Health Rights were to be treated for U.S. federal income tax purposes as receiving Pubco Class A Ordinary Shares in discharge of Aimei Health’s obligations under the Aimei Health Rights (instead of as receiving such Pubco Class A Ordinary Shares in exchange for transferring the Aimei Health Rights to Pubco), the Business Combination would generally be a fully taxable transaction for U.S. federal tax purposes with respect to the Aimei Health Rights. Due to the absence of authority on the U.S. federal income tax treatment of the Aimei Health Rights, there can be no assurance on the characterization of the Aimei Health Rights that would be adopted by the IRS or a court of law. Accordingly, U.S. Holders of Aimei Health Rights are urged to consult with their tax advisors regarding the treatment of their Aimei Health Rights in connection with the Business Combination.

The completion of the Business Combination is not conditioned on the Business Combination qualifying for the Intended Tax Treatment, nor upon the receipt of an opinion of counsel or a ruling from the IRS to that effect. No party to the Business Combination Agreement has requested an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, even if the parties to the Business Combination Agreement conclude that the Business Combination qualifies for the Intended Tax Treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.

No party to the Business Combination Agreement, nor any of their respective advisors or affiliates, makes any representations or provides any assurances regarding the tax consequences of the Business Combination, including whether the Business Combination qualifies for the Intended Tax Treatment. Each U.S. Holder is urged to consult its tax advisors with respect to the qualification of the Business Combination for the Intended Tax Treatment and the tax consequences to them if the Business Combination does not so qualify. The remainder of this discussion assumes that the Business Combination qualifies for the Intended Tax Treatment.

Application of the Passive Foreign Investment Company (PFIC) Rules to the Business Combination

Based upon the composition of its income and assets, as discussed below, Aimei Health believes that it would likely be considered a passive foreign investment company (“PFIC”) for its current taxable year that ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. The proposed final Treasury Regulations are not currently in effect under Section 1291(f) of the Code. However, if the proposed final Treasury Regulations under Section 1291(f) of the Code if promulgated will have a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition (but not loss recognition) to U.S. Holders of Aimei Health Securities in connection with the Business Combination if:

(1)	Aimei Health were classified as a PFIC at any time during such U.S. holder’s holding period for such Aimei Health Securities; and

(2)	the U.S. holder had not timely made, effective from the first taxable year of its holding period of Aimei Health Securities during which Aimei Health qualified as a PFIC: (a) a valid election to treat Aimei Health as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Aimei Health Securities.

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “— Passive Foreign Investment Company (PFIC) Rules.” However, if Pubco is a PFIC, then the same proposed regulations under Section 1291(f) of the Code would not require U.S. holders of Aimei Health ordinary shares who exchange their Aimei Health ordinary shares for Pubco Class A Ordinary Shares to recognize any gain.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Additionally, the treatment of U.S. holders of Aimei Health Securities who exchange their Aimei Health ordinary shares for Pubco Class A Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes (see discussion below

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under “— Passive Foreign Investment Company (PFIC) Rules”). Therefore, U.S. Holders of Aimei Health ordinary shares that have not made a timely QEF election or a mark-to-market election, pursuant to the proposed Treasury Regulations, may be subject to taxation under the PFIC rules on the Business Combination to the extent their Aimei Health ordinary shares have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Consequences of the Business Combination to U.S. Holders of United Hydrogen Shares

Subject to the qualifications, assumptions and limitations set forth in this section entitled “— Tax Consequences of the Business Combination to U.S. Holders of United Hydrogen Shares,” the following are the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of United Hydrogen Shares. As used in this section entitled “— Tax Consequences of the Business Combination to U.S. Holders of United Hydrogen Shares,” the term “U.S. Holder” means a U.S. Holder of United Hydrogen Shares.

Intended Tax Treatment of the Business Combination

For U.S. federal income tax purposes, the parties to the Business Combination Agreement intend that the Mergers will qualify as an exchange described in Section 351 of the Code.

The provisions of Section 351(a) of the Code are complex, and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond United Hydrogen or Pubco’s control. For example, if more than 20% of the Pubco Class A Ordinary Shares received in the Mergers were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. However, we do not expect that any of the Pubco Class A Ordinary Shares issued in the Business Combination will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination.

In addition, the parties to the Business Combination Agreement intend to treat the First Merger as a “reorganization” within the meaning of Section 368(a) of the Code and to adopt the Business Combination Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Accordingly, in addition to qualifying as an exchange described in Section 351(a) of the Code, the Business Combination may also qualify as a “reorganization” under Section 368(a) of the Code (the “UH Intended Tax Treatment”). There are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others that are fundamental to corporate reorganizations. If any of the determinations are incorrect, incomplete, or inaccurate, the tax consequences of the Business Combination could differ from those described herein.

If the Business Combination qualifies as a transaction governed by Section 351(a) of the Code and as a “reorganization” governed by Section 368(a) of the Code, a U.S. Holder that exchanges its United Hydrogen Shares in the Business Combination for Pubco Class A Ordinary Shares generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Class A Ordinary Shares received in the Business Combination by a U.S. Holder should be equal to the adjusted tax basis of the United Hydrogen Shares surrendered in the Business Combination in exchange therefor. A U.S. Holder’s holding period for the Pubco Class A Ordinary Shares received in the exchange should include the holding period for the United Hydrogen Shares surrendered in the exchange.

If the Business Combination fails to qualify for the UH Intended Tax Treatment, the Business Combination will be a fully taxable transaction for U.S. federal tax purposes. In that case, a U.S. Holder that exchanges its United Hydrogen Shares for Pubco Class A Ordinary Shares under the Business Combination will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Pubco Class A Ordinary Shares received and (ii) the U.S. Holder’s adjusted tax basis in the United Hydrogen Shares exchanged. A U.S. Holder’s aggregate tax basis in the Pubco Class A Ordinary Shares received will be their fair market value on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the Pubco Class A Ordinary Shares received pursuant to the Business

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Combination will begin on the day after the date the U.S. Holder receives such Pubco Class A Ordinary Shares. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the United Hydrogen Shares exceeds one year at the time of the Business Combination. Long-term capital gains of non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.

The completion of the Business Combination is not conditioned on the Business Combination qualifying for the UH Intended Tax Treatment, nor upon the receipt of an opinion of counsel or a ruling from the IRS to that effect. No party to the Business Combination Agreement has requested an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. Accordingly, even if the parties to the Business Combination Agreement conclude that the Business Combination qualifies for the UH Intended Tax Treatment, no assurance can be given that the IRS will not challenge that conclusion or that a court would not sustain such a challenge.

No party to the Business Combination Agreement, nor any of their respective advisors or affiliates, makes any representations or provides any assurances regarding the tax consequences of the Business Combination, including whether the Business Combination qualifies for the UH Intended Tax Treatment. Each U.S. Holder is urged to consult its tax advisors with respect to the qualification of the Business Combination for the UH Intended Tax Treatment and the tax consequences to them if the Business Combination does not so qualify, including whether the PFIC rules could apply to the transfer of their United Hydrogen Shares pursuant to the Business Combination.

Tax Consequences of Ownership and Disposition of Pubco Class A Ordinary Shares

Taxation of Distributions

Subject to the Passive Foreign Investment Company (PFIC) rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Class A Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

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Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Pubco Class A Ordinary Shares

The following discussion is subject to the discussion below under “— Passive Foreign Investment Company (PFIC) Rules.”

A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of Pubco Class A Ordinary Shares in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Pubco Class A Ordinary Shares, each determined in U.S. dollars. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Pubco Class A Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

Consequences of a Redemption of Aimei Health Securities

The following discussion is subject to the discussion below under “— Passive Foreign Investment Company (PFIC) Rules.”

In the event that a U.S. Holder’s Aimei Health ordinary shares and Rights (both, Securities) are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “Extraordinary General Meeting of Aimei Health Shareholders — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the Aimei Health ordinary shares under Section 302 of the Code (in which case such redemption would be treated as described above under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Class A Ordinary Shares”) or rather as a distribution, in which case such redemption would be treated as described in “— Tax Consequences of Ownership and Disposition of Pubco Class A Ordinary Shares — Taxation of Distributions” (except that the preferential rate for qualified dividend income will not apply).

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of Aimei Health ordinary shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder described in the following paragraph) relative to all Aimei Health ordinary shares outstanding both before and after such redemption (and treating Pubco Class A Ordinary Shares as Aimei Health ordinary shares for this purpose). The redemption of Aimei Health ordinary shares generally will be treated as a sale of the Aimei Health ordinary shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the tests are satisfied, a U.S. Holder generally takes into account not only Aimei Health ordinary shares actually owned by the U.S. Holder, but also any Aimei Health ordinary shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, such as the Aimei Health Rights. In order to meet the substantially disproportionate test, the percentage of our outstanding voting shares (including the Aimei Health ordinary shares and the Pubco Class A Ordinary Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the redemption of Aimei Health ordinary shares must, among other requirements, be less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Business Combination, the Aimei Health ordinary shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all Aimei Health ordinary shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all Aimei Health ordinary shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of ours. The redemption of the Aimei Health ordinary shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Aimei Health. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

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If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described above under “— Tax Consequences of Ownership and Disposition of Pubco Class A Ordinary Shares — Taxation of Distributions” (except that the preferential rate for qualified dividend income will not apply). After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Aimei Health Securities will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder.

Any income or gain recognized with respect to the redemption of Aimei Health Securities will be subject to the PFIC rules described below.

U.S. HOLDERS OF AIMEI HEALTH SECURITIES CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES THEREOF.

Passive Foreign Investment Company (PFIC) Rules

The U.S. federal income tax treatment of U.S. Holders of Aimei Health Securities and Pubco Class A Ordinary Shares could be (and generally will be, in the case of U.S. Holders of Aimei Health ordinary shares) materially different from that described above due to the application of the PFIC rules.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Pursuant to the start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC, (2) it is established to the satisfaction of the IRS that the corporation will not be a PFIC for either of the first two taxable years following the start-up year, and (3) the corporation is not in fact a PFIC for either of those years (the “start-up exception”). Aimei Health believes that it did not qualify for the start-up exception for its taxable year ended December 31, 2021. Therefore, because Aimei Health is a blank-check company with no current active business, based on the composition of Aimei Health’s income and assets, Aimei Health believes that it was a PFIC for its taxable years ended December 31, 2023 and 2022.

Depending on the closing date of the Business Combination and the composition of Pubco’s income and assets and the estimated value of Pubco’s assets, including goodwill, Pubco may be a PFIC for its taxable year ending December 31, 2024. Pubco’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend on the composition of Pubco’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the Pubco Class A Ordinary Shares from time to time, which could be volatile) and, for the taxable year in which the Business Combination occurs, the income and assets, and the value of the assets, of its predecessor Aimei Health. In addition, the risk of Pubco being a PFIC for any taxable year will increase if its market capitalization declines substantially during that year. Furthermore, whether and to which extent Pubco’s income and assets, including goodwill, will be characterized as active or passive will depend on various factors that are subject to uncertainty, including Pubco’s future business plan and the application of laws that are subject to varying interpretation. For example, there is no authority that directly addresses the proper treatment of certain items of Pubco’s income, such as income from provision of hydrogen energy solutions and hydrogen commercial applications for purposes of the PFIC rules and, although Pubco currently treats these items of income as active, such treatment is uncertain. Moreover, certain of Pubco’s business activities generate passive income and, although the amount of such income is currently small, Pubco’s risk of being a PFIC will increase if the proportion of Pubco’s revenue earned from such business activities increases in future taxable years. Accordingly, there can be no assurances that Pubco will not be a PFIC for its current or any future taxable year.

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In addition, any income or gain recognized by a U.S. Holder electing to have its Aimei Health ordinary shares redeemed, as described above under the heading “— Tax Consequences of Ownership and Disposition of Pubco Class A Ordinary Shares — Consequences of a Redemption of Aimei Health Ordinary Shares,” would generally be subject to a special tax and interest charge if such U.S. Holder did not make a qualified electing fund (“QEF”) election for Aimei Health’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, a QEF election along with an applicable purging election, or a mark-to-market election (collectively, the “PFIC Elections”).

If Pubco is a PFIC for any taxable year during which a U.S. Holder owns Pubco Class A Ordinary Shares and any entity in which it owns equity interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described above on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case as if the U.S. Holders held such shares directly, even though the U.S. Holders will not receive any proceeds of those distributions or dispositions.

If Pubco (or Aimei Health, with respect to U.S. Holders who hold Aimei Health Securities prior to the Mergers) is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Pubco Class A Ordinary Shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of its Pubco Class A Ordinary Shares will be allocated ratably over the U.S. Holder’s holding period for such Pubco Class A Ordinary Shares. The amounts allocated to the taxable year of the sale or disposition and to any year before Pubco became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its Pubco Class A Ordinary Shares exceed 125% of the average of the annual distributions on the Pubco Class A Ordinary Shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner.

In general, a U.S. Holder of Aimei Health ordinary shares may avoid the adverse PFIC tax consequences described above in respect of the Pubco Class A Ordinary Shares if it has made and maintains a timely and valid QEF election to include in income its pro rata share of Aimei Health’s (and its successor Pubco’s) net capital gains (as long-term capital gains) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which Aimei Health’s (or its successor Pubco’s) taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from Aimei Health or Pubco, as the case may be. In the event that Pubco determines that it is a PFIC, Aimei Health will endeavor to make available to U.S. Holders sufficient information to make a timely QEF election with respect to Pubco.

It is unclear whether a U.S. Holder of Aimei Health Rights is entitled to make a QEF election with respect to the Aimei Health Rights. Under proposed Treasury regulations, for purposes of the PFIC rules, the holding period of Aimei Health ordinary shares received with respect to Aimei Health Rights (and the holding period of Pubco Class A Ordinary Shares received with respect thereto) could include the holding period for the Rights. Therefore, assuming a QEF election is not available with respect to the Aimei Health Rights, a U.S. Holder of Aimei Health Rights may be subject to the general PFIC rules described in the preceding paragraph with respect to the shares underlying the Aimei Health Rights, even if the U.S. Holder made a QEF election with respect to its other Aimei Health ordinary shares, unless a purging election is made. U.S. Holders of Aimei Health Rights should consult their tax advisers regarding whether and how the PFIC rules apply to their Aimei Health Rights or the underlying Aimei Health ordinary shares.

Alternatively, if a U.S. Holder owns shares in a company that is a PFIC and the shares are “regularly traded” on a “qualified exchange,” such U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The Aimei Health ordinary shares and Pubco Class A Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the Aimei Health ordinary shares or Pubco Class A Ordinary Shares, as applicable, are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the Aimei Health ordinary shares are listed and the Pubco Class A Ordinary

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Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder makes (or has made) the mark-to-market election for the first taxable year of Aimei Health or Pubco in which it is or was treated as a PFIC with respect to such U.S. Holder, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Aimei Health ordinary shares or Pubco Class A Ordinary Shares (as applicable) at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Aimei Health ordinary shares or Pubco Class A Ordinary Shares (as applicable) over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the Aimei Health ordinary shares or Pubco Class A Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Aimei Health ordinary shares or Pubco Class A Ordinary Shares in a year in which Pubco is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on Aimei Health ordinary shares or Pubco Class A Ordinary Shares will be treated as discussed under “— Taxation of Distributions” above. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of Pubco, even if the U.S. Holder made a mark-to-market election with respect to the Aimei Health ordinary shares or Pubco Class A Ordinary Shares.

If Pubco is (or is treated with respect to a particular U.S. Holder as) a PFIC for any taxable year during which a U.S. Holder owns any Pubco Class A Ordinary Shares, subject to certain limited exceptions set forth in applicable Treasury regulations, the U.S. Holder will be required to file IRS Form 8621 with the IRS with respect to Pubco and any Lower-tier PFIC. U.S. Holders should consult their tax advisers regarding the effect of whether Pubco is a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of Pubco Class A Ordinary Shares.

Information Reporting and Backup Withholding

U.S. Holders that exchange their Aimei Health Securities or United Hydrogen Shares for Pubco Class A Ordinary Shares pursuant to the Business Combination are required to retain permanent records pertaining to the Business Combination and make such records available to any authorized IRS officers and employees. Additionally, such U.S. Holders that, immediately before the completion of the Business Combination, own at least 1% (by vote or value) of Aimei Health capital stock or securities, United Hydrogen capital stock or securities with a basis of at least US$1 million are required to attach a statement to their U.S. federal income tax returns for the taxable year in which the Business Combination is completed containing certain information prescribed by applicable Treasury Regulations.

In general, information reporting requirements will apply to dividends received by U.S. Holders of Pubco Class A Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of Pubco Class A Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as corporations). Information reporting requirements will also apply to redemptions from U.S. Holders of Aimei Health ordinary shares. Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to Pubco Class A Ordinary Shares, subject to certain exceptions (including an exception for Pubco Class A Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Pubco Class A Ordinary Shares. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114 (Report of Foreign Bank and Financial Accounts) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of Pubco Class A Ordinary Shares.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

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Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership, and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding, or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Pubco Class A Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of Pubco Securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Pubco Class A Ordinary Shares, nor will gains derived from the disposal of the Pubco Class A Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, corporation, appreciation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of Pubco Securities or on an instrument of transfer in respect of a Pubco Security save certain stamp duties which may be applicable, from time to time, on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands.

Pubco has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and expects to obtain/obtained an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act

Undertaking as to Tax Concessions

In accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, the Financial Secretary undertakes with Pubco:

(a)	that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Pubco or its operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of the shares, debentures or other obligations of Pubco; or

(ii)	by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (As Revised) of the Cayman Islands.

These concessions shall be for a period of TWENTY years from the date of such undertaking.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains, or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to Pubco levied by the government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on instruments executed in, or, after execution, brought within the jurisdiction or produced before a court of the Cayman Islands.

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DILUTION TO THE SHAREHOLDERS OF AIMEI HEALTH

Aimei Health’s net tangible book value as of June 30, 2025 was $41,652,071, or $6.80 per share, based on 6,121,733 Aimei Health ordinary shares outstanding as of that date. After giving effect to the automatic conversion of Aimei Health Rights into Pubco Class A Ordinary Shares upon the Closing, Aimei Health’s as adjusted net tangible book value per share as of June 30, 2025 would have been $5.19 per share. The following table illustrates the changes in net tangible book value to existing shareholders and dilution to recipients of United Hydrogen Merger Shares at varying redemption levels.

	Assuming No Redemption	Assuming 50% Redemption	Assuming 75% Redemption	Assuming Maximum Contractual Redemption
Estimated issuance price per share	$10.00	$10.00	$10.00	$10.00
Net tangible book value as of June 30, 2025	$41,652,071	$19,246,372	$8,043,522	$696,282
Decrease in net tangible book value for payment of offering costs(i)	(2,340,558)	(2,340,558)	(2,340,558)	(2,340,558)
As adjusted net tangible book value (deficit)	$39,311,513	$16,905,814	$5,702,964	$(1,644,276)

Ordinary shares subject to possible redemption as of June 30, 2025	3,995,733	3,995,733	3,995,733	3,995,733
Ordinary shares not subject to possible redemption as of June 30, 2025	2,126,000	2,126,000	2,126,000	2,126,000
Issuance of ordinary shares to public shareholders for conversion of public rights(ii)	1,380,000	1,380,000	1,380,000	1,380,000
Issuance of ordinary shares to private shareholders for conversion of private rights(iii)	66,400	66,400	66,400	66,400
Redemption of ordinary shares by public shareholders(iv)	—	(1,997,866)	(2,996,800)	(3,653,505)
As adjusted ordinary shares as of June 30, 2025	7,568,133	5,570,267	4,571,333	3,914,628
As adjusted net tangible book value per share	$5.19	$3.04	$1.25	$(0.42)

Dilution per share to recipients of United Hydrogen Merger Shares	$4.81	$6.96	$8.75	$10.42

Company valuation(a)	$1,575,681,330	$1,555,702,670	$1,545,713,330	$1,539,146,290

(a)	The Company valuation is calculated at the amount that the potential dilution results in the amount of the non-redeeming shareholders’ interest per share being at least the initial public offering price per share of common stock.
(i)	Represented the estimated offering cost to be paid from January 1, 2025 through the closing of business combination.
(ii)	Represented the issuance of 1,380,000 Pubco Ordinary Shares to the public shareholders in conversion of public rights upon closing of business combination.
(iii)	Represented the issuance of 66,400 Pubco Ordinary Shares to the private shareholders in conversion of private rights upon closing of business combination.
(iv)	Represented the assumptions that (i) no redemption of Pubco Ordinary Shares by public shareholders upon closing of business combination, (ii) redemption of 50% of 3,995,733 Pubco Ordinary Shares by public shareholders upon closing of business combination, (iii) redemption of 75% of 3,995,733 Pubco Ordinary Shares by public shareholders upon closing of business combination, and (iv) redemption of 3,653,505 Pubco Ordinary Shares by public shareholders upon closing of business combination. The redemption of 3,653,505 Pubco Ordinary Shares is the maximum amount of Pubco Ordinary Shares which could be redeemed public shareholders so as the net tangible assets upon consummation of our initial business is no less than 5,000,001.

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A $1.00 increase or decrease in the price at which the shares are issued from the assumed issuance price of US$10.00 per share, would increase or decrease, respectively, Aimei Health’s as adjusted net tangible book value per share by $0.04 per share, and the dilution per share to the shareholders of Aimei Health in the Business Combination and recipients of United Hydrogen Merger Shares by approximately $0.04 per share, assuming no redemption. The as adjusted information provided above is illustrative only.

Upon the issuance of 150,000,000 Pubco Class A Ordinary Shares at $10.00 per share in the Business Combination, the percentage ownership held by current Aimei Health shareholders will be diluted. The ultimate ownership percentage of current Aimei Health shareholders as a group post-Business Combination will depend on how many Aimei Health Ordinary Shares are redeemed by their holders in the Business Combination. For illustrative purposes, current Aimei Health shareholders, as a group, will own (i) 6.53% of the Pubco Class A Ordinary Shares outstanding immediately after the Business Combination, assuming no Public Shareholders exercise the redemption rights, (ii) 4.47% of the Pubco Class A Ordinary Shares outstanding immediately after the Business Combination, assuming 50% redemptions by the Aimei Health Public Shareholders of their Aimei Health ordinary shares (iii) 2.33% of the Pubco Class A Ordinary Shares outstanding immediately after the Business Combination, assuming maximum contractual redemptions by the Aimei Health Public Shareholders of their Aimei Health ordinary shares. As a result, current Aimei Health shareholders, as a group, will have a less significant influence on Pubco’s Board of Directors, management and policies.

Subsequent to the Business Combination, Pubco may, under certain circumstances and without further approval of holders of Pubco Ordinary Shares, issue additional Pubco Ordinary Shares, equity-linked securities, or convertible debt securities of equal or senior rank. Such issuances may serve various purposes, including financing Pubco’s operations and business strategy (such as acquisitions, PIPE investments, or other transactions), adjusting Pubco’s debt-to-equity ratio, or satisfying obligations arising from the exercise of outstanding options or other equity-linked securities. These additional issuances could materially and adversely affect the rights and interests of Aimei Health shareholders who do not redeem their shares in the Business Combination. Specifically, issuing new securities may dilute their ownership and voting power, and reduce their ability to influence corporate actions and decisions. Further, issuing securities at a price below the current market value could immediately diminish the economic value of existing shares. If any new securities are issued with rights or preferences superior to those of existing shareholders — such as preferential voting rights, priority dividend entitlements, or senior liquidation preferences — Aimei Health shareholders could see their positions further subordinated in Pubco’s capital structure. Additionally, the conversion or exercise of equity-linked or convertible securities could exacerbate this dilution, particularly if these securities contain terms favorable to their holders.

In connection with the Business Combination, subject to shareholder approval, Pubco will adopt the Pubco Equity Incentive Plan. Following the Closing of the Business Combination, Pubco intends to grant equity awards, including stock options, restricted stock units, or other equity-based compensation, to its directors, officers, and employees pursuant to the Plan. These equity awards are intended to incentivize performance, attract and retain talent, and align the interests of key personnel with those of Pubco’s shareholders. However, Pubco has not determined the timing, schedule, or amounts of such grants as of the date of this proxy statement/prospectus. The issuance of equity awards under the Pubco Equity Incentive Plan will dilute the equity interests of Aimei Health’s public shareholders, including non-redeeming shareholders of Aimei Health and reduce the value of their holdings. The extent of such dilution will depend on the size and frequency of equity awards granted. Additionally, if the Pubco Equity Incentive Plan authorizes a significant number of shares for issuance, this could result in substantial dilution over time, which may adversely affect the market price of Pubco’s securities.

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INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the Cayman Islands on May 23, 2024, solely for the purpose of effectuating the Business Combination. Pubco owns no material assets and does not operate any business.

On May 23, 2024, Pubco issued one ordinary share to one shareholder for a total consideration of $0.0001. This share represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration at the time of the First Merger. For descriptions of Pubco securities, please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Xia Ma, and the sole shareholder of Pubco is Michael&Jason Limited, a BVI business company solely owned and controlled by Xia Ma, the founder and director of United Hydrogen. After the consummation of the Business Combination, its registered office will be suited at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P. O. Box 10240, George Town, Grand Cayman, KY1-1002, Cayman Islands, and its principal executive office will be that of United Hydrogen, located at 3rd Floor, Building 3, No. 715 Yingshun Road, Qingpu District, Shanghai, PRC 201799.

Legal Proceedings

To the knowledge of Pubco’s management, as of December 31, 2023, there was no litigation currently pending or contemplated against Pubco, United Hydrogen, or any of their respective subsidiaries or their respective officers or directors in their capacity as such or against any of Pubco’s, United Hydrogen’, or any of their respective subsidiaries’ property that would have a material adverse effect on their business.

Anti-Money Laundering Matters — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, a nominated officer or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

In order to comply with legislation or regulations aimed at the prevention of money laundering and terrorist financing, Pubco may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity, address and source of funds. Where permitted, and subject to certain conditions, Pubco may also delegate the maintenance of their anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

Pubco reserves the right to request such information as is necessary to verify the identity of a subscriber, address and source of funds. In the event of delay or failure on the part of the subscriber in producing any evidence required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

Pubco also reserves the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the DPA), based on internationally accepted principles of data privacy.

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Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates, delegates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this privacy notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer, or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at http://unitedhy.com/ or through phone number +86 021 60259780.

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OTHER INFORMATION RELATED TO AIMEI HEALTH

References in this section to “Aimei Health,” “Company,” “we,” “our,” or “us” refer to Aimei Health Technology Co., Ltd, a Cayman Islands exempted company.

Aimei Health Technology Co., Ltd is a blank check company incorporated on April 27, 2023 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition stock purchase, reorganization, or similar business combination with one or more businesses. Aimei Health seeks to acquire small cap businesses in the biopharmaceutical, medical technology and device industries, as well as in the diagnostic and other services sector. Aimei Health’s efforts in identifying prospective target businesses will not be limited to a particular geographic region.

Aimei Health has 24 months from the date of the IPO, December 6, 2023 (assuming exercise of all 12 monthly extensions), to consummate a prospective business combination. In the event Aimei Health does not consummate a business combination within 24 months from the closing of the IPO, it will cease operations and liquidate the Trust Account and distribute the funds included therein to the holders of its securities sold in its IPO and dissolve.

Initial Public Offering

The registration statement for our IPO was declared effective by the SEC on November 30, 2023. We completed our IPO on December 6, 2023. In our IPO, we sold Units at an offering price of $10.00 and consisting of one ordinary share and one right to receive one-fifth (1/5) of an ordinary share upon the consummation of an initial business combination.

In connection with the IPO, we sold 6,900,000 Public Units, generating gross proceeds of $69,000,000. Simultaneously with the closing of the IPO, pursuant to the Private Placement Units Purchase Agreement by and between the Company and the Sponsor, Aimei Investment Ltd, a Cayman Islands exempted company, we completed the private sale of an aggregate of 332,000 Units to the Sponsor at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to the Company of $3,320,000. The Private Placement Units are identical to the Public Units in the IPO, except that the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Units (except to certain permitted transferees) until six (6) months after the completion of the Company’s initial business combination.

Following the IPO and the simultaneous private placement, a total of $69,690,000 in net proceeds was placed in the Trust Account established by Continental, our transfer agent, and maintained at Continental, acting as trustee. This amount was comprised of proceeds of $69,000,000 in gross proceeds from the IPO and a total of $3,320,000 in gross proceeds for the sale of the Private Placement Units, offset by $1,930,000 in total offering expenses (including a total of $1,380,000 in underwriting discounts and $550,000 for other costs and expenses related to the IPO) and $700,000 in use of proceeds not held in the Trust Account, which became available to be used to provide for business, legal and accounting due diligence on prospective business combinations, and continuing general and administrative expenses.

Except with respect to interest earned on the funds in the Trust Account that may be released to us to pay its taxes, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of our initial business combination, (ii) the redemption of any of our Public Shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association to (A) modify the substance or timing of its obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within 12 months from the closing of the IPO (or up to 24 months from the closing of the IPO if we extend the period of time to consummate a business combination, after amended and restated memo and articles), or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, and (iii) the redemption of our Public Shares if we are unable to complete our initial business combination within 12 months from the closing of the IPO (or up to 24 months from the closing of the IPO if we extend the period of time to consummate a business combination, after amended and restated memo and articles).

As of June 30, 2025, we had $2,138 in cash, $44,511,399 in its Trust Account, and working capital deficit of $2,169,328. As of such date, the Company had liability for deferred underwriting commissions of $690,000.

The Company’s Units are listed on Nasdaq and commenced trading under the trading symbol “AFJKU” on December 3, 2023. The Units began separate trading on January 22, 2024 and the ordinary shares and rights commenced trading on Nasdaq under the symbols “AFJK,” and “AFJKR,” respectively.

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Extension of Deadline to Complete Initial Business Combination

Our amended and restated memorandum and articles of association provides that we have 12 months from the closing of the IPO to consummate our initial business combination. However, if we anticipate that we may not be able to consummate our initial business combination within 12 months, we may, by resolution of our board if requested by the Sponsor, extend the period of time to consummate a business combination up to 12 times, each by an additional one month, for a total of up to 24 months to complete a business combination, subject to the sponsor depositing additional funds into the trust account as set out below. Pursuant to the terms of our amended and restated memorandum and articles of association and the trust agreement dated December 1, 2023 entered into between us and Continental Stock Transfer & Trust Company (the “Trust Agreement”), in order for the time available for us to consummate our initial business combination to be extended, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account an monthly extension fee of $227,700 (or $0.033 per public share in either case) each month on or prior to the date of the applicable deadline for each extension. The Sponsor and its affiliates or designees are not obligated to fund the trust account to extend the time for us to complete our initial business combination. Shareholders will not be granted any right to approve or disapprove any such monthly extension, or redeem their securities in connection with any decision by us to extend the time frame to complete a business combination from 12 months to up to 24 months.

Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of our initial business combination. If we complete our initial business combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. If we do not complete a business combination, we will not repay such loans. Furthermore, the letter agreement with our Initial Shareholders contains a provision pursuant to which our Sponsor has agreed to waive its right to be repaid for such loans out of the funds held in the Trust Account in the event that we do not complete a business combination. Our Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for us to complete our initial business combination. You will not be able to vote on or redeem your shares in connection with any such extension.

On December 11, 2024 and January 13, 2025, the Sponsor and United Hydrogen caused the first and second monthly extension fee of $227,700 (equivalent to $0.033 per Public Share), respectively, to be deposited into the Trust Account in accordance with the terms set forth in the Trust Agreement, to extend the date by which Aimei Health has to consummate a business combination from December 6, 2024 to February 6, 2025. On February 5, 2024, Aimei Health held an extraordinary general meeting of shareholders, which approved the proposal by its board of directors to amend the monthly fee payable by the Sponsor and/or its designee into the Trust Account to extend the date by which Aimei Health must consummate its initial business combination, from $0.033 per Public Share (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension). On February 6, 2025, March 6, 2025, April 4, 2025, May 6, 2025, June 6, 2025, July 6, 2025, August 6, 2025, September 5, 2025, and October 8, 2025, the Sponsor and United Hydrogen caused the third through eleventh monthly extension fee of $150,000 to be deposited into the Trust Account, to further extend the deadline from February 6, 2024 to November 6, 2025. As of the date of this proxy statement/prospectus, the deadline for completing of an initial business combination was extended to November 6, 2025 and the Sponsor currently intends to continue to deposit additional funds as described herein to further extend such deadline to up to 24 months from the closing of the IPO, to complete the initial business combination. However, there is no guarantee that the Sponsor will make such deposit timely or at all as described above. See “Risk Factors — Risks Relating to Aimei Health and the Business Combination — Aimei Health may not be able to complete its initial business combination within the prescribed time frame, in which case Aimei Health would cease all operations except for the purpose of winding up and it would redeem its public shares and liquidate, and the rights will be worthless” for details of the associated risks.

Acquisition Strategy and Management Business Combination Experience

Our efforts in identifying prospective target businesses will not be limited to a particular geographic region. We believe that we will add value to these businesses primarily by providing them with access to the U.S. capital markets.

We will seek to capitalize on the strength of our management team. Our team consists of experienced professionals and senior operating executives. Collectively, our officers and directors have decades of experience in mergers and acquisitions, and operating companies. We believe we will benefit from their accomplishments, and specifically their current and recent activities with companies, in identifying attractive acquisition opportunities. However, there is no assurance that we will complete a business combination.

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In identifying, evaluating and selecting a target business for our initial business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups, venture capital funds leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have significant experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, the requirement that we acquire a target business or businesses having a fair market value equal to at least 80% of the value of the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the agreement to enter into the business combination, our obligation to pay cash in connection with our Public Shareholders who exercise their redemption rights and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these factors may place us at a competitive disadvantage in successfully negotiating our initial business combination.

Initial Business Combination Timeframe and Nasdaq Rules

Initially, we had until 12 months from December 6, 2023 (the closing of the IPO) to consummate our initial business combination. However, if we anticipate that we may not be able to consummate our initial business combination within 12 months, we may, by resolution of our board if requested by the Sponsor, extend the period of time to consummate a business combination up to 12 times, each by an additional month (for a total of up to 24 months to complete a business combination), subject to the Sponsor depositing additional funds into the Trust Account as set out below. As of the date of this proxy statement/prospectus, the deadline for completing of an initial business combination was extended to November 6, 2025 and the Sponsor intends to further deposit additional funds into the Trust Account to extend it to complete an initial business combination.

The Nasdaq rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors.

Summary Information Related to Our Securities, Redemption Rights, and Liquidation

We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association, the Cayman Companies Act, and common law of the Cayman Islands. Pursuant to our amended and restated memorandum and articles of association, our authorized share capital consists of $50,000 divided into 500,000,000 ordinary shares with a par value of $0.0001 each. The information provided below is a summary only and we refer you to our prospectus dated as of December 5, 2023 and our amended and restated memorandum and articles of association.

In our IPO, we sold Units at an offering price of $10.00 and consisting of one ordinary share, one right to receive one-fifth (1/5) of an ordinary share upon the consummation of an initial business combination.

As of the date of this proxy statement/prospectus, there are 6,121,733 ordinary shares issued and outstanding. Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law. Unless specified in the Cayman Companies Act, our amended and restated memorandum and articles of association or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders.

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their ordinary shares upon the completion of our initial business combination either (i) in connection with a shareholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether we will seek shareholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction, whether the terms of the transaction would require us to seek shareholder approval under the law or stock exchange listing requirement or whether we were deemed to be a foreign private issuer (which would require that we conduct a tender offer under SEC rules rather than seeking shareholder approval). Under Nasdaq rules, asset acquisitions and stock purchases would not typically require shareholder approval while direct mergers with our company where we do not survive and any transactions where

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we issue more than 20% of our issued and outstanding ordinary shares (unless we are deemed to be a foreign private issuer at such time) or seek to amend our amended and restated memorandum and articles of association would require shareholder approval. So long as we obtain and maintain a listing for our securities on Nasdaq, we will be required to comply with Nasdaq rules.

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their ordinary shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be approximately $10.10 per public share (subject to increase of up to an additional $0.40 per Public Share in the event that the Sponsor elects to extend the period of time to consummate a business combination). The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The Initial Shareholders, including the Sponsor, officers, and directors, have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and Private Shares, and any Public Shares they may hold in connection with the completion of our initial business combination. The Initial Shareholders received no additional consideration in exchange for the agreement to waive their redemption rights.

Our amended and restated memorandum and articles of association provides that in no event shall we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 either immediately prior to or upon consummation of our initial business combination (so that we are not subject to the SEC’s “penny stock” rules). In the event the aggregate cash consideration we would be required to pay for all ordinary shares that are validly submitted for redemption exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all ordinary shares submitted for redemption will be returned to the holders thereof.

Aimei Health will have only up to 24 months from the closing of Aimei Health’s IPO (if we extend the period of time to consummate a business combination), to complete our initial business combination. If we are unable to complete our initial business combination within such time period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (net of taxes payable and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our rights, which will expire worthless if we fail to complete our initial business combination within the allotted time period.

We currently maintain our executive offices at 10 East 53rd Street, Suite 3001, New York, NY 10022. Such space, utilities and secretarial and administrative services will be provided to us by our Sponsor as part of the administrative service, which was charged at $10,000 per month. We consider our current office space adequate for our current operations. Upon the closing of the Business Combination, the principal executive offices of Aimei Health will be those of United Hydrogen.

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the consummation of our initial business combination.

As of the date of this proxy statement/prospectus, there is no material litigation, arbitration, or governmental proceeding currently pending against us or any members of our founding team in their capacity as such.

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AIMEI HEALTH’S DIRECTORS AND EXECUTIVE OFFICERS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Company,” refer to Aimei Health Technology Co., Ltd.

Current Management Team

Our current directors and executive officers are as follows:

Name	Age	Title
Junheng Xie	36	Chief Executive Officer, Secretary, and Director
Heung Ming Wong	55	Chief Financial Officer and Director
Lin Bao	50	Independent Director
Dr. Julianne Huh	55	Independent Director
Robin H. Karlsen	32	Independent Director

Junheng Xie, CEO, Secretary, and Director

Junheng Xie has served as our chief executive officer, secretary, and director since April 2024. Since 2017, Mr. Xie has served as the CEO of Hangzhou Aiwoba Network Technology Co., Ltd., a health and wellness enterprise integrating medical moxibustion, Internet of Things, artificial intelligence and shared technology. In his role as CEO, he is responsible for the management of the company, including developing business plans and policies, overseeing shareholder and director meetings, supervising product development, sales and marketing, reviewing company financial statements, and executing contracts. Since June 2014, Mr. Xie has also been the founder of Hangzhou Junlin Health Management Consulting Co., Ltd., a company that offers a health moxibustion service platform with web-based and mobile applications. In his role as founder, Mr. Xie manages the daily operations of the company, including setting the company’s mission and vision, raisings funds, developing strategies, and recruiting and overseeing management teams. Mr. Xie received his diploma from Zhejiang Vocational College of Art in Hangzhou, China, in 2008. We believe that Mr. Xie is qualified to serve on our board of directors due to his experience in managing an operating company as its CEO, as well as his experience in developing business plans and policies, raising capital, and reviewing company financial statements.

Heung Ming Wong, CFO, and Director

Heung Ming Wong has served as our Chief Financial Officer and Director since May 2023. Mr. Wong has also served as an independent non-executive director of six other listed companies, including (i) Nature Wood Group Limited (Nasdaq: NWGL) since September 2023; (ii) E-Home Household Service Holdings Ltd. (Nasdaq: EJH) since March 2023; (iii) Ostin Technology Group Co., Ltd. (Nasdaq: OST) since April 2022; (iv) Helens International Holdings Company Limited (HKG: 9869) since August 2021; (v) Baiyu Holdings Inc. (formerly known as TD Holdings, Inc.) (Nasdaq: BYU) since April 2021; and (vi) Raffles Interior Limited (HKG: 1376) since March 2020. In addition, Mr. Wong served as an independent non-executive director of Sansheng Holdings (Group) Co. Ltd. (HKG: 2183) from August 2022 to December 2023. From November 2010 to April 2023, Mr. Wong was an independent non-executive director of Shifang Holding Limited (HKG: 1831). From July 2022 to November 2023, Mr. Wong was the independent non-executive director of REDEX Pte. Ltd. Mr. Wong has over 29 years of experience in finance, accounting, internal controls, and corporate governance in Singapore, China, and Hong Kong. In the PRC and Hong Kong, Mr. Wong has helped a number of companies listed in overseas stock exchanges, including those in the United States and Hong Kong. From May 2020 to March 2021, Mr. Wong served as the chief financial officer of Meten Holding Group Ltd. (Nasdaq: METX). Mr. Wong has also served as chief financial officer and senior finance executive of various companies, including Frontier Services Group Limited (HKG: 0500) from April 2017 to September 2018, and Beijing Oriental Yuhong Waterproof Technology Co., Ltd., a leading waterproof materials manufacturer in the PRC and a company listed on China’s Shenzhen Stock Exchange (SHE: 2271) from May 2014 to August 2015. Mr. Wong began his career in an international accounting firm and moved along in audit fields by taking some senior positions both in internal and external audits including being a senior manager and a manager in PricewaterhouseCoopers, Beijing office and Deloitte Touche Tohmatsu, Hong Kong, respectively. Mr. Wong graduated from the City University of Hong Kong in 1993 with a bachelor’s degree in Accounting and obtained a master’s degree in Electronic Commerce from the Open University of Hong Kong in 2003. He is a fellow member of the association of Chartered Certified Accountants and the Hong Kong institute of Certified Public Accountants and a member of the Hong Kong Institute of Certified Internal Auditor. We believe that Mr. Wong is qualified to serve on our board of directors due to his extensive experience as an independent non-executive director as well as his more than 29 years’ experience in finance, accounting, internal control, and corporate governance.

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Lin Bao, Independent Director

Lin Bao has served as one of our independent directors since November 2023. Ms. Bao is a citizen of Canada and a resident of the PRC. Ms. Bao has over 15 years of experience in accounting and auditing. She has served as the chief financial officer of Jayud Global Logistics Limited, a China-based end-to-end supply chain solution provider with a focus on providing cross-border logistics services, since October 2022. She has served as an independent director of SunCar Technology Group Inc. since May 2023 and as an independent director of Cetus Capital Acquisition Corp. since February 2023. From April 2020 to September 2022, she served as the chief financial officer of Eagsen, Inc., a vehicle communication and entertainment system provider. Before Eagsen, Inc. was established, Ms. Bao served as Chief Financial Officer of Shanghai Eagsen Intelligent Co., Ltd. from November 2019 to March 2020. From February 2018 to August 2019, Ms. Bao served as chief financial officer of Jufeel International Group., a biotech company that cultivates, produces, develops, and sells raw aloe vera and aloe vera based consumer products in China. From October 2015 to January 2018, Ms. Bao worked as an independent consultant to provide accounting advisory services for China-based companies. Ms. Bao began her career in accounting at Ernst & Young LLP Toronto, where she served from January 2005 to May 2008 as a senior accountant. Ms. Bao received a bachelor’s degree in Accountancy from Concordia University in 2004, and a bachelor’s degree in Japanese from the Beijing Second Foreign Language Institute in 1994. Ms. Bao is a Certified Public Accountant in the United States, and she is also a Canadian Chartered Professional Accountant and a Hong Kong Certified Public Accountant. We believe that Ms. Bao is qualified to serve on our board of directors due to her experience as an independent director for a special purpose acquisition company, her extensive experience as a chief financial officer for several companies, as well as her more than 15 years’ experience in accounting and auditing.

Dr. Julianne Huh, Independent Director

Dr. Julianne Huh has served as one of our independent directors since November 2023. Dr. Huh is a citizen of Korea and resident of Malaysia. Since November 2023, Dr. Huh has been serving as an independent director of OneMedNet Corporation (formerly known as Data Knights Acquisition Corp). From October 2017 to June 2022, Dr. Huh served as the Director of S&I F&B Management Sdn, Bhd based in Kuala Lumpur, Malaysia, where she managed the overall business, operations and marketing of 2 Ox French Bistro. From June 2016 to August 2017, Dr. Huh served as the Vice President of The Mall of Korea based in Bangkok, Thailand, where she managed projects for business set-up, construction of department stores and nine restaurants. Dr. Huh also managed the overall business, operations and marketing while serving as the Vice President during this time. From November 2013 to June 2016, Dr. Huh served as the director of business development of Juna International Ltd based in Shanghai, China and Seoul, Korea, where she oversaw China Business Development in the entertainment and music industry. From August 2006 to June 2016, Dr. Huh founded the Wonderful World of Learning (WWL) and served as its general manager based in Shanghai, where she managed the overall business and operations of the preschool, curriculum development and teacher training. From October 2011 to May 2014, Dr. Huh served as the managing partner as well as vice president of Pronovias Korea based in Seoul, Korea, where she launched the wedding dress brand “Pronovias” of the Spain flagship store as the sole franchise for the Korean market. Dr. Huh also oversaw and managed operations, marketing, PR and bi-annual buying and merchandising. From September 2009 to September 2019, Dr. Huh founded Only Natural Organic Bath Products based in Shanghai, China, where she was in charge of brand development and sales for charity purposes. In June 2004, Dr. Huh received her Doctor of Education (Ed.D) degree at the University of Massachusetts in the U.S. In June 1997, Dr. Huh received her Master of Education (M.Ed.) degree from the University of Massachusetts in the U.S. In June 1993, Dr. Huh completed two semesters of courses at the MBA program at the Yonsei University in Seoul, Korea. In February 1991, Dr. Huh received her Bachelor of Arts degree in English Language and Literature from Ewha Women’s University in Seoul, Korea. We believe that Dr. Huh is well-qualified to serve as a member of our board of directors due to her experience as an independent director for a special purpose acquisition company, her extensive experience in global finance, as well as her network of contacts and relationships.

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Robin H. Karlsen, Independent Director

Robin H. Karlsen has served as one of our independent directors since November 2023. Mr. Karlsen is a citizen of Norway and a resident of Singapore. Since February 2022, Mr. Karlsen has been serving as President of ROHKA Pte. Ltd. Since June 2022, Mr. Karlsen has also been serving as a partner of AYA Land Development Ltd. His main responsibility in both companies is strategic consultancy for real estate investments From December 2018 to February 2022, Mr. Karlsen served as the investment director of PIK International, where he oversaw the identification and investments of real estate assets in Asia. From June 2016 to November 2018, Mr. Karlsen served as business development manager of CFLD International Pte. Ltd, where he was involved in business development in Asia, Middle East and Africa for industry city development. In June 2016, Mr. Karlsen received his master’s degree in Real Estate Finance and Investment from The University of Hong Kong. In May 2015, Mr. Karlsen received his bachelor’s degree in Urban Studies from University College of London Bartlett School of Planning. We believe that Mr. Karlsen is well-qualified to serve as a member of our board of directors due to his extensive cross-border business experience., as well as her network of contacts and relationships.

Director Independence

Nasdaq requires that a majority of our board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Lin Bao, Robin H. Karlsen and Julianne Huh are our independent directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of our independent and disinterested directors.

Committees of the Board of Directors

Audit Committee

We have established an audit committee of the board of directors. Lin Bao, Robin H. Karlsen, and Julianne Huh serve as members of our audit committee. Lin Bao chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. Lin Bao, Robin H. Karlsen and Julianne Huh are independent.

Member of the audit committee is financially literate and our board of directors has determined that Lin Bao qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

●	pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our Compensation Committee are Lin Bao, Robin H. Karlsen, and Julianne Huh. Dr. Julianne Huh chairs the compensation committee. We have adopted a compensation committee charter, which detail the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

●	reviewing and approving the compensation of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

Our nominating committee consists of Lin Bao, Robin H. Karlsen, and Julianne Huh, each of whom is an independent director under Nasdaq’s listing standards. Robin H. Karlsen chairs the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

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Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers, and employees in accordance with applicable federal securities laws. We filed a copy of our form of Code of Ethics and our audit committee charter as exhibits to the registration statement in connection with our IPO. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board of directors.

Compensation Recovery and Clawback Policies

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our executive officers. The SEC also recently adopted rules which direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if we are found to have misstated its financial results.

We have adopted a compensation recovery policy (the “Clawback Policy”) effective as of November 30, 2023 that complies with the Nasdaq’s new clawback rules promulgated under the SEC’s Rule 10D-1.

The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from our current and former executive officers as defined in the Rule (“Covered Executives”) in the event that we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws. The recovery of such compensation applies regardless of whether a Covered Executive engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, our board of directors may recoup from the Covered Executives erroneously awarded incentive compensation received within a lookback period of the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement.

The foregoing description of the Clawback Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of the Clawback Policy, a copy of which is filed as Exhibit 97.1 to our annual report on Form 10-K for the fiscal year ended December 31, 2023 and is incorporated herein by reference.

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Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

●	directors should not improperly fetter the exercise of future discretion;

●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill, and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor. Furthermore, each of our officers and directors currently has and may in the future have fiduciary obligations to other businesses, including other blank check companies similar to our company, of which they are now or may in the future be officers or directors. To the extent they identify business opportunities which may be suitable for the entities to which they owe fiduciary obligations, our officers and directors will honor those fiduciary obligations. Accordingly, it is possible they may not present opportunities to us that otherwise may be attractive to us unless the entities to which they owe fiduciary obligations and any successors to such entities have declined to accept such opportunities.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earliest of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any fiduciary or contractual obligations he might have.

Potential investors should also be aware of the following other potential conflicts of interest:

●	None of Aimei Health’s officers or directors is required to commit his or her full time to Aimei Health’s affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

●	In the course of their other business activities, Aimei Health’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to Aimei Health as well as the other entities with which they are affiliated. Aimei Health’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

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●	The Initial Shareholders of Aimei Health, including the Sponsor, does not have any redemption rights with respect to any Aimei Health ordinary shares held by it. If Aimei Health fails to complete its initial business combination within 24 months after the completion of its IPO (i.e., by December 6, 2025 (assuming all 12 monthly extensions are made) or such later date as may be approved by the shareholders of Aimei Health in an amendment to the Aimei Health amended and restated articles of association)), the proceeds of the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Aimei Health Public Shares, and the Private Placement Units and underlying securities will be worthless. With certain limited exceptions, the Founder Shares will not be transferable, assignable, or salable by the Initial Shareholders until the earlier of (i) the six-month anniversary of the Business Combination, (ii) the date on which the closing price of the ordinary shares equals or exceeds $12.00 for any 20 trading days within a 30-trading day period commencing at least 150 days following the Closing, or (iii) the date following the Closing on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Pubco shareholders having the right to exchange their ordinary shares for cash, securities or other property. With certain limited exceptions, the Private Placement Units and underlying securities will not be transferable, assignable, or salable by our Sponsor until six (6) months after the completion of our initial business combination. Since our Sponsor and officers and directors may directly or indirectly own ordinary shares and rights following this offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

●	Our officers and directors may have a conflict of interest with respect to evaluating the Business Combination to the extent of their interests in the Sponsor and if the retention or resignation of any such officers and directors is included by a target business as a condition to any agreement with respect to our initial business combination.

●	The Sponsor has invested an aggregate of $3,345,000 in Aimei Health, comprised of (i) $25,000 for 1,725,000 Founder Shares (approximately $0.014 per share), of which 152,000 Founder Shares were transferred to the then officers and directors of Aimei Health on May 25, 2023, and (ii) $3,320,000 for 332,000 Private Shares. Accordingly, even if the trading price for Pubco Class A Ordinary Shares following the Business Combination is as low as approximately $1.76 per share, the aggregate market value of the Founder Shares and Private Shares would be approximately equal to the initial investment in Aimei Health by the Sponsor. Given the differential in purchase price that the Sponsor paid for the Aimei Health ordinary shares as compared to the price of the Aimei Health Units sold in the IPO, the Initial Shareholders may realize a positive rate of return on such investment even if Aimei Health public shareholders experience a negative rate of return following the Business Combination.

●	The Sponsor, officers, and directors will lose their entire investment in Aimei Health and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 6, 2025 (assuming exercise of each of the 12 monthly extensions, or such later date as may be approved by the shareholders of Aimei Health in an amendment to the Aimei Health amended and restated articles of association).

●	As of the Record Date, the Initial Shareholders of Aimei Health, including our Sponsor and officers and directors, owned an aggregate of 2,057,000 ordinary shares. They have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the Trust Account if Aimei Health is unable to consummate a business combination. Based on a market price of $11.32 per share and $11.25 per unit on the Record Date, the value of these shares was approximately $23.3 million. These ordinary shares acquired by the Initial Shareholders prior to the IPO will be worthless if Aimei Health does not consummate a business combination. Consequently, directors’ and officers’ discretion in identifying and selecting United Hydrogen as a suitable target business may result in a conflict of interest when determining whether the terms, conditions, and timing of the Business Combination are appropriate and in Aimei Health’s Public Shareholders’ best interest.

●	The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. As of the date of this proxy statement/prospectus, the Sponsor and its affiliate have not been involved in any other special purpose acquisition companies and do not hold financial interests or have contractual obligations to other entities with which Aimei Health is exploring entering into a business combination.

The conflicts described above may not be resolved in our favor. Except as described above, none of the Sponsor, Aimei Health, or its directors or officers have a conflict of interest because of relationship with United Hydrogen.

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Notwithstanding these conflicts of interest, Aimei Health’s directors and officers believe that consummation of the Business Combination is in the best interests of the Public Shareholders for the following reasons:

●	Aimei Health management analyzed investment opportunities in various sectors and geographic regions in an effort to locate the best potential business combination opportunity for its shareholders.

●	United Hydrogen is a hydrogen solution provider committed to providing customers with decarbonization solutions tailored to their energy decarbonization goals. Driven by the mission of “Living in Harmony with Nature,” United Hydrogen operates its business in China through its subsidiaries, including without limitation, Zhejiang Qingyuan and Yixun Chuangneng. Currently, United Hydrogen, through its subsidiaries, has been in the business of providing (i) hydrogen energy solutions, specializing in the evaluation, design, and construction (through third-party construction contractors) of hydrogen production plants and hydrogen refueling stations, and post-delivery operation and management of these facilities, and (ii) hydrogen commercial applications, focusing on selling fuel cell systems for hydrogen trucks and forklifts, and designing, selling and leasing fuel cell forklifts.

●	Aimei Health believes that a business combination with United Hydrogen will provide Aimei Health shareholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Business Combination Proposal — Reasons for Aimei Health Board of Directors’ Approval of the Business Combination.”

●	The Aimei Health board of directors received the fairness opinion from CHFT Advisory and Appraisal Ltd., as to the fairness, from a financial point of view, to United Hydrogen, of the consideration to be paid by Aimei Health (in the form of Pubco Ordinary Shares) pursuant to the Business Combination Agreement. For additional information, please see the section titled “The Business Combination Proposal — Summary of Financial Analysis of CHFT Advisory and Appraisal Ltd.” and the opinion of CHFT Advisory and Appraisal Ltd. attached hereto as Annex F.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities.

Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity/company name		Entity’s Business/industry		Affiliation/Position (e.g. CEO/CFO/ Director/Managing Director/Chairman/ Chairperson)
Junheng Xie	●	Hangzhou Aiwoba Network Technology Co., Ltd.	●	Health and Wellness	●	CEO

	●	Hangzhou Junlin Health Management Consulting Co., Ltd.	●	Health and Wellness	●	Founder

Heung Ming Wong	●	E-Home Household Service Holding Ltd.	●	Housekeeping Services	●	Independent Director

	●	Sansheng Holdings (Group) Co. Ltd.	●	Home Builder	●	Independent Director

	●	Ostin Technology Group Co., Ltd.	●	Monitor panel manufacturing	●	Independent Director

	●	Helens International Holdings Company Limited	●	Beverage	●	Independent Director

	●	TD Holdings, Inc.	●	Mine resources online trading	●	Independent Director

	●	Raffles Interiors Limited	●	Interior Decoration	●	Independent Director

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Individual	Entity/company name		Entity’s Business/industry		Affiliation/Position (e.g. CEO/CFO/ Director/Managing Director/Chairman/ Chairperson)
Julianne Huh	●	OneMedNet Corporation	●	Healthcare	●	Independent Director

Robin H. Karlsen	●	ROHKA Pte. Ltd.	●	Strategic Consultancy	●	President

	●	AYA Land Development Corp.	●	Real Estate Developer	●	Partner

Lin Bao	●	Jayud Global Logistics Limited	●	Supply chain solution provider	●	CFO

	●	Cetus Capital Acquisition Corp.	●	SPAC	●	Independent Director

	●	SunCar Technology Group Inc.	●	Digitalized automotive after-sales	●	Independent Director

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our initial shareholders, officers, or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the business combination is fair to our company (or shareholders) from a financial point of view. Notwithstanding the foregoing, our amended and restated memorandum and articles of association provides that, subject to fiduciary duties under Cayman Islands law, we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Our officers and directors, as well as our Initial Shareholders, have agreed, pursuant to the terms of a letter agreement entered into with us, (i) to vote any Founder Shares and Private Shares held by them in favor of any proposed business combination and (ii) not to redeem such shares in connection with a shareholder vote to approve a proposed initial business combination or any amendment to our charter documents prior to the consummation of our initial business combination or sell any shares to us in a tender offer in connection with a proposed initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our (former and existing) officers and directors (“Indemnified Persons”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in or about the conduct of Aimei Health’s business or affairs or in the execution or discharge of the Indemnified Person’s duties, powers, authorities or discretions. This includes all costs, expenses, losses or liabilities incurred by the Indemnified Person in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning Aimei Health or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere. However, no Indemnified Person shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXECUTIVE COMPENSATION

No executive officer has received any cash or non-cash compensation for services rendered to us.

No compensation or fees of any kind, including finder’s fees, consulting fees, and other similar fees, will be paid to our Initial Shareholders, officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of our initial business combination (regardless of the type of transaction that it is), other than the reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combination. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee will review and approve all reimbursements and payments made to our Sponsor or members of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our board of directors, with any interested director abstaining from such review and approval.

Upon the completion of our initial business combination, members of our management team who remain with us, may be paid consulting, management, or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time of a shareholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in an Exchange Act filing such as Current Report on Form 6-K, as required by the SEC.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

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AIMEI HEALTH MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References to “Aimei Health,” the “Company,” “our,” “us,” or “we” refer to Aimei Health Technology Co., Ltd. References to Aimei Health’s “management” or Aimei Health’s “management team” refer to Aimei Health’s officers and directors. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the audited financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company with limited liability for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Our efforts to identify a prospective target business will not be limited to a particular industry or geographic region. We intend to effectuate our Business Combination using cash derived from the proceeds of the IPO and the sale of the Private Placement Units, our shares, debt or a combination of cash, shares, and debt.

We expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.

Our Sponsor is Aimei Investment Ltd, a Cayman Islands exempted company.

We will have up to 24 months from the closing of the IPO to complete our initial business combination if we extend the period of time to consummate a business combination, which may be accomplished only if the Sponsor deposits additional funds into the Trust Account. The Sponsor may extend the deadline for completion of an initial business combination from December 6, 2024 up to 12 times, each by an additional one month until December 6, 2025, subject to the Sponsor depositing additional funds into the Trust Account with a monthly extension fee of $227,700 (or $0.033 per Public Share). On December 11, 2024 and January 13, 2025, the Sponsor and United Hydrogen caused the first and second monthly extension fee of $227,700 (equivalent to $0.033 per Public Share), respectively, to be deposited into the Trust Account to extend the date by which Aimei Health has to consummate a business combination from December 6, 2024 to February 6, 2025. On February 5, 2024, Aimei Health held an extraordinary general meeting of shareholders, which approved the proposal by its board of directors to amend the monthly fee payable by the Sponsor and/or its designee into the Trust Account to extend the date by which Aimei Health must consummate its initial business combination, from $0.033 per Public Share (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension). On February 6, 2025, March 6, 2025, April 4, 2025, May 6, 2025, June 6, 2025, July 6, 2025, August 6, 2025, September 5, 2025, and October 8, 2025, the Sponsor and United Hydrogen caused the third through eleventh monthly extension fee of $150,000 to be deposited into the Trust Account, to further extend the deadline from February 6, 2024 to November 6, 2025. The Sponsor intends to continue to extend such deadline to complete an initial business combination till December 6, 2025.

Results of Operations

We have neither engaged in any operations nor generated any revenue to date. Our only activities from inception to June 30, 2025 were organizational activities, those necessary to prepare for and conduct the IPO, and those required to identify and evaluate a target company for a business combination. We will not generate any operating revenue until after the completion of our initial business combination, at the earliest. We have generated and will continue to generate non-operating income in the form of interest income on cash in bank and investments held in the Trust Account from the proceeds derived from the IPO. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the six months ended June 30, 2025, we had a net income of $609,632, which consisted of interest income earned on assets held in the Trust Account of $1,064,650, offset by formation and operational costs of $455,018.

For the six months ended June 30, 2024, we had a net income of $1,364,592, which consisted of interest income earned on assets held in the Trust Account of $1,827,338, offset by formation and operational costs of $462,746.

For the year ended December 31, 2024, we had a net income of $2,552,215, which consisted of interest income earned on assets held in the Trust Account of $3,617,001, offset by formation and operational costs of $1,064,786.

For the period from April 27, 2023 (inception) through December 31, 2023, we had a net income of $171,389, which consisted of interest income earned on assets held in the Trust Account of $199,848 offset by formation and operational costs of $28,459.

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Liquidity and Capital Resources

As of June 30, 2025, we had $2,138 in our operating bank account, $44,511,399 in our Trust Account, and working capital deficit of $2,169,328. As of December 31, 2024, we had $28,208 in our operating bank account, $73,784,549 in our Trust Account, and working capital deficit of approximately $786,610.

Our liquidity needs prior to the consummation of the IPO were satisfied through the payment of $25,000 from the Sponsor to cover certain offering costs on our behalf in exchange for issuance of founder shares, and the borrowing of approximately $210,151 from the Sponsor under an unsecured promissory note. We have repaid the unsecured promissory note in full on December 7, 2023. Subsequent to the consummation of the IPO, our liquidity has been satisfied through the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors, may, but are not obligated to, provide us with Working Capital Loans. As of June 30, 2025 and December 31, 2024, there were no amounts outstanding under the Working Capital Loans.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet our anticipated cash needs prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination. However, we cannot provide any assurance that new financing will be available. Over the time period prior to our initial business combination, we will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

Going Concern Consideration

As of June 30, 2025 and December 31, 2024, we had $2,318 and $28,208 in cash, respectively. As of June 30, 2025, we had working capital deficit of $2,169,328. As of December 31, 2024, we had working capital deficit of $786,610. We have incurred and expect to continue to incur significant professional costs to remain as a publicly traded company and to incur significant transaction costs in pursuit of the consummation of a business combination. These conditions raise substantial doubt about our ability to continue as a going concern one year from the issuance date of the unaudited financial statements for the six months ended June 30, 2025. In order to finance transaction cost in connection a business combination, our Sponsor or an affiliate of our Sponsor, or our officers and directors may, but are not obligated to, provide us with Working Capital Loans to the Company. Such Working Capital Loans would be evidenced by promissory notes. As of June 30, 2025 and December 31, 2024, there were no amounts outstanding under any Working Capital Loan.

In connection with our assessment of going concern considerations in accordance with Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if we are unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of our IPO, the requirement that we cease all operations, redeem the public shares, and thereafter liquidate and dissolve, raises substantial doubt about the ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which contemplate the continuation of our Company as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets, or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

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Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations, or long-term liabilities. The underwriter is entitled to a deferred fee of one percent (1.0%) of the gross proceeds of the IPO upon closing of a business combination, or $690,000. The deferred fee will be paid in cash upon the closing of the business combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of income and expenses during the periods reported. Actual results could materially differ from those estimates. As of June 30, 2025, we have not identified any critical accounting estimates.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting updates, if currently adopted, would have a material effect on our financial statements.

Controls and Procedures

Evaluation of disclosure controls and procedures

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under Exchange Act is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our current chief executive officer and chief financial officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of June 30, 2025, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of June 30, 2025, our disclosure controls and procedures were not effective, due to the material weakness in our internal controls as a result of inadequate segregation of duties within accounting processes due to limited personnel and insufficient written policies and procedures for accounting, IT, and financial reporting and record keeping.

We do not expect that our disclosure controls and procedures will prevent all errors and all instances of fraud. Disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the disclosure controls and procedures are met. Further, the design of disclosure controls and procedures must reflect the fact that there are resource constraints, and the benefits must be considered relative to their costs. Because of the inherent limitations in all disclosure controls and procedures, no evaluation of disclosure controls and procedures can provide absolute assurance that we have detected all our control deficiencies and instances of fraud, if any. The design of disclosure controls and procedures also is based partly on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in internal control over financial reporting

There has been no change in our internal control over financial reporting that occurred during the six months ended June 30, 2025 and the fiscal year ended December 31, 2024 has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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INDUSTRY OVERVIEW OF HYDROGEN ENERGY

Unless otherwise noted, all the information and data presented in this section have been derived from the industry report of Frost & Sullivan commissioned by United Hydrogen in July 2024 entitled “Independent Study on The Hydrogen Energy Market in China” (the “Frost & Sullivan Report”). Frost & Sullivan has advised that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Key advantages of hydrogen energy

Hydrogen stands out as a future energy source due to its significant advantages. It boasts an extremely high energy density of approximately 120 megajoules (MJ) per kilogram, making it highly effective for applications like transportation, aerospace, and long-distance transport. This high energy density enhances fuel efficiency and reduces storage and transportation needs. Hydrogen is also an unlimited resource, being the most abundant element in the universe. It can be produced from any water source via methods such as water electrolysis, leveraging renewable energy sources like solar and wind power for sustainable energy supply. This ensures a stable hydrogen supply and reduces dependence on fossil fuels.

Hydrogen is environmentally clean, producing only water as a byproduct without emitting carbon dioxide (CO2) or other greenhouse gases, thus mitigating air pollution and climate change. Renewable energy-based hydrogen production can achieve zero carbon emissions, supporting global green energy transitions and environmental goals.

Furthermore, hydrogen is highly flexible in transportation and storage. It can be transported in gaseous or liquid form through pipelines, trucks, or ships. Liquid hydrogen’s higher storage and transportation density is suitable for large-scale, long-distance needs, while compressed gaseous hydrogen fits well with mid-short distance supply chains. Advances in solid-state and organic liquid hydrogen storage technologies further enhance safety and efficiency, broadening hydrogen’s application potential.

Hydrogen’s high energy density, abundance, environmental benefits, and versatile transportation and storage options make it a highly promising alternative to traditional energy sources, aligning with global sustainability trends.

Key advantages of hydrogen energy

Source: Frost & Sullivan Report

Industry chain of hydrogen industry

The hydrogen industry chain is divided into three main segments: upstream, midstream, and downstream.

Upstream: This segment involves hydrogen production through various methods, including:

●	Fossil energy reforming (using water gas and methanol).

●	Industrial by-product hydrogen (derived from coke oven emissions).

●	Renewable energy hydrogen production (utilizing photovoltaic (PV) and wind power equipment to produce hydrogen via electrolysis).

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Midstream: This segment focuses on hydrogen storage and transportation. Storage methods include:

●	High-pressure gaseous hydrogen storage (using Type I and II bottles).

●	Solid-state hydrogen storage (using inorganic powders and metal hydrides).

Hydrogen transportation is carried out via vehicles and pipelines.

Downstream: This segment covers hydrogen applications across various sectors, including:

●	Transportation: Utilization in passenger vehicles and buses.

●	Fuel Cells: Applications in stacks and catalysts.

●	Industrial Applications: Usage in steel production, chemical industries, and oil refining.

These segments collectively support the hydrogen industry’s growth and integration into various energy and industrial sectors.

Market of hydrogen production in China

The hydrogen industry has seen rapid development, particularly in green hydrogen (i.e., hydrogen directly produced through renewable energy sources such as solar and wind power, with minimal greenhouse gas emissions during the production process) penetration. China, the world’s largest hydrogen producer, increased its production from 22.5 million tons in 2019 to 36.6 million tons in 2023, achieving a compound annual growth rate (CAGR) of 12.9%. Projections indicate that China’s hydrogen production will further grow to 40.6 million tons by 2028, with a stable CAGR of 1.9%.

With the Chinese government’s commitment to reducing carbon emissions and advancing cleaner energy technologies, hydrogen production is expected to surge to 100 million tons by 2050. This growth is significantly driven by hydrogen produced from electrolysis, which is anticipated to increase its market share from about 3% in 2023 to over 10% by 2028. In contrast, other production methods, which constituted approximately 97% of the production in 2023, are expected to decline over time.

Hydrogen Production and Proportion of Water Electrolysis Hydrogen Production, China, 2019-2023, 2028E, 2050E

Source: Frost & Sullivan Report

Market of hydrogen refueling station in China

The number of hydrogen refueling stations surged from 56 units in 2019 to 405 units in 2023, representing a CAGR of 64.0%. The number of hydrogen stations is expected to further increase to 1,917 units by 2028, and 10,000 units by 2050.

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The rapid increase is mainly driven by the fact that the HFCV market is still at an early stage of development, and with the strong support of national and local polices, the production and sales of HFCV are expected to increase significantly, driving the growing demand for hydrogen stations.

Number of Hydrogen Refueling Station, China, 2019-2050E

Source: Frost & Sullivan Report

Market of hydrogen fuel cell systems in China

With the support of national policies, great strides have been made in the hydrogen fuel cell technology. China is able to develop and localize certain core technologies of hydrogen fuel cell systems and their key components. Similar to hydrogen fuel cell stacks, hydrogen fuel cell systems are currently mostly used in the transportation sector; therefore, shipments of hydrogen fuel cell systems are closely relevant to sales of hydrogen fuel cell vehicles. From 2019 to 2023, shipment volume of hydrogen fuel cell systems in China jumped from 155.6MW to 967.9MW, with a CAGR of 57.9%. Driven by the rapid development of the downstream of hydrogen fuel cell vehicle industry and other emerging application scenarios, shipments of hydrogen fuel cell systems in China are expected to reach 18,333.0MW by 2028, with a CAGR of 82.4% from 2024 to 2028.

Shipment Volume of Hydrogen Fuel Cell Systems, China, 2019-2028E

Source: Frost & Sullivan Report

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Hydrogen fuel cell vehicles market in China

The implementation of city cluster demonstration policies in China has established annual targets for promoting hydrogen fuel cell vehicles (HFCVs) in five major city clusters. Aiming to achieve carbon peaking and carbon neutrality, and supported by the hydrogen energy development plan (2021-2035), HFCVs are set to become a significant mode of transportation. This shift is expected to drive a rapid increase in sales volume due to growing interest in low-emission transportation, increased investment, and government initiatives.

From 2019 to 2023, the sales volume of HFCVs in China rose from 2.7 thousand to 5.8 thousand units, achieving a compound annual growth rate (CAGR) of 21.1%. Future projections indicate a surge in HFCV sales from 9.5 thousand units in 2024 to 80.4 thousand units by 2028, representing a CAGR of 70.6%.

Similarly, the sales volume of hydrogen fuel cell forklifts in China increased from 0.1 thousand units in 2019 to 0.6 thousand units in 2023, with a CAGR of 63.6%. Forecasts suggest a rapid growth in forklift sales, from 1.0 thousand units in 2024 to 12.1 thousand units by 2028, representing a CAGR of 84.3%.

These trends highlight the significant role of hydrogen fuel cell technology in advancing low-emission transportation and supporting China’s environmental and energy goals.

Sales Volume of HFCV and Forklift, China, 2019-2028E

Source: Frost & Sullivan Report

The promotion of fuel cell vehicles (FCVs) is transitioning from being policy-driven to market-driven. Initially spurred by incentive policies, the long-term expansion of FCVs will depend on their total cost of ownership (TCO). As the TCO of FCVs becomes lower than that of traditional fuel vehicles, they are expected to replace them. This shift is driven by advancements in fuel cell technology reducing acquisition costs and improvements in hydrogen production, storage, and transportation technologies lowering energy usage costs.

Currently, the industry is focusing on promoting FCVs in regions with abundant low-cost hydrogen resources, particularly where industrial by-product hydrogen is available. For instance, provinces like Shanxi, with a strong industrial base for by-product hydrogen from chemical enterprises, are ideal for FCV promotion due to lower energy consumption costs and TCO. These regions not only benefit from lower transportation costs but also meet the long-distance transportation needs of chemical enterprises, making FCVs more economically viable.

The application of FCVs is expected to diversify beyond public transportation and logistics into areas such as rail transport on specific routes, passenger vehicles, intercity logistics, and intercity passenger transport. As hydrogen and fuel cell technologies advance and costs decrease, FCVs will complement pure electric vehicles, leveraging their advantages in different scenarios. This complementary relationship will allow FCVs and electric vehicles to coexist in the long term, addressing various energy structure differences across regions and enhancing market applications.

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Competitive Landscape Analysis of China’s Hydrogen Energy Market

The hydrogen energy industry is segmented into upstream (hydrogen production), midstream (hydrogen refueling stations, fuel cell stacks, and systems), and downstream (hydrogen fuel cell vehicles, HFCVs). The market features a diverse competitive landscape across these segments.

Upstream: Key players such as Meijin Energy, National Energy Group, and Sinopec dominate hydrogen production, leveraging infrastructure and technological expertise.

Midstream:

●	Hydrogen Refueling Station Equipment: Companies like Hydrosys and Guofu Hydrogen Energy innovate to expand market presence.

●	Hydrogen Refueling Station Operations: China Petroleum, Sinopec, and Meijin Energy optimize efficiency and reliability to support growing hydrogen vehicle fleets.

●	Hydrogen Fuel Cell Stacks: Leaders like Sino-Synergy Hydrogen Energy, Shen-Li High Tech, and Hydrogen Propulsion Technology focus on efficiency and cost reductions.

●	Hydrogen Fuel Cell Systems: Companies such as SinoHytec, Sino-Synergy Hydrogen Energy, and REFIRE Group provide integrated solutions enhancing performance and reliability.

Downstream: Manufacturers like Yutong Bus, Feichi Technology, and Qingdao Meijin develop hydrogen-powered vehicles, promoting zero-emission mobility solutions for both commercial and consumer markets.

United Hydrogen distinguishes itself with comprehensive business coverage across hydrogen production, storage, transportation, dispensing, and logistics. The company offers tailored solutions and flexible business models, from design and construction to operational services, aligning with diverse decarbonization strategies. Strategic partnerships with industry leaders ensure access to cutting-edge technologies and enhance service quality, while an experienced management team drives innovation and maintains market leadership in the dynamic hydrogen energy sector.

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BUSINESS OF UNITED HYDROGEN

Unless the context otherwise requires, references in this “Business of United Hydrogen” section to “we,” “us,” “our,” and similar first-person references are intended to mean the business and operations of United Hydrogen and its consolidated subsidiaries taken as a whole prior to the Business Combination and Pubco and its consolidated subsidiaries taken as a whole following the Business Combination. References to United Hydrogen’s operating subsidiaries are included with respect to the business and operations strictly concerning such subsidiaries. The discussion of United Hydrogen’s business and the hydrogen energy industry below is qualified by, and should be read in conjunction with, the discussion of the risks related to United Hydrogen’s business and industry detailed elsewhere in this prospectus.

Overview

We are a hydrogen solution provider committed to providing customers with decarbonization solutions tailored to their energy decarbonization goals. Driven by the mission of “Living in Harmony with Nature,” we operate our business in China through our subsidiaries, including without limitation, Zhejiang Qingyuan and Yixun Chuangneng, in two primary business sectors, hydrogen energy solutions and hydrogen commercial applications.

We have been in the business of providing (i) hydrogen energy solutions since 2019, specializing in the evaluation, design, and construction (through third-party construction contractors) of hydrogen production plants and hydrogen refueling stations, as well as post-delivery operation and management of these facilities, and (ii) hydrogen commercial applications since 2021, focusing on selling fuel cell systems for hydrogen trucks and forklifts, and designing, selling and leasing fuel cell forklifts. See “— Business Model.”

We have a significant business presence in key regions of China, including the Yangtze River Delta region, Sichuan and Chongqing region, Hebei province, Shandong province, Shanxi province, Ningxia autonomous region, and Inner Mongolia autonomous region. As of the date of this proxy statement/prospectus, we have: (i) designed, constructed, and managed three hydrogen production plants and 26 hydrogen refueling stations in 13 cities across seven provinces of China; and (ii) sold fuel cell systems for hydrogen trucks and forklifts to customers in three cities across three provinces of China, and sold or leased hydrogen fuel cell forklifts/hydrogen fuel cell heavy-duty trucks to 29 customers in six cities across five provinces of China.

Our customers in the hydrogen energy solutions sector utilize our products and services to establish and manage their hydrogen infrastructures. These customers typically include local government agencies, state-owned enterprises, large energy conglomerates, major chemical companies, or infrastructure developers. Our hydrogen commercial applications customers use our solutions either for on-road logistics, which involves the transportation and delivery of goods and commodities via roadways, or for non-road material handling, which encompasses the movement of materials and goods within enclosed areas that do not rely on roads. Customers in this sector usually consist of logistics groups, large-scale manufacturers, ports, and mining companies.

We position ourselves as both a hydrogen industry solution provider and an integrator. We have adopted a “light-asset” business model, under which we collaborate closely with selected third-party suppliers to deliver our customers customized solutions that integrate various hydrogen equipment, products and services from these third-party suppliers. Our suppliers include IT suppliers, key component providers, hydrogen equipment manufacturers, vehicle OEMs (Original Equipment Manufacturers), construction contractors, transportation fleets, and energy suppliers. See “— Business Model,” and “Suppliers.” We believe that our “light asset” approach enhances our agility and refocus resources on core capabilities.

We are committed to continuously strengthening our presence along the hydrogen value chain. Our ultimate goal is to expand our business in the hydrogen industry to encompass hydrogen production, storage, transportation, refueling, equipment supply, and commercial applications. We hope to contribute to the development, and become a significant player, of a sound commercial hydrogen ecosystem which encourages innovation, collaboration, profitability and growth in the hydrogen industry. See “— Growth Strategies.”

Our revenue for the year ended December 31, 2024 was approximately $52.6 million, with gross profits of approximately $6.0 million, compared to approximately $11.3 million of revenue and approximately $3.7 million of operating profits for the year ended December 31, 2023. We had net income of approximately $0.6 million and net income of approximately $0.1 million for the years ended December 31, 2024 and 2023, respectively.

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Corporate History and Structure

We began our operations through Zhejiang Qingyuan, which is a company with limited liabilities established pursuant to PRC laws on October 14, 2019, and Yixun Chuangneng, which is a company with limited liabilities established pursuant to PRC laws on August 5, 2021. Zhejiang Qingyuan formed (i) a wholly-owned subsidiary, Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. (“Jiaxing Qingyuan Jiachuang”), on April 26, 2021, who in turn, formed a wholly-owned subsidiary, Inner Mongolia Hydrogen Jiachuang New Energy Technology Co., Ltd., on December 16, 2021, and (ii) a wholly-owned subsidiary, Qinglian (Jiaxing) New Energy Operation Co., Ltd., on January 12, 2024. Pursuant to PRC laws, Yixun Chuangneng formed (i) a wholly-owned subsidiary, Yixun Chuangneng (Jiaxing) New Energy Technology Co., Ltd. (“Jiaxing Yixun Chuangneng”), on March 6, 2023, (ii) a wholly-owned subsidiary, Yixun Chuangneng (Beijing) New Energy Technology Co., Ltd., on December 21, 2022, and (iii) a wholly-owned subsidiary, Yixun Chuangneng (Ningdong) New Energy Technology Co., Ltd., on August 31, 2022.

We underwent a series of restructuring transactions to complete the Reorganization, which primarily included:

●	on October 4, 2023, we incorporated United Hydrogen under the laws of the Cayman Islands;

●	on October 9, 2023, we incorporated Unicorn Hydrated Limited (“United Hydrogen BVI”) pursuant to the laws of the British Virgin Islands as a wholly owned subsidiary of United Hydrogen;

●	on October 18, 2023, we incorporated United Hydrogen Group Holding Limited (“United Hydrogen HK”) pursuant to the laws of Hong Kong as a wholly owned subsidiary of United Hydrogen BVI;

●	on January 2, 2024, we incorporated Zhejiang United Hydrogen Technology Co., Ltd. (“United Hydrogen WFOE”) pursuant to PRC laws as a wholly owned subsidiary of United Hydrogen HK;

●	on August 30, 2023, Shanghai Hydrogen Mulan New Energy Technology Co., Ltd. (“Hydrogen Mulan”) was incorporated pursuant to PRC laws. On November 24, 2023, the initial shareholder of Hydrogen Mulan transferred all of his/her equity interest in Hydrogen Mulan to Yang Tan. On January 3, 2024, United Hydrogen HK acquired from Yang Tan all of the equity interest of Hydrogen Mulan, and thereafter, Hydrogen Mulan became a wholly owned subsidiary of United Hydrogen HK; and

●	on July 15, 2024, United Hydrogen WFOE acquired 100% of the equity interest of Zhejiang Qingyuan from the three shareholders of Zhejiang Qingyuan for a total consideration of RMB435,525.88 (approximately $59,971.91). On July 18, 2024, United Hydrogen WFOE acquired 100% of the equity interest of Yixun Chuangneng from the five shareholders of Yixun Chuangneng. As of the date of this proxy statement/prospectus, United Hydrogen WFOE owns 100% of the equity interests in Zhejiang Qingyuan and Yixun Chuangneng, respectively.

All steps under the Reorganization were completed as of July 18, 2024.

Subsequently following the restructuring transactions, we formed three new subsidiaries in China:

●	On January 6, 2025, we incorporated Hangzhou United Hydrogen Co., Ltd. (“Hangzhou Hydrogen”) under the laws of the People’s Republic of China as a wholly owned subsidiary of United Hydrogen HK for the business of the commercial application of hydrogen energy vehicles and the investment in and construction of hydrogen refueling stations;

●	On January 6, 2025, we incorporated Hangzhou United Hydrogen Technology Co., Ltd. (“Hangzhou Technology”) under the laws of the People’s Republic of China as a wholly owned subsidiary of United Hydrogen HK for the business of the investment in and construction of green hydrogen energy manufacturing bases, as well as the production of hydrogen energy-related equipment and parts; and

●	On June 3, 2025, Lianqing Energy Technology (Hainan) Co., Ltd. was formed by United Hydrogen WFOE (holding 51% equity interest) and Qinghe Zhixin (Hainan) Energy Technology Co., Ltd. (holding 49% equity interest). Lianqing Energy Technology (Hainan) Co., Ltd. (together with Hangzhou Hydrogen and Hangzhou Technology, the “2025 Subsidiaries.”), is a company with limited liabilities established under the laws of the People’s Republic of China for the business of the gas sales, as well as the operation services of hydrogen refueling stations and hydrogen energy vehicles.

As of the date of this proxy statement/prospectus, none of the 2025 Subsidiaries has commenced business operations.

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The following diagram illustrates our corporate structure as of the date of this proxy statement/prospectus:

Michael&Jason Limited (1)
Mxmulan Limited (2)
Meijin (Beijing) Hydrogen Energy Technology Co., Ltd. (美锦（北京）氢能科技有限公司) (3)
Runqing Holding Limited (4)
Yixun Limited (5)
Qicai Holding Limited (6)
Sino-Synergy Development Limited (7)
Jiaxing Hydrogen Energy Industry Development Equity Investment Partnership (Limited Partnership) (嘉兴氢能产业发展股权投资合伙企业（有限合伙）) (8)
60.54%
5%
11.57%
6.82%
5%
5%
3.21%
2.86%
United Hydrogen Group Inc. (联和氢能集团有限公司) (Cayman Islands; October 4, 2023)
100%
Unicorn Hydrated Limited (British Virgin Island; October 9, 2023)
100%
United Hydrogen Group Holding Limited (联和氢能集团控股有限公司（香港公司）) (Hong Kong; October 18, 2023)
100%
100%
100%
100%
Shanghai Hydrogen Mulan New Energy Technology Co., Ltd. (上海氢聚木 兰新能源科技有限公司) (PRC; August 30, 2023)
Zhejiang United Hydrogen Technology Co., Ltd. (浙江联和氢能科技有限公司) (PRC; January 2, 2024)
杭州联和氢能有限公司 Hangzhou United Hydrogen Co., Ltd. (PRC; January 6, 2025)
杭州联和氢能科技有限公司 Hangzhou United Hydrogen Technology Co., Ltd. (PRC; January 6, 2025)
100%
100%
51%
Hydrogen Jiachuang (Zhejiang) New Energy Co., Ltd. (氢源嘉创（浙 江）新能源科技有限公司) (PRC; October 14, 2019)
Shanghai Yixun Chuangneng New Energy Technology Co., Ltd. (上海翼迅创能新能源科技有限公司) (PRC; August 5, 2021)
联青能源科技(海南)有限公司 Lianqing Energy Technology (Hainan) Co., Ltd. (PRC; June 3, 2025)
100%
100%
Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. (氢源嘉创（嘉兴）新能源运营有限公司) (PRC; April 26, 2021)
100%
Inner Mongolia Hydrogen Jiachuang New Energy Technology Co., Ltd. (内蒙古氢源嘉创新能源科技有限公司) (PRC; December 16, 2021)
Qinglian (Jiaxing) New Energy Operation Co., Ltd. (氢联（嘉兴）新能源运营有限公司) (PRC; January 12, 2024)
100%
100%
100%
Yixun Chuangneng (Jiaxing) New Energy Technology Co., Ltd. (翼迅创能（嘉兴）新能源科技有限公司) (PRC; March 6, 2023)
Yixun Chuangneng (Beijing) New Energy Technology Co., Ltd. (翼迅创能（北京）新能源科技有限公司) (PRC; December 21, 2022)
Yixun Chuangneng (Ningdong) New Energy Technology Co., Ltd. (翼迅创能（宁东）新能源科技有限公司) (PRC; August 31, 2022)

(1)	Represents 181,617,775 ordinary shares of United Hydrogen held by Xia Ma, the 100% owner of Michael&Jason Limited, as of the date of this proxy statement/prospectus.
(2)	Represents 15,000,000 ordinary shares of United Hydrogen held by Yao Li, the 100% owner of Mxmulan Limited, as of the date of this proxy statement/prospectus.
(3)	Represents 34,714,286 ordinary shares of United Hydrogen held by Meijin (Beijing) Hydrogen Energy Technology Co., Ltd. (美锦（北京）氢能科技有限公司) as of the date of this proxy statement/prospectus.
(4)	Represents 20,453,653 ordinary shares of United Hydrogen held by Runqing Holding Limited as of the date of this proxy statement/prospectus.
(5)	Represents 15,000,000 ordinary shares of United Hydrogen held by Yixun Limited as of the date of this proxy statement/prospectus.
(6)	Represents 15,000,000 ordinary shares of United Hydrogen held by Qicai Holding Limited as of the date of this proxy statement/prospectus.
(7)	Represents 9,642,857 ordinary shares of United Hydrogen held by Sino-Synergy Development Limited as of the date of this proxy statement/prospectus.
(8)	Represents 8,571,429 ordinary shares of United Hydrogen held by Jiaxing Hydrogen Energy Industry Development Equity Investment Partnership (Limited Partnership) (嘉兴氢能产业发展股权投资合伙企业（有限合伙）) as of the date of this proxy statement/prospectus.

209

The following diagram illustrates Pubco’s corporate structure immediately following the consummation of the Business Combination, assuming no redemptions by Aimei Health’s public shareholders:

Aimei Health Ltd. (1)
Michael&Jason Limited (2)
Mxmulan Limited (3)
Meijin (Beijing) Hydrogen Energy Technology Co., Ltd. (美锦（北京）氢能科技有限公司) (4)
Runqing Holding Limited (5)
Other Minority Stockholders (6)
Public Stockholders
0.19%
92.88%
0.77%
1.78%
1.05%
2.47%
0.88%
United Hydrogen Global Inc. (Cayman Islands; May 23, 2024)
100%
100%
United Hydrogen Group Inc. (联和氢能集团有限公司) (Cayman Islands; October 4, 2023)
Aimei Health Technology Co., Ltd (April 27, 2023)
100%
Unicorn Hydrated Limited (British Virgin Island; October 9, 2023)
100%
United Hydrogen Group Holding Limited (联和氢能集团控股有限公司（香港公司）) (Hong Kong; October 18, 2023)
100%
100%
100%
100%
Shanghai Hydrogen Mulan New Energy Technology Co., Ltd. (上海氢聚木 兰新能源科技有限公司) (PRC; August 30, 2023)
Zhejiang United Hydrogen Technology Co., Ltd. (浙江联和氢能科技有限公司) (PRC; January 2, 2024)
杭州联和氢能有限公司 Hangzhou United Hydrogen Co., Ltd. (PRC; January 6, 2025)
杭州联和氢能科技有限公司 Hangzhou United Hydrogen Technology Co., Ltd. (PRC; January 6, 2025)
100%
100%
Hydrogen Jiachuang (Zhejiang) New Energy Co., Ltd. (氢源嘉创（浙江）新能源科技有限公司) (PRC; October 14, 2019)
Shanghai Yixun Chuangneng New Energy Technology Co., Ltd. (上海翼迅创能新能源科技有限公司) (PRC; August 5, 2021)
联青能源科技(海南)有限公司 Lianqing Energy Technology (Hainan) Co., Ltd. (PRC; June 3, 2025)
100%
100%
Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. (氢源嘉创（嘉兴）新能源运营有限公司) (PRC; April 26, 2021)
100%
Inner Mongolia Hydrogen Jiachuang New Energy Technology Co., Ltd. (内蒙古氢源嘉创新能源科技有限公司) (PRC; December 16, 2021)
Qinglian (Jiaxing) New Energy Operation Co., Ltd. (氢联（嘉兴）新能源运营有限公司) (PRC; January 12, 2024)
100%
100%
100%
Yixun Chuangneng (Jiaxing) New Energy Technology Co., Ltd. (翼迅创能（嘉兴）新能源科技有限公司) (PRC; March 6, 2023)
Yixun Chuangneng (Beijing) New Energy Technology Co., Ltd. (翼迅创能（北京）新能源科技有限公司) (PRC; December 21, 2022)
Yixun Chuangneng (Ningdong) New Energy Technology Co., Ltd. (翼迅创能（宁东）新能源科技有限公司) (PRC; August 31, 2022)

Notes:	The percentage of voting interest held by each of Pubco’s shareholders is calculated on the basis that each holder of Pubco Class B Ordinary Shares is entitled to ten (10) votes per Pubco Class B Ordinary Share and each holder of Pubco Class A Ordinary Shares is entitled to one vote per Pubco Class A Ordinary Share. According to the Business Combination Agreement, (i) each of the ordinary shares of United Hydrogen that are issued and outstanding immediately prior to the First Merger Effective Time, except for the United Hydrogen Specially Designated Ordinary Shares and the United Hydrogen Dissenting Shares, will be cancelled and converted into the right to receive such number of the Pubco Class A Ordinary Shares equal to the Exchange Ratio (as defined below) in accordance with the Business Combination Agreement; (ii) each of the 181,617,775 United Hydrogen Specially Designated Ordinary Shares that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of the Pubco Class B Ordinary Shares equal to the Exchange Ratio; (iii) each convertible note of United Hydrogen that is issued and outstanding immediately prior to the First Merger Effective Time, will be converted into such number of ordinary shares of United Hydrogen pursuant to the terms thereof, which resulting shares will be converted into the right to receive such number of Pubco Class A Ordinary Shares based on the Exchange Ratio; (iv) at the Effective Time, each Aimei Health Unit that is issued and outstanding immediately prior to the Effective time shall be automatically detached and the holder thereof shall be deemed to hold one Aimei Health ordinary share and one Aimei Health Right to receive one-fifth (1/5) of an Aimei Health Ordinary Share; (v) at the Effective Time, each unredeemed outstanding Aimei Health Ordinary Share shall be cancelled and automatically converted into the right to receive one Pubco Class A Ordinary Share; and (vi) at the Effective Time, each issued and outstanding Aimei Health Rights shall be cancelled and automatically converted into one-fifth of one Pubco Class A Ordinary Share.

(1)	Represents 1,905,000 Pubco Class A Ordinary Shares held by Mr. Huang Han, who is the sole shareholders and director of Aimei Investment Ltd, the Sponsor of Aimei Health.
(2)	Represents 90,808,887.50 Class B Ordinary Shares held by Xia Ma, the 100% owner of Michael&Jason Limited, upon the completion of the Business Combination.
(3)	Represents 7,500,000 Class A Ordinary Shares held by Yao Li, the 100% owner of Mxmulan Limited, upon the completion of the Business Combination.
(4)	Represents 17,357,143 Class A Ordinary Shares held by Meijin (Beijing) Hydrogen Energy Technology Co., Ltd. (美锦（北京）氢能科技有限公司), upon the completion of the Business Combination.
(5)	Represents 10,226,826.50 Class A Ordinary Shares held by Runqing Holding Limited, upon the completion of the Business Combination.
(6)	Represents 24,107,143.00 Class A Ordinary Shares held collectively by Yixun Limited, Qicai Holding Limited, Sino-Synergy Development Limited, and Jiaxing Hydrogen Energy Industry Development Equity Investment Partnership (Limited Partnership), upon the completion of the Business Combination.

As of the date of this proxy statement/prospectus, among these entities, only Zhejiang Qingyuan, Yixun Chuangneng and their respective subsidiaries are our operating entities, while the other entities do not have material operation.

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Business Model

Hydrogen Energy Solutions

We assist customers in evaluating, designing, and constructing (through third-party construction contractors) hydrogen production plants and hydrogen refueling stations, and undertake subsequent operation and management services. Specifically, our solutions include pre-construction consultation and feasibility analysis, project design and overall planning, equipment customization and procurement, construction (through third-party construction contractors), project management, and post-delivery operation and management. Each category of services is more fully described below. As of the date of this proxy statement/prospectus, we have delivered and provided operation and management services to one hydrogen production plant, generating over 3,000 tons of hydrogen during over 40,000 operation hours. We have also provided operation and management services to some hydrogen refueling stations. Since establishment, these hydrogen refueling stations have completed a total of over 290,000 hydrogen refueling operations and a total of over 2,775 tons of hydrogen refueling.

A typical project for us to evaluate, design, and construct a hydrogen production plant lasts from nine months to 18 months, and a hydrogen refueling station from two months to 12 months, in each case with payments settled in installments based on project progress. For the year ended December 31, 2024 and 2023, we generated approximately $0.5 million and $0.5 million in revenue from evaluating, designing, and constructing (through third-party construction contractors) hydrogen production plants, respectively. For the years ended December 31, 2024 and 2023, we generated approximately $12.7 million and $10.7 million in revenue, respectively, from evaluating, designing, and constructing (through third-party construction contractors) hydrogen refueling stations, which accounted for 25.1% and 85.5% of our total revenue.

Pre-Construction Consultation and Feasibility Analysis: Our hydrogen energy solution begins with an evaluation of the hydrogen infrastructure project based on the customer’s actual conditions and business demands. The evaluation considers various factors, including local policies, budget considerations, hydrogen source conditions, transportation costs, and local hydrogen market condition and growth potential. We calculate the input-output ratio and conduct feasibility analysis, aiming to provide a solid foundation for project initiation.

Project Design and Planning: Based on our initial research and analysis, we present customer with a design and project plan for hydrogen production plant or hydrogen refueling station construction (the “Project Plan”). This includes the overall project scope, policy compliance, core equipment selection and performance requirements, civil engineering planning and design, resource planning, and project implementation plans.

Equipment Customization and Procurement: According to the Project Plan, we select suitable suppliers that meet both of our quality and budget requirements to provide various equipment, products and services contemplated under the Project Plan. We provide equipment specifications to and place orders directly with the suppliers and conduct acceptance inspections. The inspected equipment is typically transported directly from the suppliers to customer’s construction sites, avoiding the need for intermediate storage by us.

Construction and Project Delivery: We collaborate with qualified and experienced construction contractors to refine construction drawings based on the Project Plan. The contractors then complete the construction of the hydrogen production plant or hydrogen refueling station. During this process, we oversee the installation and debugging of equipment, and conduct testing prior to putting the facility into trial operation. The hydrogen production plant or hydrogen refueling station is formally handed over by us to customer after a trial period, usually up to two months.

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Project Management: We act as the project manager throughout the entire hydrogen production plant or hydrogen refueling station construction process. Applying our methodology and experience in budget management, project planning, personnel management, supplier management, and safety management, we strive to complete the project pursuant to the established customer requirements.

A typical project for us to provide the operation and management services following the delivery of a hydrogen production plant or a hydrogen refueling station spans one to three years, with service fees charged annually at a fixed rate. For the years ended December 31, 2024 and 2023, we generated approximately $0.5 million and $0.5 million in revenue, respectively, from providing operation and maintenance services for hydrogen production plant, which accounted for 0.9% and 3.6% of our total revenue, and approximately $0.5 million and $0.3 million in revenue, respectively, from providing operation and maintenance services for hydrogen refueling stations, which accounted for 0.9% and 2.6% of our total revenue.

Post-Delivery Operation and Management Service: After the hydrogen production plant or hydrogen refueling station is delivered to customer, we offer a broad scope of operation and management services. We support a hydrogen production plant’s or a hydrogen refueling station’s daily operations by providing staff training, equipment maintenance, operation monitoring, and site and personnel management. We also help hydrogen refueling station identity and negotiate with suitable hydrogen sources to ensure an effective and stable hydrogen supply.

In providing our hydrogen energy solutions, we utilize “Hydrogen Energy Network Data Operations Center”, a digital platform developed by a third-party supplier for us. According to our agreement with the developer, we own such digital platform and may use it in our ordinary course of business. The digital platform is connected with our hydrogen production plants and hydrogen refueling stations. It automatically collects data regarding the operation status of the key equipment used in these facilities and the hydrogen production or refueling activities conducted in these facilities, and allows us to sort, process, and analyze the data collected. It keeps records of and sends reminders of equipment maintenance. It is also the center for customer information management. By having these features, the digital platform enables us to monitor and manage the operation of the hydrogen facilities in a more effective way.

Hydrogen Commercial Applications

We assist customers in deploying hydrogen vehicles in both on-road transportation and non-road material handling scenarios. In the on-road application scenario, we partner with suppliers of fuel cell system, such as Beijing Innoreagen Power Technology Co., Ltd. and Tianjin New Hydrogen Power Technology Co., Ltd, to produce and sell customized fuel cell system products to manufacturers of hydrogen-powered trucks. In the non-road application scenario, we (i) partner with fuel cell system suppliers to produce and sell customized fuel cell system products to manufacturers of hydrogen-powered forklifts, and (ii) collaborate with certain forklifts OEMs, such as Hangcha Group and Heli Co., Ltd, to jointly design and have OEMs manufactured hydrogen fuel cell forklifts, and provide customers with fuel cell forklifts through vehicle sales or leasing. In connection with such sale or lease of fuel cell forklifts, we provide vehicle operation and maintenance services to our customers at no additional cost. Each category of services is more fully described below. As of the date of this proxy statement/prospectus, we have (i) provided 100 fuel cell systems for hydrogen trucks to one customer and 23 fuel cell systems for hydrogen forklifts to two customers, (ii) sold and leased a total of 130 fuel cell forklifts to 26 customers, and (iii) leased a total of 10 hydrogen fuel cell heavy-duty trucks to three customers.

For the year ended December 31, 2024, we generated approximately $22.8 million in revenue from sales of fuel cell systems for hydrogen trucks and forklifts, which accounted for 43.4% of our total revenue. For the year ended December 31, 2023, we generated approximately $0.2 million in revenue from sales of fuel cell systems for hydrogen trucks and forklifts, which accounted for 1.7% of our total revenue. For the years ended December 31, 2024 and 2023, we generated approximately $0.2 million and $0.2 million in revenue, respectively, from sales of fuel cell forklifts, which accounted for 0.4% and 1.5% of our total revenue, and $65,209 and $47,190 in revenue, respectively, from leasing of fuel cell forklifts, which accounted for 0.1% and 0.4% of our total revenue.

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Sale of Hydrogen Fuel Cell System: We partner with suppliers of fuel cell system to procure customized fuel cell system as a key component empowering hydrogen fuel cell trucks and hydrogen fuel cell forklifts. We place orders with fuel cell system suppliers based on customer’s specifications, performance parameters, and cost requirements, and after inspection for acceptance, we cause the customized fuel cell systems to be transported directly to the customer from the fuel cell system suppliers. Our main products include:

●	Fuel cell system with 140kw power, 35MPz storage pressure performance for trucks.

●	Fuel cell system with 10-20kw power, 35MPa storage pressure performance for forklifts.

Sale and Lease of Fuel Cell Forklift: We collaborate with OEMs to transform traditional battery forklifts into hydrogen-powered fuel cell forklifts. Our main products include the FOBOT series hydrogen energy forklifts and EP Fueling hydrogen refueling devices. Compared to traditional forklifts, we believe our hydrogen-powered fuel cell forklifts offer advantages such as fast refueling, no power attenuation, low-temperature resistance, high load resistance, and zero/de minimis emissions. Specifically:

●	The FOBOT series comprises five vehicle models with load capacities ranging from three to 10 tons, lifting heights from 6500 mm to 7000 mm, and power outputs from 10 kw to 30 kw.

●	The EP Fueling refueling device, measured two meters by two meters, is designed in modular, which allows for multiple parallel installations, fitting various material handling working conditions.

When we sell fuel cell forklifts to customers, we place orders with OEMs to manufacture forklifts based on the customer’s specifications and quantities. After production, we inspect the forklifts for acceptance and typically cause the forklifts to be transported directly to the customers from the OEMs. During the warranty period following the sale, which typically lasts one to three years, we provide vehicle operation and maintenance services to our customers at no additional cost. Such vehicle operation and maintenance services typically include, (i) upon forklift delivery, on-site guidance and training to operators, and (ii) during the ordinary use, on-going technical support, maintenance and repair. When we lease fuel cell forklifts to customers, customers rent forklifts from us with required specifications. We retain ownership of the leased forklifts and maintain a certain amount of forklift inventory. Leasing fees are typically charged on a monthly or quarterly basis, with rental periods typically ranging from three months to three years. During the rental period, we provide the foregoing-mentioned vehicle operation and maintenance services to our customers at no additional cost.

We utilize the same “Hydrogen Energy Network Data Operations Center” digital platform in our non-road material handling scenario. The digital platform is connected with our fuel cell forklifts. It automatically collects data regarding the location and operation status of forklifts, and allows us to sort, process, and analyze the data collected. It keeps records of and sends reminders of key vehicle component maintenance and reports identified vehicle fault. It is also the center for customer information management. By having these features, the digital platform enables us to monitor and manage the operation of the fuel cell forklifts in a more effective way.

Direct Sales Model

We drive our business development through various sales channels, leveraging a dedicated sales team with extensive industry and marketing expertise. Our sales activities are strategically tailored to different regions and applied industries, ensuring effective outreach and relationship building across the hydrogen value chain.

Our proactive sales team stives to establish strong communication channels and partnerships to generate sales leads. We then diligently follow up on these leads, engage customers actively, conduct credibility check on prospective customers, and implement targeted marketing campaigns. Sales opportunities are also sourced through industry associations (such as China Federation of Logistics and Purchasing and China Industrial Gas Industry Association), customer referrals, and other channels. Additionally, we actively participate in various industry exhibitions, summits, and forums focused on new energy and carbon reduction (such as China International Hydrogen and Fuel Cell Vehicle Conference, LogiMAT China and Asia Logistics Biennial Exhibition and International Hydrogen and Fuel Cell Vehicle Conference and Exhibition), which serve as crucial platforms for networking and lead generation.

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Competitive Strength

We believe that the following competitive strengths support our competitiveness and future growth:

Comprehensive Business Coverage

We offer a comprehensive range of services encompassing hydrogen production, refueling, and hydrogen logistics applications. By covering the key sectors of the hydrogen value chain, we believe we are able to provide customers with seamless and cost-effective hydrogen solutions. This enhances our market presence and customer satisfaction. Our solutions allow us to effectively meet our customers’ business goals, which, in turn, provides significant advantages in acquiring and retaining customers.

Deep Understanding of Customers’ Needs

The deeper we understand our customers’ needs, the better we can provide suitable and competitive products or services to our customers. As our typical practices, we conduct thorough analysis of the unique characteristics of a customers’ business processes, work environment, local resources and operating habits, and have our dedicated account managers maintain continuous communication with customers to collect their feedback on our products or services and to explore additional scenarios and opportunities in hydrogen energy fields or commercial applications. Through the thorough analysis and continuous communications, we are able to depict a clearer picture of our customers’ needs and the potential improvements to our solutions that may be made to meet their needs.

We continuously introduce new products and services that cater to unique customer’s needs, ensuring high-quality standards, cost efficiency, and timely project delivery. This customer-centric approach not only enhances customer trust and loyalty, but also contributes to customer stickiness.

Flexible Business Model

In the hydrogen energy solutions sector, we not only design and construct hydrogen production plants and hydrogen refueling stations but also provide post-delivery management and operation services.

In the hydrogen commercial applications sector, we offer a range of options: our customers can purchase or lease our fuel cell forklifts and access operational and maintenance services as needed. The flexibility allows customers to outsource project and/or equipment management effectively, supporting their decarbonized strategies as to whether they prefer to own hydrogen assets or adopt a lighter asset approach.

Our adaptable business model is designed to cater to diverse customer preferences and enhance our competitive edge by offering tailored solutions that meet specific operational and financial needs.

Partnership with Industry Leaders

We have established long-term partnerships with leading companies in the hydrogen industry, including IT suppliers, key component providers, hydrogen equipment manufacturers, vehicle OEMs (Original Equipment Manufacturers), construction contractors, transportation fleets, and energy suppliers. For example, we have been purchasing fuel cell forklifts from Hangcha Group for two years. We have also been purchasing refueling equipment from Hydrosys (Beijing) Technology Co., Ltd and Jiangsu Guofu Hydrogen Energy Equipment Co., Ltd. for two years. Collaboration with partners across various fields allows us to access the latest industry information, technology and first-hand experience in customer application environments, which enables us to provide better products and services to our customers. See “— “Suppliers.”

Experienced and Knowledgeable Management Team

Our strategic direction and growth are driven by a management team with extensive knowledge and experience in the hydrogen industry. This team’s expertise and visionary leadership are crucial in navigating the complex hydrogen market, fostering innovation, and ensuring the company remains at the forefront of the industry. The management team’s guidance and insights are invaluable assets, enabling us to continuously improve our products and services, driving sustained growth and market leadership. Our management team comes from leading companies in the hydrogen industry in China, with accumulated 156 years of operational management experience in the hydrogen industry in China.

214

Growth Strategies

We intend to expand our business coverage to provide comprehensive and one-stop solutions across the hydrogen ecosystem, including hydrogen production, storage, transportation, refueling, equipment supply, and commercial application by implementing the following strategies:

Participating in the Hydrogen Supply Chain

The hydrogen supply chain plays a crucial role in the hydrogen ecosystem, as it connects the upstream and downstream sectors, ensuring efficient energy consumption and low-cost hydrogen energy delivery. We are currently negotiating with several leading energy companies, such as Hangzhou Gas Group, Zhejiang Energy Group and China Petrochemical Corporation, to explore the possibility of participating in the hydrogen supply chain business by building a hydrogen supply chain network, including hydrogen pricing, network deployment based on hydrogen consumption scenarios, transportation and storage methods, and transaction models. From January 1, 2025 to April 30, 2025, we had engaged 37 customers launching 38 projects relating to the energy supply chain of which 36 projects are hydrogen supply chain businesses and two projects are hydrogen energy commercial operation businesses.

Establishing the Giga Plant in Jiaxing, Zhejiang Province, China

As of the date of this proxy statement/prospectus, we don’t own any manufacturing facilities of fuel cell forklifts or equipment for use in hydrogen production or refueling, however, we are planning to establish the Giga Plant in Jiaxing, Zhejiang Province, China. As currently planned, the Giga Plant will focus on producing hydrogen storage systems, hydrogen refueling station equipment, and port hydrogen lifting machinery. According to our current plan, the Giga Plant will be equipped with advanced and energy-saving methodology and technology and will offer diversified product configurations to meet the customized needs of different customers. We anticipate that the Giga Plant, upon its operation, will become a hydrogen equipment production center, serving as a crucial hub in Jiaxing area. It will promote the local hydrogen industry by attracting more industrial players and creating additional hydrogen commercial application scenarios. The Giga Plant will give us manufacturing capacities which could help us connect with other upstream and downstream players in the hydrogen industry as well as enhance our competitiveness in both the hydrogen energy solutions sector and the hydrogen commercial applications sector. As of December 31, 2024, we had been in the process of establishing a giga plant in Jiaxing, Zhejiang Province in China. The preliminary construction of the giga plant, including the infrastructure construction and key equipment procurement has been almost completed. We are now working on the internal design, including production line layout, equipment configuration and process flow design. The next steps for this giga plant consist of equipment debugging, employee recruitment and training, trial production and other on-site administration work. We anticipate the initial budget for establishing the Giga Plant to be approximately $17 million, with funds coming from a combination of our own operating funds, bank loans, and government subsidies.

Enriching Hydrogen Commercial Applications

We plan to collaborate with OEM partners to develop a new generation of hydrogen fuel cell forklifts using modular fuel cell designs, integrated hydrogen production and refueling equipment, and detachable solid-state hydrogen storage systems. To extend hydrogen energy use in non-road material handling scenarios, we also plan to develop for sale or leasing other handling equipment beyond forklifts, such as cargo lifting equipment and AGVs (Automated Guided Vehicles).

By expanding and enhancing our product offerings, we aim to strengthen our position in the hydrogen industry and better support the transition to sustainable energy solutions across various application scenarios.

Strengthening Business in Key Locations in China and Expanding Overseas

We plan to strengthen our business in key locations such as Jiaxing of Zhejiang Province, Shanxi Province, Inner Mongolia and Qinghai Province in China, where the hydrogen industry is receiving more attention from local governments and favorable policy is put in place, by expanding our markets and developing innovative hydrogen solutions and commercial applications. We will also actively explore markets outside China, leveraging our project experience and industrial resources to offer solutions to international customers. The initial overseas focus will be on Southeast Asian and Middle Eastern markets, with negotiations already underway with several local industry leaders in Singapore, Malaysia and Saudi Arabia to implement hydrogen production plants and refueling stations, and provide hydrogen logistics solutions in various business scenarios such as ports and docks.

215

Seeking Green Hydrogen Opportunities

Green hydrogen, in contrast to blue hydrogen and grey hydrogen, is produced using renewable energy sources such as wind, solar, and hydro power, offering a zero/de minimis-carbon emission solution throughout the value chain. Therefore, we believe green hydrogen is a crucial trend in the global hydrogen industry. We intend to explore green hydrogen technology and undertake green hydrogen production projects in regions with viable photovoltaic, wind power, and hydropower resources, and to seek business opportunities utilizing green hydrogen for more sustainable and decarbonized commercial applications.

Pursuing Strategic Mergers and Acquisitions

We are actively pursuing opportunities for strategic mergers and acquisitions with targets featured by technology advancement, regional sales leadership or experienced management teams. Through strategic mergers and acquisitions, we seek to accelerate our business growth, broaden our solution offerings, explore overseas markets, and reinforce our market position in the hydrogen energy industry.

Suppliers

Operating under a “light asset” business model, we intend to integrate various technologies, products, and services from across the hydrogen value chain. We closely collaborate with industry-leading suppliers, including IT suppliers, key component providers, hydrogen equipment manufacturers, vehicle OEMs (Original Equipment Manufacturers), construction contractors, transportation fleets, and energy suppliers to procure digital management platforms, key components such as fuel cell systems, critical equipment like electrolyzers and compressors, hydrogen systems, engineering services, and vehicles like forklifts.

We conduct strict admission evaluations for new suppliers based on multiple criteria, including product performance, technological advancement, qualifications and certifications, product quality, stability, price, industry reputation, and production and delivery capabilities. After admission, we also conduct regular review on existing suppliers through customer feedback, industry peer comparison, and on-site inspection to ensure their products and services meet our and our customers’ standards.

For the year ended December 31, 2024, we had (i) two significant suppliers, Foshan Feichi Auto Technology Co., Ltd., and Shanghai Jieqing Technology Co., Ltd., which accounted for 22.8% and 22.2% of our total accounts payable balance, respectively, and (ii) two significant suppliers, Foshan Feichi Auto Technology Co., Ltd., and Hainan Yingjie Energy Co., Ltd, which accounted for 19.1% and 12.1% of our total purchase, respectively.

For the year ended December 31, 2023, we had (i) three significant suppliers, Hydrosys (Beijing) Technology Co., Ltd, Guohong Hydrogen Technology (Jiaxing) Holding Co., Ltd. and Beijing Soaring Electrical Technology Co., Ltd, which accounted for 18.3%, 12.3% and 10.5% of our total accounts payable balance, respectively, and (ii) two significant suppliers, Shanghai Hydrogen Propulsion Technology Co., Ltd and Hydrosys (Beijing) Technology Co., Ltd, which accounted for 68.5% and 11.1% of our total purchase, respectively.

No other single supplier accounted for 10% or more of our total purchases for the years ended December 31, 2024 and 2023.

We typically place purchase orders with our suppliers, specifying the products or services, quantities, payment terms and delivery details.

Customers

We primarily serve two types of customers. The first type of customers consists of entities utilizing our hydrogen energy solutions to establish and manage hydrogen infrastructure. These customers typically include local government agencies, state-owned enterprises, large energy conglomerates, major chemical companies, infrastructure developers, and enterprises potentially with extensive hydrogen application scenarios. The second type of customers utilize our hydrogen commercial applications in on-road transportation and non-road material handling, aiming to transform their operations from traditional energy sources to hydrogen energy. These customers typically consist of logistics groups, large-scale manufacturers, ports, and mining companies.

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For the year ended December 31, 2024, we had (i) four significant customers, Ningbo Jingling Gongmao Co., Ltd. (宁波京翎工贸有限公司), Feichi Auto Technology Co., Ltd. (佛山市飞驰汽车科技有限公司), Jiaxing China East United Hydrogen Technology Co., Ltd. (嘉兴华东联和氢能科技有限公司) and Shanxi Meijin Huasheng Chemical New Material Co., Ltd. (山西美锦华盛化工新材料有限公司), which accounted for 20.0%, 19.3%, 12.7% and 11.9%, respectively, of our total accounts receivable balance, and (ii) three significant customers, Ningbo Jingling Gongmao Co., Ltd. (宁波京翎工贸有限公司), Feichi Auto Technology Co., Ltd. (佛山市飞驰汽车科技有限公司), and Shanxi Meijin Huasheng Chemical New Material Co., Ltd. (山西美锦华盛化工新材料有限公司), which accounted for 14.6%, 14.2%, and 11.1% of our total revenues, respectively.

For the year ended December 31, 2023, we had (i) four significant customers, Ordos Yuechi New Energy Vehicle Co., Ltd. (鄂尔多斯市悦驰新能源汽车有限公司), Jiaocheng Wanghui Energy Co., Ltd. (交城旺辉能源有限公司), Jiangsu Linyang Yiwei Energy Storage Technology Co., Ltd. (江苏林洋亿纬储能科技有限公司) and Lüliang Huitong Energy Co., Ltd. (吕梁市汇通能源有限公司), which accounted for 24.5%, 19.2%, 17.2% and 16.7%, respectively, of our total accounts receivable balance, and (ii) five significant customers, Shanxi Meijin Luhe Gas Co., Ltd. (山西美锦陆合气体有限公司), Ordos Yuechi New Energy Vehicle Co., Ltd. (鄂尔多斯市悦驰新能源汽车有限公司), Jiangsu Linyang Yiwei Energy Storage Technology Co., Ltd. (江苏林洋亿纬储能科技有限公司), Jiaocheng Wanghui Energy Co., Ltd. (交城旺辉能源有限公司), and Lüliang Huitong Energy Co., Ltd. (吕梁市汇通能源有限公司), which accounted for 19.1%, 15.2%, 14.3%, 11.5%, and 10.0% of our total revenues, respectively.

Intellectual Property

We rely on a combination of trademark, patent, and copyright laws, and confidentiality and non-disclosure agreements to protect our intellectual property rights.

As of the date of this proxy statement/prospectus, we have registered:

●	21 trademarks in the PRC to protect our brand recognition;

●	15 patents in the PRC to protect our technology in the field of hydrogen fuel cell forklift development and hydrogen refueling system development or station design;

●	1 domain name in the PRC;

●	17 software copyrights in the PRC to protect the digital platforms used in our post-delivery operation and maintenance service for hydrogen energy solutions; and

●	11 art copyrights in the PRC.

As of the date of this proxy statement/prospectus, we have one pending patent application in the PRC. We plan to seek registrations for trademark, patent, or copyright in other jurisdictions where our business expands.

We understand that the hydrogen industry is rapidly evolving, with new technologies continually emerging across production, storage, transportation, refueling, and utilization. Existing technologies are also constantly being iterated and upgraded for better performance and lower costs. To better serve our customers, we must adapt new technologies swiftly. We are committed to continuously investing in research and development.

Competition

The hydrogen industry is highly competitive and rapidly evolving. We compete with companies who provide or sell fuel cell products or systems, hydrogen energy vehicles, and hydrogen energy production or refueling equipment, and who design and build hydrogen facilities in the following principal areas:

●	Quality of product and service

●	Comprehensiveness of product and service offerings

●	Brand recognition and reputation

●	Technology proficiency

●	Internal operational efficiency

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● Customer service and retention

● Safety management and control

● Knowledge of governmental policies and regulations

These companies may consist of large state-owned enterprises and international corporations, who often possess greater financial and technological resources and established market positions, as well as emerging companies with innovated technologies. In addition, we also compete with companies offering non-hydrogen alternative energy products and solutions. In case we expand our overseas markets, we will compete with local industry players who have longer operating histories, greater brand recognition, more capital, and solid customer bases.

We believe that we are well-positioned to effectively compete due to our business offerings covering various aspects of the hydrogen ecosystem, diversity in sales channels, deep understanding of customers’ needs, flexible business model, strong connection with leading suppliers, and the industry knowledge and expertise of our management team. However, we cannot guarantee that our business model and strategies will remain competitive or successful in the future. See “Risk Factors — Risks Relating to United Hydrogen’s Business and Industry — We face intense competition in the markets we operate in, and some of our competitors may have greater resources or brand recognition than us.”

Governmental Regulations; Permits and License

We operate in the PRC and all of our business is subject to PRC laws, regulations and rules. This section provides an overview of the material laws, regulations and rules governing our business.

Regulations Relating to Our Products and Services

Hydrogen Energy Specific

Nationwide, the PRC has not enacted specific legislation or administrative regulations on the hydrogen energy industry. The development of the hydrogen energy industry is mainly governed by the industrial development plans and policies at the national level, as well as local regulations, rules, and guiding documents.

According to the Energy Conservation Law of the People’s Republic of China, promulgated by the SCNPC on November 1, 1997 and newly amended on October 26, 2018, China encourages the development, production and use of energy-saving and environmentally friendly automobiles, motorcycles, railway rolling stock, ships and other means of transport, and implements a system of scrapping and updating old means of transport. In addition, China encourages the development and promotion of the application of clean fuels and petroleum alternative fuels used in transportation.

According to the “Energy in China’s New Era” released by The State Council Information Office in December 2020, China accelerates the development of the hydrogen energy industry including green hydrogen production, storage, transportation and application, and promotes the development of hydrogen fuel cell technology chain and hydrogen fuel cell vehicle industry chain.

According to the “New Energy Vehicle Industry Development Plan (2021-2035)”, which took effect on October 20, 2020, the PRC government will focus on establishing a hydrogen fuel supply system and promoting the commercial application of automotive fuel cells.

According to the “Action Plan for Carbon Dioxide Peaking Before 2030” issued on October 24, 2021, The State Council proposes to actively expand the application of new clean energy such as hydrogen energy in the field of transportation, orderly promote the construction of infrastructure such as hydrogen refueling stations, and promote the low-carbon transformation of transport vehicles and equipment, such as the use of heavy cargo trucks fueled by hydrogen fuel and liquefied natural gas.

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On March 23, 2022, the National Development and Reform Commission and the National Energy Administration issued the “Medium and Long-Term Plan for the Development of the Hydrogen Energy Industry (2021-2035)” (this plan), determining the development goals of the hydrogen energy industry in the next 15 years, including (1) by 2025, PRC’s industry participants will have the core technology and master the manufacturing process, about 50,000 hydrogen fuel cell vehicles will be put on the road, a number of hydrogen refueling stations will be built, and hydrogen production from renewable sources will reach 100,000 to 200,000 tons/year, achieving carbon reduction of 1 million to 2 million tons/year; (2) by 2030, the PRC will have a relatively complete hydrogen industry technology innovation support system, clean energy hydrogen production and supply system, and (3) by 2035, the formation of a diversified application scenario of hydrogen industry ecology, renewable energy hydrogen production in the total energy consumption currency will be significantly increased. In addition, the PRC government has put forward a number of key measures to promote the development of the hydrogen energy industry in this plan, including (1) building a technological innovation system for the hydrogen energy industry, including focusing on the construction of industry-wide technological innovation support platforms, continuously improving core technical capabilities and building professional personnel; (2) coordinating the construction of hydrogen energy infrastructure, including the construction of hydrogen production facilities according to local conditions, and the steady construction of storage and transportation systems and hydrogenation networks; (3) orderly promoting the diversification of hydrogen energy application scenarios, including transportation, industrial utilization, etc., and explore commercialization paths; and (4) establishing and improving hydrogen energy policies to ensure safety through the upgrading of hydrogen energy industry standards and collective industry supervision.

Hazardous Chemicals

According to the Catalogue of Hazardous Chemicals (2015 edition), which took effect on May 1, 2015, “hydrogen (hydrogen gas)”, serial number 1648, belongs to hazardous chemicals. Therefore, the relevant laws and regulations applicable to hazardous chemicals, including Work Safety Law of the People’s Republic of China, Regulations on the Safety Management of Hazardous Chemicals (2013 Revision), and Measures for the Administration of the Permits for Trading in Hazardous Chemicals (2015 Amendment), also apply to the preparation, storage, transportation, sale, application and other fields of hydrogen energy. In accordance with the requirements of these laws and regulations, it is necessary for us to obtain a license for the operation of hazardous chemicals and other permits or approvals related to hazardous chemicals (if necessary). As of the date of this proxy statement/prospectus, each of Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd., Qinglian (Jiaxing) New Energy Operation Co., Ltd., and Lianqing Energy Technology (Hainan) Co., Ltd., has obtained the Hazardous Chemicals Trading License.

Cylinder Filling

According to the Special Equipment Safety Law of the People’s Republic of China which took effect in January 2014, and the Regulations on Safety Supervision of Special Equipment (amended in 2009), entities engaged in the filling of mobile pressure vessels and gas cylinders shall obtain the permission of the department responsible for the safety supervision and administration of special equipment and obtain the gas cylinder filling license. As of the date of this proxy statement/prospectus, Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. has obtained the Filling License of Cylinder.

Fuel Gas Operation

According to the Measures for the Administration of Gas Business Licensing (Revised in 2019) and the Regulations on the Administration of Urban Gas (Revised in 2016), those engaged in gas business activities shall obtain gas business licenses. As of the date of this proxy statement/prospectus, Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. has obtained the Gas Operation License.

Product Quality

According to the Product Quality Law of the People’s Republic of China (Revised in 2018), a manufacturer is prohibited from making or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes physical injury to a person or property damage, the aggrieved party may claim compensation against the manufacturer or the seller of the product. Manufacturers and sellers of non-compliant products may be ordered to cease the manufacture or sale of the products and could be subject to confiscation of the products or fines. Income from sales in contravention of such standards or requirements may also be confiscated, and in severe cases, the business license may be revoked.

Under the Civil Code of the People’s Republic of China, manufacturers or retailers of defective products that cause property damage or physical injury to any person will be subject to civil liability, a customer who suffers injury from a defective product can claim damages from either the manufacturer or vendor of the defective product. And, where personal injury is caused by tort, the tortfeasor shall compensate the victim for the reasonable costs and expenses for treatment and rehabilitation, as well as death compensation and funeral costs and expenses if it causes the death of the victim. There is no cap on monetary damages the plaintiffs may seek under the Civil Code of the People’s Republic of China.

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Regulations Relating to Cyber Security and Privacy Protection

Pursuant to the Cybersecurity Law of the People’s Republic of China, or the PRC Cybersecurity Law, issued by the SCNPC on November 7, 2016 and implemented on June 1, 2017, the state shall implement the multi-level protection scheme for network cybersecurity. The law defines network as a system composed of computers or other information terminals and related equipment that collects, stores, transmits, exchanges and processes information according to certain rules and procedures. No individual or organization may engage in activities that endanger network security, such as illegally intruding into others’ networks, interfering with the normal functions of others’ networks, or stealing network data. It shall not provide programs and tools that are specifically used to engage in activities endangering network security such as intruding into the network, interfering with the normal functions of the network, and stealing network data; Where a child engages in activities that endanger network security, he or she shall not be provided with technical support, advertising, payment and settlement assistance.

According to the Data Security Law of the People’s Republic of China passed by the SCNPC on June 10, 2021 and implemented on September 1, 2021, the state establishes a classified and tiered system for data protection. When conducting data processing activities, one shall comply with laws and regulations, establish a sound, full-range data security and management system, organize and conduct data security education and training as well as take corresponding technical measures and other necessary measures to protect data safety. The use of the internet and other information networks to carry out data processing activities shall, on the basis of the multi-level protection scheme for network cybersecurity, fulfill the obligations of data security protection. The handlers of important data shall, in accordance with relevant provisions, carry out risk assessment on their data processing activities on a regular basis and submit risk assessment reports to the relevant competent authorities. Relevant organizations and individuals shall cooperate with public security departments or state security organs in obtaining data for the purpose of safeguarding state security or investigating crimes according to law. Those who fail to fulfill the obligations of data security protection and provide important data abroad in violation of the law will be ordered to correct, warned, fined, suspended with their business or suspended for rectification, or revoked of relevant business licenses.

On December 8, 2022, the Ministry of Industry and Information Technology (“MIIT”) issued the Administrative Measures for Data Security in the Field of Industry and Information Technology, or the Data Security Measures in the IT Field, which took effect on January 1, 2023. Data Security Measures in the IT Field provide that all businesses which handle industrial and telecoms data in China are required to categorize such information into “general,” “important” and “core” and businesses processing “important” and “core” data shall comply with certain filing and reporting obligations. Industrial data refer to data produced and collected in the course of research and development design, manufacturing, operation and management, operating and maintenance, and platform operation in various sectors and fields of industry. Telecoms data refer to the data generated and collected in the course of telecommunications business operations. In accordance with the Data Security Measures in the IT Field, the industrial and telecommunication data handlers shall classify data firstly based on the data’s category and then based on its security level on a regular basis, to classify and identify data based on the industry requirements, business needs, data sources and purposes and other factors, and to make a data classification list. In addition, the industrial and telecommunication data handlers shall establish and improve a sound data classification management system, take measures to protect data based on the levels, perform key protection of critical data, implement stricter management and protection of core data on the basis of critical data protection, and implement the protection with the highest level of requirement if different levels of data are processed at the same time. The Data Security Measures in the IT Field also impose certain obligations on industrial and telecommunication data handlers in relation to, among others, implementation of data security work system, administration of key management, data collection, data storage, data usage, data transmission, provision of data, publicity of data, data destruction, safety audit and emergency plans, etc.

The Administrative Provisions on Security Vulnerability of Network Products (Provisions) were jointly promulgated by the MIIT, the CAC and the Ministry of Public Security on July 12, 2021 and became effective on September 1, 2021. Network product providers, network operators as well as organizations or individuals engaging in the discovery, collection, release and other activities of network product security vulnerability are subject to the Provisions and shall establish channels to receive information of security vulnerability of their respective network products and shall examine and fix such security vulnerability in a timely manner. In response to the PRC Cybersecurity Law, network product providers are required to report relevant information of security vulnerability of network products with the MIIT within two days and to provide technical support for network product users. Network operators shall take measures to examine and fix security vulnerability after discovering or acknowledging that their networks, information systems or equipment have security loopholes. According to the Provisions, the breaching parties may be subject to monetary fine as regulated in accordance with the PRC Cybersecurity Law.

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According to the Regulations of Security Protection for Critical Information Infrastructure, or the CII Protection Regulations, issued by the State Council on July 30, 2021 and implemented on September 1, 2021, critical information infrastructure means network facilities and information systems in important industries and fields — such as public communication and information services, energy, transportation, irrigation, finance, public services, e-government, and science and technology industries for national defense — that may seriously endanger national security, national economy and people’s livelihood, and public interests in the event that they are damaged or lose their functions or their data are leaked. The CII Protection Regulations emphasize that no individual or organization may engage in any activity of illegally hacking into, interfering with, or damaging any critical information infrastructure or endanger the critical information infrastructure security.

On April 13, 2020, the Measures for Cybersecurity Review was jointly promulgated by the CAC, the National Development and Reform Commission (“NDRC”), the MIIT, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, the Ministry of Commerce of the People’s Republic of China (“MOFCOM”), the People’s Bank of China, or the PBOC, the State Administration for Market Regulation, the National Radio and Television Administration, the National Administration of State Secrets Protection and the State Cryptography Administration, revised on December 28, 2021 by the aforementioned departments and the China Securities Regulatory Commission (“CSRC”), and the Revised Measures for Cybersecurity Review was formally implemented on February 15, 2022. According to the Revised Measures for Cybersecurity Review, operators of online platforms with personal information of more than one million users must file a cybersecurity review with the Cybersecurity Review Office when they pursue listing in a foreign country. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security. The specific implementation rules on cybersecurity review are subject to further clarification by subsequent regulations.

On July 7, 2022, the CAC issued the Measures for the Security Assessment of Cross-border Data Transfer, effective and implemented on September 1, 2022. The Measures for the Security Assessment of Cross-border Data Transfer applies to the security assessment conducted by data handlers where they provide overseas parties with important data and personal information collected and generated during the operation in the PRC. Based on the Measures for the Security Assessment of Cross-border Data Transfer, data handlers shall apply for the security assessment of data cross-border transfer to the national cyberspace administration through the provincial cyberspace administration in the place where they operate if they provide data outside China and fall into one of the following conditions: a data handler shall apply to competent authorities for security assessment prior to transferring any data abroad if the transfer involves (i) important data; (ii) personal information transferred overseas by a critical information infrastructure operator (“CIIO”) and a data handler that has processed personal information of more than one million individuals; (iii) personal information transferred overseas by a data handler who has already provided personal information of 100,000 persons or sensitive personal information of 10,000 persons overseas since January 1 of the previous year; or (iv) other circumstances as requested by the CAC.

On November 14, 2021, the CAC issued the Regulations on Network Data Security Management (draft for public comments), data handlers who carry out the following activities, according to relevant regulations in China, shall apply for cybersecurity review: (i) the merger, reorganization or division of internet platform operators that have gathered a large amount of data resources related to national security, economic development and public interests, which affects or may affect national security; (ii) the data handlers who process personal information of at least one million users apply for listing in a foreign country; (iii) the data handlers’ listing in Hong Kong affects or may affect national security; (iv) other data processing activities that affect or may affect national security. Large internet platform operators who set up headquarters or operation centers or research and development centers overseas shall report to the national cyberspace administration and the competent authorities. As of the date of this proxy statement/prospectus, the Regulations have not been formally adopted.

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On September 24, 2024, the State Council promulgated the Regulations on Administration of Network Data Security, which will come into effect on January 1, 2025. The regulations were issued to regulate network data processing activities, safeguard network data security, promote the reasonable and effective use of network data in accordance with the law, protect the legitimate rights and interests of individuals and organizations, and safeguard national security and public interests. The key provisions of the regulations include the following: (i) requiring network data processors to fulfill the obligations of establishing and improving network data security management system, security risk reporting, and security incident handling; (ii) implementing detailed regulations on the protection of personal information; (iii) stipulating the obligations of network data processors, as well as the responsibilities of network data security management agencies and network data security leaders, to identify and declare important data; (iv) clarifying the conditions under which network data processors can provide personal information abroad, and stipulating that personal information can be provided abroad in accordance with international treaties and agreements concluded or acceded with the exemption that if it has not been informed by relevant regions or departments or publicly released as important data, it is not necessary to declare it as important data for exit security assessment; (v) requiring network platform service providers to improve the protection of network data security.

The business of our subsidiaries and the affiliated entities does not involve the collection of personal information. At the same time, our subsidiaries and the affiliated entities are not required to apply for a cybersecurity review. In addition, the provision on applying to the Cyberspace Administration for network security review does not apply because the Regulations on Administration of Network Data Security has not yet come into effect or been formally implemented. Therefore, the cybersecurity review method does not apply and our business does not pose relevant national security risks.

Regulations Relating to Foreign Investment

All companies incorporated and operating in the PRC are governed by the PRC Company Law, including foreign-invested enterprises with exceptions as specified in foreign investment laws.

The Foreign Investment Law of the People’s Republic of China, or the PRC Foreign Investment Law, was promulgated by the National People’s Congress (“NPC”) on March 15, 2019 and became effective on January 1, 2020. On December 26, 2019, the State Council promulgated the Regulation for Implementing the Foreign Investment Law of the People’s Republic of China, or the FIE Implementing Regulation, which became effective on January 1, 2020. The FIE Implementing Regulations strictly implement the legislative principles and purpose of the PRC Foreign Investment Law, emphasizes promoting and protecting the foreign investment and refine the specific measures to be implemented. The Supreme People’s Court issued the Interpretation of the Supreme People’s Court on the Application of the PRC Foreign Investment Law on December 26, 2019, which came into effect on January 1, 2020. The Interpretation applies to all contractual disputes arising from the acquisition of the relevant rights and interests by a foreign investor by way of gift, division of property, merger and division of enterprises.

The PRC Foreign Investment Law and the FIE Implementing Regulation apply the administrative system of pre-establishment national treatment plus negative list to foreign investment and clarify the state shall develop a catalogue of industries for encouraging foreign investment to specify the industries, fields, and regions where foreign investors are encouraged and directed to invest. Investment activities in the PRC by foreign investors were principally governed by two legal documents, the National Catalogue of Industries Encouraged by Foreign Investment and Special Administrative Measures for Access of Foreign Investments (Negative List). The current National Catalogue of Industries Encouraged by Foreign Investment (2022 Version) was issued by the Ministry of Commerce and the National Development and Reform Commission on October 26, 2022, and entered into force on January 1, 2023; The current Special Administrative Measures for Access of Foreign Investments (Negative List) (2024 Version) was issued by the Ministry of Commerce and the National Development and Reform Commission on December 27, 2021, and entered into effect on January 1, 2022. These two legal documents serve as the main basis for the management and supervision of foreign investments in the PRC. Foreign investment in those industries not set out on the 2024 Negative List is generally deemed as permitted unless specifically restricted or prohibited under other PRC laws. The Negative List is subject to review and update by the PRC government from time to time.

None of the businesses conducted by us are on the 2024 Negative List. Therefore, we are able to conduct our business through PRC subsidiaries without being subject to restrictions imposed by the foreign investment laws and regulations of the PRC. In addition, according to the National Catalogue of Industries Encouraged by Foreign Investment (2022 Version), green hydrogen fuel preparation technology, development, storage, transportation, liquefaction, construction and operation of hydrogen refueling stations, as well as the production and research and development of new energy vehicles are all nationally encouraged foreign investment industries.

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Regulations Relating to Intellectual Property

Copyright

In September 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, which became effective in June 1991 and was amended in 2001, 2010 and 2020 respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, a registration system has been established under the administration of the National Copyright Administration of the PRC.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council in December 2001 and amended in 2011 and 2013 respectively, the National Copyright Administration issued Measures for the Registration of Computer Software Copyright in February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China, promulgated by the SCNPC in August 1982, and amended in 1993, 2001, 2013 and 2019 respectively, the Trademark Office of China National Intellectual Property Administration is responsible for the registration and administration of trademarks. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised Implementing Regulations of the Trademark Law, which specified the requirements of applying for trademark registration and review.

Patent

According to the Patent Law of the People’s Republic of China promulgated by the SCNPC in 1984 and amended in 1992, 2000, 2008 and 2020, respectively. The competent authority for patents is the China National Intellectual Property Administration. Patents are divided into three types, namely “inventions,” “utility models,” and “designs,” a patentable invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for a twenty-year term for an invention, a ten-year term for a utility model and a fifteen-year term for a design, starting from the application date.

Domain Names

On August 24, 2017, the MIIT, promulgated the Administrative Measures on Internet Domain Names, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the top-level domain name “.cn”. The MIIT is in charge of the administration of PRC internet domain names and the domain name services follow a “first apply, first file” principle.

Regulations Relating to Foreign Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended in August 2008, the RMB is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but is subject to certain foreign exchange regulations for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside the PRC, unless prior approval of the SAFE is obtained and prior registration with SAFE is made. In May 2013, SAFE promulgated the Circular of the SAFE on Printing and Distributing the Administrative Provision on Foreign Exchange in Domestic Direct Investment by Foreign Investors and Relevant Supporting Documents, amended on October 10, 2018 and December 30, 2019, which provides for and simplifies the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, account opening and use, receipt and payment of funds, and settlement and sales of foreign exchange.

Pursuant to the Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration on Direct Investment or SAFE Notice 13, promulgated by the SAFE on February 13, 2015 and effective on June 1, 2015, two administrative approval matters, including foreign exchange registration approval under domestic direct investment and foreign exchange registration approval under overseas direct investment, shall be reviewed and processed directly by banks. The SAFE and its local bureaus shall implement indirect supervision through the foreign exchange registration with banks for direct investment.

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Pursuant to the Notice of the SAFE on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, promulgated on March 30, 2015 and effective on June 1, 2015, and was partially amended on December 30, 2019, and the Notice of the SAFE on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, promulgated on and effective June 9, 2016, the system of voluntary foreign exchange settlement is implemented for the foreign exchange earnings of foreign exchange capital of foreign-invested enterprises. Foreign exchange capital in a foreign-invested enterprise’s capital account, for which the monetary contribution has been confirmed by the SAFE (or for which the monetary contribution has been registered for account entry), may be settled at a bank as required by the actual management needs of the enterprise. The voluntary settlement ratio of foreign-invested enterprise’s foreign exchange capital projects has been temporarily set at 100%. The SAFE may make adjustments to the said ratio at appropriate times based on the status of the international balance of payments. In addition, foreign exchange earnings under capital projects and the Renminbi funds obtained from the exchange settlements thereof shall not be used by foreign-invested enterprises for the following purposes: (1) direct or indirect payments of expenditures exceeding its business scope or those being prohibited by the laws and regulations of the PRC; (2) direct or indirect uses in securities investments or investments other than capital-protected banking products (except as otherwise expressly provided); (3) issuance of loans to non-affiliated enterprises (excluding those that are expressly permitted within their business scope); and (4) construction or purchase of real estate not for personal use (except for real estate enterprises).

On January 26, 2017, the SAFE promulgated the Notice of the SAFE on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which took effect on the same day. This notice sets out various measures to tighten genuineness and compliance verification of cross-border transactions and cross-border capital flow, which include without limitation requiring banks to verify board resolutions, tax filing forms, and audited financial statements before wiring foreign-invested enterprises’ foreign exchange distribution above $50,000, and strengthening genuineness and compliance verification of foreign direct investments.

On October 23, 2019, the SAFE promulgated the Notice of the SAFE on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28. The SAFE Circular 28 provides that non-investment foreign-invested enterprises may use capital to make equity investment in the PRC in accordance with laws under the premise that the investment is not in violation of the applicable special entry management measures for foreign investment (negative list) and the projects invested are true and in compliance with relevant laws and regulations.

On April 10, 2020, the SAFE issued the Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, or the SAFE Circular 8. The SAFE Circular 8 provides that under the condition that the use of the funds is genuine and compliant with current administrative provisions on use of income relating to capital account, enterprises are allowed to use income under capital account such as capital funds, foreign debts and overseas listings for domestic payment, without submission to the bank prior to each transaction of materials evidencing the veracity of such payment.

Regulations Relating to Offshore Investment

Pursuant to the Circular on Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Return Investments Conducted by Domestic Residents through Overseas Special Purpose Vehicles, or the SAFE Circular 37, promulgated by SAFE and which became effective on July 4, 2014, (a) a PRC resident shall register with the local SAFE branch before he or she contributes assets or equity interests in an overseas special purpose vehicle (“Overseas SPV”), that is directly established or controlled by the PRC Resident for the purpose of conducting investment or financing; and (b) following the initial registration, the PRC Resident is also required to register with the local SAFE branch for any major change, in respect of the Overseas SPV, including, among other things, a change of the Overseas SPV’s PRC Resident shareholder(s), name of the Overseas SPV, term of operation, or any increase or reduction of the Overseas SPV’s registered capital, share transfer or swap, and merger or division. The subsequent business (including the repatriation of profits and dividends) may be handled only after the completion of the registration of the change of foreign exchange in overseas investment by PRC residents. According to the SAFE Circular 37, failure to comply with the registration procedures may result in restrictions on the foreign exchange activities of the relevant PRC companies, and the SAFE will impose corresponding penalties in accordance with the Regulations of the PRC on Foreign Exchange Administration.

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Pursuant to the Circular of the SAFE on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies, or the SAFE Notice 13, which was promulgated on February 13, 2015 and with effect from June 1, 2015, the foreign exchange registration under domestic direct investment and the foreign exchange registration under overseas direct investment is directly reviewed and handled by banks in accordance with the SAFE Notice 13, and the SAFE and its branches shall perform indirect regulation over the foreign exchange registration via banks. If a PRC shareholder holding interests in an Overseas SPV fails to fulfill the required SAFE registration, the PRC subsidiaries of that Overseas SPV may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the SPV may be restricted in its ability to contribute additional capital into its PRC subsidiaries.

On December 26, 2017, the NDRC promulgated the Administrative Measures on Overseas Investments of Enterprises, or NDRC Order No. 11, which took effect on March 1, 2018. According to NDRC Order No. 11, non-sensitive overseas investment projects are required to make record filings with the NDRC or its local branch. On September 6, 2014, MOFCOM promulgated the Administrative Measures on Overseas Investments, which took effect on October 6, 2014. According to such regulation, overseas investments of PRC enterprises that involve non-sensitive countries and regions and non-sensitive industries must make record filings with the MOFCOM or its local branch. The Notice of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment was issued by SAFE on November 19, 2012 and last amended on December 30, 2019, under which PRC enterprises must register for overseas direct investment with local banks. The shareholders or beneficial owners who are PRC entities are required to be in compliance with the related overseas investment regulations. If they fail to complete the filings or registrations required by overseas direct investment regulations, the relevant authority may order them to suspend or cease the implementation of such investment and make corrections within a specified time.

Regulations Relating to Foreign Debt

According to the Provisional Regulations for Statistics and Supervision of External Debt (Revised in 2020) promulgated and implemented by the State Council on November 29, 2020, external debt herein mentioned refers to all the debts which are guaranteed by repayment contracts in foreign currency and are borrowed from international financial institutions, foreign governments, financial institutions, enterprises or other institutions located outside the PRC by state enterprises, government establishment, financial institutions or other institutions in the PRC. In addition to the above provisions, foreign debt is also subject to the Regulations of the PRC on the Administration of Foreign Exchanges, Interim Measures for the Management of Foreign Debt (Revised in 2022), Measures for the Management of Foreign Debt Registration and other laws and regulations. According to these laws and regulations, providing shareholder loans in the form of foreign debt to entities within the PRC does not require prior approval from SAFE, but the foreign debt must be registered and filed with SAFE or its local branch within 15 working days after the signing of the foreign debt contract. The sum of the balance of short-term foreign debt and the amount of medium and long-term foreign debt incurred by a foreign-invested enterprise shall not exceed the difference between the total amount of investment approved by the competent department of commerce and its registered capital.

On January 12, 2017, the PBOC promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9. Pursuant to PBOC Notice No. 9, within a transition period of one year from January 12, 2017, foreign-invested enterprises may adopt the currently valid foreign debt management mechanism, or the mechanism as provided in PBOC Notice No. 9 at their own discretions. PBOC Notice No. 9 provides that enterprises may conduct independent cross-border financing in Renminbi or foreign currencies as required. Pursuant to PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) will be calculated using a risk-weighted approach and cannot exceed certain specified upper limits. PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises is 200% of its net assets, or the net asset limits. Enterprises must file with SAFE in its capital item information system after entering into the relevant cross-border financing contracts and prior to three business days before drawing any money from the foreign debts.

Regulations Relating to Dividend Distributions

According to the PRC Company Law and PRC Foreign Investment Law, foreign-invested enterprises are required to draw 10% of their after-tax profits each year, if any, to fund a statutory reserve, which may stop drawing their after-tax profits if the aggregate balance of the statutory reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the PRC Enterprise Income Tax Law, which became effective in January 2008 with the latest amendment on December 29, 2018, the maximum tax rate for the withholding tax imposed on dividend payments from foreign-invested enterprises to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the PRC Enterprise Income Tax Law issued by the State Council on December 6, 2007 and was amended on April 23, 2019. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, and certain requirements specified by PRC tax authorities are satisfied.

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Regulations Relating to Overseas Listings and M&A

On August 8, 2006, six Chinese regulatory agencies, including the MOFCOM, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and amended on June 22, 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require that an overseas SPV that is controlled by PRC companies or individuals and that has acquired PRC domestic companies’ equities with the SPV’s shares shall obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange.

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. The Overseas Listing Trial Measures further provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also require subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings. Guidance for Application of Regulatory Rules — Overseas Offering and Listing No.1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction.

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Furthermore, on February 24, 2023, the CSRC revised the Archives Rules issued in 2009, and the revised Archives Rules came into effect on March 31, 2023. In the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests. Where a domestic company provides or publicly discloses to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities and individuals, or provides or publicly discloses through its overseas listing entity, any document or material involving any state secret or any work secret of any governmental agency, it shall report to the competent authority for approval in accordance with the law, and submit to the secrecy administration department for filing.

Regulations Relating to Tax

Enterprise Income Tax

According to the PRC Enterprise Income Tax Law promulgated by the SCNPC on March 16, 2007 and last amended on December 29, 2018 and the Implementation Rules of the PRC Enterprise Income Tax Law promulgated by the State Council on December 6, 2007 and amended on April 23, 2019, the income tax rate for both PRC domestic companies and foreign-invested enterprises is 25% unless otherwise provided for specifically. Enterprises are classified as either PRC resident enterprises or non-PRC resident enterprises. In addition, enterprises established outside China whose de facto management bodies are located in China are considered PRC resident enterprises and subject to the 25% enterprise income tax rate for their global income. An income tax rate of 10% applies to dividends declared to non-PRC resident enterprise investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within China.

Value-added Tax

According to the PRC Provisional Regulations on Value-Added Tax last amended on November 19, 2017 and its implementation rules last amended on October 28, 2011, unless stipulated otherwise, taxpayers who sell goods, labor services, or tangible personal property leasing services, or import goods will be subject to a 17% tax rate; taxpayers who sell transport services, postal services, basic telecommunications services, construction services, or real property leasing services, sell real property or transfer land use rights will be subject to an 11% tax rate; and taxpayers who sell services or intangible assets will be subject to a 6% tax rate. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax, pursuant to which all enterprises and persons engaged in the sale of goods, provision of processing, repairing, and replacement services, sales of services, intangible assets, and real property, and the importation of goods into the territory of the PRC are VAT taxpayers.

According to the Announcement on Relevant Policies for Deepening Value-Added Tax Reform effective on April 1, 2019, the generally applicable value-added tax rates are simplified as 13%, 9%, 6%, and 0%, and the value-added tax rate applicable to small-scale taxpayers is 3%.

Dividend Withholding Tax

The PRC Enterprise Income Tax Law stipulates that an income tax rate of 10% applies to dividends declared to non-PRC resident investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends are derived from sources within China.

Pursuant to the Arrangement between mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income and other applicable laws of mainland China, if a Hong Kong resident enterprise is determined by the competent tax authority to have satisfied the relevant conditions and requirements, the 10% withholding tax rate on the dividends received by the Hong Kong resident enterprise from a PRC resident enterprise may be reduced to 5%. According to the Circular on Several Questions Regarding the Beneficial Owner in Tax Treaties, which was issued by the SAT on February 3, 2018 and took effect on April 1, 2018, when determining an applicant’s status as the beneficial owner regarding tax treatments in connection with dividends, interest, or royalties in the tax treaties, several factors are considered, including whether the applicant is obligated to pay over 50% of the income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levies tax at an extremely low rate, and such factors will be analyzed according to the actual circumstances of the specific cases.

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Tax on Indirect Transfer

Pursuant to the Circular 7 on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises issued by the State Administration of Taxation (“SAT”) on February 3, 2015 and last amended on December 29, 2017 (“Circular 7”), an indirect transfer of assets, including equity interest in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a reasonable commercial purpose of the transaction arrangement, several factors are considered, including whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets, whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China, and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature that is evidenced by their actual function and risk exposure.

The Circular 7 does not apply to sales of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding Regarding Non-PRC Resident Enterprise Income Tax (“Circular 37”), which was amended by the Announcement of the State Administration of Taxation on the Revision to Certain Taxation Regulatory Documents issued by the SAT on June 15, 2018. The Circular 37 further elaborates the relevant implementing rules regarding the calculation, reporting, and payment obligations of the withholding tax by non-PRC resident enterprises.

Regulations Relating to Lease Property

Pursuant to the Law of the People’s Republic of China on the Administration of the Urban Real Estate, promulgated by the SCNPC on July 5, 1994 and last amended on August 26, 2019 and effective on January 1, 2020, in the lease of a house, the leaser and the lessee shall conclude a written lease contract defining such matters as the term, purpose and price of the lease, liability for repair, as well as other rights and obligations of both parties. The leaser and the lessee shall register the lease contract with the department of housing administration for the record. Pursuant to the Administrative Measures on Commodity Housing Leasing, issued by Ministry of Housing and Urban-Rural Development on December 1, 2010 and became effective on February 1, 2011, without complying with the registration requirement above, the leaser and the lessee may be imposed a fine by the governmental authorities.

Regulations Relating to Environmental Protection

Pursuant to the Environmental Protection Law of the People’s Republic of China promulgated by the SCNPC on December 26, 1989, amended on April 24, 2014, and effective on January 1, 2015, any entity which discharges or will discharge pollutants during the course of manufacturing, construction or other activities must implement effective environmental protection safeguards and procedures to control and properly treat waste gas, waste water, waste residue, dust, malodorous gases, radioactive substances, noise, vibrations, electromagnetic radiation, and other hazards produced during such activities.

Environmental protection authorities impose various administrative penalties on persons or enterprises in violation of the Environmental Protection Law of the People’s Republic of China. Such penalties include warnings, fines, orders to rectify within a prescribed period, orders to cease construction, orders to restrict or suspend production, orders to make recovery, orders to disclose relevant information or make an announcement, imposition of administrative action against relevant responsible persons, and orders to shut down enterprises. In addition, environmental organizations may also bring lawsuits against any entity that discharges pollutants detrimental to the public welfare.

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Regulation relating to Employment

Labor Law and Labor Contract Law

Pursuant to the Labor Law of the People’s Republic of China, or PRC Labor Law, effective on January 1, 1995 and last amended on December 29, 2018 and its implementation rules, employers must establish and improve work safety and health systems, enforce relevant national standards, and carry out work safety and health education for employees. In addition, pursuant to the Labor Contract Law of the People’s Republic of China, or PRC Labor Contract Law, effective on January 1, 2008 and amended on December 28, 2012 and its implementation rules, employers must execute written labor contracts with full-time employees and comply with local minimum wage standards. Employers are prohibited from forcing employees to work above certain time limit and shall pay employees for overtime work in accordance with national regulations. In addition, employers must establish a system for labor safety and sanitation, strictly abide by state standards and provide relevant education to its employees. Employees are also required to work in safe and sanitary conditions. Violations of the PRC Labor Law and the PRC Labor Contract Law may result in the imposition of fines and other administrative and criminal liability in the case of serious violations.

Social Insurance and Housing Fund

According to the Social Insurance Law of the People’s Republic of China promulgated by the SCNPC on October 28, 2010 and amended on December 29, 2018 and the Regulations on the Administration of Housing Funds promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, employers are required to contribute to a number of social security funds, including funds for basic pension insurance, unemployment insurance, basic medical insurance, occupational injury insurance, and maternity insurance, and also to housing funds. Any employer who fails to make such contribution may be fined and ordered to make good the deficit within a stipulated time limit.

According to the Reform Plan of Tax Collection systems of State and Local Taxation promulgated by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council on July 20, 2018, from January 1, 2019, the social insurance premiums such as basic endowment insurance premiums, basic medical insurance premiums, unemployment insurance premiums, employment injury insurance premiums, and maternity insurance premiums will be collected by the tax authorities.

Employee Stock Incentive Plan

Pursuant to the Notice of Issues Relating to the Foreign Exchange Administration for Domestic Persons Participating in Stock Incentive Plan of Overseas Listed Company issued by the SAFE on February 15, 2012, employees, directors, supervisors, and other senior management who participate in any stock incentive plan of a publicly listed overseas company and who are PRC citizens or non-PRC citizens residing in China for a continuous period of no less than one year are, subject to a few exceptions, required to register with the SAFE through a qualified domestic agent, which may be a PRC subsidiary of such overseas listed company, and complete certain other procedures.

Health, Safety and Environment

Protecting the well-being of employees, customers, and the community, as well as minimizing environmental impact, are fundamental to our long-term success and sustainability. We are committed to maintaining the highest standards of health, safety, and environmental (HSE) management in all our operations.

Health and Safety Management

Employee Safety: We prioritize the safety of our employees by providing regular training or education on safe work practices, emergency response procedures, and the proper use of personal protective equipment. We also provide our employees with medical check-ups every year. We aim to prevent accidents and injuries, ensuring a safe working environment for all employees.

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Customer Safety: In addition to safeguarding our employees, we are dedicated to protecting the safety of our customers. We design and implement safety protocols to follow industry standards and regulatory requirements for the operation and maintenance of hydrogen infrastructure and fuel cell forklifts, which entail the following major aspects:

●	Training on the operation of fuel cell forklifts

●	Periodic inspection, calibration, and maintenance of key equipment used in hydrogen facilities and key components used in fuel cell forklifts to ensure their safety and performance

●	Daily monitoring of the operation of the hydrogen facilities and fuel cell forklifts

●	Regular safety inspection by suppliers of key equipment and components

●	Incident response plan in anticipation of equipment fault, vehicle accident, hydrogen leakage, fire or explosion hazards, and other applicable emergencies.

Employees

We had 112, 87 and 83 full-time employees as of December 31, 2024, December 31, 2023 and December 31, 2022, respectively. The following table sets forth the number of our full-time employees as of December 31, 2024:

Function:	Number
Operations	51
Procurement	4
Research and Development	8
Sales and Marketing, Business Support, and Technology Support	21
General and Administration	28
Total	112

We typically enter into employment agreements and confidentiality agreements with all our full-time employees. In addition, we impose non-compete covenants on our senior management and core personnel, which prohibit them from competing with us, directly or indirectly, during his or her employment and for six months after termination of his or her employment.

We believe that we maintain a good working relationship with our employees, and we have not experienced material labor disputes in the past.

Facilities

Our principal executive office is located at 16th Floor, Yangtze River Delta Hydrogen Energy Innovation Center, Mingjun Road, Pinghu City, Jiaxing, Zhejiang Province, PRC 314201, where Zhejiang United Hydrogen Technology Co., Ltd., one of our subsidiaries, leases such office space from Zhejiang Hydrogen Energy Industry Development Co., Ltd. (the “Landlord”) with an area of approximately 1633.44 square meters, a lease term from September 10, 2024 to September 9, 2027, and an annual rent of RMB627,240.96 (approximately $87,064.80).

In addition, as of the date of this proxy statement/prospectus, we operate the following leased properties:

●	Yixun Chuangneng, one of our subsidiaries, leases space for general office use at Room 306, Building 3, No. 200 Zhuying Road, Qingpu District, Shanghai, PRC 201799 pursuant to a lease agreement dated as of August 29, 2024, with an area of approximately 114.49 square meters, a lease term from October 8, 2024 to October 7, 2027, and an annual rent of RMB75,219.96 (approximately $10,431.86). Yixun Chuangneng may renew the lease by submitting a written request at least three months before the current lease term expires.

●	Zhejiang Qingyuan Jiachuang, one of our subsidiaries, currently does not have a separate lease agreement. Its office address is at the United Hydrogen headquarters, located on the 16th floor of Jiaxing Yangtze River Delta Hydrogen Energy Innovation Center, Mingjun Road, Pinghu City, Jiaxing, Zhejiang Province, PRC 314201.

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●	Jiaxing Qingyuan Jiachuang, one of our subsidiaries, leases space for general office use at Room 508, Building 3, No. 188 Zhongshan East Road, Port Area, Jiaxing, Zhejiang Province, PRC 314000 pursuant to a lease agreement dated as of April 9, 2025, with an area of approximately 57.09 square meters, a lease term from April 19, 2025 to April 18, 2027, and an annual rent of RMB22,922.00 (approximately $3,150.57). Jiaxing Qingyuan Jiachuang may renew the lease by submitting a written request at least 30 days before the current lease term expires.

●	Jiaxing Yixun Chuangneng, one of our subsidiaries, leases space for commercial operation use at Room 704, Inside Unit 701, Building 1, 188 Zhongshan East Road, Port Area, Jiaxing City, Zhejiang Province, PRC 314000 pursuant to an official statement dated as of March 2, 2023, with an area of approximately 60.00 square meters and a lease term from February 16, 2023 to February 15, 2025. Following the expiration of the lease term, the property continues to be made available to Jiaxing Yixun Chuangneng at no cost as part of the original government incentive. Jiaxing Yixun Chuangneng is currently in communication with the relevant government agency to obtain an updated official address certificate.

●	Jiaxing Qingyuan Jiachuang, one of our subsidiaries, also leases space for staff accommodation use.

We believe that the offices that we currently lease are adequate to meet our needs for the foreseeable future.

Insurance

As required by regulations in China, we participate in various employee social security benefit plans that are organized by municipal and provincial governments for our full-time employees, including pension insurance, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance, and housing provident funds. We are required under PRC laws to make contributions from time to time to employee benefit plans for our full-time employees at specified percentages of the salaries, bonuses, and certain allowances of such employees, up to a maximum amount specified by the local governments in China. Our operating entities in the PRC have not made adequate social security and housing fund contributions for all employees, and they may be required to make up for the shortfall in the social security contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. See “Risk Factors — Risks Related to Doing Business in the PRC — Failure to fully comply with PRC labor-related laws may expose us to potential penalties.”

We maintain (i) personal accident insurance, employer liability insurance, and safety production liability insurance with respect to our personnel, (ii) compulsory motor vehicle insurance, commercial motor vehicle insurance, comprehensive driver and passenger insurance, comprehensive property insurance, and machinery equipment insurance with respect to motor vehicles and forklifts, and (iii) general property liability insurance with respect to buildings, machinery, and equipment. We believe the insurance coverage our operating entities maintain is in line with the industry. However, actual claims could exceed our applicable insurance coverage and we cannot guarantee to have sufficient insurance coverage for all of our operational risks. See “Risk Factors — Risks Relating to United Hydrogen’s Business and Industry — Our limited insurance coverage could expose us to significant costs and business disruption.”

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, are likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

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UNITED HYDROGEN MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of United Hydrogen’s financial condition and results of operations in conjunction with the section entitled “Selected Historical Financial Information — United Hydrogen” and United Hydrogen’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion contains forward-looking statements that involve risks and uncertainties. United Hydrogen’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this section to “the Company” and “United Hydrogen” are intended to mean the business and operations of United Hydrogen and its consolidated subsidiaries.

Business Overview

We are a hydrogen solution provider committed to providing customers with decarbonization solutions tailored to their energy decarbonization goals. Driven by the mission of “Living in Harmony with Nature,” we operate our business in China through our subsidiaries, including without limitation, Zhejiang Qingyuan and Yixun Chuangneng, in two primary business sectors, hydrogen energy solutions and hydrogen commercial applications.

We have been in the business of providing (i) hydrogen energy solutions since 2019, specializing in the evaluation, design, and construction (through third-party construction contractors) of hydrogen production plants and hydrogen refueling stations, as well as post-delivery operation and management of these facilities, and (ii) hydrogen commercial applications since 2021, focusing on selling fuel cell systems for hydrogen trucks and forklifts, and designing, selling and leasing fuel cell forklifts.

We have a significant business presence in key regions of China, including the Yangtze River Delta region, Shandong province, Shanxi province, Ningxia autonomous region, and Inner Mongolia autonomous region. As of the date of this proxy statement/prospectus, we have (i) designed, constructed, and managed the operation of one hydrogen production plant and 20 hydrogen refueling stations in 10 cities across six provinces of China, and (ii) sold fuel cell systems for hydrogen trucks and forklifts to three customers located in three cities across three provinces of China, and sold or leased fuel cell forklifts to 26 customers located in six cities across five provinces of China.

Our customers in the hydrogen energy solutions sector utilize our products and services to establish and manage their hydrogen infrastructures. These customers typically include local government agencies, state-owned enterprises, large energy conglomerates, major chemical companies, or infrastructure developers. For the period from January 1, 2025 through the April 30, 2025, we provided 38 hydrogen energy solutions services to 37 customers, all of which are still in process.

Our hydrogen commercial applications customers use our solutions either for on-road logistics, which involves the transportation and delivery of goods and commodities via roadways, or for non-road material handling, which encompasses the movement of materials and goods within enclosed areas that do not rely on roads. Customers in this sector usually consist of logistics groups, large-scale manufacturers, ports, and mining companies.

We position ourselves as both a hydrogen industry solution provider and an integrator. We have adopted a “light-asset” business model, under which we collaborate closely with selected third-party suppliers to deliver our customers customized solutions that integrate various hydrogen equipment, products and services from these third-party suppliers. Our suppliers include IT suppliers, key component providers, hydrogen equipment manufacturers, vehicle OEMs (Original Equipment Manufacturers), construction contractors, transportation fleets, and energy suppliers. We believe that our “light asset” approach enhances our agility and refocus resources on core capabilities.

We are committed to continuously strengthening our presence along the hydrogen value chain. Our ultimate goal is to expand our business in the hydrogen industry to encompass hydrogen production, storage, transportation, refueling, equipment supply, and commercial applications. We expected to raise additional proceeds ranging between $70 million and $80 million through debt and equity financing, in the next two years, to support our business plan. We hope to contribute to the development, and become a significant player, of a sound commercial hydrogen ecosystem which encourages innovation, collaboration, profitability and growth in the hydrogen industry.

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Our revenue for the year ended December 31, 2024 was approximately $52.6 million, with gross profits of approximately $6.0 million, compared to approximately $11.3 million of revenue and approximately $3.7 million of gross profits for the year ended December 31, 2023. We had net income of approximately $0.6 million and approximately $0.1 million for the years ended December 31, 2024 and December 31, 2023, respectively.

Factors Affecting Results of Operations

Our business, financial condition and results of operations have been, and are expected to continue to be, affected by a number of factors, which primarily include the following:

Capability to retain existing clients and continuously acquire new clients

The stability and growth of our business depend on our ability to retain existing customers, and continuously explore new commercial scenarios and new requirements of existing customers. Also, we will continuously explore new customers in key industries. The retention and the acquisition of customers are crucial for the sustainable growth of our performance. We will continuously improve customer satisfaction, demonstrate first-class standards in product and service delivery, provide quick responses providing high-quality hydrogen solutions to fulfill clients’ green and decarbonized transformation.

Ability to adopt new technologies

The hydrogen industry is in a stage of rapid development, and emerging technologies are constantly emerging in various links of the hydrogen value chain including production, storage, transportation, dispensing and utilization. The existing technologies are also constantly iterating and upgrading to get better performance as well as lower cost. In order to provide clients with more efficient, advanced, and cost-effective solutions, we need to have the ability to learn, validate, introduce, and implement new technologies which would empower our solution competitiveness, respond quickly and apply these technologies to client commercial application environments. We will continue to invest in technology research and development, collaborate with more technology partners, train employees to become familiar with and test various new technologies, and continuously utilize new technologies to innovate in products and services.

The quality and performance of products and services

In order to continuously provide value to clients, our solutions must ensure reliable quality and stable performance. The quality and performance factors determine the actual benefits that clients can enjoy from using our solutions, and will affect customer satisfaction, subsequent order renewals and the expansion of new business. We have established a stable cooperative relationship with top suppliers in the industry, and have adopted strict quality inspection and management methods during project implementation. In the operation and maintenance stage, quality audits are also regularly conducted on key links to ensure that the products provided by us continuously meet customer needs.

Ability to acquire key resource in hydrogen value chain

Our solutions consist of comprehensive aspects from hydrogen acquisition, dispensing services, key component and equipment, and subsequent operation and maintenance services. We provide value to our clients only by providing high-quality and low-cost services products and services. Therefore, it is crucial for us to acquire resources such as hydrogen gas sources, core equipment suppliers, storage and transportation suppliers and operation service networks. We will continue to deepen cooperation with local governments, key technology owners, leading suppliers and other key partners. Through the growth of business, we will strengthen our ability to acquire resources in various links, and bring best-fit solutions to our clients.

Ability to interpret and leverage the policies

The hydrogen industry is currently in the development stage, with continuously updated national policies and various local policies evolving. The policies vary from construction approval of hydrogen production plants and refueling stations, subsidies for hydrogen consumption, production qualification of vehicles and equipment, and national as well as regional hydrogen industry development plans. We will analyze and plan according to local restrictions in different regions, combined with local policy guidance, to choose the most suitable hydrogen energy path to convert the planning into actual solutions that will best benefit the clients. Currently, the development of the hydrogen energy industry in China is primarily guided by the industrial development plans and policies at the national level, along with local regulations, rules and guiding documents. See “Business of United Hydrogen — Governmental Regulations; Permits and License — Regulations Relating to Our Products and Services — Hydrogen Energy Specific.”

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Key Components of Results of Operations

Revenues

We generated revenue primarily from two segments, including:

(i) Hydrogen energy solutions which are comprised of two revenue streams.

a)	Evaluating, designing and construction (through third-party construction contractors) of hydrogen production plants and hydrogen refueling stations. We recognize revenues upon customized equipment are completed and accepted by the customers, and

b)	Provision of operation and management services to hydrogen production plants and refueling stations. The operation services cover prevention of smoke and explosion in hydrogen production plants and fueling stations, safety management for vehicles in hydrogen fueling stations, supervision of on-site staff, and others. We recognize revenues over the service period.

c)	Sales of hydrogen gas to hydrogen production plants and refueling stations. We recognize revenues when hydrogen gas is accepted by the customers.

(ii) Hydrogen commercial applications which are comprised of three revenues streams.

a)	Sales of hydrogen fuel cell system for hydrogen trucks and forklifts. We recognize revenues when hydrogen fuel cell systems are accepted by the customers,

b)	Sales of fuel cell forklifts. We recognize revenues when fuel cell forklifts are accepted by the customers, and

c)	Lease of fuel cell forklifts. We recognize lease income in straight-line method.

For the years ended December 31, 2024 and 2023, our revenues, including revenue generated from both third parties and related parties, were comprised of the following:

	For the years ended December 31,
	2024	2023
Revenues related to hydrogen energy solutions
Provision of solutions to hydrogen production plants and refueling stations	$13,210,494	$11,203,715
Provision of operation services to hydrogen production plants and refueling stations	955,481	803,807
Provision of hydrogen gas to hydrogen production plants and refueling stations	15,279,340	—
Sub-total	29,445,315	12,007,522

Revenues related to hydrogen commercial applications
Sales of fuel cell forklifts	219,895	199,447
Sales of hydrogen fuel cell systems	22,807,107	219,483
Leases of fuel cell forklifts	65,209	47,190
Other services*	59,868	636,908
Sub-total	23,152,079	1,103,028
	$52,597,394	$13,110,550

*	The other services were primarily comprise of provision of technical services for our customers. These services are one-off services.

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Cost of revenues

Cost of revenues primarily consists of cost of equipment for refueling stations, hydrogen fuel cell systems and fuel cell forklifts, cost of hydrogen gas, lease expenses of fuel cell forklifts, staff cost and other related expenses which are directly attributable to our user orders and the rendering of travel related services and other businesses.

Selling and marketing expenses

Selling and marketing expenses primarily consist of (i) payroll and welfare expenses, including salaries, social insurance and housing funds for our personnel in our sales department; (ii) travel and entertainment expenses; and (iii) other miscellaneous expenses.

	For the years ended December 31,
	2024	2023
Payroll and welfare expenses	$481,016	$441,641
Travel and entertainment expenses	48,131	73,207
Others	275,015	137,959
Total	$804,162	$652,807

General and administrative expenses

General and administrative expenses primarily consist of (i) payroll and welfare expenses, including salaries, social insurance and housing funds for our personnel in our general and administrative department, (ii) consulting service expenses, (iii) depreciation expenses; (iv) office rental expenses; and (v) other miscellaneous expenses.

	For the years ended December 31,
	2024	2023
Provision for credit losses	$1,008,370	$951,097
Payroll and welfare expenses	854,364	838,420
Consulting service expenses	808,498	307,670
Depreciation expenses	293,317	94,721
Office rental expenses	140,855	143,900
Others	571,263	243,201
Total	$3,535,812	$2,579,009

Research and development expenses

Research and development expenses primarily consist of (i) payroll and welfare expenses, including salaries, social insurance and housing funds for our personnel in our research and development department, (ii) information technology consulting expenses; and (iii) other miscellaneous expenses.

	For the years ended December 31,
	2024	2023
Payroll and welfare expenses	$514,601	$250,908
Information technology expenses	125,885	101,554
Others	38,999	3,400
Total	$679,485	$355,862

Taxation

Cayman Islands

Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains. Additionally, upon payments of dividends by us or our subsidiaries in the Cayman Islands to their shareholders, no withholding tax will be imposed.

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British Virgin Islands

Under the current and applicable laws of the British Virgin Islands, subsidiary in the British Virgin Islands is not subject to tax on income or capital gains.

Hong Kong

Under the Hong Kong tax laws, subsidiary in Hong Kong is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate for the first HKD$2 million of assessable profits is 8.25% and assessable profits above HKD$2 million will continue to be subject to the rate of 16.5% for corporations in Hong Kong, effective from the year of assessment 2018/2019.

China

Effective from January 1, 2008, the PRC’s statutory, EIT rate is 25% in accordance with the implementation rules of EIT Law.

Except for Hydrogen Jiachuang (Zhejiang) New Energy Co., Ltd. (“Zhejiang Qingyuan”), other PRC subsidiaries are qualified as small and micro-sized enterprises (“SMEs”) for the years ended December 31, 2024 and 2023. In accordance with the implementation rules of EIT Law, SMEs are entitled to a reduced EIT rate of 20%, 75% reduction of taxable income for the first RMB3,000,000 taxable income, and no reduction for the remaining taxable income for the years ended December 31, 2024 and 2023.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the years ended December 31, 2024 and 2023. This information should be read together with our unaudited condensed consolidated financial statements and related notes included elsewhere herein. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Years Ended December 31,		Changes
	2024	2023	Amount	%
Revenues – third parties	$26,404,784	$5,972,870	$20,431,914	342%
Revenues – related parties	26,192,610	7,137,680	19,054,930	267%
Revenues	52,597,394	13,110,550	39,486,844	301%
Cost of revenues	(46,612,140)	(9,375,180)	(37,236,960)	397%
Gross profit	5,985,254	3,735,370	2,249,884	60%

Operating expenses:
Selling and marketing expenses	(804,162)	(652,807)	(151,355)	23%
General and administrative expenses	(3,535,812)	(2,579,009)	(956,803)	37%
Research and development expenses	(679,485)	(355,862)	(323,623)	91%
Total operating expenses	(5,019,459)	(3,587,678)	(1,431,781)	40%
Income from operations	965,795	147,692	818,103	554%

Other income:
Other income, net	81,309	146,961	(65,652)	(45)%
Interest income, net	26,834	3,955	22,879	578%
Income before income taxes	1,073,938	298,608	775,330	260%
Income tax expense	(494,421)	(159,174)	(335,247)	211%
Net income	$579,517	$139,434	$440,083	316%

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Revenues

Our revenues increased by approximately $39.5 million, or 301% from approximately $13.1 million for the year ended December 31, 2023 to approximately $52.6 million for the year ended December 31, 2024. The increase was primarily driven by an increase of approximately $22.6 million in revenues generated from sales of fuel cell systems, an increase of approximately $15.3 million in revenues from sales of hydrogen gases to hydrogen refueling stations, and an increase of approximately $2.0 million in revenues generated from the provision solutions to refueling station.

Sales of hydrogen fuel cell systems. For the year ended December 31, 2024, the increase in revenues generated from sales of fuel cell systems was primarily due an increase of customer base from one customer to five customers.

Provision of hydrogen gas to hydrogen production plants and refueling stations. For the year ended December 31, 2024, we commenced sales of hydrogen gas to hydrogen refueling stations, which contributed to an increase of revenues of approximately $15.3 million.

Provision of solutions to hydrogen production plants and refueling stations. The increase in revenues generated from the provision of solutions to refueling station was primarily because we completed solutions for more customers for the year ended December 31, 2024.

We intend to expand our business coverage to provide comprehensive and one-stop solutions across the hydrogen ecosystem, including hydrogen production, storage, transportation, refueling, equipment supply, and commercial application by implementing strategies including:

(i)	Participation in the Hydrogen Supply Chain: We are currently negotiating with several leading energy companies, such as Hangzhou Gas Group, Zhejiang Energy Group and China Petrochemical Corporation, to explore the possibility of participating in the hydrogen supply chain business by building a hydrogen supply chain network, including hydrogen pricing, network deployment based on hydrogen consumption scenarios, transportation and storage methods, and transaction models. We have entered into a corporation agreement with Hangzhou Gas Group and Zhejiang Energy Group, and we will cooperate in the first hydrogen refueling station in the fourth quarter of 2024.

(ii)	Establishment of the Giga Plant in Jiaxing, Zhejiang Province, China: We are planning to establish the Giga Plant in Jiaxing, Zhejiang Province, China. As currently planned, the Giga Plant will focus on producing hydrogen storage systems, hydrogen refueling station equipment, and port hydrogen lifting machinery. As of the date of this report, we have completed construction of the infrastructure of the Giga Plant and purchased machinery which will be used for production. We are still in the process of designing production lines and technological process, and

(iii)	Collaboration with OEM Partners: We plan to collaborate with OEM partners to develop a new generation of hydrogen fuel cell forklifts using modular fuel cell designs, integrated hydrogen production and refueling equipment, and detachable solid-state hydrogen storage systems. Currently we are in the process of the research stage with one of our OEM partners.

Based on the above strategies we intend to implement, we expect our revenue will continue to increase in the years ending December 31, 2025.

Cost of revenues

Our cost of revenues increased by approximately $37.2 million, or 397% from approximately $9.4 million for the year ended December 31, 2023 to $46.6 million for the year ended December 31, 2024. The increase in cost of revenues was primarily due to an increase of approximately $20.2 million in cost of revenues from sales of fuel cell systems, an increase of approximately $15.3 million in cost of revenues from sales of hydrogen gases to hydrogen refueling stations, and an increase of approximately $1.7 million in revenues generated from the provision solutions to refueling station.

Gross margin

As a result of the foregoing, our gross margin for hydrogen energy solutions was 12% and 26% for the years ended December 31, 2024 and 2023. The decrease in gross margin was primarily because we had a minimal gross margin from sales of hydrogen gas to hydrogen refueling stations.

Our gross margin for business related to hydrogen commercial applications decreased from 56% for the year ended December 31, 2023 to 11% for the same period of 2024. The decrease of gross margin was primarily because we reduced the proportion of revenues generated from provision of material handling operation services, whose margin was rather high, in the business related to hydrogen commercial applications. For the year ended December 31, 2024, the sales of fuel cell systems contributed 99% revenues generated from business related to hydrogen commercial applications, while the average gross margin of sales of fuel cell systems was 11%.

We expect our gross profit margin will increase as our revenue increases, which will lead to economies of scale.

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Selling and marketing expenses

Our selling and marketing expenses increased from approximately $0.7 million for the year ended December 31, 2023 to approximately $0.8 million for the year ended December 31, 2024. The increase was primarily caused by an increase of approximately $0.1 million in other miscellaneous expenses as our salespersons incurred more expenses in approaching customers.

General and administrative expenses

Our general and administrative expenses increased from approximately $2.6 million for the year ended December 31, 2023 to approximately $3.5 million for the year ended December 31, 2024. The increase was primarily caused by an increase of approximately $0.4 million in consulting service expenses as we engaged an audit firm to provide audit services for our business combination with a listed special purpose acquisition company (“SPAC”) and an increase of approximately $0.2 million in depreciation expenses with purchase of property and equipment in the year of 2024.

Research and development expenses

Our research and development expenses increased by approximately $0.3 million, or 91% from approximately $0.4 million for the year ended December 31, 2023, to approximately $0.7 million for the same period of 2024, which was primarily attributable to an increase of approximately $0.3 million in payroll and welfare expense of research and development department staff.

Income tax expenses

For the years ended December 31, 2024 and 2023, we reported income tax expenses of approximately $0.5 million $0.2 million, respectively. For the years ended December 31, 2024 and 2023, the income tax expenses arose from our profit-making subsidiaries.

Net income

As a result of the foregoing, we reported a net income of approximately $0.6 million and $0.1 million for the years ended December 31, 2024 and 2023, respectively.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheets as of December 31, 2024 and 2023. This information should be read together with our consolidated financial statements and related notes included elsewhere herein.

	December 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$1,438,884	$2,771,943
Restricted cash	278,958	—
Notes receivable	50,334	360,392
Accounts receivable	17,811,875	3,454,025
Accounts receivable – related parties	23,195,274	4,166,301
Prepayments	357,980	754,903
Inventories	587,369	7,312,125
Contract costs	23,882	314,399
Due from related parties	222,377	284,539
Other current assets	897,262	1,203,320
Total current assets	44,864,195	20,621,947
Non-current assets
Deferred offering costs	897,791	—
Property and equipment, net	1,574,623	1,001,535
Right-of-use assets	227,460	100,521
Deferred tax assets	479,152	237,115
Total non-current assets	3,179,026	1,339,171
TOTAL ASSETS	$48,043,221	$21,961,118

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current liabilities
Accounts payable	$25,010,168	$13,662,549
Accounts payable – related parties	9,566,663	2,105,913
Contract liabilities	228,842	46,480
Contract liabilities – related parties	—	25,183
Income taxes payable	712,222	180,213
Lease liabilities	163,466	88,368
Other current liabilities	3,714,260	985,385
Due to related parties	8,014	8,240
Dividends payable	958,996	—
Loans payable	201,081	492,965
Total current liability	40,563,712	17,595,296
Lease liabilities, non-current	87,974	—
Total non-current liability	87,974	—
TOTAL LIABILITIES	40,651,686	17,595,296

Cash, cash equivalents and restricted cash

Cash and cash equivalents consist of funds deposited with banks and financial institutions and cash on hand, which are highly liquid and are unrestricted as to withdrawal or use. The restricted cash represented guarantee deposits required by one of the banks when the Company applies for letters of credit.

The total balance of cash, cash equivalents and restricted cash were approximately $1.4 million and $2.8 million as of December 31, 2024 and 2023, respectively.

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As compared with the balance as of December 31, 2023, the change of balance of cash, cash equivalents and restricted as of December 31, 2024 was primarily a result of cash of approximately $3.3 million used in our operating activities and cash of approximately $1.0 million used in our investing activities, partially net off approximately $3.3 million provided by our financing activities.

Accounts receivable

As of December 31, 2024 and 2023, we had accounts receivable were comprised of the following:

	December 31, 2024	December 31, 2023
Due from customers related to hydrogen energy solutions	$6,981,398	$4,104,816
Due from customers related to hydrogen commercial applications	11,354,354	—
	18,335,752	4,104,816
Less: allowance for credit losses	(523,877)	(650,791)
	$17,811,875	$3,454,025

The accounts receivable as of December 31, 2024 increased to approximately $18.3 million from approximately $4.1 million as of December 31, 2023. The increase was primarily due to an increase of in sales of hydrogen gas which resulted in an increase of accounts receivable of $2.8 million and an increase of in sales of hydrogen fuel cell systems which resulted in an increase of accounts receivable of $11.4 million.

For the years ended December 31, 2024 and 2023, the Company reversed expected credit losses of $110,706 and provided expected credit losses of $652,601, respectively, against accounts receivable due from third parties.

Inventories

As of December 31, 2024, the balance of inventories decreased from approximately $7.3 million as of December 31, 2023 to approximately $0.6 million. The decrease in inventories was primarily due to an increase of sales of hydrogen fuel cell systems and fuel cell forklifts during the year of 2024, which led to an improvement in inventory turnover.

Other current assets

As of December 31, 2024 and 2023, we had other current assets of approximately $0.9 million and $1.2 million, respectively. The decrease of approximately $0.3 million was primarily attributable to a decrease of approximately $0.3 million in tax recoverable, which was primarily due to an increase in revenues which utilized the input value-added taxes included in tax recoverable.

Accounts payable

The accounts payable as of December 31, 2024 and 2023 was approximately $25.0 million and $13.7 million. The changes in accounts payable was primarily caused an increase in accounts payable due to purchase of hydrogen fuel cell systems.

Other current liabilities

Other current liabilities were comprised of deposits payable due to customers of hydrogen production plants and hydrogen refueling stations. The Company generally required a deposits from the customers at the inception of the services. (ii) accrued payroll expenses, and (iii) other tax payable.

As of December 31, 2024 and 2023, we had other current liabilities of approximately $3.7 million and $1.0 million, respectively. The line items in other current liabilities were stable over the periods. The increase of approximately $2.7 million was primarily attributable to an increase of approximately $2.7 million in other tax payable, which was primarily due to an increase in revenues which led to an increase in output value-added tax payable.

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Balances with related parties

Accounts receivable. As of December 31, 2024 and 2023, the Company had accounts receivable of approximately $23.2 million and $4.2 million, respectively, due from related parties. The Company’s accounts receivables due from related parties consisted of receivables due from provision of refueling station solutions to hydrogen production plants and refueling stations. For the years ended December 31, 2024 and 2023, the Company provided expected credit losses of $1,119,076 and $298,496, respectively, against accounts receivable due from related parties.

Due from related parties. As of December 31, 2024 and 2023, the balance of due from related parties represented deposits placed with the customers for which the Company provided refueling station solutions. The deposit were refundable upon the services are completed.

Accounts payable. As of December 31, 2024 and 2023, the Company accounts payable of approximately $9.6 million and $2.1 million, respectively, due to related party suppliers. The accounts payable arose from purchase of equipment in rendering our hydrogen energy solution services.

In addition, the Company also had balances of contract liabilities from related parties and deposits payable due to related parties, which is recorded in the account of due to related parties.

For details of breakdown of related party balances and transactions, please refer to Note 11 — Related Party to the combined and consolidated financial statements.

Liquidity and Capital Resources

Our primary sources of liquidity have historically been capital injections from our shareholders and borrowings from third parties. Our ordinary liquidity requirements relate to investments in existing hydrogen plant(s), hydrogen fueling stations and electric forklift businesses, related capital expenditures, asset operation and maintenance, funding for our working capital needs, and general corporate purposes.

For the years ended December 31, 2024 and 2023, we obtained capital contribution from shareholders of approximately $3.6 million and $2.3 million, respectively. For the years ended December 31, 2024 and 2023, we also borrowed approximately $0.2 million and $0.5 million from a third party, respectively. The proceeds raised in these financing activities were all used for our operating activities.

As of December 31, 2024, we had working capital of approximately $4.3 million. As of December 31, 2024, we had current assets of approximately $44.9 million, primarily including cash and cash equivalents of approximately $1.4 million, restricted cash of approximately $0.3 million, accounts receivable, including due from third parties and related parties, of approximately $40.9 million, inventories of approximately $0.6 million, due from a related party of approximately $0.2 million and other current assets of approximately $0.9 million. We expect to realize these current assets in the twelve months from the date of this proxy statement/prospectus. On the other hand, we had current liabilities of approximately $40.7 million which were primarily comprised of accounts payable, including due from third parties and related parties, of approximately $34.6 million and other current liabilities of approximately $3.7 million. The significant balance of accounts receivable, including due from third parties and related parties, of approximately $40.9 million was mainly because of an increase in revenues from sales of hydrogen gas and hydrogen fuel cell systems and delayed payments from customer due to the facts that the industries including hydrogen energy solutions and hydrogen commercial application are at startup period, and our customers have not achieved profitability which resulted in delayed payments from our customers. We have negotiated with our customers on the collection of payments and they agreed to make payments before June 30, 2025. Considering our customers are subsidiaries of A-share listed companies, we assessed that we would collect the outstanding receivable as negotiated. On the other hand, we delayed payments to our suppliers for the same reasons, and we will make payments to our suppliers once we get paid from our customers. As of the date of this filing, we have collected accounts receivable of approximately $23.4 million and $2.2 million from related party customers and third-party customers, respectively. On the other hand, we have made payments of approximately $1.4 million to our third-party suppliers.

Based on the above facts, we estimate that we will not require additional financing to meet our obligations and execute our business plan over the next 12 months. However, there can be no assurance that we will not require additional financing or that future financing can obtain these funds on acceptable terms or at all or that we can maintain or increase our current revenues.

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Our ability to continue as a going concern is dependent on our management’s ability to successfully execute our business plan, which may include increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtain financing from outside sources. There can be no guarantee that financing will be available on acceptable terms or at all. Debt financing, if available, could impose additional cash payment obligations, additional covenants and operating restrictions. Future financings could result in the dilution of our existing shareholding. In addition, any of the items discussed in detail under “Risk Factors” elsewhere in this prospectus may also significantly impact our liquidity.

For the years ended December 31, 2024 and 2023, we reported revenues of approximately $52.6 million and $13.1 million, respectively.

For the years ended December 31, 2024 and 2023, all of our revenues have been in the form of Renminbi. We expect a material portion of revenues are likely to continue to be in the form of Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval as long as certain routine procedural requirements are fulfilled. Therefore, our PRC operating entities are allowed to pay dividends in foreign currencies to us without prior SAFE approval by following certain routine procedural requirements. However, current PRC regulations permit our PRC operating entities to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Our PRC operating entities are required to set aside at least 10% of its after-tax profits after making up previous years’ accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their registered capital. These reserves are not distributable as cash dividends. Historically, our PRC operating entities have not paid dividends to us, and they will not be able to pay dividends until they generate accumulated profits. Furthermore, capital account transactions, which include foreign direct investment in and loans to our PRC operating entities, must be approved by and/or registered with SAFE, its local branches and certain local banks.

On February 29, 2024, Zhejiang Qingyuan declared to pay dividends in the aggregate amount of RMB7,000,000 to Shanghai RunQing Management Consulting Partnership Enterprise (Limited Partnership) and Shanghai Qicai Technology Partnership Enterprise (Limited Partnership), its then shareholders, which dividends are expected to be paid within the following one-year period. Zhejiang Qingyuan declared dividends because it had accumulated profits of approximately $9.5 million at the time of declaration.

As a Cayman Islands exempted company and offshore holding company, the Cayman holding company is permitted under PRC Laws and regulations to provide funding to our PRC operating entities only through loans or capital contributions, subject to the approval, filings or registration of government authorities and limits on the amount of capital contributions and loans. This may delay us from using the proceeds from any future offering to make loans or capital contributions to our PRC operating entities.

Cash flows

The following table sets forth a summary of our cash flows for the years ended December 31, 2024 and 2023 presented:

	For the Years Ended December 31,
	2024	2023
Net cash used in operating activities	(2,397,744)	(1,031,233)
Net cash used in investing activities	(1,014,946)	(381,826)
Net cash provided by financing activities	2,391,682	2,794,982
Effect of Exchange rate on cash, cash equivalents and restricted cash	(33,193)	(12,761)
Net change in cash and cash equivalents	(1,054,101)	1,369,162
Cash and cash equivalents at beginning of the year	2,771,943	1,402,781
Cash and cash equivalents at end of the year	$1,717,842	$2,771,943

Operating activities

Net cash used in operating activities for the year ended December 31, 2024 was approximately $2.4 million, primarily attributable to net income of approximately $0.6 million, adjusted for non-cash items of provision of expected credit losses of approximately $1.0 million, and changes in operating assets and liabilities, including (i) an increase of approximately $14.5 million and $20.5 million, respectively, in accounts receivable due from third parties and related parties. Such an increase was due to an increase in revenues from sales of hydrogen gas and hydrogen fuel cell systems, (ii) a decrease of approximately $6.9 million in inventories which is also caused by the increase of revenues, (iii) an increase of approximately $11.9 million and $7.6 million in accounts payable due to third party suppliers and related parties, respectively, which increased in line with the increase in accounts receivable, and (iv) an increase of approximately $2.8 million in accrued expenses and other payables due to an increase in other tax payable arising from increase of revenues.

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Net cash used in operating activities for the year ended December 31, 2023 was approximately $1.0 million, primarily attributable to net income of approximately $0.1 million, adjusted for non-cash items of provision for credit losses of approximately $1.0 million and deferred tax benefits of approximately $0.2 million, and changes in operating assets and liabilities, including (i) an increase of approximately $4.1 million and $2.6 million, respectively, in accounts receivable due from third party customers and related parties and a decrease of approximately $0.2 million and $2.8 million, respectively in contract liabilities with third party customers and related parties, because we just completed hydrogen production plants and refueling stations for certain customers in the last quarter of 2023 and we have not fully collected fees from these customers, and (ii) an increase of approximately $3.4 million in contract costs and an increase of approximately $11.2 million in accounts payable due to third party suppliers mainly because of an increase in inventories related to fuel cell forklifts.

Investing activities

For the year ended December 31, 2024, we reported cash used in investing activities of approximately $1.0 million, which was primarily caused by purchase of property and equipment of approximately $1.0 million.

For the year ended December 31, 2023, we reported cash used in investing activities of approximately $0.4 million, which was primarily caused by purchase of approximately $0.6 million of property and equipment, partially net off against proceeds of approximately $0.2 million collected from redemption of short-term investments.

Financing activities

For the year ended December 31, 2024, we reported cash provided by financing activities of approximately $2.4 million, which was primarily provided by capital contribution of approximately $3.6 million from shareholders and borrowings of approximately $0.2 million from third parties, partially net off against repayment of borrowings of approximately $0.5 million to a third party and payment of offering costs of approximately $0.9 million.

For the year ended December 31, 2023, we reported cash provided by financing activities of approximately $2.8 million, which was primarily provided by capital contribution of approximately $2.3 million from shareholders, proceeds of approximately $0.5 million from a third party, and proceeds of approximately $0.3 million from a related party, partially net off against repayment of borrowings of approximately $0.3 million to the related party.

Capital Expenditure

We incur capital expenditures primarily for the purchase of property and equipment. Our capital expenditures were approximately $1.0 million and $0.6 million for the years ended December 31, 2024 and 2023, respectively. We will continue to make capital expenditures to meet the expected growth of our business.

Contingent Liabilities

We are subject to legal proceedings and claims which arise in the ordinary course of business. See “Business of United Hydrogen — Legal Proceedings.” Although occasional adverse decisions or settlements may occur, the potential loss, if any, cannot be reasonably estimated. However, we believe that the final disposition of current matters will not have a material adverse effect on our financial position, results of operations or cash flow. We maintain various liability insurance coverage to protect our assets from losses arising out of or involving activities associated with ongoing and normal business operations. We believe that we have adequately provided for contingencies which are likely to become payable. None of these contingencies are material to our financial condition, results of operations or cash flows.

Off-Balance Sheet Arrangements

As of December 31, 2024, we are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, or unconsolidated variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

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Quantitative and Qualitative Disclosures About Market Risk

Foreign Exchange Risk

Foreign currency risk is the risk of loss resulting from changes in foreign currency exchange rates. Fluctuations in exchange rates between the RMB and other currencies in which we conduct business may affect our financial position and results of operations. Our functional currency is U.S. dollar. We are mainly exposed to foreign exchange risk arising from our cash and cash equivalents dominated in RMB.

In addition, we have operating subsidiaries which are located in the PRC with all of the transactions settled in RMB. We consider that our business in the PRC is not exposed to any significant foreign exchange risk as there are no significant financial assets or liabilities of these subsidiaries denominated in the currencies other than the functional currency.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits and financial products purchased from financial institutions. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to material risks due to changes in interest rates, and we have not used any derivative financial instruments to manage our interest risk exposure.

Trend Information

We are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Research and Development

Research and development expenses consist primarily of salary and welfare expenses for our research and development department employees and information technology expenses, both of which were incurred for the development of hydrogen equipment for hydrogen production plants and refueling stations and fuel cell forklifts. We incurred research and development expenses of approximately $0.7 million and $0.4 million for the years ended December 31, 2024 and 2023, respectively.

We will continue to work on the development of our hydrogen equipment for refueling stations and fuel cell forklifts. We expect to allocate a portion of the proceeds of this offering for the development that should be sufficient to support our research and development. However, we may need to devote more resources and funds to improve as our business develops.

Critical Accounting Estimates

We prepare our financial statements in accordance with U.S. GAAP, which requires our management to make judgments, estimates and assumptions. We continually evaluate these judgments, estimates and assumptions based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and various assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included herein.

A list of critical accounting policies, judgements and estimates that are relevant to us is included in note 2 of our consolidated financial statements included elsewhere herein.

Recently issued accounting pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in note 2 of our consolidated financial statements included elsewhere herein.

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UNITED HYDROGEN’S DIRECTORS AND EXECUTIVE OFFICERS

Directors and Senior Management

The following table sets forth certain information relating to the executive officers and directors of United Hydrogen and our primary operating PRC subsidiary as of the date of this proxy statement/prospectus:

Name	Age	Position
Xia Ma	46	Sole Director of United Hydrogen; Chairperson of the Board of Directors and Director of Yixun Chuangneng
Wen He	50	Director of Yixun Chuangneng
Yao Li	32	Executive Director, Manager, Chairperson’s Assistant, and Legal Representative of Zhejiang Qingyuan
Jing Yang	37	General Manager and Legal Representative of Yixun Chuangneng

Ms. Xia Ma, age 46, has been appointed as our director since October 2019. Ms. Ma brings a diverse range of experience from her extensive career in various industries. Since August 2021, she has served as a director at Yixun Chuangneng, specializing in the commercial utilization of hydrogen energy. Since October 2019, she has held the position of director at Zhejiang Qingyuan, where she manages the development and operation of hydrogen energy solutions and hydrogen commercial applications. From March 2018 to June 2022, Ms. Ma was a director at Chengtong Dayang (Hangzhou) Parking Investment Co., Ltd. in Hangzhou, Zhejiang (“Chengtong Dayang”), a company that focuses on investments and management of parking solutions. Prior to her role at Chengtong Dayang, she spent over eight years as the chief executive officer at MAX GOAL INTERNATIONAL GROUP in Beijing, concentrating on international trade from February 2008 to August 2016. Ms. Ma earned her degree in business management from the School of Business Administration at Renmin University of China, completing her undergraduate studies between September 1995 and June 1999.

Mr. Wen He, age 50, has been serving as our director since 2021. He is currently the General Manager of Zhejiang Qingyuan, a role he has held since July 2020, overseeing our operations in Beijing. Prior to his experience at Zhejiang Qingyuan, he was a director at Shanghai Refire Technology Company Limited from February 2018 to June 2020, where he managed key projects and business development in Shanghai. From 2012 to 2017, Mr. He served as the deputy general manager of Beijing Peric Hydrogen Technologies Co., Ltd, contributing to the company’s management and strategic planning. Mr. He earned a bachelor’s degree in Industrial Automation from Xi’an Jiaotong University between 1994 and 1998. Additionally, he obtained a master’s degree from the School of Economics and Management EMBA program at Tsinghua University from 2017 to 2021.

Mr. Yao Li, age 32, has been serving as our director since 2019. He is currently the Chairperson’s Assistant of Zhejiang Qingyuan, a position he has held since October 2019, based in Beijing. Prior to joining us, he was the assistant to the general manager of Beijing Er Shang Logistics Co., Ltd from December 2018 to August 2019, supporting the general manager in various administrative and strategic tasks. Mr. Li completed his undergraduate education at the Open University of China, where he studied management from September 2014 to September 2016, earning an associate’s degree.

Ms. Jing Yang, age 37, has been serving as our director since 2021. From April 2020 to May 2021, she served as the Deputy General Manager at Zhejiang Qingyuan, based in Beijing. Concurrently, Ms. Yang has served as the director and general manager of (i) Yixun Chuangneng (Beijing) New Energy Technology Co., Ltd.; (ii) Yixun Chuangneng (Jiaxing) New Energy Technology Co., Ltd.; and (iii) Yixun Chuangneng (Ningdong) New Energy Technology Co., Ltd., each a wholly owned subsidiary of Yixun Chuangneng, since August 2022. Prior to joining us, Ms. Yang was the project director at Chengtong Dayang from June 2018 to April 2020 and at Jiayu Dayang (Hangzhou) Parking Management Co., Ltd from June 2017 to June 2018, both located in Hangzhou, Zhejiang. From June 2008 to June 2017, Ms. Yang served as the product manager of Beijing Yuanda Ruizhi International Trade Co., Ltd, based in Beijing. Ms. Yang obtained a bachelor’s degree in fashion art and Design from Beijing Institute of Fashion Technology in January 2020. Additionally, she earned another bachelor’s degree in project management from Beijing University of Posts and Telecommunications in May 2022. Ms. Yang is a holder of the International Project Management Association (IPMA) Certified IPMP-D Level and the title of Assistant Marketing Specialist.

Compensation of Directors and Executive Management

The compensation for each of our executive officers comprises base salary, discretionary bonus, contractual benefits and contributions to defined contribution plans. Total compensation paid and benefits in kind provided to our directors and executive officers for the fiscal year ended December 31, 2024 was approximately RMB 1.432 million. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits.

In connection with the Business Combination, subject to shareholder approval, Pubco will adopt the Pubco Equity Incentive Plan. Following the Closing, Pubco expects to grant equity awards to its directors, officers and employees under the Pubco Equity Incentive Plan from time to time, but has not determined the schedule or amount of such grants as of the date of this proxy statement/prospectus.

Conflicts of Interest

To our knowledge, there is no actual or potential material conflict of interest in connection with the Business Combination between United Hydrogen’s officers or directors, on one hand, and unaffiliated security holders of Aimei Health, on the other hand.

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MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

At the effective time of the business combination, in accordance with the terms of the Business Combination Agreement, the board of directors and executive officers of Pubco will be as follows. Upon completion of the Business Combination, Pubco’s executive officers will be full-time employees.

Name	Age	Position
Xia Ma	46	Chairperson of the Board of Directors, Director, and Chief Executive Officer
Weina Lin	42	Chief Financial Officer
Jia Zhao	43	Director
Yi Chen	47	Independent Director
Junxia Ren	52	Independent Director
Xinrong Zhang	52	Independent Director

Ms. Xia Ma. Upon consummation of the Business Combination, Ms. Xia Ma will serve as the Chairperson of the Board of Directors, a director, and the Chief Executive Officer of the Pubco. Ms. Ma brings extensive experience to us from her tenure at various companies. Since August 2021, she has been serving as a director at Yixun Chuangneng, focusing on the commercial application of hydrogen energy. Concurrently, since October 2019, she has been a director at Zhejiang Qingyuan in Jiaxing, Zhejiang, where she oversees the construction and operation of hydrogen energy solutions and hydrogen commercial applications. Additionally, from March 2018 to June 2022, Ms. Ma served as a director at Chengtong Dayang (Hangzhou) Parking Investment Co., Ltd. (“Chengtong Dayang”) in Hangzhou, Zhejiang, a company engaged in parking solutions investment and management. Prior to her role at Chengtong Dayang, she spent over eight years at MAX GOAL INTERNATIONAL GROUP in Beijing as the chief executive officer, where she focused on international trade from February 2008 to August 2016. Ms. Ma’s educational background is in business management, having completed her undergraduate education at the Renmin University of China School of Business Administration from September 1995 to June 1999.

Ms. Weina Lin. Upon consummation of the Business Combination, Ms. Weina Lin will serve as the Chief Executive Officer of the Pubco. Ms. Lin has been an intermediate certified public accountant in China since October 2013. Prior to joining United Hydrogen, Ms. Lin worked as the General Ledger Accountant for Sino-International Future Education Science and Technology (Beijing) Co., Ltd. from April 2017 to April 2018 and the Financial Manager for Zhiwo Tiancheng Technology (Beijing) Co., Ltd. from May 2019 to May 2020. Since September 2020, Ms. Lin has served as the Financial Manager of Zhejiang Qingyuan. Ms. Lin received an associate degree from Qinhuangdao Vocational and Technical College.

Mr. Jia Zhao. Upon consummation of the Business Combination, Mr. Jia Zhao will serve as a Director of the Pubco. Mr. Zhao has served as the General Manager and a director of Meijin (Beijing) Hydrogen Energy Technology Co., Ltd. since March 2021 and concurrently as the General Manager of Beijing Meijin Jiachuang Private Equity Fund Management Co., Ltd. He has been a board member at Shanxi Meijin Energy Co., Ltd since September 2023, overseeing corporate governance, strategic planning, information disclosure, and capital operations. From June 2011 to March 2021, Mr. Zhao held various positions at Shanmei Energy Co., Ltd. and its affiliates, including Deputy Minister and later Minister of the Capital Operations Department. Additionally, from August 2008 to February 2010, he was the Project Leader at Australia Huayuan Company, responsible for early-stage project preparation. Mr. Zhao has also served at Shanmei Energy Co., Ltd. and Meijin Financial Leasing Co., Ltd. in various roles related to capital operations and financial leasing. Mr. Zhao is a certified Fund Practitioner in the PRC, holding an Investment Fund Industry Practitioner Certificate from the China Investment Fund Industry Association since November 2020. He also holds a Corporate Secretary Qualification Certificate, issued by the Shenzhen Stock Exchange in December 2023. Prior to his career, Mr. Zhao earned a bachelor’s degree from Tianjin University, followed by a master’s degree from the University of Technology Sydney in Australia.

Mr. Yi Chen. Upon consummation of the Business Combination, Mr. Yi Chen will serve as an Independent Director of the Pubco. Since May 2023, Mr. Chen has been the Executive Director and General Manager of Yijun (Guangzhou) Private Equity Fund Management Co., Ltd., a private equity investment firm based in Shanghai and Guangzhou. From March 2021 to September 2022, Mr. Chen served as the Chief Investment Officer of China Merchants Capital, a comprehensive investment platform located in Shenzhen and Hong Kong. Between February 2013 and March 2021, he was a Partner and Investment Committee Member at Hopu Investment, a USD private equity fund with offices in Beijing and Hong Kong. Prior to that, from February 2001 to February 2013, he worked at China International Capital Corporation (CICC) as an Executive Director (ED), specializing in investment banking in Beijing. Mr. Chen has extensive experience in private equity investment, fund management, portfolio management, and equity investment. He holds a master’s degree from the School of Management at Shanghai Jiao Tong University (1998 – 2001) and a bachelor’s degree in international finance from Shanghai Jiao Tong University (1994 – 1998).

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Ms. Junxia Ren. Upon consummation of the Business Combination, Ms. Junxia Ren will serve as an Independent Director of the Pubco. Since February 2020, Ms. Ren has been the President of Tiandao Jinke Co., Ltd., based in Hangzhou. From June 2018 to January 2020, she was the Chairperson and General Manager at Ningbo Yiding Investment Management Co., Ltd., located in Ningbo. Since 2015, Ms. Ren has also been a Director at the Shanghai Institute of New Finance, headquartered in Beijing. From April 2013 to June 2018, she served as the Chairperson and President of Yintong International Leasing Co., Ltd., based in Shanghai. Prior to that, from January 2010 to April 2013, she was the Deputy General Manager at China Bond Credit Promotion Investment Co., Ltd., in Beijing. Ms. Ren holds a Ph.D. from the Shanghai Advanced Institute of Finance and the W.P. Carey School of Business at Arizona State University (2015 – 2018). She also earned an EMBA from Tsinghua University (2004 – 2006) and a bachelor’s degree in philosophy from Shandong University (1991 – 1995).

Dr. Xinrong Zhang. Upon consummation of the Business Combination, Dr. Xinrong Zhang will serve as an Independent Director of the Pubco. Since March 2013, Dr. Zhang has been a Professor and Doctoral Advisor at Peking University, located in Beijing. From March 2007 to March 2013, he served as a Researcher and Doctoral Advisor at Peking University. Between April 2004 and March 2008, he was a Senior Research Scientist and Research Group Leader at Doshisha University in Japan. Prior to that, from July 2002 to March 2004, he worked as a Lecturer at Tohoku University in Japan. From June 1998 to September 2001, Dr. Zhang was an Assistant Lecturer at Tsinghua University in Beijing. Dr. Zhang holds a Ph.D. in Engineering Thermophysics from Tsinghua University, which he obtained between March 1998 and March 2002.

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Board Composition

The business and affairs of Pubco will be managed by or under the supervision of the Pubco Board following completion of the Business Combination. Immediately after Closing, the Pubco Board will consist of five directors: Xia Ma, Jia Zhao, Junxia Ren, Xinrong Zhang and Yi Chen, with Xia Ma expected to serve as Chairperson of the Pubco Board. The primary responsibilities of the Pubco Board will be to provide oversight, strategic guidance, counseling, and direction to Pubco’s management. The Pubco Board will meet on a regular basis and additionally as required.

United Hydrogen’s Executive Compensation

The aggregate cash compensation accrued to United Hydrogen’s director and executive officers who were employed by United Hydrogen for the fiscal year ended December 31, 2024 was approximately RMB689,000. The aggregate cash compensation paid by United Hydrogen and its subsidiaries to director and executive officers who were employed by United Hydrogen for the fiscal year ended December 31, 2024 was approximately RMB689,000. No non-cash compensation was paid by United Hydrogen and its subsidiaries to director and executive officers who were employed by United Hydrogen for the fiscal year ended December 31, 2024.

Executive Officer and Director Compensation Following the Business Combination

Following the Closing, Pubco intends to develop an executive compensation program that is consistent with existing compensation policies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling Pubco to attract, motivate, and retain individuals who contribute to the long-term success of Pubco. Specific determinations with respect to director and executive compensation after the Business Combination will be determined by the compensation committee of the Pubco Board at the time.

Employment Agreements

Pubco is expected to enter into independent director appointment agreements (“Appointment Agreements”) with each of our Independent Directors. Pursuant to the Appointment Agreements, we agree to appoint each of our Independent Directors for an initial term of three years, which could be extended by Pubco for additional term(s) not exceeding six years. Independent Directors will act as the members of Pubco Board and exercise their duties in accordance with the relevant laws, regulations, and the Pubco’s Amended and Restated Memorandum and Articles of Association. Pubco will provide Independent Directors with the same right to information as other directors of Pubco and the necessary working conditions to fulfill their responsibilities.

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Subject to the procedures set forth in the relevant laws, regulations, and the Pubco’s Amended and Restated Memorandum and Articles of Association, an Independent Director shall be terminated for cause when he or she (i) is convicted of a criminal offense (ii) is sanctioned by relevant securities regulatory authorities, or (iii) otherwise becomes ineligible to serve as a director or independent director under applicable laws, regulations, the Nasdaq rules, and the Pubco’s Amended and Restated Memorandum and Articles of Association. An Independent Director may also be terminated by the shareholders of Pubco in accordance with the terms of the Pubco’s Amended and Restated Memorandum and Articles of Association. If an Independent Director’s direct family members (including parents, spouse, children and their spouses, siblings, etc.) or other related parties become senior managers or related persons of Pubco, the Independent Director must promptly notify Pubco in writing and resign. If, for any reasons, Pubco cannot elect a new director before the termination or end of the Independent Director’s term, the Independent Directors shall continue to perform their duties until the new Independent Director(s) of the Pubco Board are elected. To the extent that an Independent Director is terminated or resigns without cause, Pubco will negotiate the termination terms with the Independent Director in good faith.

Foreign Private Issuer

After the consummation of the Business Combination, Pubco will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Pubco on December 31, 2024. For so long as Pubco is a foreign private issuer within the meaning of the rules under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Pubco will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Pubco is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, Pubco shareholders will receive less or different information about Pubco than a shareholder of a U.S. domestic public company would receive. Nonetheless, Pubco intends to align itself with the practices adopted by Nasdaq-listed U.S. domestic companies to the best of its ability to provide its shareholders with enhanced transparency and protection.

In addition, for as long Pubco remains a foreign private issuer, it is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, among other things, as a matter of Cayman Islands law, Pubco is not required to have: (1) a majority-independent board of directors; (2) a compensation committee consisting of independent directors; (3) a nominating committee consisting of independent directors; or (4) regularly scheduled executive sessions with only independent directors each year. In addition, the Company is not obliged to hold an annual general meeting as an exempted company under the Companies Act. And because we are a foreign private issuer, our audit committee is not necessarily subject to additional Nasdaq corporate governance requirements applicable to listed U.S. companies whereby the audit committee shall be made up of such number of independent directors. The Nasdaq Listing Rules may also require shareholder approval for certain corporate matters that Pubco’s home-country’s rules do not. Following Cayman Islands governance practices, as opposed to complying with the requirements applicable to a U.S. company listed on Nasdaq, may provide less protection to you than would otherwise be the case.

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Upon of the Business Combination, Pubco’s board of directors will consist of five directors, including three independent directors. Additionally, Pubco will establish an audit committee (composed of the three independent directors), a nomination and corporate governance committee (composed of three directors, two of whom are independent), and a compensation committee (composed of three directors, two of whom are independent). These arrangements are in compliance with Nasdaq Rules. However, Pubco may follow the home-country practice for certain other corporate governance practices in the future, which may differ from the requirements applicable to a U.S. company listed on Nasdaq. In addition, pursuant to the Amended and Restated Memorandum and Articles of Association, Pubco may, but shall not (unless required by the law or the rules and regulations of Nasdaq or the SEC and/or any other competent regulatory authority or otherwise under applicable law) be obliged to, in each year hold a general meeting as an annual general meeting.

Controlled Company Status

After the completion of the Business Combination, Ms. Xia Ma will control a majority of the voting power of Pubco’s outstanding ordinary shares. As a result, Pubco will be a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following the consummation of the Business Combination, Pubco intends to utilize some of these exemptions. Although Pubco will have a compensation committee and nominating committee, such committees will not be composed entirely of “independent directors.” Upon completion of the Business Combination, Pubco anticipates that the size of its board of directors will be five directors, three of whom will qualify as independent directors as defined within the meaning of the corporate governance standards of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

According to the Amended and Restated Memorandum and Articles of Association, Class B Ordinary Shares of Pubco carry ten (10) votes per share. Immediately following the closing of the Business Combination, Ms. Ma will control approximately 93.15% of the aggregate voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class assuming no redemptions are made by the Aimei Health Public Shareholders, or 93.53% of the aggregate voting power assuming maximum contractual redemptions by the Aimei Health Public Shareholders, of their Aimei Health ordinary shares. As such, she will retain the ability to control the outcome of any matters submitted to a general meeting of the Pubco without needing to hold any Class A Ordinary Shares. As a result, Ms. Ma does not need to hold any Class A Ordinary Shares to maintain control over matters requiring shareholder approval, so long as she retains a majority of the voting power of her Class B Ordinary Shares.

With approximately 93.15% of the aggregate voting power (assuming no redemptions) or 93.53% of the aggregate voting power (assuming maximum contractual redemptions), Ms. Ma has the ability to control matters requiring shareholder approval, including but not limited to, the election of directors, amendments to the memorandum and articles of association, and the approval of significant corporate transactions such as mergers, recapitalization, consolidations, and asset sales. Under Article 2.7 of the Amended and Restated Memorandum and Articles of Association, certain corporate actions, including amendments or mergers, require the approval of a majority of the Class B Ordinary Shares, voting as a separate class. Given her Class B holdings, Ms. Ma is effectively positioned to control these decisions.

Pubco’s capital structure, which grants Class B Ordinary Shares ten (10) votes per share, gives Ms. Ma significant voting power. This structure may have an anti-takeover effect by enabling Ms. Ma to prevent a change in control transaction that Class A shareholders might otherwise consider in their best interest. As a result, the disproportionate voting power of the Class B shares allows Ms. Ma to block such transactions, even if they are supported by a majority of Class A shareholders.

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Under Article 2.1 of the Amended and Restated Memorandum and Articles of Association, the board of directors of Pubco (the “Board”) has broad authority to issue shares. However, given Ms. Xia Ma’s substantial control over the Board and her significant voting power through her Class B Ordinary Shares, the likelihood of future issuances of Class B Ordinary Shares that would dilute the rights of Class A shareholders is relatively low. Ms. Ma, by virtue of her control over both the Board and the voting power of Pubco, is well-positioned to prevent any issuances that might dilute Class A shareholders’ interests. Therefore, while the authority to issue shares exists, the potential for further dilution through additional Class B Ordinary Share issuances appears limited under the current governance structure.

Duties of Directors

Under Cayman Islands law, all of Pubco’s directors owe three types of duties to Pubco: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to Pubco, Pubco’s directors must ensure compliance with Pubco’s Amended and Restated Memorandum and Articles of Association. Pubco has the right to seek damages if a duty owed by any of its directors is breached.

The functions and powers of the Pubco Board include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of Pubco and mortgaging the property of Pubco; and

●	maintaining or registering a register of mortgages, charges, or other encumbrances of Pubco.

Terms of Directors and Executive Officers

The board of directors of Pubco consists of five (5) persons. Any Pubco’s director whose term of office expires shall be eligible for re-election at a meeting of the Pubco shareholders or re-appointment by the board of directors of Pubco. A director may be removed by ordinary of shareholders or by the majority of the other directors. Any vacancy on the board of Pubco may be filled by directors of Pubco. A remaining director may appoint a director even though there is not a quorum of directors. In addition, Pubco’s officers are elected by and serve at the discretion of the board of directors of the Pubco.

Committees of the Board of Directors

Upon consummation of the Business Combination, Pubco will establish a separately standing audit committee, nominating and corporate governance committee, and compensation committee. The Pubco Board will adopt a charter for each of these committees. Pubco intends to comply with future Nasdaq requirements to the extent they will be applicable to Pubco.

Audit Committee

Upon the Closing, Pubco’s audit committee will be composed of Junxia Ren, Yi Chen, and Xinrong Zhang, with Junxia Ren serving as chairperson. The Pubco Board has determined that all such directors meet the independence requirements under the Nasdaq listing rules and under Rule 10A-3 of the Exchange Act. Each member of the audit committee is financially literate, in accordance with Nasdaq audit committee requirements, and possesses prior experience sitting in auditing committees of publicly-listed companies. In arriving at this determination, the Pubco Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

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Nomination and Corporate Governance Committee

Upon the Closing, Pubco’s nomination and corporate governance committee will be composed of Xia Ma, Junxia Ren, and Xinrong Zhang, with Xia Ma with serving as chairperson. The nomination and corporate governance committee is responsible for the assessment of the performance of the board, considering and making recommendations to the Pubco Board with respect to the nominations or elections of directors and other governance issues.

Compensation Committee

Upon the Closing, Pubco’s compensation committee will be composed of Xia Ma, Yi Chen, and Junxia Ren, with Xia Ma serving as chairperson. The compensation committee is responsible for reviewing and making recommendations to the Pubco Board regarding its compensation policies for its officers and all forms of compensation. The compensation committee will also administer Pubco’s equity-based and incentive compensation plans and make recommendations to the Pubco Board about amendments to such plans and the adoption of any new employee incentive compensation plans.

Code of Ethics

Pubco will adopt a code of ethics that applies to all of its employees, officers, and directors. This includes Pubco’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. Pubco intends to disclose on its website any future amendments of the code of ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or Pubco’s directors from provisions in the code of ethics.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with the board of directors, including non-management directors, by sending a letter to us at Room 211 Kechuang Center, No.719 Washan Road, Pinghu City, Jiaxing, Zhejiang Province, China, for submission to the board of directors or committee or to any specific director to whom the correspondence is directed. Shareholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial shareholder of Pubco. All communications received as set forth above will be opened by the Corporate Secretary or his or her designee for the sole purpose of determining whether the contents contain a message to one or more of Pubco’s directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the board of directors will be forwarded promptly to the chairman of the board of directors, the appropriate committee or the specific director, as applicable.

EXECUTIVE COMPENSATION

United Hydrogen Executive Officer and Director Compensation

See “Management of Pubco Following the Business Combination — United Hydrogen’s Executive Compensation.”

Executive Officer and Director Compensation Following the Business Combination

Following the Closing, Pubco intends to develop an executive compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling Pubco to attract, motivate and retain individuals who contribute to the long-term success of Pubco. Specific determinations with respect to director and executive compensation after the Business Combination have not yet been made.

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BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Aimei Health

The following table sets forth information regarding the beneficial ownership of ordinary shares of Aimei Health as of the date of this proxy statement/prospectus based on information obtained from the persons named below:

●	each person known by Aimei Health to be the beneficial owner of more than 5% of Aimei Health issued and outstanding ordinary shares;

●	each of Aimei Health’s executive officers and directors that beneficially owns ordinary shares of Aimei Health; and

●	all of Aimei Health’s executive officers and directors as a group.

Unless otherwise indicated, Aimei Health believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

In the table below, percentage ownership is based on 6,121,733 ordinary shares (which includes ordinary shares that are underlying the units) of Aimei Health issued and outstanding as of the date of this proxy statement/prospectus. Voting power represents the voting power of the ordinary shares owned beneficially by such person. On all matters to be voted upon, the holders of the ordinary shares vote together as a single class. The following table does not reflect beneficial ownership of the Rights included in the Units sold in or in connection with Aimei Health’s IPO.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned	Approximate Percentage of Outstanding Ordinary Shares
Sponsor, directors and officers (including former officers)
Aimei Investment Ltd(2)	1,905,000	31.1%
Junheng Xie(3)	—	—
Heung Ming Henry Wong	42,000	* %
Lin Bao	20,000	* %
Julianne Huh	20,000	* %
Robin Hoksnes Karlsen	20,000	* %
Juan Fernandez Pascual(3)	50,000	* %

All directors and officers as a group (six individuals, including one former chief executive officer)	152,000	2.5%

Other 5% or greater beneficial owners
First Trust Merger Arbitrage Fund(4)	649,911	10.6%
First Trust Capital Management L.P.(5)	719,796	11.8%
Wolverine Asset Management, LLC(6)	654,039	10.7%
Karpus Investment Management(7)	1,100,657	18.0%

(1)	Unless otherwise indicated, the business address of each of the entity and individuals is 10 East 53rd Street, Suite 3001, New York, NY 10022.

(2)	Represents 1,573,000 Founder Shares and 332,000 Private Shares held by Aimei Investment Ltd, our Sponsor. Huang Han, who is the sole shareholder and director of the Sponsor, has voting and dispositive power over the shares held of record by our Sponsor. The business address of Aimei Investment Ltd is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, George Town, Cayman Islands.

(3)	On April 15, 2024, Juan Andres Fernandez Pascual resigned as chief executive officer, secretary and director of Aimei Health, effective immediately. On April 19, 2024, Aimei Health’s Board appointed Junheng Xie as the chief executive officer, secretary and a director of Aimei Health with effect from April 15, 2024.

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(4)	Based on a Schedule 13G filed on November 14, 2024. The schedule was filed jointly by First Trust Merger Arbitrage Fund (“VARBX”), First Trust Capital Management L.P. (“FTCM”), First Trust Capital Solutions L.P. (“FTCS”) and FTCS Sub GP LLC (“Sub GP”). FTCM is an investment adviser registered with the SEC that provides investment advisory services to, among others, (i) series of Investment Managers Series Trust II, an investment company registered under the Investment Company Act of 1940, specifically First Trust Multi-Strategy Fund and VARBX, (ii) First Trust Alternative Opportunities Fund, an investment company registered under the Investment Company Act of 1940, and (iii) Highland Capital Management Institutional Fund II, LLC, a Delaware limited liability company (collectively, the “Client Accounts”). FTCS is a Delaware limited partnership and control person of FTCM. Sub GP is a Delaware limited liability company and control person of FTCM. VARBX is a series of Investment Managers Series Trust II, an investment company registered under the Investment Company Act of 1940. As investment adviser to the Client Accounts, FTCM has the authority to invest the funds of the Client Accounts in securities (including the Company’s ordinary shares) as well as the authority to purchase, vote and dispose of securities, and may thus be deemed the beneficial owner of any shares of the Company’s ordinary shares held in the Client Accounts. According to the schedule, Joy Ausili is the Trustee, Vice President and Assistant Secretary of VARBX. The principal business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212.

(5)	Based on a Schedule 13G filed on November 14, 2024. The schedule was filed jointly by First Trust Merger Arbitrage Fund (“VARBX”), First Trust Capital Management L.P. (“FTCM”), First Trust Capital Solutions L.P. (“FTCS”) and FTCS Sub GP LLC (“Sub GP”). FTCM is an investment adviser registered with the SEC that provides investment advisory services to, among others, (i) series of Investment Managers Series Trust II, an investment company registered under the Investment Company Act of 1940, specifically First Trust Multi-Strategy Fund and VARBX, (ii) First Trust Alternative Opportunities Fund, an investment company registered under the Investment Company Act of 1940, and (iii) Highland Capital Management Institutional Fund II, LLC, a Delaware limited liability company (collectively, the “Client Accounts”). FTCS is a Delaware limited partnership and control person of FTCM. Sub GP is a Delaware limited liability company and control person of FTCM. FTCS and Sub GP may be deemed to control FTCM and therefore may be deemed to be beneficial owners of the ordinary shares owned by FTCM. According to the schedule, Chad Eisenberg is the chief operating officer of FTCM, FTCS, and Sub GP. The principal business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606.

(6)	Based on a Schedule 13G filed on October 16, 2024 and a Schedule 13G/A filed on January 31, 2025. The schedule relates to shares owned by Wolverine Asset Management, LLC (“WAM”). The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolverine Holdings. The address of the principal business office of WAM is 175 West Jackson Boulevard, Suite 340, Chicago, IL 60604.

(7)	Based on a Schedule 13G filed on April 9, 2024. Karpus Investment Management (“Karpus”) is controlled by City of London Investment Group plc (“CLIG”), which is listed on the London Stock Exchange. However, in accordance with SEC Release No. 34-39538 (January 12, 1998), effective informational barriers have been established between Karpus and CLIG such that voting and investment power over the subject securities is exercised by Karpus independently of CLIG, and, accordingly, attribution of beneficial ownership is not required between Karpus and CLIG. The address of the principal business office for Karpus is 183 Sully’s Trail, Pittsford, New York 14534.

Security Ownership of Certain Beneficial Owners and Management of Pubco

The following tables sets forth information regarding the beneficial ownership of Ordinary Shares as of the Record Date and immediately following consummation of the Business Combination by, assuming a $11.37 Redemption Price (such amount being based on the amount in the Trust Account as of the Record Date):

●	each person known by Pubco to be the beneficial owner of more than 5% of Pubco’s outstanding Ordinary Shares upon the consummation of the Business Combination;

●	each of Pubco’s executive officers and directors; and

●	all of Pubco’s executive officers and directors as a group;

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

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The expected beneficial ownership percentages set forth in the table below assume no additional purchases of ordinary shares of Aimei Health or ordinary shares of United Hydrogen after the Record Date.

	Pre-Business Combination		Post-Business Combination (Assuming No Redemption)				Post-Business Combination (Assuming 50% Redemption)				Post-Business Combination (Assuming 100% Redemption)
Name of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Percentage of Total Ordinary Shares	Percentage of Voting Power(1)	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Percentage of Total Ordinary Shares	Percentage of Voting Power	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Percentage of Total Ordinary Shares	Percentage of Voting Power
Director and Executive Officer of Pubco Pre-Business Combination
Xia Ma(2)	181,617,775	60.54%	—	90,808,887.50	57.63%	93.15%	—	90,808,887.50	58.37%	93.34%	—	90,808,887.50	59.10%	93.53%
Yao Li(3)	15,000,000	5.00%	7,500,000	—	4.76%	0.77%	7,500,000	—	4.82%	0.77%	7,500,000	—	4.88%	0.77%
Weina Lin	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Jia Zhao	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Yi Chen	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Junxia Ren	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Xinrong Zhang	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (seven individuals)	196,617,775	65.54%	7,500,000	90,808,887.50	62.39%	93.92%	7,500,000	90,808,887.50	63.19%	94.11%	7,500,000	90,808,887.50	63.98%	94.30%
Other 5% or greater beneficial owners	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Meijin (Beijing) Hydrogen Energy Technology Co., Ltd.(4)	34,714,286	11.57%	17,357,143	—	11.02%	1.78%	17,357,143	—	11.16%	1.78%	17,357,143	—	11.30%	1.79%
Runqing Holding Limited(5)	20,453,653	6.82%	10,226,826.50	—	6.49%	1.05%	10,226,826.50	—	6.57%	1.05%	10,226,826.50	—	6.66%	1.05%

(1)	Represents the percentage of voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class. Each holder of Pubco Class B Ordinary Shares is entitled to ten (10) votes per share and each holder of Pubco Class A Ordinary Shares is entitled to one vote per share.

(2)	Prior to the Business Combination, Ms. Xia Ma beneficially owns 181,617,775 ordinary shares of United Hydrogen held by Michael&Jason Limited, a British Virgin Islands company solely owned and controlled by Ms. Xia Ma. According to the Business Combination Agreement, each of the 181,617,775 Specially Designated Ordinary Shares that is issued and outstanding immediately prior to the First Merger Effective Time will be cancelled and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio. Pubco Class A Ordinary Shares will have the same economic terms as the newly issued Pubco Class B Ordinary Shares, except that each Pubco Class B Ordinary Share will be entitled to ten (10) votes per share, compared with one vote per share for Pubco Class A Ordinary Shares, with all Pubco Ordinary Shares voting together as a single class on most matters. Ms. Ma is expected to beneficially own 90,808,887.5 Pubco Class B Ordinary Shares, representing 93.15% of voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class, assuming no redemptions by Aimei Health’s Public Shareholders.

(3)	Prior to the Business Combination, Mr. Yao Li beneficially owns 15,000,000 ordinary shares of United Hydrogen held by Mxmulan Limited, a British Virgin Islands company solely owned by Mr. Yao Li. According to the Business Combination Agreement, each of the ordinary shares of United Hydrogen (except for the United Hydrogen Specially Designated Ordinary Shares held by Michael&Jason Limited and the United Hydrogen Dissenting Shares) will be cancelled and converted into the right to receive the number of Pubco Class A Ordinary Shares equal to the Exchange Ratio. Mr. Yao Li is expected to beneficially own 7,500,000 Pubco Class A Ordinary Shares, representing 0.77% of voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class, assuming no redemptions by Aimer Health’s Public Shareholders.

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(4)	Represents 34,714,286 ordinary shares of United Hydrogen (pre-Business Combination) and 17,357,143 shares of Pubco Class A Ordinary Shares (post-Business Combination), representing 1.78% of voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class, assuming no redemptions by Aimei Health’s Public Shareholders, held by Meijin (Beijing) Hydrogen Energy Technology Co., Ltd.

(5)	Represents 20,453,653 ordinary shares of United Hydrogen (pre-Business Combination) and 10,226,826.5 shares of Pubco Class A Ordinary Shares (post-Business Combination), representing 1.05% of voting power of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares voting as a single class, assuming no redemptions by Aimei Health’s Public Shareholders, held by Runqing Holding Limited.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Aimei Health or its securities, the Aimei Health Initial Shareholders, officers, and directors, as well as United Hydrogen and/or their affiliates, may enter into a written plan to purchase Aimei Health securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. The ownership percentages listed above do not include any such shares that may be purchased after the Record Date.

Entering into any such arrangements may have a depressive effect on the ordinary shares of Aimei Health. For example, as a result of these arrangements, an investor or holder may have Aimei Health, United Hydrogen, or their respective affiliates effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Aimei Health will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals included herein or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Comparison of Corporate Governance and Shareholder Rights

Pubco is a Cayman Islands exempted company. Cayman Islands law and Pubco’s Amended and Restated Memorandum and Articles of Association will govern the rights of its shareholders. The Amended and Restated Memorandum and Articles of Association will differ in certain material respects from the memorandum and articles of association of Aimei Health. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of Aimei Health.

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Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of Aimei Health and Pubco according to applicable law and/or the organizational documents of Aimei Health and Pubco. You also should review the Amended and Restated Memorandum and Articles of Association of Pubco (as it will be amended and restated immediately prior to the Business Combination).

Provision	Aimei Health	Pubco
Structure of the board	The directors are divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The Class I directors stand elected for a term expiring at the Aimei Health’s first annual general meeting following the consummation of the Aimei Health’s IPO, the Class II directors stand elected for a term expiring at the Aimei Health’s second annual general meeting and the Class III directors stand elected for a term expiring at the Aimei Health’s third annual general meeting. Commencing at the Aimei Health’s first annual general meeting, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.	Board of Directors of Pubco (the “Pubco Board”) consists of not less than one person and up to five (5) persons, with the exact number of directors being determined by the Pubco Board from time to time; provided, however, that the Pubco may by ordinary resolution of shareholders increase or reduce the limits in the number of directors. Any Pubco’s director whose term of office expires shall be eligible for re-election at a meeting of the Pubco shareholders or re-appointment by the Pubco Board.
Removal of directors	A director may be removed by ordinary resolution of shareholders, a resolution of directors passed at a meeting of directors or by all of the other directors (being not less than two in number) determine that the director should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with Aimei Health’s articles or by a resolution in writing signed by all of the other directors.	A director may be removed by ordinary resolution of shareholders or by the affirmative vote of a simple majority of the directors.
Vacancies on the board	Subject to certain exceptions, any vacancy on the board of Aimei Health, may be filled by ordinary resolution of shareholders or, acting on the recommendation of a majority of independent directors, by resolution passed by the directors. A remaining director may appoint a director even though there is not a quorum of directors.	Any vacancy on the board of Pubco may be filled by the affirmative vote of a simple majority of the Pubco’s directors present and voting at a board meeting. A remaining director may appoint a director even though there is not a quorum of directors. If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

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Provision	Aimei Health	Pubco
SPAC Provisions	Aimei Health’s memorandum and articles of association contain provisions relating to the operation of Aimei Health as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of Aimei Health and time limits within which it must consummate an initial business combination.
Supermajority voting provisions

A special resolution, requiring not less than a two-thirds majority of members, who (being entitled to do so) vote, may be passed to:

(a) subject to certain exceptions, vary the rights attaching to a class of shares (with such special resolution to be passed by the members holding the issued shares of that class);

(b) reduce Aimei Health’s share capital in any way;

(c) change Aimei Health’s registration to a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is incorporated, registered or existing for the time being;

(d) in a winding up, divide in specie among Aimei Health shareholders the whole or any part of the assets of Pubco and, for that purpose, to value any assets and to determine how the division shall be carried out as between Aimei Health shareholders or different classes of Aimei Health shareholders, and/or vest the whole or any part of the assets in trustees for the benefit of Aimei Health shareholders and those liable to contribute to the winding up;

(e) change Aimei Health’s name;

(f) amend the amended and restated memorandum and articles of association of Aimei Health;

(g) validate any prior or future act of directors which would otherwise be a breach of their duties; and

A special resolution, requiring not less than a two-thirds majority of members, who (being entitled to do so) vote, or in writing by all the members entitled to vote, is required to:

(a) subject to certain exceptions as set in the Amended and Restated Memorandum and Articles of Association, vary the rights attaching to a class of shares;

(b) reduce Pubco’s share capital in any way;

(c) change Pubco’s registration to a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is incorporated, registered or existing for the time being;

(d) in a winding up, divide in specie among the Pubco shareholders the whole or any part of the assets of Pubco and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Pubco shareholders or different classes of Pubco shareholders, and/or vest the whole or any part of the assets in trustees for the benefit of the Pubco shareholders and those liable to contribute to the winding up;

(e) change Pubco’s name;

(f) amend the Amended and Restated Memorandum and Articles of Association;

(g) validate any prior or future act of the Pubco’s directors which would otherwise be in breach of their duties;

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Provision	Aimei Health	Pubco
(h) release any existing or former director (including alternate director), secretary or other officer of Aimei Health from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

(h) release any existing or former Pubco’s director (including alternate director), Secretary or other officer from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office, except for liability arising out of or in connection with that person’s own actual fraud, willful default or willful neglect; and

(i) merge or consolidate with one or more constituent companies upon such terms as the Pubco’s directors may determine.

Additionally, Pubco will not, without the approval of the holders of a majority of the voting power of Pubco Class B Ordinary Shares voting exclusively and as a separate class:

(a) increase the number of authorized Pubco Class B Ordinary Shares;

(b) issue any Pubco Class B Ordinary Shares or securities convertible into or exchangeable for Pubco Class B Ordinary Shares, other than (i) to Key Executives or his or her Affiliates (each as defined in the Amended and Restated Memorandum and Articles of Association); or (ii) on a pro rata basis to all holders of Pubco Class B Ordinary Shares permitted to hold such shares under the Amended and Restated Memorandum and Articles of Association;

(c) create, authorize, issue, or reclassify into, any preference shares in the capital of Pubco or any shares in the capital of Pubco that carry more than one (1) vote per share;

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Provision	Aimei Health	Pubco

(d) reclassify any Pubco Class B Ordinary Shares into any other class of Pubco shares or consolidate or combine any Pubco Class B Ordinary Shares without proportionately increasing the number of votes per Pubco Class B Ordinary Shares; or

(e) amend, restate, waive, adopt any provision inconsistent with, or otherwise vary or alter any provision of the Amended and Restated Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Pubco Class B Ordinary Shares.

Action by written consent	An ordinary resolution and a special resolution of shareholders may be passed by a unanimous resolution in writing of shareholders entitled to vote.	An ordinary resolution and a special resolution of shareholders may be passed by a unanimous resolution in writing of all the shareholders entitled to vote.
Calling of shareholders’ meetings	A meeting of the shareholders may be called by the majority of Aimei Health’s directors, or upon the written request of the shareholders entitled to exercise ten per cent or more of the rights to vote at such general meeting.	A meeting of the shareholders may be called by the Pubco’s directors, or upon the written request of one or more shareholders entitled to exercise ten per cent or more of the rights to vote at such general meeting.
Nominations of person for election of directors	A director may be appointed by ordinary resolution of shareholders or, acting on the recommendation of a majority of independent directors, by resolution passed by the directors. Any appointment may be to fill a vacancy or as an additional director.	A director may be appointed by ordinary resolution of shareholders or by the directors. Any appointment may be to fill a vacancy or as an additional director.
Amendments to the organizational documents

Subject to the Cayman Companies Act and as provided in the Aimei Health articles of association, Aimei Health may, by special resolution of shareholders, amend its articles of association in whole or in part save that no amendment may be made to the memorandum or articles of association to amend:

a) the provisions of the articles governing the Business Combination unless the holders of Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set out in the Aimei Health articles of association; or

Pubco may at any time and from time to time by special resolution of shareholders alter or amend the Amended and Restated Memorandum and Articles of Association, in whole or in part; provided that Pubco shall not, without the approval of the holders of a majority of the voting power of Pubco Class B Ordinary Shares, voting exclusively and as a separate class, amend, restate, waive, adopt any provision inconsistent with, or otherwise vary or alter any provision of the Amended and Restated Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges, or restrictions of Pubco Class B Ordinary Shares.

b) the amendment provisions of the articles of association during the period from the date of the IPO up to and including the first to occur of (i) a business combination; or (ii) the termination of Aimei Health.
Issuance of preferred shares	Aimei Health is not authorized under its memorandum of association to issue preferred shares, and any amendment to Aimei Health’s memorandum of association to authorize an issuance of preferred shares would require a special resolution of shareholders.	Subject to the limitations set out in the Amended and Restated Memorandum and Articles of Association, Pubco’s directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Pubco shares with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise to such persons, at such times and on such terms and conditions as they may decide.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Aimei Health

References to “we,” “our,” or “us” or refer to Aimei Health Technology Co., Ltd.

Securities held by Sponsor

Prior to the IPO, we issued an aggregate of 50,000 ordinary shares of $1.00 par value each to Han Huang, who is the director of our Sponsor. On May 11, 2023, Han Huang transferred those ordinary shares to the Sponsor and on May 15, 2023 the Sponsor resolved to sub-divide the ordinary shares of $1.00 par value each into ordinary shares of $0.0001 par value each and as such the Sponsor held 500,000,000 ordinary shares of $0.0001 each. On May 15, 2023 our directors resolved to repurchase 498,562,500 ordinary shares from the Sponsor, the repurchase resulting in the Sponsor holding 1,437,500 ordinary shares. On May 25, 2023, 1,437,500 founder shares were issued to the Sponsor (up to 187,500 of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) pursuant to a securities subscription agreement and the 1,437,500 ordinary shares previously held by the Sponsor were repurchased by us, the shares have been retroactively adjusted.

As of May 8, 2023, $25,000 was included as a subscription receivable. On September 15, 2023, we received $25,000 from the Sponsor in cash. The Sponsor transferred 152,000 of those ordinary shares among our then-chief executive officer, chief financial officer and three independent director nominees at their original purchase price pursuant to executed securities assignment agreements, effective as of May 25, 2023.

On October 20, 2023, we capitalized an amount equal to $28.75 standing to the credit of the share premium account and appropriated such sum and applied it on behalf of the Sponsor towards paying up in full (as to the full par value of $0.0001 per founder share) 287,500 unissued ordinary shares of $0.0001 par value and allotted such shares credited as fully paid to the Sponsor, resulting in 1,725,000 ordinary shares (of which 152,000 Founder Shares were transferred to the then officers and directors of Aimei Health on May 25, 2023) being issued and outstanding. 225,000 of such ordinary shares are not subject to forfeiture as the underwriters’ over-allotment was exercised in full.

In addition, our Sponsor (and/or its designees) purchased an aggregate of 332,000 Private Placement Units (including 27,000 Units in connection with the full exercise of the over-allotment option by the underwriters) at a price of $10.00 per unit in a private placement that closed simultaneously with the closing of our IPO. Each Unit consists of one Private Share, one Private Right granting the holder thereof the right to receive one-fifth (1/5) of an ordinary share upon the consummation of an initial business combination. The Private Placement Units are identical to the Public Units sold in our IPO, except that the Private Placement Units (including the underlying securities) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until six months after the completion of our initial business combination. The private placement resulted in gross proceeds to us of $3,320,000. The purchase price of the Private Placement Units will be used to ensure that the amount in trust is equal to 101% of the offering proceeds, to pay offering expenses and to provide for operating expenses following completion of the offering.

Administrative services agreement

The Sponsor agreed, commencing from the date that the Aimei Health’s securities were first listed on Nasdaq, through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities, and administrative services, as Aimei Health may require from time to time. Aimei Health agreed to pay to the Sponsor, $10,000 per month, for up to 12 months, subject to extension to up to 24 months. As of June 30, 2025 and December 31, 2024, the unpaid balance was $180,000 and $120,000, respectively, which was included in amount due to related party balance.

Loans provided by Sponsor

On May 1, 2023, the Sponsor issued an unsecured promissory note to us, pursuant to which we may borrow up to an aggregate principal amount of $750,000, to be used for payment of costs related to the IPO. The note is non-interest bearing and payable on the earlier of (i) December 31, 2023, (ii) the consummation of the IPO, or (iii) the date on which the Company determines to not proceed with the IPO. As of December 6, 2023, we have borrowed $210,151 under the promissory note with our Sponsor. This promissory note was fully repaid on December 7, 2023. There was no balance due as of June 30, 2025 and December 31, 2024.

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In order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, provide us with Working Capital Loans. Such Working Capital Loans will be evidenced by promissory notes. If we complete an initial business combination, the notes will either be repaid without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into additional private units at a price of $10.00 per unit. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. As of June 30, 2025 and December 31, 2024, there were no amounts outstanding under any Working Capital Loan.

Registration rights agreement

We have entered into a registration rights agreement with respect to the Founder Shares, Private Placement Units, and units issued upon conversion of working capital loans (if any), and the securities underlying the Private Placement Units and the working capital loans (if any). At the Closing, we, Pubco, and certain of our shareholders, including the Sponsor, are expected to enter into a certain Founder Amended and Restated Registration Rights Agreement, to be effective as of the Closing, pursuant to which Pubco agrees to file a registration statement as soon as practicable upon receipt of a request from certain shareholders to register the resale of certain registrable securities under the Securities Act, subject to required notice provisions to other parties thereto. Pubco has also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities.

Others

No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, officers and directors, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us, subject to his or her fiduciary duties under Cayman Islands law. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

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United Hydrogen

References to “we,” “our,” “us,” or “United Hydrogen” refer to United Hydrogen Group Inc.

The table below sets forth major related parties of United Hydrogen and their relationships with United Hydrogen:

Name	Relationship with United Hydrogen
Ms. Xia Ma	Sole Director of United Hydrogen; Chairperson of the Board of Directors and Director of Yixun Chuangneng
Meijin (Beijing) Hydrogen Energy Techonology Co., Ltd. (“Beijing Meijin”)	11.57% shareholder of the Company
Foshan Feichi Auto Technology Co., Ltd. (“Foshan Feichi”)	Over which Beijing Meijin owns 42.6667% equity interest
Shanxi Meijin Huasheng Chemical New Material Co, Ltd. (“Shanxi Meijin Huasheng”)	Wholly owned by Beijing Meijin
Jiaocheng Wanghui Energy Co., Ltd. (“Wanghui Energy”)	Wholly owned by an entity over which Beijing Meijin owns 90% equity interest
Lvliang Huitong Energy Co., Ltd. (“Lvliang Huitong”)	Indirectly wholly owned by Beijing Meijin
Ejin Horo Banner Fengguang Hydrogen Development Co., Ltd. (“Ejin Horo Banner Hydrogen”)	Over which a Beijing Meijin’s wholly owned subsidiary owns 65% equity interest
Renqiu Meijin Hydrogen Technology Development Co., Ltd. (“Renqiu Meijin”)	Indirectly wholly owned by Beijing Meijin
Qingdao Meijin Hydrogen Technology Co., Ltd. (“Qingdao Meijin”)	Indirectly wholly owned by Beijing Meijin
Ningbo Yixun Chuangneng Enterprise Managemnet LLP (“Ningbo Yixun Chuangneng”)	55.8916% shareholder of Yixun Chuangneng
Zhejiang Hydrogen New Energy Technology Co., Ltd. (“Zhejiang Hydrogen”)	Over which a Beijng Meijin’s wholly owned subsidiary owns 40% equity interest
Guohong Hydrogen Technology (Jiaxing) Holding Co., Ltd. (“Guohong Hydrogen”)	Shareholder of the Company
Beijing Guohong Hydrogen Technology Co., Ltd. (“Beijing Guohong Hydrogen”)	Wholly owned subsidiary of Guohong Hydrogen
Ejin Banner Puxin Energy Co. Ltd. (“Ejin Banner Puxin”)	Indirectly wholly owned by Beijing Meijin
Liaocheng Meijin New Energy Co., Ltd. (“Liaocheng Meijin”)	Indirectly wholly owned by Beijing Meijin
Nanyang Meijin New Energy Co., Ltd. (“Nanyang Meijin”)	Indirectly wholly owned by Beijing Meijin
Hohhot Hangyu New Energy Co., Ltd. (“Hangyu New Energy”)	Indirectly wholly owned by Beijing Meijin
Luohe Meijin New Energy Co., Ltd. (“Luohe Meijin”)	Indirectly wholly owned by Beijing Meijin
Qingdao Meijin New Energy Auto Co., Ltd. (“Qingdao Meijin New Energy Auto”)	Over which Beijing Meijin owns 90% equity interest
Shanxi Meijin Luhe Gas Co., Ltd. (“Shanxi Meijin Luhe”)	Indirectly wholly owned by Beijing Meijin
Qingdao Meijin Investment Development Co., Ltd. (“Qingdao Meijin Investment”)	Wholly owned by Beijing Meijin
Meijin Guohong Hydrogen Technology Co.,Ltd. (“Meijin Guohong”)	Over which Guohong Hydrogen owns 61% equity interest
Jiaxing Eastern China United Hydrogen Technology Co., Ltd. (“Jiaxing Eastern China United Hydrogen”)*	Over which the Company owned 25% equity interest, but had neither control nor exercised significant influence.

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The following is a description of major related party transactions that we or our subsidiaries have entered into for the years ended December 31, 2024, 2023 and 2022, respectively, and for the period from January 1, 2025 to the date of this prospectus:

Transactions with related parties

	For the Year Ended December 31,			For the period from January 1, 2025 through the date of this prospectus
	2024	2023	2022
			(unaudited)	(unaudited)
Revenues(a)
Foshan Feichi	$7,452,336	$—	$—	$—
Shanxi Meijin Huasheng	5,812,221	—	1,881,666	208,042
Jiaxing Eastern China United Hydrogen	4,894,762	—	—	—
Wanghui Energy	2,849,867	1,518,179	—	—
Ejin Banner Puxin	1,198,710	—	—	4,925,606
Ejin Horo Banner Hydrogen	1,082,259	—	—	—
Liaocheng Meijin	611,308	—	—	4,129,620
Nanyang Meijin	527,701	—	—	2,557,809
Shanxi Meijin	483,736	466,306	682,555	—
Hangyu New Energy	404,824	—	—	2,646,733
Ningbo Yixun Chuangneng	199,280	—	—	—
Luohe Meijin	162,482	—	—	1,099,902
Qingdao Meijin New Energy Auto	146,597	—		—
Shanxi Meijin Luhe	—	2,499,804	—	—
Lvliang Huitong	—	1,310,001	—	—
Renqiu Meijin	—	293,727	—	—
Qingdao Meijin Investment	—	243,231	1,023,701	—
Meijin Guohong	—	208,640	380,337	—
Qingdao Meijin	—	203,576	142,148	—
Others	366,527	394,216	1,039,716	2,174,707
	$26,192,610	$7,137,680	$5,150,123	$17,742,419

Purchase(b)
Foshan Feichi	$7,563,514	$—	$—	$—
Beijing Guohong Hydrogen	166,028	149,988	—	—
Guohong Hydrogen	—	1,724,858	—	—
Others	—	—	—	3,690
	$7,729,542	$1,874,846	$—	$3,690

Borrowings(c)
Ms. Xia Ma	$—	$282,478	$698,469	$—
	$—	$282,478	$698,469	$—

Repayment of borrowings(c)
Ms. Xia Ma	$—	$282,478	$698,469	$—
	$—	$282,478	$698,469	$—

(a)	For the years ended December 31, 2024, 2023 and 2022, and for the period from January 1, 2025 through the date of this prospectus, the Company entered into sales agreements with the related parties listed above, pursuant to which the Company agrees to provide hydrogen energy solutions or hydrogen commercial applications to these related parties. The Company has generated revenues of approximately $26.2 million, $7.1 million, $5.1 million and $17.7 million for the years ended December 31, 2024, 2023 and 2022, and for the period from January 1, 2025 through the date of this prospectus.

(b)	For the years ended December 31, 2024, 2023 and 2022, and for the period from January 1, 2025 through the date of this prospectus, the Company entered into purchase agreements with the related parties listed above, pursuant to which the Company agrees to purchase equipment for hydrogen energy solutions from these related parties. The Company has incurred purchase cost of approximately $7.7 million, $1.9 million, $nil and $3,690 for the years ended December 31, 2024, 2023 and 2022, and for the period from January 1, 2025 through the date of this prospectus.

(c)	For the year ended December 31, 2023, the Company borrowed $282,478 from Ms. Xia Ma for working capital purpose. The borrowing was interest-free and payable on demand. In the same year, the Company repaid the borrowings. For the year ended December 31, 2023, the highest unpaid amount was $282,478.

For the year ended December 31, 2022, the Company borrowed $698,469 from Ms. Xia Ma for working capital purpose. In the same year, the Company repaid the borrowings. The borrowing was interest-free and payable on demand. In the same year, the Company repaid the borrowings. For the year ended December 31, 2022, the highest unpaid amount was $698,469.

For the year ended December 31, 2024 and for the period commencing on January 1, 2025 to the date of this prospectus, the Company did not borrow loans from Ms. Xia Ma.

The Reorganization

To facilitate the Business Combination, United Hydrogen underwent a series of transactions involving Zhejiang Qingyuan, Yixun Chuangneng, and other relevant parties that resulted in Zhejiang Qingyuan and Yixun Chuangneng becoming the indirect wholly owned subsidiaries of United Hydrogen and the operations of Zhejiang Qingyuan, Yixun Chuangneng, and their respective subsidiaries being reorganized under United Hydrogen. As a result of these transactions, the former shareholders of Zhejiang Qingyuan and Yixun Chuangneng became the shareholders of United Hydrogen. The Reorganization was completed on July 18, 2024. For more information regarding the Reorganization, see “Business of United Hydrogen — Corporate History and Structure.”

Agreements Related to the Business Combination

See “Summary of the Material Terms of the Business Combination Agreement — Related Agreements and Documents — Seller Lock-Up Agreement,” “Summary of the Material Terms of the Business Combination Agreement — Related Agreements and Documents — Seller Shareholder Support Agreement,” and “Summary of the Material Terms of the Business Combination Agreement — Related Agreements and Documents — Seller Registration Rights Agreement.”

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DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the share capital of Pubco following the transactions includes a summary of specified provisions of the Amended and Restated Memorandum and Articles of Association of Pubco (the “Pubco M&A”) that will be in effect upon completion of the transactions. This description is qualified by reference to the Pubco M&A as will be in effect upon consummation of the Business Combination, copies of which are attached to this proxy statement/prospectus as Annex B and are incorporated in this proxy statement/prospectus by reference. References in this section to “we,” “our,” or “us” refer to Pubco following the completion of the Business Combination, and all capitalized terms used in this section are as defined in the Pubco M&A, unless elsewhere defined herein.

The rights of shareholders described in this section are available only to Pubco’s shareholders. For the purposes of this proxy statement/prospectus, a “shareholder” means a person who holds shares of Pubco.

General

The Pubco M&A authorize the issuance of up to 409,000,000 class A ordinary shares of $0.0001 par value each (the “Pubco Class A Ordinary Shares”) and 91,000,000 Pubco Class B Ordinary Shares of $0.0001 par value per each (the “Pubco Class B Ordinary Shares”).

In the Second Merger, Pubco will issue Pubco Class A Ordinary Shares in exchange for the outstanding securities of Aimei Health as follows:

●	each ordinary share of Aimei Health will be exchanged for one Pubco Class A Ordinary Share, except for Public Shares that have been redeemed into a pro rata portion of Aimei Health’s Trust Account in connection with the Redemption; and

●	each of Aimei Health right will be automatically converted into the number of Pubco Class A Ordinary Shares as if such right has been converted into its underlying ordinary shares of Aimei Health immediately prior to the Closing.

This proxy statement/prospectus covers an aggregate of 66,759,245.50 Pubco Class A Ordinary Shares and 90,808,887.50 Pubco Class B Ordinary Shares.

Ordinary Shares

Holders of Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares will rank pari passu with one another and generally have the same rights, preferences, privileges and restrictions, including with respect to dividends rights and liquidation rights upon liquidation of the Company, except for voting and conversion rights as set out under the Pubco M&A. The holders of Class A Ordinary Shares will be entitled to one (1) vote for each Class A Ordinary Share held of record on all matters to be voted on by shareholders, whereas the holders of Class B Ordinary Shares will be entitled to ten (10) votes for each Class B Ordinary Share held of record on all matters to be voted on by shareholders.

There are no limitations on the right of nonresident or foreign owners to hold or vote Ordinary Shares imposed by Cayman Islands law or by the Pubco M&A.

Immediately following the consummation of the Business Combination, Ms. Xia Ma will control the voting power of all of the outstanding Pubco Class B Ordinary Shares. The dual-class structure of Pubco Ordinary Shares has the effect of concentrating voting control in Ms. Xia Ma, given that upon the consummation of the Business Combination, Ms. Xia Ma will beneficially own 93.15% of the aggregate voting power of Pubco (assuming no redemptions) or 93.53% of the aggregate voting power of Pubco (assuming maximum contractual redemptions). As a result of the disparate voting power of the Pubco Class B Ordinary Shares beneficially owned by Ms. Ma, she will possess the ability to control Pubco’s business, including decisions regarding mergers, consolidations, and the sale of all or substantially all of its assets, the election of directors, and other significant corporate actions. See “Risk Factors — Risks Relating to Aimei Health and the Business Combination — Because of the dual-class voting structure of Pubco and the disparate voting power of the Class A Ordinary Shares and Class B Ordinary Shares, the beneficial owner of the Class B Ordinary Shares, Ms. Xia Ma, Pubco’s Chairperson of the Board of Directors, will own 93.15% of the aggregate voting power of Pubco Ordinary Shares (assuming no redemptions) and her interests may not align with the interests of the other Pubco shareholders.” As further described below, upon any transfer of Pubco Class B Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee (as defined below) of such holder, those shares will automatically and immediately convert into Pubco Class A Ordinary Shares. In addition, all Pubco Class B Ordinary Shares will automatically convert to Pubco Class A Ordinary Shares in other events described below. See “Description of Pubco Securities — Optional and Mandatory Conversion.”

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Voting Rights

Holders of Pubco Ordinary Shares have the right to receive notice of, attend at and vote at general meetings of the Pubco. In respect of all matters upon which holders of Pubco Ordinary Shares are entitled to vote, each Pubco Class B Ordinary Share will be entitled to ten (10) votes and each Pubco Class A Ordinary Share will be entitled to one (1) vote. At any general meeting of the Pubco, a resolution put to the vote of the meeting shall be decided on a poll.

Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares will vote together on all matters, except that Pubco will not, without the approval by vote or written consent of holders of a majority of the voting power of the Pubco Class B Ordinary Shares, voting exclusively and as a separate class:

●	increase the number of authorized Pubco Class B Ordinary Shares;

●	issue any Pubco Class B Ordinary Shares or securities convertible into or exchangeable for Pubco Class B Ordinary Shares, other than (i) to any Key Executive or his or her Affiliates, or (ii) on a pro rata basis to all holders of Pubco Class B Ordinary Shares permitted to hold such shares under the Pubco M&A;

●	create, authorize, issue, or reclassify into, any preference shares in the capital of Pubco or any shares in the capital of Pubco that carry more than one (1) vote per share;

●	reclassify any Pubco Class B Ordinary Shares into any other class of Pubco shares or consolidate or combine any Pubco Class B Ordinary Shares without proportionately increasing the number of votes per Pubco Class B Ordinary Share; or

●	amend, restate, waive, or adopt any provision inconsistent with or otherwise vary or alter any provision of the Pubco M&A relating to the voting, conversion, or other rights, powers, preferences, privileges, or restrictions of Pubco Class B Ordinary Shares.

An ordinary resolution to be passed by the shareholders will require a simple majority of votes cast by, or on behalf of, the shareholders entitled to vote at a meeting of shareholders, while a special resolution will require not less than two-thirds of votes cast by, or on behalf of, the shareholders entitled to vote at a meeting of shareholders. An ordinary resolution may be passed by way of a resolution in writing by all of the shareholders entitled to vote at a general meeting of the Pubco in one or more instruments each signed by one or more of the shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed, and a special resolution may also be passed by way in writing by all of the shareholders entitled to vote at a general meeting of the Pubco in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

Optional and Mandatory Conversion

Each Pubco Class B Ordinary Share will be convertible into one Pubco Class A Ordinary Share at the option of the holder thereof. The Pubco M&A do not provide for the conversion of Pubco Class A Ordinary Shares into Pubco Class B Ordinary Shares.

Any number of Pubco Class B Ordinary Shares held by a holder thereof will automatically and immediately be converted into an equal number of Pubco Class A Ordinary Shares upon the occurrence of any of the following:

●	Any direct or indirect sale, transfer, assignment, or disposition of such number of Pubco Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Pubco Class B Ordinary Shares through voting proxy or otherwise to any person that is not a Permitted Transferee of such holder; or

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●	The direct or indirect sale, transfer, assignment, or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of Pubco Class B Ordinary Shares that is an entity to any person that is not a Permitted Transferee of the such holder.

Transfer of Ordinary Shares

Pubco Class B Ordinary Shares may be transferred only to a Permitted Transferee of the holder and any Pubco Class B Ordinary Shares transferred otherwise will be converted into Pubco Class A Ordinary Shares as described above. See “Description of Pubco Securities — Optional and Mandatory Conversion.”

“Affiliate” means, with respect to a person, (i) any other person which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person, including trusts, funds, and accounts promoted, sponsored, managed, advised, or serviced by such person (ii) if such person is an individual, his/her Family Member (as defined below) and Affiliates of such person and/or his/her Family Members; provided, that in the case of a Key Executive, the term Affiliate shall include such Key Executive’s Permitted Transferees (as defined below), notwithstanding anything to the contrary contained in the Amended and Restated Memorandum and Articles of Association.

A “Permitted Transferee” with respect to each holder of Pubco Class B Ordinary Shares, any or all of the following:

(a)	any Key Executive;

(b)	any Key Executive’s Affiliate;

(c)	Pubco or any of its subsidiaries;

(d)	in connection with a transfer as a result of, or in connection with, the death or incapacity of a Key Executive, any Key Executive’s Family Members, another holder of Pubco Class B Ordinary Shares, or a designee approved by majority of all directors, provided that in case of any transfer of Pubco Class B Ordinary Shares pursuant to clauses (b) through (c) above to a person who at any later time ceases to be a Permitted Transferee under the relevant clause, Pubco shall be entitled to refuse registration of any subsequent transfer of such Pubco Class B Ordinary Shares except back to the transferor of such Pubco Class B Ordinary Shares pursuant to clauses (b) through (c) (or to a Key Executive or his or her Permitted Transferees) and in the absence of such transfer back to the transferor (or to a Key Executive or his or her Permitted Transferees), the applicable Pubco Class B Ordinary Shares be subject to mandatory conversion as set out above.

“Key Executives” means Xia Ma and/or any other person as designated by Xia Ma in writing.

“Family Member” means, with respect to an individual, any of such individual’s former, current or future spouse, parent, step-parent, grandparent, step-grandparent, child, step-child, grandchild, step-grandchild, sibling, step-sibling, niece, nephew, and in-laws, including adoptive relationships.

Tax Treaty

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by Pubco. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of Pubco Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of Pubco Ordinary Shares, nor will gains derived from the disposal of Pubco Ordinary Shares be subject to Cayman Islands income, withholding or corporation tax.

No Cayman Islands stamp duty is payable in respect of the issue of Pubco Ordinary Shares or on an instrument of transfer in respect of Pubco Ordinary Shares. However, as above, Cayman Islands stamp duty will be payable if an instrument of transfer is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

Anti-Takeover Provisions

Some provisions of the Cayman Islands law and Pubco M&A may have the effect of delaying, deterring, or discouraging another party from acquiring control of Pubco. Pubco M&A provide restrictions requiring the holders of shares together carrying at least 10% of the rights to vote at a general meeting to be able to requisition a general meeting of shareholders.

The Pubco M&A require an ordinary resolution to remove any director. The Pubco M&A and Cayman Islands law also require a special resolution to amend the Pubco M&A. Such requirements may prevent the existing shareholders of Pubco from effecting a change of management of Pubco and removing the provisions in Pubco’s constitutional documents that may have an anti-takeover effect. See the section entitled “Beneficial Ownership of Securities — Comparison of Corporate Governance and Shareholder Rights.”

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SHARE ELIGIBLE FOR FUTURE SALE

Upon the consummation of the Business Combination, Pubco will have, based on the assumption of no redemptions by Aimei Health Public Shareholders as set forth elsewhere in this proxy statement/prospectus, up to 157,568,133 Ordinary Shares issued and outstanding, consisting of 66,759,245.50 Class A Ordinary Shares and 90,808,887.50 Class B Ordinary Shares. All of the Pubco Class A Ordinary Shares issued to the Aimei Health Shareholders in connection with the Business Combination will be freely transferable by persons other than by Sponsor or affiliates of Aimei Health, Pubco or United Hydrogen without restriction or further registration under the Securities Act. Additionally, the United Hydrogen shareholders will receive 59,191,112.50 Pubco Class A Ordinary Shares, approximately 55.29% of which will be freely transferable immediately after the consummation of the Business Combination. Sales of substantial amounts of the Pubco Class A Ordinary Shares in the public market could adversely affect prevailing market prices of the Pubco Class A Ordinary Shares. Prior to the Business Combination, there has been no public market for Pubco Class A Ordinary Shares. Pubco has applied for listing of the Pubco Class A Ordinary Shares on Nasdaq, but there can be no assurance that a regular trading market will develop in the Pubco Class A Ordinary Shares.

Lock-up Agreement

Simultaneously with the execution of the Business Combination Agreement, United Hydrogen, Aimei Health and Pubco have entered into a lock-up agreement (the “Seller Lock-Up Agreement”) with certain United Hydrogen shareholders (each, a “Seller Lock-Up Party”). The lock-up agreement provides for a lock-up period commencing from the Closing and ending on the earlier of: (a) six (6) months from and after the Closing; (b) the date following the Closing on which Pubco completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Pubco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property; or (c) the date on which the closing sale price of the Pubco Ordinary Shares has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing at least 150 days after the Closing. Notwithstanding the above, the transfer of Pubco Ordinary Shares held by a Seller Lock-Up Party after the Closing during the applicable lock-up period is permitted if (a) to Pubco’s officers or directors, or any affiliates or family members of any of Pubco’s officers or directors, any members of the Sponsor or any affiliates of the Sponsor; (b) to any affiliate (as defined in Rule 405 of under the under the Securities Act) of such Seller Lock-Up Party; (c) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in the case of an entity, by distribution to limited partners, shareholders, members of, or owners of similar equity interests in such Seller Lock-Up Party by virtue of the laws of the jurisdiction of such Seller Lock-Up Party’s organization and such Seller Lock-Up Party’s organizational documents upon the liquidation and dissolution of such Seller Lock-Up Party; (g) by private sales made in connection with the consummation of a change of control at prices no greater than the price at which the securities were originally purchased; (h) by virtue of the laws of the Cayman Islands or the Company’s limited liability company agreement upon dissolution of the Company; (i) in the event of Pubco’s liquidation, merger, share exchange, reorganization, or other similar transaction which results in all of Pubco’s shareholders having the right to exchange their ordinary shares for cash, securities, or other property subsequent to the Closing; and (j) which were acquired in the PIPE Investment or in open market transactions after the Closing.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Pubco Ordinary Shares for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of Pubco’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

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Persons who have beneficially owned restricted Pubco Ordinary Shares for at least six months but who are Pubco’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of Pubco Ordinary Shares then issued and outstanding; or

●	the average weekly reported trading volume of the Pubco Class A Ordinary Shares the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Pubco’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

●	at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which is expected to be filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

Registration Rights Agreements

At the Closing, Pubco and certain shareholders of United Hydrogen (the “United Hydrogen Registration Rightholders”) shall enter into the Seller Registration Rights Agreement, in the form mutually agreed between Aimei Health and United Hydrogen. Under the Seller Registration Rights Agreement, the United Hydrogen Registration Rightholders shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of their Pubco Ordinary Shares received as company merger consideration (together with any capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Seller Registrable Securities”). The United Hydrogen Registration Rightholders holding a majority-in-interest of the Seller Registrable Securities (based on the number of shares and not voting rights) will be entitled under the Seller Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Seller Registrable Securities, and other United Hydrogen Registration Rightholders holding Seller Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the Seller Registration Rights Agreement, Pubco shall give notice to the United Hydrogen Registration Rightholders holding Seller Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Seller Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, the United Hydrogen Registration Rightholders holding Seller Registrable Securities will be entitled under the Seller Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Seller Registrable Securities on Form F-3 and any similar short-form registration that may be available at such time. Further, the United Hydrogen Registration Rightholders acknowledge that Aimei Health and/or Pubco may, prior to the Closing, grant registration rights to PIPE Investors with respect to the PIPE securities issuable pursuant to the PIPE Subscription Agreements entered into for the PIPE Investment or a registration rights agreement to be entered into between Aimei Health and/or Pubco, as the case may be, and PIPE Investors in connection therewith. If either Aimei Health or United Hydrogen elects to seek a PIPE Investment, the other party shall use commercially reasonable efforts to cooperate with the other in connection with such PIPE Investment and cause such PIPE Investment to occur. Under the Seller Registration Rights Agreement, Pubco will

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indemnify the holders of Seller Registrable Securities and certain persons or entities related to them, such as their officers, employees, affiliates, directors, partners, members, attorneys, and agents, and each person, if any, who controls an such holders, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Seller Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Seller Registrable Securities, including Seller Registrable Securities in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

At the Closing, Aimei Health, Pubco, the Initial Shareholders and the other parties thereto (together with the Initial Shareholders, the “Founder Registration Rightholders”) shall enter into the Founder Amended and Restated Registration Rights Agreement, in the form mutually agreed between Aimei Health and United Hydrogen. Under the Founder Amended and Restated Registration Rights Agreement, the Founder Registration Rights Agreement will be amended to, among other things, add Pubco as a party and to reflect the issuance of Pubco Ordinary Shares pursuant to the Business Combination Agreement, and to reconcile with the provisions of the Sellers Registration Rights Agreement.

Under the Founder Amended and Restated Registration Rights Agreement, the Founder Registration Rightholders shall have registration rights that will obligate Pubco to register for resale under the Securities Act all or any portion of their Pubco Ordinary Shares received as company merger consideration (together with any capital shares or other securities issued as a dividend or distribution with respect thereto or in exchange therefor, the “Founder Registrable Securities”). The Founder Registration Rightholders holding a majority-in-interest of the Founder Registrable will be entitled under the Founder Amended and Restated Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Founder Registrable Securities, and other Founder Registration Rightholders holding Founder Registrable Securities will be entitled to join in such demand registration. Subject to certain exceptions, if any time after the Closing, Pubco proposes to file a registration statement under the Securities Act with respect to its securities, under the Founder Amended and Restated Registration Rights Agreement, Pubco shall give notice to the Founder Registration Rightholders holding Founder Registrable Securities as to the proposed filing and offer them an opportunity to register the sale of such number of Founder Registrable Securities as requested by them in writing, subject to customary cut-backs. In addition, subject to certain exceptions, Founder Registration Rightholders holding Founder Registrable Securities will be entitled under the Founder Amended and Restated Registration Rights Agreement to request in writing that Pubco register the resale of any or all of such Founder Registrable Securities on Form F-3 and any similar short-form registration that may be available at such time. Further, the Founder Registration Rightholders acknowledge that Aimei Health and/or Pubco may, prior to the Closing, grant registration rights to PIPE Investors with respect to the PIPE securities issuable pursuant to the PIPE Subscription Agreements entered into for the PIPE Investment or a registration rights agreement to be entered into between Aimei Health and/or Pubco, as the case may be, and PIPE Investors in connection therewith. If either Aimei Health or United Hydrogen elects to seek a PIPE Investment, the other party shall use commercially reasonable efforts to cooperate with the other in connection with such PIPE Investment and cause such PIPE Investment to occur. Under the Founder Amended and Restated Registration Rights Agreement, Pubco will indemnify the holders of Founder Registrable Securities and certain persons or entities related to them, such as their officers, employees, affiliates, directors, partners, members, attorneys, and agents, and each person, if any, who controls an such holders, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Founder Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Founder Registrable Securities, including Founder Registrable Securities in any registration statement or prospectus, will agree to indemnify Pubco and certain persons or entities related to Pubco, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

The rights granted under the Founder Amended and Restated Registration Rights Agreement supersede any prior registration, qualification, or similar rights of the parties with respect to their Pubco securities or Aimei Health securities.

APPRAISAL RIGHTS

The Aimei Health board of directors considers that Aimei Health shareholders (including the Initial Shareholders) and holders of other Aimei Health securities may have appraisal rights under the Cayman Companies Act in connection with the Business Combination. For additional information, see the question “Do I have appraisal rights if I object to the proposed Business Combination?” under the section of this proxy statement/prospectus entitled “Questions and Answers about the Proposals.”

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TICKER SYMBOLS AND DIVIDENDS

Ticker Symbol and Market Price

Aimei Health’s Public Units, Public Shares, and Public Rights are currently listed on Nasdaq under the symbols “AFJKU,” “AFJK,” and “AFJKR,” respectively. The closing price of the Public Units, Public Shares, and Public Rights on June 18, 2024, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.48, $10.47, and $0.22, respectively. As of September 26, 2025, the record date for the Meeting, the closing price for the Public Units, Public Shares, and Public Rights was $11.25, $11.32, and $0.38, respectively.

There is currently no public market for the equity securities of United Hydrogen or Pubco. Pubco is applying to list Pubco Class A Ordinary Shares on Nasdaq upon the Closing under the ticker symbols “UHL.”

Holders of the Aimei Health Units, Aimei Health ordinary shares, and Aimei Health Rights should obtain current market quotations for their securities. The market price of Aimei Health’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus, there was two holder of record of Aimei Health Units, eight holders of record of Aimei Health ordinary shares, and one holders of record of Aimei Health Rights.

As of the date of this proxy statement/prospectus, there were eight holders of record of United Hydrogen Ordinary Shares and no holders of record of United Hydrogen Preference Shares. As of the date of this proxy statement/prospectus, Pubco had one holder of record.

Dividends

In connection with the Reorganization, the United Hydrogen WFOE paid RMB703,761 (equivalent to $98,867.83 calculated based on the BOC Exchange Rate as of September 11, 2024, the date of payment of such amount) to Chuanyan Holdings Limited as consideration for the acquisition of ownership interest of Yixun Chuangneng held by Chuanyan Holdings Limited, and RMB310,815 (equivalent to $43,664.83 calculated based on the BOC Exchange Rate as of September 11, 2024, the date of payment of such amount) to Chuanyan Holdings Limited as consideration for the acquisition of ownership interest of Zhejiang Qingyuan held by Chuanyan Holdings Limited. On December 31, 2021, Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. paid dividends in the amount of RMB830,000 (equivalent to $130,181.78, calculated based on the BOC Exchange rate as of December 31, 2021, the date of payment of such amount) to Zhejiang Qingyuan, its shareholder. On December 31, 2021, Zhejiang Qingyuan paid dividends in the aggregate amount of RMB3,000,000 (equivalent to $470,536.57, calculated based on the BOC Exchange rate as of December 31, 2021, the date of payment of such amount) to Shanghai RunQing Management Consulting Partnership Enterprise (Limited Partnership) and Shanghai Qicai Technology Partnership Enterprise (Limited Partnership), its then shareholders. On February 29, 2024, Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. declared to pay dividends in the amount of RMB1,300,000 (equivalent to $183,005.80, calculated based on the BOC Exchange Rate as of February 29, 2024, the date when the dividends were declared) to Zhejiang Qingyuan, its shareholder, which dividends are expected to be paid within the following one-year period. On February 29, 2024, Zhejiang Qingyuan declared to pay dividends in the aggregate amount of RMB7,000,000 (equivalent to $985,415.85 calculated based on the BOC Exchange Rate as of February 29, 2024, the date when the dividends were declared) to Shanghai RunQing Management Consulting Partnership Enterprise (Limited Partnership) and Shanghai Qicai Technology Partnership Enterprise (Limited Partnership), its then shareholders, which dividends are expected to be paid within the following one-year period. Other than the foregoing, Aimei Health, Pubco, and United Hydrogen have not paid or declared to pay any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Pubco in the future will be dependent upon the revenue and earnings, if any, capital requirements, and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Pubco Board will declare dividends in the foreseeable future.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Aimei Health’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Aimei Health Technology Co., Ltd, 10 East 53rd Street, Suite 3001, New York, NY 10022. Following the Business Combination, such communications should be sent in care of Pubco at Room 211 Kechuang Center, No.719 Washan Road, Pinghu City, Jiaxing, Zhejiang Province, China, the PRC, and its telephone number is +86 18294434089. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

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ENFORCEABILITY OF CIVIL LIABILITIES

Pubco is incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Pubco is incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, tax neutrality, the absence of exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less comprehensive body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Substantially all of Pubco’s operations are conducted outside the United States, and substantially all of Pubco’s assets are outside the United States. In addition, all of Pubco’ five directors and executive officers will be residents of the PRC. All or a substantial portion of the assets of these directors and officers are located outside the United States. As a result, it may be difficult for shareholders to effect service of process within the United States upon these four directors and officers, or to enforce against them or Pubco judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. See “Risk Factors — Risks Relating to Doing Business in the PRC — You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against Pubco or its management that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.”

Pubco has appointed Cogency Global Inc. as its agent to receive service of process with respect to any action brought against Pubco in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against Pubco in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Harney Westwood & Riegels, Pubco’s counsel with respect to the laws of the Cayman Islands, and Yongxing Law Firm, Pubco’s counsel with respect to PRC law, have advised that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of courts of the United States against us based on certain civil liability provisions of U.S. securities laws or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The Cayman Islands Grand Court will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against Pubco (other than a sum of money payable in respect of taxes or other charges of a like nature, or in respect of a fine or other penalty (which may include a multiple damages judgment in an anti-trust action)). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against Pubco, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court will exercise its discretion in the enforcement of non-money judgments by applying the law of equity and determining whether the principle of comity requires recognition. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within 12 years of the judgment becoming enforceable, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The Cayman Islands courts are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature, or if such judgment was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Such a determination has not yet been made by the Grand Court of the Cayman Islands, and it is therefore uncertain whether such civil liability judgments from the Foreign Court would be enforceable in the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

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Beijing Yongxing Law Firm, our counsel with respect to PRC law, has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Beijing Yongxing Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions. There exists no treaty or reciprocity between the PRC and the United States or the Cayman Islands governing the recognition and enforcement of foreign judgments as of the date of this proxy statement/prospectus. In addition, according to the PRC Civil Procedures Law, PRC courts will not recognize or enforce these foreign judgments against us or our directors and officers if they decide that the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest. Thus, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

In addition, under the PRC Civil Procedures Law, foreign shareholders may bring actions against a PRC company based on the PRC law if they can establish a sufficient nexus to the PRC to confer jurisdiction upon a PRC court. They must also meet other procedural requirements, including having a direct interest in the case, a concrete claim, a factual basis, and a cause for the suit. However, it will be difficult for the United States shareholders to bring actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for the United States shareholders, by virtue only of holding our Shares, to establish a sufficient nexus to the PRC for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law. This limits investors’ ability to take actions against us not only regarding the ability to initiate proceedings and enforce civil liability in the PRC, but also in terms of cost and time.

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LEGAL MATTERS

The validity of the Pubco Class A Ordinary Shares and Pubco Class B Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Harney Westwood & Riegels, Cayman Islands counsel to Pubco.

EXPERTS

The consolidated financial statements of United Hydrogen Group Inc. as of and for the years ended December 31, 2024 and 2023 included in this registration statement have been audited by Enrome LLP, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.” The office of Enrome LLP is located at 143 Cecil Street, #19-03/04 GB Building Singapore 069542.

The financial statements of Aimei Health Technology Co., Ltd as of December 31, 2024 and 2023 and for the year ended December 31, 2024 and for the period from April 27, 2023 (inception) through December 31, 2023 appearing in this proxy statement/prospectus and registration statement have been so included in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of United Hydrogen Global Inc. as of December 31, 2024 and for the period from May 23, 2024 (inception) through December 31, 2024 included in this registration statement have been audited by Enrome LLP, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.” The office of Enrome LLP is located at 143 Cecil Street, #19-03/04 GB Building Singapore 069542.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Aimei Health and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Aimei Health’s annual report to shareholders and Aimei Health’s proxy statement. Upon written or oral request, Aimei Health will deliver a separate copy of the annual report to any shareholder and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that Aimei Health deliver single copies of such documents in the future. Shareholders may notify Aimei Health of their requests by calling or writing Aimei Health at its principal executive offices at Aimei Health Technology Co., Ltd, 10 East 53rd Street, Suite 3001, New York, NY 10022. Following the Business Combination, such requests should be made by calling or writing to Pubco at Room 211 Kechuang Center, No.719 Washan Road, Pinghu City, Jiaxing, Zhejiang Province, China, the PRC, and its telephone number is +86 18294434089.

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SOLICITATION OF PROXIES

Aimei Health will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, Aimei Health has retained Advantage Proxy, for a fee of $12,000 plus reimbursement of out-of-pocket expenses for their services. Aimei Health and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding ordinary shares of Aimei Health beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers, or employees of Aimei Health. No additional compensation will be paid to Aimei Health’s directors, officers, or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2023 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held. Following completion of the Business Combination, Pubco is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Pubco will be exempt from certain rules under the Exchange Act that would otherwise apply if Pubco were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or special meetings of its security holders. For more information, see “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

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WHERE YOU CAN FIND MORE INFORMATION

Aimei Health files, and Pubco will file upon the effectiveness of this proxy statement/prospectus, reports, proxy statements/prospectuses, and other information with the SEC as required by the Exchange Act, in the case of Pubco as applicable to foreign private issuers. You can read Aimei Health’s and Pubco’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

As a foreign private issuer, Pubco is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Pubco will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Aimei Health files reports, proxy statements, and other information with the SEC as required by the Exchange Act. You may access information about Aimei Health at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. Aimei Health currently does not have a website, but will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Aimei Health Technology Co., Ltd
10 East 53rd Street, Suite 3001
New York, NY 10022
Attn: Junheng Xie
+34 678 035200

You may also obtain these documents by requesting them in writing or by telephone from Aimei Health’s proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

Email: ksmith@advantageproxy.com

If you are a shareholder of Aimei Health and would like to request documents, please do so by November 4, 2025 to receive them before the Aimei Health extraordinary general meeting. If you request any documents from Aimei Health, Aimei Health will mail them to you by first class mail, or another equally prompt means.

None of Aimei Health, United Hydrogen, or Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

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UNITED HYDROGEN GROUP INC.

AIMEI HEALTH TECHNOLOGY CO., LTD

AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm (Firm ID: 206)	F-32
Balance Sheets as of December 31, 2024 and 2023	F-33
Statements of Operations for the year ended December 31, 2024 and for the Period from April 27, 2023 (Inception) Through December 31, 2023	F-34
Statements of Changes in Shareholders’ Deficit for year ended December 31, 2024 and for the Period from April 27, 2023 (Inception) Through December 31, 2023	F-35
Statements of Cash Flows for the year ended December 31, 2024 and for the Period from April 27, 2023 (Inception) Through December 31, 2023	F-36
Notes to Financial Statements	F-37

UNITED HYDROGEN GLOBAL INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

United Hydrogen Group Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of United Hydrogen Group Inc. and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years ended December 31, 2024, and 2023 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years ended December 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Enrome LLP

We have served as the Company’s auditor since 2024.

Singapore

July 1, 2025

F-2

United Hydrogen Group Inc.

Combined and Consolidated Balance Sheets

As of December 31, 2024 and 2023

(Expressed in U.S. dollar)

	December 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$1,438,884	$2,771,943
Restricted cash	278,958	—
Notes receivable	50,334	360,392
Accounts receivable	17,811,875	3,454,025
Accounts receivable – related parties	23,195,274	4,166,301
Prepayments	357,980	754,903
Inventories	587,369	7,312,125
Contract costs	23,882	314,399
Due from related parties	222,377	284,539
Other current assets	897,262	1,203,320
Total current assets	44,864,195	20,621,947
Non-current assets
Deferred offering costs	897,791	—
Property and equipment, net	1,574,623	1,001,535
Right-of-use assets	227,460	100,521
Deferred tax assets	479,152	237,115
Total non-current assets	3,179,026	1,339,171
TOTAL ASSETS	$48,043,221	$21,961,118

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current liabilities
Accounts payable	$25,010,168	$13,662,549
Accounts payable – related parties	9,566,663	2,105,913
Contract liabilities	228,842	46,480
Contract liabilities – related parties	—	25,183
Income taxes payable	712,222	180,213
Lease liabilities	163,466	88,368
Other current liabilities	3,714,260	985,385
Due to related parties	8,014	8,240
Dividends payable	958,996	—
Loans payable	201,081	492,965
Total current liability	40,563,712	17,595,296
Lease liabilities, non-current	87,974	—
Total non-current liability	87,974	—
TOTAL LIABILITIES	40,651,686	17,595,296

SHAREHOLDERS’ EQUITY:
Ordinary shares (par value $0.0001 per share, 500,000,000 shares authorized, 300,000,000 and 300,000,000 shares issued and outstanding as of December 31, 2024 and 2023, respectively)*	30,000	30,000
Additional paid-in capital	8,822,070	5,237,246
Statutory reserve	152,024	132,855
Accumulated deficits	(1,290,527)	(878,072)
Accumulated other comprehensive loss	(322,032)	(156,207)
TOTAL SHAREHOLDERS’ EQUITY	7,391,535	4,365,822
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$48,043,221	$21,961,118

*	The share information is presented on a retroactive basis to reflect the reorganization effected on June 7, 2024 (Note 1).

The accompanying notes are an integral part of these combined and consolidated financial statements.

F-3

United Hydrogen Group Inc.

Combined and Consolidated Statements of Operations and Comprehensive Income

For the Years Ended December 31, 2024 and 2023

(Expressed in U.S. dollar, except for share and per share data, unless otherwise noted)

	For the years ended December 31,
	2024	2023
Revenues, third parties	$26,404,784	$5,972,870
Revenues, related parties	26,192,610	7,137,680
Revenues	52,597,394	13,110,550
Cost of revenues	(46,612,140)	(9,375,180)
Gross profit	5,985,254	3,735,370

Operating expenses:
Selling and marketing expenses	(804,162)	(652,807)
General and administrative expenses	(3,535,812)	(2,579,009)
Research and development expenses	(679,485)	(355,862)
Total operating expenses	(5,019,459)	(3,587,678)
Income from operations	965,795	147,692

Other income (expenses):
Interest income	33,415	5,465
Interest expenses	(6,581)	(1,510)
Other income	116,619	149,285
Other expenses	(35,310)	(2,324)
Total other income, net	108,143	150,916
Income before income taxes	1,073,938	298,608
Income tax expenses	(494,421)	(159,174)
Net income	$579,517	$139,434

Comprehensive income
Net income	$579,517	$139,434
Other comprehensive loss
Foreign currency translation adjustments	(165,825)	(31,531)
Comprehensive income	$413,692	$107,903

Earnings per share*
Basic and diluted	$0.0019	$0.0005

Dividends per share*
Basic and diluted	$0.0032	$—

Weighted average ordinary shares outstanding*
Basic and diluted	300,000,000	300,000,000

*	The share information is presented on a retroactive basis to reflect the reorganization effected on June 7, 2024 (Note 1).

The accompanying notes are an integral part of these combined and consolidated financial statements.

F-4

United Hydrogen Group Inc.

Combined and Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2024 and 2023

(Expressed in U.S. dollar, except for share and per share data, unless otherwise noted)

	Ordinary Shares*		Additional			Accumulated other	Total
	Number of shares*	Amount	paid-in capital	Statutory Reserve	Accumulated Deficits	comprehensive loss	Shareholders’ Equity
Balance as of December 31, 2022	300,000,000	$30,000	$2,936,600	$74,975	$(959,626)	$(124,676)	$1,957,273
Capital injection from shareholders	—	—	2,300,646	—	—	—	2,300,646
Net income	—	—	—	—	139,434	—	139,434
Appropriation of statutory reserve	—	—	—	57,880	(57,880)	—	—
Foreign currency translation adjustment	—	—	—	—	—	(31,531)	(31,531)
Balance as of December 31, 2023	300,000,000	$30,000	$5,237,246	$132,855	$(878,072)	$(156,207)	$4,365,822
Capital injection from shareholders	—	—	3,614,550	—	—	—	3,614,550
Acquisition of subsidiaries under common control	—	—	(29,726)	—	—	—	(29,726)
Declaration of dividends	—	—	—	—	(972,803)	—	(972,803)
Net income	—	—	—	—	579,517	—	579,517
Appropriation of statutory reserve	—	—	—	19,169	(19,169)	—	—
Foreign currency translation adjustment	—	—	—	—	—	(165,825)	(165,825)
Balance as of December 31, 2024	300,000,000	$30,000	$8,822,070	$152,024	$(1,290,527)	$(322,032)	$7,391,535

*	The share information is presented on a retroactive basis to reflect the reorganization effected on June 7, 2024 (Note 1).

The accompanying notes are an integral part of these combined and consolidated financial statements.

F-5

United Hydrogen Group Inc.

Combined and Consolidated Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

(Expressed in U.S. dollar)

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities
Net income	$579,517	$139,434
Adjustments to reconcile net income to net cash used in operating activities
Depreciation of property and equipment	372,182	154,770
Property and equipment written off	3,847	1,189
Amortization of right-of-use assets	94,029	120,096
Impairment of right-of-use assets	7,199	—
Provision for credit losses	1,008,370	951,097
Deferred tax benefits	(252,092)	(237,774)
Changes in operating assets and liabilities:
Notes receivable	304,536	(306,312)
Accounts receivable	(14,549,575)	(4,114,246)
Accounts receivable – related parties	(20,537,471)	(2,564,641)
Prepayments	381,719	(122,035)
Inventories	6,946,631	(7,330,187)
Contract costs	(41,696)	3,986,429
Due from related parties	55,172	(112,949)
Other current assets	332,291	(754,122)
Accounts payable	11,889,599	11,248,189
Accounts payable – related parties	7,626,523	—
Contract liabilities	186,276	(183,313)
Contract liabilities – related parties	(24,848)	(2,812,584)
Taxes payable	544,662	398,502
Lease liabilities	(64,912)	(149,885)
Other current liabilities	2,795,469	543,277
Due to related parties	—	883
Net cash used in operating activities	(2,397,744)	(1,031,233)

Cash flows from investing activities
Purchase of property and equipment	(985,120)	(566,219)
Redemption of short-term investments	—	184,393
Consideration paid for acquisition of subsidiaries under common control	(29,726)	—
Net cash used in investing activities	(1,014,846)	(381,826)

Cash flows from financing activities
Capital contribution from shareholders	3,614,550	2,300,646
Payment of dividends to shareholders	(29,726)	—
Borrowings from a third party	203,976	494,336
Repayment of borrowings to a third party	(486,402)	—
Payment of offering costs	(910,716)	—
Borrowings from related parties	—	282,478
Repayment of borrowings to related parties	—	(282,478)
Net cash provided by financing activities	2,391,682	2,794,982

F-6

United Hydrogen Group Inc.

Combined and Consolidated Statements of Cash Flows — Continued

For the Years Ended December 31, 2024 and 2023

(Expressed in U.S. dollar)

	For the Years Ended December 31,
	2024	2023
Effect of Exchange rate on cash, cash equivalents and restricted cash	(33,193)	(12,761)

Net change in cash and cash equivalents	(1,054,101)	1,369,162
Cash, cash equivalents and restricted cash at beginning of the year	2,771,943	1,402,781
Cash, cash equivalents and restricted cash, at end of year	$1,717,842	$2,771,943

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$208,984	$2,343

Supplemental disclosure of non-cash financing activities information:
Lease liabilities arising from obtaining right-of-use assets	$2,922	$—
Declaration of dividends	$(972,803)	$—

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets.
Cash and cash equivalents	$1,438,884	$2,771,943
Restricted cash	278,958	—
	$1,717,842	$2,771,943

The accompanying notes are an integral part of these combined and consolidated financial statements.

F-7

United Hydrogen Group Inc.

Notes to the Combined and Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS

United Hydrogen Group Inc. (“United Hydrogen”, or the “Company”) is a holding company incorporated on October 4, 2023, under the laws of the Cayman Islands. The Company commenced operations on June 13, 2012, through its wholly owned subsidiaries in the PRC, operates two major businesses including (i) hydrogen energy solutions, specializing in the evaluation, design, and construction (through third-party construction contractors) of hydrogen production plants and hydrogen refueling stations, as well as post-delivery operation and management of these facilities, and (ii) hydrogen commercial applications, focusing on selling fuel cell systems for hydrogen trucks and forklifts, and designing, selling and leasing fuel cell forklifts.

The accompanying combined and consolidated financial statements reflect the activities of United Hydrogen and each of the following entities as of December 31, 2024:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Parent company:
United Hydrogen	October 4, 2023	Cayman Islands	Parent	Investment holding
Wholly owned subsidiaries of United Hydrogen
Unicorn Hydrated Limited (“UH BVI”)	October 9, 2023	British Virgin Island	100%	Investment holding
United Hydrogen Group Holding Limited (“UH HK”)	October 18, 2023	Hong Kong	100%	Investment holding
Shanghai Hydrogen Mulan New Energy Technology Co., Ltd. (“UH Mulan”)	August 30, 2023	PRC	100%	Investment holding
Zhejiang United Hydrogen Technology Co., Ltd. (“UH WFOE”)	January 2, 2024	PRC	100%	Investment holding
Hydrogen Jiachuang (Zhejiang) New Energy Co., Ltd. (“Zhejiang Qingyuan”)	October 14, 2019	PRC	100%	Hydrogen energy solutions
Hydrogen Jiachuang (Jiaxing) New Energy Operation Co., Ltd. (“Jiaxing Qingyuan”)*	April 26, 2021	PRC	100%	Hydrogen energy solutions
Inner Mongolia Hydrogen Jiachuang New Energy Technology Co., Ltd. (“Inner Mongolia Qingyuan”)*	December 16, 2021	PRC	100%	Hydrogen energy solutions
Shanghai Yixun Chuangneng New Energy Technology Co., Ltd. (“Yixun Chuangneng”)	August 5, 2021	PRC	100%	Hydrogen commercial applications
Yixun Chuangneng (Beijing) New Energy Technology Co., Ltd. (“Beijing Yixun”)**	December 21, 2022	PRC	100%	Hydrogen commercial applications
Yixun Chuangneng (Jiaxing) New Energy Technology Co., Ltd. (“Jiaxing Yixun”)**	March 6, 2023	PRC	100%	Hydrogen commercial applications
Yixun Chuangneng (Ningdong) New Energy Technology Co., Ltd. (“Nindong Yixun”)**	August 31, 2022	PRC	100%	Hydrogen commercial applications

*	Jiaxing Qingyuan and Inner Mongolia Qingyuan are wholly owned subsidiaries of Zhejiang Qingyuan. Inner Mongolia Qingyuan has not commenced operations as of the date of this report.
**	Beijing Yixun, Jiaxing Yixun and Ningdong Yuxun are wholly owned subsidiaries of Yixun Chuangneng.

Reorganization

On June 7, 2024, the Company completed the reorganization of entities under common control of its then existing shareholders, who collectively owned 100% of the equity interests of Zhejiang Qingyuan and its wholly owned subsidiary, and Yixun Chuangneng and its subsidiaries prior to the reorganization. UH BVI, UH HK and UH WFOE were established as holding companies of Zhejiang Qingyuan and its wholly owned subsidiary, and Yixun Chuangneng

F-8

United Hydrogen Group Inc.

Notes to the Combined and Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND NATURE OF OPERATIONS (cont.)

and its wholly owned subsidiaries, and all of these entities are under common control which results in the consolidation of Zhejiang Qingyuan and its wholly owned subsidiary, and Yixun Chuangneng and its wholly owned subsidiaries, which have been accounted for as a reorganization of entities under common control at carrying value.

The Company recognizes the net assets of Zhejiang Qingyuan and its wholly owned subsidiary, and Yixun Chuangneng and its wholly owned subsidiaries at their historical carrying amounts in the consolidated financial statements. No new goodwill is recognized. The carrying values of Zhejiang Qingyuan and its wholly owned subsidiary, and Yixun Chuangneng and its wholly owned subsidiaries’ net assets were added to the carrying values of the Company’s net assets.

The consolidation has been treated as a corporate restructuring (“Reorganization”) of entities under common control and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time and in accordance with ASC 805-50-45-5, the entities under common control are presented on a combined and consolidated basis for all periods to which such entities were under common control. Since Zhejiang Qingyuan and Yixun Chuangneng were under common control for the entirety of the years ended December 31, 2024 and 2023, the results of Zhejiang Qingyuan and its wholly owned subsidiary, and Yixun Chuangneng and its wholly owned subsidiaries are included in the combined and consolidated financial statements for both periods.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and with the rules and regulations of the U.S. Securities Exchange Commission (“SEC”).

The combined and consolidated financial statements include the financial statements of the Company and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation. A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meetings of the board of directors or to govern the financial and operating activities.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities on the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates and assumptions using the currently available information. Changes in facts and circumstances may cause the Company to revise its estimates. The Company bases its estimates on past experiences and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Estimates are used when accounting for items and matters including, but not limited to, allowances for expected credit losses, estimates for inventory and deferred contract cost provisions, useful lives and impairment of long-lived assets, and valuation allowance for deferred tax assets.

Foreign Currency Translation

The reporting currency of the Company is U.S. dollars (“US$” or “$”) and the accompanying combined and consolidated financial statements have been expressed in US$. Since the Company operates primarily in the PRC, the operating subsidiaries’ functional currency is the Chinese Yuan (“RMB”). The Company’s combined and consolidated financial statements have been translated into the reporting currency US$”. Assets and liabilities of the Company are translated at the exchange rate at each reporting period end date. Equity is translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. The resulting translation adjustments are reported under other comprehensive loss.

F-9

United Hydrogen Group Inc.

Notes to the Combined and Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table outlines the currency exchange rates that were used in creating the combined and consolidated financial statements in this report:

	December 31, 2024	December 31, 2023
Year-end spot rate	7.2993	7.0999

	For the years ended December 31,
	2024	2023
Average rate	7.1957	7.0802

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, bank deposits, as well as highly liquid investments with original maturities less than three months, which are unrestricted as to withdrawal or use. The Company maintains most of the bank accounts in the PRC. Cash balances in bank accounts in the PRC are not insured by the Federal Deposit Insurance Corporation or other programs.

Restricted cash

Restricted cash represents the cash pledged with a bank, from which the Company borrowed one-year loans. The restricted cash will be released upon repayment of the borrowing.

Accounts Receivable

Accounts receivable are recorded at the gross billing amount less an allowance for any uncollectible accounts due from the customers. Accounts receivable do not bear interest.

The Company maintains an allowance for credit losses and records the allowance for credit losses as an offset to accounts receivable and the estimated credit losses charged to the allowance is classified as “General and administrative expenses” in the combined and consolidated statements of income and comprehensive income. The Company assesses collectability by reviewing accounts receivable on aging schedules because the accounts receivable were primarily consisted of receivables arising from provision of refueling station solutions. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the balances, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Delinquent account balances are written-off against the allowance for expected credit loss after management has determined that the likelihood of collection is not probable.

For the years ended December 31, 2024 and 2023, the Company reversed expected credit losses of $110,706 and provided expected credit losses of $652,601, respectively, against accounts receivable due from third parties. For the years ended December 31, 2024 and 2023, the Company provided expected credit losses of $1,119,076 and $298,496, respectively, against accounts receivable due from related parties.

Inventories

Inventories consist of products available for sale. Inventories are stated at the lower of cost or market. Cost of inventories is determined using the monthly weighted average cost method. Adjustments are recorded to write down the cost of inventories to the estimated net realizable value due to damaged and slow-moving goods, which is dependent upon factors such as historical and forecasted consumer demand, and specific customer requirements. The Company takes ownership, risks and rewards of the products. Write downs are recorded in cost of revenues in the statements of income and comprehensive income. As of December 31, 2024 and 2023, the Company did not provide inventory write downs.

F-10

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Contract costs

Contract costs incurred during the initial phases of the Company’s sales contracts are capitalized when the costs relate directly to the contract, are expected to be recovered, and generate or enhance resources to be used in satisfying the performance obligation and such deferred costs will be recognized upon the recognition of the related revenue. These costs primarily consist of labor and material costs directly related to the contract.

The Company performs periodic reviews to assess the recoverability of the contract costs. The carrying amount of the asset is compared to the remaining amount of consideration that the Company expects to receive for the services to which the asset relates, less the costs that relate directly to providing those services that have not yet been recognized. If the carrying amount is not recoverable, an impairment loss is recognized. As of December 31, 2024 and 2023, no impairment loss was recognized.

Deferred offering costs

In the event of offering of equity securities, incremental costs that otherwise would not have been incurred, including legal expenses incurred for preparation of the registration statements, financial advisor fees, registration fees and others, are deferred and capitalized in the balance sheet as deferred offering costs which will be later deducted against additional paid-in capital upon completion of offering of equity securities.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation expenses are computed using the straight-line method over the estimated useful lives of the assets with a 5% residual value. The estimated useful lives are as follows:

Useful Lives
Machinery	10 Years
Office equipment	3 – 5 Years
Vehicle	5 Years
Leasehold improvement	5 Years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the combined and consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances indicate a change in estimates of useful lives. No such events were identified for the years ended December 31, 2024 and 2023.

Impairment for Long-lived Assets

Long-lived assets, including property and equipment, right-of-use assets and other non-current assets, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the years ended December 31, 2024 and 2023, the Company did not recognize impairment losses against long-lived assets.

F-11

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Operating Leases as a Lessee

The Company adopted Topic 842 to recognize operating lease expenses. The Company elected the package of practical expedients permitted under the transition guidance within ASC Topic 842, which among other things, allows the Company to carry forward certain historical conclusions reached under ASC Topic 840 regarding lease identification, classification, and the accounting treatment of initial direct costs. The Company elected not to record assets and liabilities on its combined and consolidated balance sheets for any new or existing lease arrangements with lease terms of twelve months or less. The Company recognizes lease expenses for such leases on a straight-line basis over the lease term. The Company elected the transition method which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.

The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The lease term includes optional renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights.

The Company recognizes right-of-use assets at the commencement date of the lease (i.e. the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets for the years ended December 31, 2024 and 2023.

Fuel Cell Forklift Lease Income with Customers

The Company adopted Topic 842 to recognize lease income with customers.

The Company leased fuel cell forklifts to customers for general lease terms ranging between 1 months and 36 months. Lease income is generally fixed in the lease agreement and is recorded net of tax. The Company determines all lease arrangements with customers are operating leases since the benefits and risks incidental to ownership remain with the Company. Lease income, including lease cost escalation, is recognized on a straight-line basis starting from the commencement date stated in the lease agreements.

For the years ended December 31, 2024 and 2023, the Company recognized lease income of $30,491 and $47,190, respectively.

Revenue Recognition

The Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) on January 1, 2022, using the modified retrospective approach for contracts that were not completed as of December 31, 2021. ASC 606 establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. In according with ASC 606, revenues are recognized when control of the promised services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

The Company identified each distinct service, or each series of distinct services that are substantially the same and that have the same pattern of transfer to the customer, as one performance obligation.

F-12

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year, which need to be recognized as assets.

For the years ended December 31, 2024 and 2023, the Company primarily generated revenues from the following services:

Revenues related to hydrogen energy solutions

The Company generated revenues related to hydrogen energy solutions from provision of refueling stations solutions, as well as provision of post-delivery operation and management of these facilities.

Provision of refueling station solutions

The Company generates revenue from provision of refueling stations solution by sales and assembling of equipment for hydrogen production plants and refueling stations. The terms of pricing and payment stipulated in the contract are fixed. One performance obligation is identified in the contracts with customers as the equipment and related assembling services are both inputs used to create the customized equipment, which are not distinct in the context of the contract. Because the provision of refueling stations solutions does not meet any criteria in ASC 606-10-25-27, revenue is recognized at the point when the customized equipment is completed and accepted by the customers, normally within a year. Project completion inspection and customer acceptance notice are required as proof of the completion of performance obligations.

Provision of operation and management services to hydrogen production plants and refueling stations

The Company is engaged by customers to provide operation and management services to hydrogen production plants and refueling stations. The operation and management services cover prevention of smoke and explosion in hydrogen production plants and refueling stations, safety management for vehicles in hydrogen production plants and refueling stations, supervision of on-site staff, and others. The Company identifies a single performance obligation from contracts as the series of services are not distinct in the context of the contract and they are inputs to a combined service requested by the customers. The transaction price is fixed and there were no variable considerations, significant financing components or payments to customers in the agreements with customers. The customers simultaneously receives and consumes the benefits provided by the Company’s operation services to refueling stations, the Company recognizes revenues over service period and measures revenues using input method.

Sales of hydrogen gas to hydrogen production plants and refueling stations

The Company generates revenue from sales of hydrogen gases to customers. The terms of pricing and payment stipulated in the contract are fixed. One performance obligation is identified in the contracts with customers. Revenue is recognized at the point when the hydrogen gas are accepted by the customers.

Revenues related to hydrogen commercial applications

The Company generated revenues related to hydrogen commercial applications from sales of hydrogen fuel cell systems and fuel cell forklifts, leases of fuel cell forklifts (see accounting policy — Fuel Cell Forklift Lease Income with Customers) and provision of material handling operation services.

Sales of hydrogen fuel cell systems and fuel cell forklifts

The Company generates revenue from sales of fuel cell forklifts and hydrogen fuel cell systems. The terms of pricing and payment stipulated in the contract are fixed. One performance obligation is identified in the contracts with customers. Revenue is recognized at the point when the fuel cell forklifts and/or hydrogen fuel cell systems are accepted by the customers.

F-13

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other services

The Company is engaged by customers to provide technical consulting services over a predetermined period. The services are one-off services. The transaction price is fixed. One performance obligation is identified in the contract with customers, because all activities provided are input to a combined output requested by the customers. The customers simultaneously receives and consumes the benefits provided by the Company’s technical consulting services, the Company recognize revenues over period using input method.

Contract assets and contract liabilities

The Company classifies its right to consideration in exchange for services transferred to a customer as either a receivable or a contract asset. A receivable is a right to consideration that is unconditional as compared to a contract asset which is a right to consideration that is conditional upon factors other than the passage of time. The Company recognizes accounts receivable in its combined and consolidated balance sheets when it performs a service in advance of receiving consideration and it has the unconditional right to receive consideration. A contract asset is recorded when the Company has transferred services to the customer before payment is received or is due, and the Company’s right to consideration is conditional on future performance or other factors in the contract. As of December 31, 2024 and 2023, the Company had no contract assets.

The Company capitalizes incremental costs incurred to fulfill contracts that (i) relate directly to the contract, (ii) are expected to generate resources that will be used to satisfy the performance obligation under the contract, and (iii) are expected to be recovered through revenue generated under the contract. The compensation expenses of workforce in relation with assembling equipment for hydrogen production plants and refueling stations are considered incremental costs to fulfill the contracts. These contract costs are recorded as cost of revenue upon the recognition of the related revenue. Provisions for estimated losses, if any, on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. As of December 31, 2024 and 2023, the Company had deferred contract costs of $23,882 and $314,399, respectively.

Contract liabilities are recorded when consideration is received from the consumers prior to the fulfilment of performance obligation. The Company had contract liabilities with third parties of $228,842 and $46,480 as of December 31, 2024 and 2023, respectively. Contract liabilities with third parties of $236,022 as of December 31, 2022 were recognized as revenues for the year ended December 31, 2023. Contract liabilities with third parties of $46,480 as of December 31, 2023 were recognized as revenues for the year ended December 31, 2024. The Company is expected to recognize the contract liabilities with third parties of $228,842 as of December 31, 2024 as revenues in the fiscal year ending December 31, 2025.

The following table summarizes disaggregated revenue from contracts with customers by service type:

	For the years ended December 31,
	2024	2023
Revenues related to hydrogen energy solutions
Provision of solutions to hydrogen production plants and refueling stations	$2,957,894	$5,200,030
Provision of operation services to hydrogen production plants and refueling stations	104,885	—
Provision of hydrogen gas to hydrogen production plants and refueling stations	12,288,356	—
Sub-total	15,351,135	5,200,030
Revenues related to hydrogen commercial applications
Sales of hydrogen fuel cell systems	11,011,100	219,483
Leases of fuel cell forklifts	42,334	20,380
Other services	215	532,977
Sub-total	11,053,649	772,840
	$26,404,784	$5,972,870

F-14

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table summarizes disaggregated revenue from contracts with customers by timing of revenue recognition:

	For the years ended December 31,
	2024	2023
Goods transferred at a point in time	$26,257,350	$5,419,513
Services transferred over time	147,434	553,357
	$26,404,784	$5,972,870

Value Added Tax

The Company is subject to a VAT of 13% for its equipment and forklifts, and 6% for its services. The amount of VAT liability is determined by applying the applicable tax rate to the invoiced amount of the product sold. The VIE reports revenue net of PRC’s VAT for all the years presented on the combined and consolidated statements of income and comprehensive income.

Cost of Revenues

Cost of revenues primarily consists of cost of equipment for hydrogen production plants and refueling stations and fuel cell forklifts, lease expenses of fuel cell forklifts, staff cost and other related expenses which are directly attributable to our user orders and the rendering of travel related services and other businesses. These costs are charged to the combined and consolidated statements of income and comprehensive income as incurred.

Income Taxes

The Company accounts for income taxes in accordance with the U.S. GAAP for income taxes. Under the asset and liability method as required by this accounting standard, the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between the income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes.

The charge for taxation is based on the results for the year as adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheets date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the combined and consolidated financial statements and the corresponding tax basis. Deferred tax assets are recognized to the extent that it is probable that taxable income to be utilized with prior net operating loss carried forwards. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Company does not believe that there was any uncertain tax position as of December 31, 2024 and 2023. As of December 31, 2024, income tax returns for the tax years ended December 31, 2019 through December 31, 2023 remain open for statutory examination.

F-15

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive Income

Comprehensive income is comprised of net income (loss) and all changes to the statements of shareholders’ equity, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders. For the Company, comprehensive income for the years ended December 31, 2024 and 2023 consisted of net income and unrealized loss from foreign currency translation adjustment.

Earnings per Share

Under the provisions of ASC 260, “Earnings Per Share”, basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of shares of ordinary shares outstanding for the periods presented. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares or resulted in the issuance of ordinary shares that would then share in the income of the Company, subject to anti-dilution limitations.

Fair Value Measurement

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash and cash equivalents, time deposits, accounts receivable, and other current assets, accounts payable, short-term bank borrowings and other current liabilities, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — Quoted prices in active markets for identical assets and liabilities.

●	Level 2 — Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company considers the carrying amount of its financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other receivables, due from related parties, accounts payables, taxes payable, borrowings from a third party, and other payables, approximate the fair value of the respective assets and liabilities as of December 31, 2024 and 2023 owing to their short-term or present value nature or present value of the assets and liabilities.

Segment Reporting

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker has been identified as the chief executive officer of the Company who reviews financial information of separate operating segments based on U.S. GAAP. The chief operating decision maker now reviews results analyzed by customer. This analysis is only presented at the revenue level with no allocation of direct or indirect costs. The Company has determined that it has only two operating segments which were comprised of hydrogen energy solutions and hydrogen commercial applications.

F-16

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued accounting pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income (Subtopic 220-40): Disaggregation of Income Statement Expenses.” This pronouncement introduces new disclosure requirements aimed at enhancing transparency in financial reporting by requiring disaggregation of specific income statement expense captions. Under the new guidance, entities are required to disclose a breakdown of certain expense categories, such as: employee compensation; depreciation; amortization, and other material components. The disaggregated information can be presented either on the face of the income statement or in the notes to the financial statements, often using a tabular format. The ASU is effective for fiscal years beginning after December 15, 2025, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating these new disclosure requirements and does not expect the adoption to have a material impact.

In March 2024, the FASB issued ASU 2024-02, “Codification Improvements — Amendments to Remove References to the Concept Statements” (“ASU 2024-02”). ASU 2024-02 contains amendments to the FASB Accounting Standards Codification that remove references to various FASB Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior Statements to provide guidance in certain topical areas. ASU 2024-02 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the potential impact of adopting this guidance on financial statements requirements and does not expect the adoption to have a material impact.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted.

In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements — codification amendments in response to SEC’s disclosure Update and Simplification initiative which amend the disclosure or presentation requirements of codification subtopic 230-10 Statement of Cash Flows — Overall, 250-10 Accounting Changes and Error Corrections — Overall, 260-10 Earnings Per Share — Overall, 270-10 Interim Reporting — Overall, 440-10 Commitments — Overall, 470-10 Debt — Overall, 505-10 Equity — Overall, 815-10 Derivatives and Hedging — Overall, 860-30 Transfers and Servicing — Secured Borrowing and Collateral, 932-235 Extractive Activities — Oil and Gas — Notes to Financial Statements, 946-20 Financial Services — Investment Companies — Investment Company Activities, and 974-10 Real Estate — Real Estate Investment Trusts — Overall. The amendments represent changes to clarify or improve disclosure and presentation requirements of above subtopics. Many of the amendments allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the SEC’s requirements. Also, the amendments align the requirements in the Codification with the SEC’s regulations. For entities subject to existing SEC disclosure requirements or those that must provide financial statements to the SEC for securities purposes without contractual transfer restrictions, the effective date aligns with the date when the SEC removes the related disclosure from Regulation S-X or Regulation S-K. Early adoption is not allowed. For all other entities, the amendments will be effective two years later from the date of the SEC’s removal.

F-17

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently issued ASUs by the FASB, except for the ones mentioned above, have no material impact on the Company’s combined and consolidated results of operations or financial position.

Concentration and Credit Risk

1) Credit risk

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents. The maximum exposure of such assets to credit risk is their carrying amount as at the balance sheet dates. As of December 31, 2024, cash and cash equivalents of $1,438,884 were deposited in financial institutions in the PRC, and each bank accounts is insured by the government authority with the maximum limit of RMB500,000 (equivalent $68,500). To limit exposure to credit risk relating to deposits, the Company primarily places cash and cash equivalent deposits with large financial institutions in China which management believes are of high credit quality and the Company also continually monitors their credit worthiness.

The Company’s operations are carried out in China. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. In addition, the Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, rates and methods of taxation among other factors.

2) Foreign currency risk

Substantially all of the Company’s operating activities that were conducted through VIE and related assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the PBOC or other authorized financial institutions at exchange rates quoted by PBOC. Approval of foreign currency payments by the PBOC or other regulatory institutions requires submitting a payment application form together with suppliers’ invoices and signed contracts. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market.

3) Concentration risks

Accounts receivable are typically unsecured and derived from goods sold and services rendered to customers that are located primarily in China, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company has a concentration of its receivables with specific customers. As of December 31, 2024, three third party customers accounted for 46.7%, 14.8% and 13.2% of accounts receivable, respectively. As of December 31, 2023, three third party customers accounted for 51.2%, 36.0% and 12.0% of accounts receivable, respectively.

For the year ended December 31, 2024, two customers accounted for 29.1% and 18.1% of revenues generated from third parties, respectively. For the year ended December 31, 2023, two customers accounted for 33.3% and 31.3% of revenues, respectively.

As of December 31, 2024, three suppliers accounted for 30.7%, 15.1% and 12.4% of accounts payable due to third parties, respectively. As of December 31, 2023, four suppliers accounted for 57.7%, 21.1% and 12.1% of accounts payable due to third parties, respectively.

For the year ended December 31, 2024, two suppliers accounted for 19.1% and 12.1% of purchases, respectively. For the year ended December 31, 2023, two suppliers accounted for 68.5% and 11.1% of purchases, respectively.

F-18

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 3 — ACCOUNTS RECEIVABLE

Accounts receivable, net consisted of the following:

	December 31, 2024	December 31, 2023
Accounts receivable	$18,335,752	$4,104,816
Less: allowance for credit losses	(523,877)	(650,791)
Accounts receivable, net	$17,811,875	$3,454,025

As of December 31, 2024 and 2023, the accounts receivable primarily consisted of receivables due from provision of refueling station solutions to hydrogen production plants and refueling stations. For the years ended December 31, 2024 and 2023, the Company reversed expected credit losses of $110,706 and provided expected credit losses of $652,601, respectively, against accounts receivable due from third parties.

The following is the movement of allowance for credit losses for the years ended December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Opening balance	$650,791	$—
Provision for credit losses	—	652,601
Reversal of provision for credit losses	(110,706)	—
Foreign exchange adjustments	(16,208)	(1,810)
Ending balance	$523,877	$650,791

NOTE 4 — OTHER CURRENT ASSETS

Other current assets consisted of the following:

	December 31, 2024	December 31, 2023
Tax recoverable(a)	$833,025	$1,096,871
Deposits in refueling stations(b)	44,251	75,494
Others	19,986	30,955
	$897,262	$1,203,320

(a)	As of December 31, 2024 and 2023, tax recoverable was comprised of value-added tax recoverable of $833,025 and $1,096,871, respectively.
(b)	As of December 31, 2024 and 2023, deposits in refueling stations represented deposits paid to owners of refueling stations at the inception of provision operation services for these refueling stations.

NOTE 5 — INVENTORIES

Inventories consisted of the following:

	December 31, 2024	December 31, 2023
Hydrogen fuel cell systems	$138,576	$7,116,265
Fuel cell forklifts	123,833	195,860
Other materials	1,931	—
Goods in transit	323,029	—
	$587,369	$7,312,125

F-19

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 6 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	December 31, 2024	December 31, 2023
Machinery	$1,096,872	$753,795
Office equipment	257,385	146,945
Vehicle	11,856	12,189
Leasehold improvement	65,963	323,668
Construction in progress	420,272	—
Total	1,852,348	1,236,597
Less: accumulated depreciation	(277,725)	(235,062)
Property and equipment, net	$1,574,623	$1,001,535

For the years ended December 31, 2024 and 2023, depreciation expenses were $372,182 and $154,770, respectively.

For the years ended December 31, 2024 and 2023, the Company wrote off certain machinery with original cost of $6,877 and $4,606, respectively, and accumulated depreciation of $3,030 and $3,417, respectively. For the years ended December 31, 2024 and 2023, the Company recognized loss from writing off of property and equipment of $3,847 and $1,189, respectively.

NOTE 7 — OPERATING LEASE

As of December 31, 2024, the Company had four office spaces lease arrangements with third party lessors under non-cancelable operating leases, with terms ranging between 24 months through 36 months. The Company considers those renewal or termination options that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right-of-use assets and lease liabilities. Lease expense for lease payment is recognized on a straight-line basis over the lease term.

The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, the Company’s lease does not provide a readily determinable implicit rate. Therefore, the Company discount lease payments based on an estimate of the incremental borrowing rate.

For operating leases that include rent holidays and rent escalation clauses, the Company recognizes lease expense on a straight-line basis over the lease term from the date it takes possession of the leased property. The Company records the straight-line lease expense and any contingent rent, if applicable, in general and administrative expenses on the combined and consolidated statements of income and comprehensive income.

The lease agreement does not contain any material residual value guarantees or material restrictive covenants.

In addition, the Company also had staff dormitory lease arrangements with third party lessors. The lease terms of these arrangements were within 12 months. For short-term leases, the Company records operating lease expense in its combined and consolidated statements of income and comprehensive income on a straight-line basis over the lease term and record variable lease payments as incurred.

F-20

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 7 — OPERATING LEASE (cont.)

The table below presents the operating lease related assets and liabilities recorded on the combined and consolidated balance sheets.

	December 31, 2024	December 31, 2023
Right-of-use assets	$227,460	$100,521

Operating lease liabilities, current	163,466	88,368
Operating lease liabilities, noncurrent	87,974	—
Total operating lease liabilities	$251,440	$88,368

Other information about the Company’s leases is as follows:

	December 31, 2024	December 31, 2023
Operating cash flows used in operating leases	$93,122	$157,767
Amortization of right-of-use assets	$94,029	$120,096
Accretion of interest expenses to operating lease liabilities	$26,015	$32,776
Weighted average remaining lease term (years)	2.7	0.8
Weighted average discount rate	3.10%	4.75%

For the years ended December 31, 2024 and 2023, operating lease expenses were $138,457 and $152,872, respectively, among which $18,413 and $24,894 were incurred for short-term lease expenses.

The following is a schedule, by years, of maturities of lease liabilities as of December 31, 2024:

December 31, 2024
For the year ending December 31, 2025	$167,915
For the year ending December 31, 2026	86,715
For the year ending December 31, 2027	3,152
Total lease payments	257,782
Less: Imputed interest	(6,342)
Present value of lease liabilities	$251,440

NOTE 8 — CONTRACT LIABILITIES

A contract liability is an entity’s obligation to transfer goods or services to a customer for which the entity has received consideration or an amount of consideration is due from the customer. For the years ended December 31, 2024 and 2023, certain customers made advances to the Company before equipment delivered or services provided. The advance payments were transferred into revenues upon revenue recognition.

For the years ended December 31, 2024 and 2023, the movement of contract liabilities was as follows:

	December 31, 2024	December 31, 2023
Opening balance	$46,480	$236,022
Addition of contract liabilities	16,310,632	607,327
Revenue recognition during the year	(16,124,356)	(790,640)
Foreign exchange adjustment	(3,914)	(6,229)
Ending balance	$228,842	$46,480

F-21

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 9 — OTHER CURRENT LIABILITIES

	December 31, 2024	December 31, 2023
Other tax payable	$2,852,832	$144,501
Deposits payable	492,224	583,010
Accrued payroll	292,444	234,699
Others	76,760	23,175
Total	$3,714,260	$985,385

NOTE 10 — INCOME TAXES

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Under the current and applicable laws of BVI, UH BVI is not subject to tax on income or capital gains.

Hong Kong

UH HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% on its taxable income generated from operations in Hong Kong. UH HK did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Additionally, payments of dividends by the subsidiary incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax.

PRC

On March 16, 2007, the National People’s Congress of the PRC enacted an Enterprise Income Tax Law (“EIT Law”), under which Foreign Investment Enterprises (“FIEs”) and domestic companies would be subject to EIT at a uniform rate of 25%. The EIT law became effective on January 1, 2008. The Company’s subsidiaries in the PRC are subject to PRC income tax, which is computed according to the relevant laws and regulations in the PRC. Under the Corporate Income Tax Law of PRC, current corporate income tax rate of 25% is applicable to all PRC companies, including both domestic and foreign-invested companies.

Jiaxing Qingyuan, Beijing Yixun, Jiaxing Yixun and Ningdong Yixun are qualified as small and micro-sized enterprises (“SMEs”) for the years ended December 31, 2024 and 2023. In accordance with the implementation rules of EIT Law, SMEs are entitled to a reduced EIT rate of 20%, 75% reduction of taxable income for the first RMB3,000,000 taxable income, and no reduction for the remaining taxable income for the year ended December 31, 2024 and 2023.

For the years ended December 31, 2024 and 2023, the income tax expenses (benefits) were comprised of the following:

	For the years ended December 31,
	2024	2023
Current income tax expense	$746,513	$396,948
Deferred income tax benefits	(252,092)	(237,774)
	$494,421	$159,174

F-22

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 10 — INCOME TAXES (cont.)

The following table reconciles the statutory rates to the Company’s effective tax rate:

	For the years ended December 31,
	2024	2023
PRC statutory income tax rate	25.0%	25.0%
Effect of preferential tax rates	(3.0)%	(4.8)%
Effect of non-deductible expenses	3.2%	2.2%
Effect of non-includable items	(13.1)%	(26.4)%
Effect of changes in valuation allowance	33.9%	57.2%
Total	46.0%	53.2%

The table below presents the deferred tax assets and liabilities on the combined and consolidated balance sheets.

	December 31, 2024	December 31, 2023
Net operating losses	$835,070	$489,392
Allowance for credit losses	479,152	237,115
	1,314,222	726,507
Less: valuation allowance	(835,070)	(489,392)
Deferred tax assets, net	$479,152	$237,115

As of December 31, 2024, the Company had net operating loss carryforwards of $3,371,404 from its subsidiaries in the PRC, which expire starting in 2028. The Company evaluates its valuation allowance requirements at end of each reporting period by reviewing all available evidence, both positive and negative, and considering whether, based on the weight of that evidence, a valuation allowance is needed. When circumstances cause a change in management’s judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in income from operations. The future realization of the tax benefit of an existing deductible temporary difference ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryforward period available under applicable tax law. As of December 31, 2024 and 2023, the Company provided valuation allowance of $835,070 and $489,392, respectively, against the deferred tax assets based upon management’s assessment as to their realization.

Uncertain tax position

As of December 31, 2024 and 2023, the Company had no significant uncertain tax positions that qualify for either recognition or disclosure in the combined and consolidated financial statements. As of December 31, 2024, income tax returns for the tax years ended December 31, 2019 through 2023 remain open for statutory examination by PRC tax authorities.

The uncertain tax positions are related to tax years that remain subject to examination by the relevant tax authorities. Based on the outcome of any future examinations, or as a result of the expiration of statute of limitations for specific jurisdictions, it is reasonably possible that the related unrecognized tax benefits for tax positions taken regarding previously filed tax returns, might materially change from those recorded as liabilities for uncertain tax positions in the Company’s combined and consolidated financial statements as of December 31, 2024 and 2023. In addition, the outcome of these examinations may impact the valuation of certain deferred tax assets (such as net operating losses) in future periods. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits, if any, as a component of income tax expense. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefit within the next twelve months.

F-23

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 10 — INCOME TAXES (cont.)

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of income taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of income tax liability exceeding RMB100,000 (approximately $13,700) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is ten years. There is no statute of limitations in the case of tax evasion.

Accounting for Uncertainty in Income Taxes

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises have completed their relevant tax filings. Therefore, the Company’s PRC entities’ tax filings results are subject to change. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

ASC 740 requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The Company’s management has evaluated the Company’s tax positions and concluded that provision for uncertainty in income taxes was not necessary as of December 31, 2024 and 2023.

NOTE 11 — RELATED PARTY

1) Nature of relationships with related parties

The table below sets forth the major related parties and their relationships with the Company, with which the Company entered into transactions during the years ended December 31, 2024 and 2023, or recorded balances as of December 31, 2024 and 2023.

Name	Relationship with the Company
Ms. Ma Xia	Sole Director of United Hydrogen; Chairperson of the Board of Directors and Director of Yixun Chuangneng
Meijin (Beijing) Hydrogen Energy Techonology Co., Ltd. (“Beijing Meijin”)	11.57% shareholder of the Company
Foshan Feichi Auto Technology Co., Ltd. (“Foshan Feichi”)	Over which Beijing Meijin owns 42.6667% equity interest
Shanxi Meijin Huasheng Chemical New Material Co, Ltd. (“Shanxi Meijin Huasheng”)	Wholly owned by Beijing Meijin
Jiaocheng Wanghui Energy Co., Ltd. (“Wanghui Energy”)	Wholly owned by an entity over which Beijing Meijin owns 90% equity interest
Lvliang Huitong Energy Co., Ltd. (“Lvliang Huitong”)	Indirectly wholly owned by Beijing Meijin
Ejin Horo Banner Fengguang Hydrogen Development Co., Ltd. (“Ejin Horo Banner Hydrogen”)	Over which a Beijing Meijin’s wholly owned subsidiary owns 65% equity interest
Renqiu Meijin Hydrogen Technology Development Co., Ltd. (“Renqiu Meijin”)	Indirectly wholly owned by Beijing Meijin
Qingdao Meijin Hydrogen Technology Co., Ltd. (“Qingdao Meijin”)	Indirectly wholly owned by Beijing Meijin
Ningbo Yixun Chuangneng Enterprise Managemnet LLP (“Ningbo Yixun Chuangneng”)	55.8916% shareholder of Yixun Chuangneng
Zhejiang Hydrogen New Energy Technology Co., Ltd. (“Zhejiang Hydrogen”)	Over which a Beijng Meijin’s wholly owned subsidiary owns 40% equity interest

F-24

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 11 — RELATED PARTY (cont.)

Name	Relationship with the Company
Guohong Hydrogen Technology (Jiaxing) Holding Co., Ltd. (“Guohong Hydrogen”)	Shareholder of the Company
Beijing Guohong Hydrogen Technology Co., Ltd. (“Beijing Guohong Hydrogen”)	Wholly owned subsidiary of Guohong Hydrogen
Ejin Banner Puxin Energy Co. Ltd. (“Ejin Banner Puxin”)	Indirectly wholly owned by Beijing Meijin
Liaocheng Meijin New Energy Co., Ltd. (“Liaocheng Meijin”)	Indirectly wholly owned by Beijing Meijin
Nanyang Meijin New Energy Co., Ltd. (“Nanyang Meijin”)	Indirectly wholly owned by Beijing Meijin
Hohhot Hangyu New Energy Co., Ltd. (“Hangyu New Energy”)	Indirectly wholly owned by Beijing Meijin
Luohe Meijin New Energy Co., Ltd. (“Luohe Meijin”)	Indirectly wholly owned by Beijing Meijin
Qingdao Meijin New Energy Auto Co., Ltd. (“Qingdao Meijin New Energy Auto”)	Over which Beijing Meijin owns 90% equity interest
Shanxi Meijin Luhe Gas Co., Ltd. (“Shanxi Meijin Luhe”)	Indirectly wholly owned by Beijing Meijin
Qingdao Meijin Investment Development Co., Ltd. (“Qingdao Meijin Investment”)	Wholly owned by Beijing Meijin
Meijin Guohong Hydrogen Technology Co.,Ltd. (“Meijin Guohong”)	Over which Guohong Hydrogen owns 61% equity interest
Jiaxing Eastern China United Hydrogen Technology Co., Ltd. (“Jiaxing Eastern China United Hydrogen”)*	Over which the Company owned 25% equity interest, but had neither control nor exercised significant influence.

*	In April 2024, the Company entered into a share purchase agreement with Jiaxing Eastern China United Hydrogen and its shareholder, pursuant to which the Company acquired 25% equity interest in the investee. However the Company did not assign any management or directors to the investee, nor the Company exercises any significant influence over the operating and financing activities of the investee. The Company accounted for the investment in Jiaxing Eastern China United Hydrogen using the measurement alternative at cost, less impairment, with subsequent adjustments for observable price changes resulting from orderly transactions for identical or similar investments of the same issuer. As of December 31, 2024, the Company has not made any consideration for the investment and the balance of investment was $nil.

2) Balances with related parties

	December 31, 2024	December 31, 2023
Accounts receivable(a):
Foshan Feichi	$8,277,122	$—
Jiaxing Eastern China United Hydrogen	5,452,578	—
Shanxi Meijin Huasheng	5,076,156	—
Wanghui Energy	2,849,508	1,646,260
Lvliang Huitong	959,202	1,427,696
Ejin Horo Banner Hydrogen	602,798	—
Renqiu Meijin	388,423	314,441
Qingdao Meijin	230,538	249,464
Ningbo Yixun Chuangneng	126,039	—
Zhejiang Hydrogen	—	528,809
Shanxi Meijin	—	257,301
Others	625,639	39,997

F-25

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 11 — RELATED PARTY (cont.)

	December 31, 2024	December 31, 2023
Accounts receivable, gross	24,588,003	4,463,968
Less: allowance for credit losses	(1,392,729)	(297,667)
Accounts receivable, net	$23,195,274	$4,166,301
Due from related parties(b):
Wanghui Energy	$45,210	$46,480
Lvliang Huitong	42,949	44,156
Foshan Feichi	16,782	17,254
Renqiu Meijin	16,098	16,549
Shanxi Meijin Hydrogen	—	29,930
Others	101,338	130,170
	$222,377	$284,539

Accounts payable:
Foshan Feichi	$7,888,420	$—
Guohong Hydrogen	1,342,594	1,943,690
Beijing Guohong Hydrogen	335,649	162,223
	$9,566,663	$2,105,913

Contract liabilities:
Foshan Feichi	$—	$25,183
	$—	$25,183
Due to related parties:
Others	$8,014	$8,240
	$8,014	$8,240

(a)	As of December 31, 2024 and 2023, the Company’s accounts receivables due from related parties consisted of receivables due from provision of refueling station solutions to hydrogen production plants and refueling stations. For the years ended December 31, 2024 and 2023, the Company provided expected credit losses of $1,119,076 and $298,496, respectively, against accounts receivable due from related parties.

The following is the movement of allowance for credit losses for the years ended December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Opening balance	$297,667	$—
Provision for credit losses	1,119,076	298,496
Foreign exchange adjustments	(24,014)	(829)
Ending balance	$1,392,729	297,667

(b)	As of December 31, 2024 and 2023, the balance of due from related parties represented deposits placed with the customers for which the Company provided refueling station solutions. The deposit were refundable upon the services are completed.

F-26

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 11 — RELATED PARTY (cont.)

3) Transactions with related parties

	For the Year Ended December 31,
	2024	2023
Revenues
Foshan Feichi	$7,452,336	$—
Shanxi Meijin Huasheng	5,812,221	—
Jiaxing Eastern China United Hydrogen	4,894,762	—
Wanghui Energy	2,849,867	1,518,179
Ejin Banner Puxin	1,198,710	—
Ejin Horo Banner Hydrogen	1,082,259	—
Liaocheng Meijin	611,308	—
Nanyang Meijin	527,701	—
Shanxi Meijin	483,736	466,306
Hangyu New Energy	404,824	—
Ningbo Yixun Chuangneng	199,280	—
Luohe Meijin	162,482	—
Qingdao Meijin New Energy Auto	146,597	—
Shanxi Meijin Luhe	—	2,499,804
Lvliang Huitong	—	1,310,001
Renqiu Meijin	—	293,727
Qingdao Meijin Investment	—	243,231
Meijin Guohong	—	208,640
Qingdao Meijin	—	203,576
Others	366,527	394,216
	$26,192,610	$7,137,680

Purchase
Foshan Feichi	$7,563,514	$—
Beijing Guohong Hydrogen	166,028	149,988
Guohong Hydrogen	—	1,724,858
	$7,729,542	$1,874,846

Borrowings(a)
Ms. Ma Xia	$—	$282,478
	$—	$282,478

Repayment of borrowings(a)
Ms. Ma Xia	$—	$282,478
	$—	$282,478

(a)	For the year ended December 31, 2024 and 2023, the Company borrowed $282,478 from Ms. Ma Xia for working capital purpose. The borrowing was interest-free and payable on deman. In the same year, the Company repaid the borrowings. For the year ended December 31, 2024, the Company did not borrow loans from related parties.

F-27

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 12 — SHAREHOLDERS’ EQUITY

Ordinary shares

The authorized share capital is 500,000,000 ordinary shares of par value of US$0.0001 per share.

On June 7, 2024, the Company issued 300,000,000 shares of ordinary shares, at par value of $0.0001 per share, to all existing shareholders on a pro rata basis. The issuance was considered as being part of the reorganization of the Company and was retroactively applied as if the transaction occurred at the beginning of the period presented. No cash or other consideration was paid for the issuance of 300,000,000 ordinary shares. All the existing shareholders and directors of the Company consider this share issuance was part of the Company’s reorganization to result in 300,000,000 ordinary shares issued and outstanding prior to completion of this offering.

As of December 31, 2024 and 2023, the Company had 300,000,000 ordinary shares issued and outstanding.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by the Company’s subsidiaries in the PRC only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries included in the Company’s combined and consolidated net assets are also non-distributable for dividend purposes. The results of operations reflected in the accompanying combined and consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the PRC subsidiaries. The Company’s PRC subsidiaries are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company’s PRC subsidiary may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of December 31, 2024 and 2023, the Company’s PRC subsidiaries set aside statutory reserves of $19,169 and $57,880, respectively.

As of December 31, 2024 and 2023, the Company had net assets restricted in the aggregate, which include paid-in capital and statutory reserves of the PRC subsidiaries that are included in the Company’s combined and consolidated net assets, of $9,004,094 and $5,400,101, respectively.

NOTE 13 — SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance.

The Company’s organizational structure is based on a number of factors that the CODM uses to evaluate, view and run its business operations which include, but not limited to, customer base, homogeneity of service and technology. The Company’s operating segments are based on such organizational structure and information reviewed by the CODM to evaluate the operating segment results. Based on management’s assessment, the Company has determined that it has two operating segments: (i) hydrogen energy solutions, and (ii) hydrogen commercial applications.

F-28

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 13 — SEGMENT INFORMATION (cont.)

The following table presents revenue by segments for the years ended December 31, 2024 and 2023, respectively:

	For the Year Ended December 31, 2024
	Hydrogen Energy Solutions	Hydrogen Commercial Applications	Total
Revenue	$29,445,314	$23,152,080	$52,597,394
Cost of revenue and related tax	$(25,998,131)	$(20,614,009)	$(46,612,140)
Gross profit	$3,447,183	$2,538,071	$5,985,254
Total operating expenses	$(1,728,941)	$(3,290,518)	$(5,019,459)
Net income (loss)	$1,448,203	$(868,686)	$579,517

	For the Year Ended December 31, 2023
	Hydrogen Energy Solutions	Hydrogen Commercial Applications	Total
Revenue	$12,007,522	$1,103,028	$13,110,550
Cost of revenue and related tax	$(8,894,088)	$(481,092)	$(9,375,180)
Gross profit	$3,113,434	$621,936	$3,735,370
Total operating expenses	$(2,425,477)	$(1,162,201)	$(3,587,678)
Net income (loss)	$658,673	$(519,239)	$139,434

Substantially all of the Company’s revenues are derived from China based on the geographical locations where services are provided to customers. In addition, the Company’s long-lived assets are substantially all located in and derived from China, and the amount of long-lived assets attributable to any individual other country is not material. Therefore, no geographical segments are presented.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company and its subsidiaries are parties to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company did not have other significant commitments, long-term obligations, significant contingencies or guarantees as of December 31, 2024 and 2023.

NOTE 15 — SUBSEQUENT EVENTS

The Company has analyzed, in accordance with ASC 855-10, its operations subsequent to December 31, 2024 to the date these combined and consolidated financial statements were issued, and has determined that, there are no additional material subsequent events to disclose in these combined and consolidated financial statements other than noted above.

NOTE 16 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Regulation S-X requires the condensed financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) of which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party. The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the Company’s PRC subsidiary exceed 25% of the consolidated net assets of the Company.

F-29

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 16 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Certain information and footnote disclosures normally included in financial statements prepared in conformity with U.S. GAAP have been condensed or omitted. The Company’s investment in subsidiary is stated at cost plus equity in undistributed earnings of subsidiaries.

Investment in subsidiaries on the Condensed Balance Sheets, is comprised of the parent company’s net investment in its subsidiaries under the equity method of accounting. As the parent company was not in existence until June 7, 2024, financial statements of the parent company are not required until June 7, 2024.

Condensed Balance Sheets

	December 31, 2024	December 31, 2023
ASSETS
Non-current assets
Investment in subsidiaries	$7,391,535	$—
TOTAL ASSETS	$7,391,535	$—

LIABILITIES AND SHAREHOLDERS’ EQUITY
TOTAL LIABILITIES	$—	$—

SHAREHOLDERS’ EQUITY:
Ordinary shares (par value $0.0001 per share, 500,000,000 shares authorized, 300,000,000 and 300,000,000 shares issued and outstanding as of December 31, 2024)	30,000	—
Additional paid-in capital	8,822,070	—
Accumulated deficits	(1,460,535)	—
TOTAL SHAREHOLDERS’ EQUITY	7,391,535	—
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,391,535	$—

Condensed Statements of Comprehensive Income

	For the years ended December 31,
	2024	2023
Operating expenses:
Share of income of subsidiaries	579,517	—
Net income	$579,517	$—

Other comprehensive loss
Foreign currency translation adjustments	(165,825)	—
Comprehensive income	$413,692	$—

F-30

United Hydrogen Group Inc.
Notes to the Combined and Consolidated Financial Statements

NOTE 16 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

Condensed Statements of Cash Flows

For the years ended December 31,
	2024	2023
Net cash provided by operating activities	—	—
Net cash provided by investing activities	—	—
Net cash provided by financing activities	—	—
Effect of exchange rate changes on cash and cash equivalents	—	—
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at the beginning of the year	—	—
Cash and cash equivalents at the end of the year	$—	$—

F-31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Aimei Health Technology Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Aimei Health Technology Co., Ltd. (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2024, and for the period from April 27, 2023 (inception) through December 31, 2023 , and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and December 31, 203, and the results of its operations and its cash flows for the year ended December 31, 2024, and for the period from April 27, 2023 (inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2023.

Houston, Texas

March 28, 2025

F-32

AIMEI HEALTH TECHNOLOGY CO., LTD

BALANCE SHEETS

	December 31, 2024	December 31, 2023

ASSETS
Current assets:
Cash	$28,208	$580,717
Prepaid expenses	2,176	—
Total current assets	30,384	580,717
Cash held in Trust Account	73,784,549	69,889,848

TOTAL ASSETS	$73,814,933	$70,470,565

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$299,514	$24,841
Extension loan – related party	227,700	—
Due to a related company	289,780	—
Total current liabilities	816,994	24,841
Deferred underwriter fee payable	690,000	690,000
TOTAL LIABILITIES	1,506,994	714,841

Commitments and contingencies (Note 7)	—	—
Ordinary shares, subject to possible redemption. 6,900,000 and 6,900,000 shares issued and outstanding at redemption value of $10.69 and $10.13 as of December 31, 2024 and 2023, respectively	73,784,549	69,889,848

Shareholders’ deficit:
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 2,126,000 and 2,126,000 shares issued and outstanding as of December 31, 2024 and 2023, respectively (excluding 6,900,000 and 6,900,000 shares subject to possible redemption, respectively)	213	213
Accumulated deficit	(1,476,823)	(134,337)
Total shareholders’ deficit	(1,476,610)	(134,124)

TOTAL LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT	$73,814,933	$70,470,565

The accompanying notes are an integral part of these financial statements.

F-33

AIMEI HEALTH TECHNOLOGY CO., LTD

STATEMENTS OF OPERATIONS

	Year ended December 31,	For the period from April 27, 2023 (inception) through December 31,
	2024	2023

Formation and operating costs	$(1,064,786)	$(28,459)
Loss from operations	(1,064,786)	(28,459)

Other income:
Interest earned on assets held in trust	3,617,001	199,848
Total other income	3,617,001	199,848

NET INCOME	$2,552,215	$171,389

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	6,900,000	695,565

Basic and diluted net income per ordinary shares subject to possible redemption	$0.28	0.08

Basic and diluted weighted average shares outstanding, ordinary shares attributable to not subject to possible redemption	2,126,000	1,538,205
Basic and diluted net income per share, ordinary shares attributable to not subject to possible redemption	$0.28	$0.08

The accompanying notes are an integral part of these financial statements.

F-34

AIMEI HEALTH TECHNOLOGY CO., LTD

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Year Ended December 31, 2024
	Ordinary shares		Additional paid-in	Accumulated	Total Stockholders’
	No. of shares	Amount	capital	deficit	deficit

Balance as of December 31, 2023	2,126,000	$213	$—	$(134,337)	$(134,124)
Extension funds attributable to common stock subject to redemption	—	—	—	(277,700)	(277,700)
Remeasurement of ordinary shares subject to possible redemption	—	—	—	(3,617,001)	(3,617,001)
Net income	—	—	—	2,552,215	2,552,215
Balance as of December 31, 2024	2,126,000	$213	$—	$(1,476,823)	$(1,476,610)

	For The Period From April 27, 2023 (Inception) to December 31, 2023
	Ordinary shares		Additional paid-in	Accumulated	Total Stockholders’
	No. of shares	Amount	capital	deficit	deficit

Balance	—	$—	$—	$—	$—
Balance – April 27, 2023 (inception)	—	$—	$—	$—	$—
Issuance of Founder Shares to Sponsor	1,725,000	173	24,827	—	25,000
Sale of public units through public offering	6,900,000	690	68,999,310	—	69,000,000
Sale of Private Placement Units	332,000	33	3,319,967		3,320,000
Offering costs	—	—	(2,070,665)		(2,070,665)
Deferred underwriting costs	—	—	(690,000)	—	(690,000)
Issuance of representative shares	69,000	7	(7)	—	—
Ordinary shares subject to redemption	(6,900,000)	(690)	(69,689,310)	—	(69,690,000)
Remeasurement of ordinary shares subject to possible redemption	—		—	(199,848)	(199,848)
Accretion of additional paid in capital to accumulated deficit	—	—	(105,878)	(105,878)	—
Net income	—	—	—	171,389	171,389
Balance – December 31, 2023	2,126,000	$213	$—	$(134,337)	$(134,124)
Balance	2,126,000	$213	$—	$(134,337)	$(134,124)

The accompanying notes are an integral part of these financial statements.

F-35

AIMEI HEALTH TECHNOLOGY CO., LTD

STATEMENTS OF CASH FLOWS

		For The Period from April 27, 2023
	Year Ended December 31, 2024	(inception) through December 31, 2023
Cash flows from operating activities:
Net income	$2,552,215	171,389
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned in assets held in trust	(3,617,001)	(199,848)
Change in operating assets and liabilities:
Formation costs paid by Sponsor under Promissory Note – Related Party	—	3,618
Prepaid expenses	(2,176)	—
Due to a related company	120,000	—
Accrued expenses	274,673	24,841
Net cash used in operating activities	(672,289)	—

Cash flows from investing activities:
Extension payments deposited in Trust Account	(277,700)	—
Investment of cash in Trust Account	—	(69,690,000)
Net cash used in investing activities	(277,700)	(69,690,000)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares to Sponsor	—	25,000
Proceeds from sale of units through public offering	—	69,000,000
Proceeds from sale of private placement units	—	3,320,000
Proceeds from promissory note – related party	—	206,533
Proceeds from extension promissory note – related party	277,700	—
Advance from related party	119,780	—
Payment of offering costs	—	(2,070,665)
Repayment of promissory note – related party	—	(210,151)
Net cash provided by financing activities	397,480	70,270,717

NET CHANGE IN CASH	(552,509)	580,717

CASH, BEGINNING OF PERIOD	580,717	—

CASH, END OF PERIOD	$28,208	580,717

Non-cash investing and financing activities
Deferred underwriting fee payable	$—	$690,000
Initial classification of shares subject to redemption	$—	$69,690,000
Remeasurement of ordinary stock subject to possible redemption	$3,617,001	$199,848
Extension funds attributable to common stock subject to redemption	$277,700	$—
Issuance of representative shares	$—	$7
Accretion of additional paid-in capital to accumulated deficit	$—	$105,878

The accompanying notes are an integral part of these financial statements.

F-36

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND

Aimei Health Technology Co., Ltd. (the “Company”) is a blank check company incorporated in the Cayman Islands on April 27, 2023. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Although there is no restriction or limitation on what industry its target operates in, it is the Company’s intention to pursue prospective targets that are focused on healthcare innovation. The Company anticipates targeting what are traditionally known as “small cap” companies domiciled in North America, Europe and/or the Asia Pacific regions that are developing assets in the biopharmaceutical, medical technology/medical device and diagnostics space which aligns with its management team’s experience in operating health care companies and in drug and device technology development as well as diagnostic and other services.

As of December 31, 2024, the Company had not yet commenced any operations. All activities through December 31, 2024 related to the Company’s formation and the Initial Public Offering (as defined below). Since the Initial Public Offering, the Company’s activity has been limited to the evaluation of business combination candidates. The Company will not generate any operating revenue until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash in bank and assets held in the Trust Account (as defined below) from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is Aimei Investment Ltd, a Cayman Islands exempted company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 30, 2023. On December 6, 2023, the Company consummated its Initial Public Offering of 6,900,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, which includes full exercise of the underwriters’ over-allotment option of 900,000 Units, generating gross proceeds of $69,000,000 (the “Initial Public Offering”), and incurring offering costs of $2,070,665 and $690,000 for deferred underwriting commissions (see Note 7). The Company granted the underwriters a 45-day option to purchase up to an additional 900,000 Units at the Initial Public Offering price to cover over-allotments, if any. On December 6, 2023, the over-allotment option was exercised in full.

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 332,000 units (the “Private Units”) to the Sponsor at a price of $10.00 per Unit, generating total gross proceeds of $3,320,000 (the “Private Placement”). (see Note 4).

Following the closing of the Initial Public Offering on December 6, 2023, an amount of $69,690,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the proceeds from the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or may be invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and which invest solely in U.S. Treasuries, as determined by the Company, until the earlier of: (i) the consummation of a business combination, or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of its initial business combination either (i) in connection with a shareholder meeting called to approve the initial business combination or (ii) by means of a tender offer. In connection with a proposed business combination, the Company may seek shareholder approval of a business combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of how they vote for the business combination. If a vote is held to approve such an initial business combination, the Company will consummate such initial business combination only if the Company has the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company.

F-37

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a business combination with respect to the Company’s rights.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which regulate issuer tender offers, and file tender offer documents with the U.S. Securities and Exchange Commission (the “SEC”) prior to completing its initial business combination which contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules.

The Sponsor has agreed (i) to vote any shares owned by them in favor of any proposed business combination, (ii) not to redeem any shares in connection with a shareholder vote to approve a proposed initial business combination or any amendment to the Company’s charter prior to the consummation of its initial business combination and (iii) not to sell any shares to the Company in a tender offer in connection with any proposed business combination. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its business combination.

The Company initially had 12 months from the closing of the Initial Public Offering (or up to 24 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a business combination by up to 12 additional months through 12 one-month extensions of time, as further provided in the Company’s amended and restated memorandum and articles of association) to consummate a business combination (the “Combination Period”). If the Company is unable to complete a business combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining holders of ordinary shares and its board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under its indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. The Company has not asked the Sponsor to reserve for such obligations and therefore believes the Sponsor will be unlikely to satisfy its indemnification obligations if it is required to do so. However, the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-38

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

On June 19, 2024, the Company entered into a definitive Business Combination Agreement (the “Merger Agreement”) for a business combination with (i) United Hydrogen Group Inc., an exempted company incorporated with limited liability in the Cayman Islands (“United Hydrogen”), (ii) United Hydrogen Global Inc., an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), (iii) United Hydrogen Victor Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (iv) United Hydrogen Worldwide Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub” and, together with Pubco and First Merger Sub, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”); and (v) Aimei Investment Ltd., a Cayman Islands exempted company, in the capacity as, from and after the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the representative for the Company and its shareholders (the “Sponsor”).

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) First Merger Sub will merge with and into the United Hydrogen (the “First Merger”), whereby the separate existence of First Merger Sub will cease, and United Hydrogen will be the surviving corporation of the First Merger and become a wholly-owned subsidiary of Pubco; and (ii) following confirmation of the effective filing of the First Merger, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into the Company (the “Second Merger”, and together with the First Merger, the “Mergers”), whereby the separate existence of Second Merger Sub will cease, and the Company will be the surviving corporation of the Second Merger as a wholly-owned subsidiary of Pubco.

On February 6, 2025, the Company entered into an amendment (the “Trust Agreement Amendment”) to the Investment Management Trust Agreement with Continental Stock Transfer & Trusts Company (“Trustee”). Pursuant to the Trust Agreement Amendment, the amount of funds to be deposited into the trust account managed by the Trustee (the “Trust Account”) in connection with extending the timeframe within which the Company must consummate its initial business combination (“Extension”), is adjusted from $0.033 per each share sold in its IPO (the “Public Share”) (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension).

As of the date of this report, the Company has extended four times by an additional one month each time, and so it now has until April 6, 2025 to consummate a business combination. Pursuant to the terms of the current amended and restated memorandum and articles of association and the trust agreement between the Company and Continental Stock Transfer & Trust Company, LLC, in order to extend the time available for the Company to consummate its initial business combination, the Company’s insiders or their affiliates or designees, must deposit into the Trust Account $150,000 on or prior to the date of the applicable deadline. On each of December 11, 2024 and January 13, 2025, the Company has deposited $227,700 into the Trust Account in order to extend the amount of available time to complete a business combination until February 6, 2025. On each of February 6, 2025 and March 6, 2025, the Company has deposited in an amount of $150,000 into the Trust Account in order to extend the amount of available time to complete a business combination until April 6, 2025.

Liquidity and Capital Resources

As of December 31, 2024, the Company had $28,208 in its bank account, $73,784,549 in its Trust Account and working capital deficit of $747,377.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through (i) the payment of $25,000 from the Sponsor to cover certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (see Note 5), and (ii) a loan from the Sponsor of approximately $210,151 under the Note (as defined in Note 5). The Company has repaid the note in full on December 7, 2023. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2024, there were no amounts outstanding under any Working Capital Loan.

F-39

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Over the period of time to complete a business combination, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the Initial Public Offering, the requirement that the Company cease all operations, redeem the Public Shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The accompanying financial statements have been prepared in conformity with generally accepted accounting principles in the U.S. (“U.S. GAAP”), which contemplate continuation of the Company as a going concern.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These accompanying financial statements have been prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-40

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed as of the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2024 and 2023. As of December 31, 2024 and 2023, the cash balance was $28,208 and $580,717, respectively.

Cash held in Trust Account

On July 16, 2024, the Company instructed their trust custodian to liquidate their positions in marketable securities and invest 100% of the trust account in an interest-bearing demand deposit account. As of December 31, 2024, all the assets held in the Trust Account were held in an interest-bearing demand deposit account. As of December 31, 2023, substantially all the assets held in the Trust Account were held in U.S. Treasury Bills. The Company accounts for its marketable securities under ASC 320, where securities are presented at fair value on the balance sheets and with gains or losses, if any, presented on the statements of operations. As of December 31, 2024 and 2023, the assets held in Trust Account was $73,784,549 and $69,889,848, respectively.

Ordinary shares subject to possible redemption

All of the 6,900,000 ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Accounting Standards Codification (“ASC”) 480 “Distinguishing Liabilities from Equity”, conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus Public Shares would be required to be disclosed outside of permanent equity. Accordingly, as of December 31, 2024 and 2023, 6,900,000 and 6,900,000 ordinary shares subject to possible redemption at the redemption amount, respectively, were presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

F-41

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2024 and 2023 and no amounts were accrued for interest and penalties during the years ended December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, there was no provision for income taxes for the years ended December 31, 2024 and 2023.

Net income per share

Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the rights issued in connection with the Initial Public Offering and rights issued as components of the Private Units (the “Private Rights”) since the issuance of shares underlying the rights is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods.

The following table reflects the calculation of basic and diluted net income per ordinary share:

	For the year ended December 31, 2024	Period from April 27, 2023 (inception) to December 31, 2023
Net income including accretion of carrying value to redemption value	$2,552,215	$171,389

	For the Year Ended December 31, 2024		Period from April 27, 2023 (inception) to December 31, 2023
	Redeemable Ordinary Share	Non- Redeemable Ordinary Share	Redeemable Ordinary Share	Non- Redeemable Ordinary Share
Basic and diluted net income per share:
Numerators:
Allocation of net income	$1,951,062	$601,153	$53,368	$118,021
Denominators:
Weighted-average shares outstanding	6,900,000	2,126,000	695,565	1,538,205
Basic and diluted net income per share	$0.28	$0.28	$0.08	$0.08

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of December 31, 2024 and 2023, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. As of December 31, 2024 and 2023, $0 and $330,717 was not insured, respectively.

F-42

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of financial instruments

The fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1 —	defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
Level 2 —	defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
Level 3 —	defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2024 and 2023 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2024	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash held in Trust Account	$73,784,549	$73,784,549	$—	$—

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2023	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash and marketable securities held in Trust Account	$69,889,848	$69,889,848	$—	$—

Related parties

Parties, which can be a corporation or individual, are considered to be related if either the Company or the other party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or significant influence.

Recent issued accounting standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

F-43

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

On December 6, 2023, the Company consummated its Initial Public Offering of 6,900,000 Units (including the issuance of 900,000 Units as a result of the underwriter’s full exercise of its over-allotment option), at $10.00 per Unit, generating gross proceeds of $69,000,000. Each Unit consists of one ordinary share and one right (“Public Right”). Each Public Right entitles the holder to receive one-fifth (1/5) of one ordinary share upon consummation of the Company’s initial business combination, so the holder must hold rights in multiples of 5 in order to receive shares for all of the rights upon closing of a business combination.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 332,000 Private Units at a price of $10.00 per Private Unit ($3,320,000 in the aggregate).

The proceeds from the sale of the Private Units will be added to the net proceeds from the Offering held in the Trust Account. The Private Units are identical to the Units sold in the Initial Public Offering except that Private Units (including the Private Rights) will not be transferable, assignable or saleable until the completion of the Company’s initial business combination except to permitted transferees. If the Company does not complete a business combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Rights will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

Prior to the Initial Public Offering, the Company issued an aggregate of 50,000 ordinary shares of $1.00 par value each to Han Huang. On May 11, 2023, Han Huang transferred those ordinary shares to the Sponsor and on May 15, 2023, the Sponsor resolved to sub-divide the ordinary shares of $1.00 par value each into ordinary shares of $0.0001 par value each and as such the Sponsor held 500,000,000 ordinary shares of $0.0001 each. On May 15, 2023, the directors resolved to repurchase 498,562,500 ordinary shares from the Sponsor, the repurchase resulting in the Sponsor holding 1,437,500 ordinary shares. On May 25, 2023, 1,437,500 founder shares were issued to the Sponsor (up to 187,500 of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) pursuant to a securities subscription agreement and the 1,437,500 ordinary shares previously held by the Sponsor were repurchased by the company, the shares have been retroactively adjusted. On October 20, 2023, the Company capitalized an amount equal to $28.75 standing to the credit of the share premium account and appropriated such sum and applied it on behalf of the Sponsor towards paying up in full (as to the full par value of $0.0001 per founder share) 287,500 unissued ordinary shares of $0.0001 par value and allotted such shares credited as fully paid to the Sponsor, resulting in 1,725,000 ordinary shares being issued and outstanding. 225,000 shares of such ordinary shares are not subject to forfeiture as the underwriters’ over-allotment was exercised in full. The initial shareholders will collectively own approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering and excluding the Private Units and underlying securities).

F-44

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of the Company’s initial business combination or earlier if, subsequent to initial business combination, the Company consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On May 1, 2023, the Sponsor issued an unsecured promissory note (the “Note”) to the Company, pursuant to which the Company may borrow up to an aggregate principal amount of $750,000, to be used for payment of costs related to the Initial Public Offering. The Note is non-interest bearing and payable on the earlier of (i) December 31, 2023, (ii) the consummation of the Initial Public Offering, or (iii) the date on which the Company determines to not proceed with the Initial Public Offering. These amounts were repaid upon completion of the Initial Public Offering out of the $550,000 of Initial Public Offering proceeds that has been allocated for the payment of Initial Public Offering expenses. As of December 6, 2023, the Company has borrowed $210,151 under the Note. The Note was fully repaid on December 7, 2023. There was no outstanding balance due as of December 31, 2024 and 2023.

Extensions Loan — Related Party

The Company will have to consummate a business combination by April 6, 2025. However, if the Company anticipates that it may not be able to consummate a business combination within 12 months, the Company may extend the period of time to consummate a business combination up to twelve times by an additional one month each time to complete a business combination. Pursuant to the terms of the Company’s memorandum and articles of association and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company, both as amended, in order to extend the time available for the Company to consummate a business combination, the Sponsor its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account the applicable extension fees, on or prior to the date of the applicable deadline, for each extension. The Sponsor or its affiliates or designees will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company are unable to close a business combination unless there are funds available outside the Trust Account to do so. Such notes would either be paid upon consummation of the Company’s initial business combination or at the lender’s discretion, converted upon consummation of the business combination into additional private units at a price of $10.00 per unit.

On December 11, 2024, the Company issued an unsecured promissory note in the amount of $227,700 to the Sponsor and United Hydrogen, pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until January 6, 2025. The notes are non-interest bearing and are payable upon the closing of a business combination. In addition, the notes may be converted, at the lender’s discretion, into additional Private Units at a price of $10.00 per unit. As of December 31, 2024 and 2023, the note payable balance was $227,700 and $0, respectively.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into additional Private Units at a price of $10.00 per Unit. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2024 and 2023, there was no amount outstanding under any Working Capital Loan.

F-45

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Due to a related company

As of December 31, 2024 and 2023, the Company had a total amount due to related company of $289,780 and $0 from a related party, respectively, for the payment of costs related to general and administrative services, the Initial Public Offering and administrative services agreement. The balance of which $50,000 was deposited in the trust account as of December 31, 2024 for the January 13, 2025 extension payment. The balance is unsecured, interest-free and has no fixed terms of repayment.

Administrative Services Arrangement

The Sponsor has agreed, commencing from the date that the Company’s securities are first listed on Nasdaq, through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to the Sponsor, $10,000 per month, for up to 12 months, subject to extension to up to 24 months, as provided in the Company’s registration statement, for such administrative services. As of December 31, 2024 and 2023, the unpaid balance was $120,000 and $0, respectively, which is included in amount due to related company balance.

NOTE 6 — SHAREHOLDERS’ DEFICIT

Ordinary Shares

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share. On May 1, 2023, The Company entered into a subscription agreement for founder shares with the Sponsor which is recorded as subscription receivable. The subscription agreement was amended and restated on May 24, 2023. Prior to the Initial Public Offering, the Company issued an aggregate of 50,000 ordinary shares of $1.00 par value each to Han Huang. On May 11, 2023, Han Huang transferred those ordinary shares to the Sponsor and on May 15, 2023, the Sponsor resolved to sub-divide the ordinary shares of $1.00 par value each into ordinary shares of $0.0001 par value each and as such the Sponsor held 500,000,000 ordinary shares of $0.0001 each. On May 15, 2023, the directors resolved to repurchase 498,562,500 ordinary shares from the Sponsor, the repurchase resulting in the Sponsor holding 1,437,500 ordinary shares. On May 25, 2023, 1,437,500 founder shares were issued to the Sponsor pursuant to a securities subscription agreement for an aggregate purchase price of $25,000 (up to 187,500 of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) pursuant to a securities subscription agreement and the 1,437,500 ordinary shares previously held by the Sponsor were repurchased by the Company, the shares having been retroactively adjusted. As of May 8, 2023, $25,000 was included as a subscription receivable. On September 15, 2023, the Company received $25,000 in cash. The Sponsor transferred 152,000 of those ordinary shares among the Company’s Chief Executive Officer, Chief Financial Officer and three independent director nominees at their original purchase price pursuant to executed securities assignment agreements, effective as of May 25, 2023. On October 20, 2023, the Company capitalized an amount equal to $28.75 standing to the credit of the share premium account and appropriated such sum and applied it on behalf of the Sponsor towards paying up in full (as to the full par value of $0.0001 per founder share) 287,500 unissued ordinary shares of $0.0001 par value and allotted such shares credited as fully paid to the Sponsor, resulting in 1,725,000 ordinary shares being issued and outstanding. 225,000 shares of such ordinary shares are not subject to forfeiture as the underwriters’ over-allotment was exercised in full. The initial shareholders will collectively own approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering and excluding the Private Units and underlying securities).

F-46

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 6 — SHAREHOLDERS’ DEFICIT (cont.)

As of December 31, 2024 and 2023, as a result of the closing of the Initial Public Offering and full exercise of the underwriters’ over-allotment option, there were 2,126,000 ordinary shares issued and outstanding, excluding 6,900,000 ordinary shares subject to possible redemption.

Rights

Each holder of a right will receive one-fifth (1/5) of one ordinary share upon consummation of a business combination, even if the holder of such right redeemed all shares held by it in connection with a business combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a business combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a business combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary share will receive in the transaction on an as-converted into ordinary share basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/5th of one share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

Additionally, in no event will the Company be required to net cash to settle the rights. If the Company is unable to complete a business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights. Accordingly, the rights may expire worthless.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the insider shares, as well as the holders of the Private Units (and underlying securities) and any securities issued in payment of Working Capital Loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The initial shareholders and their permitted transferees can demand that the Company register the founder shares, the Private Units and the underlying Private Shares, and the units issuable upon conversion of working capital loans and the underlying ordinary shares and rights, pursuant to an agreement to be signed prior to or on the effective date requiring the Company to register such securities for resale. The holders of such securities are entitled to demand that the Company register these securities at any time after consummation of an initial business combination. Notwithstanding anything to the contrary, any holder that is affiliated with an underwriter participating in the Initial Public Offering may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination; provided that any holder that is affiliated with an underwriter participating in the Initial Public Offering may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement.

Representative Shares

The Company issued 69,000 ordinary shares to the representative (and/or its designees) (the “representative shares”) as part of representative compensation as the underwriters exercised their over-allotment option in full. The representative shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the commencement of sales in the Initial Public Offering pursuant to FINRA Rule 5110 (e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the date of the commencement of sales in the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the date of the commencement of sales in the Initial Public Offering except to any underwriter and selected dealer participating in the offering and their officers, partners, registered persons or affiliates.

F-47

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO FINANCIAL STATEMENTS

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

Underwriter Agreement

The underwriters purchased 900,000 additional Units to cover over-allotments.

The underwriters were entitled to a cash underwriting discount of: (i) two percent (2.00%) of the gross proceeds of the Initial Public Offering, or $1,380,000 as the underwriters’ over-allotment is exercised in full. In addition, the underwriters are entitled to a deferred fee of one percent (1.0%) of the gross proceeds of the Initial Public Offering, or $690,000 as the underwriters’ over-allotment is exercised in full upon closing of the business combination. The deferred fee will be paid in cash upon the closing of a business combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. In addition, the Company has paid the representative of the underwriters, at the closing of the Initial Public Offering, 1.00% of the gross proceeds in the Company’s ordinary shares or 69,000 ordinary shares as the underwriters’ over-allotment is exercised in full.

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a business combination, the Company has granted Spartan Capital Securities, LLC, a right of first refusal to act as the sole investment banker, sole book running manager and/or sole placement agent for any and all future private or public equity, equity-linked, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the commencement of sales in the Initial Public Offering.

NOTE 8 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating decision maker has been identified as the Chief Financial Officer (“CODM”), who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which includes general and administrative expenses and interest earned on assets held in Trust Account which are included in the accompanying statements of operations.

The key measures of segment profit or loss reviewed by our CODM are earned on assets held in Trust Account and general and administrative expenses. The CODM reviews earned on assets held in Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 9 — SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, the Company has evaluated all events or transactions that occurred after the balance sheet date through the date the financial statements were issued.

On January 13, 2025, the Company issued an unsecured promissory note in an amount of $227,700 to the Sponsor and United Hydrogen, pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until February 6, 2025.

On February 5, 2025, in connection with the stockholders vote at the Adjourned Meeting, 2,904,267 shares were redeemed by certain shareholders at a price of approximately $10.77 per share, including interest generated and extension payments deposited in the Trust Account, in an aggregate amount of approximately $31.27 million.

On February 6, 2025, the Company entered into the Trust Agreement Amendment with the Trustee. Pursuant to the Trust Agreement Amendment, the amount of funds to be deposited into the Trust Account in connection with extending the timeframe within which the Company must consummate its initial business combination, is adjusted from $0.033 per each Public Share (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension).

On February 6, 2025, the Company issued an unsecured promissory note in an amount of $150,000 to the Sponsor and United Hydrogen, pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until March 6, 2025.

On March 6, 2025, the Company issued an unsecured promissory note in an amount of $150,000 to the Sponsor and United Hydrogen, pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until April 6, 2025.

F-48

AIMEI HEALTH TECHNOLOGY CO., LTD

UNAUDITED BALANCE SHEETS

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash	$2,138	$28,208
Prepaid expenses	42,500	2,176
Total current assets	44,638	30,384
Cash held in Trust Account	44,511,399	73,784,549
TOTAL ASSETS	$44,556,037	$73,814,933

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued expenses	$309,097	$299,514
Extension loans– related party	1,205,400	227,700
Due to a related company	699,469	289,780
Total current liabilities	2,213,966	816,994
Deferred underwriter fee payable	690,000	690,000
TOTAL LIABILITIES	2,903,966	1,506,994

Commitments and contingencies (Note 7)	—	—
Ordinary shares, subject to possible redemption, 3,995,733 and 6,900,000 shares issued and outstanding at redemption value of $11.14 and $10.69, as of June 30, 2025 and December 31, 2024, respectively	44,511,399	73,784,549

Shareholders’ deficit:
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 2,126,000 and 2,126,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively (excluding 3,995,733 and 6,900,000 shares subject to possible redemption, respectively)	213	213
Accumulated deficit	(2,859,541)	(1,476,823)
Total shareholders’ deficit	(2,859,328)	(1,476,610)

TOTAL LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ DEFICIT	$44,556,037	$73,814,933

The accompanying notes are an integral part of these unaudited financial statements.

F-49

AIMEI HEALTH TECHNOLOGY CO., LTD

UNAUDITED STATEMENTS OF OPERATIONS

	For the Three months Ended	For the Three months Ended	For the Six months Ended	For the Six months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Formation and operating costs	$(41,604)	$(309,114)	$(455,018)	$(462,746)
Loss from operations	(41,604)	(309,114)	(455,018)	(462,746)

Other income:
Interest earned on assets held in trust	466,574	918,206	1,064,650	1,827,338

Total other income	466,574	918,206	1,064,650	1,827,338

NET INCOME	$424,970	$609,092	$609,632	$1,364,592

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	3,995,733	6,900,000	4,573,377	6,900,000

Basic and diluted net income per ordinary shares subject to possible redemption	$0.07	$0.07	$0.09	$0.15

Basic and diluted weighted average shares outstanding, ordinary shares attributable to not subject to possible redemption	2,126,000	2,126,000	2,126,000	2,126,000
Basic and diluted net income per share, ordinary shares attributable to not subject to possible redemption	$0.07	$0.07	$0.09	$0.15

The accompanying notes are an integral part of these unaudited financial statements.

F-50

AIMEI HEALTH TECHNOLOGY CO., LTD

UNAUDITED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	For The Three and Six Months Ended June 30, 2025
				Total
	Ordinary shares		Accumulated	shareholders’
	No. of shares	Amount	deficit	deficit
Balance as of January 1, 2025	2,126,000	$213	$(1,476,823)	$(1,476,610)
Extension funds attributable to ordinary shares subject to redemption	—	—	(477,700)	(477,700)
Remeasurement of ordinary shares subject to possible redemption	—	—	(598,076)	(598,076)
Net income	—	—	184,662	184,662
Balance as of March 31, 2025	2,126,000	$213	$(2,367,937)	$(2,367,724)
Extension funds attributable to ordinary shares subject to redemption	—	—	(450,000)	(927,700)
Remeasurement of ordinary shares subject to possible redemption	—	—	(466,574)	(466,574)
Net income	—	—	424,970	424,970
Balance as of June 30, 2025	2,126,000	$213	$(2,895,541)	$(2,859,328)

	For The Three and Six Months Ended June 30, 2024
				Total
	Ordinary shares		Accumulated	shareholders’
	No. of shares	Amount	deficit	deficit
Balance as of January 1, 2024	2,126,000	$213	$(134,337)	$(134,124)
Remeasurement of ordinary shares subject to possible redemption	—	—	(909,132)	(909,132)
Net income	—	—	755,500	755,500
Balance as of March 31, 2024	2,126,000	$213	$(287,969)	$(287,756)
Balance	2,126,000	$213	$(287,969)	$(287,756)
Remeasurement of ordinary shares subject to possible redemption	—	—	(918,206)	(918,206)
Net income	—	—	609,092	609,092
Balance as of June 30, 2024	2,126,000	$213	$(597,083)	$(596,870)
Balance	2,126,000	$213	$(597,083)	$(596,870)

The accompanying notes are an integral part of these unaudited financial statements.

F-51

AIMEI HEALTH TECHNOLOGY CO., LTD

UNAUDITED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30, 2025	For the Six Months Ended June 30, 2024
Cash flows from operating activities:
Net income	$609,632	$1,364,592
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned in assets held in trust	(1,064,650)	(1,827,338)
Change in operating assets and liabilities:
Prepaid expenses	(40,324)	(46,840)
Due to a related company	60,000	51,803
Accrued expenses	9,583	34,571
Net cash used in operating activities	(425,759)	(423,212)

Cash flows from investing activities:
Cash withdrawn from Trust Account in connection to redemption	31,265,500	—
Extension payments deposited in Trust Account	(927,700)	—
Net cash provided by investing activities	30,337,800	—

Cash flows from financing activities:
Proceeds from extension promissory note – related party	927,700	—
Advance from related party	399,689	—
Redemption of ordinary shares	(31,265,500)	—
Net cash used in financing activities	(29,938,111)	—

NET CHANGE IN CASH	(26,070)	(423,212)

CASH, BEGINNING OF PERIOD	28,208	580,717
CASH, END OF PERIOD	$2,138	$157,505

Non-cash investing and financing activities
Remeasurement of ordinary shares subject to possible redemption	$1,064,650	$1,827,338
Extension funds attributable to ordinary shares subject to redemption	$927,700	$—

The accompanying notes are an integral part of these unaudited financial statements.

F-52

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND

Aimei Health Technology Co., Ltd (the “Company”) is a blank check company incorporated in the Cayman Islands on April 27, 2023. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Although there is no restriction or limitation on what industry its target operates in, it is the Company’s intention to pursue prospective targets that are focused on healthcare innovation. The Company anticipates targeting what are traditionally known as “small cap” companies domiciled in North America, Europe and/or the Asia Pacific regions that are developing assets in the biopharmaceutical, medical technology/medical device and diagnostics space which aligns with its management team’s experience in operating health care companies and in drug and device technology development as well as diagnostic and other services.

As of June 30, 2025, the Company had not yet commenced any operations. All activities through June 30, 2025 related to the Company’s formation and the Initial Public Offering (as defined below). Since the Initial Public Offering, the Company’s activity has been limited to the costs in pursuit of the consummation of an initial business combination. The Company will not generate any operating revenue until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash in bank and assets held in the Trust Account (as defined below) from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company’s sponsor is Aimei Investment Ltd, a Cayman Islands exempted company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 30, 2023. On December 6, 2023, the Company consummated its Initial Public Offering of 6,900,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, which includes full exercise of the underwriters’ over-allotment option of 900,000 Units, generating gross proceeds of $69,000,000 (the “Initial Public Offering”), and incurring offering costs of $2,070,665 and $690,000 for deferred underwriting commissions (see Note 7). The Company granted the underwriters a 45-day option to purchase up to an additional 900,000 Units at the Initial Public Offering price to cover over-allotments, if any. On December 6, 2023, the over-allotment option was exercised in full.

Simultaneously with the consummation of the closing of the Offering, the Company consummated the private placement of an aggregate of 332,000 units (the “Private Units”) to the Sponsor at a price of $10.00 per Unit, generating total gross proceeds of $3,320,000 (the “Private Placement”). (see Note 4).

Following the closing of the Initial Public Offering on December 6, 2023, an amount of $69,690,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and a portion of the proceeds from the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States and held as cash items or may be invested only in U.S. government treasury bills, notes and bonds with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act and which invest solely in U.S. Treasuries, as determined by the Company, until the earlier of: (i) the consummation of a business combination, or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of its initial business combination either (i) in connection with a shareholder meeting called to approve the initial business combination or (ii) by means of a tender offer. In connection with a proposed business combination, the Company may seek shareholder approval of a business combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of how they vote for the business combination. If a vote is held to approve such an initial business combination, the Company will consummate such initial business combination only if the Company has the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company.

F-53

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter. There will be no redemption rights upon the completion of a business combination with respect to the Company’s rights.

If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which regulate issuer tender offers, and file tender offer documents with the U.S. Securities and Exchange Commission (the “SEC”) prior to completing its initial business combination which contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules.

The Sponsor has agreed (i) to vote any shares owned by them in favor of any proposed business combination, (ii) not to redeem any shares in connection with a shareholder vote to approve a proposed initial business combination or any amendment to the Company’s charter prior to the consummation of its initial business combination and (iii) not to sell any shares to the Company in a tender offer in connection with any proposed business combination. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its business combination.

The Company initially had 12 months from the closing of the Initial Public Offering (or up to 24 months from the closing of the Initial Public Offering if the Company extends the period of time to consummate a business combination by up to 12 additional months through 12 one-month extensions of time, as further provided in the Company’s amended and restated memorandum and articles of association) to consummate a business combination (the “Combination Period”). If the Company is unable to complete a business combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding Public Shares which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining holders of ordinary shares and its board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to its obligations to provide for claims of creditors and the requirements of applicable law.

The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share (whether or not the underwriters’ over-allotment option is exercised in full), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under its indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company. The Company has not asked the Sponsor to reserve for such obligations and therefore believes the Sponsor will be unlikely to satisfy its indemnification obligations if it is required to do so. However, the Company believes the likelihood of the Sponsor having to indemnify the Trust Account is limited because the Company will endeavor to have all vendors and prospective target businesses as well as other entities execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

F-54

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

On June 19, 2024, the Company entered into a definitive Business Combination Agreement (the “Merger Agreement”) for a business combination with (i) United Hydrogen Group Inc., an exempted company incorporated with limited liability in the Cayman Islands (“United Hydrogen”), (ii) United Hydrogen Global Inc., an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), (iii) United Hydrogen Victor Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (iv) United Hydrogen Worldwide Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub” and, together with Pubco and First Merger Sub, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”); and (v) Aimei Investment Ltd, a Cayman Islands exempted company, in the capacity as, from and after the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the representative for the Company and its shareholders (the “Sponsor”).

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) First Merger Sub will merge with and into the United Hydrogen (the “First Merger”), whereby the separate existence of First Merger Sub will cease, and United Hydrogen will be the surviving corporation of the First Merger and become a wholly-owned subsidiary of Pubco; and (ii) following confirmation of the effective filing of the First Merger, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into the Company (the “Second Merger”, and together with the First Merger, the “Mergers”), whereby the separate existence of Second Merger Sub will cease, and the Company will be the surviving corporation of the Second Merger as a wholly-owned subsidiary of Pubco.

On February 5, 2025, in connection with the stockholders vote at the Company’s previous adjourned extraordinary general meeting (“Adjourned Meeting”), 2,904,267 shares were redeemed by certain shareholders at a price of approximately $10.77 per share, including interest generated and extension payments deposited in the Trust Account, in an aggregate amount of approximately $31.27 million.

On February 6, 2025, the Company entered into an amendment (the “Trust Agreement Amendment”) to the Investment Management Trust Agreement with Continental Stock Transfer & Trusts Company (“Trustee”). Pursuant to the Trust Agreement Amendment, the amount of funds to be deposited into the Trust Account in connection with extending the timeframe within which the Company must consummate its initial business combination (“Extension”), is adjusted from $0.033 per Public Share (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension).

As of the date of these unaudited financial statements issued, the Company has extended ten times by an additional one month each time, and so it now has until November 6, 2025 to consummate a business combination. Pursuant to the terms of the current amended and restated memorandum and articles of association and the trust agreement between the Company and the Trustee, in order to extend the time available for the Company to consummate its initial business combination, the Company’s insiders or their affiliates or designees, must deposit into the Trust Account a monthly extension fee on or prior to the date of the applicable deadline. On December 11, 2024 and January 13, 2025, the Sponsor and United Hydrogen caused the first and second monthly extension fee of $227,700, respectively, to be deposited into the Trust Account, in order to extend the amount of available time to complete a business combination until February 6, 2025. On February 6, 2025, March 6, 2025, April 4, 2025, May 6, 2025, June 6, 2025, July 6, 2025, August 6, 2025, September 5, 2025 and October 8, 2025, the Sponsor and United Hydrogen caused the third through eleventh monthly extension fee of $150,000, respectively, to be deposited into the Trust Account in order to extend the amount of available time to complete a business combination until November 6, 2025. The deposit of the first through eleventh monthly extension fee is evidenced by an unsecured promissory note. The first and second monthly extension promissory notes are in the principal amount of $227,700 each, shared equally between the Sponsor and United Hydrogen ($113,850 each). The third through eleventh monthly extension promissory notes are in the principal amount of $150,000, also shared equally between the Sponsor and United Hydrogen ($75,000 each).

F-55

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS BACKGROUND (cont.)

Liquidity and Capital Resources

As of June 30, 2025, the Company had $2,138 in its bank account, $44,511,399 in its Trust Account and working capital deficit of $2,169,328.

The Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of June 30, 2025, there were no amounts outstanding under any Working Capital Loan.

Over the period of time to complete a business combination, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the business combination.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unsuccessful in consummating an initial business combination within the prescribed period of time from the closing of the Initial Public Offering, the requirement that the Company cease all operations, redeem the Public Shares and thereafter liquidate and dissolve raises substantial doubt about the ability to continue as a going concern within one year after the date that the financial statements are issued. The unaudited financial statements do not include any adjustments that might result from the outcome of this uncertainty. The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles in the U.S. (“U.S. GAAP”), which contemplate continuation of the Company as a going concern.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These accompanying unaudited financial statements have been prepared in accordance with U.S. GAAP for interim financial statements and Article 8 of Regulation S-X. The unaudited financial statements as of June 30, 2025 should be read in conjunction with the Company’s financial statements and notes thereto for the year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The interim results for the six months ended June 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

F-56

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of unaudited financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed as of the date of the unaudited financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2025 and December 31, 2024. As of June 30, 2025 and December 31, 2024, the cash balance was $2,138 and $28,208, respectively.

Cash held in trust account

On July 16, 2024, the Company instructed their trust custodian to liquidate their positions in marketable securities and invest 100% of the trust account in an interest-bearing demand deposit account. As of June 30, 2025 and December 31, 2024, all the assets held in the Trust Account were held in an interest-bearing demand deposit account. Interest earned is included in the interest earning on assets held in trust in the accompanying statements of operations. As of June 30, 2025 and December 31, 2024, the assets held in the Trust Account was $44,511,399 and $73,784,549, respectively.

Ordinary shares subject to possible redemption

All of the 6,900,000 ordinary shares sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Accounting Standards Codification (“ASC”) 480 “Distinguishing Liabilities from Equity”, conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets (shareholders’ equity) to be less than $5,000,001. However, the threshold in its charter would not change the nature of the underlying shares as redeemable and thus Public Shares would be required to be disclosed outside of permanent equity. Accordingly, as of June 30, 2025 and December 31, 2024, 3,995,733 and 6,900,000 ordinary shares subject to possible redemption at the redemption amount, respectively, were presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited balance sheets.

F-57

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the unaudited financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of June 30, 2025 and December 31, 2024 and no amounts were accrued for interest and penalties during the three and six months ended June 30, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, there was no provision for income taxes for the three and six months ended June 30, 2025 and 2024.

Net income per share

Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted loss per share does not consider the effect of the rights issued in connection with the Initial Public Offering and rights issued as components of the Private Units (the “Private Rights”) since the issuance of shares underlying the rights is contingent upon the occurrence of future events. As a result, diluted loss per share is the same as basic loss per share for the periods.

The following table reflects the calculation of basic and diluted net income per ordinary share:

	For the six months ended June 30, 2025	For the six months ended June 30, 2024
Net income	$609,632	$1,364,592

F-58

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the three months ended June 30, 2025	For the three months ended June 30, 2024
Net income	$424,970	$609,092

	For the Six Months Ended June 30, 2025		For the Six Months Ended June 30, 2024
	Redeemable Ordinary Share	Non- Redeemable Ordinary Share	Redeemable Ordinary Share	Non- Redeemable Ordinary Share
Basic and diluted net income per share:
Numerators:
Allocation of net income	$416,170	$193,462	$1,043,174	$321,418

Denominators:
Weighted-average shares outstanding	4,573,377	2,126,000	6,900,000	2,126,000
Basic and diluted net income per share	$0.09	$0.09	$0.15	$0.15

	For the Three Months Ended June 30, 2025		For the Three Months Ended June 30, 2024
	Redeemable Ordinary Share	Non- Redeemable Ordinary Share	Redeemable Ordinary Share	Non- Redeemable Ordinary Share
Basic and diluted net income per share:
Numerators:
Allocation of net income	$277,383	$147,587	$465,625	$143,467

Denominators:
Weighted-average shares outstanding	3,995,733	2,126,000	6,900,000	2,126,000
Basic and diluted net income per share	$0.07	$0.07	$0.07	$0.07

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. As of June 30, 2025 and December 31, 2024, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account. As of June 30, 2025 and December 31, 2024, no amount was not insured, respectively.

Fair value of financial instruments

The fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

Level 1	—	defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

F-59

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Level 2	—	defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
Level 3	—	defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2025 and December 31, 2024 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	June 30,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2025	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash held in trust account	$44,511,399	$44,511,399	$—	$—

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2024	(Level 1)	(Level 2)	(Level 3)
Assets:
Cash held in trust account	$73,784,549	$73,784,549	$—	$—

Related parties

Parties, which can be a corporation or individual, are considered to be related if either the Company or the other party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Companies are also considered to be related if they are subject to common control or significant influence.

Recent issued accounting standards

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

On December 6, 2023, the Company consummated its Initial Public Offering of 6,900,000 Units (including the issuance of 900,000 Units as a result of the underwriter’s full exercise of its over-allotment option), at $10.00 per Unit, generating gross proceeds of $69,000,000. Each Unit consists of one ordinary share and one right (“Public Right”). Each Public Right entitles the holder to receive one-fifth (1/5) of one ordinary share upon consummation of the Company’s initial business combination, so the holder must hold rights in multiples of 5 in order to receive shares for all of the rights upon closing of a business combination.

F-60

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 332,000 Private Units at a price of $10.00 per Private Unit ($3,320,000 in the aggregate).

The proceeds from the sale of the Private Units will be added to the net proceeds from the Offering held in the Trust Account. The Private Units are identical to the Units sold in the Initial Public Offering except that Private Units (including the Private Rights) will not be transferable, assignable or saleable until the completion of the Company’s initial business combination except to permitted transferees. If the Company does not complete a business combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Rights will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

Prior to the Initial Public Offering, the Company issued an aggregate of 50,000 ordinary shares of $1.00 par value each to Han Huang. On May 11, 2023, Han Huang transferred those ordinary shares to the Sponsor and on May 15, 2023, the Sponsor resolved to sub-divide the ordinary shares of $1.00 par value each into ordinary shares of $0.0001 par value each and as such the Sponsor held 500,000,000 ordinary shares of $0.0001 each. On May 15, 2023, the directors resolved to repurchase 498,562,500 ordinary shares from the Sponsor, the repurchase resulting in the Sponsor holding 1,437,500 ordinary shares. On May 25, 2023, 1,437,500 founder shares were issued to the Sponsor (up to 187,500 of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) pursuant to a securities subscription agreement and the 1,437,500 ordinary shares previously held by the Sponsor were repurchased by the company, the shares have been retroactively adjusted. On October 20, 2023, the Company capitalized an amount equal to $28.75 standing to the credit of the share premium account and appropriated such sum and applied it on behalf of the Sponsor towards paying up in full (as to the full par value of $0.0001 per founder share) 287,500 unissued ordinary shares of $0.0001 par value and allotted such shares credited as fully paid to the Sponsor, resulting in 1,725,000 ordinary shares being issued and outstanding. 225,000 shares of such ordinary shares are not subject to forfeiture as the underwriters’ over-allotment was exercised in full. The initial shareholders will collectively own approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering and excluding the Private Units and underlying securities).

Subject to certain limited exceptions, the initial shareholders have agreed not to transfer, assign or sell their founder shares until six months after the date of the consummation of the Company’s initial business combination or earlier if, subsequent to initial business combination, the Company consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Extensions Loan — Related Party

The Company will have to consummate a business combination by November 6, 2025. However, if the Company anticipates that it may not be able to consummate a business combination within 12 months, the Company may extend the period of time to consummate a business combination up to twelve times by an additional one month each time to complete a business combination. Pursuant to the terms of the Company’s memorandum and articles of association and the trust agreement entered into between the Company and the Trustee, both as amended, in order to extend the time available for the Company to consummate a business combination, the Sponsor its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the Trust Account the applicable extension fees, on or prior to the date of the applicable deadline, for each extension. The Sponsor or its affiliates or designees will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the Trust Account to do so. Such notes would either be paid upon consummation of the Company’s initial business combination or at the lender’s discretion, converted upon consummation of the business combination into additional private units at a price of $10.00 per unit.

F-61

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

On each of December 11, 2024 and January 13, 2025, the Company issued an unsecured promissory note in the amount of $227,700 to the Sponsor and United Hydrogen, pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until February 6, 2025. On February 6, 2025, the Company entered into the Trust Agreement Amendment to the Investment Management Trust Agreement with the Trustee. Pursuant to the Trust Agreement Amendment, the amount of funds to be deposited into the Trust Account in connection with the Extension, is adjusted from $0.033 per each share sold in its IPO (for each monthly extension) to an amount equal to $150,000 for all outstanding Public Shares (for each monthly extension). On each of February 6, 2025, March 6, 2025, April 4, 2025, May 6, 2025, June 6, 2025, July 6, 2025, August 6, 2025, September 5, 2025 and October 8, 2025, the Company issue an unsecured promissory note in the amount of $150,000 to the Sponsor and United Hydrogen, pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until November 6, 2025. These notes are non-interest bearing and are payable upon the closing of a business combination. In addition, the notes may be converted, at the lender’s discretion, into additional Private Units at a price of $10.00 per unit. As of June 30, 2025 and December 31, 2024, the note payable balance was $1,205,400 and $227,700, respectively.

Working Capital Loan — Related Party

In order to finance transaction costs in connection with a business combination, the Company’s Sponsor or an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a business combination into additional Private Units at a price of $10.00 per Unit. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of June 30, 2025 and December 31, 2024, there was no amount outstanding under any Working Capital Loan.

Due to a related company

As of June 30, 2025 and December 31, 2024, the Company had a total amount due to related company of $699,469 and $289,780 from a related party, respectively, for the payment of costs related to general and administrative services, the Initial Public Offering and administrative services agreement. The balance is unsecured, interest-free and has no fixed terms of repayment.

Administrative Services Arrangement

The Sponsor has agreed, commencing from the date that the Company’s securities are first listed on Nasdaq, through the earlier of the Company’s consummation of a business combination and its liquidation, to make available to the Company certain general and administrative services, including office space, utilities and administrative services, as the Company may require from time to time. The Company has agreed to pay to the Sponsor, $10,000 per month, for up to 12 months, subject to extension to up to 24 months, as provided in the Company’s registration statement, for such administrative services. As of June 30, 2025 and December 31, 2024, the unpaid balance was $180,000 and $120,000, respectively, which is included in amount due to related company balance.

F-62

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 6 — SHAREHOLDERS’ DEFICIT

Ordinary Shares

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share. On May 1, 2023, The Company entered into a subscription agreement for founder shares with the Sponsor which is recorded as subscription receivable. The subscription agreement was amended and restated on May 24, 2023. Prior to the Initial Public Offering, the Company issued an aggregate of 50,000 ordinary shares of $1.00 par value each to Han Huang. On May 11, 2023, Han Huang transferred those ordinary shares to the Sponsor and on May 15, 2023, the Sponsor resolved to sub-divide the ordinary shares of $1.00 par value each into ordinary shares of $0.0001 par value each and as such the Sponsor held 500,000,000 ordinary shares of $0.0001 each. On May 15, 2023, the directors resolved to repurchase 498,562,500 ordinary shares from the Sponsor, the repurchase resulting in the Sponsor holding 1,437,500 ordinary shares. On May 25, 2023, 1,437,500 founder shares were issued to the Sponsor pursuant to a securities subscription agreement for an aggregate purchase price of $25,000 (up to 187,500 of which are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised) pursuant to a securities subscription agreement and the 1,437,500 ordinary shares previously held by the Sponsor were repurchased by the Company, the shares having been retroactively adjusted. As of May 8, 2023, $25,000 was included as a subscription receivable. On September 15, 2023, the Company received $25,000 in cash. The Sponsor transferred 152,000 of those ordinary shares among the Company’s Chief Executive Officer, Chief Financial Officer and three independent director nominees at their original purchase price pursuant to executed securities assignment agreements, effective as of May 25, 2023. On October 20, 2023, the Company capitalized an amount equal to $28.75 standing to the credit of the share premium account and appropriated such sum and applied it on behalf of the Sponsor towards paying up in full (as to the full par value of $0.0001 per founder share) 287,500 unissued ordinary shares of $0.0001 par value and allotted such shares credited as fully paid to the Sponsor, resulting in 1,725,000 ordinary shares being issued and outstanding. 225,000 shares of such ordinary shares are not subject to forfeiture as the underwriters’ over-allotment was exercised in full. The initial shareholders will collectively own approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering and excluding the Private Units and underlying securities).

On February 5, 2025, in connection with the stockholders vote at the Adjourned Meeting, 2,904,267 shares were redeemed by certain shareholders at a price of approximately $10.77 per share, including interest generated and extension payments deposited in the Trust Account, in an aggregate amount of approximately $31.27 million.

As of June 30, 2025 and December 31, 2024, as a result of the closing of the Initial Public Offering and full exercise of the underwriters’ over-allotment option, there were 2,126,000 ordinary shares issued and outstanding, excluding 3,995,733 and 6,900,000 ordinary shares subject to possible redemption, respectively.

Rights

Each holder of a right will receive one-fifth (1/5) of one ordinary share upon consummation of a business combination, even if the holder of such right redeemed all shares held by it in connection with a business combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a business combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a business combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the ordinary share will receive in the transaction on an as-converted into ordinary share basis and each holder of a right will be required to affirmatively convert its rights in order to receive 1/5th of one share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

F-63

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 6 — SHAREHOLDERS’ DEFICIT (cont.)

Additionally, in no event will the Company be required to net cash to settle the rights. If the Company is unable to complete a business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights. Accordingly, the rights may expire worthless.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the insider shares, as well as the holders of the Private Units (and underlying securities) and any securities issued in payment of Working Capital Loans made to the Company, will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities at any time after the Company consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

The initial shareholders and their permitted transferees can demand that the Company register the founder shares, the Private Units and the underlying Private Shares, and the units issuable upon conversion of working capital loans and the underlying ordinary shares and rights, pursuant to an agreement to be signed prior to or on the effective date requiring the Company to register such securities for resale. The holders of such securities are entitled to demand that the Company register these securities at any time after consummation of an initial business combination. Notwithstanding anything to the contrary, any holder that is affiliated with an underwriter participating in the Initial Public Offering may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement. In addition, the holders have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a business combination; provided that any holder that is affiliated with an underwriter participating in the Initial Public Offering may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement.

Representative Shares

The Company issued 69,000 ordinary shares to the representative (and/or its designees) (the “representative shares”) as part of representative compensation as the underwriters exercised their over-allotment option in full. The representative shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the commencement of sales in the Initial Public Offering pursuant to FINRA Rule 5110 (e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the date of the commencement of sales in the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the date of the commencement of sales in the Initial Public Offering except to any underwriter and selected dealer participating in the offering and their officers, partners, registered persons or affiliates.

Underwriter Agreement

The underwriters purchased 900,000 additional Units to cover over-allotments.

The underwriters were entitled to a cash underwriting discount of: (i) two percent (2.00%) of the gross proceeds of the Initial Public Offering, or $1,380,000 as the underwriters’ over-allotment is exercised in full. In addition, the underwriters are entitled to a deferred fee of one percent (1.0%) of the gross proceeds of the Initial Public Offering, or $690,000 as the underwriters’ over-allotment is exercised in full upon closing of the business combination. The deferred fee will be paid in cash upon the closing of a business combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. In addition, the Company has paid the representative of the underwriters, at the closing of the Initial Public Offering, 1.00% of the gross proceeds in the Company’s ordinary shares or 69,000 ordinary shares as the underwriters’ over-allotment is exercised in full.

F-64

AIMEI HEALTH TECHNOLOGY CO., LTD

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 7 — COMMITMENTS AND CONTINGENCIES (cont.)

Right of First Refusal

For a period beginning on the closing of the Initial Public Offering and ending 12 months from the closing of a business combination, the Company has granted Spartan Capital Securities, LLC, a right of first refusal to act as the sole investment banker, sole book running manager and/or sole placement agent for any and all future private or public equity, equity-linked, convertible and debt offerings during such period. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the commencement of sales in the Initial Public Offering.

NOTE 8 — SEGMENT INFORMATION

ASC Topic 280, Segment Reporting, establishes standards for companies to report in their unaudited financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.

When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews key metrics, which includes formation and operating costs and interest and dividend earned on investments held in Trust Account which are included in the accompanying unaudited statements of operations.

The key measures of segment profit or loss reviewed by the CODM are earned on investments held in Trust Account and formation and operating costs. The CODM reviews earned on investments held in Trust Account to measure and monitor stockholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. Formation and operating costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews formation and operating costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.

NOTE 9 — SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, the Company has evaluated all events or transactions that occurred after the balance sheet date through the date the unaudited financial statements were issued.

On July 6, 2025, the Company issued an unsecured promissory note in an amount of $150,000 to the Sponsor and United Hydrogen, pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until August 6, 2025.

On August 6, 2025, the Company issued an unsecured promissory note in an amount of $150,000 to the Sponsor and United Hydrogen, pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until September 6, 2025.

On September 5, 2025, the Company issued an unsecured promissory note in an amount of $150,000 to the Sponsor and United Hydrogen, pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until October 6, 2025.

On October 8, 2025, the Company issued an unsecured promissory note in an amount of $150,000 to the Sponsor and United Hydrogen, pursuant to which such amount had been deposited into the Trust Account in order to extend the amount of available time to complete a business combination until November 6, 2025.

F-65

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

United Hydrogen Global Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of United Hydrogen Global Inc. (the “Company”) as of December 31, 2024, and the related statements of operations and comprehensive income, changes in shareholder’s equity, and cash flows for the period from May 23, 2024 (inception) through December 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from May 23, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Enrome LLP

We have served as the Company’s auditor since 2024.

Singapore

July 1, 2025

F-66

United Hydrogen Global Inc.
Balance Sheet
(in U.S. dollars unless otherwise stated)

December 31, 2024
Total Assets	$—

Liabilities and Shareholder’s Equity
Total Liabilities	$—

Commitments and Contingencies

Shareholder’s Equity
Common stock ($0.0001 par value, 500,000,000 shares authorized; 1 share issued and outstanding at December 31, 2024)	—	*
Subscription receivable	—	#
Retained earnings	—
Total Shareholder’s Equity	—
Total Liabilities and Shareholder’s Equity	$—

* Amount less than $1

# Amount is negative

The accompanying notes are an integral part of these financial statements.

F-67

United Hydrogen Global Inc.
Statements of Operations and Comprehensive Income

For the period from May 23, 2024 (Inception) through December 31, 2024
Formation and operating costs	$—
Operating expenses	—
Net income and comprehensive income	$—

The accompanying notes are an integral part of these financial statements.

F-68

United Hydrogen Global Inc.
Statement of Changes in Shareholder’s Equity
For the Period from May 23, 2024 (Inception) through December 31, 2024
(Expressed in U.S. dollar)

	Common stock						Total
	Number of stock	Amount		Subscription receivable		Retained earnings	shareholder’s equity
Balance as of May 23, 2024 (Inception)	—	$—		$—		$—	$—
Issuance of common stocks	1	—	*	—	#	—	—
Balance as of December 31, 2024	1	$—	*	$—	#	$—	$—

* Amount less than $1

# Amount is negative

The accompanying notes are an integral part of these financial statements.

F-69

United Hydrogen Global Inc.
Statement of Cash Flows

For the period from May 23, 2024 (Inception) through December 31, 2024
Net Cash Provided by Operating Activities	—
Net Change in Cash	—
Cash, Beginning of the Period	—
Cash, End of the Period	$—

The accompanying notes are an integral part of these financial statements.

F-70

United Hydrogen Global Inc.
Notes to the Financial Statements
(in U.S. dollars unless otherwise stated)

1. ORGANIZATION AND BUSINESS DESCRIPTION

United Hydrogen Global Inc. (“Pubco”, or the “Company”) was incorporated as a private company under the laws of Cayman Island on May 23, 2024.

The Company was formed for the purpose of becoming the ultimate parent company in the United Hydrogen Group Inc. (“United Hydrogen”) following the transactions contemplated in the business combination agreement, dated June 19, 2024 (the “Business Combination Agreement”) by and among the Company, United Hydrogen, and Aimei Health Technology Co., Ltd (“AFJK”), a special purpose acquisition company. As of December 31, 2024, the Company had no assets, liabilities, or operations.

On June 3, 2024, the Company set up two direct wholly owned subsidiaries, United Hydrogen Victor Limited (“First Merger Sub”), a Cayman Islands exemption company, and United Hydrogen Worldwide Limited (“Second Merger Sub”), a Cayman Islands exemption company. The First Merger Sub and the Second Merger Sub were both incorporated to facilitate the consummation of the Business Combination Agreement.

Pursuant to the Business Combination Agreement, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into United Hydrogen (the “First Merger”), with United Hydrogen surviving the First Merger as a wholly owned subsidiary of Pubco and the outstanding shares of United Hydrogen being converted into the right to receive shares of Pubco; and (b) the Second Merger Sub will merge with and into AFJK (the “Second Merger,” and together with the First Merger, the “Mergers”), with AFJK surviving the Second Merger as a wholly owned subsidiary of Pubco and the outstanding securities of Aimei Health being converted into the right to receive shares of Pubco (the Mergers together with the share exchange and other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions” or “Business Combination”).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation

The financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b) Fair value of financial instruments

The Company’s financial instruments are accounted for at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three levels of the fair value hierarchy are described below:

Level 1 —	inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 —	inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 —	inputs to the valuation methodology are unobservable and significant to the fair value.

(c) Transaction costs in an offering of equity securities

In the event of offering of equity securities, incremental costs that otherwise would not have been incurred are deferred and capitalized in the balance sheet as deferred offering costs which will be later deducted against additional paid-in capital upon completion of offering of equity securities.

F-71

United Hydrogen Global Inc.
Notes to the Financial Statements
(in U.S. dollars unless otherwise stated)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(d) Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the other tax jurisdictions. Consequently, income taxes are not reflected in the Company’s financial statements.

(e) Recent accounting standards

On December 14, 2023, the FASB issued a final standard on improvements to income tax disclosures. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. ASU 2023-09, Improvements to Income Tax Disclosures, applies to all entities subject to income taxes. For public business entities (PBEs), the new requirements will be effective for annual periods beginning after December 15, 2024. For entities other than public business entities (non-PBEs), the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently assessing the impact, if any, that ASU 2023-09 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

3. EQUITY

The Company’s authorized share capital is 500,000,000 common stocks, par value $0.0001 per share. On May 23, 2024, the Company issued 1 common stock to its shareholder. As of December 31, 2024, the Company had 1 outstanding common stock.

4. SUBSEQUENT EVENTS

The Company evaluated the subsequent event through the date of this report, and concluded that there are no material reportable subsequent events need to be disclosed.

F-72

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

AIMEI HEALTH TECHNOLOGY CO., LTD,
as Purchaser,

AIMEI INVESTMENT LTD,
in the capacity as Purchaser Representative,

UNITED HYDROGEN GLOBAL INC.,
as Pubco,

UNITED HYDROGEN VICTOR LIMITED,
as First Merger Sub,

UNITED HYDROGEN WORLDWIDE LIMITED,
as Second Merger Sub,

and

UNITED HYDROGEN GROUP INC.
as the Company

Dated as of June 19, 2024

Annex A Page Nos.
ARTICLE I
MERGERS		A-2
1.1	The Mergers	A-2
1.2	Effective Time	A-2
1.3	Effect of the Mergers	A-3
1.4	Organizational Documents of the First Surviving Company, the Second Surviving Company and Pubco	A-3
1.5	Directors and Officers at Effective Time	A-4
1.6	Transaction Expenses	A-4
ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES		A-5
2.1	Conversion of Company Securities	A-5
2.2	Conversion of Issued Securities of Purchaser	A-6
2.3	No Liability	A-6
2.4	Taking of Necessary Action; Further Action	A-6
2.5	Fractional Shares	A-7
2.6	Appraisal and Dissenter’s Rights	A-7
ARTICLE III
CLOSING		A-8
3.1	Closing	A-8
3.2	Payment of Merger Consideration	A-8
3.3	Withholding Rights	A-10
3.4	Transfer Taxes	A-10
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER		A-11
4.1	Organization and Standing	A-11
4.2	Authorization; Binding Agreement	A-11
4.3	Governmental Approvals	A-11
4.4	Non-Contravention	A-11
4.5	Capitalization	A-12
4.6	SEC Filings; Purchaser Financials; Internal Controls	A-13
4.7	Absence of Certain Changes	A-14
4.8	Compliance with Laws	A-14
4.9	Actions; Orders; Permits	A-14
4.10	Taxes and Returns	A-15
4.11	Employees and Employee Benefit Plans	A-15
4.12	Properties	A-15
4.13	Material Contracts	A-16
4.14	Transactions with Affiliates	A-16
4.15	Investment Company Act; JOBS Act	A-16
4.16	Finders and Brokers	A-16
4.17	Certain Business Practices	A-16
4.18	Insurance	A-17
4.19	Information Supplied	A-17
4.20	Independent Investigation	A-17
4.21	Trust Account	A-18
4.22	Registration and Listing	A-18

Annex A-i

Annex A Page Nos.
4.23	Termination of Prior Merger Agreements	A-18
4.24	PIPE Investment	A-18
4.25	Exclusivity of Representations and Warranties	A-19
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND SECOND MERGER SUB		A-19
5.1	Organization and Standing	A-19
5.2	Authorization; Binding Agreement	A-19
5.3	Governmental Approvals	A-20
5.4	Non-Contravention	A-20
5.5	Capitalization	A-20
5.6	Activities of Pubco, First Merger Sub and Second Merger Sub	A-21
5.7	Actions	A-21
5.8	Finders and Brokers	A-21
5.9	Investment Company Act	A-21
5.10	Intended Tax Treatment	A-21
5.11	Information Supplied	A-21
5.12	Independent Investigation	A-22
5.13	Exclusivity of Representations and Warranties	A-22
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-23
6.1	Organization and Standing	A-23
6.2	Authorization; Binding Agreement	A-23
6.3	Capitalization	A-24
6.4	Subsidiaries; Investments	A-25
6.5	Governmental Approvals	A-25
6.6	Non-Contravention	A-26
6.7	Financial Statements	A-26
6.8	Absence of Certain Changes	A-27
6.9	Compliance with Laws	A-27
6.10	Company Permits	A-28
6.11	Litigation	A-28
6.12	Material Contracts	A-28
6.13	Intellectual Property	A-30
6.14	Taxes and Returns	A-32
6.15	Real Property	A-33
6.16	Personal Property	A-33
6.17	Title to and Sufficiency of Assets	A-33
6.18	Employee Matters	A-33
6.19	Benefit Plans	A-35
6.20	Environmental Matters	A-36
6.21	Transactions with Related Persons	A-36
6.22	Insurance	A-37
6.23	Top Vendors	A-37
6.24	Certain Business Practices	A-37
6.25	Investment Company Act	A-38
6.26	Finders and Brokers	A-38
6.27	Books and Records	A-38
6.28	Takeover Statutes and Charter Provisions	A-38

Annex A-ii

Annex A Page Nos.
6.29	Powers of Attorney	A-38
6.30	Information Supplied	A-39
6.31	Board Approval	A-39
6.32	Independent Investigation	A-39
6.33	Exclusivity of Representations and Warranties	A-39
ARTICLE VII
COVENANTS		A-40
7.1	Access and Information	A-40
7.2	Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub	A-40
7.3	Conduct of Business of Purchaser	A-42
7.4	Annual and Interim Financial Statements	A-44
7.5	Purchaser Public Filings	A-44
7.6	No Solicitation	A-44
7.7	No Trading	A-45
7.8	Notification of Certain Matters	A-45
7.9	Efforts; Regulatory Approvals	A-46
7.10	Further Assurance and Support	A-47
7.11	The Registration Statement	A-48
7.12	Public Announcements	A-50
7.13	Confidential Information	A-51
7.14	Post-Closing Board of Directors and Executive Officers	A-51
7.15	Indemnification of Directors and Officers; Tail Insurance	A-52
7.16	Trust Account Proceeds	A-52
7.17	PIPE Investment	A-52
7.18	Tax Matters	A-53
7.19	Anti-Takeover Matters	A-54
7.20	Shareholder Litigation	A-54
7.21	Shareholder Support Agreement	A-54
7.22	Shareholder Support Agreement	A-54
7.23	Retention of Proxy Solicitation Agent	A-54
7.24	Delisting and Deregistration	A-54
7.25	Employment Agreements	A-54
7.26	Fairness Opinion	A-55
7.27	Reorganization	A-55
ARTICLE VIII
CLOSING CONDITIONS		A-55
8.1	Conditions to Each Party’s Obligations	A-55
8.2	Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger Sub	A-56
8.3	Conditions to Obligations of Purchaser	A-57
8.4	Frustration of Conditions	A-58
ARTICLE IX
TERMINATION AND EXPENSES		A-58
9.1	Termination	A-58
9.2	Effect of Termination	A-59
9.3	Fees and Expenses	A-59
ARTICLE X
WAIVERS AND RELEASES		A-60
10.1	Waiver of Claims Against Trust	A-60

Annex A-iii

Annex A Page Nos.
ARTICLE XI
MISCELLANEOUS		A-60
11.1	Notices	A-60
11.2	Binding Effect; Assignment	A-61
11.3	Third Parties	A-61
11.4	Nonsurvival of Representations, Warranties and Covenants	A-61
11.5	Governing Law; Jurisdiction	A-61
11.6	WAIVER OF JURY TRIAL	A-62
11.7	Specific Performance	A-62
11.8	Severability	A-62
11.9	Amendment	A-62
11.10	Waiver	A-62
11.11	Entire Agreement	A-63
11.12	Interpretation	A-63
11.13	Counterparts	A-64
11.14	No Recourse	A-64
11.15	Purchaser Representative	A-64
11.16	Legal Representation	A-65
ARTICLE XII
DEFINITIONS		A-65
12.1	Certain Definitions	A-65
12.2	Section References	A-73

INDEX OF EXHIBITS
Exhibit A	Form of Seller Lock-Up Agreement
Exhibit B	Form of Seller Support Agreement
Exhibit C	Form of Founder Support Agreement
Exhibit D	Form of Founder Amended and Restated Registration Rights Agreement
Exhibit E	Form of Seller Registration Rights Agreement
Exhibit F	Form of Amended Pubco Charter

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of                           by and among: (i) Aimei Health Technology Co., Ltd, an exempted company incorporated with limited liability in the Cayman Islands (“Purchaser”), (ii) Aimei Investment Ltd, an exempted company incorporated with limited liability in the Cayman Islands, in the capacity as, from and after the Closing, the representative for Purchaser and the shareholders of Purchaser immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Purchaser Representative” or “Aimei Investment”), (iii) United Hydrogen Global Inc., an exempted company incorporated with limited liability in the Cayman Islands, (“Pubco”), (iv) United Hydrogen Victor Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (v) United Hydrogen Worldwide Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), and (vi) United Hydrogen Group Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”). Purchaser, Purchaser Representative, Pubco, First Merger Sub, Second Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Company, Zhejiang Qingyuan, and Yixun Chuangneng and other relevant parties have entered into or will enter into those certain agreements (together with all agreements, deeds, instruments or other documents as may be necessary or appropriate, the “Reorganization Documents”) to implement and effect the Reorganization (as defined herein) in accordance with the reorganization plan provided to Purchaser;

WHEREAS, prior to the First Merger Effective Time, the Sellers (as defined herein) will have received the entire issued share capital of the Company pursuant to the Reorganization, such that the Sellers shall constitute and become the entire Company Shareholders collectively own 100% of the issued and outstanding shares of the Company prior to the First Merger Effective Time;

WHEREAS, Pubco is a newly incorporated Cayman Islands exempted company that is owned entirely by Michael&Jason Limited, and both First Merger Sub and Second Merger Sub are wholly owned by Pubco;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of the Company being converted into the right to receive shares of Pubco (the Company, in its capacity as the surviving company of the First Merger, is sometimes referred to herein as the “First Surviving Company”); and (b) one (1) Business Day (as defined herein) following, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”), with Purchaser surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Purchaser being converted into the right to receive shares of Pubco (Purchaser, in its capacity as the surviving company of the Second Merger, is sometimes referred to herein as the “Second Surviving Company”) (the Mergers together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable Law;

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Sellers have entered into (a) a Lock-Up Agreement with Pubco and the Purchaser Representative, the form of which is attached as Exhibit A hereto (each, a “Seller Lock-Up Agreement”), which will become effective as of the Closing; and (b) a Support Agreement with the Company and Purchaser, the form of which is attached as Exhibit B hereto (the “Seller Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sponsor and certain Purchaser Shareholders have entered into a Support Agreement with the Company and Purchaser, the form of which is attached as Exhibit C hereto (the “Founder Support Agreement”);

WHEREAS, the boards of directors or similar governing bodies of each of Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best commercial interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein and in accordance with the Cayman Companies Act (each as defined herein);

Annex A-1

WHEREAS, for United States federal income tax purposes, the parties intend that the Mergers will qualify as a transaction described in Section 351(a) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code (“Intended Tax Treatment”); and

WHEREAS, certain capitalized terms used herein are defined in Article XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
MERGERS

1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Cayman Companies Act, on the Business Day prior to the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue its corporate existence as the surviving company (within the meaning of the Cayman Companies Act) in the First Merger pursuant to the provisions in the Cayman Companies Act.

(b) Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the Cayman Companies Act, at the Effective Time and one Business Day following the First Merger, Second Merger Sub shall be merged with and into Purchaser. As a result of the Second Merger, the separate corporate existence of the Second Merger Sub shall cease and Purchaser shall continue as the surviving company for the purpose of the Cayman Companies Act of the Second Merger.

1.2 Effective Time. As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing):

(a) Pubco, First Merger Sub and the Company shall cause the First Merger to be consummated by executing a plan of merger (the “First Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the First Merger Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of the Company and First Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the First Merger pursuant to the Cayman Companies Act with the Cayman Registrar as provided in Section 233 of the Cayman Companies Act (the “First Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act. The First Merger shall become effective at the time when the First Merger Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Companies Act (or such other date specified in the First Merger Documents, provided that such date shall not be a date later than the ninetieth date after the date of such registration) (such effective time being the “First Merger Effective Time”) and the certificate of merger is issued by the Cayman Registrar; and,

(b) on the Business Day following the First Merger Effective Time, Pubco, Second Merger Sub and Purchaser shall cause the Second Merger to be consummated by executing a plan of merger (the “Second Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the Second Merger Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of the Company and Second Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the Second Merger pursuant to the Cayman Companies Act with the Cayman Registrar as provided in Section 233 of the Cayman Companies Act (the “Second Merger Documents”, and, with the First Merger Documents, the “Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the Second Merger effective hereinafter. The Second Merger shall become effective at the time when the Second Merger Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Companies Act (or such other date specified in the Second Merger Documents, provided that such date shall not be a date later than the ninetieth date after the date of such registration) (such effective time being the “Effective Time”) and the certificate of merger is issued by the Cayman Registrar.

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1.3 Effect of the Mergers.

(a) At the First Merger Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Merger Documents, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Company and First Merger Sub shall immediately vest in the First Surviving Company, (ii) all Company Shares and other Company Securities (other than any Company Dissenting Shares) issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and converted into the right to receive shares and convertible securities of Pubco, as provided in Section 2.1, (iii) all First Merger Sub Share(s) issued and outstanding immediately prior to the First Merger Effective Time shall be automatically cancelled and extinguished and converted into the same class and number of shares of the First Surviving Company, (iv) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Company and First Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the First Surviving Company, and (v) the separate corporate existence of First Merger Sub shall cease.

(b) At the Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Merger Documents, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of Purchaser and Second Merger Sub shall immediately vest in the Second Surviving Company, (ii) all issued and outstanding Purchaser Ordinary Shares (other than those described in Sections 2.2(e) and 2.6(c) below) shall be converted into the right to receive Pubco Ordinary Shares, as provided in Section 2.2, (iii) all outstanding Purchaser Rights shall be converted into such number of Pubco Ordinary Shares as provided in Section 2.2, (iv) all Second Merger Sub Share(s) issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the same class and number of shares of the Second Surviving Company, (v) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of Purchaser and Second Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Second Surviving Company, and (vi) the separate corporate existence of Second Merger Sub shall cease.

1.4 Organizational Documents of the First Surviving Company, the Second Surviving Company and Pubco.

(a) At the First Merger Effective Time, the First Surviving Company shall adopt and file the new memorandum and articles of association (the “First Surviving Company Charter”), which are substantially in the form of the memorandum and articles of association of First Merger Sub, as in effect immediately prior to the First Merger Effective Time, as the memorandum and articles of association of the Surviving Company; provided, that at the First Merger Effective Time, references therein to the name of the First Merger Sub shall be amended to be the name of the Company.

(b) At the Effective Time, the memorandum and articles of association of Purchaser, as in effect immediately prior to the Effective Time, shall be amended and restated (the “Second Surviving Company Charter”), substantially in the form of the memorandum and articles of association of Second Merger Sub, as in effect immediately prior to the Effective Time, and shall be filed with the Cayman Registrar and once filed, as so amended, will be the memorandum and articles of association of the Second Surviving Company; provided, that at the Effective Time, references therein to the name of the Second Merger Sub shall be amended to be the name of the Purchaser, in addition, Purchaser confirms that, at or prior to Closing, the shareholders of Purchaser will have approved the amendment and restatement of the memorandum and articles of association referenced in the immediately preceding sentence and agree that the registered office provider of the Purchaser and/or the Second Merger Sub is/are instructed to file a copy of the relevant resolution, together with the Second Surviving Company Charter with the Cayman Registrar pursuant to the Cayman Companies Act; and

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(c) At the Effective Time, the Pubco Charter, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to be in the form of the Amended Pubco Charter and the Amended Pubco Charter shall be filed with the Cayman Registrar.

1.5 Directors and Officers at Effective Time.

(a) At the First Merger Effective Time, the board of directors and executive officers of the First Surviving Company shall be such directors and officers as appointed by the Company, each to hold office in accordance with the provisions of the Cayman Companies Act and the First Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

(b) At the Effective Time, the board of directors and executive officers of the Second Surviving Company shall be such directors and officers as appointed by the Company or Pubco, each to hold office in accordance with the provisions of the Cayman Companies Act and the Second Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

(c) From and after the Effective Time, subject to Section 7.14, the Persons designated by the Company shall be the officers of Pubco, each such officer to hold office in accordance with the Organizational Documents of Pubco. From and after the Effective Time, subject to Section 7.14, the Persons identified on Section 1.5 of the Company Disclosure Schedules shall be elected as the directors of Pubco, each to hold office in accordance with the Organizational Documents of Pubco.

1.6 Transaction Expenses.

(a) No later than two (2) Business Days prior to the Closing Date, the Company shall provide to Purchaser a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect the Company’s ability to be reimbursed any invoices to the Company to be paid for any Company Transaction Expenses incurred in good faith after the delivery of the Company Transaction Expenses Certificate, subject to the limitations contained herein (including Section 9.3(b)).

(b) As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, Purchaser shall deliver to the Company written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the Redemption; (B) a written report setting forth a list of all of the Purchaser Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Purchaser Transaction Expenses Certificate”); and (C) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to Purchaser (x) as of the date of this Agreement and (y) during the period between the date of this Agreement and the Closing (the “Purchaser Financing Certificate”).

(c) At the Closing, (i) Pubco shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 1.6(a), which shall include the respective amounts and wire transfer instructions for the payment thereof, (ii) Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Purchaser Transaction Expenses as set forth in the Purchaser Transaction Expenses Certificate pursuant to Section 1.6(b), and (iii) Purchaser shall repay the outstanding amount due under loans made by the Sponsor or any of its Affiliates to Purchaser (the “Sponsor Loan”) in accordance with the Purchaser Financing Certificate. For the avoidance of doubt and notwithstanding anything contained herein to the contrary, any and all of Purchaser’s Expenses and the Sponsor Loan, if any, shall be paid off on or prior to the Closing and after the Closing none of Pubco and its Affiliates (including the Purchaser) shall be obligated to pay any Purchaser’s Expenses or the Sponsor Loan.

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(d) Notwithstanding the foregoing and subject to Section 9.3, unless otherwise agreed upon by the Company and Purchaser in writing, in the case of any Extension (as defined below) during the term of this Agreement, each of the Company and Sponsor shall bear fifty percent (50%) of the amount that must be deposited in the trust account for any Extension pursuant to the Trust Agreement (the “Extension Fee”), provided that (i) if an Extension is solely attributable to the failure by Purchaser to comply with the reporting and disclosure obligation under the applicable securities laws, then the Extension Fee for such Extension shall be 100% borne and paid by Sponsor, and (ii) if an Extension is solely attributable to the failure of the Company to timely provide the Company Financials pursuant to this Agreement, then the Extension Fee for such Extension shall be 100% borne and paid by the Company, provided further that (x) with respect to any Extension Fee payable by Sponsor pursuant to the proceeding sentence, Purchaser shall procure that such Extension Fee is fully paid on or prior to the Closing, and (y) with respect to any Extension Fee payable by the Company pursuant to the proceeding sentence, Purchaser and Sponsor shall pay such Extension Fee to the trust account timely pursuant to the Trust Agreement, and the Company shall reimburse Sponsor on a quarterly basis and then for the last quarter to which the Closing belongs, at and upon the Closing. For the avoidance of doubt, any portion of the Extension Fee borne by each of the Company and Sponsor shall be deemed as Expenses incurred by the Company and Expenses incurred by Purchaser, respectively. The Company and Purchaser agree to discuss in good faith to resolve any controversies relating to the allocation and payment of the Extension Fee pursuant to this Section 1.6(d).

ARTICLE II
CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

2.1 Conversion of Company Securities. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any of the following securities:

(a) Company Ordinary Share. Each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time, except for the Company Specially Designated Shares and the Company Dissenting Shares, shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive such number of Pubco Class A Ordinary Shares equal to the Exchange Ratio. All of the Company Ordinary Shares converted into the right to receive Pubco Class A Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any such shares of Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class A Ordinary Shares into which such Company Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.

(b) Company Specially Designated Ordinary Share. Each Company Specially Designated Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive the number of Pubco Class B Ordinary Shares equal to the Exchange Ratio (which consideration, collectively with the per share consideration described in Section 2.1(a), shall hereinafter be referred to as the “Company Merger Consideration”). All of the Company Specially Designated Ordinary Shares converted into the right to receive Pubco Class B Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any such shares of Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class B Ordinary Shares into which such Company Specially Designated Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the Cayman Companies Act.

(c) Conversion of Company Convertible Notes. At the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or holder of the Company Convertible Notes, each Company Convertible Note that is issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, (i) be converted into such number of Company Ordinary Shares pursuant to the terms and conditions of the Company Convertible Notes and (ii) immediately thereafter such resulting Company Ordinary Shares shall be treated in accordance with Section 2.1(a) of this Agreement and converted into the right to receive such number of Pubco Class A Ordinary Shares based on the Exchange Ratio.

(d) First Merger Sub Ordinary Shares. Each First Merger Sub Ordinary Share issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be automatically converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company.

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(e) Cancellation of Pubco Ordinary Shares Held by Michael&Jason Limited. At the First Merger Effective Time and after the Company Merger Consideration has been issued, every issued and outstanding share(s) of Pubco held by the Michael&Jason Limited, being the only issued and outstanding share(s) in Pubco immediately prior to the First Merger Effective Time, shall be surrendered and cancelled without any conversion thereof or payment therefor.

2.2 Conversion of Issued Securities of Purchaser. At the Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any of the following securities:

(a) Purchaser Units. At the Effective Time, (i) each issued and outstanding Purchaser Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share and one Purchaser Right and (ii) each issued and outstanding Purchaser Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share and one Purchaser Right, in each case in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 2.2 below.

(b) Purchaser Ordinary Shares. At the Effective Time, every issued and outstanding Purchaser Ordinary Share (other than those described in Section 2.2(e) below) immediately prior to the Effective Time shall be canceled by virtue of the Second Merger and converted automatically into the right to receive one Pubco Class A Ordinary Share (such consideration, the “Purchaser Merger Consideration”). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be canceled and shall cease to exist, the register of members of the Second Surviving Company shall be updated promptly at the Effective Time to reflect such cancellation, and each holder of a share certificate of Purchaser previously representing any such Purchaser Ordinary Share shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class A Ordinary Shares into which such Purchaser Ordinary Shares shall have been converted in the Second Merger and as otherwise provided under the Cayman Companies Act.

(c) Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Class A Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination (as defined therein) in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Class A Ordinary Shares in accordance with Section 2.2(b) above. At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by applicable Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Class A Ordinary Shares as set forth herein.

(d) Cancellation of Capital Shares Owned by Purchaser. At the Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Redeemed Shares. Each Purchaser Ordinary Share for which a holder has exercised its right of Redemption shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(f) Second Merger Sub Ordinary Shares. Each Second Merger Sub Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share, par value $0.0001 per share, of the Second Surviving Company.

2.3 No Liability. Notwithstanding anything to the contrary in this Article II, none of the Surviving Company, the Second Surviving Company, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.4 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company or the Second Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser, the Company, First Merger Sub and Second Merger Sub, the officers and directors of Purchaser, the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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2.5 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.6 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Company Ordinary Shares that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by Company Shareholders who have not voted in favor of the First Merger and who have given a notice of election to dissent pursuant to section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Company Dissenting Shares”) shall not be converted into, and any such holder of the Company Dissenting Shares (the “Company Dissenting Shareholder”) shall have no right to receive, any Company Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair value for the Company Dissenting Shares as granted under the applicable Cayman Companies Act). Any Company Shareholder who prior to the First Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Dissenting Shares pursuant to section 238 of the Cayman Companies Act shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to section 238 of the Cayman Companies Act.

(b) Prior to the First Merger Effective Time, the Company shall give Purchaser (i) prompt notice of any notices of election to dissent pursuant to section 238 of the Cayman Companies Act received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 238 of the Cayman Companies Act. Subject to the requirements of the Cayman Companies Act, the Company shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Company Dissenting Shares or offer to settle or settle any demand made pursuant to Section 238 of the Cayman Companies Act.

(c) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, the Purchaser Ordinary Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Purchaser who have not voted in favor of the Second Merger and who have given a notice of election to dissent pursuant to section 238 of the Cayman Companies Act and otherwise complied in all respects with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (collectively the “Purchaser Dissenting Shares”) shall not be converted into, and any such holder of the Purchaser Dissenting Shares (the “Purchaser Dissenting Shareholder”) shall have no right to receive, any Purchaser Merger Consideration, and shall cease to have any of the rights as a shareholder of the Company (save for the right to be paid fair value for the Purchaser Dissenting Shares as granted under the applicable Cayman Companies Act). Any Purchaser Shareholder who prior to the Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Purchaser Dissenting Shares pursuant to section 238 of the Cayman Companies Act shall be treated in the same manner as a Purchaser Shareholder who did not give a notice of election to dissent pursuant to section 238 of the Cayman Companies Act.

(d) Prior to the Effective Time, Purchaser shall give the Company (i) prompt notice of any notices of election to dissent pursuant to section 238 of the Cayman Companies Act received by Purchaser and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 238 of the Cayman Companies Act. Subject to the requirements of the Cayman Companies Act, Purchaser shall not, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Purchaser Dissenting Shares or offer to settle or settle any demand made pursuant to Section 238 of the Cayman Companies Act.

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ARTICLE III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hunter Taubman Fischer & Li LLC(“HTFL”), 950 Third Avenue, 19th Floor, New York, NY 10022, or by electronic exchange of documents and signatures, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at 10:00 a.m. local time, or at such other date, time or place as Purchaser, Pubco and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

3.2 Payment of Merger Consideration.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Purchaser a statement (the “Company Closing Statement”), signed by the Chief Financial Officer of the Company, setting forth in good faith as of the First Merger Effective Time: (a) the aggregate number of Company Ordinary Shares issued and outstanding; (b) the aggregate number of Company Shares issuable upon the exercise and conversion of the Company Convertible Notes; (c) the aggregate number of Company Fully Diluted Shares, (d) the Company’s calculation of the Per Share Equity Value; (e) the Company’s calculation of the Exchange Ratio, in each case, including reasonable supporting detail therefor; and (f) a list setting forth, with respect to each Company Securityholder, the name and address of such Company Securityholder, the number and nature of Company Securities (including whether such Company Securities are Specially Designated Shares) owned by such Company Securityholder as of immediately prior to the First Merger Effective Time, and the number of Pubco Class A Ordinary Shares or Pubco Class B Ordinary Shares, as applicable, to be issued to such Company Securityholders at the Closing. Such Company Closing Statement shall also include (i) a copy of the Company’s good faith estimated unaudited consolidated balance sheet of the Company as of immediately prior to the Closing upon which such calculations are based, and (ii) wire transfer or other applicable delivery instructions for payment of each item of Company Transaction Expenses to be paid at Closing. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide Purchaser and its representatives all information reasonably requested by Purchaser or any of its representatives and within the Company’s or its representatives’ possession or control in connection with Purchaser’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by Purchaser, and the Company shall revise such Company Closing Statement to incorporate any changes given such comments.

(b) Prior to the Effective Time, Pubco shall appoint an exchange agent reasonably acceptable to the Company and Purchaser (in such capacity, the “Exchange Agent”), for the purpose of exchanging (i) Company Shares (other than any Company Dissenting Shares) for a number of Pubco Ordinary Shares, and (ii) Purchaser Ordinary Shares (other than those described in Sections 2.2(e) and 2.6(c) above) for a number of Pubco Ordinary Shares, each in accordance with the provisions of this Agreement, the First Merger Documents and the Second Merger Documents, as applicable. At or prior to the Effective Time, Pubco shall deposit, or cause to be deposited with the Exchange Agent, (i) that number of Pubco Class A Ordinary Shares and (ii) that number of Pubco Class B Ordinary Shares, as calculated pursuant to Section 2.1 and Section 2.2 of this Agreement. If the Exchange Agent requires that, as a condition to receive the Pubco Ordinary Shares, any holder of Company Shares or Purchaser Ordinary Shares deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the Effective Time, as the case may be, Pubco shall send, or shall cause the Exchange Agent to send, to each Company Shareholder or Purchaser Shareholder a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and Purchaser (a “Letter of Transmittal”).

(c) Notwithstanding any other provision of this Section 3.2, any obligation of Pubco under this Agreement to issue Pubco Ordinary Shares to (i) Purchaser Shareholders entitled to Pubco Class A Ordinary Shares or (ii) Company Shareholders entitled to receive Pubco Ordinary Shares shall be satisfied (a) by Pubco issuing such Pubco Ordinary Shares directly to the holders entitled thereto by entering such holders on the register of members maintained by Pubco (or its share registrar) for the Pubco Class A Ordinary Shares or Pubco Class B Ordinary Shares, as applicable and (b) in the case of any Pubco Ordinary Shares subject to restrictions on sale and/or transfer, by instructing the depositary bank in writing to accept for deposit the restricted Pubco Ordinary Shares in the name(s) and at the address(es) of the holder(s) entitled thereto and affixed with the applicable legends reflecting the restrictions on sale and/or transfer.

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(d) Each Purchaser Shareholder shall be entitled to receive such number of Pubco Class A Ordinary Shares as calculated pursuant to Section 2.2 as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing Purchaser Ordinary Shares (“Purchaser Certificates”) (or a Lost Certificate Affidavit) and (ii) a properly completed and duly executed Letter of Transmittal (if required). Until so surrendered, each such Purchaser Certificate shall represent after the Effective Time for all purposes only the right to receive such number of Pubco Class A Ordinary Shares as calculated pursuant to Section 2.2 (as evidenced by the Purchaser Certificate).

(e) Each Company Shareholder shall be entitled to receive such number of Pubco Class A Ordinary Shares or Pubco Class B Ordinary Shares, as the case may be, as calculated pursuant to Section 2.1, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the certificate(s), if any, representing such Company Shares (“Company Certificates” and together with the Purchaser Certificates, the “Shareholder Certificates” (or a Lost Certificate Affidavit)) and (ii) a properly completed and duly executed Letter of Transmittal (if required) (the documents to be submitted to the Exchange Agent pursuant to this sentence and the first sentence of Section 3.2(d), as applicable, may be referred to herein collectively as the “Transmittal Documents”). Until so surrendered, each such Company Certificate shall represent after the Effective Time for all purposes only the right to receive such number of Pubco Class A Ordinary Shares or Pubco Class B Ordinary Shares, as the case may be, as calculated pursuant to Section 2.1 (as evidenced by the Company Certificate).

(f) If any Pubco Ordinary Share is to be delivered or issued to a Person other than the Person in whose name the surrendered Shareholder Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Organizational Documents of the Company and in case of Purchaser Ordinary Shares, the transfer of such Purchaser Ordinary Shares shall have been permitted in accordance with the Organizational Documents of Purchaser, (ii) the Shareholder Certificate so surrendered be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer; (iii) the recipient of such Pubco Ordinary Shares, or the Person in whose name such Pubco Ordinary Shares is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable Transmittal Documents as are reasonably deemed necessary by the Exchange Agent and (iv) the Person requesting such delivery shall have paid to the Exchange Agent any transfer or other taxes required as a result of such delivery to a Person other than the registered holder of such Shareholder Certificate, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(g) Notwithstanding anything to the contrary contained herein, in the event that any Shareholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Shareholder Certificate to the Exchange Agent, the Purchaser Shareholder or Company Shareholder, as applicable, may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Shareholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco, Purchaser or the Surviving Company with respect to the Company Shares or Purchaser Ordinary Shares, as applicable, represented by the Shareholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 3.2(g) shall, unless the context otherwise requires, be treated as a Shareholder Certificate for all purposes of this Agreement. Pubco or its Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

(h) After the Effective Time, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Company of transfers of Company Shares that were issued and outstanding immediately prior to the Effective Time. After the Effective Time, the register of members of the Second Surviving Company shall be closed, and thereafter there shall be no further registration on the register of members of Purchaser of transfers of Purchaser Ordinary Shares that were issued and outstanding immediately prior to the Effective Time. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Effective Time will be paid to the holders of any Company Shares or Purchaser Ordinary Shares that were issued and outstanding immediately prior to the Effective Time in either case until the holders of record of such Company Shares or Purchaser Ordinary Shares (as applicable) shall have provided the applicable Transmittal Documents. Subject to applicable Law, following the delivery of the applicable Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the applicable Pubco Ordinary Shares and the amount of any such dividends or other distributions with a record date after the Effective Time, as applicable, theretofore paid with respect to such Pubco Ordinary Shares.

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(i) All securities issued upon the surrender of Shareholder Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Purchaser Ordinary Shares or Company Shares, as applicable, represented by such Shareholder Certificates, provided that any restrictions on the sale and transfer of such Company Shares or Purchaser Ordinary Shares shall also apply to the Pubco Ordinary Shares so issued in exchange, as applicable. Any portion of the Pubco Ordinary Shares made available to the Exchange Agent pursuant to Section 3.2(b) that remains unclaimed by Purchaser Shareholders or Company Shareholders one year after the Effective Time shall be returned to Pubco, upon demand, and any such Purchaser Shareholder or Company Shareholder, as applicable, who has not exchanged its Purchaser Ordinary Shares or Company Shares, as applicable, for the applicable portion of Pubco Ordinary Shares in accordance with this Section 3.2 prior to that time shall thereafter look only to Pubco for payment of the applicable Pubco Ordinary Shares, without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding anything to the contrary in this Agreement, none of the First Surviving Company, the Second Surviving Company, Pubco or any other party hereto or any representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(j) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by virtue of this Agreement or the transactions contemplated hereby, and each holder of Purchaser Ordinary Shares or Company Shares, as applicable who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all Pubco Ordinary Shares to which such holder otherwise would be entitled) shall instead have the number of Pubco Ordinary Shares issued to such holder down to the nearest whole share. Such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Pubco.

3.3 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Purchaser, Pubco, the Company, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if Pubco or any party acting on its behalf determines that any payment hereunder is subject to deduction and/or withholding, then Pubco shall (a) provide written notice to the recipient of such payment as soon as reasonably practicable after such determination and (b) consult and cooperate with the recipient of such payment reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Government Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Government Authority.

3.4 Transfer Taxes. Each Party shall bear and pay any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes (“Transfer Taxes”) incurred by or imposed on such Party in connection with the Transactions. The Parties shall file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes. The Parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company and accepted by Pubco on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through the SEC’s Electronic Data Gathering Analysis and Retrieval system database (“EDGAR”) no later than 5:30 p.m. on the day immediately before the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Purchaser represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company, including through EDGAR, accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. Purchaser’s board of directors, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the Transactions contemplated hereby, including the Second Merger, are advisable, fair to and in the best interests of Purchaser and Purchaser’s shareholders in accordance with the Cayman Companies Act, (ii) approved and adopted this Agreement, (iii) recommended that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Second Merger, and the other Purchaser Shareholder Approval Matters in accordance with the Cayman Companies Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and the Purchaser Shareholder Approval Matters be submitted to the Purchaser shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.3 Governmental Approvals. Except as otherwise described in Section 4.3 of the Purchaser Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the Transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain such Consents or to make such filings or notifications, would individually or in the aggregate, immaterial to Purchaser and would not be reasonably expected to adversely affect Purchaser’s ability to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

4.4 Non-Contravention. Except as otherwise described in Section 4.4 of the Purchaser Disclosure Schedules, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the Transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

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4.5 Capitalization.

(a) Purchaser is authorized to issue 500,000,000 Ordinary Shares, par value $0.0001 per share. As of the date of this Agreement, the number of issued and outstanding Purchaser Securities is set forth hereto in Section 4.5(a) of the Purchaser Disclosure Schedules. All outstanding shares of Purchaser Securities (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of Cayman Islands, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party and (ii) except as set forth on Section 4.5(b) of the Purchaser Disclosure Schedules, are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Purchaser Securities). None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Section 4.5(a) or Section 4.5(b) of the Purchaser Disclosure Schedules there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Section 4.5(b) of the Purchaser Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) As of the date hereof, Purchaser does not have any Indebtedness except as set forth in Section 4.5(c) of the Purchaser Disclosure Schedules. No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(d) Since the date of incorporation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

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4.6 SEC Filings; Purchaser Financials; Internal Controls.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, to the extent publicly available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (as defined below) or the SEC Reports) to Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors (the “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (A) the Purchaser Units, the Purchaser Ordinary Shares, and the Purchaser Rights are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq, and (E) except as set forth in Section 4.6 of the Purchaser Disclosure Schedules, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports.

(c) Except for the SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Purchaser has no Liability or obligation absolute or contingent, individually or in the aggregate, liquidated or unliquidated, asserted or unasserted or otherwise, that would be required to be set forth on a consolidated balance sheet of Purchaser prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities under Contracts incurred in the ordinary course of Purchaser’s business which amount are less than $300,000 (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (ii) Purchaser’s Expenses, (iv) obligations incurred by Purchase pursuant to the express provisions of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Purchaser Financials or as set forth in Section 4.4(d) of the Purchaser Disclosure Schedules. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

Annex A-13

(e) Since the IPO, Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal controls over financial reporting of Purchaser.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser and Purchaser has not taken any action prohibited by Section 402 of SOX.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Section 4.7 of the Purchaser Disclosure Schedules, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since the closing of the IPO, has not been subject to a Material Adverse Effect, and (c) not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.3.

4.8 Compliance with Laws. Purchaser has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects. Since its incorporation date, (a) Purchaser has not been subjected to, or received written notice alleging any material violation of applicable Law respect by Purchaser or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, and (b) Purchaser is not and has not been in conflict with, or in default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Material Adverse Effect on Purchaser.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser or any property or asset of Purchaser is subject which would or would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

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4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes that are shown as due on such filed Tax Returns and all other material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no claims, assessments. audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Purchaser (i) does not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open, and (ii) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Purchaser, for any material Taxes of Purchaser as of the date of such financial statements that have not been paid.

(b) Purchaser has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years. Purchaser is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law or as a transferee or successor, (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for income Tax purposes, and (iii) is not a party to or bound by any Tax Sharing Agreement. Purchaser has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any similar provision of applicable Law, or UK disclosure of tax avoidance schemes legislation.

(c) Purchaser will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any material adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by Purchaser prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by Purchaser prior to the Closing outside the ordinary course of business, (iii) change in method of accounting of Purchaser for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by the Company or its Subsidiaries prior to the Closing.

(d) Purchaser has not (i) deferred any Taxes under Section 2302 of the he Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended, or (iii) applied for or received any loan under the Paycheck Protection Program under the CARES Act.

(e) Purchaser is resident for net income tax purposes solely in the country in which it is incorporated (and political subdivisions thereof). Purchaser does not have a permanent establishment or branch for net income tax purposes outside the country of its incorporation.

(f) Since the date of its incorporation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Other than reimbursement of any out-of-pocket expenses incurred by Purchaser’s officers and directors in connection with activities on Purchaser’s behalf in an aggregate amount not in excess of the amount of cash held by Purchaser outside of the Trust Account, Purchase has no unsatisfied material liability with respect to any officer or director. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (a) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefit.

4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

Annex A-15

4.13 Material Contracts.

(a) Except as set forth on Section 4.13 of the Purchaser Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser or any of its Affiliates, or restricts in any material respect the ability of Purchaser or any of its Affiliates from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Section 4.14 of the Purchaser Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, employee, manager, direct equityholder or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding share as of the date hereof, on the other hand.

4.15 Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Finders and Brokers. Except as set forth on Section 4.16 of the Purchaser Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser. Section 4.16 of the Purchaser Disclosure Schedules shall set forth, as of the date of this Agreement, the amounts of any such fees or commissions that are due or would, upon the Closing, be due.

4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

Annex A-16

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise Controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.18 Insurance. Section 4.18 of the Purchaser Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Purchaser.

4.19 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement (as defined below); or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies or any of their respective Affiliates.

4.20 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco, First Merger Sub and Second Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, Pubco, First Merger Sub and Second Merger Sub for the Registration Statement; and (b) none of the Company and its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

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4.21 Trust Account. As of the date of this Agreement, Purchaser had an amount of assets in the Trust Account of no less than Sixty-Nine Million U.S. Dollars ($69,000,000). The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Purchaser has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Section 4.21 of the Purchaser Disclosure Schedules or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s Public Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, Purchaser shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Purchaser as promptly as practicable, the funds held in the Trust Account in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Purchaser due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to holders of Purchaser Public Units who exercises such holder’s redemption rights in accordance with Purchaser’s Organizational Documents with respect to its Purchaser Ordinary Shares in connection with the Transactions contemplated hereby, (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (c) with respect to filings, applications and/or other actions taken pursuant to this Agreement or required under Law.

4.22 Registration and Listing. The issued and outstanding Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “AFJKU.” The issued and outstanding shares of Purchaser Ordinary Shares that were included as part of the Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “AFJK.” The issued and outstanding rights that were included as part of the Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “AFJKR.” As of the date of this Agreement, Purchaser has not received notice from Nasdaq that it is not currently in compliance with applicable continued listing requirements related to the Purchaser Securities. None of Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Units, the Purchaser Ordinary Shares or the Purchaser Rights under the Exchange Act.

4.23 Termination of Prior Merger Agreements. As of the date of this Agreement, other than this Agreement, Purchase is not a party to or subject or otherwise bound by any Contract related to merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (each such Contract, a “Prior Merger Agreement”), or any amendment of any such Prior Merger Agreement from time to time, or any ancillary documents entered into by Purchaser in connection with the transactions contemplated under the foregoing.

4.24 PIPE Investment. As of the date of this Agreement, other than with respect to the PIPE Investment, this Agreement and the Ancillary Documents (with respect to Sponsor and Purchaser), there are no other agreements, side letters, or arrangements between Purchaser or Sponsor, on one side, or any potential investor in the PIPE Investment and/or any other Person, on the other side, relating to the PIPE Investment, the Transactions contemplated thereby, or any investment by any potential investor in the PIPE Investment or in Purchaser, Pubco or the Company, including any agreements, side letters, or other arrangements. Other than with respect to the PIPE Investment, Purchaser has not entered into any side letters or other arrangements that result in conditions precedent or contingencies to the obligations of the parties under the subscription agreement for the PIPE Investment. Purchaser is not in material breach of any of its representations or warranties, or terms or conditions set forth in any of the subscription agreements entered into in connection with the PIPE Investment.

Annex A-18

4.25 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV or otherwise provided or pursuant to the applicable Law, Purchaser hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Purchaser. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Purchaser has not made or does not make, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Purchaser (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO,
FIRST MERGER SUB AND SECOND MERGER SUB

Pubco, First Merger Sub and Second Merger Sub represent and warrant to Purchaser, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Each of Pubco, First Merger Sub and Second Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, First Merger Sub and Second Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco, First Merger Sub and Second Merger Sub have heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco, First Merger Sub and Second Merger Sub, each as currently in effect. None of Pubco, First Merger Sub or Second Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Subject to the filing of the First Merger Documents and the Second Merger Documents and the receipt of the requisite shareholder approvals required under the applicable Cayman Law, (i) each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, and (ii) the execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the First Merger Documents, the Second Merger Documents and the Amended Pubco Charter), on the part of Pubco, First Merger Sub or Second Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco, First Merger Sub or Second Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

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5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco, First Merger Sub or Second Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which Pubco, First Merger Sub or Second Merger Sub is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement or as required under the applicable Cayman Law, including the Amended Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the Transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. Neither Pubco, First Merger Sub nor Second Merger Sub is in violation of any term of its respective Organizational Documents or any applicable Laws. Neither Pubco, First Merger Sub nor Second Merger Sub is in violation of any term or provision of any Order of a Governmental Authority by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of any of Pubco, First Merger Sub or Second Merger Sub to enter into this Agreement and the Ancillary Documents and to consummate the Transactions. The execution and delivery by Pubco, First Merger Sub and Second Merger Sub of this Agreement and each Ancillary Document to which Pubco, First Merger Sub or Second Merger Sub is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization. As of the date hereof, (i) Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which one (1) Pubco Ordinary Share is issued and outstanding, and owned by the Michael&Jason Limited, (ii) First Merger Sub is authorized to issue 500,000,000 ordinary shares of First Merger Sub, of which one (1) share is issued and outstanding and owned by Pubco, and (iii) Second Merger Sub is authorized to issue 500,000,000 ordinary shares of Second Merger Sub, of which one (1) share is issued and outstanding and owned by Pubco. Prior to giving effect to the Transactions contemplated by this Agreement, other than First Merger Sub and Second Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person. The issued and outstanding Pubco Ordinary Shares, the First Merger Sub Ordinary Shares and Second Merger Sub Ordinary Shares and any Pubco Ordinary Shares and Ordinary Shares of First Merger Sub and Second Merger Sub that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law and their respective Organizational Documents, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract. Except (i) as set forth in Section 5.5, including any Pubco Ordinary Shares and Ordinary Shares of First Merger Sub and Second Merger Sub that will be issued pursuant to the Transactions, and (ii) pursuant to any subscription agreements entered into in connection with a PIPE Investment, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from Pubco, First Merger Sub or Second Merger Sub of any shares of any of Pubco, First Merger Sub or Second Merger Sub, or any other Contracts to which any of Pubco, First Merger Sub or Second Merger Sub is a party or by which any of them is bound obligating Purchaser to issue or sell any shares of, other equity securities in, or debt securities of any of Pubco, First Merger Sub or Second Merger Sub. Pubco does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, First Merger Sub and Second Merger Sub and, as of the Closing Date, Purchaser and the Surviving Company. Neither First Merger Sub nor Second Merger Sub owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Annex A-20

5.6 Activities of Pubco, First Merger Sub and Second Merger Sub . Each of Pubco, First Merger Sub and Second Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Since their formation or incorporation (as applicable), (i) there has not been, individually or in the aggregate, a Material Adverse Effect on the ability of any of Pubco, First Merger Sub or Second Merger Sub to enter into this Agreement and the Ancillary Documents and to consummate the Transactions and (ii) Pubco, First Merger Sub and Second Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of First Merger Sub and Second Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco, First Merger Sub and Second Merger Sub are not party to or bound by any Contract.

5.7 Actions. There are no Actions pending or threatened in writing against Pubco, First Merger Sub or Second Merger Sub. There is no judgment or award unsatisfied against Pubco, First Merger Sub or Second Merger Sub, nor is there any Order in effect and binding on any of Pubco, First Merger Sub or Second Merger Sub or any of their assets or properties that has, individually or in the aggregate, a Material Adverse Effect on the ability of Pubco, First Merger Sub or Second Merger Sub to enter into this Agreement or the Ancillary Documents or to consummate the Transactions.

5.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, First Merger Sub or Second Merger Sub.

5.9 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meanings of the Investment Company Act.

5.10 Intended Tax Treatment. Neither Pubco, First Merger Sub nor Second Merger Sub has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Pubco has no plan or intention to liquidate Purchaser or the Surviving Company (or to cause Purchaser or the Surviving Company to liquidate for federal income tax purposes) following the Transactions.

5.11 Information Supplied. None of the information supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, First Merger Sub or Second Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

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5.12 Independent Investigation. Each of Pubco, First Merger Sub and Second Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco, First Merger Sub and Second Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and Purchaser Disclosure Schedules) and in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or Purchaser for the Registration Statement; and (b) none of the Company, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto.

5.13 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, Pubco, First Merger Sub and Second Merger Sub hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco, First Merger Sub and Second Merger Sub, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Purchaser, its Affiliates or any of their respective Representatives by, or on behalf of, Pubco, First Merger Sub or Second Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of Pubco, First Merger Sub or Second Merger Sub nor any other person on behalf of Pubco, First Merger Sub or Second Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Pubco, First Merger Sub or Second Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to, and accepted by, Purchaser on the date hereof (the “Company Disclosure Schedules”), each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. The Company is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

6.2 Authorization; Binding Agreement. The Company and each of the other Target Companies has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s and each Target Company’s obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company and each Target Company is or is required to be a party and the consummation of the Transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors of the Company or Target Company, as the case may be, (if applicable) in accordance with the Company’s Organizational Documents, the Cayman Companies Act and any other applicable Law and (b) no other corporate proceedings on the part of the Company of any Target Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby (other than the Company Shareholders Approval (as defined below) and the filing and recordation of appropriate merger documents as required by the Cayman Companies Act). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Other than the Company Shareholders Approval, there is no consent required of the holders of any class or series of Company Ordinary Shares or other Company Shareholders to approve the Mergers, the First Merger Plan of Merger or the Transactions contemplated by this Agreement.

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6.3 Capitalization.

(a) As of the date hereof, the Company’s authorized share capital is $50,000 divided into 500,000,000 Company Ordinary Shares, par value $0.0001 per share. As of the date hereof, the issued and outstanding capital shares of the Company consists of 300,000,000 Company Ordinary Shares. All of the issued and outstanding Company Ordinary Shares and other equity interests of the Company as of the date hereof are set forth on Section 6.3(a) of the Company Disclosure Schedules, along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. Immediately following the Reorganization, the Company’s authorized share capital will be $50,000 divided into 500,000,000 Company Ordinary Shares, par value $0.0001 per share. Immediately following the Reorganization, the issued and outstanding capital shares of the Company consists of 300,000,000 Company Ordinary Shares. All of the issued and outstanding Company Ordinary Shares and other equity interests of the Company immediately following the Reorganization are set forth on Section 6.3(a) of the Company Disclosure Schedules, along with the beneficial and record owners thereof, all of which shares and other equity interests will be owned free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. As of the date of this Agreement, there are no issued or outstanding preferred shares of the Company, and as of immediately prior to the Effective Time, there will be no issued or outstanding preferred shares of the Company. Immediately after the Closing, given effect of Section 2.1(c), there will be no outstanding Company Convertible Securities and that the Company will have terminated, extinguished and cancelled in full any other outstanding Company Convertible Securities or commitments therefor. Except as set forth on Section 6.3(a) of the Company Disclosure Schedules, all outstanding shares of the Company are, and all outstanding shares of the Company immediately following the Reorganization will be, duly authorized, validly issued, fully paid and non-assessable, including that all amounts provided for in any agreements for the purchase of shares of the Company have been fully paid and such shares have been issued prior to the date hereof. After giving effect to the First Merger, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) As of the date hereof, except as set forth on Section 6.3(b) of the Company Disclosure Schedules, no Target Companies have, and no Target Company has had since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no outstanding securities of the Company that are convertible into equity securities of the Company and there are no outstanding preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Section 6.3(b) of the Company Disclosure Schedules there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents or on Section 6.3(b) of the Company Disclosure Schedules, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities. The Company has not granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c) Except as disclosed in the Company Financials (as defined below), the transactions contemplated by the Reorganization Documents, or as set forth on Section 6.3(c) of the Company Disclosure Schedules, since December 31, 2023, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing. The only shares of the Surviving Company that will be outstanding immediately after the Closing will be such share(s) owned by Pubco following the consummation of the First Merger.

6.4 Target Companies; Investments.

(a) Section 6.4(a) of the Company Disclosure Schedules sets forth the corporate structure chart specifying all Target Companies, and with respect to each Target Company (a) its jurisdiction of organization, and (b) the record holders of its shares or equity interests thereof. Except as set forth in Section 6.4(a) of the Company Disclosure Schedules, all of the outstanding equity securities of each Target Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Target Company’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Target Company other than the Organizational Documents of any such Target Company. Except as set forth in Section 6.4(b) of the Company Disclosure Schedules, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Target Company is a party or which are binding upon any Target Company providing for the issuance or redemption of any equity interests of any Target Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Target Company. No Target Company has any limitation, whether by Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Target Companies listed on Section 6.4(a) of the Company Disclosure Schedules, the Company does not own, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Section 6.4(a) or Section 6.4(b), no Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any loan or capital contribution to any other Person.

(b) Section 6.4(b) of the Company Disclosure Schedules sets forth the corporate structure chart specifying all Investments of the Company, and with respect to each Investment (a) its jurisdiction of organization, and (b) the record holders of such Investment. Except as set forth in Section 6.4(b) of the Company Disclosure Schedules, all of the outstanding equity securities owned, beneficially or of record by the Company of each Investment of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Investment’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Investment of the Company other than the Organizational Documents of any such Investment. Except as set forth in Section 6.4(b) of the Company Disclosure Schedules, to the Company’s Knowledge, no Investment of the Company has any limitation, by Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company.

6.5 Governmental Approvals. Except as otherwise described on Section 6.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement or otherwise in accordance with the Cayman Companies Act, (b) any filings required with Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

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6.6 Non-Contravention. None of the Target Companies is in material violation of any term of its Organizational Documents. None of the Target Companies is in violation of any term or provision of any Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as otherwise described in Section 6.6 of the Company Disclosure Schedules, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party, and the consummation by any Target Company of the Transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be have a Material Adverse Effect to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Target Companies consisting of the consolidated balance sheets of the Target Companies as of December 31, 2023 (the “Balance Sheet Date”) and December 31, 2022 and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the years then ended and (ii) once available and delivered by the Company, the audited financial statements prepared pursuant to Section 7.4(b). True and correct copies of the Company Financials have been provided to Purchaser. The Company Financials are true and correct in all material respects and (i) were prepared based upon the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated, except as otherwise noted therein and subject to recurring adjustments normally made at year-end.

(b) The Company has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the Target Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the Target Companies) is made known to the management of the Company by others within any of the Target Companies and are effective in recording, processing, summarizing and reporting financial data. Each Target Company maintains books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, and (v) adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. For the past three (3) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

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(c) Except as and to the extent set forth in the Company Financials, the Target Companies do not have any Indebtedness of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business of the Target Companies and each Target Company, as applicable, since the Balance Sheet Date, (ii) obligations for future performance under any contract to which any Target Company is a party or (iii) such other liabilities and obligations which would not, individually or in the aggregate, be material and adverse to the Target Companies taken as a whole. Except as disclosed on Section 6.7(c) of the Company Disclosure Schedules, no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth in the Company Financials, no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Target Companies as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies are prepared in good faith, subject to assumptions specified therein.

6.8 Absence of Certain Changes. Except as set forth on Section 6.8 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or as contemplated by the Reorganization, since the Balance Sheet Date, each Target Company: (a) has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) has not been subject to a Material Adverse Effect, (c) has not sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate to any Person other than any of the other Target Companies and other than non-exclusive licenses in the ordinary course of its business, and (d) has not taken any action or committed or agreed to take any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.2.

6.9 Compliance with Laws.

(a) Except as set forth on Section 6.9 of the Company Disclosure Schedules, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, for the past four (4) years, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws in all material respects by which it is or any of its properties, assets, employee, businesses or operations are or were bound or affected, except, in each case, for any such conflicts, non-compliance, defaults, breaches or violations that would not have or would not reasonably be expected to have a Material Adverse Effect to the Target Company taken as a whole.

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6.10 Company Permits. Except as described on Section 6.10 of the Company Disclosure Schedules, each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Material Adverse Effect to the Target Companies taken as a whole. The Company has made available to Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened in writing. No Target Company is in violation in any material respect of the terms of any Company Permit except for any such violations that would not have or would not reasonably be expected to have a Material Adverse Effect to the Target Companies, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any material Company Permit.

6.11 Litigation. Except as described on Section 6.11 of the Company Disclosure Schedules, there is no: (a) Action pending or, to the Company’s Knowledge, currently threatened against any of the Target Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Document, or the right of the Company to enter into this Agreement or any Ancillary Document, or the right of any of the Target Companies to perform its obligations contemplated by this Agreement or any Ancillary Document, or (ii) if determined adversely to any Target Company, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or result in any change in the current equity ownership of the Company; (b) Action initiated by any of the Target Companies currently pending or which any of the Target Companies currently intends to initiate, except, it has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (c) Action of any nature involving an amount claimed against any Target Company that exceeds RMB1,000,000 which is currently pending or, to the Company’s Knowledge, threatened, to be made for the past three (3) years; or (d) Order now pending or outstanding or that was rendered by a Governmental Authority for the past three (3) years, in either case by or against any Target Company, its business, equity securities or assets. None of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Section 6.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to Purchaser true, correct and complete copies of each Contract (subject to redactions only to the extent necessary to avoid disclosure of any confidential and proprietary information of the Target Companies) currently in effect to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 6.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit in any material respect the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

(iv) evidences of Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000, other than those incurred in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions that are settled on a daily basis;

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(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) is (A) a sale Contract to which Zhejiang Qingyuan or any of its Subsidiaries, as applicable, is a party, (B) a procurement Contract to which Zhejiang Qingyuan or any of its Subsidiaries, as applicable, is a party, which involves payments to or receipt from Zhejiang Qingyuan or such Subsidiary, as applicable, in excess of $250,000, (C) an operational Contract to which Zhejiang Qingyuan or any of its Subsidiaries, as applicable, is a party, (D) a sale Contract to which Yixun Chuangneng or any of its Subsidiaries, as applicable, is a party, which involves payments to or receipt from Yixun Chuangneng or such Subsidiary, as applicable, in excess of $82,000, or (E) a procurement Contract to which Yixun Chuangneng or any of its Subsidiaries, as applicable, is a party, which involves payments to or receipt from Yixun Chuangneng or such Subsidiary, as applicable, in excess of $180,000;

(viii) involves payment by the Target Companies in excess of $500,000 and is with any of the Top Vendors;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the Effective Time in excess of $100,000;

(x) is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than employment, consulting service, non-competition and non-solicitation, assignment of Intellectual Property or confidentiality arrangements with employees entered into in the ordinary course of business), including all severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a settlement of any Action for an amount greater than $500,000 entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality or non-disparagement obligations);

(xiii) Contracts that in the Company’s determination will be required to be filed with the Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant; or

(xiv) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney other than in the ordinary course of business.

(b) True, correct and complete copies of the Contracts required to be listed on Section 3.5(a) of the Company Disclosure Schedules, have been delivered to or made available to Purchaser prior to the date of this Agreement, together with all amendments thereto. Except as disclosed in Section 6.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all material respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in material breach or default in any material respect, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written notice of termination by any party to any such Company Material Contract to terminate such Company Material Contract or materially amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

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6.13 Intellectual Property.

(a) Section 6.13(a) of the Company Disclosure Schedules sets forth: as of the date hereof, (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and domain name registrations owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the title of the item, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates (if applicable). Section 6.13(a) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions that are material to the Target Companies’ main businesses as currently conducted (“Company IP Licenses”) (other than (i) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public generally (collectively, “Off-the-Shelf Software”) and (ii) licenses, sublicenses and other agreements or permissions for any Target Company to use Intellectual Property owned by any third party specified in commercial agreements (including supply agreements) entered into in the ordinary course of business of the Target Companies., which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any material Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens) all Company Registered IP, and where applicable, all assignments have been duly recorded with any governmental agencies or other Intellectual Property offices reflecting the correct ownership of such Company Registered IP in the applicable Target Company name(s). Except as set forth on Section 6.13(a) of the Company Disclosure Schedules, all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, except for fees and costs payable to file, apply for, register, patent or maintain Company Registered IP.

(b) Except as set forth on Section 6.13(b) of the Company Disclosure Schedules, each Target Company has a valid and enforceable license to use all material Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions for material Intellectual Property necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, and such Target Company is not in material breach or material default thereunder in any material respect by any Target Company thereunder. Except as set forth on Section 6.13(b) of the Company Disclosure Schedules, all registrations for material Copyrights, Patents, Trademarks and domain names that are owned by any Target Company are valid and in force, with all applicable maintenance and renewal fees having been paid.

(c) No Action is pending, and to the Company’s Knowledge no Action is threatened, against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Intellectual Property currently owned, licensed, used or held for use by the Target Companies for the Target Companies’ main businesses as currently conducted, except for (i) any Action relating to applications for Intellectual Property in the ordinary course of ex parte prosecution of such applications, and (ii) the adverse result or conclusion of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Target Companies. During the past five (5) years, no Target Company has received any written notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person in material respects is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party, or is otherwise materially affected thereby, that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past five (5) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect as a result of the ownership, use or license of any material Intellectual Property owned by a Target Company, or in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, is misappropriating or is otherwise violating any Intellectual Property owned by any Target Company and material to the Target Companies’ businesses as currently conducted (“Company IP”) in any material respect.

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(d) The Target Companies have taken commercially reasonable efforts to maintain, protect and enforce the Intellectual Property owned or licensed by them. All employees and independent contractors of a Target Company who develop or have developed material Intellectual Property for such Target Company have assigned to the Target Company such material Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company. no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any material Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of templates of written Contracts used by the Target Companies under which employees and independent contractors assigned the material Intellectual Property developed for a Target Company to a Target Company. Each Target Company has taken commercially reasonable security measures for the purpose of protecting the secrecy and confidentiality of the material Company IP, and no Target Company is aware of any material breach or violation of any such measures by any Persons.

(e) To the Knowledge of the Company, during the past five (5) years, no Person has obtained unauthorized access in any material respect to third party personal information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data regarding individuals or their personal information that are protected by applicable data privacy Law. Each Target Company has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines.

(f) The consummation of any of the Transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of (i) any Contract providing for the license granted by a Target Company to a third party for material Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ material rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the Transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such Transactions.

(g) The Company IP is sufficient for the Target Companies to carry on the business in all material respects from and after the Effective Date as presently carried on by the Target Companies, consistent with past practice. Upon the Closing, the Target Companies will continue to have the right to use all Company IP Licenses on identical terms and conditions as the Target Companies enjoyed immediately prior to the Closing. The Target Companies have taken all reasonably necessary actions consistent with applicable Law to maintain and protect each item of Company IP material to the business of the Target Companies, including with respect to the validity and enforceability thereof. None of the Target Companies is a party to or bound by any Contract that materially limits, restricts, or impairs its or their ability to use, sell, transfer, assign, license or convey any of their interests in the Company IP. The Company IP is not subject to joint ownership by any third party.

(h) To the Knowledge of the Company, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center or Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the development or commercialization, in whole or in part, of any Company IP and no Designated Entity has any right, title or interest (including any usage, license, “march in,” ownership, co-ownership or other rights) in or to any Company IP. Section 6.13(h) of the Company Disclosure Schedules sets forth any subsidy, tax or other incentive made available to the Target Company or provided by any Designated Entity in the development of the Company IP or otherwise in connection with the operation of the respective businesses of the Target Companies.

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(i) The Company has established and implemented, and is operating in material compliance with, policies, programs and procedures that are commercially reasonable, consistent with industry practices or companies offering similar services. The Company maintains security controls, consistent with industry practices or companies offering similar services, for all material information technology systems owned by the Target Companies, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “IT Systems”). The Target Companies have used commercially reasonable efforts to protect the confidentiality, integrity and security of the IT Systems used in the operation of their respective businesses and to prevent any unauthorized use, access, interruption or modification of the IT Systems. The IT Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such IT Systems that, in each case, have caused any substantial disruption of or interruption in or to the business operated by the Target Companies and the use of such IT Systems. None of the software owned or licensed by the Target Companies incorporates, is combined with or distributed with, or is subject to any “open source,” “copyleft” community source, shareware, freeware, or other code in a manner that would require a Target Company to (i) disclose and distribute any proprietary source code of a Target Company, (ii) license its software for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Intellectual Property owned or used by the Target Companies, or (iv) distribute its software at no or minimal charge or otherwise impose economic limitations on the distribution or commercial exploitation of the software of any of the Target Companies.

6.14 Taxes and Returns. Except as set forth on Section 6.14 of the Company Disclosure Schedules:

(a) Except as set forth on Section 6.14(a) of the Company Disclosure Schedules, each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and there is no reasonable basis for the assertion of any such Action against a Target Company.

(c) There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any material proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside the ordinary course of business.

(f) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) as a transferee or successor, or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax Sharing Agreement that will be binding on such Target Company with respect to any period following the Closing Date.

(g) No Target Company is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(h) No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

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(i) None of the Target Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

6.15 Real Property. Section 6.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition, except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole. No Target Company owns any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16 Personal Property. Each item of Personal Property which is currently owned by a Target Company with a book value or fair market value of greater than Fifty Thousand U.S. Dollars ($50,000) is in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. Except as described in Section 6.16 of the Company Disclosure Schedules, the operation of each Target Company’s business as it is now conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company.

6.17 Title to and Sufficiency of Assets. Except as set forth on Section 6.17 of the Company Disclosure Schedules, each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, (except, in each case, as such enforcement may be limited by the Enforceability Exceptions) free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Interim Balance Sheet and (d) Liens set forth on Section 6.17 of the Company Disclosure Schedules, except for where the failure to have such good title or valid leasehold interests would not be material to the Target Companies, taken as a whole. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

6.18 Employee Matters.

(a) Except as set forth in Section 6.18(a) of the Company Disclosure Schedules, no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Section 6.18(a) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company. Additionally, none of the ten-highest paid employees or officers of a Target Company has, to the Knowledge of the Company, given oral notice of his or her plan to terminate his or her employment with any Target Company.

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(b) Except as set forth in Section 6.18(b) of the Company Disclosure Schedules, each Target Company (i) is and has been in compliance in all material respects with all material applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Section 6.18(c) of the Company Disclosure Schedules hereto sets forth a complete and accurate list as of the date hereof of all employees which hold the position of director or above of the Target Companies showing for each as of such date the employee’s name, job title or description, and department, and the jurisdiction in which they are employed. Except as set forth on Section 6.18(c) of the Company Disclosure Schedules, (A) no such employee is a party to a written employment Contract with a Target Company, and (B) the Target Companies have paid in full to all their such employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Section 6.18(c) of the Company Disclosure Schedules, each Target Company key employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of template of which has been made available to Purchaser by the Company.

(d) Section 6.18(d) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by any Target Company and its agreement relating to their engagement. Except as set forth on Section 6.18(d) of the Company Disclosure Schedules, all of key independent contractors are a party to a written Contract with a Target Company. Except as set forth on Section 6.18(d) of the Company Disclosure Schedules, each such key independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each key independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. For the purpose of this section, “independent contracts” mean the individuals who are currently engaged by any Target Company to provide services and who are not full-time employees of any Target Company.

(e) To the Company’s Knowledge, no officer, management employee, or any group of management employees, intends to terminate their employment with any of the Target Companies, nor does any of the Target Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Target Companies is currently providing full-time services to the conduct of the business of each of the Target Companies. No director, officer or management employee is currently working for a competitive enterprise or any Governmental Authority.

(f) Except as set forth on Section 6.18(d) of the Company Disclosure Schedules, the employment of each officer of each of the Target Companies is terminable at the will of each of the Target Companies and no such individual is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer or employee is employed.

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(g) There are no material claims, disputes, grievances, or controversies pending or, to the Knowledge of the Company, threatened involving any employee or group of employees. To the Knowledge of the Company there are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (y) pertain to any current or former employee and (z) have been threatened in writing by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority.

(h) Each of the individuals that have been nominated to serve on the Company’s Board of Directors immediately following the Closing as independent directors satisfy in all respects the independence requirements as set forth in the rules of the Nasdaq Stock Market and pursuant to Rule 10A-3 under the Exchange Act. None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

6.19 Benefit Plans.

(a) Set forth on Section 6.19(a) of the Company Disclosure Schedules is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has within the past ten (10) years maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each material Company Benefit Plan which covers any current or former officer, director, individual consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) the current plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any material Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications in the past five (5) years with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability.

(c) Except as set forth on Section 6.19(c) of the Company Disclosure Schedules, with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action that would result in a material Liability to any Target Company is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been timely made, and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any material obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not materially exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

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(e) The consummation of the Transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company. No Target Company has change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Target Companies at or after the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions.

(f) Except to the extent required by applicable Law, no Target Company provides health, life insurance or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.20 Environmental Matters. Except as set forth in Section 6.20 of the Company Disclosure Schedules:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge threatened to revoke, modify in any material respect, or terminate any such Environmental Permit.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material in each case that would reasonably be expected to give rise to any material Liability. No Target Company has assumed, contractually or by operation of Law, any outstanding material Liabilities or obligations under any Environmental Laws.

(c) No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

(e) To the knowledge of the Company, there is no investigation by any Governmental Authority of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened in writing that could reasonably be expected to result in a Target Company incurring material Environmental Liabilities.

6.21 Transactions with Related Persons. Except (i) as set forth on Section 6.21 of the Company Disclosure Schedules, (ii) any Company Benefit Plan or any share option or other equity incentive plans as set forth on Section 6.3(b) of the Company Disclosure Schedules, (iii) the employment relationships and the payment of compensation, benefits and expense reimbursements and (iv) advances in the ordinary course of business, no Target Company nor any officer, director, manager, employee of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (each of the foregoing, a “Related Person”) is presently, or in the past two (2) years, has been, a party to any transaction with a Target Company, in each case involving obligations of, or payments to, such Target Company in an amount exceeding $120,000, including any Contract (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to or from (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has a position as an officer or director, trustee or partner or in which any Related Person has any direct or indirect ownership interest (other than the ownership of securities representing no more than ten percent (10%) of the outstanding voting power or economic interest of a company) in each case, other than any Ancillary Document. Except as set forth on Section 6.21 of the Company Disclosure Schedules, or as contemplated by or provided for in any Ancillary Document, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company, in each case involving obligations of, or payments to, such Target Company. The assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or material commitment to any Related Person.

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6.22 Insurance.

(a) Section 6.22(a) of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, except as would not be expected to result in a Material Adverse Effect on the Target Companies taken as a whole, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. For the past two (2) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 6.22(b) of the Company Disclosure Schedules identifies each individual insurance claim in excess of $50,000 made by a Target Company for the past two (2) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23 Top Vendors. Section 6.23 of the Company Disclosure Schedules lists, by dollar volume paid for each of and the five (5) largest suppliers of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes and includes a description of the goods or services provide by such Top Vendor. To the Knowledge of the Company, The relationships of each Target Company with Top Vendors are good commercial working relationships and (i) no Top Vendor within the last twelve (12) months has cancelled or otherwise terminated, or, has given the Company’s written notice to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Vendor has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened in writing to stop, decrease or limit materially, or modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor intends to refuse to pay any material amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) except as set forth in Section 6.23 of the Company Disclosure Schedules, no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor.

6.24 Certain Business Practices.

(a) Since its formation no Target Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Since its formation no Target Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

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(b) Since its formation the operations of each Target Company are and have been conducted at all times in compliance in all material respects with anti-money laundering statutes in all applicable jurisdictions that govern the operations of the Target Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Target Companies, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company, or to the Knowledge of the Company, any of their respective directors, officers or employees authorized to act on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise Controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, or any other country comprehensively sanctioned by OFAC (currently, the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe) or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

6.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

6.26 Finders and Brokers. Except as set forth in Section 6.26 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

6.27 Books and Records. The minute books of each of the Target Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the board of directors or similar governing body of the Company (the “Company Board”) or the other Target Companies’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the other Target Companies’ board of directors (or similar governing body), as applicable. The registers of members of each of the Target Companies are complete and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Target Companies.

6.28 Takeover Statutes and Charter Provisions. The Company Board has taken all commercially reasonable efforts, so that the restrictions on a “business combination” contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions, and no such restriction have heretofore been applicable to any acquisition, disposition, recapitalization or restructuring of the Company or its business or any of the Target Companies. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Target Companies in connection with this Agreement or the Transactions, and no such restriction have heretofore been applicable to any acquisition, disposition, recapitalization or restructuring of the Company or its business or any of the Target Companies. As of the date of this Agreement, there is no shareholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Target Companies is subject, party or otherwise bound.

6.29 Powers of Attorney. Except as set forth on Section 6.29 of the Company Disclosure Schedules, the Company and the Target Companies do not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

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6.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report on Form 6-K or Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

6.31 Board Approval. The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Transactions contemplated by this Agreement, (b) determined that the Transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve, authorize and adopt this Agreement, the Mergers and the other Transactions and the Company Shareholders Approval.

6.32 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco, First Merger Sub and Second Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco, First Merger Sub or Second Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, First Merger Sub or Second Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco, First Merger Sub or Second Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto. The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of Purchaser and other information that they have requested in connection with their investigation of Purchaser and the Transactions. Except as provided in Article IV, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Purchase, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Purchaser as conducted after the Closing, as contained in any materials provided by Purchaser or any of its Affiliates or any of their respective shareholders, partners, members or Representatives or otherwise.

6.33 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article VI, the Company has not made or does not make any representation or warranty, whether express or implied. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Company has not made and does not make any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any other Target Companies (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

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ARTICLE VII
COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco, First Merger Sub and Second Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco, First Merger Sub and Second Merger Sub as Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco, First Merger Sub and Second Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco First Merger Sub or Second Merger Sub.

(b) During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, First Merger Sub or Second Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company, Pubco, First Merger Sub and Second Merger Sub or their respective Representatives may reasonably request regarding Purchaser and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company, Pubco, First Merger Sub, and Second Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser.

7.2 Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement, the Reorganization Documents, or any Ancillary Document or as set forth on Section 7.2 of the Company Disclosure Schedules, or as required by applicable Law, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with in all material respects all Laws applicable to the Target Companies, Pubco, First Merger Sub and Second Merger Sub and their respective businesses, assets and employees, and (iii) use commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective current officers and key employees, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

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(b) Without limiting the generality of Section 7.2(a) and except as contemplated, permitted or required by the terms of this Agreement, the Reorganization Documents, or any Ancillary Document (including in connection with any PIPE Investment), as set forth on the Company Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco, First Merger Sub or Second Merger Sub shall, and each shall cause its Subsidiaries to not:

(i) Terminate, amend, or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, provided that the increase to share capital of any Target Company in the ordinary course of business shall not require the consent of Purchaser;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities provided that any intra-group transfer of equity interests or securities of the Target Companies shall not require the consent of Purchaser;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 individually or $4,000,000 in the aggregate, make a loan or advance to any third party (other than advancement of expenses to employees or payments to suppliers in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,000,000 individually or $4,000,000 in the aggregate;

(v) increase the wages, salaries or compensation of its executives other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any executives, or materially increase other benefits of executives generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current officer, manager, director, in each case other than as required by applicable Law, pursuant to the terms of any Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS or GAAP or PRC GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets which is material to the Company except in the ordinary course of business;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary except in the ordinary course of business or enter into any material new line of business;

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(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS or GAAP and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Target Companies, Pubco, First Merger Sub or Second Merger Sub) not in excess of $500,000 (individually or $1,000,000 in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials, as applicable;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, in each case, involving a transaction value in excess of $1,000,000 and except for transactions in the ordinary course of business;

(xv) make any capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $10,000,000 in the aggregate) except for transactions in the ordinary course of business consistent with past practice;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its material properties, assets or rights, in each case except for transactions in the ordinary course of business;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or any Governmental Authority (if required) to be obtained in connection with this Agreement;

(xix) acquire any ownership interest in any real property;

(xx) take, agree to take, or fail to take, any material action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; or

(xxi) authorize or agree to do any of the foregoing actions.

7.3 Conduct of Business of Purchaser.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, as set forth on Section 7.3 of the Purchaser Disclosure Schedules, or as required by applicable Law, Purchaser shall, (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its businesses, assets and employees, (iii) use commercially reasonable efforts to ensure that the Purchaser Ordinary Shares and Purchaser Rights remain listed on Nasdaq; (iv) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with the Purchaser Charter and IPO Prospectus, or by amendment to the Purchaser Charter, the deadline by which it must complete its initial Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

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(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document or as set forth on Section 7.3 of the Purchaser Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, the Trust Agreement or the Rights Agreement;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness, Liability (directly, contingently or otherwise), fees or expenses in excess of $500,000 individually or $2,000,000 in the aggregate, other than the Extension Loans, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person; or use the proceeds from the Extension Loans to pay any amount other than pursuant to the express terms of the Extension Loans;

(v) make or rescind any material election relating to Taxes, settle any material Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the Transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $2,000,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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(xiv) make any capital expenditures for any project (or set of related projects) (excluding for the avoidance of doubt, incurring any Expenses in accordance with the terms of this Agreement);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) (excluding the incurrence of any Expenses) in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) take, agree to take, or fail to take any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; and

(xxi) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements.

(a) During the Interim Period, within sixty (60) calendar days following the end of each six-month period the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for such quarter affixed with the seal of the Company.

(b) As promptly as practicable after the date of this Agreement, but in no event later than August 1, 2024, the Company shall use its commercially reasonable best efforts to deliver to Purchaser, audited consolidated financial statements for the fiscal years ended December 31, 2022 and December 31, 2023 which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor, and which shall consist of the consolidated statement of financial position of the Target Companies, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended, including the notes thereto and the report of Enrome LLP.

7.5 Purchaser Public Filings. During the Interim Period, Purchaser will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, (ii) use its best efforts prior to the Closing to maintain the listing of Purchaser Public Units, Purchaser Ordinary Shares, and Purchaser Rights on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares, and (iii) cooperate with the Company to cause the Pubco Ordinary Shares to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq and to do such things as are necessary, proper or advisable which may be requested by Nasdaq in connection with a listing pursued pursuant to this Section 7.5.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in potentially making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means any of the following transactions involving the Target Companies, the Acquisition Entities, or Purchaser (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction in each case involving a change of Control, or (2) any sale, lease, exchange, transfer or other disposition of no less than 20% of the consolidated assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests representing no less than 20% voting power of the Target Companies, Purchaser or the Acquisition Entities in a single transaction or series of transactions, provided that (i) with respect to any Target Company, none of the transactions or potential transactions (should they occur) listed on Section 7.2 of the Company Disclosure Schedules, individually or together with any other transaction or potential transaction (should it occur) listed on Section 7.2 of the Company Disclosure Schedules, shall constitute an Alternative Transaction or be considered in determining whether the percentage thresholds in this definition have been met, and (ii) with respect to Purchaser, any transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination and similar transaction shall be an Alternative Transaction.

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(b) From the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “No Shop Period”), in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or its or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) negotiate or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, agreement in principle, or other similar agreement with respect to any Acquisition Proposal, other than confidentiality or similar agreements, (vi) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (vii) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and Purchaser shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. If the Company, Purchaser, or any of their Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company and Purchaser, as applicable, shall promptly (and in no event later than twenty-four (24) hours after the Company and Purchaser, as applicable, become aware of such inquiry or proposal) notify such person in writing that the Company and Purchaser, as applicable, is subject to an exclusivity agreement with respect to Transactions that prohibit it from considering such inquiry or proposal.

7.7 No Trading. The Company, Pubco, First Merger Sub and Second Merger Sub each acknowledges and agrees that it is aware, and that each other Target Company has been made aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, First Merger Sub and Second Merger Sub each hereby agree that, while it is in possession of any material nonpublic information of Purchaser, it shall not purchase or sell any securities of Purchaser, communicate such information to any third party, take any other action with respect to any securities of Purchaser, in each case in violation of the U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company, or cause or encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any material Action with respect to the consummation of the Transactions contemplated by this Agreement against such Party, or any of its properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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7.9 Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions contemplated by this Agreement. Each of the Company, Purchaser and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Section 7.9 of their respective Disclosure Schedules (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Outside Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, Purchaser and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.9 or Section 7.10 shall require or obligate Purchaser, any Target Companies, or any of their respective Affiliates to agree or otherwise be required to, take or forbear from any commercially impracticable action or accept any condition or restriction in order to obtain any Regulatory Approvals.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, Purchaser and the Acquisition Entities shall use reasonable best efforts (i) to the extent required by applicable Laws, promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to Purchaser, and Purchaser shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, Purchaser or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties.

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(c) If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications unless it consults with the other Parties in advance, and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d) Each of the Company, Purchaser and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(e) The Company, on the one hand, and Purchaser, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

7.10 Further Assurance and Support.

(a) (i) The Company shall, and shall cause the other Target Companies and Pubco and each of the First Merger Sub and the Second Merger Sub to, and (ii) Purchaser shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any Target Company or Pubco, First Merger Sub, or Second Merger Sub or Purchaser, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another Party hereto may reasonably request to satisfy the conditions of Article VIII (including, in the case of Purchaser and Pubco, the use of reasonable best efforts to enforce Pubco’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any of the Company, Purchaser, any Target Company, Pubco, First Merger Sub or Second Merger Sub or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 7.20, and without limiting the express obligations to make regulatory filings under Section 7.9), whether judicial or administrative, (ii) seek to have any stay or other Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Target Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Target Companies or Purchaser with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Target Companies or Purchaser or (v) bear any material expense, pay any material fee or grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Documents).

(b) With respect to Pubco, during the Interim Period, the Company, Pubco, First Merger Sub and Second Merger Sub shall use commercially reasonable efforts to cause Pubco to maintain its status as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and through the Closing.

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7.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 or F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the shareholders and rightsholders of the Company and Purchaser, which Registration Statement will also contain a proxy statement of Purchaser (as amended, and supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Extraordinary General Meeting (as defined below) and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (A) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of the Company Merger Consideration), by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (B) as a special resolution, the adoption and approval of the Second Merger Plan of Merger, the Second Merger and the Second Surviving Company Charter, (C) as an ordinary resolution, the adoption and approval of a new equity incentive plan of Pubco (the “Equity Incentive Plan”) which will provide that the total pool of awards under such Equity Incentive Plan will be a number of Pubco Ordinary Shares equal to five percent (5%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing and shall include a customary evergreen provision, (D) as an ordinary resolution, the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 7.14 hereof, (E) as an ordinary resolution, the appointment of the directors constituting the post-Closing board of directors of the Purchaser , (F) as an ordinary resolution, to the extent required by the Federal Securities Laws, the Cayman Companies Act, the adoption of the Amended Pubco Charter, and (G) with the requisite approval required under the Purchaser Charter, the Cayman Companies Act or any other applicable Law, such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (G), collectively, the “Purchaser Shareholder Approval Matters”), and (H) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if and as mutually agreed by the Company and Purchaser.

(b) Pubco, Purchaser and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, (iv) to keep the Registration Statement effective as long as is necessary to consummate the Mergers, and (v) to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Purchaser or Pubco without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Each of Purchaser and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement, provided, however, that neither Purchaser nor the Company shall use any such information for any purposes other than those contemplated by this Agreement. All documents that Purchaser, Pubco and the Company is responsible for filing with the SEC in connection with the Transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of the Company, Purchaser and Pubco also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the Transactions.

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(c) The Company, each Acquisition Entity and Purchaser shall furnish all information concerning such party as Purchaser and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each of Purchaser and the Company represents to the other party that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement does not and shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Purchaser, (iii) the time of the Extraordinary General Meeting of Purchaser, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to Purchaser (with respect to Purchaser), or relating to the Company, Pubco, First Merger Sub or Second Merger Sub (with respect to the Company), or their respective officers or directors, should be discovered by Purchaser or the Company (as applicable) which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Purchaser or the Company (as applicable) shall promptly inform the other. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and, subject to Section 7.11(b), Purchaser and Pubco shall file with the SEC and disseminate to Purchaser’s shareholders the Registration Statement, as so amended or supplemented, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

(d) Purchaser, Pubco and the Company each will advise the other, promptly after they receive notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders in accordance with the applicable Law and, Purchaser shall call the Extraordinary General Meeting in accordance with Purchaser’s Organizational Documents and the Cayman Companies Act as promptly as practicable thereafter and for a date no later than thirty (30) days following the effectiveness of the Registration Statement for the purpose of voting on the Purchaser Shareholder Approval Matters and obtaining the Required Shareholder Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing Purchaser Shareholders with the opportunity to elect to effect a Redemption and such other matters as may be mutually agreed by Purchaser and the Company. Purchaser will use its reasonable best efforts to (A) solicit from its shareholders proxies in favor of the adoption of this Agreement and the Purchaser Shareholder Approval Matters, including the Required Shareholder Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules (as applicable) and Purchaser’s Organizational Documents. Purchaser, acting through its board of directors (or a committee thereof), shall (i) make the Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of the Purchaser Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of the Purchaser Shareholder Approval Matters. If on the date for which the Extraordinary General Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Extraordinary General Meeting for up to 30 days in the aggregate upon the good faith determination by the board of directors of Purchaser that such postponement or adjournment is necessary to solicit additional proxies and votes to obtain approval of the Purchaser Shareholder Approval Matters or otherwise take actions consistent with Purchaser’s obligations pursuant to Section 7.9, or for such additional periods of time that may be mutually agreed upon between Purchaser and the Company. Purchaser shall use its best efforts to obtain the approval of the Purchaser Shareholder Approval Matters, including by soliciting from its shareholders proxies as promptly as possible in favor of the Purchaser Shareholder Approval Matters, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

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(f) Approval of Company Shareholders.

(i) The Company shall obtain and deliver a true and correct copy of the approval, authorization and adoption of this Agreement, the Ancillary Documents, the First Merger Documents, the Second Merger Documents and the other Transactions (including as required under the Cayman Companies Act and the Company Organizational Documents) by the affirmative vote of the holders of the requisite number of Company Ordinary Shares entitled to vote thereon, whether in person or by proxy, either (a) in the form of a unanimous written resolution, or (b) in the form of a resolution passed at a duly convened and quorate meeting of the Company Shareholders (the “Company Shareholders Approval”), in form and substance reasonably acceptable to Purchaser, in accordance with the Company’s Organizational Documents and applicable law, as promptly as reasonably practicable, but in any event within ten (10) Business Days after the Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Shareholders Approval from the Company Shareholders, and to take all other action necessary or advisable to obtain the Company Shareholders Approval and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law, Nasdaq rules and the Company Organizational Documents, as applicable. To the extent practicable, and in any event subject to the Company’s obligations under Law, the Company shall provide Purchaser with (1) reasonable updates to Purchaser regarding the status of and any issues arising with respect to obtaining the Company Shareholders Approval and (2) the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Shareholders Approval. The Company shall comply in all material respects with Company Organizational Documents, the applicable provisions of the Cayman Companies Act and this Agreement in the distribution of any solicitation of the Company Shareholders Approval.

(ii) The Company Board has recommended that the Company Shareholders vote in favor of the Company Special Resolution or execute and deliver the Company Shareholders Approval (the “Company Board Recommendation”) and (b) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation. Promptly following the execution of this Agreement, Pubco shall approve and adopt this Agreement, authorize the First Merger Plan of Merger and the Second Merger Plan of Merger, and approve the Transactions, as the sole shareholder of the First Merger Sub and Second Merger Sub.

7.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco and the Company, unless otherwise prohibited by applicable Law or the rules or regulations of Nasdaq, in which case the applicable Party shall use reasonable best efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) As promptly as practicable after the execution of this Agreement (but in any event no later than June 20, 2024), the Parties shall mutually agree upon and issue a press release announcing the execution of this Agreement (the “Signing Press Release”) and Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have approved prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 7.12 shall prevent Purchaser or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.12.

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7.13 Confidential Information.

(a) The Company, Pubco, First Merger Sub and Second Merger Sub agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or a Representative thereof may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all Purchaser Confidential Information to the extent required by the Federal Securities Laws.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c) The Company and Purchaser agree that the Confidentiality Agreement entered into by the Company and Purchaser as of April 18, 2024 shall be terminated on the date of this Agreement and be superseded by this Section 7.13 and the terms of this Agreement.

7.14 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective immediately after the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) individuals (the “Post-Closing Pubco Directors”) designated by the Company prior to the Closing, which shall include three (3) persons who shall qualify as an independent director under Nasdaq rules. At or prior to the Closing, Pubco will provide each Post-Closing Pubco Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Post-Closing Pubco Director.

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(b) The Parties shall take all action necessary, including causing the executive officers of Pubco prior to the Effective Time to resign, so that the individuals serving as the chief executive officer, chief financial officer, or other executive officer (as defined in Rule 3b-7 promulgated by the SEC under the Exchange Act), respectively, of Pubco immediately after the Closing will be the individuals designated by the Company.

7.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company, Pubco, First Merger Sub, Second Merger Sub and Purchaser (the “D&O Indemnified Persons”) as provided in their Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the applicable Party or Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of each Target Company, Pubco, and Purchaser to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 7.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) At Closing, the Company shall, or shall cause Pubco to, obtain and fully pay the premium for a “tail” insurance policy (the “D&O Tail Insurance”) that provides coverage for up to a six-year period from the Effective Time, for the benefit of the directors and officers of Pubco, the Surviving Company and Purchaser (the “D&O Indemnified Parties”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company or Pubco be required to expend for such policies pursuant to this Section 7.15 (b) an annual premium amount in excess of 200% of the amount per annum Purchaser paid in its last full fiscal year. Pubco shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other parties to honor all obligations thereunder.

7.16 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Purchaser (i) shall cause any documents, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to pay as and when due all amounts payable to former shareholders of Purchaser pursuant to the Redemptions. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment shall first be used to pay (i) the Deferred Underwriting Commission, (ii) any unpaid Extension Fees payable by the Company pursuant to Section 1.6, (iii) the Company’s unpaid Expenses, and (vi) the premium payment for the D&O Tail Insurance and the premium payment for the directors and officers of Pubco for a period of one (1) year after the Closing Date. Any remaining cash will be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

7.17 PIPE Investment.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, upon written request of the Company, Purchaser and Pubco shall enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser or Pubco to purchase shares of Purchaser or Pubco in connection with a private placement, and/or enter into backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). If either of Purchaser or the Company elects to seek a PIPE Investment, the other party shall, and shall cause their respective Representatives to, use their respective commercially reasonable efforts to cooperate with each other and their respective Representatives in connection with such PIPE Investment and cause such PIPE Investment to occur (including having their senior management participate in any investor meetings and roadshows as reasonably requested).

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(b) Pubco, Company and Purchaser shall deliver to one another true, correct and complete copies of each of the fully executed subscription agreements (the “PIPE Subscription Agreements”) entered into by Pubco and Purchaser with the applicable investors in the PIPE Investment (the “PIPE Investors”) as soon as possible following execution thereof by the PIPE Investors. Other than the PIPE Subscription Agreement, this Agreement and the Ancillary Documents, there shall be no other agreements, side letters, or arrangements between Pubco or any other Party to this Agreement and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investor to contribute to Pubco the applicable portion of the PIPE Investment set forth in the PIPE Subscription Agreement of such PIPE Investor. Each of the PIPE Subscription Agreements shall be, as of the Closing, in full force and effect, and none of them shall have been withdrawn, rescinded or terminated or otherwise amended or modified in any respect.

7.18 Tax Matters.

(a) Each of Pubco, Purchaser, First Merger Sub, Second Merger Sub, First Surviving Company and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of the Parties acknowledge and agree that each is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transactions do not qualify under Section 351 of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Each of Pubco, Purchaser, First Merger Sub, Second Merger Sub, the First Surviving Company, the Second Surviving Company, and the Company shall report the Mergers consistently with the Intended Tax Treatment and as reorganizations within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Mergers. In the event the SEC requests or requires tax opinions, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Neither Pubco nor any of its Subsidiaries shall transfer or distribute any assets or shares of Purchaser or the First Surviving Company if such transfer or distribution would not satisfy the requirements of Treasury Regulation Section 1.368-2(k)(1)(i) or (ii). Pubco shall cause Purchaser and the Company not to liquidate for federal income tax purposes following the Transactions for a period of at least two years after the Closing. The covenants contained in this Section 7.18(b), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(c) Within one hundred twenty (120) days after the end of Pubco’s current taxable year and each subsequent taxable year of Pubco for which Pubco reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Pubco shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Pubco. If Pubco determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Pubco shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Pubco shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Pubco or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 7.18(c), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) five years after the end of Pubco’s current taxable year, or (y) such time as Pubco has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

(d) Each of the parties hereto agrees to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary herein, if, after the date hereof the Company, in its sole discretion, determines that the Mergers are not reasonably expected to qualify for the Intended Tax Treatment or it may result in extreme inconvenience or undue burden on the part of the Target Companies, the parties shall use their commercially reasonable best efforts to restructure the Transactions contemplated hereby in a manner that is reasonably expected to cause the Transaction, as revised, to so qualify for a mutually preferred tax treatment.

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7.19 Anti-Takeover Matters. The Company shall not adopt any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Target Company would be or become subject, party or otherwise bound.

7.20 Shareholder Litigation. The Company and Pubco shall promptly advise Purchaser, and Purchaser shall promptly advise the Company and Pubco, as the case may be, in writing of any Action commenced (or to the Knowledge of the Company or Pubco (as applicable) or the Knowledge of Purchaser, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or Purchaser Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “ Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Each of the parties shall reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Shareholder Litigation. The Company and Pubco shall give Purchaser the opportunity to participate in the defense or settlement of any such Shareholder Litigation brought against the Company or Pubco, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall give the Company the opportunity to participate in the defense or settlement of any such Shareholder Litigation brought against Purchaser, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.21 Shareholder Support Agreement. In the event any Company Shareholder party to the Seller Support Agreement fails to comply in any material respect with his, her or its obligations under the Seller Support Agreement in a timely manner, the Company will utilize the proxy granted to it under the Seller Support Agreement by such Company Shareholder to act for such Company Shareholder in accordance with the terms and conditions of the Seller Support Agreement, the Cayman Companies Act and other applicable Law.

7.22 Shareholder Support Agreement. In the event any Purchaser Shareholder party to the Founder Support Agreement fails to comply in any material respect with his, her or its obligations under the Founder Support Agreement in a timely manner, Purchaser will utilize the proxy granted to it under the Founder Support Agreement by such Purchaser Shareholder to act for such Purchaser Shareholder in accordance with the terms and conditions of the Founder Support Agreement, the Cayman Companies Act and other applicable Law.

7.23 Retention of Proxy Solicitation Agent. The Parties shall use their reasonable efforts to retain a proxy solicitation agent mutually acceptable to the Parties, within ten (10) Business Days of execution of this Agreement to assist the Parties with preparing the Proxy Statement and soliciting Purchaser’s shareholders to obtain the affirmative vote of Purchaser’s shareholders in favor of the Merger, and such other matters as may be determined by the Parties.

7.24 Delisting and Deregistration. The Company, Pubco and Purchaser shall use their respective reasonable best efforts to cause the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Rights to be delisted from Nasdaq (or be succeeded by the respective Pubco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the Effective Time or as soon as practicable thereafter.

7.25 Employment Agreements. Prior to the Closing, the Company, Pubco, and Purchaser shall use their respective reasonable best efforts to cause the individuals set forth on Section 7.24 of the Company Disclosure Schedules (and any other individuals who may be mutually agreed by Purchaser and the Company prior to the Closing) to enter into employment agreements, which shall contain customary confidentiality, non-compete, and assignment of inventions provisions and other customary restrictive covenant provisions, in each case effective as of the Closing, in form and substance reasonably acceptable to Purchaser and the Company, between each such person and Pubco or a Subsidiary of Pubco, as applicable (collectively, the “Employment Agreements”).

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7.26 Fairness Opinion. As soon as reasonably practicable after the execution of this Agreement, Purchaser shall obtain the opinion of a reputable financial advisory or valuation firm that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Company Merger Consideration and Purchaser Merger Consideration to be paid by Pubco pursuant to this Agreement is fair from a financial point of view to Purchaser, and shall deliver a copy of such opinion to the Company.

7.27 Reorganization.

(a) The Company shall use reasonable best efforts to, and shall cause its Affiliates to, take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable in order to consummate the Reorganization in accordance with applicable Laws as contemplated by the Reorganization Documents as soon as reasonably practicable, and in any event no later than July 31, 2024 or anther date as agreed upon by the Company and Purchaser (the “Completion Date of Reorganization”), and deliver all documents that evidence the completion of the Reorganization to Purchaser.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Extraordinary General Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) Required Company Shareholder Approval. The Transactions have been approved by the requisite vote of the shareholders of the Company in accordance with Company’s Organizational Documents and applicable Law.

(c) Requisite Regulatory Approvals. To the extent applicable, all material Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions contemplated by this Agreement shall have been obtained or made.

(d) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions contemplated by this Agreement.

(e) Net Tangible Assets. Upon the Closing, after giving effect to the Redemption and any PIPE Investment that has been funded prior to or at the Closing, Purchaser shall have net tangible assets of at least $5,000,001.

(f) Amended Pubco Charter. At or prior to the Closing, the shareholder(s) of Pubco shall have adopted the Amended Pubco Charter substantially in the form set out in Exhibit F attached hereto.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(h) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing with effect from the Closing consistent with the requirements of Section 7.14.

(i) Nasdaq Listing Requirements. The Pubco Ordinary Shares contemplated to be listed pursuant to this Agreement shall have been listed on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.

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(j) Antitrust Laws. To the extent applicable to the consummation of the Transactions contemplated by this Agreement, any waiting period (and any extension thereof) under such applicable Antitrust Laws shall have expired or been terminated.

(k) Foreign Private Issuer Status. Each of the Company and Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(l) PRC Approvals. To the extent applicable, the Target Companies have obtained all approvals necessary from the China Securities Regulatory Commission (the “CSRC”) in connection with the Transactions, pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, as promulgated on February 17, 2023 (the “Measures”), and none of the Target Companies has received any notification from any Government Authorities of the PRC, including the CSRC, that any of the Target Companies or other Parties are obligated to make any filings or obtain approvals regarding the Transactions pursuant to the Measures and the other PRC Laws, rules and regulations other than the approvals that the Target Companies have already obtained from the CSRC.

8.2 Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of the Company, Pubco, First Merger Sub and Second Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto, other than the representations and warranties set forth in Section 4.5, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date), (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser, and (iii) the representations and warranties of Purchaser set forth in Section 4.5 shall be true and correct except for de minimis inaccuracies on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Director Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an authorized director of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2 (a), 8.2(b) and 8.2(c) with respect to Purchaser.

(ii) Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of incorporation and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

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(iv) Founder Amended and Restated Registration Rights Agreement. The Company and Pubco shall have received a copy of a Founder Amended and Restated Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, substantially in the form set out in Exhibit D attached hereto (the “Founder Amended and Restated Registration Rights Agreement”), duly executed by Purchaser and the holders of a majority of the “Registrable Securities” thereunder.

(v) Seller Registration Rights Agreement. The Sellers shall have received from Pubco a registration rights agreement covering the Pubco Securities received by the Sellers, substantially in the form set out in Exhibit E attached hereto (the “Seller Registration Rights Agreement”), duly executed by Pubco.

(vi) Resignations. Purchaser shall have delivered copies of the written resignations of all the directors and officers of Purchaser prior to the Second Merger, effective as of the Effective Time.

(vii) Certain Ancillary Documents. Each Founder Support Agreement shall be in full force and effect in accordance with the terms thereof from the Closing.

(viii) Purchaser Expenses. Any and all Expenses incurred by Purchaser (which, for purpose of this Section 8.2 shall include, without limitation, the Extension Fee payable by Purchaser pursuant to Section 1.6 and any unpaid fees in connection with the IPO other than the Deferred Underwriting Commission) and the Sponsor Loan, if any, shall have been paid off on or prior to the Closing, as evidenced by the documents reasonably requested by the Company.

8.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 8.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco, First Merger Sub or Second Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Company, Pubco, First Merger Sub and Second Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each Employment Agreement and each Seller Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof from the Closing.

(e) Reorganization. The Reorganization shall have been consummated by the Completion Date of Reorganization pursuant to the Reorganization Documents.

(f) Extension Fees. The Company shall have made timely payments for any Extension pursuant to Section 1.6(d).

(g) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3 (a), 8.3 (b) and 8.3 (c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3 (a), 8.3 (b) and 8.3 (c) with respect to Pubco, First Merger Sub and Second Merger Sub, as applicable.

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(ii) Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco, First Merger Sub and Second Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s, First Merger Sub’s and Second Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Founder Amended and Restated Registration Rights Agreement. Purchaser shall have received a copy of the Founder Amended and Restated Registration Rights Agreement, duly executed by Pubco.

(v) Third Party Consents and Terminations. All (i) approvals, waivers or consents from any third parties and (ii) termination agreements between the Company and any third parties, in each case as set forth and described on Section 8.3 of the Company Disclosure Schedules shall have been obtained and delivered to Purchaser.

(vi) Company Closing Statement. The Company and Pubco shall have delivered an executed copy of the Company Closing Statement to Purchaser.

(vii) Equity Incentive Plan. At or prior to the Closing, the board of directors of Pubco shall have adopted and approved the Equity Incentive Plan which shall fulfill the requirements set forth in Section 7.11(a).

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Pubco, First Merger Sub or Second Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by March 31, 2025 (as may be extended pursuant to the next proviso, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco, First Merger Sub or Second Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was a material and proximate cause of, or materially and proximately resulted in, the failure of the Closing to occur on or before the Outside Date.

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(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any Seller, Pubco, First Merger Sub, or Second Merger Sub) to comply with any provision of this Agreement has been a material cause of, or materially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company, Pubco, First Merger Sub or Second Merger Sub is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if (i) there has been a material breach by the Company, Pubco, First Merger Sub or Second Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by either Purchaser or the Company to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained; provided that the right to terminate this Agreement under this Section 9.1(f) shall not be available to a Party if the material breach or violation by such Party of any representation, warranty, covenant or obligation under this Agreement was a direct cause of the failure to obtain the Required Shareholders Approval;

(g) by written notice from Purchaser to the Company if the Company Shareholders Approval shall not have been obtained within ten (10) Business Days after the Registration Statement became effective;

(h) on December 31, 2024, by written notice from Purchaser to the Company, if by such date the Reorganization has not been completed.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 7.13, this Section 9.2, Section 9.3, Section 10.1, Article XI, and any definitions to the foregoing under Article XII shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1).

9.3 Fees and Expenses.

(a) Except as otherwise provided in this Agreement and subject to Section 4.6, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by (i) Pubco, provided that such Expenses are (x) incurred by the Company (including Extension Fee payable by the Company pursuant to Section 1.6) or (y) the Deferred Underwriting Commission, and the Closing has occurred in accordance with this Agreement, or (ii) by the Party incurring such Expenses, if this Agreement has been terminated in accordance with Section 9.1. As used in this Agreement, “Expenses” shall include all reasonable and documented out-of-pocket expenses (including all reasonable and documented fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters directly related to the consummation of this Agreement, all of which shall be supported with formal bills or invoices setting out in reasonable details the scope of services that have been provided if such Expenses of Purchaser shall be borne by Pubco.

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(b) Subject to Section 7.2(b) and Section 7.3(b), the Company and Purchaser agree that during the Interim Period each Party’s discretionary Expenses solely related to travel and communication, shall not without the prior written consent of the other Party, exceed Fifty Thousand U.S. Dollars ($50,000) in the aggregate.

ARTICLE X

WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Pubco, First Merger Sub and Second Merger Sub hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within nine (9) months after the closing of the IPO (provided such date may be extended by up to an additional twelve (12) months), subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Pubco, First Merger Sub and Second Merger Sub hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, First Merger Sub, Second Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, First Merger Sub and Second Merger, or any Seller or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”) provided, however, that nothing in this Section 10.1 shall be deemed to (a) limit the Company’s and its Affiliates’ right, title, interest or claim to any monies held in the Trust Account by virtue of being a Public Shareholder, including the redemption rights described in the Prospectus or (b) limit or prohibit any claims that the Company or any of its Affiliate may have in the future pursuant to this Agreement or any Ancillary Documents against Purchaser’ assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than pursuant to the redemption rights of the Public Shareholders described in the Prospectus). Each of the Company, Pubco, First Merger Sub and Second Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions to Public Shareholders) for any Released Claims; provided, however, that, for the avoidance of doubt, the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Purchaser or any other person (other than Public Shareholders with respect to funds released from the Trust Account pursuant to the Redemption), in each case for (i) legal relief against monies or other assets of Purchaser held outside of the Trust Account including any funds that have been released from the Trust Account (and any assets that have been purchased or acquired with any such funds other than distributions therefrom to its public shareholders); (ii) specific performance or other equitable relief in connection with the Transactions, provided that (x) such claim is permitted pursuant to Section 11.7 and (y) the Company shall not be entitled to seek specific performance to enforce the release or other distribution of funds from the Trust Account; such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, Pubco, First Merger Sub and Second Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any Released Claim, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company, Pubco, First Merger Sub and Second Merger Sub hereby acknowledges and agrees that its and its Affiliates’ remedy shall be against funds held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds but excluding any distributions to Public Shareholders) and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Pubco, First Merger Sub and Second Merger Sub any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders in violation of the foregoing provisions of this Section 10.1, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, First Merger Sub and Second Merger Sub or any of their respective Affiliates, as applicable, the associated reasonable legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:

Aimei Health Technology Co., Ltd

10 East 53rd Street, Suite 3001 New York, NY 10022

Attn: Xie Junheng

Telephone No.: +86-13758131392

Email: Xiejunheng@aimeihealth.com

with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li, LLP

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq; Guillaume de Sampigny, Esq.

Email: yli@htflawyers.com;

gdesampigny@htflawyers.com

If to the Company at or prior to the Closing, to:

United Hydrogen Group Inc.

3rd Floor, Building 3, No. 715 Yingshun Road, Qingpu District, Shanghai, PRC 201799

Attn: Yaqi Han

Telephone No.: +86-18294434089

Email: mia@efficientpower.cn

with a copy (which will not constitute notice) to: MagStone Law, LLP 415 S Murphy Ave Sunnyvale, CA 94086 Attn: Meng (Mandy) Lai, Esq. Telephone No.: (650) 513-2555 Email: laimeng@magstonelaw.com

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If to Pubco, First Merger Sub or Second Merger Sub at or prior to the Closing, to:

United Hydrogen Group Inc.

3rd Floor, Building 3, No. 715 Yingshun Road, Qingpu District, Shanghai, PRC 201799

Attn: Yaqi Han

Telephone No.: +86-18294434089

Email: mia@efficientpower.cn

with a copy (which will not constitute notice) to: MagStone Law, LLP 415 S Murphy Ave Sunnyvale, CA 94086 Attn: Meng (Mandy) Lai, Esq. Telephone No.: (650) 513-2555 Email: laimeng@magstonelaw.com

If to Pubco, Purchaser, or the Company after the Closing, to:

United Hydrogen Group Inc.

3rd Floor, Building 3, No. 715 Yingshun Road, Qingpu District, Shanghai, PRC 201799

Attn: Yaqi Han

Telephone No.: +86-18294434089

Email: mia@efficientpower.cn

with a copy (which will not constitute notice) to: MagStone Law, LLP 415 S Murphy Ave Sunnyvale, CA 94086 Attn: Meng (Mandy) Lai, Esq. Telephone No.: (650) 513-2555 Email: laimeng@magstonelaw.com

11.2 Binding Effect; Assignment. Subject to Section 11.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser (and after the Closing, Purchaser Representative), Pubco and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.15, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4 Nonsurvival of Representations, Warranties and Covenants. Without prejudice to Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and (b) in accordance with Section 9.2.

11.5 Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York. Notwithstanding the foregoing, (i) the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (a) the First Merger, the Second Merger, (b) following the First Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of First Merger Sub and the Company in the Surviving Company and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the board of directors of the Company and the board of directors of First Merger Sub and the internal corporate affairs of the Company, First Merger Sub and the Surviving Company; and (c) following the Second Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Second Merger Sub and Purchaser in the Second Surviving Company and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary or other duties of the board of directors of Purchaser and the board of directors of Second Merger Sub and the internal corporate affairs of Purchaser and Second Merger Sub. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court located in the City of New York, in the State of New York (collectively, the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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11.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, as far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto.

11.10 Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Purchaser shall also require the prior written consent of the Purchaser Representative.

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11.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to Purchaser, its Affiliates or any of their Representatives in-person or by email.

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11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement (including pursuant to a Joinder) or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or Liabilities or their creation.

11.15 Purchaser Representative.

(a) Aimei Investment confirms that by execution and delivery of this Agreement, it has been irrevocably appointed by Purchaser and the shareholders of Purchaser immediately prior to the Effective Time in the capacity as the Purchaser Representative, as their agent, and attorney-in-fact and representative, with full power of substitution to act in their name, place and stead, to act on behalf of Purchaser from and after the Closing in connection with: (i) taking all actions on their behalf relating to the issuance of the Earnout Shares, indemnification claims under this Agreement, and any disputes or discussions with respect thereto, (ii) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iii) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (v) otherwise enforcing the rights and obligations of any Purchasers under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon the shareholders of Purchaser immediately prior to the Effective Time, Purchaser, their respective successors and assigns, and neither Purchaser, its shareholders immediately prior to the Effective Time, nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser Representative shall be indemnified, defended and held harmless by the shareholders of Purchaser immediately prior to the Effective Time from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser or its shareholders, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the shareholders of Purchaser immediately prior to the Effective Time, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 11.15 shall survive the Closing and continue indefinitely.

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(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco and Purchaser, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative, provided that such replacement Purchaser Representative has been duly and irrevocably appointed by the shareholders of Purchaser immediately prior to the Effective Time. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

11.16 Legal Representation. The Parties agree that, notwithstanding the fact that HTFL may have, prior to Closing, jointly represented Purchaser and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, HTFL will be permitted in the future, after Closing, to represent Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, First Merger Sub and Second Merger Sub, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with HTFL’s future representation of one or more of Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, First Merger Sub and Second Merger Sub, Purchaser, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by HTFL of Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of HTFL with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco, Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

ARTICLE XII

DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the latest audited Company Financials (if any).

“Acquisition Entities” means, collectively, “Pubco,” “First Merger Sub” and “Second Merger Sub.”

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, governmental inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Aggregate Merger Consideration Amount” means (i) One Billion and Five Hundred Million] U.S. Dollars ($1,500,000,000).

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“Amended Pubco Charter” means amended and restated memorandum and articles of association of Pubco substantially in the form set out in Exhibit F attached hereto (with such changes as may be agreed by the Company and the Purchaser prior to the Effective Time).

“Ancillary Documents” means each agreement, instrument or document including the Seller Lock-Up Agreements, the Seller Support Agreement, the Founder Support Agreement, the Amended Pubco Charter, the Equity Incentive Plan, the Founder Amended and Restated Registration Rights Agreement, the Seller Registration Rights Agreement, the Employment Agreements, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or the Cayman Islands are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in the foregoing locations are generally open for use by customers on such day.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands, as amended.

“China” or the” PRC” means the People’s Republic of China.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Board” means the board of directors or similar governing body of the Company.

“Company Confidential Information” means all documents and information concerning any of the Target Companies, Pubco, First Merger Sub or Second Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the Transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, First Merger Sub, Second Merger Sub or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Notes” means the convertible notes issued by the Company that are convertible into the Company Ordinary Shares.

“Company Fully Diluted Shares” means the sum of (a) the aggregate number of Company Shares that are issued and outstanding as of immediately prior to the Effective Time (including shares issued upon the exercise or conversion of Company Convertible Notes, in each case prior to the Effective Time, but excluding any shares to be cancelled pursuant to this Agreement, and (b) the maximum number of Company Shares issuable upon full exercise, exchange or conversion of all Company Convertible Notes, outstanding as of the Effective Time.

“Company Merger Shares” means a number of Pubco Securities equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount by (ii) $10.00 (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Company Ordinary Shares” means upon and after completion of the Reorganization, the ordinary shares, US$0.0001 par value per share, of the Company.

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“Company Securities” means, collectively, the Company Ordinary Shares, and if any, the Company Convertible Notes.

“Company Securityholder” means any holder of any Company Securities.

“Company Shareholder” means any holder of any Company Ordinary Shares.

“Company Specially Designated Ordinary Shares” means 181,617,775.00 Company Ordinary Shares held by Michael&Jason Limited.

“Company Transaction Expenses” means any Expenses incurred by any of the Target Companies or their respective Affiliates (whether or not billed or accrued for), including without limitation (i) change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Target Companies at or after the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions, and (ii) any and all filing fees paid to Governmental Authorities in connection with the Transactions.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person or (c) any other Person have the right or ability or materially affect the management or operations of another Person by Contract or otherwise.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Deferred Underwriting Commission” means the deferred fees owed to the underwriters in connection with Purchaser’s IPO which is in the amount of $690,000 and payable upon consummation of a Business Combination.

“Environmental Law” means any Law in effect on or prior to the date hereof any way relating to (a) the protection of human health and safety (to the extent relating to exposure to Hazardous Materials), (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means quotient of (i) the aggregate number of Company Merger Shares as of the First Merger Effective Time divided by (ii) the Company Fully Diluted Shares.

“Extension Loan” means any loan or loans by or on behalf of Sponsor or its Affiliates to Purchaser made for the purpose of funding Extensions as provided for and in accordance with the terms of the IPO Prospectus and the Purchaser’s Organizational Documents.

“First Merger Sub Ordinary Shares” means the ordinary shares, US$0.0001 par value per share, of the First Merger Sub.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of the Target Companies primarily for the benefit of employees of the Company or such Target Companies residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 1, 2023, by and among Purchaser, Sponsor and the other “Holders” named therein.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, intellectual property rights in Software and other intellectual property.

“Investment” means any equity interest or interest having similar economic rights and benefits in any Person in an amount representing twenty percent (20%) or such lesser amount of such Person’s voting power or economic value as includable for (x) financial statements prepared and audited in accordance with GAAP or Regulation S-X or (y) other regulations of the SEC.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of December 1, 2023, and filed with the SEC on December 5, 2023 (File No. 333- 272230).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and any Target Companies, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for the purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in any country or jurisdiction; (ii) changes, conditions or effects that generally affect any industry or geographic area in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed change in the interpretation of any Law (including the Exchange Act or the Securities Act or any rules promulgated thereunder) or in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate, or any regulatory guidance, policies or interpretations of the foregoing; (iv) conditions caused by acts of God, epidemic, pandemics or other outbreak of public health events (including COVID-19), cyberterrorism or terrorism, war (whether or not declared), military action, civil unrest, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfire, or other natural disaster and any other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any actions taken or not taken by such Person or its Subsidiaries as required by this Agreement or any Ancillary Document; (vi) with respect to the Company, any failure in and of itself or its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to Purchaser, the consummation and effects of the Redemption in and of itself (provided that the underlying cause of any such Redemption may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (viii) the announcement or the execution of this Agreement or the Ancillary Documents, the pendency or consummation of the Transactions or the performance of this Agreement or the Ancillary Documents (or the obligations hereunder), including the impact thereof on relationships with Governmental Authority, partners, customers, suppliers or employees; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) (iii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval (provided that Purchaser has not violated its obligations hereunder in connection with obtaining the Required Shareholder Approval) shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to Purchaser (provided that the underlying cause of any such Redemption may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein).

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“Nasdaq” means the Nasdaq Capital Market or the Nasdaq Global Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, certificate of incorporation, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, and patent applications (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Equity Value” means the quotient obtained by dividing (i) Aggregate Merger Consideration Amount by (ii) the Company Fully Diluted Shares.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

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“PRC” means the People’s Republic of China.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Companies Act immediately prior to the Effective Time.

“Pubco Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Pubco, which shares shall entitle the holder thereof to one (1) vote per share, as provided for and fully described in the Pubco Charter.

“Pubco Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Pubco, which shares shall (i) be convertible, at the election of the holder, into Pubco Class A Ordinary Shares on a one-to-one basis and (ii) entitle the holder thereof to ten (10) votes per share, as provided for and fully described in the Pubco Charter.

“Pubco Ordinary Shares” means the Pubco Class A Ordinary Shares and the Pubco Class B Ordinary Shares.

“Pubco Securities” means, collectively, the Pubco Class A Ordinary Shares, the Pubco Class B Ordinary Shares, the Exchanged Options, and the Exchanged Warrants.

“Purchaser Charter” means the amended and restated memorandum and articles of association of Purchaser adopted by special resolution passed on November 30, 2023, as amended and in effect under the Cayman Companies Act.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include Second Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to by the Company, Pubco, First Merger Sub, Second Merger Sub any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Private Unit” means a unit issued in a private placement concurrently with the IPO consisting of one (1) Purchaser Ordinary Share and one (1) Purchaser Right.

“Purchaser Public Unit” means a unit issued in the IPO consisting of one (1) Purchaser Ordinary Share and one (1) Purchaser Right.

“Purchaser Rights” means one right that was included as part of each Purchaser Unit entitling the holder thereof to receive two-tenths (2/10th) of a Purchaser Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Securities” means Purchaser Units, Purchaser Ordinary Shares, and the Purchaser Rights, collectively.

“Purchaser Transaction Expenses” means any Expenses incurred by any Purchaser or its respective Affiliates (whether or not billed or accrued for), including (i) any and all filing fees paid to Governmental Authorities in connection with the Transactions, (ii) any and all audit fees paid to accountants in connection with the preparation and filing of the Registration Statement, (iii) any and all legal fees paid to legal counsel in connection with the Transactions, and (iv) valuation fees in connection with the valuation of the Aggregate Merger Consideration Amount.

“Purchaser Units” means the Purchaser Public Units and the Purchaser Private Units.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

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“Remedial Action” means all actions required by Environmental Law to (i) clean up, remove, treat, or in any other way address any Release of Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Reorganization” means the reorganization as contemplated under the Reorganization Documents.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Rights Agreement” means that certain Rights Agreement, dated as of December 1, 2023, as it may be amended (including to accommodate the Mergers), by and between Purchaser and Continental Stock Transfer & Trust Company, a New York limited liability trust company.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers” means each of the holders of the Company’s capital shares, and a “Seller” means any one of the Sellers.

“Second Merger Sub Ordinary Shares” means the ordinary shares, US$0.0001 par value per share, of the Second Merger Sub.

“Software” means any computer software programs, including all source code and object code.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Aimei Investment Ltd, a Cayman Islands exempted company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” and “Target Companies” means each of the Company and its direct and indirect Subsidiaries (excluding Pubco and First Merger Sub and Second Merger Sub), Zhejiang Qingyuan and its direct and indirect Subsidiaries, and Yixun Chuangneng and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

Annex A-72

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, and improvements (whether or not patentable or subject to copyright, trademark, or trade secret protection), in each case, to the extent the foregoing are confidential and protected by applicable Law.

“Tax Sharing Agreement” means any agreement or arrangement, including any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement, entered into prior to the Closing binding any entity that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any customary commercial contract entered into with an unrelated Person, the principal subject matter of which is not Taxes).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 1, 2023, as it may be amended (including to accommodate the Merger), by and between Purchase and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as the trustee.

“Trustee” means Wilmington Trust, National Association, in its capacity as trustee under the Trust Agreement.

“Yixun Chuangneng” means Shanghai Yixun Chuangneng New Energy Technology Co., Ltd. (上海翼迅创能新能源科技有限公司), a company organized under the applicable Laws of the People’s Republic of China.

“Zhejiang Qingyuan” means Qingyuan Jiachuang (Zhejiang) New Energy Technology Co., Ltd. (氢源嘉创(浙江)新能源科技有限公司), a company organized under the applicable Laws of the People’s Republic of China.

12.2 Section References.

The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	7.6(a)
Additional Information	7.21
Agreement	Preamble
Aimei Investment	Preamble
Alternative Transaction	7.6(a)
Balance Sheet Date	6.7(a)
Business Combination	10.1
Closing	3.1
Closing Date	3.1
Closing Filing	7.12(b)
Closing Press Release	7.12(b)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Board Recommendation	7.11(g)
Company Certificate	3.2(e)

Annex A-73

Term	Section
Company Closing Statement	3.2(a)
Company Disclosure Schedules	Article VI
Company Dissenting Shares	2.6(a)
Company Dissenting Shareholders	2.6(a)
Company Financials	6.7(a)
Company IP	6.13(c)
Company IP Licenses	6.13(a)
Company Material Contract	6.12(a)
Company Modification in Recommendation	7.11(g)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Company Merger Consideration	2.1(b)
Company Special Resolution	7.11(g)
Company Transaction Expenses Certificate	1.6(a)
Company Shareholders Approval	7.11(g)
Completion Date of Reorganization	7.27
CSRC	8.1(k)
Designated Entity	6.13(h)
Disqualification Event	6.18(h)
D&O Indemnified Person	7.15(a)
D&O Tail Insurance	7.15(b)
Effective Time	1.2(b)
Equity Incentive Plan	7.11(a)
Employment Agreements	7.24
Enforceability Exceptions	4.2
Environmental Permits	6.20(a)
Exchange Agent	3.2(b)
Exchanged Options	2.1(d)
Exchanged Warrants	2.1(e)
Expenses	9.3(a)
Expiration Date	9.1
Extension	7.3(a)
Extension Fee	1.6(d)
Extension Loan	7.18
Extraordinary General Meeting	7.11(a)
Federal Securities Laws	7.7
First Merger	Recitals
First Merger Documents	1.2(a)
First Merger Effective Time	1.2(a)
First Merger Plan of Merger	1.2(a)
First Merger Sub	Preamble
First Surviving Company	Recitals
First Surviving Company Charter	1.4(b)
Founder Amended and Restated Registration Rights Agreement	8.2(d)(iv)
Founder Support Agreement	Recitals
HTFL	3.1
Intended Tax Treatment	7.18
Interim Period	7.1(a)
Issuer Covered Persons(s)	6.18(h)

Annex A-74

Term	Section
Letter of Transmittal	3.2(b)
Loss	9.2(a)
Lost Certificate Affidavit	3.2(g)
Measure	8.1(k)
Merger Documents	1.2(b)
Mergers	Recitals
Merger Sub	Preamble
No Shop Period	7.6(b)
Non-Recourse Parties	11.14
Non-U.S. Subsidiaries	7.18
OFAC	4.17(c)
Off-the-Shelf Software	6.13(a)
Ordinary Commercial Agreement	4.10(c)
Outside Date	9.1(b)
Party(ies)	Preamble
Payment Spreadsheet	1.6
Personal Information	6.9
PFIC	7.18
PIPE Investment	7.17
PIPE Investors	7.17
PIPE Subscription Agreements	7.17
Post-Closing Pubco Board	7.14(a)
Post-Closing Pubco Director	7.14(a)
Prior Merger Agreement	4.23
Pro Rata Share	7.20
Proxy Statement	7.11(a)
Pubco	Preamble
Public Certifications	3.2(d)
Public Shareholders	10.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article IV
Purchaser Dissenting Shares	2.6(c)
Purchaser Dissenting Shareholder	2.6(c)
Purchaser Financials	4.6(c)
Purchaser Financing Certificates	1.6
Purchaser Material Contract	4.13(a)
Purchaser Merger Consideration	2.2(b)
Purchaser Recommendation	4.2
Purchaser Representative	Preamble
Purchaser Shareholder Approval Matters	7.11(a)
Purchaser Transaction Expenses Certificate	1.6(b)
Redemption	7.11(a)
Registration Statement	7.11(a)
Regulatory Approvals	7.9
Regulatory Authority	7.9
Related Person	6.21
Released Claims	10.1
Reorganization Documents	Recitals
Required Shareholder Approval	8.1(a)

Annex A-75

Term	Section
SEC Reports	4.6(a)
SEC SPAC Accounting Changes	4.6(a)
Second Merger	Recitals
Second Merger Documents	1.2(b)
Second Merger Plan of Merger	1.2(b)
Second Merger Sub	Preamble
Second Surviving Company	Recitals
Second Surviving Company Charter	1.4(b)
Seller Lock-Up Agreement	Recitals
Seller Registration Rights Agreement	8.2(d)(vi)
Seller Support Agreement	Recitals
Signing Filing	7.12(b)
Signing Press Release	7.12(b)
Specified Courts	11.5
Sponsor Loan	1.6(c)
Shareholder Certificates	3.2(e)
Shareholder Litigation	7.20
Surviving Warranties	9.1
Top Vendors	6.23
Transactions	Recitals
Transfer Taxes	3.4
Transmittal Documents	3.2(e)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW]

Annex A-76

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

AIMEI HEALTH TECHNOLOGY CO., LTD

By:
Name:	Xie Junheng
Title:	CEO and Director

Purchaser Representative:

AIMEI INVESTMENT LTD

By:
Name:	Xie Junheng
Title:	Secretary

Annex A-77

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Pubco:

UNITED HYDROGEN GLOBAL INC.

By:
Name:
Title:

First Merger Sub:

UNITED HYDROGEN VICTOR LIMITED

By:
Name:
Title:

Second Merger Sub:

UNITED HYDROGEN WORLDWIDE LIMITED

By:
Name:
Title:

The Company:

UNITED HYDROGEN GROUP INC.

By:
Name:
Title:

[Signature Page to Business Combination Agreement]

Annex A-78

Annex A-1

FIRST AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This First Amendment (“First Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of June 6, 2025, by and among (i) Aimei Health Technology Co., Ltd, an exempted company incorporated with limited liability in the Cayman Islands (“Purchaser”), (ii) Aimei Investment Ltd, an exempted company incorporated with limited liability in the Cayman Islands, in the capacity as, from and after the Closing, the representative for Purchaser and the shareholders of Purchaser immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Purchaser Representative” or “Aimei Investment”), (iii) United Hydrogen Global Inc., an exempted company incorporated with limited liability in the Cayman Islands, (“Pubco”), (iv) United Hydrogen Victor Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (v) United Hydrogen Worldwide Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”); and (vi) United Hydrogen Group Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, Purchaser Representative, Pubco, First Merger Sub, Second Merger Sub, and the Company have entered into that certain Business Combination Agreement, dated as of June 19, 2024 (the “Business Combination Agreement”); and

WHEREAS, the Parties now desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendment to Business Combination Agreement. Section 9.1(b) of the Business Combination Agreement is hereby amended by deleting in its entirety and replacing with the following:

“(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by September 30, 2025 (as may be extended pursuant to the next proviso, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco, First Merger Sub or Second Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was a material and proximate cause of, or materially and proximately resulted in, the failure of the Closing to occur on or before the Outside Date.”

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Business Combination Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Business Combination Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the “Agreement” and the “Business Combination Agreement” in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Business Combination Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Business Combination Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Business Combination Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Business Combination Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 11.1 through 11.10, and 11.12 through 11.16 of the Business Combination Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Signature Pages Follow]

Annex A-1-1

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

Purchaser:

AIMEI HEALTH TECHNOLOGY CO., LTD

By:	/s/ Xie Junheng
Name:	Xie Junheng
Title:	CEO and Director

Purchaser Representative:

AIMEI INVESTMENT LTD

By:	/s/ Xie Junheng
Name:	Xie Junheng
Title:	Secretary

[Signature Page to First Amendment to Business Combination Agreement]

Annex A-1-2

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

Pubco:

UNITED HYDROGEN GLOBAL INC.

By:	/s/ Xia Ma
Name:	Xia Ma
Title:	Director

First Merger Sub:

UNITED HYDROGEN VICTOR LIMITED

By:	/s/ Xia Ma
Name:	Xia Ma
Title:	Director

Second Merger Sub:

UNITED HYDROGEN WORLDWIDE LIMITED

By:	/s/ Xia Ma
Name:	Xia Ma
Title:	Director

The Company:

UNITED HYDROGEN GROUP INC.

By:	/s/ Xia Ma
Name:	Xia Ma
Title:	Director

[Signature Page to First Amendment to Business Combination Agreement]

Annex A-1-3

Annex B

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

UNITED HYDROGEN GLOBAL INC.

(adopted by a special resolution passed on [●] and effective upon the listing of the Company’s Class A Ordinary Shares of a par value of US$0.0001 each on the Designated Stock Exchange)

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

UNITED HYDROGEN GLOBAL INC.

(adopted by a special resolution passed on [•] and effective upon the listing of the Company’s Class A Ordinary Shares of a par value of US$0.0001 each on the Designated Stock Exchange)

1. The name of the Company is United Hydrogen Global Inc.

2. The Company’s registered office will be situated at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place in the Cayman Islands as the Directors may at any time decide.

3. The Company’s objects are unrestricted. As provided by section 7(4) of the Law, the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4. The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Law, the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5. Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a) the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised) of the Cayman Islands; or

(b) insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised) of the Cayman Islands; or

(c) the business of company management without being licensed in that behalf under the Companies Management Act (Revised) of the Cayman Islands.

6. Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7. The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8. The share capital of the Company is US$50,000 divided into 409,000,000 Class A Ordinary Shares of par value US$0.0001 each and 91,000,000 Class B Ordinary Shares of par value US$0.0001 each. However, subject to the Law and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

9.The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

United Hydrogen Global Inc.

(Adopted by special resolution passed on [●] and effective upon the listing of the Company’s Class A Ordinary Shares of a par value of US$0.0001 each on the Designated Stock Exchange)

Annex B Page No.
1.	Definitions, Interpretation and Exclusion	B-1
2.	Shares	B-4
3.	Register of Members	B-8
4.	Share Certificates	B-8
5.	Lien on Shares	B-9
6.	Calls on Shares and Forfeiture	B-10
7.	Transfer of Shares	B-12
8.	Transmission of Shares	B-13
9.	Alteration of capital	B-14
10.	Conversion, redemption and purchase of own Shares	B-15
11.	Meetings of Members	B-17
12.	Proceedings at meetings of Members	B-19
13.	Voting Rights of Members	B-22
14.	Number of Directors	B-25
15.	Appointment, Disqualification and Removal of Directors	B-25
16.	Register of Directors and Officers	B-26
17.	Alternate Directors	B-27
18.	Powers of Directors	B-28
19.	Delegation of Powers	B-30
20.	Meetings of Directors	B-32
21.	Permissible Directors’ Interests and Disclosure	B-33
22.	Minutes	B-34
23.	Accounts and Audit	B-34
24.	Financial Year	B-34
25.	Record Dates	B-34
26.	Dividends	B-34
27.	Capitalisation of Profits	B-36
28.	Share Premium Account	B-37
29.	Seal	B-37
30.	Indemnity	B-38
31.	Notices	B-39
32.	Authentication of Electronic Records	B-41
33.	Transfer by way of continuation	B-42
34.	Winding Up	B-43
35.	Amendment of Memorandum and Articles	B-43

Annex B-i

1. Definitions, Interpretation and Exclusion

1.1.	In these Articles, the following definitions apply:

“Affiliate”	means, with respect to a person, (i) any other person which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such person, including trusts, funds and accounts promoted, sponsored, managed, advised or serviced by such person (ii) if such person is an individual, his/her Family Member and Affiliates of such person and/or his/her Family Members; provided, that in the case of a Key Executive, the term Affiliate shall include such Key Executive’s Permitted Transferees, notwithstanding anything to the contrary contained herein.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company as supplemented, amended and/or restated from time to time; and Article refers to a particular article of these Articles.

“Audit Committee”	means the audit committee of the Company formed pursuant to Article 23.8 hereof, or any successor audit committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company.

“Board” and “Board of Directors” and “Directors”	means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Business Day”	means a day other than (a) a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City or the Cayman Islands (b) a Saturday or (c) a Sunday.

“Cayman Islands”	means the British Overseas Territory of the Cayman Islands.

“Chairman”	means the chairman of the Board of Directors.

“Class A Ordinary Share”	means a class A Ordinary Share in the share capital of the Company of a par value of US$0.0001 each.

“Class B Ordinary Share”	means a class B Ordinary Share in the share capital of the Company of a par value of US$0.0001 each.

“Clear Days”	in relation to a period of notice, means that period excluding: (a) the day when the notice is given or deemed to be given; and (b) the day for which it is given or on which it is to take effect.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Company”	means United Hydrogen Global Inc.

“Control, Controlling, under common Control with”	means, with respect to any person, the possession, directly or indirectly, of the power or authority (whether exercised or not) to direct or cause the direction of the operation of that person, whether through the ownership of voting securities, by contract, as a trustee or executor, or otherwise, and in any event shall be deemed to exist where one person owns more than 50% voting securities of another person or has the right to appoint or remove a majority of the board of directors (or a similar governing body) of such other person.

“Default Rate”	means 10% (ten per cent) per annum.

Annex B-1

“Designated Stock Exchange”	means the Nasdaq Capital Market in the United States of America for so long as the Company’s Shares are there listed and any other stock exchange on which the Company’s Shares are listed for trading.

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchanges.

“Electronic”	has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands.

“Electronic Record”	has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands.

“Electronic Signature”	has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands.

“Family Member”	means, with respect to an individual, any of such individual’s former, current or future spouse, parent, step-parent, grandparent, step-grandparent, child, step-child, grandchild, step-grandchild, sibling, step-sibling, niece, nephew and in-laws, including adoptive relationships.

“Fully Paid and Paid Up”	(a)	in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

	(b)	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.

“Independent Director”	means a Director who is an independent director as defined in the rules and regulations of the Designated Stock Exchange as determined by the Directors.

“Key Executives”	means Xia Ma and/or any other person as designated by Xia Ma in writing.

“Law”	means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force.

“Member”	means any person or persons entered on the Register of Members from time to time as the holder of a Share.

“Memorandum”	means the amended and restated memorandum of association of the Company as supplemented, amended or substituted from time to time.

“Officer”	means a person then appointed to hold an office in the Company; and the expression includes a Director, alternate Director or liquidator.

“Ordinary Resolution”	means a resolution (a) of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote thereon, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives; or (b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Share”	means an ordinary share in the capital of the Company having the rights set out in these Articles and issued as either a Class A Ordinary Share or as a Class B Ordinary Share. In these Articles the term Ordinary Share shall embrace all classes of Ordinary Share except where reference is made to a specific class.

Annex B-2

“Permitted Transferee”	means, with respect to each holder of Class B Ordinary Shares, any or all of the following: (a) any Key Executive; (b) any Key Executive’s Affiliate; (c) the Company or any of its subsidiaries; (d) in connection with a transfer as a result of, or in connection with, the death or incapacity of a Key Executive, any Key Executive’s Family Members, another holder of Class B Ordinary Shares, or a designee approved by majority of all Directors, provided that in case of any transfer of Class B Ordinary Shares pursuant to clauses (b) through (c) above to a person who at any later time ceases to be a Permitted Transferee under the relevant clause, the Company shall be entitled to refuse registration of any subsequent transfer of such Class B Ordinary Shares except back to the transferor of such Class B Ordinary Shares pursuant to clauses (b) through (c) (or to a Key Executive or his or her Permitted Transferees) and in the absence of such transfer back to the transferor (or to a Key Executive or his or her Permitted Transferees), the applicable Class B Ordinary Shares shall convert in accordance with Article 10.6 applied mutatis mutandis.

“Register of Directors and Officers”	means the register of directors and officers of the Company maintained in accordance with the Law and includes (except where otherwise stated) any branch or duplicate register of directors and officers.

“Register of Members”	means the register of members of the Company maintained in accordance with the Law and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registrar”	means the Registrar of Companies in the Cayman Islands and includes the Deputy Registrar of Companies.

“SEC”	means the United States Securities and Exchange Commission.

“Secretary”	means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

“Share”	means a share in the share capital of the Company; and the expression: (a) includes stock (except where a distinction between shares and stock is expressed or implied); and (b) where the context permits, also includes a fraction of a share. All references to “Share” herein shall be deemed to be shares of any or all classes as the context may require, including the Class A Ordinary Shares and the Class B Ordinary Shares.

“Special Resolution”	means a special resolution (a) of a duly constituted general meeting of the Company passed by not less than two-thirds of the votes cast by, or on behalf of, the Members entitled to vote thereon, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorized representatives; or (b) approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Tax Filing Authorised Person”	means such person as any director shall designate from time to time, acting severally.

“Treasury Shares”	means Shares of the Company held in treasury pursuant to the Law and Article 2.16.

1.2. In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

Annex B-3

Without limitation to the preceding sentence, a reference to a revised Law of the Cayman Islands is taken to be a reference to the revision of that Law in force from time to time as amended from time to time.

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)	The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)	The words including, include and in particular or any similar expression are to be construed without limitation.

(j)	Any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an Electronic Signature.

(k)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

(l)	The term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

1.2 The regulations contained in Table A in the First Schedule of the Law and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2. Shares

Power to Issue Shares and Options, with or without Special Rights

2.1. Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting), of the Law and these Articles and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), issue, grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Law.

2.2. Without limitation to the preceding Article, the Directors may so deal with the unissued Shares of the Company

(a)	either at a premium or at par; or

(b)	with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

2.3. Without limitation to the two preceding Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

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2.4. The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company at such times and on such terms and conditions as the Directors may decide.

2.5. The Company may issue units of securities in the Company, which may be comprised of Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, on such terms and conditions as the Directors may decide.

2.6. Subject to Article 2.11, each Share in the Company confers upon the Member the following rights:

(a)	each holder of Class A Ordinary Shares shall be entitled to exercise one (1) vote for each Class A Ordinary Share he or she or it holds on any and all matters, whereas each holder of Class B Ordinary Shares shall be entitled to exercise ten (10) votes for each Class B Ordinary Share he or she or it holds on any and all matters as set out in Article 13.3;

(b)	each Class B Ordinary Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Share, at the office of the Company or any transfer agent for such Shares, into one fully paid and non-assessable Class A Ordinary Share as set out in Article 10.5; and

(c)	save and except for voting rights and conversion rights as set out in this Article 2.6, Article 13.3 and 10.5, the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions, including with respect to dividends rights and liquidation rights upon liquidation of the Company.

2.7. Subject to the Applicable Law, in addition to any rights provided by the Law or otherwise set forth in these Articles, the Company shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Ordinary Shares, voting exclusively and as a separate class, directly or indirectly, or whether by amendment of these Articles, or through merger, recapitalization, consolidation or otherwise:

(a)	increase the number of authorized Class B Ordinary Shares;

(b)	issue any Class B Ordinary Shares or securities convertible into or exchangeable for Class B Ordinary Shares, other than (i) to any Key Executive or his or her Affiliates, or (ii) on a pro rata basis to all holders of Class B Ordinary Shares permitted to hold such shares under these Articles;

(c)	create, authorize, issue, or reclassify into, any preference shares in the capital of the Company or any Share that carries more than one (1) vote per Share;

(d)	reclassify any Class B Ordinary Shares into any other class of Shares or consolidate or combine any Class B Ordinary Shares without proportionately increasing the number of votes per Class B Ordinary Share; or

(e)	amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Memorandum or these Articles relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Ordinary Shares.

Power to Issue Fractions of A Share

2.8. Subject to the Law, the Company may, but shall not otherwise be obliged to, issue fractions of a Share of any class or round up or down fractional holdings of Shares to its nearest whole number. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

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Power to Pay Commissions and Brokerage Fees

2.9. The Company may, in so far as the Law permits, pay a commission to any person in consideration of that person:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)	procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.

2.10. The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not Recognized

2.11. Except as required by Applicable Law:

(a)	the Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder; and

(b)	no person other than the Member shall be recognized by the Company as having any right in a Share.

Security interests

2.12. Notwithstanding the preceding Article, the Company may (but shall not be obliged to) recognise a security interest of which it has actual notice over shares. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

Power to Vary Class Rights

2.13. If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be materially and adversely varied if one of the following applies:

(a)	the Members holding not less than two thirds of the issued Shares of that class consent in writing to the variation; or

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.14. For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

2.15. For the purposes of a separate class meeting, the Directors may treat to or more or all the classes of Shares as forming one class of Shares if the Directors consider that such classes of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat as separate classes of Shares.

Effect of New Share Issue on Existing Class Rights

2.16. Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

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Capital Contributions without Issue of Further Shares

2.17. With the consent of a Member, the Directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)	It shall be treated as if it were a share premium.

(b)	Unless the Member agrees otherwise:

(i)	if the Member holds Shares in a single class of Shares — it shall be credited to the share premium account for that class of Shares;

(ii)	if the Member holds Shares of more than one class — it shall be credited ratably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)	It shall be subject to the provisions of the Law and these Articles applicable to share premiums.

No Bearer Shares or Warrants

2.18. The Company shall not issue Shares or warrants to bearers.

Treasury Shares

2.19. Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Law shall be held as Treasury Shares and not treated as cancelled if:

(a)	the Directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)	the relevant provisions of the Memorandum and Articles and the Law are otherwise complied with.

Rights Attaching to Treasury Shares and Related Matters

2.18 No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

2.19 The Company shall be entered in the Register of Members as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law.

2.20 Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.21 Treasury Shares may be disposed of by the Company in accordance with the Law and otherwise on such terms and conditions as the Directors determine.

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3. Register of Members

3.1. The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

3.2. The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Law. The Directors may also determine which Register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

3.3. Register of Members kept by the Company shall contain:

(a)	the names and addresses of each Member;

(b)	a statement of the Shares held by each Member which shall:

(i)	distinguish each Share by its number (so long as the share has a number);

(ii)	confirm the amount paid, or agreed to be considered as paid, on the Shares of each Member;

(iii)	confirm the number and category of Shares held by each Member; and

(iv)	confirm whether each relevant category of Shares held by a Member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

(c)	the date on which the name of each person was entered on the Register of Members as a Member; and

(d)	the date on which any person ceased to be a Member.

3.4. The title to Shares listed on a Designated Stock Exchange may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the Register of Members may be maintained in accordance with Article 40B of the Law.

4. Share Certificates

Issue of Share Certificates

4.1 A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. If the Directors resolve that share certificates shall be issued, upon being entered in the Register of Members as the holder of a Share, the Directors may issue to any Member:

(a)	without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the Directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

4.2 Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

4.3 Every certificate shall bear legends required under the Applicable Laws.

4.4 The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

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Renewal of Lost or Damaged Share Certificates

4.5 If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

5. Lien on Shares

Nature and Scope of Lien

5.1. The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a Member; and

(b)	whether or not those moneys are presently payable.

5.2 At any time the Directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

5.3 The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)	the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

5.4 The Shares may be sold in such manner as the Directors determine.

5.5 To the maximum extent permitted by Applicable Law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to Execute Instrument of Transfer

5.6 To give effect to a sale, the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to Satisfy Lien

5.7 On sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares; and

(b)	that person shall deliver to the Company for cancellation the certificate (if any) for those Shares.

Annex B-9

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

Application of Proceeds of Sale

5.8 The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

(a)	if no certificate for the Shares was issued, at the date of the sale; or

(b)	if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

6. Calls on Shares and Forfeiture

Power to Make Calls and Effect of Calls

6.1 Subject to the terms of allotment, the Directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

6.2 Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

6.3 A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. A person shall not be liable for calls made after such person is no longer registered as Member in respect of those Shares.

Time when Call Made

6.4 A call shall be deemed to have been made at the time when the resolution of the Directors recognized the call was passed.

Liability of Joint Holders

6.5 Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on Unpaid Calls

6.6 If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The Directors may waive payment of the interest wholly or in part.

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Deemed Calls

6.7 Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to Accept Early Payment

6.8 The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to Make Different Arrangements at Time of Issue of Shares

6.9 Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of Default

6.10 If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued; and

(c)	any expenses which have been incurred by the Company due to that person’s default.

6.11 The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or Surrender of Shares

6.12 If the notice under the preceding Article is not complied with, the Directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the Directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

6.13 The Directors may accept the surrender for no consideration of any Fully Paid Share.

Disposal of Forfeited or Surrendered Share and Power to Cancel Forfeiture or Surrender

6.14 A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the Directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorize some person to execute an instrument of transfer of the Share to the transferee.

Effect of Forfeiture or Surrender on Former Member

6.15 On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the Register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

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6.16 Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those moneys before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The Directors, however, may waive payment wholly or in part.

Evidence of Forfeiture or Surrender

6.17 A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)	that the person making the declaration is a Director or Secretary of the Company, and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of Forfeited or Surrendered Shares

6.18 Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

7. Transfer of Shares

Form of Transfer

7.1. Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the SEC, the Designated Stock Exchange, federal and state securities laws of the United States and/or any other competent authority or otherwise under Applicable Law, a Member may transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange, the SEC and/or any other competent authority or otherwise under Applicable Law or in any other form approved by the Directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the transferee.

7.2. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the Register of Members.

Power to Refuse Registration

7.3. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 2.4 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

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7.4. Where the Shares in question are not listed on or subject to the rules of any Designated Stock Exchange, the Directors may in their absolute discretion decline to register any transfer of such Shares which are not Fully Paid or on which the Company has a lien. The Directors may also, but are not required to, decline to register any transfer of any such Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

(e)	the Shares transferred are Fully Paid and free of any lien in favour of the Company; and

(f)	any applicable fee of such maximum sum as the Designated Stock Exchanges may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

Power to Suspend Registration

7.5. The Directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

Company May Retain Instrument of Transfer

7.6. The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

8. Transmission of Shares

Persons Entitled on Death of A Member

8.1. If a Member dies, the only persons recognized by the Company as having any title to the deceased Members’ interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

8.2. Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

8.3 A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	to transfer the Share to another person.

8.4 That person must produce such evidence of his entitlement as the Directors may properly require.

8.5 If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

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8.6 If the person elects to transfer the Share to another person then:

(a)	if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

(b)	if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

8.7 All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

8.8 A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of Person Entitled to A Share Following Death or Bankruptcy

8.9 A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. However, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

9. Alteration of capital

Increasing, Consolidating, Converting, Dividing and Cancelling Share Capital

9.1. To the fullest extent permitted by the Law, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)	sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with Fractions Resulting from Consolidation of Shares

9.2. Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the Directors may on behalf of those Members:

(a)	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company); and

(b)	distribute the net proceeds in due proportion among those Members.

For that purpose, the Directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

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Reducing Share Capital

9.3. Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

10. Conversion, redemption and purchase of own Shares

Power to Issue Redeemable Shares and to Purchase Own Shares

10.1. Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, and, where applicable, the rules of the Designated Stock Exchange, the SEC and/or any competent regulatory authority or otherwise under Applicable Law, the Company may by its Directors:

(a)	issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the issue of those Shares;

(b)	with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(c)	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the Directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorized by the Law, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to Pay for Redemption or Purchase in Cash or in Specie

10.2. When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 10.1, or otherwise by agreement with the Member holding those Shares.

Effect of Redemption or Purchase of A Share

10.3. Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the Register of Members with respect to the Share; and

(c)	the Share shall be cancelled or held as a Treasury Shares, as the Directors may determine.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

10.4. For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described in Articles 10.3(a), 10.3(b) and 10.3(c) above shall not require further approval of the Members.

Annex B-15

Conversion Rights

10.5. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Share, at the office of the Company or any transfer agent for such Shares, into one fully paid and non-assessable Class A Ordinary Share.

10.6. Any number of Class B Ordinary Shares held by a holder thereof will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any of the following:

(a)	Any direct or indirect sale, transfer, assignment, or disposition of such number of Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person that is not an Permitted Transferee of such holder; for the avoidance of doubt, the creation of any pledge, charge, encumbrance, or other third party right of whatever description on any of Class B Ordinary Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment, or disposition under this Article 10.6 unless and until any such pledge, charge, encumbrance, or other third party right is enforced and results in a third party that is not an Permitted Transferee of such holder holding directly or indirectly legal or beneficial ownership or voting power through voting proxy or otherwise to the related Class A Ordinary Shares, in which case all the related Class B Ordinary Shares shall be automatically converted into the same number of Class A Ordinary Shares;

(b)	The direct or indirect sale, transfer, assignment, or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person that is not a Permitted Transferee of the such holder; for the avoidance of doubt, the creation of any pledge, charge, encumbrance, or other third party right of whatever description on the issued and outstanding voting securities or the assets of a holder of Class B Ordinary Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment, or disposition under this Article 10.6 unless and until any such pledge, charge, encumbrance or other third party right is enforced and results in a third party that is not an Permitted Transferee of such holder holding directly or indirectly legal or beneficial ownership or voting power through voting proxy or otherwise to the related issued and outstanding voting securities or the assets.

10.7. The Directors shall at all times reserve and keep available out of the Company’s authorized but unissued Class A Ordinary Shares, solely for the purpose of effecting the conversion of the Class B Ordinary Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Ordinary Shares; and if at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Class B Ordinary Shares, in addition to such other remedies as shall be available to the holders of such Class B Ordinary Shares, the Directors will take such action as may be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of Shares as shall be sufficient for such purposes.

Share Conversions

10.8. All conversions of Class B Ordinary Shares to Class A Ordinary Shares shall be effected by way of redemption or repurchase by the Company of the relevant Class B Ordinary Shares and the simultaneous issue of Class A Ordinary Shares in consideration for such redemption or repurchase. The Members and the Company will procure that any and all necessary corporate actions are taken to effect such conversion.

Annex B-16

11. Meetings of Members

Power to Call Meetings

11.1. The Company may, but shall not (unless required by the Law or the rules and regulations of the Designated Stock Exchange or the SEC and/or any other competent regulatory authority or otherwise under Applicable Law) be obliged to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the Directors, in accordance with these Articles.

11.2. The agenda of the annual general meeting shall be set by the Directors and shall include the presentation of the Company’s annual accounts and the report of the Directors (if any).

11.3. Annual general meetings shall be held in New York, USA or in such other places as the Directors may determine.

11.4. All general meetings other than annual general meetings shall be called extraordinary general meetings and the Company shall specify the meeting as such in the notices calling it.

11.5. The Directors may call a general meeting at any time.

11.6. If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

11.7. The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

11.8. The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.

11.9. The requisition must also:

(a)	specify the purpose of the meeting.

(b)	be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.

(c)	be delivered in accordance with the notice provisions of these Articles.

11.10. Should the Directors fail to call a general meeting within 30 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

11.11. Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

Content of Notice

11.12. Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the hour of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to paragraph (d) and the requirements of (to the extent applicable) the Designated Stock Exchange Rules, the general nature of the business to be transacted; and

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution.

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11.13. In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

Period of Notice

11.14. At least five Clear Days’ notice of a general meeting must be given to Members, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 90% in par value of the Shares giving that right.

Persons Entitled to Receive Notice

11.15. Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members;

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)	the Directors; and

(d)	the Auditors (if appointed).

Publication of notice on a website

11.16. Subject to the Law, the rules of the Designated Stock Exchange or the SEC or any other rules which the Company is bound to follow, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)	the publication of the notice on the website;

(b)	the place on the website where the notice may be accessed;

(c)	how it may be accessed; and

(d)	the place, date and time of the general meeting.

11.17. If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. This will not affect when that Member is deemed to have received notice of the meeting.

Time A Website Notice Is Deemed to Be Given

11.18. A website notice is deemed to be given when the Member is given notice of its publication.

Required Duration of Publication on A Website

11.19. Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until at least the conclusion of the meeting to which the notice relates.

Annex B-18

Accidental Omission to Give Notice or Non-Receipt of Notice

11.20. Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)	non-receipt of notice of the meeting by any person entitled to notice.

11.21. In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

12. Proceedings at meetings of Members

Quorum

12.1. Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. One or more Members who together hold not less than one third of the Shares entitled to vote at such meeting being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

Lack of Quorum

12.2. If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	If the meeting was requisitioned by Members, it shall be cancelled.

(b)	In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the meeting shall be dissolved.

Accommodation of Members at meeting

12.3. lf it appears to the Chairman that the meeting place specified in the notice convening the meeting is inadequate to accommodate all Members entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the Chairman is satisfied that adequate facilities are available to ensure that a Member who is unable to be accommodated is able (whether at the meeting place or elsewhere):

(a)	to participate in the business for which the meeting has been convened;

(b)	to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(c)	to be heard and seen by all other persons present in the same way.

Security

12.4. In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

Annex B-19

Chairman

12.5. The chairman of a general meeting shall be the Chairman or such other Director as the Directors have nominated to chair Board meetings in the absence of the Chairman. Absent any such person being present within 15 minutes of the time appointed for the meeting, the Directors present shall elect one of their number to chair the meeting.

12.6. If no Director is present within 15 minutes of the time appointed for the meeting, or if no Director is willing to act as chairman of a general meeting, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of A Director to Attend and Speak

12.7. Even if a Director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.

Adjournment and Postponement

12.8. The chairman of any general meeting may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman of a general meeting must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

12.9. Should a meeting be adjourned for more than twenty Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least five Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

12.10. If a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

12.11. When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

Method of Voting

12.12. A resolution put to the vote of the meeting shall be decided on a poll.

Taking of A Poll

12.13. A poll demanded on the question of adjournment shall be taken immediately.

12.14. A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman of a general meeting directs, not being more than 30 Clear Days after the poll was demanded.

12.15. The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

12.16. A poll shall be taken in such manner as the chairman of a general meeting directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than one place, the chairman of a general meeting may appoint scrutineers in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman of a general meeting shall adjourn the holding of the poll to a date, place and time when that can occur.

Annex B-20

Chairman’s Casting Vote

12.17. If the votes on a resolution are equal, the chairman of a general meeting may if he wishes exercise a casting vote.

Amendments to Resolutions

12.18. An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)	not less than 48 hours before the meeting is to take place (or such later time as the chairman of the general meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the general meeting, materially alter the scope of the resolution.

12.19. A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)	the chairman of the general meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what the chairman of the general meeting considers is necessary to correct a grammatical or other non-substantive error in the resolution.

12.20. If the chairman of a general meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, such chairman’s error does not invalidate the vote on that resolution.

Written Resolutions

12.21. Without limitation to section 60(1) of the Law, Members may pass a Special Resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled so to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)	all Members entitled so to vote:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution, which shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held, is passed when all such Members have so signified their agreement to the resolutions.

12.22. Members may pass an Ordinary Resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled to vote on the resolution are:

(i)	given notice of the resolution as if the same were being proposed at a meeting of Members; and

(ii)	notified in the same or an accompanying notice of the date by which the resolution must be passed if it is not to lapse, being a period of seven (7) days beginning with the date that the notice is first given;

Annex B-21

(b)	the required majority of the Members entitled so to vote:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution, which shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held, is passed upon the later of these dates: (i) subject to the following Article, the date next immediately following the end of the period of three (3) days beginning with the date that notice of the resolution is first given and (ii) the date when the required majority have so signified their agreement to the resolution. However, the proposed written resolution lapses if it is not passed before the end of the period of seven (7) days beginning with the date that notice of it is first given.

12.23. If all Members entitled to be given notice of the Ordinary Resolution consent, a written resolution may be passed as soon as the required majority have signified their agreement to the resolution, without any minimum period of time having first elapsed. Save that the consent of the majority may be incorporated in the written resolution, each consent shall be in writing or given by Electronic Record and shall otherwise be given to the Company in accordance with Article 31 (Notices) prior to the written resolution taking effect.

12.24. If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

12.25. The Directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-Member Company

12.26. If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

13. Voting Rights of Members

Right to Vote

13.1. Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

Voting Rights

13.2. The holder of an Ordinary Share shall (in respect of such Ordinary Share) have the right to receive notice of, attend at and vote as a Member at any general meeting of the Company.

13.3. Each holder of Class A Ordinary Shares shall, whether on a poll or on a show of hands, be entitled to exercise one (1) vote for each Class A Ordinary Share he or she or it holds on any and all matters, whereas each holder of Class B Ordinary Shares shall, whether on a poll or on a show of hands, be entitled to exercise ten (10) votes for each Class B Ordinary Share he or she or it holds on any and all matters.

13.4. Members may vote in person or by proxy.

13.5. A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

13.6. No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

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Rights of Joint Holders

13.7. If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of Corporate Members

13.8. Save where otherwise provided, a corporate Member must act by a duly authorised representative.

13.9. A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

13.10. The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

13.11. The Directors may require the production of any evidence which they consider necessary to determine the validity of the notice.

13.12. Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

13.13. A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors had actual notice of the revocation.

13.14. If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

Member with Mental Disorder

13.15. A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

13.16. For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to Admissibility of Votes

13.17. An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman of a general meeting whose decision shall be final and conclusive.

Form of Proxy

13.18. An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors.

13.19. The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

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If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

13.20. The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

13.21. A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the Directors had actual notice of the revocation.

How and When Proxy Is to Be Delivered

13.22. Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the Directors) must be delivered so that it is received by the Company not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)	If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

(c)	Notwithstanding Article 13.22(a) and Article 13.22(b), the Chairman may, in any event at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

13.23. Where a poll is taken:

(a)	if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;

(b)	but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.

13.24. If the form of appointment of proxy is not delivered on time, it is (unless the Chairman declares it to be duly deposited) invalid.

13.25. When two or more valid but differing appointments of proxy are delivered or received in respect of the same Share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. lf the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share.

Annex B-24

13.26. The Board may at the expense of the Company send forms of appointment of proxy to the Members by post (that is to say, pre-paying and posting a letter), or by Electronic communication or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of Shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person. lf for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the Members entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any Member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting

Voting by Proxy

13.27. A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

13.28. The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll and a demand by a person as proxy for a Member shall be the same as a demand by a Member. Such appointment shall not confer any further right to speak at the meeting, except with the permission of the chairman of the meeting.

14. Number of Directors

14.1. There shall be a Board consisting of not less than one person and up to five (5) persons, provided, however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors, the exact number of Directors to be determined from time to time by the Board of Directors.

15. Appointment, Disqualification and Removal of Directors

No Age Limit

15.1. There is no age limit for Directors save that they must be aged at least 18 years.

Corporate Directors

15.2. Unless prohibited by law, a body corporate may be a Director. If a body corporate is a Director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about Directors’ meetings.

No Shareholding Qualification

15.3. Unless a shareholding qualification for Directors is fixed by Ordinary Resolution, no Director shall be required to own Shares as a condition of his appointment.

Appointment and removal of Directors

15.4. The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

15.5. Without prejudice to the Company’s power to appoint a person to be a director pursuant to these Articles, the Board may, by the affirmative vote of a simple majority of the Directors present and voting at a Board meeting, appoint any person to act as a director, either to fill a vacancy or as an additional director. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. The Board may, by the affirmative vote of a simple majority of the Directors at any time, remove any Director.

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15.6. An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Any Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

15.7. For so long as Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as Applicable Law or the rules and regulations of the Designated Stock Exchange require, subject to applicable phase-in rules of the Designated Stock Exchange.

Resignation of Directors

15.8. A Director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

15.9. Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the Office of Director

15.10. Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise), a Director’s office shall be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(d)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(e)	he resigns his office by notice to the Company; or

(f)	he only held office as a director for a fixed term and such term expires; or

(g)	without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months; or

(h)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

16. Register of Directors and Officers

Details

16.1. The Register of Directors and Officers shall contain:

(a)	the names and addresses of the persons who are Directors and Officers;

(b)	the date on which each person whose name is entered in the register was appointed as a Director or Officer; and

(c)	the date on which each person named as a Director or Officer ceased to be a Director or Officer.

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17. Alternate Directors

Appointment and Removal

17.1. Any Director may appoint any other person, including another Director, to act in his place as an alternate Director. No appointment shall take effect until the Director has given notice of the appointment to the other Directors. Such notice must be given to each other Director by either of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)	if the other Director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 32.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one Director (and to the email address of the Company pursuant to Article 17.4(c)).

17.2. Without limitation to the preceding Article, a Director may appoint an alternate for a particular meeting by sending an email to his fellow Directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 17.4.

17.3. A Director may revoke his appointment of an alternate at any time. No revocation shall take effect until the Director has given notice of the revocation to the other Directors. Such notice must be given by either of the methods specified in Article 17.1.

17.4. A notice of appointment or removal of an alternate Director must also be given to the Company by any of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)	if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 32.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)	if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 32.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

17.5. All notices of meetings of Directors shall continue to be given to the appointing Director and not to the alternate.

Rights of Alternate Director

17.6. An alternate Director shall be entitled to attend and vote at any Board meeting or meeting of a committee of the Directors at which the appointing Director is not personally present, and generally to perform all the functions of the appointing Director in his absence.

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17.7. For the avoidance of doubt:

(a)	if another Director has been appointed an alternate Director for one or more Directors, he shall be entitled to a separate vote in his own right as a director and in right of each other Director for whom he has been appointed an alternate; and

(b)	if a person other than a Director has been appointed an alternate Director for more than one Director, he shall be entitled to a separate vote in right of each Director for whom he has been appointed an alternate.

17.8. An alternate Director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate Director.

17.9. Appointment ceases when the appointor ceases to be a Director

17.10. An alternate Director shall cease to be an alternate Director if:

(a)	the director who appointed him ceases to be a Director;

(b)	the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board; or

(c)	in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Status of alternate Director

17.11. An alternate Director shall carry out all functions of the Director who made the appointment.

17.12. Save where otherwise expressed, an alternate Director shall be treated as a Director under these Articles.

17.13. An alternate Director is not the agent of the Director appointing him.

17.14. An alternate Director is not entitled to any remuneration for acting as alternate Director.

Status of the Director Making the Appointment

17.15. A Director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

18. Powers of Directors

Powers of Directors

18.1. Subject to the provisions of the Law, the Memorandum and these Articles, the business of the Company shall be managed by the Directors who may for that purpose exercise all the powers of the Company.

18.2. No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Law, Members may by Special Resolution validate any prior or future act of the Directors which would otherwise be in breach of their duties.

Directors below the minimum number

18.3. lf the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. lf there are no Director or Directors able or willing to act, any two Members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he is re-elected during such meeting.

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Appointments to Office

18.4. The Directors may appoint a Director:

(a)	as the Chairman;

(b)	as vice-chairman of the Board of Directors;

(c)	as managing Director;

(d)	to any other executive office

for such period and on such terms, including as to remuneration, as they think fit.

18.5. The appointee must consent in writing to holding that office.

18.6. Where a Chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

18.7. If there is no Chairman, or if the Chairman is unable to preside at a meeting, that meeting may select its own chairman; or the Directors may nominate one of their number to act in place of the Chairman should he ever not be available.

18.8. Subject to the provisions of the Law, the Directors may also appoint and remove any person, who need not be a Director:

(a)	as Secretary; and

(b)	to any office that may be required (including, for the avoidance of doubt, one or more chief executive officers, presidents, a chief financial officer, a treasurer, vice-presidents, one or more assistant vice-presidents, one or more assistant treasurers and one or more assistant secretaries), for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the Directors decide.

18.9. The Secretary or Officer must consent in writing to holding that office.

18.10. A Director, Secretary or other Officer of the Company may not hold the office, or perform the services, of Auditor.

Provisions for employees

18.11. The Board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family or any person who is dependent on him) in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or any of its subsidiary undertakings.

Exercise of voting rights

18.12. The Board may exercise the voting power conferred by the Shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including, without limitation, the exercise of that power in favour of any resolution appointing any Director as a Director of such body corporate, or voting or providing for the payment of remuneration to the Directors of such body corporate).

Remuneration

18.13. Every Director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as Director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings.

18.14. Until otherwise determined by the Company by Ordinary Resolution, the Directors (other than alternate Directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the Directors may determine.

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18.15. Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the Director or to any other person connected to or related to him.

18.16. Unless his fellow Directors determine otherwise, a Director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of Information

18.17. Subject to compliance with Applicable Laws, including the federal securities laws of the United States, the Directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the Register of Members relating to a Member, (and they may authorise any Director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)	such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

19. Delegation of Powers

Power to Delegate Any of the Directors’ Powers to A Committee

19.1. The Directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-Directors so long as the majority of those persons are Directors. For so long as Shares are listed on a Designated Stock Exchange, any such committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by Applicable Law.

19.2. The delegation may be collateral with, or to the exclusion of, the Directors’ own powers.

19.3. The delegation may be on such terms as the Directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the Directors at will.

19.4. Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

19.5. For so long as Shares are listed on a Designated Stock Exchange, the Board shall establish an Audit Committee, a compensation committee and a nominating and corporate governance committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles. Each of the Audit Committee, compensation committee and nominating and corporate governance committee shall consist of at least three Directors (or such larger minimum number as may be required from time to time by the Designated Stock Exchange Rules). The majority of the committee members on each of the compensation committee and nominating and corporate governance committee shall be Independent Directors. The Audit Committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by Applicable Law, subject to any exemptions permitted under the Designated Stock Exchange Rules and other Applicable Laws.

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Power to Appoint An Agent of the Company

19.6. The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to Appoint An Attorney or Authorised Signatory of the Company

19.7. The Directors may appoint any person, whether nominated directly or indirectly by the Directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the Directors under these Articles. The Directors may do so by power of attorney or any other manner they think fit.

19.8. Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

19.9. The Board may remove any person appointed under Article 19.7 and may revoke or vary the delegation.

Power to Appoint A Proxy

19.10. Any Director may appoint any other person, including another director, to represent him at any meeting of the Directors. If a Director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing Director.

19.11. Articles 17.1 to 17.5 inclusive (relating to the appointment by Directors of alternate Directors) apply, mutatis mutandis, to the appointment of proxies by Directors.

19.12. A proxy is an agent of the Director appointing him and is not an officer of the Company.

Borrowing Powers

19.13. The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or its parent undertaking (if any) or any subsidiary undertaking of the Company or of any third party.

Corporate Governance

19.14. The Board may, from time to time, and except as required by Applicable Law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

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20. Meetings of Directors

Regulation of Directors’ Meetings

20.1. Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling Meetings

20.2. Any Director may call a meeting of Directors at any time. The Secretary, if any, must call a meeting of the Directors if requested to do so by a Director.

Notice of Meetings

20.3. Every Director shall be given notice of a meeting, although a Director may waive retrospectively the requirement to be given notice. Notice may be oral. Attendance at a meeting without written objection shall be deemed to be a waiver of such notice requirement.

Period of Notice

20.4. At least five Clear Days’ notice of a meeting of Directors must be given to Directors. A meeting may be convened on shorter notice with the consent of all Directors.

Use of Technology

20.5. A Director may participate in a meeting of Directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

20.6. A Director participating in this way is deemed to be present in person at the meeting.

Place of Meetings

20.7. If all the Directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum

20.8. The quorum for the transaction of business at a meeting of Directors shall be two unless the Directors fix some other number or unless the Company has only one Director.

Voting

20.9. A question which arises at a Board meeting shall be decided by a simple majority of votes. If votes are equal the chairman of the Board meeting may, if he wishes, exercise a casting vote.

Validity

20.10. Anything done at a meeting of Directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a Director, or was otherwise not entitled to vote.

Recording of Dissent

20.11. A Director present at a meeting of Directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A Director who votes in favour of an action is not entitled to record his dissent to it.

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Written Resolutions

20.12. The Directors may pass a resolution in writing without holding a meeting if all Directors sign a document or sign several documents in the like form each signed by one or more of those Directors.

20.13. Despite the foregoing, a resolution in writing signed by a validly appointed alternate Director or by a validly appointed proxy need not also be signed by the appointing Director. If a written resolution is signed personally by the appointing Director, it need not also be signed by his alternate or proxy.

20.14. Such written resolution shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs.

Sole Director’s Minute

20.15. Where a sole Director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.

21. Permissible Directors’ Interests and Disclosure

Permissible Interests Subject to Disclosure

21.1. A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

21.2. For the purposes of the preceding Article:

(a)	a general notice that a Director gives to the other Directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

Notification of Interests

21.3. For the purposes of the preceding Articles:

(a)	a general notice that a Director gives to the other Directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

21.4.

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22. Minutes

22.1. The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.

23. Accounts and Audit

Accounting and Other Records

23.1. The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No Automatic Right of Inspection

23.2. Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the Directors or passed by Ordinary Resolution.

Sending of Accounts and Reports

23.3. The Company’s accounts and associated Directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)	they are sent to that person in accordance with the notice provisions of these Articles: or

(b)	they are published on a website providing that person is given separate notice of:

(i)	the fact that publication of the documents has been published on the website;

(ii)	the address of the website;

(iii)	the place on the website where the documents may be accessed; and

(iv)	how they may be accessed.

23.4. If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.

Time of Receipt If Documents Are Published on A Website

23.5. Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the person is given at least five Clear Days’ notice of the meeting.

Validity Despite Accidental Error in Publication on Website

23.6. If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:

(a)	those documents are, by accident, published in a different place on the website to the place notified; or

(b)	they are published for part only of the period from the date of notification until the conclusion of that meeting.

Audit

23.7. The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

23.8. Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

23.9. If the Shares are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

23.10. The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

23.11. If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

23.12. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

23.13. Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

24. Financial Year

24.1. Unless the Directors otherwise specify, the financial year of the Company:

(a)	shall end on 31st December in the year of its incorporation and each following year; and

(b)	shall begin when it was incorporated and on 1st January each following year.

25. Record Dates

25.1. Except to the extent of any conflicting rights attached to Shares, the Directors may fix any time and date as the record date for calling a general meeting, declaring or paying a dividend or making or issuing an allotment of Shares of any class. The record date may be before or after the date on which the general meeting is held or the dividend, allotment or issue is declared, paid or made.

25.2. The provisions of the above Article applies, mutatis mutandis, to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

26. Dividends

Declaration of Dividends by Members

26.1. Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

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Payment of Interim Dividends and Declaration of Final Dividends by Directors

26.2. The Directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

26.3. Subject to the provisions of the Law, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)	Upon determination to pay a dividend or dividends described as interim by the Directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)	Upon declaration of a dividend or dividends described as final by the Directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

26.4. In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)	If the share capital is divided into different classes, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)	The Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)	If the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of Dividends

26.5. Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. If a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of Set-off

26.6. The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to Pay other than in Cash

26.7. If the Directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

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How Payments May be Made

26.8. A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose — by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

26.9. For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any Applicable Law or applicable regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

26.10. If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder, a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the joint holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the joint holders, whether that nomination is in writing or in an Electronic Record.

26.11. Any joint holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or Other Moneys not to Bear Interest in Absence of Special Rights

26.12. Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends Unable to Be Paid or Unclaimed

26.13. If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the Directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

26.14. A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

27. Capitalisation of Profits

Capitalisation of Profits or of Any Share Premium Account or Capital Redemption Reserve

27.1. The Directors may resolve to capitalise:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

Annex B-36

27.2. The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(a)	by paying up the amounts unpaid on that Member’s Shares;

(b)	by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The Directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

Applying An Amount for the Benefit of Members

27.3. The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

27.4. Subject to the Law, if a fraction of a Share, a debenture, or other security is allocated to a Member, the Directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

28. Share Premium Account

Directors to Maintain Share Premium Account

28.1. The Directors shall establish a share premium account in accordance with the Law. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Law.

Debits to Share Premium Account

28.2. The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Law.

28.3. Notwithstanding the preceding Article, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Law, out of capital.

29. Seal

Company Seal

29.1. The Company may have a seal if the Directors so determine.

Duplicate Seal

29.2. Subject to the provisions of the Law, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the Directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and How Seal Is to be Used

29.3. A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a Director (or his alternate) and the Secretary; or

(b)	by a single Director (or his alternate).

Annex B-37

If No Seal Is Adopted or Used

29.4. If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a Director (or his alternate) or any Officer to which authority has been delegated by resolution duly adopted by the Directors; or

(b)	by a single Director (or his alternate); or

(c)	in any other manner permitted by the Law.

Power to Allow Non-Manual Signatures and Facsimile Printing of Seal

29.5. The Directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of Execution

29.6. If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

Authentication and Filing

29.1. A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

30. Indemnity

Indemnity

30.1. To the extent permitted by Applicable Law, the Company shall indemnify each existing or former Secretary, Director (including alternate Director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary, Director (including alternate Director) or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s, Director’s (including alternate Director’s) or Officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary, Director (including alternate Director) or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Secretary, Director (including alternate Director) or Officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

Annex B-38

30.2. To the extent permitted by Applicable Law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary, Director (including alternate Director) or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary, Director (including alternate Director) or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary, Director (including alternate Director) or that Officer for those legal costs.

Release

30.3. To the extent permitted by Applicable Law, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own actual fraud, wilful default or wilful neglect.

Insurance

30.4. To the extent permitted by Applicable Law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty:

(a)	an existing or former Director (including alternate Director), Secretary or Officer or Auditor of:

(v)	the Company;

(vi)	a company which is or was a subsidiary of the Company;

(vii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

31. Notices

Form of Notices

31.1. Save where these Articles provide otherwise, and subject to the Designated Stock Exchange Rules, any notice to be given to or by any person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)	subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic Communications

31.2. Without limitation to Articles 17.2 to 17.5 inclusive (relating to the appointment and removal by Directors of alternate Directors) and to Articles 19.8 to 19.10 inclusive (relating to the appointment by Directors of proxies), a notice may only be given to the Company in an Electronic Record if:

(a)	the Directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	the terms of that resolution are notified to the Members for the time being and, if applicable, to those Directors who were absent from the meeting at which the resolution was passed.

Annex B-39

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

31.3. A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons Authorised to Give Notices

31.4. A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a Director or company secretary of the Company or a Member.

Delivery of Written Notices

31.5. Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or Director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint Holders

31.6. Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the Register of Members.

Signatures

31.7. A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

31.8. An Electronic Record may be signed by an Electronic Signature.

Evidence of Transmission

31.9. A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

31.10. A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

31.11. A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.

Giving Notice to A Deceased or Bankrupt Member

31.12. A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

31.13. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Annex B-40

Date of Giving Notices

31.14. A notice is given on the date identified in the following table.

Method for giving notices	When taken to be given
Personally	At the time and date of delivery
By leaving it at the member’s registered address	At the time and date it was left
If the recipient has an address within the Cayman Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted
If the recipient has an address outside the Cayman Islands, by posting it by prepaid airmail to the street or postal address of that recipient	3 Clear Days after posting
By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent
By publication on a website	See the Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website

Saving Provision

31.15. None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

32. Authentication of Electronic Records

Application of Articles

32.1. Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 32.2 or Article 32.4 applies.

Authentication of Documents Sent by Members by Electronic Means

32.2. An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 32.7 does not apply.

32.3. For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 32.7 applies.

Annex B-41

Authentication of Document Sent by the Secretary or Officers of the Company by Electronic Means

32.4. An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 32.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

32.5. For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 32.7 applies.

Manner of Signing

32.6. For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving Provision

32.7. A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

33. Transfer by way of continuation

33.1. The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)	the Cayman Islands; or

(b)	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

33.2. To give effect to any resolution made pursuant to the preceding Article, the Directors may cause the following:

(a)	an application be made to the Registrar of Companies to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

Annex B-42

34. Winding Up

Distribution of Assets in Specie

34.1. If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Law, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No Obligation to Accept Liability

34.2. No Member shall be compelled to accept any assets if an obligation attaches to them.

The Directors Are Authorised to Present A Winding-Up Petition

34.3. The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

35. Amendment of Memorandum and Articles

Power to change name or amend Memorandum

35.1. Subject to the Law, the Company may, by Special Resolution:

(a)	change its name; or

(b)	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to Amend These Articles

35.2. Subject to the Law and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

36. Mergers and Consolidations

36.1. The Company shall have the power to merge or consolidate with one or more constituent companies (as defined in the Law) upon such terms as the Directors may determine and (to the extent required by the Law) with the approval of a Special Resolution.

37. Certain Tax Filings

37.1. Each Tax Filing Authorised Person and any such other person, acting alone, as any director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any director of the Company or any other Officer. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of these Articles.

38. Business Opportunities

38.1. To the fullest extent permitted by Applicable Law, individuals serving as Directors or other Officers (Management) shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either such a member of Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, such members of Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, director and/or other Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such member of Management solely in their capacity as such and the opportunity is one the Company is permitted to complete on a reasonable basis.

Annex B-43

38.2. Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and any individual serving as a member of Management, about which a director and/or other Officer of the Company who is also a member of Management acquires knowledge.

38.3. To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

39. Exclusive Jurisdiction and Forum

39.1. Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, Officer or other employee of the Company to the Company or the Members;

(c)	any action asserting a claim arising pursuant to any provision of the Law, the Memorandum or the Articles; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

39.2. Each Member shall be deemed to have irrevocably submitted to the exclusive jurisdiction of the courts of the Cayman Islands, and each person or entity purchasing or otherwise acquiring Ordinary Shares or any other equity security of the Company shall be deemed to have notice of and consented to the provisions of this Article 39.

39.3. Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

39.4. This Article 39 shall not apply to any action or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

Annex B-44

Annex C

PROXY CARD

Annex C-1

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V80380-S23192

AIMEI HEALTH TECHNOLOGY CO., LTD
Extraordinary General Meeting of Shareholders
November 6, 2025 10:00 a.m. Eastern Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Junheng Xie and Hueng Ming Wong, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of AIMEI HEALTH TECHNOLOGY CO., LTD that the shareholder(s) is/are entitled to vote at the Extraordinary General Meeting of Shareholders to be held at 10:00 a.m. Eastern Time on November 6, 2025, at the offices of Hunter Taubman Fischer & Li LLC at 950 Third Avenue, 19th Floor New York, NY 10022 and virtually online at www.virtualshareholdermeeting.com/AFJKU2025SM, and any adjournment or thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Annex C-2

Annex D

Aimei Health Technology Co, Ltd.

(the Surviving Company)

and

United Hydrogen Worldwide Limited

(the Merging Company)

and

United Hydrogen Global Inc.

(Pubco)

PLAN OF MERGER

THIS PLAN OF MERGER is dated ___________ 2024

BETWEEN

1	Aimei Health Technology Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Surviving Company);

2	United Hydrogen Worldwide Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the Merging Company); and

3	United Hydrogen Global Inc., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (Pubco).

WHEREAS

A	Pubco holds 100% of the issued shares in the Merging Company.

B	The respective directors of the Surviving Company and the Merging Company have approved the merger of the Constituent Companies (as defined below), with the Surviving Company continuing as the surviving company (the Merger), upon the terms and subject to the conditions of the business combination agreement dated _______________, 2024 and entered into by and among the Surviving Company, Aimei Investment Ltd, Pubco, the Merging Company, United Hydrogen Victor Limited and United Hydrogen Group Inc, a copy of which is annexed at Appendix I hereto (the BCA), this plan of merger (Plan of Merger) and pursuant to the provisions of Part XVI of the Companies Act (Revised) of the Cayman Islands (the Companies Act).

C	The shareholder(s) of each of the Surviving Company and the Merging Company have adopted this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

D	Each of the Surviving Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

E	Pubco wishes to enter into this Plan of Merger solely for the purposes of clause 4.2 herein.

IT IS AGREED

1	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the BCA which is annexed at Appendix I hereto and/or the Companies Act.

2	Company Details

2.1	The constituent companies (as defined in the Companies Act) to this Plan of Merger are the Surviving Company and the Merging Company (the Constituent Companies).

2.2	The surviving company (as defined in the Companies Act) following the Merger is the Surviving Company.

2.3	Following the Merger the Surviving Company will continue to be named Aimei Health Technology Co, Ltd. The registered office of the Merging Company is at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

2.4	The registered office of the Surviving Company is at the offices of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. Following the Merger the registered office of the Surviving Company will be change to the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Annex D-1

2.5	Immediately prior to the Effective Time (as defined below), the authorised share capital of the Surviving Company is USD50,000.00 divided into 500,000,000 shares of a nominal or par value of USD0.0001 each.

2.6	Immediately prior to the Effective Time, the authorised share capital of the Merging Company is USD50,000.00 divided into 500,000,000 shares of a nominal or par value of USD 0.0001 each.

2.7	Immediately following the Merger, the authorised share capital of the Surviving Company will continue to be USD50,000.00 divided into 500,000,000 shares of a nominal or par value of USD 0.0001 each.

3	Effective Time

3.1	In accordance with section 233(13) of the Companies Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar of Companies in the Cayman Islands (the Registrar) or on such a date subsequent to the registration of the Plan of Merger as the directors of the Constituent Companies shall agree and notify to the Registrar (the Effective Time), provided that such Effective Time shall not be a date later than the ninetieth day after the registration of the Plan of Merger with the Registrar.

4	Terms and Conditions; Share Rights

4.1	The terms and conditions of the Merger are as follows:

4.1.1 at the Effective Time, by virtue of the Merger and without any action on the part of any party or the holders of any of the following securities:

(a)	Purchaser Units. At the Effective Time, (i) each issued and outstanding Purchaser Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share and one Purchaser Right and (ii) each issued and outstanding Purchaser Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Ordinary Share and one Purchaser Right, in each case in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of Section 2.2 of the BCA.

(b)	Purchaser Ordinary Shares. At the Effective Time, every issued and outstanding Purchaser Ordinary Share (other than those described in Section 4.1.1(e) below) immediately prior to the Effective Time shall be cancelled by virtue of the Merger and converted automatically into the right to receive one Pubco Class A Ordinary Share (such consideration, the Purchaser Merger Consideration). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Surviving Entity shall be updated promptly at the Effective Time to reflect such cancellation, and each holder of a share certificate of Purchaser previously representing any such Purchaser Ordinary Share shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Class A Ordinary Shares into which such Purchaser Ordinary Shares shall have been converted in the Merger and as otherwise provided under the Cayman Companies Act.

(c)	Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Class A Ordinary Shares that would have been received by the holder thereof if such Purchaser Right had been converted upon the consummation of a Business Combination (as defined therein) in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Class A Ordinary Shares in accordance with Section 4.1.1(b) above. At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by applicable Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Class A Ordinary Shares as set forth herein.

Annex D-2

(d)	Cancellation of Capital Shares Owned by Purchaser. At the Effective Time, if there are any shares of capital stock of Purchaser that are owned by Purchaser as treasury shares, such shares shall be cancelled and extinguished without any conversion thereof or payment therefor.

(e)	Redeemed Shares. Each Purchaser Ordinary Share for which a holder has exercised its right of Redemption shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(f)	Second Merger Sub Ordinary Shares. Each Second Merger Sub Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share, par value $0.0001 per share, of the Surviving Entity; and

4.1.2 on the Effective Time, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company and the Surviving Company shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

4.2	Pubco undertakes and agrees (it being acknowledged that Pubco will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Purchaser Merger Consideration in accordance with the terms of the BCA.

4.3	The rights and restrictions attaching to the shares in the Surviving Company are set out in the amended and restated memorandum and articles of association of the Surviving Company.

4.4	From the Effective Time, the amended and restated memorandum and articles of association of the Surviving Company shall be in the form as attached in Appendix I hereto.

4.5	At the Effective Time (but not before), the Merging Company will be struck from the Register of Companies of the Cayman Islands.

5	security creditors

5.1	There are no secured creditors of either of the Constituent Companies and, as such, no consents to this Plan of Merger are required in accordance with section 233(8) of the Companies Act.

6	Directors’ Interests in the Merger

6.1	The name and address of the sole director of the Surviving Company (as defined in the Companies Act) is as follows:

Name: MA Xia

Address: Room 202, Unit 2, Building 17, New Century Garden, Youyi West Street, Dawukou District, Shizuishan City, Ningxia, China.

6.2	There are no amounts or benefits payable to any director of either of the Constituent Companies on or as a result of the Merger.

7	approvalS

7.1	This Plan of Merger has been approved by the directors of each of the Constituent Companies in accordance with section 233(3) of the Companies Act.

7.2	This Plan of Merger has been approved by the shareholder(s) of each of the Constituent Companies by way of special resolution pursuant to section 233(6) of the Companies Act.

Annex D-3

7.3	Each of the Constituent Companies agrees and undertakes with the other that it will, and will procure that any director will, give, execute and file with the Registrar such certificates, documents, declarations, undertakings and confirmations, and pay such fees, as may be required to be filed pursuant to section 233 of the Companies Act in order to consummate the Merger (the Filings).

7.4	The registered office provider of the Surviving Company shall be authorised to make the Filings with the Registrar upon instructions from the Constituent Companies.

8	termination and amendment

8.1	This Plan of Merger may be terminated by the directors of either of the Constituent Companies;

8.2	This Plan of Merger may be amended by the directors of either of the Constituent Companies to:

(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and

(b)	effect any other changes to this Plan of Merger as this Plan of Merger may expressly authorise the directors of either of the Constituent Companies to effect at his discretion.

8.3	If this Plan of Merger is terminated or amended in accordance with this clause after it has been filed with the Registrar but before it has become effective, the Constituent Companies must file or cause to be filed notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and must distribute copies of such notice in accordance with section 235(3) of the Companies Act.

9	Counterparts

9.1	This Plan of Merger may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original, and all the counterparts shall together constitute one and the same instrument.

10	Governing Law

10.1	This Plan of Merger and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of the Cayman Islands.

10.2	Each party irrevocably agrees that the courts of the Cayman Islands shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this Plan of Merger or its subject matter or formation.

IN WITNESS whereof the parties hereto have caused this Plan of Merger to be executed and delivered as a deed on the day and year first above written.

Annex D-4

Execution Page

Surviving Company

Executed and delivered as a deed by	)
Aimei Health Technology Co., Ltd	)
acting by a duly authorised director	)	(Director)

Merging Company

Executed and delivered as a deed by	)
United Hydrogen Worldwide Limited	)
acting by a duly authorised director	)	(Director)

Pubco

Executed and delivered as a deed by	)
United Hydrogen Global Inc.	)
acting by a duly authorised director	)	(Director)

Annex D-5

Appendix I

BCA

Annex D-6

Appendix II

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex D-7

Annex E

EXHIBIT A

FORM OF SELLER LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of ________, by and among (i) United Hydrogen Global Inc., an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), (ii) Aimei Investment Ltd, an exempted company incorporated with limited liability in the Cayman Islands in the capacity under the Business Combination Agreement (as defined below) as the Purchaser Representative (including any successor Purchaser Representative appointed in accordance therewith, the “Purchaser Representative”), (iii) United Hydrogen Group Inc., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), (iv) Aimei Health Technology Co., Ltd, an exempted company incorporated with limited liability in the Cayman Islands (“Purchaser”), and (v) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, on __________, Purchaser, the Purchaser Representative, Pubco, United Hydrogen Victor Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (the “First Merger Sub”), United Hydrogen Worldwide Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), and the Company entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, (a) the First Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “First Merger”), and as a result of which, (i) the Company will become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of the Company immediately prior to the effective time of the First Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive certain securities of Pubco, and (b) the Second Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Second Merger”), and as a result of which, (i) Purchaser will become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Purchaser immediately prior to the effective time of the Second Merger will no longer be outstanding and will automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which any share consideration to be issued to Holder (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Lock-Up Provisions.

(a) Holder hereby agrees not to Transfer any of its Restricted Securities during the period (the “Lock-Up Period”) commencing from the Closing of the transaction contemplated by the Business Combination Agreement (the “Closing”) and ending on the earliest of (x) the Release Date, (y) the date after the occurrence of a Change of Control, and (z) the date on which the closing sale price of the Pubco Ordinary Shares has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing at least 150 days after the Closing. For the purposes of this Agreement the term “Transfer” shall mean: (i) lend, offer, pledge (except as provided herein below), hypothecate, encumber, donate, assign, sell, offer to sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise.

Annex E-1

(b) The foregoing Section 1(a) shall not apply to the Transfer of any or all of the Restricted Securities owned by Holder (a) to Pubco’s officers or directors, any affiliates or family members of any of Pubco’s officers or directors, any members of the Sponsor (as defined in the Business Combination Agreement), or any affiliates of the Sponsor; (b) to any affiliate (as defined in Rule 405 of under the under the Securities Act of 1933, as amended) of Holder; (c) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in the case of an entity, by distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder by virtue of the laws of the jurisdiction of the Holder’s organization and the Holder’s organizational documents upon the liquidation and dissolution of Holder; (g) by private sales made in connection with the consummation of a Change of Control at prices no greater than the price at which the securities were originally purchased; (h) by virtue of the laws of the Cayman Islands or the Company’s limited liability company agreement upon dissolution of the Company; (i) in the event of Pubco’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of Pubco’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Closing; and (j) which were acquired in the PIPE Investment or in open market transactions after the Closing; provided, however, that in the case of clauses (a) through (g), it shall be a condition to such Transfer that the transferee executes and delivers to Pubco or the Purchaser Representative an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement.

(c) As used in this Agreement, the term:

(X) “Change of Control” shall mean, subsequent to the Closing, the occurrence of a transaction or a series of related transactions pursuant to which Pubco/the Company completes a liquidation, merger, share exchange, reorganization, or other similar transaction that results in all of its shareholders having the right to exchange their Pubco Ordinary Shares for cash, securities or other property; and

(Y) “Release Date” shall mean the six (6) month anniversary of the date of the Closing.

(d) If any Transfer (except for any Transfer pursuant to Section 1(b)) is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and permitted transferees and assigns thereof) effective until the end of the Lock-Up Period.

(e) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF __________, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THAT CERTAIN REPRESENTATIVE OF PURCHASER NAMED THEREIN, PURCHASER AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations applicable to Holder under the Business Combination Agreement.

Annex E-2

2	Representations and Warranties.

(a) Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of its decision to enter into and deliver this Agreement, and such Holder confirms that it has not relied on the advice of Purchaser, Purchaser’s legal counsel, or any other person.

(b) Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of Pubco, or any economic interest in or derivative of such stock, other than those shares of Pubco capital stock specified on the signature page hereto. For purposes of this Agreement, the term Restricted Securities shall also include any shares of Pubco capital stock acquired by Holder during the Lock-Up Period, if any.

(c) No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

3	Miscellaneous.

(a) Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder and Purchaser are personal to Holder and Purchaser, as applicable, and may not be transferred or delegated by Holder or Purchaser at any time. Pubco may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder (but from and after the Closing, the consent of the Purchaser Representative shall be required which shall not be unreasonably withheld). If the Purchaser Representative is replaced in accordance with the terms of the Business Combination Agreement, the replacement Purchaser Representative shall automatically become a party to this Agreement as if it were the original Purchaser Representative hereunder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the City of New York, in the State of New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 3(g). Nothing in this Section 3(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

Annex E-3

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(e).

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Pubco: United Hydrogen Global Inc. 3rd Floor, Building 3, No. 715 Yingshun Road, Qingpu District, Shanghai, PRC 201799 Attn: Yaqi Han Telephone No.: +86-18294434089 Email: mia@efficientpower.cn	with a copy (which will not constitute notice) to: MagStone Law, LLP 415 S Murphy Ave Sunnyvale, CA 94086 Attn: Meng (Mandy) Lai, Esq. Telephone No.: (650) 513-2555 Email: laimeng@magstonelaw.com

If to the Company, to:

United Hydrogen Group Inc.

3rd Floor, Building 3, No. 715 Yingshun Road,

Qingpu District, Shanghai, PRC 201799

Attn: Yaqi Han

Telephone No.: +86-18294434089

Email: mia@efficientpower.cn

With a copy to (which shall not constitute notice): MagStone Law, LLP 415 S Murphy Ave Sunnyvale, CA 94086 Attn: Meng (Mandy) Lai, Esq. Telephone No.: (650) 513-2555 Email: laimeng@magstonelaw.com

Annex E-4

If to Purchaser or the Purchaser Representative, to:

Aimei Health Technology Co, Ltd.

10 East 53rd Street, Suite 3001 New York, NY 10022

Attn: Xie Junheng

Telephone No.: +86-13758131392

Email: Xiejunheng@aimeihealth.com

With a copy to (which shall not constitute notice):

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq.; Guillaume de Sampigny, Esq.

Email: yli@htflawyers.com;

gdesampigny@htflawyers.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li, Esq.; Guillaume de Sampigny, Esq.

Email: yli@htflawyers.com;

gdesampigny@htflawyers.com

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco, the Company, Purchaser (as represented by the Purchaser Representative) and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Pubco, the Company and Purchaser (as represented by the Purchaser Representative) shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Pubco, the Company and Purchaser (as represented by the Purchaser Representative) or any of the obligations of Holder under any other agreement between Holder and Pubco, the Company or Purchaser (as represented by the Purchaser Representative) or any certificate or instrument executed by Holder in favor of Pubco, the Company or Purchaser (as represented by the Purchaser Representative), and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Pubco, the Company or Purchaser (as represented by the Purchaser Representative) or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Email. This Agreement may also be executed and delivered by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

Annex E-5

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Pubco:

UNITED HYDROGEN GLOBAL INC.

By:
Name:
Title:

Company:

UNITED HYDROGEN GROUP INC.

By:
Name:
Title:

Annex E-6

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Purchaser:

AIMEI HEALTH TECHNOLOGY CO, LTD.

By:
Name:
Title:

Purchaser Representative:

AIMEI INVESTMENT LTD

By:
Name:
Title:

[Signature Page to Seller Lock-Up Agreement]

Annex E-7

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:

Address for Notice:

Address:

Facsimile No:

Telephone No:

Email:

[Signature Page to Seller Lock-Up Agreement]

Annex E-8

Annex F

June 19, 2024

Board of the Directors

Aimei Health Technology Co., Ltd.

10 East 53rd Street, Suite 3001

New York, NY 10022

Members of the Board of Directors:

Aimei Health Technology Co., Ltd. (the “Company” or “Aimei Health”) has engaged CHFT Advisory and Appraisal Limited. (“CHFT”), to serve to the board of directors (the “Board of Directors”) of the Company to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company of the consideration in the contemplated transaction described below (the “Proposed Transaction”).

Background of the Proposed Transaction

We understand that Aimei Health intend to enter into a Business Combination Agreement (the “Agreement”) and plan of merger.

We understand that the Agreement is to be made and entered into by and among (i) Aimei Health (“Purchaser”), (ii) Aimei Investment Ltd, the representative for Purchaser and the shareholders of Purchaser (“Purchaser Representative”), (iii) United Hydrogen Global Inc., an exempted company incorporated with limited liability in the Cayman Islands (“Pubco”), (iv) United Hydrogen Victor Limited., a wholly owned subsidiary of Pubco (“First Merger Sub”), (v) United Hydrogen Worldwide Limited., a wholly owned subsidiary of Pubco (“Second Merger Sub”), and (vi) United Hydrogen Group Inc.( the “Target” or “United Hydrogen”).

Pursuant to the Agreement, (a) First Meger Sub will merge with and into the United Hydrogen (the “First Merge”), with United Hydrogen surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding shares of the United Hydrogen being converted into the right to receive shares of Pubco; and (b) Second Merger Sub will merge with and into Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”), with Purchaser surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Purchaser being converted into the right to receive shares of Pubco.

Under the Agreement, the aggregate consideration is One Billion and Five Hundred Million U.S. Dollars ($1,500,000,000) (the “Aggregate Merger Consideration Amount” or “Consideration”), which will be paid entirely in newly issued ordinary shares of Pubco.

Scope of Analysis

In connection with this Opinion, CHFT has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. CHFT also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general. CHFT’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	United Hydrogen’s financial statements for the years ended December 31, 2023 and 2022;

b.	Contracts of United Hydrogen with major suppliers and customers;

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c.	Other internal documents relating to the history, current operations, and probable future outlook of the United Hydrogen, including financial projections for the years 2024 through 2026, prepared by the United Hydrogen, updated for current market conditions by Company management, and provided to us by management of the Company (the “Financial Projections”); and

d.	A draft of the Business Combination Agreement.

2.	Discussed with various members of senior management of the United Hydrogen and Company, concerning historical and current operations, financial conditions and Financial Projections of United Hydrogen,

3.	Discussed with senior management of the Company concerning background and other elements of the Proposed Transaction;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of selected public companies that CHFT deemed relevant. CHFT also considered the discounted cash flow method. United Hydrogen’s management, however, was unable to provide financial forecasts for a sufficiently long period of time, so this method was not feasible. CHFT also evaluated the cost approach, but it was deemed unsuitable as it does not capture the future economic benefits of the company’s assets, especially given that United Hydrogen is expected to continue growing in the foreseeable future. The cost approach is typically used for companies that are not expected to operate as going concerns; and

5.	Conducted such other analyses and considered such other factors as we considered appropriate in rendering this opinion.

Assumptions, Qualifications and Limiting Conditions

In our review and analysis and in rendering this opinion, we have assumed and relied upon, completeness and fair presentation of all financial and other information that was provided to us by the Company, Target or that was publicly available to us. This opinion is expressly conditioned upon such information being complete, accurate and fair in all respects material to our analysis.

We have further relied upon the assurance of management of the Target and Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. Our analyses were based, among other things, on the Financial Projections of the Target furnished to us by senior management of the Target and Company. With respect to the Financial Projections, we note that projecting future results of any company is inherently subject to uncertainty. We express no opinion as to the Financial Projections or the assumptions on which they are based. In addition, in rendering this opinion, we have assumed that the Financial Projections have been reasonably prepared by management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of the Target, and that the Financial Projections and the assumptions derived therefrom provide a reasonable basis for our opinion. Although the Financial Projections did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to the Financial Projections could affect the opinion rendered herein.

We have prepared this Opinion as of the date hereof. This Opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion.

In our review, we did not obtain or receive any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Target, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on financial, economic, regulatory, market and other conditions existing. We have made no independent investigation of any legal or accounting matters affecting the Target.

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In rendering this opinion we have also assumed that: (i) the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed; (ii) in all respects material to our analysis that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Proposed Transaction will be satisfied without waiver thereof which would affect the amount or timing of receipt of the Consideration; (iii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iv) all material assets and liabilities of the Target were as set forth in the consolidated financial statements provided to us by the Company as of the respective dates of such financial statements.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Proposed Transaction, or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Proposed Transaction and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such Proposed Transaction.

Our opinion does not address the relative merits of the transactions contemplated by the Agreement as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Proposed Transaction or the terms of the Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of ordinary shares of Company should vote or act on any matter relevant to the Agreement. Our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent. Notwithstanding the foregoing, if required by law, our opinion may be included in the Company’s proxy statement or similar disclosure document with respect to the Proposed Transaction.

Disclosure of Relationships

CHFT will receive a customary fee for the services pursuant to the engagement letter, which will be payable upon delivery of this opinion. The Company has agreed to indemnify CHFT against certain liabilities arising out of or in connection with the services rendered and to be rendered by CHFT under such engagement letter. Except for the aforementioned compensation, CHFT has not received, and will not receive, any other payment or compensation, including any compensation contingent upon the successful consummation of the business combination.

During the two-year period prior to the date of CHFT’s opinion, no material relationship existed between CHFT or its affiliate or unaffiliated representatives and Company or any of its affiliates pursuant to which compensation was received by CHFT. CHFT may seek to provide valuation and consultancy services to the Company, or its respective affiliates in the future, for which CHFT would seek customary compensation. However, any such future relationship is not contemplated.

CHFT is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs, restructurings, securities offerings in both private and public capital markets and valuations for corporate and other purposes.

Conclusion

Based upon and subject to the foregoing, and in reliance thereon, CHFT is of the opinion that as of the date hereof the Consideration being paid in the Proposed Transaction is fair from a financial point of view to the Company.

Yours faithfully,

CHFT Advisory and Appraisal Limited

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